As filed with the Securities and Exchange Commission on December 29, 2023

File No. 333-273901

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BANCORP 34, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	74-2819148 (IRS Employer Identification Number)

8777 E. Hartford Drive, Suite 100

Scottsdale, Arizona 85255
(623) 334-6064

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James T. Crotty Chief Executive Officer and President Bancorp 34, Inc. 8777 E. Hartford Drive, Suite 100 Scottsdale, Arizona 85255 (623) 334-6064

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Brennan Ryan	James T. Crotty	Christian Otteson
John M. Willis	Chief Executive Officer and President	Bo Anderson
Nelson Mullins Riley & Scarborough LLP	Bancorp 34, Inc.	Otteson Shapiro LLP
Atlantic Station	8777 E. Hartford Drive, Suite 100	7979 E. Tufts Avenue, Suite 1600 Denver, Colorado 80237 (720) 488-0220
201 17th Street NW, Suite 1700 Atlanta, Georgia 30363	Scottsdale, Arizona 85255 (623) 334-6064
(404) 322-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 11, 2023, Bancorp 34, Inc., a Maryland corporation (“Bancorp 34”, “we”, “us” or “our”) filed a registration statement, as amended, with the Securities and Exchange Commission (the “SEC”) on Form S-4 (File No. 333-273901) (the “Registration Statement”). The Registration Statement was declared effective by the SEC on November 13, 2023. The Registration Statement to which this Post-Effective Amendment relates was filed to register shares of our common stock to be issued by us, to shareholders of CBOA Financial, Inc., an Arizona corporation (“CBOA”), pursuant to the merger of CBOA with and into Bancorp 34 (the “Merger”) under an Agreement and Plan of Merger, dated as of April 27, 2023, by and between CBOA and Bancorp 34 (the “Merger Agreement”).

On December 21, 2023, Bancorp 34 and CBOA entered into an amendment to the Merger Agreement, pursuant to which, among other things, the consideration to be paid to CBOA shareholders in the Merger was increased by an increase in the exchange ratio from 0.24 to 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock outstanding. The increase in the exchange ratio resulted in the necessity to register an additional 235,858 shares (the “Additional Shares”) of our common stock to be issued in the Merger. Upon the SEC declaring effective this Post-Effective Amandment No. 1 to the Registration Statement, pursuant to Securities Act Rule 462(b). We will file a registration statement registering the Additional Shares.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Bancorp 34, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 29 , 2023

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Bancorp 34, Inc. and CBOA Financial, Inc.:

On April 27, 2023, Bancorp 34, Inc., which we refer to as “Bancorp 34,” and CBOA Financial, Inc., which we refer to as “CBOA,” entered into an Agreement and Plan of Merger, as amended, which we refer to as the “merger agreement,” that provides for the combination of Bancorp 34 and CBOA. Under the merger agreement, CBOA will merge with and into Bancorp 34, with Bancorp 34 remaining as the surviving entity, in a transaction we refer to as the “merger.” Immediately following the completion of the merger or at such later time as the parties may mutually agree, CBOA’s wholly-owned subsidiary, Commerce Bank of Arizona, an Arizona chartered banking corporation, will merge with and into Bancorp 34’s wholly-owned subsidiary, Bank 34, a federally charted stock covered savings association, with Bank 34 as the surviving bank, in a transaction we refer to as the “bank merger.”

If the merger is completed, each outstanding share of CBOA common stock will be converted into the right to receive 0.2628 shares of Bancorp 34 common stock, plus cash in lieu of fractional shares, except for treasury stock or shares owned by Bancorp 34 or CBOA, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, which will be cancelled, and shares held by shareholders who properly exercise dissenters’ rights.

Bancorp 34 common stock is quoted on the OTC Markets Groups, Inc.’s OTCQB Venture Market under the symbol “BCTF.” The closing price of Bancorp 34’s common stock on the OTCQB Venture Market on April 27, 2023, the last day that there were trades in Bancorp 34 common stock before the public announcement of the merger, was $10.85 per share. OTCQB Venture Market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. We urge you to obtain current market quotations for Bancorp 34 common stock. The shares of Bancorp 34 common stock that will be issued to CBOA shareholders in the merger will be freely transferable.

CBOA common stock is quoted on the OTC Markets Groups, Inc.’s Pink Open Market under the symbol “CBOF.” The closing price of CBOA common stock on the Pink Open Market on April 24, 2023, the last day that there were trades in CBOA common stock before the public announcement of the merger, was $2.80 per share. OTC Pink Open Market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. We urge you to obtain current market quotations for CBOA common stock.

Based on the number of shares of CBOA common stock outstanding as of December 29, 2023, the total number of shares of Bancorp 34 common stock expected to be issued in connection with the merger is approximately 2,731,620 shares. In addition, based on the number of outstanding shares of Bancorp 34 common stock and CBOA common stock as of December 29, 2023, and based on the exchange ratio of 0.2628 , it is expected that Bancorp 34 stockholders will hold approximately 63.2% and CBOA shareholders will hold approximately 36.8% of the issued and outstanding shares of Bancorp 34 voting and non-voting common stock immediately following the closing of the merger.

CBOA will hold a special meeting of its shareholders in connection with the merger. CBOA shareholders will be asked to vote to adopt and approve the merger agreement as described in this joint proxy statement/prospectus. CBOA shareholders will also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement, as described in this joint proxy statement/prospectus. Certain CBOA shareholders have entered into voting and support agreements with Bancorp 34 pursuant to which they have agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements.

The special meeting of CBOA shareholders will be held on [•] at [•] a.m. , local time, at 7315 N. Oracle Road, Suite 181, Tucson, AZ 85704.

The CBOA board of directors has determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of CBOA and its shareholders and authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and recommends that CBOA shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the CBOA special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement.

Bancorp 34 will hold a special meeting of its stockholders in connection with the merger. Bancorp 34 stockholders will be asked to vote to adopt and approve the merger agreement as described in this joint proxy statement/prospectus. Bancorp 34 stockholders will also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement, as described in this joint proxy statement/prospectus. Certain Bancorp 34 stockholders have entered into voting and support agreements with CBOA pursuant to which they have agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements.

The special meeting of Bancorp 34 stockholders will be held on [•] at [•] a.m. , local time, at Three Scottsdale Landing, 8777 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

The Bancorp 34 board of directors has unanimously determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Bancorp 34 and its stockholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that Bancorp 34 stockholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the Bancorp 34 special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement.

This document, which serves as a proxy statement for the special meeting of CBOA shareholders and the Bancorp 34 stockholders and as a prospectus for the shares of Bancorp 34 common stock to be issued in the merger to CBOA shareholders, describes the special meeting of CBOA shareholders, the special meeting of the Bancorp 34 stockholders, the merger, the documents related to the merger, and other related matters. Please carefully read this entire joint proxy statement/prospectus. In particular, you should carefully read the information under the section entitled “Risk Factors” beginning on page 33.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Bancorp 34 or CBOA, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is [   ], and it is first being mailed or otherwise delivered to CBOA shareholders and Bancorp 34 stockholders on or about [   ].

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•]

To the Stockholders of Bancorp 34, Inc.:

We are pleased to invite you to attend the special meeting of stockholders, which we refer to as the Bancorp 34 special meeting, of Bancorp 34, Inc. (which we refer to as “Bancorp 34”), to be held on [•] at [•] a.m. local time, at Three Scottsdale Landing, 8777 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255, for the following purposes:

1.	To consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 27, 2023, as amended, by and between CBOA Financial, Inc., which we refer to as “CBOA” and Bancorp 34, as it may be further amended from time to time, which we refer to as the “merger agreement,” a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, under which CBOA will merge with and into Bancorp 34 with Bancorp 34 as the surviving corporation in the merger, which we refer to as the “Bancorp 34 merger proposal”; and
2.	To consider and vote on the proposal to adjourn the Bancorp 34 special meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the Bancorp 34 merger proposal, which we refer to as the “adjournment proposal.”

The Bancorp 34 board of directors has set [•] as the record date for the Bancorp 34 special meeting. Only holders of record of Bancorp 34 common stock entitled to vote on the above proposals at the close of business on [•] will be entitled to notice of and to vote at the Bancorp 34 special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Bancorp 34 special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Bancorp 34 common stock.

The affirmative vote the majority of the outstanding shares of Bancorp 34 common stock entitled to vote thereon is required to approve the Bancorp 34 merger proposal. Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Bancorp 34 common stock entitled to vote. Bancorp 34 will transact no other business at the special meeting, except for business properly brought before the Bancorp 34 special meeting or any adjournment or postponement thereof. Certain Bancorp 34 stockholders have entered into voting and support agreements with CBOA pursuant to which they have agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements.

Bancorp 34 stockholders must approve the Bancorp 34 merger proposal in order for the merger to occur. If Bancorp 34 stockholders fail to approve the Bancorp 34 merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Bancorp 34 special meeting. Please review the joint proxy statement/prospectus and its annexes carefully and in their entirety.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF Bancorp 34 COMMON STOCK YOU OWN. Whether or not you plan to attend the Bancorp 34 special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Bancorp 34 board of directors has unanimously determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Bancorp 34 and its stockholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that Bancorp 34 stockholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the Bancorp 34 special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Bancorp 34 merger proposal.

If you have any questions or need assistance with voting, please contact Kevin Vaughn at (623) 334-6064.

If you plan to attend the Bancorp 34 special meeting in person, please bring valid photo identification. Bancorp 34 stockholders that hold their shares of Bancorp 34 common stock in “street name” are required to bring valid photo identification and proof of stock ownership in order to attend the Bancorp 34 special meeting, and a legal proxy, executed in such stockholder’s favor, from the record holder of such stockholder’s shares, such as a broker, bank or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS,

James T. Crotty
President and Chief Executive Officer

[   ], 202[•]

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [•]

To the Shareholders of CBOA Financial, Inc.:

We are pleased to invite you to attend the special meeting of shareholders, which we refer to as the CBOA special meeting, of CBOA Financial, Inc. (which we refer to as “CBOA”), to be held on [•] at [•] a.m. local time, at 7315 N. Oracle Road, Suite 181, Tucson, AZ 85704, for the following purposes:

1.	To consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 27, 2023, as amended, by and between Bancorp 34, Inc., which we refer to as “Bancorp 34” and CBOA, as it may be further amended from time to time, which we refer to as the “merger agreement,” a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, under which CBOA will merge with and into Bancorp 34, with Bancorp 34 as the surviving corporation in the merger, which we refer to as the “CBOA merger proposal”; and
2.	To consider and vote on the proposal to adjourn the CBOA special meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the CBOA merger proposal, which we refer to as the “adjournment proposal.”

The CBOA board of directors has set [•] as the record date for the CBOA special meeting. Only holders of record of CBOA common stock at the close of business on [•] will be entitled to notice of and to vote at the CBOA special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the CBOA special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of CBOA common stock.

The affirmative vote of majority of the outstanding shares of CBOA common stock entitled to vote thereon is required to approve the CBOA merger proposal. Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of CBOA common stock entitled to vote. CBOA will transact no other business at the special meeting, except for business properly brought before the CBOA special meeting or any adjournment or postponement thereof. Certain CBOA shareholders have entered into voting and support agreements with Bancorp 34 pursuant to which they have agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements.

CBOA shareholders must approve the CBOA merger proposal in order for the merger to occur. If CBOA shareholders fail to approve the CBOA merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the CBOA special meeting. Please review the joint proxy statement/prospectus and its annexes carefully and in their entirety.

CBOA shareholders who do not vote in favor of the proposal to adopt and approve the merger agreement, and who object in writing to the merger prior to the special meeting and comply with all the requirements of the laws of the State of Arizona, which are summarized in the accompanying joint proxy statement/prospectus and reproduced in their entirety in Annex D to the accompanying joint proxy statement/prospectus, will be entitled to dissenters’ rights of appraisal to obtain the fair value of their shares of CBOA common stock.

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YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF CBOA COMMON STOCK YOU OWN. Whether or not you plan to attend the CBOA special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The CBOA board of directors has determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of CBOA and its shareholders and authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and recommends that CBOA shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the CBOA special meeting, if necessary or appropriate, to solicit additional proxies in favor of the CBOA merger proposal.

If you have any questions or need assistance with voting, please contact Heather Hansen at (520) 544-6516.

If you plan to attend the CBOA special meeting in person, please bring valid photo identification. CBOA shareholders that hold their shares of CBOA common stock in “street name” are required to bring valid photo identification and proof of stock ownership in order to attend the CBOA special meeting, and a legal proxy, executed in such shareholder’s favor, from the record holder of such shareholder’s shares, such as a broker, bank or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS,

Chris Webster
President and Chief Executive Officer

[   ], 202[•]

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ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a Registration Statement on Form S-4 filed with the SEC by Bancorp 34, constitutes a prospectus of Bancorp 34 under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of Bancorp 34 common stock to be offered to CBOA shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a notice of meeting and proxy statement being used by the Bancorp 34 board of directors and CBOA board of directors to solicit proxies of CBOA shareholders and Bancorp 34 stockholders in connection with approval of the merger and related matters.

All references in this joint proxy statement/prospectus to “Bancorp 34” refer to Bancorp 34, Inc., a Maryland corporation and all references to “Bank 34” refer to Bank 34, a covered savings association.

All references in this joint proxy statement/prospectus to “CBOA” refer to CBOA Financial Inc., an Arizona corporation, and all references to “Commerce Bank” refer to Commerce Bank of Arizona, an Arizona charted banking corporation.

All references in this joint proxy statement/prospectus to the “combined company” refer to Bancorp 34 immediately following completion of the merger.

All references in this joint proxy statement/prospectus to “Bancorp 34 common stock” refer to the voting common stock of Bancorp 34, par value $0.01 per share, and all references in this joint proxy statement/prospectus to “CBOA common stock” refer to the common stock of CBOA, no par value per share.

All references in this joint proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger dated April 27, 2023, by and between Bancorp 34 and CBOA , as amended by Amendment No. 1 to Agreement and Plan of Merger dated December 21, 2023 .

All references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Bancorp 34 and CBOA collectively, unless otherwise indicated or as the context requires.

WHERE YOU CAN FIND MORE INFORMATION

No information regarding Bancorp 34 or CBOA has been incorporated by reference into this joint proxy statement/prospectus.

Bancorp 34 and CBOA do not currently have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” are not currently subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly do not currently file documents and reports with the SEC pursuant to such sections.

Bancorp 34 has filed a Registration Statement on Form S-4 to register with the SEC the shares of Bancorp 34 common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is available, free of charge, by accessing the SEC’s website at http://www.sec.gov, or by requesting them from Bancorp 34 or CBOA in writing or by telephone at the addresses below:

Bancorp 34, Inc. 8777 E. Hartford Drive, Suite 100 Scottsdale, AZ 85255 Attention: Kevin Vaughn (623) 334-6064	CBOA Financial, Inc. 7315 North Oracle Road, Suite 181 Tucson, AZ 85704 Attention: Heather Hansen (520) 544-6516

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You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [•] in order to receive them before the CBOA special meeting, no later than [•] in order to receive them before the Bancorp 34 special meeting, and no later than five business days before the date of the applicable special meeting. This means that holders of Bancorp 34 common stock requesting documents must do so by [•] in order to receive them before the Bancorp 34 special meeting, and holders of CBOA common stock requesting documents must do so by [•] in order to receive them before the CBOA special meeting.

No person has been authorized to give any information or make any representation about the merger or Bancorp 34 or CBOA that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to Bancorp 34 stockholders or CBOA shareholders nor the issuance of Bancorp 34 common stock in the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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MARKET AND INDUSTRY DATA

This joint proxy statement/prospectus includes government, industry and trade association data, forecasts and information that Bancorp 34 and CBOA have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Statements as to market position are based on market data currently available to Bancorp 34 and CBOA. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although Bancorp 34 and CBOA believe these sources are reliable, Bancorp 34 and CBOA have not independently verified the information. Some data is also based on Bancorp 34’s and CBOA’s good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Bancorp 34 and CBOA believe their internal research is reliable, even though such research has not been verified by any independent sources. While Bancorp 34 and CBOA are not aware of any misstatements regarding industry data presented herein, Bancorp 34’s and CBOA’s estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this joint proxy statement/prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this joint proxy statement/prospectus.

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Adverse Recommendation Change	129
Conditions to Complete the Merger	129
Termination of the Merger Agreement	131
Effect of Termination	132

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the merger and the Bancorp 34 and CBOA special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this joint proxy statement/prospectus.

Q:	What is the merger?
A:	Bancorp 34 and CBOA have entered into an Agreement and Plan of Merger, dated as of April 27, 2023, as amended on December 21, 2023, and as such agreement may be further amended from time to time. Under the merger agreement, CBOA will merge with and into Bancorp 34, with Bancorp 34 remaining as the surviving entity, in a transaction we refer to as the “merger.” Immediately following the completion of the merger, CBOA’s wholly-owned subsidiary, Commerce Bank of Arizona, an Arizona chartered banking corporation, will merge with and into Bancorp 34’s wholly-owned subsidiary, Bank 34, a covered savings association, with Bank 34 as the surviving bank, in a transaction we refer to as the “bank merger.”

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.

The merger cannot be completed unless, among other things, CBOA’s shareholders approve the CBOA merger proposal and Bancorp 34’s stockholders approve the Bancorp 34 merger proposal.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:	In order to complete the merger, among other things:
•	Bancorp 34’s stockholders must approve the Bancorp 34 merger proposal; and
•	CBOA’s shareholders must approve the CBOA merger proposal.

Each of Bancorp 34 and CBOA is sending this joint proxy statement/prospectus to its shareholders to help them decide how to vote their shares of common stock with respect to such matters to be considered at their respective special meetings of stockholders and shareholders.

Information about these meetings, the merger and the other business to be considered by Bancorp 34 stockholders at its special meeting or by CBOA shareholders at its special meeting, as applicable, is contained in this joint proxy statement/prospectus and you should read it carefully and in its entirety.

This document constitutes both a joint proxy statement of Bancorp 34 and CBOA and a prospectus of Bancorp 34. It is a joint proxy statement because each of the boards of directors of Bancorp 34 and CBOA is soliciting proxies from their shareholders using this document. It is a prospectus because Bancorp 34, in connection with the merger, will issue shares of Bancorp 34 common stock to CBOA shareholders, and this joint proxy statement/prospectus contains information about that common stock.

The enclosed materials allow you to have your shares of Bancorp 34 or CBOA common stock voted by proxy without attending their respective special meetings. Your vote is important and we encourage you to submit your proxy as soon as possible whether or not you plan to attend the Bancorp 34 special meeting or CBOA special meeting, as applicable.

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Q:	What will CBOA shareholders receive in the merger?
A:	If the merger is completed, each outstanding share of CBOA common stock will be converted into the right to receive 0.2628 shares of Bancorp 34 common stock (which we refer to as the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”), except for treasury stock or shares owned by Bancorp 34 or CBOA, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, which will be cancelled, and shares held by CBOA shareholders who properly exercise dissenters’ rights. Bancorp 34 will not issue any fractional shares of Bancorp 34 common stock in the merger. Instead, a CBOA shareholder who otherwise would have received a fraction of a share of Bancorp 34 common stock will receive an amount in cash (without interest) equal to such fractional part of a share of Bancorp 34 common stock multiplied by $12.16.
For example, if you own 105 shares of CBOA common stock at the effective time of the merger, in the merger, you will receive 27 shares of Bancorp 34 common stock (calculated by multiplying your 105 shares by the 0.2628 exchange ratio) and $ 7.22 in cash, the value of the fractional 0.594 share of Bancorp 34 common stock (calculated by multiplying the 0.594 fraction of a share by $12.16).
Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:	Yes. The value of the merger consideration may fluctuate based upon the market value for Bancorp 34 common stock between the date of this joint proxy statement/prospectus and the completion of the merger. CBOA shareholders will receive 0.2628 share of Bancorp 34 common stock for each share of CBOA common they hold. Any fluctuation in the market price of Bancorp 34 common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Bancorp 34 common stock that CBOA shareholders may receive.

Based on the closing price of Bancorp 34 common stock on April 27, 2023, the last full trading day before the public announcement of the merger agreement, of $10.85 per share, the exchange ratio represented approximately $ 2.85 in value for each share of CBOA stock to be converted into Bancorp 34 common stock. Based on the most recent reported closing sale price of Bancorp 34 common stock on [      ], 2023 of $[      ] per share, the exchange ratio represented $[      ] in value for each share of CBOA stock to be converted into Bancorp 34 common stock. The market price of shares of Bancorp 34 common stock when CBOA shareholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of Bancorp 34 common stock on the date of this joint proxy statement/prospectus or at the time of the CBOA special meeting or any adjournment of postponement thereof.

Q:	What will happen to shares of Bancorp common stock in the merger?
A:	Nothing. Each share of Bancorp 34 common stock outstanding will remain outstanding as a share of Bancorp 34 common stock following the effective time of the merger.
Q:	How will the merger affect CBOA restricted stock units?
A:	Under the merger agreement, at the effective time of the merger, each outstanding CBOA restricted stock unit will vest (with any performance-based vesting condition applicable to such restricted stock unit deemed to have been achieved to the extent set forth in the award agreement applicable to such CBOA restricted stock unit) and be cancelled and converted automatically into the right to receive the merger consideration with respect to each share of CBOA common stock underlying such restricted stock unit.
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Q:	What are the U.S. federal income tax consequences of the merger to CBOA shareholders?
A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” It is a condition to the completion of the merger that Bancorp 34 and CBOA receive written opinions from their respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of CBOA common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of CBOA common stock for shares of Bancorp 34 common stock pursuant to the merger, except with respect to any cash received in lieu of fractional shares of Bancorp 34 common stock or from the exercise of dissenters’ rights. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 137 . CBOA shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Q:	If I am a CBOA shareholder, should I send in my CBOA stock certificate(s) now?
A:	No. Please do not send in your CBOA stock certificate(s) with your proxy. After the merger closes, an exchange agent will send you instructions for exchanging CBOA stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”
Q:	When and where is the Bancorp 34 special meeting and the CBOA special meeting?
A:	Bancorp 34 Special Meeting. The Bancorp 34 special meeting will be held on [•] at [•] a.m. , local time at Three Scottsdale Landing, 8777 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255.
CBOA Special Meeting. The CBOA special meeting will be held on [•] at [•] a.m. , local time at 7315 N. Oracle Road, Suite 181, Tucson, AZ 85704.
Q:	What are Bancorp 34 stockholders and CBOA shareholders being asked to vote on at the Bancorp 34 special meeting and the CBOA Special Meeting?
A:	Bancorp 34 Special Meeting. Bancorp 34 is soliciting proxies from its stockholders with respect to the following proposals:
•	a proposal to adopt and approve the merger agreement, which we refer to as the “Bancorp 34 merger proposal”; and
•	a proposal to adjourn the Bancorp 34 special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the Bancorp 34 merger proposal, which we refer to as the “adjournment proposal.”

CBOA Special Meeting. CBOA is soliciting proxies from its shareholders with respect to the following proposals:

•	a proposal to adopt and approve the merger agreement, which we refer to as the “CBOA merger proposal”; and
•	a proposal to adjourn the CBOA special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the CBOA merger proposal, which we refer to as the “adjournment proposal.”
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Q:	What constitutes a quorum at each special meeting?
A:	Bancorp 34 Special Meeting. The stockholders present at the Bancorp 34 special meeting in person or by proxy who, as of the Bancorp 34 record date, were holders of at least a majority of the outstanding shares of Bancorp 34 common stock entitled to vote at the Bancorp 34 special meeting, constitutes a quorum. Abstentions will be included in determining the number of shares present at the Bancorp 34 special meeting for the purpose of determining the presence of a quorum.

CBOA Special Meeting. The shareholders present at the CBOA special meeting in person or by proxy who, as of the CBOA record date, were holders of at least a one-third of the outstanding shares of CBOA common stock entitled to vote at the CBOA special meeting, constitutes a quorum. Abstentions will be included in determining the number of shares present at the CBOA special meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the Bancorp 34 special meeting?
A:	Bancorp 34 Merger proposal
•	Standard: Approval of the Bancorp 34 merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Bancorp 34 common stock entitled to vote. Bancorp 34 stockholders must approve the Bancorp 34 merger proposal in order for the merger to occur. If Bancorp 34 stockholders fail to approve the Bancorp 34 merger proposal, the merger will not occur.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the Bancorp 34 merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal

•	Standard: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Bancorp 34 common stock entitled to vote. If Bancorp 34 stockholders fail to approve the adjournment proposal, but approve the Bancorp 34 merger proposal, the merger may nonetheless occur.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

A total of 868,149 shares of Bancorp 34 common stock, representing approximately 22.41% of the outstanding shares of Bancorp 34 common stock entitled to vote at the Bancorp 34 special meeting are subject to voting and support agreements among Bancorp 34, CBOA and the holders of such shares. In exchange for these agreements, the only consideration provided to the holders of such shares was the execution of the merger agreement by CBOA.

For information regarding the voting and support agreements between CBOA and certain holders of shares of Bancorp 34 common stock, see “Bancorp 34 Special Meeting of Stockholders—Shares Subject to Voting and Support Agreements.”

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Q:	What is the vote required to approve each proposal at the CBOA special meeting?
A:	CBOA Merger proposal
•	Standard: Approval of the CBOA merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of CBOA common stock entitled to vote. CBOA shareholders must approve the CBOA merger proposal in order for the merger to occur. If CBOA shareholders fail to approve the CBOA merger proposal, the merger will not occur.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the CBOA merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal

•	Standard: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of CBOA common stock entitled to vote. If CBOA shareholders fail to approve the adjournment proposal, but approve the CBOA merger proposal, the merger may nonetheless occur.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

A total of 1,684,899 shares of CBOA common stock, representing approximately 16.2% of the outstanding shares of CBOA common stock entitled to vote at the CBOA special meeting are subject to voting and support agreements among CBOA, Bancorp 34 and the holders of such shares. In exchange for these agreements, the only consideration provided to the holders of such shares was the execution of the merger agreement by Bancorp 34.

For information regarding the voting and support agreements between Bancorp 34 and certain holders of shares of CBOA common stock, see “CBOA Special Meeting of Shareholders—Shares Subject to Voting and Support Agreements.”

Q:	How does the Bancorp 34 board of directors and the CBOA board of directors recommend that I vote?
A:	Bancorp 34. The Bancorp 34 board of directors unanimously recommends that you vote “FOR” the Bancorp 34 merger proposal and “FOR” the adjournment proposal.
CBOA. The CBOA board of directors recommends that you vote “FOR” the CBOA merger proposal and “FOR” the adjournment proposal.
Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting of shareholders. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your bank, broker or other nominee if your shares are held in “street name” by a bank, broker or other nominee.
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Q:	How do I vote my shares?
A:	If you are a stockholder of record of Bancorp 34 as of [•] , the record date for the Bancorp 34 special meeting, you may submit your proxy before the Bancorp 34 special meeting in any of the following ways:
•	by mail, by completing, signing, dating and returning the enclosed proxy card to Vote Processing, c/o Continental Stock Transfer & Trust Co., 1 State Street, New York, NY 10004 using the enclosed postage-paid envelope;
•	by telephone, by calling toll-free 1-866-894-0536 and following the recorded instructions; or
•	via the Internet, by accessing the website www.cstproxyvote.com and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the Bancorp 34 special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received before the Bancorp 34 special meeting.

If you are a Bancorp 34 stockholder as of the Bancorp 34 record date, you may also cast your vote in person at the Bancorp 34 special meeting. If you plan to attend the Bancorp 34 special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Bancorp 34 reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the Bancorp 34 special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Vote Processing, c/o Continental Stock Transfer & Trust Co. in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the Bancorp 34 special meeting.

Participants in the Bank 34 Employee Stock Ownership Plan

If you participate in the Bank 34 Employee Stock Ownership Plan (the “ESOP”), you will receive a Vote Authorization Form for the ESOP that reflects all of the shares you may direct the trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the proportionate interest of shares of our common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of our common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions, subject to a determination that such vote is in the best interest of ESOP participants. The deadline for returning your ESOP Vote Authorization Form is [•] at 11:59 p.m. Eastern time. The telephone and internet voting deadline for ESOP participants is also 11:59 p.m. Eastern time on [•] .

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the Bancorp 34 special meeting.

If you are a shareholder of record of CBOA as of [•] , the record date for the CBOA special meeting, you may submit your proxy before the CBOA special meeting in any of the following ways:

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•	by mail, by completing, signing, dating and returning the enclosed proxy card to Vote Processing, c/o Continental Stock Transfer & Trust Co., 1 State Street, New York, NY 10004 using the enclosed postage-paid envelope;
•	by telephone, by calling toll-free 1-866-894-0536 and following the recorded instructions; or
•	via the Internet, by accessing the website www.cstproxyvote.com and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the CBOA special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received before the CBOA special meeting.

If you are a CBOA shareholder as of the CBOA record date, you may also cast your vote in person at the CBOA special meeting. If you plan to attend the CBOA special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. CBOA reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the CBOA special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Vote Processing, c/o Continental Stock Transfer & Trust Co. in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the CBOA special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the CBOA special meeting.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?
A:	No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee. Because your bank, broker, or nominee cannot vote your shares without instruction from you, it is critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Bancorp 34 (in the case of the Bancorp 34 special meeting) or CBOA (in the case of the CBOA special meeting) or by voting in person at the applicable special meeting, unless you provide a legal proxy, executed in your favor, from the broker, bank or other nominee that is the record holder of your shares. In addition to such legal proxy, if you plan to attend the company’s respective special meeting, but you are not a shareholder of record because you hold your shares in “street name,” please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the company’s respective special meeting.

Q:	Can I change my vote?
A:	Yes. If you are the record holder of Bancorp 34 or CBOA common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable meeting. You can do this by:
•	timely delivering a signed written notice of revocation to the Corporate Secretary of Bancorp 34 or CBOA, as applicable;
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•	timely delivering a new, valid proxy bearing a later date;
•	attending the Bancorp 34 special meeting or the CBOA special meeting and voting in person. Simply attending the Bancorp 34 special meeting or the CBOA special meeting without voting will not revoke any proxy that you have previously given or change your vote; or
•	Voting by telephone or the internet at a later time.

If you hold your shares in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

If you hold your Bancorp 34 shares through the ESOP, and you have instructed the ESOP  trustee to vote your shares, you must follow the directions received from the ESOP trustee to change those instructions.

Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for Bancorp 34 or CBOA to obtain the necessary quorum to hold the Bancorp 34 special meeting or the CBOA special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker other nominee how to vote, or an abstention will have the same effect as a vote “AGAINST” the applicable merger proposal.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Bancorp 34 common stock represented by your proxy will be voted as recommended by the Bancorp 34 board of directors with respect to such proposal or the shares of CBOA common stock represented by your proxy will be voted as recommended by the CBOA board of directors with respect to such proposal, as the case may be.
Q:	What should I do if I receive more than one set of voting materials?
A:	Bancorp 34 stockholders or CBOA shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Bancorp 34 common stock or CBOA common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Bancorp 34 common stock or CBOA common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Bancorp 34 common stock or CBOA common stock that you own.
Q:	Are CBOA shareholders entitled to appraisal or dissenters’ rights?
A:	Yes, CBOA shareholders have the right to dissent from the merger and seek payment of the appraised fair value of their shares of CBOA common stock in cash. In order to perfect your dissenters’ rights, you must (a) deliver a written notice to CBOA, before the CBOA special meeting, stating that you intend to demand payment for your shares of CBOA common stock if the merger agreement is approved and the merger is completed, (b) not vote your shares of CBOA common stock in favor of the CBOA merger proposal at the CBOA special meeting, (c) demand payment for your shares of CBOA common stock, certify whether you acquired beneficial ownership of your shares of CBOA common stock before the date required by a notice that will be sent to you and deposit your CBOA stock certificates in accordance with the terms of the notice.
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The steps you must follow to perfect your right of dissent are described in greater detail under the section of this joint proxy statement/prospectus entitled “Dissenters’ Rights to the Merger” beginning on page 150 , and this discussion is qualified by that description and by the text of the provisions of the Arizona Business Corporation Act, which we refer to as the “ABCA,” relating to rights of dissent attached as Annex D to this joint proxy statement/prospectus. The fair value, as determined under the statute, could be more than the merger consideration but could also be less. In addition, it is a closing condition of the merger that no more than 7.5% of the shares of CBOA common stock take the proper actions required under the ABCA to qualify as dissenting shareholders.

Q:	Are Bancorp 34 stockholders entitled to appraisal or dissenters’ rights?
A:	No, under Bancorp 34’s Articles of Incorporation, the holders of Bancorp 34 common stock will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.
Q:	When do you expect to complete the merger?
A:	Bancorp 34 and CBOA expect to complete the merger in the first quarter of 2024. However, neither Bancorp 34 nor CBOA can assure you of when or if the merger will be completed. Bancorp 34 and CBOA must obtain the approval of the merger agreement by the Bancorp 34 stockholders and the CBOA shareholders at the applicable company’s special meeting, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions.
Q:	What happens if the merger is not completed?
A:	If the merger is not completed, CBOA shareholders will not receive any consideration for their shares of CBOA common stock in connection with the merger. Instead, CBOA will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Bancorp 34 or CBOA. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.
Q:	Whom should I call with questions?
A:	Bancorp 34 Stockholders. If you have any questions about the merger or how to submit your proxy or voting instruction card, or you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

Bancorp 34, Inc.

Attn: Kevin Vaughn

8777 E. Hartford Drive, Suite 100

Scottsdale, AZ 85255

Telephone: (623) 334-6064

E-mail: Kevin.V@bank34.com

CBOA Shareholders. If you have any questions about the merger or how to submit your proxy or voting instruction card, or you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

CBOA Financial, Inc.

Attn: Heather Hansen

7315 North Oracle Road, Suite 181

Tucson, AZ 85704

Telephone: (520) 544-6516

Email: hhansen@commercebankaz.com

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SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 78 )

Bancorp 34 and CBOA have entered into the merger agreement that provides for the combination of Bancorp 34 and CBOA. Under the merger agreement, CBOA will merge with and into Bancorp 34, with Bancorp 34 remaining as the surviving entity. The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger. Immediately following the merger or at such later time as the parties may mutually agree, Commerce Bank will merge with and into Bank 34, with Bank 34 as the surviving bank.

The following graphic depicts Bancorp 34’s and CBOA’s organizational structure* immediately prior to the merger and the bank merger:

The following graphic depicts Bancorp 34’s organizational structure* immediately after the consummation of the merger, in which CBOA will be merged with and into Bancorp 34, and the consummation of the bank merger, in which Commerce Bank of Arizona will be merged with and into Bank 34:

*The graphics above do not depict non-operating and immaterial subsidiaries of Bancorp 34 or CBOA, including CBOA Financial Statutory Trust 1, which was formed by CBOA in connection with certain trust preferred securities issued to investors and does not engage in any other business or activities, nor do they include subsidiaries of Bank 34.

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Merger Consideration (page 116 )

If the merger is completed, each outstanding share of CBOA common stock will be converted into the right to receive the merger consideration of 0.2628 shares of Bancorp 34 common stock (which we refer to as the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”), except for treasury stock or shares owned by CBOA or Bancorp 34, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, which will be cancelled, and shares held by shareholders who properly exercise dissenters’ rights. Bancorp 34 will not issue any fractional shares of Bancorp 34 common stock in the merger. Instead, a CBOA shareholder who otherwise would have received a fraction of a share of Bancorp 34 common stock will receive an amount in cash (without interest) equal to such fractional part of a share of Bancorp 34 common stock multiplied by $12.16.

As a result of the merger, based on the number of shares of CBOA common stock and Bancorp 34 voting and non-voting common stock outstanding as of December 29, 2023, it is expected that Bancorp 34 stockholders will hold approximately 63.2% and CBOA shareholders will hold approximately 36.8% of the issued and outstanding shares of the combined company outstanding (inclusive of both voting and non-voting shares of the combined company) immediately after the effective time of the merger, which we refer to as the “effective time.”

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either shares of Bancorp 34 common stock or CBOA common stock changes. Therefore, the value of the merger consideration will depend on the market price of shares of Bancorp 34 common stock at the time CBOA shareholders receive shares of Bancorp 34 common stock in the merger. Bancorp 34 common stock is quoted on the OTC Markets Groups, Inc.’s OTCQB Venture Market under the symbol “BCTF” and CBOA’s common stock is quoted on the OTC Markets Groups, Inc.’s Pink Open Market under the symbol “CBOF.”

The following table shows the closing sale prices of Bancorp 34 common stock and CBOA common stock as reported on the OTCQB Venture Market and the OTC Pink Open Market, respectively, on April 27, 2023, the last trading day before the public announcement of the merger agreement, and on [      ], 2024 , the latest practicable trading day before the printing of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of CBOA common stock, which we calculated by multiplying the closing price per share of Bancorp 34 common stock on those dates by the exchange ratio.

	Bancorp 34 Common Stock		CBOA Common Stock		Implied Value of One Share of CBOA Common Stock
April 27, 2023		$10.85		$2.80		$2.85
[ ], 2024	$	[ ]	$	[ ]	$	[ ]

The market price of shares of Bancorp 34 common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the CBOA special meeting and the date the merger is completed and thereafter. The market price of shares of Bancorp 34 common stock when received by CBOA shareholders after the merger is completed could be greater than, less than or the same as the market price of shares of Bancorp 34 common stock on the date of this joint proxy statement/prospectus or at the time of the CBOA special meeting or any adjournment or postponement thereof.

Treatment of CBOA Equity Awards (page 117 )

CBOA Restricted Stock Units

Under the merger agreement, at the effective time of the merger, each outstanding CBOA restricted stock unit will vest (with any performance-based vesting condition applicable to such restricted stock unit deemed to have been achieved to the extent set forth in the award agreement applicable to such CBOA restricted stock unit) and be cancelled and converted automatically into the right to receive the merger consideration with respect to each share of CBOA common stock underlying such restricted stock unit.

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Bancorp 34’s Reasons for the Merger; Recommendation of the Bancorp 34 Board of Directors (page 101 )

The Bancorp 34 board of directors has unanimously determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Bancorp 34 and its stockholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The Bancorp 34 board of directors unanimously recommends that the Bancorp 34 stockholders vote “FOR” the Bancorp 34 merger proposal and “FOR” the adjournment proposal. For the factors considered by the Bancorp 34 board of directors in reaching its decision to approve the merger agreement, see “The Merger—Bancorp 34’s Reasons for the Merger; Recommendation of the Bancorp 34 Board of Directors,” beginning on page 101 .

CBOA’s Reasons for the Merger; Recommendation of the CBOA Board of Directors (page 84 )

The CBOA board of directors has determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of CBOA and its shareholders and authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The CBOA board of directors recommends that the CBOA stockholders vote “FOR” the CBOA merger proposal and “FOR” the adjournment proposal. For the factors considered by the CBOA board of directors in reaching its decision to approve the merger agreement, see “The Merger—CBOA’s Reasons for the Merger; Recommendation of the CBOA Board of Directors,” beginning on page 84 .

Opinion of Bancorp 34’s Financial Advisor (page 103 and Annex C)

At the meeting of the Bancorp 34 board of directors on April 26, 2023, Bancorp 34’s financial advisor, MJC Partners, LLC, which we refer to as “MJC,” rendered its oral opinion to the Bancorp 34 board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Bancorp 34 voting and non-voting common stock.

MJC was not asked to update its opinion in connection with the amendment to merger agreement entered into between Bancorp 34 and CBOA on December 21, 2023, which amended the exchange ratio from 0.24 to 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock. For more information, see the section entitled “The Merger—Background of the Merger” included in this joint proxy statement/prospectus beginning on page 78 of this joint proxy statement/prospectus.

The MJC written opinion, dated April 26, 2023, is sometimes referred to herein as the MJC opinion. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by MJC in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the MJC opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. You are urged to read the opinion in its entirety. The opinion was for the information of, and was directed to, the Bancorp 34 board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Bancorp 34 to engage in the merger or enter into the merger agreement or constitute a recommendation to the Bancorp 34 board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Bancorp 34 common stock as to how to vote in connection with the merger or any other matter.

For more information, see the section entitled “The Merger—Opinion of Bancorp 34’s Financial Advisor” beginning on page 103 of this joint proxy statement/prospectus and the copy of the MJC opinion included in this joint proxy statement/prospectus as Annex C.

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Opinion of CBOA’s Financial Advisor (page 86 and Annex B)

At the meeting of the CBOA board of directors on April 27, 2023, CBOA’s financial advisor, Piper Sandler & Companies, which we refer to as “Piper Sandler,” rendered its oral opinion to the CBOA board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of CBOA common stock.

Piper Sandler was not asked to update its opinion in connection with the amendment to merger agreement entered into between Bancorp 34 and CBOA on December 21, 2023, which amended the exchange ratio from 0.24 to 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock. For more information, see the section entitled “The Merger—Background of the Merger” included in this joint proxy statement/prospectus beginning on page 78 of this joint proxy statement/prospectus.

The Piper Sandler written opinion, dated April 27, 2023, is sometimes referred to herein as the Piper Sandler opinion. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the Piper Sandler opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. You are urged to read the opinion in its entirety. The opinion was for the information of, and was directed to, the CBOA board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of CBOA to engage in the merger or enter into the merger agreement or constitute a recommendation to the CBOA board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CBOA common stock as to how to vote in connection with the merger or any other matter.

For more information, see the section entitled “The Merger—Opinion of CBOA’s Financial Advisor” beginning on page 86 of this joint proxy statement/prospectus and the copy of the Piper Sandler opinion included in this joint proxy statement/prospectus as Annex B.

Bancorp 34 Special Meeting of Stockholders (page 66 )

The Bancorp 34 special meeting will be held on [•] , at [•] a.m. local time, at Three Scottsdale Landing, 8777 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255. At the Bancorp 34 special meeting, Bancorp 34 stockholders will be asked to approve the Bancorp 34 merger proposal and the adjournment proposal.

The Bancorp 34 board of directors has fixed the close of business on [•] as the record date for determining the holders of Bancorp 34 common stock entitled to receive notice of, and to vote at, the Bancorp 34 special meeting. As of the Bancorp 34 record date, there were [•] shares of Bancorp 34 common stock outstanding and entitled to vote at the Bancorp 34 special meeting held by [•] holders of record.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Bancorp 34 common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Bancorp 34 special meeting.

Bancorp 34 Voting and Support Agreements (page 134 )

At the close of business on the record date for the Bancorp 34 special meeting, Bancorp 34 directors, executive officers and their affiliates were entitled to vote 868,149 shares, representing approximately 22.41%, of the Bancorp 34 common stock issued and outstanding on that date and entitled to vote at the Bancorp 34 special meeting. In addition, at the close of business on the record date for the Bancorp 34 special meeting, Bancorp 34’s largest stockholders, Castle Creek Capital Partners VIII, L.P. (“Castle Creek”), and Brush Creek-B 34, LLC

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(“Brush Creek”) were entitled to vote 702,008 shares, representing approximately 18.12%, of the Bancorp 34 common stock issued and outstanding on that date and entitled to vote at the Bancorp 34 special meeting.

Bancorp 34’s directors, Castle Creek and Brush Creek have entered into voting and support agreements with CBOA obligating them to vote their shares “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements. Accordingly, a total of 868,149 shares of Bancorp 34 common stock, representing approximately 22.41% of the outstanding shares of Bancorp 34 common stock entitled to vote at the Bancorp 34 special meeting, are subject to voting and support agreements between CBOA and the holders of such shares. In exchange for these agreements, the only consideration provided to the holders of such shares was the execution of the merger agreement by the other party.

CBOA Special Meeting of Shareholders (page 72 )

The CBOA special meeting will be held on [•] , at [•] a.m. local time, at 7315 N. Oracle Road, Suite 181, Tucson, AZ 85704. At the CBOA special meeting, CBOA shareholders will be asked to approve the CBOA merger proposal and the adjournment proposal.

The CBOA board of directors has fixed the close of business on [•] as the record date for determining the holders of CBOA common stock entitled to receive notice of, and to vote at, the CBOA special meeting. As of the CBOA record date, there were [•] shares of CBOA common stock outstanding and entitled to vote at the CBOA special meeting held by [•] holders of record.

The presence, in person or represented by proxy, of at least a one-third of the total number of outstanding shares of CBOA common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the CBOA special meeting.

CBOA Voting and Support Agreements (page 133 )

At the close of business on the record date for the CBOA special meeting, CBOA directors and executive officers and their affiliates were entitled to vote 1,725,381 shares, representing approximately 16.68%, of the CBOA common stock issued and outstanding on that date.

CBOA’s directors have entered into voting and support agreements with Bancorp 34 obligating them to vote their shares “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements. Accordingly, a total of 1,684,899 shares of CBOA common stock, representing approximately 16.29% of the outstanding shares of CBOA common stock entitled to vote at the CBOA special meeting, are subject to voting and support agreements between Bancorp 34 and the holders of such shares. In exchange for these agreements, the only consideration provided to the holders of such shares was the execution of the merger agreement by the other party.

Material U.S. Federal Income Tax Consequences of the Merger (page 137 )

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that Bancorp 34 and CBOA receive written opinions from their respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of CBOA common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of CBOA common stock for shares of Bancorp 34 common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Bancorp 34 common stock or from the exercise of dissenters’ rights. All CBOA shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.

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Interests of CBOA Directors and Executive Officers in the Merger (page 109 )

In considering the recommendation of the CBOA board of directors with respect to the merger, CBOA shareholders should be aware that certain of CBOA’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other CBOA shareholders generally. The CBOA board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to CBOA shareholders that they vote to approve the CBOA merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.

These interests include, among others:

•	Accelerated Vesting of CBOA Restricted Stock Units. In connection with the merger, unvested CBOA restricted stock units will vest (with any performance-based vesting condition applicable to such restricted stock unit deemed to have been achieved to the extent set forth in the award agreement applicable to such CBOA restricted stock unit) and be cancelled and converted automatically into the right to receive the merger consideration.
•	Change in Control Payments. In connection with the merger, each of Messrs. Webster, Anderson and Tees will receive a lump sum cash change in control payment pursuant to his retention agreement with CBOA. For a more complete description of these agreements and payments, see the section entitled “The Merger — Interests of CBOA’s Directors and Executive Officers in the Merger — Change in Control Payments,” beginning on page 110 .
•	New Employment Agreements. In connection with the merger, each of Messrs. Webster, Anderson and Tees have entered into employment agreements with Bank 34. For a more completed description of these agreements, see the section entitled “The Merger — Interests of CBOA’s Directors and Executive Officers in the Merger—New Employment Agreements,” beginning on page 111 .
•	Director Arrangements. Under the merger agreement, three directors from the CBOA board of directors or other CBOA nominees will be appointed to the Bancorp 34 board of directors and three directors from the CBOA board of directors or other nominees will be appointed to the Bank 34 board of directors.
•	Indemnification and Insurance. Bancorp 34 has agreed to indemnify the directors and officers of CBOA following the merger against certain liabilities arising from their acts or omissions before the merger. Bancorp 34 has also agreed to provide directors’ and officers’ liability insurance and fiduciary liability insurance for the directors and officers of CBOA for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such officers and directors.

For a more complete description of these interests, see the section entitled “The Merger — Interests of CBOA’s Directors and Executive Officers in the Merger,” beginning on page 109 .

Interests of Bancorp 34’s Directors and Executive Officers in the Merger (page 109 )

In considering the recommendation of the Bancorp 34 board of directors with respect to the merger, Bancorp 34 stockholders should be aware that certain of Bancorp 34’s executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Bancorp 34 stockholders generally. The Bancorp 34 board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Bancorp 34 stockholders that they vote to approve the Bancorp 34 merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.

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These interests include, among others:

•	New Employment Agreements. In connection with the merger, Mr. Crotty has entered into a new employment agreement with Bank 34, and Ms. Yacuel and Mr. Vaughn have entered into new change in control agreements with Bank 34. For a more complete description of these agreements, see the section entitled “The Merger — Interests of Bancorp 34’s Directors and Executive Officers in the Merger — New Employment Agreements,” beginning on page 109 .

Governance of the Combined Company After the Merger (page 112 )

Boards of Directors

Immediately after the effective time of the merger, Bancorp 34 and Bank 34 will each decrease the size of its board of directors to eight directors, and to create three vacancies on each board of directors. Each of Bancorp 34 and Bank 34 will then appoint three of the current members of CBOA’s board of directors or other nominees of CBOA, in each case mutually agreed to by Bancorp 34 and CBOA prior to the effective time to serve as directors of the surviving entity and Bank 34, respectively. The three directors nominated by CBOA and agreed to by Bancorp 34 will be nominated for reelection to the board of directors of Bancorp 34 and Bank 34 until the 2025 annual meeting of the stockholders of Bancorp 34 and the Bank.

Officers

Immediately after the effective time Bancorp 34 will, and will cause Bank 34 to, appoint Paul Tees as Chief Credit Officer of Bank 34, Chris Webster as the President of Bancorp 34 and Bank 34, and Evan Anderson as the Chief Information Officer and Chief Risk Officer of Bancorp 34 and Bank 34.

Regulatory Approvals Required for the Merger (page 113 )

Subject to the terms of the merger agreement, both Bancorp 34 and CBOA have agreed to use their reasonable best efforts to obtain as promptly as possible all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approvals from the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve,” in connection with the merger, and the Office of the Comptroller of the Currency, which we refer to as the “OCC,” in connection with the bank merger. Notifications and/or applications requesting approval for the transactions contemplated by the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. Bancorp 34, CBOA and/or their respective subsidiaries have filed notices and applications to obtain the necessary regulatory approvals. The completion of the merger is also subject to the expiration of certain waiting periods and other requirements. Although neither Bancorp 34 nor CBOA knows of any reason why it would not be able to obtain the necessary regulatory approvals to complete the merger and bank merger, as applicable, in a timely manner, neither Bancorp 34 nor CBOA can be certain when or if it will obtain such approvals or, if obtained, whether such approvals will contain terms, conditions or restrictions not currently contemplated that will restrain, prevent or delay the closing of the merger or contain any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company, which we refer to as a “burdensome condition.” Bancorp 34 received the OCC’s approval of its application to merge Commerce Bank of Arizona with and into Bank 34 on August 4, 2023, and received the Federal Reserve’s approval of its application to merge CBOA with and into Bancorp 34 on August 11, 2023 , which approvals are subject to certain conditions, including consummating the transaction within a stated timeframe and which would require the parties to apply for an extension if they are unable to consummate the transaction within the stated timeframe .

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Conditions to Complete the Merger (page 129 )

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (a) the approval of the merger agreement by the requisite vote of CBOA shareholders and Bancorp 34 stockholders; (b) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described in this joint proxy statement/prospectus; (c) the receipt of consents of third-parties required for the consummation of the merger or to prevent defaults under contracts, which if not obtained, would have a material adverse effect on Bancorp 34 or CBOA; (d) effectiveness of the Registration Statement on Form S-4 and the qualification under applicable state securities laws of the shares of the Bancorp 34 common stock to be issued in the merger; (e) the approval of the shares of Bancorp 34 common stock to be issued in the merger to be traded on the primary exchange or quoted on any broker-dealer network on which Bancorp 34 common stock is currently listed or quoted; (f) the absence of any order, injunction, decree or judgment or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (g) CBOA and Bancorp 34 having received opinions from their tax counsel or advisors that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (h) subject to certain exceptions, the accuracy of the representations and warranties of each party; (i) performance in all material respects by each party of its obligations under the merger agreement; (j) the holders of no more than 7.5% of CBOA common stock that would have in the aggregate been converted into the right to receive Bancorp 34 common stock in the merger, will have properly notified CBOA of their intent to exercise appraisal rights; (k) the officer agreements for each of Messrs Tees, Webster and Anderson shall have been executed by the parties and delivered to Bancorp 34, and Bancorp 34 will not have adversely modified or terminated the applicable officer agreement without the officer’s consent; and (l) the receipt by Bancorp 34 of a tax certificate executed by CBOA, certifying that the shares of capital stock of CBOA do not constitute a “United States real property interests” under Section 897(c) of the Code for purpose of satisfying Bancorp 34’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

Neither Bancorp 34 nor CBOA can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Merger,” beginning on page 129 .

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time, in the following circumstances:

•	by mutual written agreement of the Bancorp 34 and CBOA; or
•	if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable, or an application for any such regulatory approval is permanently withdrawn at the request of a governmental agency, or if any requisite regulatory approval will not be issued without imposition of a burdensome condition (provided that this right to terminate is not available to a party whose failure or the failure of any of its affiliates to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause or resulted in the aforementioned failure to obtain regulatory approval);
•	if the approval by CBOA shareholders of the CBOA merger proposal is not obtained;
•	if the approval by Bancorp 34 stockholders of the Bancorp 34 merger proposal is not obtained;
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•	if the merger has not been completed on or before June 28, 2024, which we refer to as the termination date, unless the failure of the merger to be consummated by the termination date is due to the material breach of the merger agreement by the party seeking to terminate ; or
•	if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within the earlier of 30 days following written notice to the party committing such breach or the termination date (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement).

In addition, the merger agreement may be terminated:

•	by Bancorp 34, if, prior to the receipt of the CBOA shareholders’ adoption and approval of the merger agreement, (i) CBOA has materially breached its obligations to call, give notice of and hold the CBOA shareholders meeting, (ii) CBOA has materially breached its non-solicitation obligations, or (iii) the CBOA board of directors has failed to recommend that CBOA shareholders adopt and approve the merger proposal or has made an adverse recommendation change;
•	by CBOA, prior to obtaining the approval of the CBOA shareholders of the merger proposal, in order to accept an acquisition proposal from a third party involving the acquisition of a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of CBOA with respect to which the CBOA board has determined in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, and that such proposal is more favorable to CBOA shareholders than the merger with Bancorp 34; provided CBOA has complied in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement;

Termination Fee (page 132 )

CBOA must pay Bancorp 34 a termination fee of $1,200,000 if the merger agreement is terminated in the following circumstances:

•	in the event that (i) after the date of the merger agreement, a bona fide acquisition proposal has been made known to CBOA or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to CBOA and (ii) thereafter, the merger agreement is terminated (A) by either Bancorp 34 or CBOA because the merger has not been completed prior to the termination date (and Bancorp 34 has not obtained stockholder approval of the merger proposal), (B) by Bancorp 34 as a result of a breach of a representation, warranty, covenant or other agreement in the merger agreement by CBOA that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period or (C) by Bancorp 34 or CBOA because the approval of the merger proposal by CBOA shareholders is not obtained and (iii) prior to the date that is 12 months after the date of such termination, CBOA enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal;
•	if, prior to receipt of the CBOA shareholders’ adoption and approval of the merger agreement, (i) CBOA has materially breached its obligations to call, give notice of, and hold the CBOA shareholders meeting, (ii) CBOA has materially breached its non-solicitation obligations or (iii) the CBOA board of directors has failed to recommend that CBOA shareholders adopt and approve the merger proposal or has made an adverse recommendation change; or

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Bancorp 34 must pay CBOA a termination fee of $1,200,000, if the merger agreement is terminated in the following circumstance:

•	if, prior to receipt of the Bancorp 34 stockholders’ adoption and approval of the merger agreement, (i) Bancorp 34 has materially breached its obligations to call, give notice of, and hold the Bancorp 34 stockholders meeting, and (ii) the Bancorp 34 board of directors has failed to recommend that Bancorp 34 stockholders adopt and approve the merger proposal or has made an adverse recommendation change.

Comparison of Stockholders’ Rights (page 256 )

The rights of CBOA shareholders will change as a result of the merger due to differences in Bancorp 34’s and CBOA’s governing documents. The rights of CBOA shareholders are governed by Arizona law and by the CBOA articles of incorporation and bylaws. Upon the completion of the merger, CBOA shareholders will become Bancorp 34 stockholders, as the continuing legal entity in the merger, and the rights of CBOA shareholders will therefore be governed by Maryland law and the Bancorp 34 articles of incorporation and bylaws.

Dissenters’ Rights to the Merger (page 150 )

CBOA shareholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of CBOA common stock under Title 10, Chapter 13 of the ABCA. In order for a CBOA shareholder to perfect such right to dissent, the shareholder must carefully follow the procedure set forth in the applicable provisions of the ABCA. A copy of the applicable statutory provisions of the ABCA is included as Annex D to this joint proxy statement/prospectus and a summary of the provisions can be found under the section of this joint proxy statement/prospectus entitled “Dissenters’ Rights in the Merger.”

Risk Factors (page 33)

You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 33.

Information About the Companies (pages 152 and 215 )

Bancorp 34

Bancorp 34, Inc.

8777 E. Hartford Drive, Suite 100

Scottsdale, AZ 85255

Telephone: (623) 463-1440

Bancorp 34, Inc., headquartered in Scottsdale, Arizona, is the bank holding company for Bank 34. Bank 34 provides various financial products and services for small- to medium-size businesses (which generally include businesses with $2 million to $25 million in annual revenue) and consumers, including deposits, such as checking, savings, money market, and term certificate accounts, and lending products, consisting of commercial, construction and land development, and consumer loans, with three full-service community branches, one in Maricopa County, Arizona in the city of Scottsdale and one each in Otero and Dona Ana Counties in the cities of Alamogordo and Las Cruces in southern New Mexico. As of September 30, 2023, Bancorp 34 had consolidated total assets of $ 581 million, total net loans of $ 472 million, total deposits of $ 468 million and total stockholders’ equity of $ 60 million.

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Bancorp 34 common stock is currently quoted on the OTC Markets Groups, Inc.’s OTCQB Venture Market under the symbol “BCTF.”

CBOA

CBOA Financial, Inc.

7315 North Oracle Road, Suite 181

Tucson, AZ 85704

Telephone: (520) 797-4160

CBOA Financial, Inc., headquartered in Tucson, Arizona is the bank holding company for Commerce Bank of Arizona, which provides various financial products and services for small- to medium-size businesses and consumers, including deposits, such as checking, savings, money market, and term certificate accounts, and lending products, consisting of commercial, construction and land development, commercial and residential mortgage, and consumer loans. Commerce Bank operates 5 banking offices located in Green Valley, Scottsdale, Tucson and Gilbert, Arizona. As of September 30, 2023, CBOA had consolidated total assets of $      million, total net loans of $ 302 million, total deposits of $ 310 million and total shareholders’ equity of $ 30 million.

CBOA common stock is currently quoted on the OTC Markets Groups, Inc.’s Pink Open Market under the symbol “CBOF.” If the merger is completed, CBOA common stock will no longer be quoted or traded on the Pink Open Market.

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SELECTED HISTORICAL FINANCIAL DATA FOR BANCORP 34

The following table sets forth the selected historical consolidated financial data of Bancorp 34 for the periods and as of the dates indicated. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bancorp 34” and Bancorp 34’s consolidated financial statements and the related notes thereto, which are included elsewhere in this joint proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2022 and 2021 are derived from Bancorp 34’s audited consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus, or derived from other unaudited financial records of Bancorp 34. Bancorp 34’s financial information for the year ended December 31, 2020 was derived from its audited financial statements, which are not included in this joint proxy statement/prospectus, or derived from other unaudited financial records of Bancorp 34. The selected historical consolidated financial data as of and for the nine months ended September 30, 2023, and 2022, are derived from Bancorp 34’s unaudited interim consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus, or derived from other unaudited financial records of Bancorp 34. Bancorp 34 has prepared its unaudited consolidated financial statements on the same basis as its audited financial statements and has included all adjustments, consisting of normal and recurring adjustments, that it considers necessary for a fair presentation of its financial position and operating results for the unaudited periods. Bancorp 34’s historical results shown below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of our future performance.

(In thousands, except per share amounts)	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2023	2022	2022	2021	2020
Earnings Summary:
Interest income	$20,720	$17,435	$23,761	$20,880	$19,692
Interest expense	9,129	3,019	5,314	2,162	3,709
Net interest income	11,591	14,416	18,447	18,718	15,983
Provision for loan losses	3,280	780	2,420	500	1,944
Net interest income after provision for loan losses	8,311	13,636	16,027	18,218	14,039
Noninterest income	529	386	664	1,295	754
Noninterest expense	10,992	9,698	15,302	13,587	12,501
Income before income taxes	(2,152)	4,324	1,389	5,926	2,292
Provision for income taxes	(426)	1,052	59	1,291	497
Net income	$(1,726)	$3,272	$1,330	$4,635	$1,795

Selected Period End Balances:
Total assets	$580,868	$574,340	$574,340	$528,009	$441,922
Total cash and cash equivalents	14,538	11,438	16,947	15,501	11,986
Total securities	59,127	65,428	64,414	73,282	54,343
Loans held-for-sale, at fair value	—	—	—	—	—
Loans held-for investment, net	471,825	458,548	458,582	410,296	348,745
Mortgage serving rights, at fair value	37	36	31	60	63
Other real estate owned and foreclosed assets, net	—	—	—	—	—
Bank-owned life insurance	11,781	11,540	11,598	11,360	11,112
Total deposits	468,391	466,641	487,587	437,782	370,750
FHLB advances	18,000	37,000	5,000	19,000	19,000
Convertible notes payable, net	—	—	—	—	—
Subordinated debt, net	24,581	24,442	24,531	24,447	—
Total stockholders’ equity	60,402	36,295	49,238	40,670	46,033

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(In thousands, except per share amounts)	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2023	2022	2022	2021	2020
Per Share Data (Common Stock):
Earnings:
Basic	$(0.48)	$1.38	$0.56	$1.69	$0.59
Diluted	(0.48)	1.37	0.56	1.69	0.59
Book value per share	12.87	14.40	13.85	16.12	14.51
Weighted average common shares outstanding, basic	3,858,327	2,355,056	2,358,670	2,715,533	2,987,545
Weighted average common shares, outstanding diluted	3,861,273	2,363,584	2,371,477	2,721,123	2,991,300

Selected Performance Metrics:
Return on average assets	-0.40%	0.76%	0.23%	0.96%	0.41%
Return on average equity	-3.68%	11.13%	3.44%	10.31%	3.91%
Net interest spread	2.10%	3.34%	3.21%	4.04%	3.62%
Net interest margin	2.82%	3.55%	3.46%	4.20%	3.89%
Efficiency ratio	90.69%	65.99%	80.07%	67.89%	74.69%
Noninterest income to average assets	0.13%	0.14%	0.12%	0.27%	0.17%
Noninterest expense to average assets	2.55%	2.31%	2.67%	2.82%	2.87%

Asset Quality Ratios:
Nonperforming loans to total loans	2.06%	0.74%	0.91%	1.07%	0.81%
Nonperforming assets to total assets	1.71%	0.91%	0.74%	0.85%	0.64%
Allowance for credit losses to nonperforming loans	84.53%	118.90%	112.61%	118.90%	182.13%
Allowance for credit losses to gross loans	1.74%	1.31%	1.03%	1.28%	1.47%
Net charge-offs to average loans	0.27%	0.02%	0.65%	0.00%	0.01%

Capital Ratios (Bank 34 only):
Tier 1 leverage capital ratio	11.80%	10.74%	10.34%	11.14%	9.41%
Tier 1 risk-based capital ratio	14.00%	12.77%	12.57%	13.13%	11.90%
Total risk-based capital ratio	15.26%	14.02%	13.57%	14.35%	13.15%
Common equity tier 1 capital ratio	14.00%	12.77%	12.57%	13.13%	11.90%

Capital Ratios (Consolidated):
Tier 1 leverage capital ratio	11.44%	7.36%	9.48%	7.88%	9.98%
Tier 1 risk-based capital ratio	13.56%	8.75%	11.52%	9.29%	12.61%
Total risk-based capital ratio	19.85%	15.14%	17.72%	16.17%	13.86%
Common equity tier 1 capital ratio	N/A	N/A	N/A	N/A	N/A

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SELECTED HISTORICAL FINANCIAL DATA FOR CBOA

The following table sets forth the selected historical consolidated financial data of CBOA for the periods and as of the dates indicated. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CBOA” and CBOA’s consolidated financial statements and the related notes thereto, which are included elsewhere in this joint proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2022 and 2021 are derived from CBOA’s audited consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus, or derived from other unaudited financial records of CBOA. CBOA’s financial information for the year ended December 31, 2020 was derived from its audited financial statements, which are not included in this joint proxy statement/prospectus, or derived from other unaudited financial records of CBOA. The selected historical consolidated financial data as of and for the nine months ended September 30, 2023, and 2022, are derived from CBOA’s unaudited interim consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus, or derived from other unaudited financial records of CBOA. CBOA has prepared its unaudited consolidated financial statements on the same basis as its audited financial statements and has included all adjustments, consisting of normal and recurring adjustments, that it considers necessary for a fair presentation of its financial position and operating results for the unaudited periods. CBOA’s historical results shown below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of our future performance.

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(in thousands, except per share amounts)	2023	2022	2022	2021	2020
Earnings Summary:
Interest income	$15,719	$11,050	$15,697	$14,122	$12,857
Interest expense	3,450	461	830	829	1,486
Net interest income	12,269	10,588	14,867	13,293	11,372
Provision for loan losses	—	37	37	494	(279)
Net interest income after provision for loan losses	12,269	10,551	14,830	12,799	11,650
Noninterest income	260	646	859	358	(420)
Noninterest expense	9,848	7,955	11,017	9,781	10,475
Income before income taxes	2,681	3,242	4,672	3,376	755
Provision for income taxes	694	840	1,210	515	(2,043)
Net income	$1,987	$2,402	$3,462	$2,861	$2,798

Selected Period End Balances:
Total assets	$412,185	$373,035	$370,926	$345,281	$355,798
Total cash and cash equivalents	42,534	48,405	16,692	52,564	72,060
Total securities	56,481	62,317	65,497	54,599	36,162
Loans held-for-sale, at fair value	0	0	0	0	0
Total net loans held for investment	301,770	250,755	277,304	227,380	237,061
Deferred tax asset, net	3,108	2,757	2,612	1,699	2,043
Bank-owned life insurance	0	0	0	0	0
Other real estate owned	0	5	3	5	562
Total deposits	310,206	336,271	305,443	305,274	303,931
FHLB and FRB advances	60,938	0	26,050	0	0
Total shareholders’ equity	30,430	26,461	29,012	29,197	25,070

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	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(in thousands, except per share amounts)	2023	2022	2022	2021	2020
Per Share Data (Common Stock):
Earnings
Basic	$0.19	$0.25	$0.36	$0.33	$0.34
Diluted	0.19	0.23	0.35	0.29	0.26
Book value per common share	2.94	2.71	2.84	3.12	3.05
Weighted average common shares outstanding, basic	10,338	9,534	9,646	7,763	8,211
Weighted average common shares, outstanding diluted	10,345	10,329	9,807	8,790	9,662

Selected Performance Metrics:
Return on average assets	0.69%	0.89%	1.01%	0.76%	0.94%
Return on average equity	8.72%	11.59%	11.58%	9.87%	12.43%
Net interest spread	3.49%	3.89%	4.09%	3.81%	3.81%
Net interest margin	4.32%	4.02%	4.25%	3.98%	4.09%
Efficiency ratio	78.6%	71.1%	70.2%	74.3%	93.3%
Noninterest income to average assets	0.14%	0.36%	0.22%	0.10%	-0.15%
Noninterest expense to average assets	5.15%	4.43%	3.05%	2.81%	3.52%

Asset Quality Ratios:
Nonperforming loans to total loans	0.45%	0.07%	0.0%	0.6%	0.9%
Nonperforming assets to total assets	0.33%	0.05%	0.0%	0.4%	0.8%
Allowance for credit losses to nonperforming loans	278%	N/A	N/A	248%	106%
Allowance for credit losses to total loans	1.24%	1.46%	1.32%	1.44%	1.23%
Net charge-offs to average loans	-0.10%	0.00%	-0.14%	0.05%	-0.12%

Capital Ratios (Commerce Bank of Arizona only)(1):
Tier 1 leverage capital ratio	10.45%	9.40%	10.31%	9.87%	8.56%
Tier 1 risk-based capital ratio	N/A	N/A	N/A	N/A	12.96%
Total risk-based capital ratio	N/A	N/A	N/A	N/A	14.21%
Common equity tier 1 capital ratio	N/A	N/A	N/A	N/A	12.96%

(1)	Starting in 2021, Commerce Bank of Arizona was a qualifying organization as defined by the federal banking agencies and elected to measure capital adequacy under the Community Bank Leverage Ratio framework.
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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Bancorp 34 after giving effect to the merger and other pro forma adjustments, for the year ended December 31, 2022 and as of and for the nine months ended September 30, 2023.

The selected unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from Bancorp 34’s unaudited interim financial statements as of and for the period ended September 30, 2023, and Bancorp 34’s audited financial statements for the year ended December 31, 2022 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined balance sheet information as of September 30, 2023, in the tables below are presented as if the merger occurred on September 30, 2023, and the unaudited pro forma condensed combined statements of income information for the nine months ended September 30, 2023, and the year ended December 31, 2022, is presented as if the merger occurred on January 1, 2022.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had Bancorp 34 and CBOA actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Statements.”

(In thousands)	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Unaudited Pro Forma Condensed Combined Income Statement Information:
Total interest income	$38,910	$42,753
Total interest expense	13,097	6,834
Net interest income	25,814	35,919
(Benefit from) provision for loan losses	6,135	5,312
Noninterest income	789	1,523
Noninterest expense	21,868	28,771
Income before income taxes	(1,401)	3,359
Net income	$(1,264)	$2,657

(In thousands)	As of September 30, 2023
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Net loans	$756,806
Investment securities	117,458
Total assets	988,407
Deposits	777,641
Borrowings	107,788
Total stockholders’ equity	$88,197

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UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The historical per share data for Bancorp 34 common stock and CBOA common stock below has been derived from the unaudited interim consolidated financial statements of each of Bancorp 34 and CBOA as of and for the nine months ended September 30, 2023 and the audited consolidated financial statements of each of Bancorp 34 and CBOA as of and for the year ended December 31, 2022, each of which is included with this joint proxy statement/prospectus.

The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2022, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of September 30, 2023, in the case of book value per share data, assuming that each outstanding share of CBOA common stock had been converted into shares of Bancorp 34 common stock based on the exchange ratio of 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of Bancorp 34 and CBOA as of and for nine months ended September 30, 2023, and the audited consolidated financial statements of each of Bancorp 34 and CBOA as of and for the year ended December 31, 2022.

The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 141 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of CBOA at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of CBOA common stock.

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Comparative Per Share Data	Bancorp 34 Historical	CBOA Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of CBOA(1)

Book value per share
As of September 30, 2023	$12.87	$2.94	$11.88	$3.12
As of December 31, 2022	13.85	2.84	12.12	3.19

Cash dividends paid
For the nine months ended September 30, 2023	$0.14	$—	$—	$—
For the year ended December 31, 2022	0.28	—	—	—

Basic earnings
For the nine months ended September 30, 2023	$(0.48)	$0.19	$(0.19)	$(0.05)
For the year ended December 31, 2022	0.56	0.36	1.23	0.32

Diluted earnings
For the nine months ended September 30, 2023	$(0.48)	$0.19	$(0.20)	$(0.05)
For the year ended December 31, 2022	0.56	0.35	1.22	0.32

(1)	The equivalent pro forma per share amounts of CBOA were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock.
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SUMMARY OF MATERIAL RISKS

There are risks you should consider in evaluating the merger. In addition, an investment by CBOA shareholders in Bancorp 34 common stock as a result of the merger involves certain risks, see “Risk Factors” beginning on page 33.

Risk Related to the Merger

•	The success of the merger will depend on a number of uncertain factors, including our ability to complete the integration, limit deposit outflows, limit expenses, retain personnel and earn income.
•	Combining our operations may be more difficult or costly than expected, and we will incur substantial expenses.
•	Because CBOA common stock is traded infrequently, the prices of recent trades in CBOA common stock may not represent the fair value of CBOA common stock compared with the merger consideration.
•	Because of the fixed exchange ratio and the fluctuation of the market price of Bancorp 34 common stock, CBOA shareholders will not know at the time of the CBOA special meeting the market value of the merger consideration at the effective time of the merger.
•	Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
•	The unaudited pro forma combined financial information is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.
•	Certain of CBOA’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of holders of CBOA common stock generally.
•	Termination of the merger agreement could negatively affect CBOA or Bancorp 34, including requiring CBOA or Bancorp 34 to pay a termination fee, which, with respect to CBOA may discourage other companies from trying to acquire CBOA for greater merger consideration.
•	CBOA and Bancorp 34 will be subject to business uncertainties and contractual restrictions while the merger is pending.
•	The shares of Bancorp 34 common stock you receive in the merger will have different rights than do the shares of CBOA common stock.
•	You will have a reduced ownership and voting interest in the combined company after the merger.
•	We do not expect MJC or Piper Sandler to update their respective fairness opinion for any changes that occur after the date of their respective opinions, and the respective fairness opinions were not updated in connection with the amendment to merger agreement entered into between Bancorp 34 and CBOA on December 21, 2023, which amended the exchange ratio from 0.24 to 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock.
•	There is a limited trading market for Bancorp 34 common stock, and the market price of Bancorp 34 common stock after the merger will be affected by different factors than those affecting the shares of CBOA or Bancorp 34 currently.
•	We do not intend to pay dividends in the near-term.
•	Recent events impacting the financial services industry may adversely affect the business of Bancorp 34, CBOA and the market price of their common stock.

Risks Related to Bancorp 34 and its Business

Economic and Geographic-Related Risks

•	Our business may be adversely affected by economic and market conditions, including inflation.
•	The Federal Reserve’s implementation of significant economic strategies that have affected interest rates, inflation, asset values and the yield curve may have a significant negative effect on our business and clients.

Lending and Interest Rate Risk

•	If we fail to effectively manage credit risk, our business and financial condition will suffer.
•	Our estimated allowance for credit losses may be insufficient to absorb actual losses in our loan portfolio, which may adversely affect our business, financial condition and results of operations.
•	We are exposed to higher credit risk by commercial real estate, commercial business, and construction lending.
•	A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.
•	Nonperforming assets take significant time and resources to resolve and adversely affect our results of operations and financial condition.
•	We are subject to interest rate risk, which could adversely affect our financial condition and profitability.
•	Rapidly rising interest rates may negatively affect our investments in securities and the cost of our funding sources, including deposits.
•	A flat or inverted yield curve may reduce the net interest margin and adversely affect our loan and investment portfolios.
•	We are subject to environmental liability risk associated with our lending activities.

Operational Risks

•	We are subject to losses due to errors, omissions or fraudulent behavior by our employees, clients or others.
•	We are exposed to the possibility of technology failure and a disruption in our operations may adversely affect us.
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•	Fraud is a major, and increasing, operational risk for us and all banks.
•	A failure in, or breach of, our operational or security systems or infrastructure, or those of our third party vendors, including as a result of cyber-attacks, could disrupt our businesses, damage our reputation, and cause losses.
•	Our risk management framework may not be effective in mitigating risks or losses.
•	Our ability to maintain our reputation is critical to the success of our business.
•	We depend on our executive officers and other key employees, and our ability to attract additional key personnel, and we could be harmed by the unexpected loss of their services.
•	Failure to keep pace with technological change could adversely affect our business.

Industry-Related Risks

•	We are exposed to the possibility that more prepayments may be made by customers to pay down loan balances, which could reduce our interest income and profitability.
•	We could experience a loss due to competition with other banks or because consumers decide not to use banks.
•	Failure to keep pace with technological change could result in losses.
•	Our industry is subject to technology-driven disruption.
•	We may be adversely affected by the lack of soundness of other financial institutions.
•	The value of securities in our investment portfolio may decline in the future.
•	Our deposit insurance premiums could be higher in the future, which could have an adverse effect on our future earnings.

Capital and Liquidity Risks

•	We may need additional capital resources in the future, which may not be available when needed or at all.
•	Liquidity, primarily through deposits, is essential to our business model, and a lack of liquidity or an increase in the cost of liquidity could materially impair our ability to fund our operations.
•	We may not be able to maintain a strong core deposit base or access other low-cost funding sources.
•	Deposit levels may be affected, fairly quickly, by changes in monetary policy.

Risks Related to Strategic Plans

•	Future mergers and acquisitions may subject us to risks, which could disrupt our business and dilute stockholder value.
•	We may be unable to grow our business organically, which could adversely affect our business.
•	New lines of business or new products and services may subject us to additional risk.

Legal, Accounting, Regulatory and Compliance Risks

•	The banking industry is heavily regulated and that regulation, together with any future legislation or regulatory changes, could limit or restrict our activities and adversely affect our operations or financial results.
•	Failure to maintain regulatory capital ratios could result in regulatory actions.
•	We face risks related to compliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations.
•	Consumer lending laws restrict our ability to originate certain mortgage loans and increase our risk on such loans.
•	We are subject to fair lending laws, and failure to comply with these laws could lead to material penalties.
•	The Federal Reserve may require us to commit capital resources to support Bank 34.
•	We are subject to claims and litigation, which could result in additional expenses and reputational damage.
•	The expanding body of federal, state and local regulations may increase the cost of compliance and the risk of noncompliance regarding servicing and selling loans.
•	We could be subject to changes in tax laws, regulations and interpretations or challenges to our income tax provision.

Risks Related to Bancorp 34 Common Stock

•	Some provisions of our organizational documents may have anti-takeover effects that could discourage an acquisition.
•	An investment in Bancorp 34 common stock is not an insured deposit and is subject to risk of loss.
•	We are a “smaller reporting company,” and the reduced reporting requirements applicable to Bancorp 34 may make our common stock less attractive to investors.
•	Substantial future sales of our common stock could cause our stock price to decline.
•	As a reporting issuer under Section 15(d) of the Exchange Act, we file more limited reports with the SEC than other companies registered under Section 12 of the Exchange Act.
•	Our articles of incorporation include a forum selection clause.

General Risk Factor

•	Our historical operating results may not be indicative of our future operating results.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements regarding Bancorp 34’s and CBOA’s outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on the combined company’s future financial performance (including anticipated accretion to earnings per share), the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the merger and consequences of the integration of the businesses and operations of Bancorp 34 and CBOA. Words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and Bancorp 34 and CBOA assume no duty to update forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Actual results may differ materially from current projections.

In addition to factors identified elsewhere in this joint proxy statement/prospectus (including the “Risk Factors” beginning on page 33), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction);
•	the failure of Bancorp 34 or CBOA to obtain the requisite shareholder approval, or the failure of either party to satisfy any of the other closing conditions to the merger on a timely basis or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the possibility that the anticipated benefits of the merger, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Bancorp 34 and CBOA do business or as a result of other unexpected factors or events;
•	the impact of purchase accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;
•	the integration of the business and operations of CBOA, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to CBOA’s existing business;
•	challenges retaining or hiring key personnel;
30

•	business disruptions resulting from or following the merger;
•	delay in closing the merger and the bank merger;
•	the outcome of pending or threatened litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
•	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;
•	the inability to sustain revenue and earnings growth;
•	the inability to efficiently manage operating expenses;
•	changes in interest rates and capital markets;
•	changes in asset quality and credit risk;
•	changes in deposit costs and liquidity risk;
•	adverse changes in economic conditions;
•	capital management activities;
•	customer borrowing, repayment, investment and deposit practices;
•	the impact, extent and timing of technological changes;
•	changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;
•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
•	changes in interest rates, which may affect Bancorp 34’s and CBOA’s net income and other future cash flows, or the market value of Bancorp 34’s or CBOA’s assets, including its investment securities;
•	changes in accounting principles, policies, practices or guidelines;
•	the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, vendors, employees and competitors;
•	failure to attract new customers and retain existing customers in the manner anticipated;
•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;
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•	the adverse effects of events beyond each party’s control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics (including COVID-19), war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in each party’s customers’ supply chains or disruption in transportation; and
•	other actions of the Federal Reserve and legislative and regulatory actions and reforms.

These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

32

RISK FACTORS

An investment by CBOA shareholders in Bancorp 34 common stock as a result of the exchange of shares of CBOA common stock for shares of Bancorp 34 common stock in the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger, and ownership of Bancorp 34 common stock are discussed below.

You should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus in deciding whether to vote to approve the merger agreement. The risks described in this joint proxy statement/prospectus may adversely affect the value of Bancorp 34 common stock that an existing holder of CBOA common stock, will hold upon consummation of the merger, and could result in a significant decline in the value of Bancorp 34 common stock and cause the current holders of CBOA common stock to lose all or part of the value of their investment in Bancorp 34 common stock.

Risks Related to the Merger

The success of the merger and bank merger will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including, without limitation:

•	Bancorp 34’s ability to integrate the branches acquired from CBOA in the merger, which we refer to as the “acquired branches,” into Bancorp 34’s current operations;
•	Bancorp 34’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;
•	Bancorp 34’s ability to control the incremental noninterest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;
•	Bancorp 34’s ability to retain and attract the appropriate personnel to staff the acquired branches; and
•	Bancorp 34’s ability to earn acceptable levels of interest and noninterest income, including fee income, from the acquired branches.

Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect Bancorp 34’s existing profitability, that Bancorp 34 will be able to achieve results in the future similar to those achieved by its existing banking business, or that Bancorp 34 will be able to manage any growth resulting from the merger effectively.

Combining Bancorp 34 and CBOA may be more difficult, costly or time consuming than expected and Bancorp 34 may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Bancorp 34 and CBOA. To realize the anticipated benefits and cost savings from the merger, Bancorp 34 and CBOA must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If Bancorp 34 and CBOA are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.

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Bancorp 34 and CBOA have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Bancorp 34 and CBOA during this transition period and for an undetermined period after completion of the merger on the combined company.

The combined company may be unable to retain important personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CBOA. It is possible that these employees may decide not to remain with CBOA while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating CBOA to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Bancorp 34 may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms.

The combined company is likely to incur substantial expenses related to the merger.

The combined company is likely to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Bancorp 34 and those of CBOA. Although Bancorp 34 and CBOA have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company is expected to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger.

In addition, before completing the merger, each of Bancorp 34 and CBOA will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. In preparation for the consummation of the merger, the companies will also incur the additional costs and expenses of preparing and filing the Registration Statement of which this joint proxy statement/prospectus forms a part, printing and mailing this joint proxy statement/prospectus to solicit Bancorp 34 stockholder and CBOA shareholder approval of the merger, and all filing and other fees expected to be paid to the SEC, bank regulatory authorities and other governmental agencies in connection with the proposed merger. If the merger is not completed, Bancorp 34 and CBOA would have to recognize these expenses without realizing the anticipated benefits of the merger.

Because CBOA common stock is traded infrequently, it is difficult to determine how the fair value of CBOA common stock compares with the merger consideration.

CBOA’s common stock is quoted on the OTC Markets Groups, Inc.’s Pink Open Market. The market for CBOA common stock has historically been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of CBOA common stock. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of shares of CBOA common stock.

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Because of the fixed exchange ratio and the fluctuation of the market price of Bancorp 34 common stock, CBOA shareholders will not know at the time of the special meeting the market value of the merger consideration they will receive at the effective time of the merger.

Pursuant to the merger agreement, each share of CBOA stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.2628 shares of Bancorp 34 common stock.

The market value of the merger consideration may vary from the market value on the date CBOA and Bancorp 34 announced the merger, on the date that this joint proxy statement/prospectus is mailed, on the date of the CBOA special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Bancorp 34 common stock. Any fluctuation in the market price of Bancorp 34 common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Bancorp 34 common stock that CBOA shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Bancorp 34 and CBOA, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the CBOA special meeting, CBOA shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. CBOA shareholders should obtain current sale prices for shares of Bancorp 34 common stock before voting their shares at the CBOA special meeting.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve, the OCC and other regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 113 . These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, or Congressional leadership and regulatory agency leadership.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

Despite the parties’ commitments to use their reasonable best efforts to take all actions to consummate the merger, neither Bancorp 34, nor CBOA nor their respective subsidiaries are required under the terms of the merger agreement to take any action, commit to take any action, or agree to any condition or restriction in connection with obtaining regulatory approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. See the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 113 .

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The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the CBOA identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of CBOA as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 141 .

Certain of CBOA’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of CBOA common stock generally.

Holders of CBOA common stock should be aware that some of CBOA’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of CBOA common stock generally. These interests and arrangements may create potential conflicts of interest. The CBOA board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that CBOA shareholders vote to approve the merger agreement. For a more complete description of these interests, please see the section entitled “The Merger—Interests of CBOA’s Directors and Executive Officers in the Merger” beginning on page 109 .

Termination of the merger agreement could negatively affect CBOA or Bancorp 34.

If the merger is not completed for any reason, including as a result of CBOA shareholders or Bancorp 34 stockholders failing to approve the respective merger proposal, there may be various adverse consequences. For example, CBOA’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated under certain circumstances, CBOA or Bancorp 34 may be required to pay the other party a termination fee of $1,200,000.

CBOA and Bancorp 34 will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on customers may have an adverse effect on CBOA and/or Bancorp 34. These uncertainties could cause customers and others that deal with CBOA and/or Bancorp 34 to seek to change existing business relationships with CBOA and/or Bancorp 34. In addition, subject to certain exceptions, CBOA and Bancorp 34 have each agreed to operate its business in all material respects in the usual, regular and ordinary course and to use commercially reasonable efforts to preserve its business organization and assets and franchise until the merger occurs and to refrain from taking other specified actions without the consent of the other party. These restrictions may prevent CBOA and/or Bancorp 34 from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 120 .

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The merger agreement contains provisions that may discourage other companies from trying to acquire CBOA for greater merger consideration.

The merger agreement contains provisions that may discourage a third-party from submitting an acquisition proposal to CBOA that might result in greater value to CBOA shareholders than the proposed merger with Bancorp 34 or may result in a potential competing acquirer proposing to pay a lower per share price to acquire CBOA than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on CBOA from soliciting, or entering into discussions with any third-party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by the CBOA board of directors. In addition, CBOA may be required to pay Bancorp 34 a $1,200,000 termination fee upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “The Merger Agreement—Termination Fee” beginning on page 132 .

The shares of Bancorp 34 common stock to be received by holders of CBOA common stock as a result of the merger will have different rights from the shares of CBOA common stock.

In the merger, holders of CBOA common stock will become holders of Bancorp 34 common stock and their rights as shareholders will be governed by Maryland law and the governing documents of the combined company. The rights associated with Bancorp 34’s common stock are different from the rights associated with CBOA common stock. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 256 for a discussion of the different rights associated with Bancorp 34 common stock.

Bancorp 34 stockholders and CBOA shareholders will each have reduced ownership and voting interest in and will exercise less influence over management of the combined company.

Bancorp 34 common stockholders currently have the right to vote in the election of Bancorp 34’s board of directors and on other matters affecting Bancorp 34, and CBOA common shareholders currently have the right to vote in the election of CBOA’s board of directors and on other matters affecting CBOA. When the merger occurs, each CBOA shareholder will become a stockholder of Bancorp 34, and each CBOA shareholder and Bancorp 34 stockholder will have a percentage ownership in the combined company that is much smaller than the shareholder’s percentage ownership of either CBOA or Bancorp 34 individually. Based on the number of shares of Bancorp 34 common stock and CBOA common stock outstanding at the close of business on the CBOA record date of [•] , and based on the number of shares of Bancorp 34 voting and non-voting common stock expected to be issued in the merger, the former holders of CBOA common stock as a group will receive shares in the merger constituting approximately 41.3% of the outstanding shares of Bancorp 34 voting common stock and 36.8% of the outstanding shares of Bancorp 34 voting and non-voting common stock immediately after the merger. As a result, current stockholders of Bancorp 34 as a group will own approximately 58.7% of the outstanding shares of Bancorp 34 voting common stock and 63.2% of the outstanding shares of Bancorp 34 voting and non-voting common stock immediately after the merger. Because of this, each CBOA shareholder and Bancorp 34 stockholder will have less influence on the management and policies of the combined company than each now has on the management and policies of CBOA or Bancorp 34 individually.

The opinions of Bancorp 34’s and CBOA’s financial advisors delivered to the parties’ respective boards of directors prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinions, including the change to the exchange ratio resulting from the amendment to the merger agreement.

Each of the opinions of Bancorp 34’s and CBOA’s financial advisors was delivered on, and dated, April 26, 2023 and April 27, 2023, respectively. Neither MJC nor Piper Sandler was asked to update its respective opinion in connection with the amendment to merger agreement entered into between Bancorp 34 and CBOA on December 21, 2023, which amended the exchange ratio from 0.24 to 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock. As such, the respective opinions are based on the initial exchange ratio of 0.24 and do not opine as to the fairness of the amended exchange ratio of 0.2628. For more information, see the section entitled “The Merger—Background of the Merger” included in this joint proxy statement/prospectus beginning on page 78

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of this joint proxy statement/prospectus. Changes in the operations and prospects of Bancorp 34 or CBOA, general market and economic conditions and other factors that may be beyond the control of Bancorp 34 or CBOA may significantly alter the value of Bancorp 34 or CBOA or the prices of Bancorp 34 common stock or CBOA common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. See “The Merger — Opinion of Bancorp 34’s Financial Advisor” beginning on page 103 and “The Merger — Opinion of CBOA’s Financial Advisor” beginning on page 86 .

There is a limited trading market in Bancorp 34 common stock and there is no assurance Bancorp 34 will continue to quote its common stock on the OTCQB Venture Market, including the Bancorp 34 common stock issued to CBOA shareholders in the merger, which would hinder your ability to sell Bancorp 34 common stock and may lower the market price of the stock.

If the merger is completed, the shares of Bancorp 34 common stock which will be issued to CBOA shareholders in the merger will be freely transferable. Our common stock is currently quoted on the OTC Markets Groups, Inc.’s OTCQB Venture Market under the symbol “BCTF.” The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of Bancorp 34 common stock on short notice. In addition, Bancorp 34’s public float, which is the total number of our outstanding shares less the shares held by Bank 34 and Bancorp 34’s directors and executive officers and their related stockholders, is quite limited. As a result, there is not currently an active trading market for Bancorp 34’s common stock. Accordingly, shareholders should consider the potential illiquid and long-term nature of an investment in Bancorp 34 common stock. Even though the Bancorp 34 stockholder base will increase as a result of the merger, there can be no assurance that an active and liquid trading market for Bancorp 34 will develop, or once developed, will continue, nor any assurance that CBOA shareholders will be able to sell their shares at or above any particular price following the merger.

In addition, pursuant to the merger agreement, Bancorp 34 has agreed to take all actions reasonably necessary, and otherwise use its reasonable best efforts, to permit the shares of Bancorp 34 common stock issued to CBOA shareholders in the merger to be traded or quoted on the primary exchange, or broker-dealer network on which Bancorp 34 common stock is listed or quoted. Additionally, the approval of Bancorp 34 common stock to be issued in the merger to be traded on the primary exchange, or quoted on any broker-dealer network, on which Bancorp 34 common stock is listed or quoted (which is currently the OTCQB Venture Market) is a condition to closing the merger. This condition to closing may be waived by CBOA and Bancorp 34, acting jointly, in which case the shares issued in the merger could still be issued, but they would not be quoted on the OTCQB Venture Market. While Bancorp 34 currently intends to continue to have its common stock being quoted on the OTCQB Venture Market, including the shares of Bancorp 34 common stock issued to CBOA shareholders in the merger, there is no assurance that Bancorp 34 common stock will continue to be quoted on OTCQB Venture Market or any other exchange after the closing of the merger. Additionally, there is no assurance that CBOA and Bancorp 34 will agree to waive the condition that the shares of Bancorp 34 common stock to be issued to CBOA shareholders in the merger be approved to be traded on the primary exchange, or quoted on any broker-dealer network, on which Bancorp 34 common stock is listed or quoted. If the parties agree to waive this condition or if Bancorp 34 common stock is not quoted on OTCQB Venture Market or quoted or listed on a similar exchange or broker-dealer network in the future, there can be no assurance that an active and liquid trading market for Bancorp 34 will develop, or once developed, will continue, nor any assurance that CBOA shareholders will be able to sell their shares at or above any particular price following the merger. Bancorp 34 has no current intention to list its common stock on a national securities exchange.

The market price of Bancorp 34 common stock after the merger may be affected by factors different from those affecting the shares of CBOA or Bancorp 34 currently.

In the merger, holders of CBOA common stock will become holders of Bancorp 34 common stock. Bancorp 34’s business differs from that of CBOA. Accordingly, the results of operations of the combined company and the market price of Bancorp 34 common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Bancorp 34 and

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CBOA. For a discussion of the business and market of Bancorp 34 and of some important factors to consider in connection with its business, please see “Information About Bancorp 34.” For a discussion of the business and market of CBOA and of some important factors to consider in connection with its business, please see “Information About CBOA.”

We recently ceased paying dividends and do not intend to pay dividends in the near-term and our future ability to pay dividends is subject to restrictions.

We currently conduct substantially all of our operations through our subsidiaries, and the principal source of funds to pay dividends on our common stock and service any of our obligations are dividends received directly from our subsidiaries, including Bank 34. As is the case with all financial institutions, the profitability of Bank 34 is subject to the fluctuating cost and availability of money, changes in interest rates, and in economic conditions in general. In addition, various federal statutes and regulations limit the amount of dividends that Bank 34 may pay to us, with or without regulatory approval. Until the second quarter of 2023, we had paid regular quarterly dividends since 2019. Our board of directors determined that a quarterly dividend would not be paid beginning in the third quarter of 2023, and currently intends to retain all of our earnings to promote growth and build capital. Accordingly, we do not expect to pay dividends in the near-term and there can be no assurance if or when we will resume paying dividends. Bancorp 34 stockholders are entitled to receive only such cash dividends as our board of directors may declare out of funds legally available for such payments. Any declaration and payment of dividends on Bancorp 34 common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to Bancorp 34 common stock, and other factors deemed relevant by the board of directors.

Recent events impacting the financial services industry may adversely affect the business of Bancorp 34, CBOA and the market price of their common stock.

Recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time at Silicon Valley Bank, Signature Bank and First Republic Bank that contributed to the failure of those institutions have resulted in decreased confidence in banks among depositors, other counterparties and investors, as well as significant disruption, volatility and reduced valuations of equity and other securities of banks in the capital markets. These events have occurred against the backdrop of a rapidly rising interest rate environment which, among other things, have resulted in unrealized losses in longer duration securities and loans held by banks, more competition for bank deposits, reduced net interest margins and may increase the risk of a potential recession. These events and developments could materially and adversely impact the business or financial condition of Bancorp 34 and CBOA, including through potential liquidity pressures, reduced net interest margins, and potential increased credit losses. These recent events and developments have, and could continue to, adversely impact the market price and volatility of Bancorp 34’s and CBOA’s common stock. Like other bank stocks, the market price for Bancorp 34’s and CBOA’s common stock has fallen since March 1, 2023. For example, from March 1, 2023 to September 30 , 2023, the market price of the KBW Nasdaq Regional Banking Index (NASDAQ: KRX) has fallen 19.8%. Similarly, for the same time period, the market prices for Bancorp 34 common stock and CBOA common stock have each fallen 33.3%, and 32.9% respectively .

These recent events may also result in changes to laws or regulations governing banks and bank holding companies or result in the impositions of restrictions through supervisory or enforcement activities, including higher capital requirements, which could have a material impact on the businesses of Bancorp 34 and CBOA. The cost of resolving the recent failures may prompt the FDIC to increase its premiums above the recently increased levels or to issue additional special assessments. Bancorp 34 and CBOA are generally unable to control the amount of premiums or special assessments that their respective banking subsidiaries may be required to pay for FDIC insurance.

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Certain Stockholders, including Castle Creek and Brush Creek following the merger, will exercise significant influence over the combined company, and their interests in the combined company may be different than yours.

Upon the closing of the merger, certain of the stockholders of Bancorp 34, including Castle Creek, Brush Creek and AB Financial Services Opportunities will own, in the aggregate, approximately 28.16% of the outstanding shares of the combined company voting common stock (assuming the conversion of non-voting common stock to common stock and the exercise of warrants held), and will exercise significant influence over the combined company through such ownership.

In addition, following the merger, under the Securities Purchase Agreements with Castle Creek and Brush Creek, Castle Creek and Brush Creek, will be entitled to designate two of our eight directors, so long as certain stock ownership thresholds are maintained. See “Certain Relationships and Related Party Transactions of Bancorp 34— Arrangements with Castle Creek Fund VIII, L.P. and Brush Creek-B 34, LLC” beginning on page 212 . The directors nominated by Castle Creek and Brush Creek will have significant authority to make decisions affecting our business, including, among others, the issuance of additional capital stock, the incurrence of additional indebtedness, mergers and acquisitions, the decision of whether or not to declare dividends and other extraordinary corporate matters.

The interests of these significant stockholders of Bancorp 34 may conflict with the interests of other combined company stockholders. For example, some or all of Bancorp 34’s significant stockholders may support certain long-term strategies or objectives for the combined company that may not be accretive to combined company stockholders in the short term. The concentration of ownership may also delay, defer or even prevent a change in control of the combined company, even if such a change in control would benefit the other combined company stockholders, and may make some transactions more difficult or impossible without the support of Bancorp 34’s significant stockholders.

Risks Related to Bancorp 34 and its Business

As used in the remaining sections of these Risk Factors, unless the context requires otherwise, the terms “Bancorp 34,” “we,” “us” and “our” refer to Bancorp 34 and its consolidated subsidiaries before the merger with CBOA.

Economic and Geographic-Related Risks

Our business may be adversely affected by economic conditions. Generally, in periods of economic downturns, including periods of rising interest rates and recessions, our realized credit losses increase, our deposit and funding costs increase, demand for our products and services declines, and the credit quality of our loan portfolio declines.

Our financial performance generally, and in particular, the ability of borrowers to pay interest on and repay the principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer and whose success we rely on to drive our growth, is highly dependent upon the business environment in the primary markets where we operate and in the United States as a whole. Unlike larger financial institutions that are more geographically diversified, we are a community bank that provides banking and financial services to customers primarily in Arizona and New Mexico. The economic conditions in these markets may be different from, and in some instances worse than, the economic conditions in the United States as a whole.

Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, the prevailing yield curve, inflation, monetary supply, fluctuations in the debt and equity capital markets, and the strength of the domestic economy and the local economies in the markets in which we operate. Unfavorable market conditions can result in a deterioration of the credit quality of borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, foreclosures, additional provisions for loan losses,

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adverse asset values, a reduction in assets under management or administration, and an increase in our deposit and funding costs. A substantial component of our loan portfolio is secured by real estate. A decline in real estate values can negatively impact our ability to recover our investment should the borrower become delinquent. Loans secured by stock or other collateral may be adversely impacted by a downturn in the economy and other factors that could reduce the recoverability of our investment. Unsecured loans are dependent on the solvency of the borrower, which can deteriorate, leaving us with a risk of loss. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence, limitations on the availability of or increases in the cost of credit and capital, increases in inflation or interest rates, high unemployment, natural disasters, epidemics and pandemics (such as COVID-19), state or local government insolvency, or a combination of these or other factors.

More specifically, the market conditions in the markets in which we have a presence may be different from, and could be worse than, the economic conditions in the United States as a whole. As of July 2023, the unemployment rates in Arizona and New Mexico were each 3.6% while the United States unemployment rate was 3.8%. For the first quarter of 2023 as compared to the fourth quarter of 2022, Arizona and New Mexico had gross domestic product (GDP) growth of 0.7% and 0.4%, respectively, as compared to 1.5% GDP growth for the United States over the same time period. Additionally, for the first quarter of 2023 each of Arizona and New Mexico had deposit growth of $3.5 billion and $34 million, respectively. As discussed elsewhere in these Risk Factors, inflationary pressures have caused the Federal Reserve to recently increase interest rates although the Federal Reserve has indicated that there could be interest rate decreases in 2024 . Increases in interest rates in the past have led to recessions of various lengths and intensities and might lead to such a recession in the near future. Such a recession or any other adverse changes in business and economic conditions generally or specifically in the markets in which we operate could affect our business, including causing one or more of the following negative developments:

•	an increase in our deposit and funding costs;
•	a decrease in the demand for loans and other products and services we offer;
•	a decrease in our deposit account balances as customers move funds to seek to obtain maximum federal deposit insurance coverage or to seek higher interest rates;
•	a decrease in the value of the collateral securing our residential or commercial real estate loans;
•	a permanent impairment of our assets; or
•	an increase in the number of customers or other counterparties who default on their loans or other obligations to us, which could result in a higher level of NPAs, net charge-offs and provision for loan losses.

The impact of the COVID-19 pandemic is fluid and there is pervasive uncertainty surrounding the future economic conditions that will emerge in the years following the onset of the pandemic. Moreover, as economic conditions relating to the pandemic have improved over time, the Federal Reserve has shifted its focus to limiting inflationary and other potentially adverse effects of the pandemic-related government stimulus, which signals the potential for a continued period of economic uncertainty. In addition, there are continuing concerns related to, among other things, the level of U.S. government debt and fiscal actions that may be taken to address that debt, the potential resurgence of economic and political tensions with China or the Russian invasion of Ukraine, each of which may have a destabilizing effect on financial markets and economic activity. Economic pressure on consumers and overall economic uncertainty may result in changes in consumer and business spending, borrowing and saving habits. These economic conditions and/or other negative developments in the domestic or international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Declines in real estate values and sales volumes and high unemployment or underemployment may also result in higher than expected loan delinquencies, increases

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in our levels of nonperforming and classified assets and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.

Inflationary pressures present a potential threat to our results of operation and financial condition.

The United States generally and the regions in which we operate specifically have recently experienced, for the first time in decades, significant inflationary pressures, evidenced by higher gas prices, higher food prices and higher prices for other consumer items. Inflation represents a loss in purchasing power because the value of investments does not keep up with inflation and erodes the purchasing power of money and the potential value of investments over time. Accordingly, inflation can result in material adverse effects upon our customers, their businesses and, as a result, our financial position and results of operation. Inflation also can and does generally lead to higher interest rates, which have their own separate risks. Decreased deposit balances could result in our reliance upon higher cost funding sources. See Lending and Interest Rate Risks included in these Risk Factors below.

The Federal Reserve has implemented significant economic strategies that have affected interest rates, inflation, asset values, and the shape of the yield curve. These strategies have had, and will continue to have, a significant impact on our business and on many of our clients.

To illustrate: in response to the recession in 2008-09 and the following uneven recovery, the Federal Reserve implemented a series of domestic monetary initiatives designed to lower rates and make credit easier to obtain. The Federal Reserve changed course in 2015, raising rates several times through 2018. The last raise in 2018 was accompanied by a substantial and broad stock market decline. In 2019, the Federal Reserve began to lower rates. In 2020, in response to economic disruption associated with the COVID-19 pandemic, the Federal Reserve quickly reduced short-term rates to extremely low levels and acted to influence the markets to reduce long-term rates as well. During 2021, the Federal Reserve significantly reduced its “easing” actions that held down long-term rates. During 2022, the Federal Reserve switched to a tightening policy. It raised short term rates significantly and rapidly over most of the year. Those actions triggered a significant decline in the values of most categories of U.S. stocks and bonds; impacted bank asset values, funding costs, and liquidity resources; significantly raised recessionary expectations for the U.S.; and inverted the yield curve through the second quarter of 2023. The Federal Reserve has slowed the rate of increases in 2023 with 25 basis point increases occurring in February, March, May, and July. The Federal Reserve has not increased interest rates since July and has indicated that interest rate decreases may occur in 2024.

The recent increases in interest rates may have significant and adverse effects upon our business as well as the business of many of our customers. For example, the raising of short-term interest rates: (i) increases our cost of funds due largely to overall increases in the cost of our deposits which may decrease our net interest margin; (ii) increases the cost of our other funding sources such as borrowings from the Federal Home Loan Bank which we utilize for liquidity which may further decrease our net interest margins; (iii) may cause a decline in the value of our investment portfolio which could result in unrealized or realized losses if the investments are sold; (iv) may cause a decline in the demand for our products if borrowers are no longer able to afford our loans or if our competitors offer more attractive rates for loans or deposits; and (v) may cause an increase in the number of customers who default on their loans or obligations to us as they may not be able to fund higher loan payments on floating interest rate loans or have the ability to refinance maturing loans at higher interest rates. Risks associated with interest rates and the yield curve and their potential effects on financial institutions are further discussed in these Risk Factors under the Caption Lending and Interest Rate Risks.

Federal Reserve strategies can, and often are intended to, affect the domestic money supply, inflation, interest rates, and the shape of the yield curve.

Effects on the yield curve often are most pronounced at the short end of the curve, which is of particular importance to us and other banks. Among other things, easing strategies are intended to lower interest rates, expand the money supply, and stimulate economic activity, while tightening strategies are intended to increase interest

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rates, discourage borrowing, tighten the money supply, and restrain economic activity. However, as noted above, in 2022 short term rates rose faster than long term rates to the point that the yield curve inverted for much of the final two quarters of the year. This sort of phenomenon—where short term rates are raised more strongly and rapidly than long-term rates can follow—is relatively common. It is not clear when long term rates are likely to catch up.

Many external factors may interfere with the effects of these plans or cause them to be changed, sometimes quickly. Such factors include significant economic trends or events as well as significant international monetary policies and events. As exemplified by the March 2023 bank failures in the U.S., such strategies also can affect the U.S. and world-wide financial systems in ways that may be difficult to predict. Risks associated with interest rates and the yield curve and their potential effects on financial institutions are discussed in these Risk Factors under the Caption Lending and Interest Rate Risks.

Lending and Interest Rate Risks

If we fail to effectively manage credit risk, our business and financial condition will suffer.

We must effectively manage credit risk. There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. There is no assurance that our credit risk monitoring and loan approval procedures are or will be adequate or will reduce the inherent risks associated with lending.

Our risk management practices, such as monitoring the concentration of our loans within specific industries and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. Many of our loans are made to small and medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, we may have significant exposure if any of these borrowers become unable to pay their loan obligations as a result of economic or market conditions, or personal circumstances. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for credit losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition and results of operations.

Our estimated allowance for credit losses and fair value adjustments with respect to acquired loans may prove to be insufficient to absorb actual losses in our loan portfolio, which may adversely affect our business, financial condition and results of operations.

We are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to ensure full repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and ability to meet our obligations. We evaluate the collectability of our loan portfolio and we maintain an allowance for credit losses that represents management’s judgment of probable losses and risks inherent in our loan portfolio that we believe to be adequate based on a variety of factors including but not limited to: the risk characteristics of various classifications of loans, previous loan loss experience, specific loans that have loss potential, delinquency trends, estimated fair market value of the collateral, current economic conditions, the views of our regulators, and geographic and industry loan concentrations. If our evaluation is incorrect and defaults by borrowers lead to loan losses that exceed our allowance for credit losses, our earnings could be significantly and adversely affected. No assurance can be given that the allowance will be adequate to cover loan losses incurred in our portfolio. We may experience losses in our loan portfolio or perceive adverse conditions and trends that may require us to significantly increase our allowance for credit losses in the future, a decision that would reduce earnings.

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The application of the acquisition method of accounting in any future acquisitions, including the proposed merger with CBOA, will impact our allowance for credit losses. Under the acquisition method of accounting, all acquired loans will be recorded in our consolidated financial statements at their estimated fair value at the time of acquisition and any related allowance for credit loss was eliminated because credit quality, among other factors, was considered in the determination of fair value. To the extent that our estimates of fair value are too high, we will incur losses associated with the acquired loans.

In addition, our regulators, as an integral part of their periodic examination, review our methodology for calculating, and the adequacy of, our allowance and provision for credit losses. Although we believe that the methodology used by us to determine the amount of both the allowance for credit losses and provision is effective, the regulators or our auditor may conclude that changes are necessary based on information available to them at the time of their review, which could impact our overall credit portfolio. Such changes could result in, among other things, modifications to our methodology for determining our allowance or provision for credit losses or models, reclassification or downgrades of our loans, increases in our allowance for credit losses or other credit costs, imposition of new or more stringent concentration limits, restrictions in our lending activities and/or recognition of further losses. Further, if actual charge-offs in future periods exceed the amounts allocated to the allowance for credit losses, we may need additional provisions for credit losses to restore the adequacy of our allowance for credit losses.

We are exposed to higher credit risk by commercial real estate, commercial business, and construction lending.

Commercial real estate, commercial business and construction lending usually involves higher credit risks than that of single-family residential lending. At September 30, 2023, the following loan types accounted for the stated percentages of our total loan portfolio: commercial real estate (owner and non-owner occupied)— 56.0%, commercial and industrial business— 10.5%, and construction and land development lending— 8.1%. These types of loans involve larger loan balances to a single borrower or groups of related borrowers.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends in some cases on successful development of their properties, as well as the factors affecting residential real estate borrowers. These loans may involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner. The increase in market rates could increase the risk that a borrower is unable to meet the credit standards needed to refinance a loan.

Commercial and industrial business loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses, which may be unpredictable, and the collateral securing these loans may fluctuate in value. Although commercial and industrial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use. In addition, business assets may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral value provided by the borrower and liquidity of the guarantor.

Risk of loss on a construction and land development loan depends largely upon whether our initial estimate of the property’s value at completion of construction exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

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Commercial real estate, commercial business, and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review, and monitoring cannot eliminate all of the risks related to these loans.

As of September 30, 2023, our commercial real estate loans (owner and non-owner occupied) were equal to 358 % of our total risk-based capital. The banking regulators give commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement enhanced underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loans are secured by real estate. As of September 30, 2023, approximately 89.3 % of such loans had real estate as primary collateral. Additionally, certain loans may have real estate as a secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. Deterioration in the real estate market could cause us to adjust our opinion of the level of credit quality in our loan portfolio. Such a determination may lead to an additional increase in our provisions for loan losses, which could also adversely affect our business, financial condition, and results of operations.

Nonperforming assets take significant time and resources to resolve and adversely affect our results of operations and financial condition.

At September 30, 2023, we had a total of approximately $ 9.9 million of nonperforming assets or approximately 1.71 % of total assets. Our nonperforming assets as of September 30, 2023, are higher than our historical levels of nonperforming assets, primarily due to a single real estate secured loan becoming non-performing as of September 30, 2023. While we hope to decrease the levels of nonperforming assets in the near future, there is no assurances that levels of nonperforming assets will decrease. Our nonperforming assets adversely affect our net income in various ways. We do not record interest income on nonaccrual loans or other real estate owned, thereby adversely affecting our net income and returns on assets and equity, increasing our loan administration costs and adversely affecting our efficiency ratio. When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of nonperforming assets increases our risk profile and may impact the capital levels regulators believe are appropriate in light of the ensuing risk profile. In addition, the resolution of nonperforming assets requires significant commitments of time from management, which may materially and adversely impact their ability to perform their other responsibilities. If we experience increases in nonperforming loans and nonperforming assets, our net interest income may be negatively impacted and our loan administration costs could increase, each of which could have an adverse effect on our net income and related ratios, such as return on assets and equity.

New accounting standards such as ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) (CECL) could require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations.

The measure of our allowance for loan losses has been impacted by the adoption and interpretation of accounting standards. The Financial Accounting Standards Board, or FASB, has issued a new credit impairment model, the Current Expected Credit Loss, or CECL model, which became applicable to us in 2023. Under the CECL model, we are required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is based on information about past events, including historical experience, current

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conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement takes place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the “incurred loss” model previously required under GAAP, which delayed recognition until it is probable a loss was incurred. Accordingly, the CECL model may create more volatility in the level of our allowance for credit losses. If we are required to materially increase our level of allowance for credit losses for any reason, such increase could adversely affect our business, financial condition and results of operations. Upon adoption, we recorded an increase to the allowance for credit losses (ACL) on loans held-for-investment of $604,000, established an ACL on unfunded commitments of $164,000, established an ACL on held-to-maturity investments of $38,000, recorded an increase to deferred tax assets of $152,000, and a corresponding one-time cumulative reduction to retained earnings, net of tax, of $654,000 in the consolidated balance sheet as of January 1, 2023.

We are subject to interest rate risk, which could adversely affect our financial condition and profitability.

The majority of our banking assets are subject to changes in interest rates. For example, as of September 30, 2023, 32.8 % of our loan portfolio, including loan level derivative instruments, consisted of floating and adjustable interest rate loans. Like most financial institutions, our earnings significantly depend on our net interest income, the principal component of our earnings, which is the difference between interest earned by us from our interest-earning assets, such as loans and investment securities, and interest paid by us on our interest-bearing liabilities, such as deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will negatively impact our earnings. Many factors beyond our control impact interest rates, including economic conditions, governmental monetary policies, inflation, recession, changes in unemployment, the money supply, and disorder and instability in domestic and foreign financial markets. Changes in monetary policies of the various government agencies could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could also affect our ability to originate loans and obtain deposits, the fair value of our financial assets and liabilities, and the average duration of our assets and liabilities.

In addition, inflationary pressures will increase our operating cost and could have a significant negative effect on our borrowers, especially our business borrowers, and the values of collateral securing loans, which could negatively affect our financial performance. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment of loans, and the rates received on loans.

In a declining interest rate environment, there may be an increase in prepayments on loans as borrowers refinance their loans at lower rates. Interest rate increases often result in larger payment requirements for our floating interest rate borrowers, which increases the potential for default. At the same time, the marketability of the property securing a loan may be adversely affected by any reduced demand resulting from higher interest rates. An increase (or decrease) in interest rates may also require us to increase (or decrease) the interest rates that we pay on our deposits.

Changes in interest rates also can affect the value of loans, securities and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to increases in nonperforming assets, charge-offs and delinquencies, further increases to the allowance for credit losses, and a reduction of income recognized, among others, which could have a material adverse effect on our results of operations and cash flows. Further, when we place a loan on non-accrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. At the same time, we continue to have a cost to fund the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets could have a material adverse impact on our net interest income.

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Additionally, an increase in interest rates may not increase our net interest income to the same extent we currently anticipate based on our modeling estimates and the assumptions underlying such modeling. Our failure to benefit from an increased interest rate environment to the extent we currently estimate, to the same extent as our competitors or at all could have a material adverse effect on our business, financial condition and results of operations.

In response to the COVID-19 pandemic, the Federal Open Market Committee cut short-term interest rates to a record low range of 0% to 0.25%. Over the course of 2022 and throughout 2023 these record low rates were reversed, with the Federal Reserve signaling its concerns with respect to inflation. Interest rates have remained constant in the second half of 2023.

Our cost of funds may increase as a result of general economic conditions, FDIC insurance assessments, interest rates and competitive pressures.

We have traditionally obtained funds through local deposits and thus we have a base of lower cost transaction deposits. Generally, we believe local deposits are a cheaper and more stable source of funds than other borrowings because interest rates paid for local deposits are typically lower than interest rates charged for borrowings from the Federal Reserve or from other institutional lenders and reflect a mix of transaction and time deposits, whereas brokered deposits typically are higher cost time deposits. Further, economic conditions and rising interest rates could result in a decrease in our transaction deposit account balances as customers seek to obtain maximum federal deposit insurance coverage or to seek higher interest rates. Our cost of funds has increased in the past 12 months due largely to overall increases in the cost of our deposits. These trends are likely to continue into 2024 . Additionally, our costs of funds and our profitability and liquidity are likely to be adversely affected if, and to the extent, we have to rely upon higher cost borrowings from the Federal Reserve or other institutional lenders, such as the Federal Home Loan Bank (“FHLB”), or upon brokers to fund liquidity needs, and changes in our deposit mix, pricing, and growth could adversely affect our profitability and the ability to expand our loan portfolio. Further, as a result of the March 2023 bank closures and in an effort to strengthen public confidence in the banking system and protect depositors, regulators have announced that any losses to the Deposit Insurance Fund to support uninsured depositors will be recovered by a special assessment on banks, as required by law, which could increase the cost of our FDIC insurance assessments and affect our profitability.

Rapidly rising interest rates will impact the value of our investment securities and the cost of our funding sources, including deposits.

Our profitability is highly dependent on our net interest income, which is the difference between the interest income paid to us on our loans and investments and the interest we pay to third parties such as our depositors, lenders and debt holders. Changes in interest rates can impact our profits and the fair values of certain of our assets and liabilities. Higher market interest rates and increased competition for deposits may result in higher interest expense, as we may offer higher rates to attract or retain customer deposits. Increases in interest rates also may increase the amount of interest expense we pay to creditors on short and long-term debt. Interest rate risk can also result from mismatches between the dollar amounts of re-pricing or maturing assets and liabilities and from mismatches in the timing and rates at which our assets and liabilities re-price. Changes in market values of investment securities classified as available for sale are impacted by higher rates and can negatively impact our other comprehensive income and equity levels through accumulated other comprehensive income, which includes net unrealized gains and losses on those securities. Further, such losses could be realized into earnings should liquidity and/or business strategy necessitate the sales of securities in a loss position. In March 2023, the Federal Reserve announced the creation of a new Bank Term Funding Program in an effort to minimize the need for banks to sell securities at a loss in times of stress. We may elect to use the Bank Term Funding Program on an as needed basis. We actively monitor and manage the balances of our maturing and re-pricing assets and liabilities to reduce the adverse impact of changes in interest rates, but there can be no assurance that we will be able to avoid material adverse effects on our net interest margin in all market conditions.

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A flat or inverted yield curve may reduce our net interest margin and adversely affect our loan and investment portfolios.

The yield curve is a reflection of interest rates applicable to short and long-term debt. The yield curve is steep when short-term rates are much lower than long-term rates; it is flat when short-term rates and long-term rates are nearly the same; and it is inverted when short-term rates exceed long-term rates. Historically, the yield curve is usually upward sloping (higher rates for longer terms). However, the yield curve can be relatively flat or inverted (downward sloping), which has happened several times in the past few years, and in fact was common in the second half of 2022 and early 2023. A flat or inverted yield curve, which tends to decrease net interest margin, which would adversely impact our lending businesses and investment portfolio. The Federal Reserve, consistent with long-term goals, has been raising rates in response to inflation. We cannot predict how long those conditions will exist. In 2024 there is significant risk, especially if inversion remains common and a recession begins, that our net interest margin could compress.

We are subject to environmental liability risk associated with our business activities.

We own certain of our properties, and, in the course of our business, we may purchase real estate, or we may foreclose on and take title to real estate. As a result, we could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial and could exceed the value of the underlying properties. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. Any significant environmental liabilities could have a material adverse effect on our business, financial condition and results of operations.

In addition, we are subject to the growing risk of climate change. Among the risks associated with climate change are more frequent severe weather events. Severe weather events such as droughts, heat waves, hurricanes, tropical storms, tornados, winter storms, freezes, flooding and other large-scale weather catastrophes in our markets subject us to significant risks and more frequent severe weather events magnify those risks. Large-scale weather catastrophes or other significant climate change effects that either damage or destroy residential or multifamily real estate underlying mortgage loans or real estate collateral, or negatively affects the value of real estate collateral or the ability of borrowers to continue to make payments on loans, could decrease the value of our real estate collateral or increase our delinquency rates in the affected areas and thus diminish the value of our loan portfolio. Such events could also cause downturns in economic and market conditions generally, which could have an adverse effect on our business and financial results. The potential losses and costs associated with climate change related risks are difficult to predict and could have a material adverse effect on our business, financial condition and results of operation.

Operational Risks

We are subject to losses due to errors, omissions or fraudulent behavior by our employees, clients, counterparties or other third parties.

We are exposed to many types of operational risk, including the risk of fraud by employees and third parties, clerical recordkeeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially and adversely affected if employees, clients, counterparties or other third parties caused an operational breakdown or failure, either as a result of human error, fraudulent manipulation or purposeful damage to any of our operations or systems.

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In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information. We also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, we may assume that a customer’s audited financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our earnings are significantly affected by our ability to properly originate, underwrite and service loans. Our financial condition and results of operations could be negatively impacted to the extent we incorrectly assess the creditworthiness of our borrowers, fail to detect or respond to deterioration in asset quality in a timely manner, or rely on financial statements that do not comply with GAAP or are materially misleading.

We are exposed to the possibility of technology failure and a disruption in our operations may adversely affect our business.

We rely on our computer systems and the technology of outside service providers. Our daily operations depend on the operational effectiveness of their technology. We rely on our systems to accurately track and record our assets and liabilities. If our computer systems or outside technology sources become unreliable, fail, or experience a breach of security, our ability to maintain accurate financial records may be impaired, which could materially affect our business operations and financial condition. In addition, a disruption in our operations resulting from failure of transportation and telecommunication systems, loss of power, interruption of other utilities, natural disaster, fire, global climate changes, computer hacking or viruses, failure of technology, terrorist activity or the domestic and foreign response to such activity or other events outside of our control could have an adverse impact on the financial services industry as a whole and/or on our business. Our business recovery plan may not be adequate and may not prevent significant interruptions of our operations or substantial losses. The increased number of cyberattacks during the past few years has further heightened our attention to this risk.  As such, we are continuously reviewing and implementing additional security controls and generally expanding our cybersecurity team to monitor and assist with the mitigation of this ever-increasing risk.

Fraud is a major, and increasing, operational risk for us and all banks.

Two traditional areas, deposit fraud (check kiting, wire fraud, etc.) and loan fraud, continue to be major sources of fraud attempts and loss. The sophistication and methods used to perpetrate fraud continue to evolve as technology changes. In addition to cybersecurity risk (discussed below), new technologies have made it easier for bad actors to obtain and use client personal information, mimic signatures and otherwise create false documents that look genuine. The industry fraud threat continues to evolve, including but not limited to card fraud, check fraud, social engineering and phishing attacks for identity theft and account takeover. Our anti-fraud measures are both preventive and, when necessary, responsive; however, some level of fraud loss is unavoidable, and the risk of a major loss cannot be eliminated.

Our ability to conduct and grow our businesses is dependent in part upon our ability to create, maintain, expand, and evolve an appropriate operational and organizational infrastructure, manage expenses, and recruit and retain personnel with the ability to manage a complex business.

Operational risk can arise in many ways, including: errors related to failed or inadequate physical, operational, information technology, or other processes; faulty or disabled computer or other technology systems; fraud, theft, physical security breaches, electronic data and related security breaches, or other criminal conduct by associates or third parties; and exposure to other external events. Inadequacies may present themselves in myriad ways. Actions taken to manage one risk may be ineffective against others. For example, information technology systems may be sufficiently redundant to withstand a fire, incursion, malware, or other major casualty, but they may be insufficiently adaptable to new business conditions or opportunities. Efforts to make systems more robust may make them less adaptable, and vice-versa. Also, our efforts to control expenses, which is a significant priority for us, increases our operational challenges as we strive to maintain client service and compliance at high quality and low cost.

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A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber-attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

We rely heavily on communications and information systems to conduct our business. Information security risks for financial institutions such as ours have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties. As client, public, and regulatory expectations regarding operational and information security have increased, our operational systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Our business, financial, accounting and data processing systems, or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunications outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics (such as the COVID-19 pandemic); events arising from local or larger scale political or social matters, including terrorist acts; and cyber-attacks.

As noted above, our business relies on our digital technologies, computer and email systems, software, and networks to conduct our operations. Although we have information security procedures and controls in place, our technologies, systems, networks, and our clients’ devices may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our clients’ confidential, proprietary and other information, or otherwise disrupt our or our clients’ or other third parties’ business operations. Third parties with whom we do business or that facilitate our business activities, including financial intermediaries, or vendors that provide services or security solutions for our operations, and other third parties, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.

To date, we have experienced cybersecurity incidents. For example, we recently experienced cybersecurity incidents in June of 2023 in which an unauthorized third party gained access to the email accounts of two of our employees. After investigation, we could not definitively determine that sensitive customer information in these email accounts were not accessed by the unauthorized party. In response, we notified the affected customers of the incident in early September 2023, and have taken steps to mitigate our and our customers’ exposure to unauthorized activity. To date, we have incurred expenses of approximately $25,000 related to the cybersecurity incidents.

We may experience additional cybersecurity incidents in the future that are or may be deemed to be material. While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remains heightened because of the evolving nature of these threats. As a result, cybersecurity and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and clients, or cyber-attacks or security breaches of the networks, systems or devices that our clients use to access our products and services could result in client attrition, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

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Our board and its committees oversee our cybersecurity, disaster recovery and business continuity risk management framework. Our governance oversight of cybersecurity, disaster recovery and business continuity risk management framework may not be effective in mitigating risks and/or losses.

Our board of directors oversees our cybersecurity, disaster recovery and business continuity risk management framework. The board of directors reviews and approves our cybersecurity, disaster recovery and business continuity risk management framework on an annual basis. The board has delegated the primary review of our cybersecurity, disaster recovery and business continuity risk management framework and related policies and procedures to the risk committee of the board of directors, which committee reports and makes recommendations to the board of directors. Senior management is responsible for establishing, implementing, maintaining and testing our policies and procedures related to cybersecurity, disaster recovery and business continuity and provides reports on these matters to the risk committee. The risk committee reports its activities to the full board of directors.

While we have implemented a cybersecurity, disaster recovery and business continuity risk management framework to mitigate our loss and risk exposure, there is no assurance that such framework will be effective under all circumstances. Failures in our governance oversight of cybersecurity, disaster recovery and business continuity risk management framework could cause us to be more vulnerable to cyber attacks and disruptions to our systems supporting customer activities, such as our online banking and mobile application which could result in disruptions to our business, result in the disclosure or misuse of confidential proprietary information, damage our reputation, increase our costs and cause losses. Risks associated with cybersecurity and disruptions to our operations are further addressed in these Risk Factors under the Caption Operational Risks.

Our risk management framework may not be effective in mitigating risks and/or losses.

We have implemented a risk management framework to mitigate our risk and loss exposure. This framework is comprised of various processes, systems and strategies, and is designed to identify, measure, monitor, report and manage the types of risk to which we are subject, including, among others, credit risk, interest rate risk, liquidity risk, legal and regulatory risk, compliance risk, strategic risk, reputational risk and operational risk related to our employees, systems and vendors, among others. Any system of control and any system to reduce risk exposure, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met and will be effective under all circumstances or that it will adequately identify, manage or mitigate any risk or loss to us. Additionally, instruments, systems and strategies used to hedge or otherwise manage exposure to various types of interest rate, price, legal and regulatory compliance, credit, liquidity, operational and business risks and enterprise-wide risk could be less effective than anticipated. As a result, we may not be able to effectively mitigate our risk exposures in particular market environments or against particular types of risk. If our risk management framework is not effective, we could suffer unexpected losses and become subject to litigation, negative regulatory consequences, or reputational damage among other adverse consequences, any of which could result in our business, financial condition, results of operations or prospects being materially adversely affected.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values: being an integral part of the communities we serve; delivering superior service to our customers; and caring about our customers and associates. Damage to our reputation could undermine the confidence of our current and potential clients in our ability to provide financial services. Such damage could also impair the confidence of our counterparties and business partners, and ultimately affect our ability to effect transactions. Maintenance of our reputation depends not only on our

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success in maintaining our core values and controlling and mitigating the various risks described herein, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, record-keeping, regulatory investigations and any litigation that may arise from the failure or perceived failure of us to comply with legal and regulatory requirements. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected. Further, negative public opinion can expose us to litigation and regulatory action as we seek to implement our growth strategy, which could adversely affect our business, financial condition and results of operations.

We depend on our executive officers and other key employees, and our ability to attract additional key personnel, to continue the implementation of our long-term business strategy, and we could be harmed by the unexpected loss of their services.

We believe that our continued growth and future success will depend in large part on the skills of our executive officers and other key employees and our ability to motivate and retain these individuals, as well as our ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Our business is primarily relationship-driven in that many of our key personnel have extensive customer or asset management relationships. Loss of key personnel with such relationships may lead to the loss of business if the customers were to follow that employee to a competitor or if asset management expertise was not replaced in a timely manner. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business strategy may be lengthy. We may not be successful in retaining key personnel, and the unexpected loss of services of one or more of our key personnel could have a material adverse effect on our business because of their skill, knowledge of our primary markets, years of industry experience and the difficulty of promptly finding qualified replacement personnel. If the services of any of our key personnel should become unavailable for any reason, we may not be able to identify and hire qualified persons on terms acceptable us, or at all, which could have a material adverse effect on our business, financial condition, results of operation and future prospects.

Failure to keep pace with technological change could adversely affect our business.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business, financial condition and results of operations.

Industry-Related Risks

We are exposed to the possibility that more prepayments may be made by customers to pay down loan balances, which could reduce our interest income and profitability.

Prepayment rates stem from consumer behavior, conditions in the housing and financial markets, general U.S. economic conditions, and the relative interest rates on fixed-rate and adjustable-rate loans. Therefore, changes in prepayment rates are difficult to predict. Recognition of deferred loan origination costs and premiums paid in originating these loans are normally recognized over the contractual life of each loan. As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed will accelerate. The

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effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans. If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated. We recognize premiums paid on mortgage-backed securities as an adjustment from interest income over the expected life of the security based on the rate of repayment of the securities. Acceleration of prepayments on the loans underlying a mortgage-backed security shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income. We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instrument particularly in a period of declining interest rates.

We could experience a decline in profitability due to competition with other financial institutions.

We face substantial competition in all areas of our operations from a variety of different competitors, both within and beyond our principal markets, many of which are larger and may have more financial resources. Such competitors primarily include national, super-regional, and internet banks within the various markets in which we operate. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, credit unions, finance companies, brokerage firms, insurance companies, and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative and regulatory changes and continued consolidation. In addition, as customer preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

Our ability to compete successfully depends on a number of factors, including, among other things:

•	our ability to develop, maintain, and build upon long-term customer relationships based on top quality service, high ethical standards, and safe and sound assets;
•	our ability to expand our market position;
•	the scope, relevance, and pricing of the products and services we offer to meet our customers’ needs and demands;
•	the rate at which we introduce new products and services relative to our competitors;
•	customer satisfaction with our level of service; and
•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, making it more difficult to attract new and retain existing clients and our net interest margin, net interest income and wealth management fees could decline, which would adversely affect our results of operations and could cause us to incur losses in the future.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions through alternative methods that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts, mutual funds or general-purpose reloadable prepaid cards. Consumers can also complete transactions such as paying bills and/or transferring funds directly without

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the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

Failure to keep pace with technological change could adversely affect our business.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business, financial condition and results of operations.

Through technological innovations and changes in client habits, the manner in which clients use financial services continues to change at a rapid pace.

We provide a large number of services remotely (online and mobile), and physical branch utilization has been in long-term decline throughout the industry for many years. Technology has helped us reduce costs and improve service, but also has weakened traditional geographic and relationship ties, and has allowed disruptors to enter traditional banking areas. Through digital marketing and service platforms, many banks are making client inroads unrelated to physical presence. This competitive risk is especially pronounced from the largest U.S. banks, and from online-only banks, due in part to the investments they are able to sustain in their digital platforms. Companies as disparate as PayPal and Starbucks provide payment and exchange services which compete directly with banks in ways not possible traditionally. Recently, some government leaders have discussed having the U.S. Post Office offer banking services.

The nature of technology-driven disruption to our industry is changing, in some cases seeking to displace traditional financial service providers rather than merely enhance traditional services or their delivery.

A number of recent technologies have worked with the existing financial system and traditional banks, such as the evolution of ATM cards into debit/credit cards and the evolution of debit/credit cards into smart phones. These sorts of technologies often have expanded the market for banking services overall while siphoning a portion of the revenues from those services away from banks and disrupting prior methods of delivering those services. Additionally, some recent innovations may tend to replace traditional banks as financial service providers rather than merely augmenting those services.

We may be adversely affected by the lack of soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to us. Any such losses could have a material adverse effect on our financial condition and results of operations.

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The value of securities in our investment portfolio may decline in the future.

As of September 30, 2023, we had a carrying amount of $ 59.1 million of investment securities. The fair value of our investment securities may be adversely affected by market conditions, including changes in interest rates, and the occurrence of any events adversely affecting the issuer of particular securities in our investments portfolio. We analyze our securities on a quarterly basis to determine if an other-than-temporary impairment has occurred. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers, we may be required to recognize other-than-temporary impairment in future periods, which could have a material adverse effect on our business, financial condition or results of operations.

Our deposit insurance premiums could be higher in the future, which could have an adverse effect on our future earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as Bank 34, up to $250,000 per account. Our regular assessments are based on its average consolidated total assets minus average tangible equity as well as by risk classification, which includes regulatory capital levels and the level of supervisory concern. In addition to ordinary assessments described above, the FDIC has the ability to impose special assessments in certain instances.

We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums. For example, in response to March 2023 bank closures and in an effort to strengthen public confidence in the banking system and protect depositors, regulators have announced that any losses to the Deposit Insurance Fund to support uninsured depositors will be recovered by a special assessment on banks, as required by law, which could increase the cost of our FDIC insurance assessments and affect our profitability. If our financial condition deteriorates or if the bank regulators otherwise have supervisory concerns about us, then our assessments could rise. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could reduce our profitability, may limit our ability to pursue certain business opportunities, or otherwise negatively impact our operations.

Capital and Liquidity Risks

We may be exposed to a need for additional capital resources in the future and these capital resources may not be available when needed or at all.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or to strengthen our capital position. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control and our financial performance. Accordingly, we cannot provide assurance that such financing will be available to us on acceptable terms or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired. In addition, if we decide to raise additional equity capital, our current stockholders’ interests could be diluted.

Liquidity, primarily through deposits, is essential to our business model and a lack of liquidity, or an increase in the cost of liquidity could materially impair our ability to fund our operations and jeopardize our results of operation, financial condition and cash flows.

Liquidity represents an institution’s ability to provide funds to satisfy demands from depositors, borrowers and other creditors by either converting assets into cash or accessing new or existing sources of incremental funds. Liquidity risk arises from the possibility that we may be unable to satisfy current or future funding requirements and needs.

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Deposit levels may be affected by several factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, customers seeking to maximize deposit insurance by limiting their deposits at a single financial institution to the maximum federal deposit insurance level, general economic and market conditions and other factors. Loan repayments are a relatively stable source of funds but are subject to the borrowers’ ability to repay loans, which can be adversely affected by a number of factors including changes in general economic conditions, adverse trends or events affecting business industry groups or specific businesses, declines in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and other factors. Furthermore, loans generally are not readily convertible to cash.

From time to time, if deposits and loan payments are not sufficient to meet our needs, we may be required to rely on secondary sources of liquidity to meet growth in loans, deposit withdrawal demands or otherwise fund operations. Such secondary sources include FHLB advances, brokered deposits, secured and unsecured federal funds lines of credit from correspondent banks, Federal Reserve borrowings and/or accessing the equity or debt capital markets. The availability of these secondary funding sources is subject to broad economic conditions, to regulation and to investor assessment of our financial strength and, as such, the cost of funds may fluctuate significantly and/or the availability of such funds may be restricted, thus impacting our net interest income, our immediate liquidity and/or our access to additional liquidity. Additionally, if we fail to remain “well-capitalized” our ability to utilize brokered deposits may be restricted. We have somewhat similar risks to the extent high balance core deposits exceed the amount of deposit insurance coverage available.

We anticipate we will continue to rely primarily on deposits, loan repayments, and cash flows from our investment securities to provide liquidity. Additionally, when necessary, the secondary sources of borrowed funds described above will be used to augment our primary funding sources. In March 2023, the Federal Reserve announced the creation of a new Bank Term Funding Program in an effort to minimize the need for banks to sell securities at a loss in times of stress. We may use the Bank Term Funding Program on an as needed basis. An inability to maintain or raise funds (including the inability to access secondary funding sources) in amounts necessary to meet our liquidity needs would have a substantial negative effect, individually or collectively, on our liquidity. Our access to funding sources in amounts adequate to finance our activities, or on terms attractive to us, could be impaired by factors that affect us specifically or the financial services industry in general. For example, factors that could detrimentally impact our access to liquidity sources include our financial results, a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us, a reduction in our credit rating, any damage to our reputation, counterparty availability, changes in the activities of our business partners, changes affecting our loan portfolio or other assets, or any other event that could cause a decrease in depositor or investor confidence in our creditworthiness and business. Those factors may lead to depositors withdrawing their deposits or creditors limiting our borrowings. Our access to liquidity could also be impaired by factors that are not specific to us, such as general business conditions, interest rate fluctuations, severe volatility or disruption of the financial markets, bank closures or negative views and expectations about the prospects for the financial services industry as a whole, or legal, regulatory, accounting, and tax environments governing our funding transactions. In addition, our ability to raise funds is strongly affected by the general state of the U.S. and world economies and financial markets as well as the policies and capabilities of the U.S. government and its agencies, and may remain or become increasingly difficult due to economic and other factors beyond our control. Any such event or failure to manage our liquidity effectively could affect our competitive position, increase our borrowing costs and the interest rates we pay on deposits, limit our access to the capital markets and have a material adverse effect on our results of operations or financial condition.

We may not be able to maintain a low cost deposit base or access other low-cost funding sources.

We rely on bank deposits to be a low cost and stable source of funding. In addition, our future growth will largely depend on our ability to maintain and grow a strong core deposit base. If we are unable to continue to attract and retain core deposits, to obtain third party financing on favorable terms, or to have access to interbank or other liquidity sources, we may not be able to grow our assets as quickly. We compete with banks and other

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financial services companies for deposits. If our competitors raise the rates they pay on deposits in response to interest rate changes initiated by the Federal Reserve or for other reasons of their choice, our funding costs may increase, either because we raise our rates to retain deposits or because of deposit outflows that require us to rely on more expensive sources of funding. In addition, we could experience deposit outflows as a result of depositors seeking to maximize deposit insurance by limiting their deposits at a single financial institution to the maximum federal deposit insurance level. Inflation and higher interest rates, along with monetary events, can cause some of our business customers who have greater operating cash needs to reduce their deposit balances with us. Higher funding costs could reduce our net interest margin and net interest income. Any decline in available funding could adversely affect our ability to continue to implement our business strategy which could have a material adverse effect on our liquidity, business, financial condition and results of operations.

Deposits traditionally have provided our most affordable funds and by far the largest portion of funding. However, deposit trends can shift with economic conditions.

If interest rates fall, deposit levels in our Bank might fall, perhaps fairly quickly if a tipping point is reached, as depositors become more comfortable with risk and seek higher returns in other vehicles. Further, if interest rates remain high, our competitors, which include other banks and non-banks, may raise interest rates for deposits materially and our depositors may move their funds to other institutions, a process which has become easier with advances in technology and operations. These circumstances could result in material changes in deposit levels over relatively short time periods, and they could pressure us to raise interest we pay on our deposits, which could shrink our net interest margin if loan rates do not rise correspondingly.

The extremely low interest rate environment in recent years ended in 2022. Contrary to the expectations outlined in the paragraph above, deposit levels prior to 2022 climbed, possibly buoyed by the severe volatility experienced by the stock markets in 2018-2020 coupled with Federal pandemic assistance, particularly direct cash payments to most citizens, in 2020 and 2021. Significant market volatility resumed in 2022, and we have generally raised deposit interest rates to attract and maintain clients. We are unsure whether or not deposit levels will continue to rise appreciably in 2024 . In addition, recent economic events have highlighted the current market volatility related to deposits, and regulators are taking action to strengthen public confidence in the banking system and protect depositors. We are unable to predict how current economic conditions might affect our deposits and whether these regulatory actions will be successful.

Deposit levels may be affected, fairly quickly, by changes in monetary policy.

In the first half of 2023, the Federal Reserve pursued an aggressive tightening policy based on economic events during the first half of 2023 , including inflationary pressures, employment data, and overall economic activity, and this tightening is contributing to a reduction in overall deposits in banks. The Federal Reserve paused increases in interest rates in the latter half of 2023, with an indication that interest rate decreases could occur in 2024. Additional information concerning monetary policy changes appears in these Risk Factors under the caption Economic and Geographic-Related Risks.

Risks Related to Strategic Plans

We may be adversely affected by risks associated with future mergers and acquisitions, including execution risk, which could disrupt our business and dilute stockholder value.

In accordance with our strategic plan, we evaluate opportunities to acquire other banks and branch locations, as well as other fee generating lines of business. As a result, we may engage in mergers, acquisitions and other transactions that could have a material effect on our operating results and financial condition, including short and long-term liquidity.

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Our merger and acquisition activities could be material and could require us to issue a significant number of shares of our common stock or other securities and/or to use a substantial amount of cash, other liquid assets, and/or incur debt.

Our merger and acquisition activities could involve a number of additional risks, including the risks of:

•	the incurrence and possible impairment of goodwill and other intangible assets associated with an acquisition or merger and possible adverse short-term effects on our results of operations;
•	the possibility that the expected benefits of a transaction may not materialize in the timeframe expected or at all, or may be costlier than expected to achieve;
•	incurring the time and expense associated with identifying and evaluating potential merger or acquisition targets;
•	diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;
•	our estimates and judgments used to evaluate credit, operations, management and market risks with respect to the acquired or merged company may not be accurate;
•	potential exposure to unknown or contingent liabilities of the acquired or merged company;
•	difficulty or unanticipated expense associated with converting the operating systems of the acquired or merged company into ours;
•	the possibility that we will be unable to successfully implement integration strategies, due to challenges associated with integrating complex systems, technology, banking centers, and other assets of the acquired or merged company in a manner that minimizes any adverse effect on customers, suppliers, employees, and other constituencies;
•	delay in completing a merger or acquisition due to litigation, closing conditions or the regulatory approval process;
•	the possibility that a proposed acquisition or merger may not be timely completed, if at all;
•	creating an adverse short-term effect on our results of operations; and
•	the possible loss of our key employees and customers or of the acquired or merged company.

If we do not successfully manage these risks, our merger and acquisition activities could have a material adverse effect on our business, financial condition, and results of operations, including short-term and long-term liquidity, and our ability to successfully implement our strategic plan.

Failure to achieve one or more key elements needed for successful organic growth could adversely affect our business and earnings.

There are a number of risks to the successful execution of our organic growth strategy that could result in a material and adverse effect upon our results of operation and financial condition. These risks include, without limitation, the following:

•	our inability to attract and retain clients in our banking market areas;
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•	our inability to achieve and maintain growth in our earnings while pursuing new business opportunities;
•	our inability to maintain a high level of client service while optimizing our physical branch count due to changing client demand, all while expanding our remote banking services and expanding or enhancing our information processing, technology, compliance, and other operational infrastructures effectively and efficiently;
•	our inability to maintain loan quality in the context of significant loan growth;
•	our inability to attract or maintain sufficient deposits and capital to fund anticipated loan growth;
•	our inability to maintain adequate common equity and regulatory capital while managing the liquidity and capital requirements associated with growth, especially organic growth and cash-funded acquisitions;
•	our inability to hire or retain adequate management personnel and systems to oversee and support such growth;
•	our inability to implement additional policies, procedures and operating systems required to support our growth; and
•	our inability to manage effectively and efficiently the changes and adaptations necessitated by a complex, burdensome, and evolving regulatory environment.

New lines of business or new products and services may subject us to additional risk.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and/or new products or services could have a material adverse effect on our business, financial condition and results of operations.

Legal, Accounting, Regulatory and Compliance Risks

The banking industry is heavily regulated and that regulation, together with any future legislation or regulatory changes, could limit or restrict our activities and adversely affect our operations or financial results.

We operate in an extensively regulated industry and we are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Bancorp 34 is subject to Federal Reserve regulations, and Bank 34 is subject to regulation, supervision and examination by the OCC. Our compliance with banking regulations is costly and restricts some of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our business. If, as a result of an examination, a banking agency were to determine that the financial condition, capital adequacy, asset quality, asset concentration, earnings prospects, management, liquidity sensitivity to market risk or other aspects of any of our operations has become unsatisfactory, or that we or our management are in violation of any law or regulation, the banking agency could take a number of different remedial actions as it deems appropriate.

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Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our stockholders. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes. The burden of regulatory compliance has increased under the Dodd-Frank Act and has increased our costs of doing business and, as a result, may create an advantage for our competitors who may not be subject to similar legislative and regulatory requirements. Regulations and laws may be modified at any time, and new legislation may be enacted that will affect us or our subsidiaries.

Furthermore, our regulators also have the ability to compel us to take certain actions, or restrict us from taking certain actions entirely, such as actions that our regulators deem to constitute an unsafe or unsound banking practice. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies (such as a memorandum of understanding, a written supervisory agreement or a cease and desist order), civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition or results of operations.

Failure to maintain certain regulatory capital levels and ratios could result in regulatory actions that would be materially adverse to our shareholders.

U.S. capital standards are discussed under the section titled “Supervision and Regulation” beginning on page 262 of this joint proxy statement/prospectus. Pressures to maintain appropriate capital levels and address business needs in a changing economy could result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could be dilutive or otherwise have an adverse effect on our shareholders. Such actions could include: reduction or elimination of dividends; the issuance of common or preferred stock, or securities convertible into stock; or the issuance of any class of stock having rights that are adverse to those of the holders of our existing classes of common or preferred stock. In addition, these requirements could have a negative impact on our ability to lend, grow deposit balances, make acquisitions or make share repurchases or redemptions. Higher capital levels could also lower our return on equity.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the USA Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service, or the “IRS.” There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. Federal and state bank regulators also have begun to focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

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Federal, state and local consumer lending laws restrict our ability to originate certain mortgage loans and increase our risk of liability with respect to such loans and increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. Over the course of 2013, the CFPB issued several rules on mortgage lending, notably a rule requiring all home mortgage lenders to determine a borrower’s ability to repay the loan. Loans with certain terms and conditions and that otherwise meet the definition of a “qualified mortgage” may be protected from liability to a borrower for failing to make the necessary determinations. In response to these laws and related CFPB rules, we have tightened, and in the future may further tighten, our mortgage loan underwriting standards to determine borrowers’ ability to repay. Although it is our policy not to make predatory loans and to determine borrowers’ ability to repay, these laws and related rules create the potential for increased liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The U.S. Department of Justice, CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

The Federal Reserve may require us to commit capital resources to support Bank 34.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to Bank 34 if it experiences financial distress.

A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

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We are party to various claims and lawsuits incidental to our business. Litigation is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

From time to time, we, our directors and our management are the subject of various claims and legal actions by customers, employees, stockholders and others. Whether such claims and legal actions are legitimate or unfounded, if such claims and legal actions are not resolved in our favor, they may result in significant financial liability and/or adversely affect our reputation and our products and services as well as impact customer demand for those products and services. In light of the potential cost and uncertainty involved in litigation, we have in the past and may in the future settle matters even when we believe we have a meritorious defense. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of our business and operations or increase our cost of doing business. Our insurance or indemnities may not cover all claims that may be asserted against us. Any judgments or settlements in any pending litigation or future claims, litigation or investigation could have a material adverse effect on our business, reputation, financial condition and results of operations.

The expanding body of federal, state and local regulations and/or the licensing of loan servicing, collections or other aspects of our business and our sales of loans to third parties may increase the cost of compliance and the risks of noncompliance and subject us to litigation.

We service some of our own loans, and loan servicing is subject to extensive regulation by federal, state and local governmental authorities as well as to various laws and judicial and administrative decisions imposing requirements and restrictions on those activities. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities including delaying or temporarily preventing foreclosures or forcing the modification of certain mortgages. If regulators impose new or more restrictive requirements, we may incur additional significant costs to comply with such requirements which may further adversely affect us. In addition, were we to be subject to regulatory investigation or regulatory action regarding our loan modification and foreclosure practices, our financial condition and results of operation could be adversely affected.

We could be subject to changes in tax laws, regulations and interpretations or challenges to our income tax provision.

We compute our income tax provision based on enacted tax rates in the jurisdictions in which we operate. Any change in enacted tax laws, rules or regulatory or judicial interpretations, or any change in the pronouncements relating to accounting for income taxes could adversely affect our effective tax rate, tax payments and results of operations. The taxing authorities in the jurisdictions in which we operate may challenge our tax positions, which could increase our effective tax rate and harm our financial position and results of operations. We are subject to audit and review by U.S. federal and state tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, changes in enacted tax laws, such as adoption of a lower income tax rate in any of the jurisdictions in which we operate, could impact our ability to obtain the future tax benefits represented by our deferred tax assets. In addition, the determination of our provision for income taxes and other liabilities requires significant judgment by management. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and could have a material adverse effect on our financial results in the period or periods for which such determination is made.

Risks Related to Bancorp 34 Common Stock

Some provisions of our organizational documents may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders.

Provisions in our certificate of incorporation and bylaws, federal banking laws, as well as provisions of the Maryland General Corporate Law (“MGCL”), could make it more difficult for a third party to acquire us or

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increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time; nominees for two of our eight director seats following the merger will continue to be designated by Castle Creek, and Brush Creek under the Securities Purchase Agreement, so long as certain stock ownership thresholds are maintained;
•	prohibiting any persons from voting more than 10% of our outstanding shares of common stock;
•	providing for a plurality voting standard in the election of directors without cumulative voting;
•	providing that our stockholders may remove members of our board of directors only for cause;
•	enabling our board of directors to issue additional shares of authorized, but unissued capital stock;
•	enabling our board to issue “blank check” preferred stock without further stockholder approval; and
•	enabling our board of directors to amend our bylaws without stockholder approval.

An investment in Bancorp 34 common stock is not an insured deposit and is subject to risk of loss.

An investment in Bancorp 34 common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

Bancorp 34 qualifies as a “smaller reporting company,” and the reduced disclosure obligations applicable to smaller reporting companies may make its common stock less attractive to investors.

Bancorp 34 is a “smaller reporting company,” as defined in federal securities laws, and will remain a smaller reporting company until the fiscal year following the determination that the market value of its voting and non-voting common shares held by non-affiliates is more than $250 million measured on the last business day of its second fiscal quarter, or its annual revenues are less than $100 million during the most recently completed fiscal year and the market value of its voting and non-voting common shares held by non-affiliates is more than $700 million measured on the last business day of its second fiscal quarter. Smaller reporting companies have reduced disclosure obligations, such as an exemption from providing selected financial data and an ability to provide simplified executive compensation information and only two years of audited financial statements. If some investors find Bancorp 34’s common stock less attractive because Bancorp 34 may rely on these reduced disclosure obligations, there may be a less active trading market for its common stock and its stock price may be more volatile.

As a reporting issuer under Section 15(d) of the Exchange Act, we file more limited reports with the SEC than other companies who are registered under Section 12 of the Exchange Act. This lack of transparency may make it more difficult for investors in our securities to make informed investment decisions, and there may be a less active trading market for our common stock.

While we are subject to Section 15(d) of the Exchange Act, and accordingly will file annual, quarterly, and current reports on Forms 10-K, 10-Q, and 8-K with the SEC on the SEC’s website at http:// www.sec.gov, we do not have a class of securities registered under Section 12 of the Exchange Act. Consequently, we will file more limited reports with the SEC than other companies whose shares are registered under Section 12. For example, as a filer subject to Section 15(d) of the Exchange Act, the company is not required to prepare proxy or information statements; our common stock is not subject to the protection of the going private regulations; the company is subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent stockholders are not required to file beneficial ownership reports about their holdings in our company; such

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persons are not subject to the short-swing profit recovery provisions of the Exchange Act; and stockholders of more than five percent (5%) are not required to report information about their ownership positions in the securities. As a result, investors will have less visibility as to the company and its financial condition than they would if the company had a class of securities registered under Section 12 of the Exchange Act.

While we believe that the disclosure requirements of SEC regulations applicable to us will collectively provide transparency to the investment community and allow informed investment decisions to be made by investors in our securities, there is no assurance that the reduced transparency afforded to registrations under Section 15(d) will not also reduce the information available to investors and make investment decisions in our securities more difficult. If some investors find Bancorp 34’s common stock less attractive because Bancorp 34 may rely on these reduced disclosure obligations, there may be a less active trading market for our common stock and our stock price may be more volatile.

Substantial future sales of our common stock, or the perception that these sales may occur, could cause the price of our common stock to decline, or could result in dilution.

Sales of substantial amounts of Bancorp 34 common stock following the merger or in future offerings, or the perception that these sales could occur, could cause the market price of Bancorp 34 common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and place that we deem appropriate. Castle Creek and Brush Creek are party to a Registration Rights Agreement under which we may be required to register their approximately 1.5 million shares of Bancorp 34 common stock under the Securities Act. See “Certain Relationships and Related Party Transactions of Bancorp 34—Registration Rights Agreement.” Accordingly, the market price of Bancorp 34 common stock could be adversely affected by actual or anticipated sales of a significant number of shares of Bancorp 34 common stock in the future.

We are authorized to issue up to 100,000,000 shares of our common stock without further stockholder approval. We may issue additional shares of our common stock in the future pursuant to current or future equity compensation plans or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the value of our common stock.

The Bancorp 34 articles of incorporation designate the state and federal courts located within the state of Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Bancorp 34’s stockholders, which could limit Bancorp 34’s stockholders’ ability to obtain a favorable judicial forum for disputes with Bancorp 34 or its directors, officers or employees.

The Bancorp 34 articles of incorporation, which will govern the combined company following completion of the merger, provide that, unless Bancorp 34 consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Bancorp 34, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Bancorp 34 to Bancorp 34 or Bancorp 34’s stockholders, (iii) any action asserting a claim pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. To the extent permitted by law, the exclusive forum clause in Bancorp 34’s articles of incorporation could apply, respectively, to claims of the type described in the previous sentence that arise or purport to arise under U.S. federal securities laws, including the Securities Act and the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Therefore, claims arising under the Exchange Act may not be brought in state courts, while claims arising under the Securities Act may be brought in either federal or state courts. Bancorp 34’s shareholders will not be deemed, as a result of the existence or enforcement of these exclusive forum provisions, to have waived

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Bancorp 34’s compliance with the federal securities laws and the rules and regulations thereunder. Bancorp 34 believes that requiring these claims to be filed in the state of Maryland is advisable because (i) doing so avoids unnecessarily redundant, inconvenient, costly, unnecessary, time-consuming and sometimes lawyer-driven litigation in multiple forums and (ii) Maryland courts are authoritative on matters of Maryland law and Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with Bancorp 34 or its directors, officers or employees, which may discourage meritorious claims from being asserted against Bancorp 34 and its directors, officers and employees or may cause a stockholder to incur additional expenses by having to bring a claim in a judicial forum that is different from where the stockholder resides, or both. Alternatively, if a court were to find this provision of the Bancorp 34 articles of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Bancorp 34 may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition, or results of operations.

General Risk Factors

Our historical operating results may not be indicative of our future operating results.

We may not be able to sustain our historical rate of growth, and, consequently, our historical results of operations will not necessarily be indicative of our future operations. Various factors, such as economic conditions, regulatory and legislative considerations, and competition, may also impede our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected because a high percentage of our operating costs are fixed expenses.

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BANCORP 34 SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The Bancorp 34 special meeting will be held on [•] at [•] a.m. local time, at Three Scottsdale Landing, 8777 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255. On or about [   ], 2024 , Bancorp 34 commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Bancorp 34 special meeting.

Purpose of the Bancorp 34 Special Meeting

At the Bancorp 34 special meeting, Bancorp 34 stockholders will be asked to vote on the following:

•	a proposal to adopt and approve the merger agreement, which we refer to as the Bancorp 34 merger proposal; and
•	a proposal to approve of the adjournment of the Bancorp 34 special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Bancorp 34 merger proposal, which we refer to as the adjournment proposal.

Completion of the merger is conditioned on approval of the Bancorp 34 merger proposal, among other conditions.

Completion of the merger is not conditioned on approval of the adjournment proposal.

Recommendation of the Bancorp 34 Board of Directors

The Bancorp 34 board of directors unanimously recommends that Bancorp 34 stockholders vote “FOR” the Bancorp 34 merger proposal and “FOR” the adjournment proposal. See “The Merger—Bancorp 34 Reasons for the Merger; Recommendation of the Bancorp 34 Board of Directors” beginning on page 101 .

Bancorp 34 Record Date and Quorum

The Bancorp 34 board of directors has fixed the close of business on [•] as the record date for determining the holders of Bancorp 34 common stock entitled to receive notice of, and to vote at, the Bancorp 34 special meeting. As of the Bancorp 34 record date, there were [•] shares of Bancorp 34 common stock outstanding and entitled to vote at the Bancorp 34 special meeting held by [•] holders of record.

To transact business at the Bancorp 34 special meeting, the presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Bancorp 34 common stock entitled to vote at the Bancorp 34 special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the Bancorp 34 special meeting. Abstentions will be treated as present at the Bancorp 34 special meeting for purposes of determining the presence or absence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists. In the event that a quorum is not present at the Bancorp 34 special meeting, the holders of a majority of the voting shares represented at the Bancorp 34 special meeting, in person or by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.

Bancorp 34 Voting Rights

Each share of Bancorp 34 common stock entitles the holder thereof to one vote on each proposal to be considered at the Bancorp 34 special meeting.

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Required Vote; Treatment of Abstentions; Failure to Vote

Merger proposal

•	Standard: Approval of the Bancorp 34 merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Bancorp 34 common stock entitled to vote. Bancorp 34 stockholders must approve the Bancorp 34 merger proposal in order for the merger to occur. If Bancorp 34 stockholders fail to approve the Bancorp 34 merger proposal, the merger will not occur.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal

•	Standard: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Bancorp 34 common stock entitled to vote. If Bancorp 34 stockholders fail to approve the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

For information regarding the voting and support agreements between CBOA and certain holders of shares of Bancorp 34 common stock, see “—Shares Subject to Voting and Support Agreements.”

Shares Subject to Voting and Support Agreements; Shares Held by Directors and Executive Officers

At the close of business on the record date for the Bancorp 34 special meeting, Bancorp 34 directors and executive officers and their affiliates were entitled to vote 868,149 shares, representing approximately 22.41%, of the Bancorp 34 common stock issued and outstanding on that date. In addition, at the close of business on the record date for the Bancorp 34 special meeting, Bancorp 34’s largest stockholders, Castle Creek, and Brush Creek, were entitled to vote 321,428 and 380,580 shares respectively, representing approximately 9.82% and 8.30% respectively and 18.12% in the aggregate, of the Bancorp 34 common stock issued and outstanding on that date.

A total of 868,149 shares of Bancorp 34 common stock, representing approximately 22.41% of the outstanding shares of Bancorp 34 common stock entitled to vote at the Bancorp 34 special meeting are subject to voting and support agreements among CBOA, Bancorp 34 and the holders of such shares. In exchange for these agreements, the only consideration provided to the holders of such shares was the execution of the merger agreement by CBOA. Pursuant to the voting and support agreements, each such holder of Bancorp 34 common stock, at any meeting of Bancorp 34 stockholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), agrees to:

•	vote (or cause to be voted) all shares of Bancorp 34 common stock beneficially owned by such holder, or with respect to which such holder has the right to vote, in favor of the Bancorp 34 merger proposal;
•	not grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger proposal; and
•	vote (or cause to be voted) such holder’s shares against any competing transaction.

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Pursuant to the voting and support agreements, without the prior written consent of CBOA, each holder has further agreed not to sell or otherwise transfer any shares of Bancorp 34 common stock.

For more information about the beneficial ownership of Bancorp 34 common stock by each 5% or greater beneficial owner, each director and executive officer, and directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of Bancorp 34.”

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Bancorp 34 stockholder authorizes the persons named in the enclosed proxy card to vote its shares of Bancorp 34 common stock at the Bancorp 34 special meeting in the manner such stockholder directs. A Bancorp 34 stockholder may vote by proxy or in person at the Bancorp 34 special meeting. If you hold your shares of Bancorp 34 common stock in your name as a stockholder of record, to submit a proxy, you, as a Bancorp 34 stockholder, may use one of the following methods:

•	By mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing, c/o Continental Stock Transfer & Trust Co., 1 State Street, New York, NY 10004.
•	By telephone: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [•] . Have your proxy card available when you call and then follow the instructions.
•	Via the Internet: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [•] . Have your proxy card available when you access the website www.cstproxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.

When the accompanying proxy is returned properly executed prior to the Bancorp 34 special meeting, the shares of Bancorp 34 common stock represented by it will be voted at the Bancorp 34 special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Bancorp 34 common stock represented by the proxy will be voted as recommended by the Bancorp 34 board of directors.

If a Bancorp 34 stockholder’s shares of Bancorp 34 common stock are held in “street name” by a broker, bank or other nominee, the Bancorp 34 stockholder may not vote their shares by returning a proxy card directly to Bancorp 34. Bancorp 34 stockholders who hold their shares in “street name” must follow the voting instructions provided by the broker, bank or other nominee that is the record holder of their shares.

Your vote is very important, regardless of the number of shares of Bancorp 34 common stock you own. Accordingly, each Bancorp 34 stockholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not you plan to attend the Bancorp 34 special meeting in person.

Shares Held in Street Name

If you are a Bancorp 34 stockholder and your shares of Bancorp 34 common stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares of Bancorp 34 common stock for you may be subject to Rule 452 of the New York Stock Exchange (the “NYSE”), which apply to all brokers who are members of the NYSE (“Rule 452”). Without your specific instruction, a broker, bank or other nominee subject to Rule 452 may only vote your shares of Bancorp 34 common stock on routine proposals. As such, a broker, bank or other nominee subject to Rule 452 will submit a proxy card on

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your behalf as to routine proposals but leave your shares of Bancorp 34 common stock unvoted on non-routine proposals—this is known as a “broker non-vote.” The Bancorp 34 merger proposal and the adjournment proposal are regarded as non-routine matters and a broker, bank or other nominee subject to Rule 452 will not vote on these matters without instructions from you. Therefore, if you are a Bancorp 34 stockholder holding your shares of Bancorp 34 common stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote, your shares of Bancorp 34 common stock will generally have the same effect as a vote “AGAINST” the Bancorp 34 merger proposal and will have no effect on the adjournment proposal.

Revocability of Proxies and Changes to a Bancorp 34 Stockholder’s Vote

If you are the owner of record of your shares and have submitted your proxy and would like to revoke it, you may do so before your shares of Bancorp 34 common stock are voted at the Bancorp 34 special meeting by taking any of the following actions:

•	delivering a written notice bearing a date later than the date of your proxy to the secretary of Bancorp 34 stating that you revoke your proxy, which notice must be received by Bancorp 34 prior to the beginning the Bancorp 34 special meeting;
•	completing, signing, dating and returning to the secretary of Bancorp 34 a new proxy card relating to the same shares of Bancorp 34 common stock and bearing a later date, which new proxy card must be received by Bancorp 34 prior to the beginning of the Bancorp 34 special meeting;
•	casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on [•] ; or
•	attending the Bancorp 34 special meeting and voting in person, although attendance at the Bancorp 34 special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to Bancorp 34, you must submit your notice of revocation or your new proxy to Bancorp 34, Inc., Attention: Kevin Vaughn, Bancorp 34, Inc., 877 E. Hartford Drive, Suite 100, Scottsdale, AZ 85255, and it must be received at any time before the vote is taken at the Bancorp 34 special meeting.

If you have instructed a broker, bank or other nominee to vote your shares of Bancorp 34 common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Bancorp 34 stockholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of Bancorp 34 common stock represented by such proxies will be voted at the Bancorp 34 special meeting and all adjournments or postponements thereof.

Solicitation of Proxies

The cost of solicitation of proxies for the Bancorp 34 special meeting will be borne by Bancorp 34. Bancorp 34 will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition, Bancorp 34’s directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

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Attending the Bancorp 34 Special Meeting

All Bancorp 34 stockholders of record as of the record date, or their duly appointed proxies, may attend the Bancorp 34 special meeting. If you plan to attend the Bancorp 34 special meeting, you must hold your shares of Bancorp 34 common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the Bancorp 34 special meeting. Bancorp 34 reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification.

If your shares of Bancorp 34 common stock are held in “street name” by a bank, broker or other nominee and you wish to attend the Bancorp 34 special meeting, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) in addition to your valid photo identification. If you intend to vote in person at the Bancorp 34 special meeting and you own your shares in “street name,” you also are required to bring to the Bancorp 34 special meeting a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Bancorp 34 at:

Kevin Vaughn

(623) 334-6064

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BANCORP 34 PROPOSALS

Proposal No. 1 – Bancorp 34 Merger Proposal

At the Bancorp 34 special meeting, the Bancorp 34 stockholders will be asked to adopt and approve the merger agreement. Bancorp 34 stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Bancorp 34 board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Bancorp 34 and its stockholders. Please see “The Merger—Bancorp 34’s Reasons for the Merger; Recommendation of the Bancorp 34 Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Bancorp 34 board of directors’ recommendation.

The Bancorp 34 board of directors unanimously recommends that Bancorp 34 stockholders vote “FOR” the Bancorp 34 merger proposal.

Proposal No. 2 – Adjournment Proposal

The Bancorp 34 special meeting may be adjourned to another time, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the Bancorp 34 special meeting, the number of shares of Bancorp 34 common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, Bancorp 34 intends to move to adjourn the Bancorp 34 special meeting in order to solicit additional proxies for the approval of the merger agreement. To allow proxies that have been received by Bancorp 34 at the time of the special meeting to be voted for an adjournment, if deemed necessary, Bancorp 34 has submitted the Bancorp adjournment proposal to its stockholders as a separate matter for their consideration. If the Bancorp 34 stockholders approve the adjournment proposal, Bancorp 34 could adjourn the Bancorp 34 special meeting and any adjourned session of the Bancorp 34 special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Bancorp 34 stockholders who have previously voted. Bancorp 34 does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the Bancorp 34 merger proposal is adopted at the Bancorp 34 special meeting.

The Bancorp 34 board of directors unanimously recommends that Bancorp 34 stockholders vote “FOR” the adjournment proposal.

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CBOA SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The CBOA special meeting will be held on [•] at [•] a.m . local time, at 7315 N. Oracle Road, Suite 181, Tucson, AZ 85704. On or about [•] , CBOA commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the CBOA special meeting.

Purpose of the CBOA Special Meeting

At the CBOA special meeting, CBOA shareholders will be asked to vote on the following:

•	a proposal to adopt and approve the merger agreement, which we refer to as the CBOA merger proposal; and
•	a proposal to approve of the adjournment of the CBOA special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the CBOA merger proposal, which we refer to as the adjournment proposal.

Completion of the merger is conditioned on approval of the CBOA merger proposal, among other conditions.

Completion of the merger is not conditioned on approval of the adjournment proposal.

Recommendation of the CBOA Board of Directors

The CBOA board of directors recommends that CBOA shareholders vote “FOR” the CBOA merger proposal and “FOR” the adjournment proposal. See “The Merger— CBOA Reasons for the Merger; Recommendation of the CBOA Board of Directors” beginning on page 84 .

CBOA Record Date and Quorum

The CBOA board of directors has fixed the close of business on [•] as the record date for determining the holders of CBOA common stock entitled to receive notice of, and to vote at, the CBOA special meeting. As of the CBOA record date, there were [•] shares of CBOA common stock outstanding and entitled to vote at the CBOA special meeting held by [•] holders of record.

To transact business at the CBOA special meeting, the presence, in person or represented by proxy, of at least a one-third of the total number of outstanding shares of CBOA common stock entitled to vote at the CBOA special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the CBOA special meeting. Abstentions will be treated as present at the CBOA special meeting for purposes of determining the presence or absence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists. In the event that a quorum is not present at the CBOA special meeting, the holders of a majority of the voting shares represented at the CBOA special meeting, in person or by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.

CBOA Voting Rights

Each share of CBOA common stock entitles the holder thereof to one vote on each proposal to be considered at the CBOA special meeting.

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Required Vote; Treatment of Abstentions; Failure to Vote

CBOA merger proposal

•	Standard: Approval of the CBOA merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of CBOA common stock. CBOA shareholders must approve the CBOA merger proposal in order for the merger to occur. If CBOA shareholders fail to approve the CBOA merger proposal, the merger will not occur.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal

•	Standard: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of CBOA common stock entitled to vote. If CBOA shareholders fail to approve the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.
•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

For information regarding the voting and support agreements between Bancorp 34 and certain holders of shares of CBOA common stock, see “—Shares Subject to Voting and Support Agreements.”

Shares Subject to Voting and Support Agreements; Shares Held by Directors and Executive Officers

At the close of business on the record date for the CBOA special meeting, CBOA directors and executive officers and their affiliates were entitled to vote 1,725,381 shares, representing approximately 16.68%, of the CBOA common stock issued and outstanding on that date.

A total of 1,684,899 shares of CBOA common stock, representing approximately 16.29% of the outstanding shares of CBOA common stock entitled to vote at the CBOA special meeting are subject to voting and support agreements among Bancorp 34, CBOA and the holders of such shares. In exchange for these agreements, the only consideration provided to the holders of such shares was the execution of the merger agreement by Bancorp 34. Pursuant to the voting and support agreements, each such holder of CBOA common stock, at any meeting of CBOA shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), to:

•	vote (or cause to be voted) all shares of CBOA common stock beneficially owned by such holder, or with respect to which such holder has the right to vote, in favor of the CBOA merger proposal;
•	not grant any proxies to any third party, except where such proxies are directed to vote in favor of the CBOA merger proposal; and
•	vote (or cause to be voted) such holder’s shares against any competing transaction.

Pursuant to the voting and support agreements, without the prior written consent of Bancorp 34, each holder has further agreed not to sell or otherwise transfer any shares of CBOA common stock.

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For more information about the beneficial ownership of CBOA common stock by each 5% or greater beneficial owner, each director and executive officer, and directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of CBOA.”

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a CBOA shareholder authorizes the persons named in the enclosed proxy card to vote its shares of CBOA common stock at the CBOA special meeting in the manner such shareholder directs. A CBOA shareholder may vote by proxy or in person at the CBOA special meeting. If you hold your shares of CBOA common stock in your name as a shareholder of record, to submit a proxy, you, as a CBOA shareholder, may use one of the following methods:

•	By mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing, c/o Continental Stock Transfer & Trust Co., 1 State Street, New York, NY 10004.
•	By telephone: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [•] . Have your proxy card available when you call and then follow the instructions.
•	Via the Internet: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [•] . Have your proxy card available when you access the website www.cstproxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.

When the accompanying proxy is returned properly executed prior to the CBOA special meeting, the shares of CBOA common stock represented by it will be voted at the CBOA special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of CBOA common stock represented by the proxy will be voted as recommended by the CBOA board of directors.

If a CBOA shareholder’s shares of CBOA common stock are held in “street name” by a broker, bank or other nominee, the CBOA shareholder may not vote their shares by returning a proxy card directly to CBOA. CBOA shareholders who hold their shares in “street name” must follow the voting instructions provided by the broker, bank or other nominee that is the record holder of their shares.

Your vote is very important, regardless of the number of shares of CBOA common stock you own. Accordingly, each CBOA shareholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not you plan to attend the CBOA special meeting in person.

Shares Held in Street Name

If you are a CBOA shareholder and your shares of CBOA common stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares of CBOA common stock for you may be subject to Rule 452 of the NYSE, which applies to all brokers who are members of the NYSE. Without your specific instruction, a broker, bank or other nominee subject to Rule 452 may only vote your shares of CBOA common stock on routine proposals. As such, a broker, bank or other nominee subject to Rule 452 will submit a proxy card on your behalf as to routine proposals but leave your shares of CBOA common stock unvoted on non-routine proposals—this is known as a “broker non-vote.” The CBOA merger proposal and the CBOA adjournment proposal are regarded as non-routine matters and a broker, bank or other nominee subject to Rule 452 will not vote on these matters without instructions from you. Therefore, if you are a CBOA shareholder holding your shares of CBOA common stock in “street name” and you do not instruct your broker,

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bank or other nominee on how to vote, your shares of CBOA common stock will generally have the same effect as a vote “AGAINST” the CBOA merger proposal and will have no effect on the CBOA adjournment proposal.

Revocability of Proxies and Changes to a CBOA Shareholder’s Vote

If you are the owner of record of your shares and have submitted your proxy and would like to revoke it, you may do so before your shares of CBOA common stock are voted at the CBOA special meeting by taking any of the following actions:

•	delivering a written notice bearing a date later than the date of your proxy to the secretary of CBOA stating that you revoke your proxy, which notice must be received by CBOA prior to the beginning the CBOA special meeting;
•	completing, signing, dating and returning to the secretary of CBOA a new proxy card relating to the same shares of CBOA common stock and bearing a later date, which new proxy card must be received by CBOA prior to the beginning of the CBOA special meeting;
•	casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on [•] ; or
•	attending the CBOA special meeting and voting in person, although attendance at the CBOA special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to CBOA, you must submit your notice of revocation or your new proxy to CBOA Financial, Inc., Attention: Heather Hansen, CBOA Financial, Inc., 7315 North Oracle Road, Suite 181, Tucson, AZ 85704, and it must be received at any time before the vote is taken at the CBOA special meeting.

If you have instructed a broker, bank or other nominee to vote your shares of CBOA common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

CBOA shareholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of CBOA common stock represented by such proxies will be voted at the CBOA special meeting and all adjournments or postponements thereof.

Solicitation of Proxies

The cost of solicitation of proxies for the CBOA special meeting will be borne by CBOA. CBOA will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition, CBOA’s directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Attending the CBOA Special Meeting

All CBOA shareholders of record as of the record date, or their duly appointed proxies, may attend the CBOA special meeting. If you plan to attend the CBOA special meeting, you must hold your shares of CBOA common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the CBOA special meeting. CBOA reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification.

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If your shares of CBOA common stock are held in “street name” by a bank, broker or other nominee and you wish to attend the CBOA special meeting, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) in addition to your valid photo identification. If you intend to vote in person at the CBOA special meeting and you own your shares in “street name,” you also are required to bring to the CBOA special meeting a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact CBOA at:

Heather Hansen

(520) 544-6516

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CBOA PROPOSALS

Proposal No. 1 – Merger Proposal

At the CBOA special meeting, the CBOA shareholders will be asked to adopt and approve the merger agreement. CBOA shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the CBOA board of directors adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of CBOA and its shareholders. Please see “The Merger—CBOA’s Reasons for the Merger; Recommendation of the CBOA Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the CBOA board of directors’ recommendation.

The CBOA board of directors recommends that CBOA shareholders vote “FOR” the CBOA merger proposal.

Proposal No. 2 – Adjournment Proposal

The CBOA special meeting may be adjourned to another time, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the CBOA special meeting, the number of shares of CBOA common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, CBOA intends to move to adjourn the CBOA special meeting in order to solicit additional proxies for the approval of the merger agreement. Arizona law provides that the holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, where a quorum is not present, may adjourn such meeting from time to time.

The CBOA board of directors unanimously recommends that CBOA shareholders vote “FOR” the adjournment proposal.

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THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the Bancorp 34 board of directors and the CBOA board of directors has approved the merger agreement. Under the merger agreement, CBOA will merge with and into Bancorp 34, with Bancorp 34 remaining as the surviving entity. Immediately following the completion of the merger or at such later time as the parties may mutually agree, CBOA’s wholly-owned subsidiary, Commerce Bank, will merge with and into Bancorp 34’s wholly-owned subsidiary, Bank 34, with Bank 34 as the surviving bank.

If the merger is completed, each outstanding share of CBOA common stock, except for treasury stock or shares owned by CBOA or Bancorp 34, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, will be converted into the right to receive 0.2628 shares of Bancorp 34 common stock which we refer to as the “exchange ratio.” Bancorp 34 will not issue any fractional shares of Bancorp common stock in the merger. Instead, a CBOA shareholder who otherwise would have received a fraction of a share of Bancorp 34 common stock will receive an amount in cash (without interest) equal to such fractional part of a share of Bancorp 34 common stock multiplied by $12.16.

Bancorp 34 stockholders and CBOA shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time, the CBOA board of directors, which we refer to as “the CBOA board,” with the involvement of CBOA executive management, has engaged in reviews and discussions of CBOA’s long-term strategies and objectives, considering ways that it might enhance shareholder value and CBOA’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by the CBOA board have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution.

As a part of CBOA’s consideration of strategic alternatives, the CBOA executive team developed and maintained relationships with executives from other financial institutions in the region, in part, so that CBOA would develop an understanding of financial institutions that might be attractive strategic partners and that the CBOA executives could develop a perspective of how strategic transactions might be conceived. In addition, CBOA executives would from time-to-time meet with investment bankers to discuss strategic alternatives for CBOA. One such meeting between executives of CBOA and representatives from Piper Sandler took place in March of 2019.

From time to time, the Bancorp 34 board of directors, which refer to as the “Bancorp 34 board,” with the involvement of Bancorp 34 executive management, has engaged in reviews and discussions of Bancorp 34’s long-term strategies and objectives, considering ways that it might enhance shareholder value and Bancorp 34’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by the Bancorp 34 board have included expanding organically, expanding through acquisitions of other financial institutions, and raising additional capital through private placements or public offerings of equity or debt securities. With regard to expanding through acquisitions of other financial institutions, Bancorp 34’s executive management worked with its financial advisors to identify potential merger candidates in the West and Southwest United States,

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and specifically in the Tucson, Arizona market which the Bancorp 34 board believed would be a natural extension of its current markets in the greater Phoenix, Arizona and Southern New Mexico areas. During 2023, the Bancorp 34 board considered two merger candidates in the greater Tucson, Arizona area, including CBOA. Specifically, in late December 2022, Mr. Crotty was contacted by an investment banker representing an Arizona financial institution that was considering a sale. Bank 34 was provided with due diligence materials to review the opportunity. This opportunity was discussed at a regular meeting of the Bancorp 34 board in January of 2023. The Bancorp 34 board approved Mr. Crotty submitting a non-binding indication of interest in connection with this potential merger candidate for further consideration. In late January 2023, Mr. Crotty met with an executive committee of the Bancorp 34 board, which was comprised of Mr. Crotty, Mr. Ahern, Mr. Cohn, Mr. Rabon and Ms. Ralls, and it was determined that pursuing two simultaneous merger opportunities could prove too taxing on the current Bancorp 34 team. As a result, the executive committee decided to focus on the opportunity with CBOA, as the Bancorp 34 board believed CBOA was a more attractive merger partner as it was a larger institution that offered more size and scale, providing a greater financial benefit to Bancorp 34’s stockholders. Based on this decision, Bancorp 34 did not submit an indication of interest for this Arizona financial institution and informed the investment banker in late January 2023 that Bancorp 34 would not pursue this opportunity any further.

In November of 2020, Mr. Jim Crotty from Bancorp 34 and Mr. Chris Webster from CBOA were first introduced and began discussing the aspirational goals of their respective companies and how those goals may be more easily and swiftly achieved in a combination of the two companies. In December of 2020, Mr. Crotty and Mr. Webster met in person and discussed the similarities and alignment of each of their respective companies. For the rest of that month and throughout 2021, Mr. Crotty and Mr. Webster kept in contact, discussing the strengths and challenges of their respective companies, the challenges and opportunities in the banking industry generally and how their two companies might come together in a merger to best maximize value for their respective shareholders.

As a result of these discussions, on December 14, 2021, Bancorp 34 and CBOA entered into a mutual non-disclosure agreement, and Bancorp 34 was given access to preliminary diligence materials regarding CBOA. In December of 2021 and January 2022, financial information was shared by Bancorp 34 and CBOA.

In January 2022, the Bancorp 34 board held a one-day retreat in Scottsdale, Arizona. The Bancorp 34 board invited Mr. Webster and Mr. Bill Assenmacher, Chairman of CBOA, to attend an introductory meeting during the retreat, and on January 21, 2022, Messrs. Assenmacher and Webster met with the Bancorp 34 board.

In the spring and summer of 2022 market sentiments changed as a result of the Federal Reserve increasing interest rates, and as a result, Bancorp 34 and CBOA agreed to pause their conversations based on Bancorp 34’s desire to consider a potential capital raise to enhance its ability to pursue a transaction. In the meantime, CBOA came to the conclusion that it would itself consider pursuing a capital raise in the coming years if it did not move forward with a transaction. On September 20, 2022, Mr. Crotty and Mr. Webster met again in person to discuss a potential merger of the companies and the parties continued with high level due diligence.

In the summer of 2022, Mr. Webster engaged the CBOA board in a number of discussions centered on capital planning to support the development of a new strategic plan. It was agreed that additional capital would be needed to grow Commerce Bank to the size needed to achieve the goals in that strategic plan. Mr. Webster engaged in discussions with an interested private capital investor during this time, who performed preliminary due diligence on Commerce Bank and discussed pricing. On September 20, 2022, Mr. Crotty and Mr. Webster met in person to discuss a potential merger of the companies and the parties continued with high level due diligence. During that meeting, Mr. Crotty informed Mr. Webster that Bancorp 34 was in the process of finalizing an equity capital raise that was expected to close in the fourth quarter of 2022. The CBOA board decided at this time that it would temporarily pause its efforts to raise capital as the additional capital that would be made available to Commerce Bank by a potential merger represented an attractive alternative to support growth.

In late November 2022, Mr. Webster contacted Piper Sandler to formally act as independent financial advisor in connection with CBOA’s ongoing strategic planning and the consideration by the CBOA board of alternative

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strategies to continue to enhance long-term shareholder value. As part of its engagement, Piper Sandler worked with the executive management of CBOA to review CBOA’s financial performance, review strategic alternatives and periodically present to the CBOA board on matters of potential strategic interest.

On November 25, 2022, Bancorp 34 submitted an initial nonbinding indication of interest to CBOA which highlighted Bancorp 34’s ongoing common equity capital raise and outlined the high-level terms of a proposed merger, which included a 100% stock transaction consisting of a fixed exchange ratio of 0.21 shares of Bancorp 34 stock for each share of CBOA stock. The initial exchange ratio was based off a contribution analysis of standalone projected financials of Bancorp 34 and CBOA which considered three factors, 2023 estimated net income, 2024 estimated net income and tangible common equity at the estimated closing. On December 9, 2022, CBOA submitted a response to the initial nonbinding indication of interest with revisions to certain terms, including the removal of the proposed 0.21 exchange ratio, and language that described that the transaction should consist of 100% stock and the exchange ratio should be determined following the conclusion of Bancorp 34’s pending common equity capital raise.

In December of 2022 and January of 2023, the parties continued to discuss the combination, negotiate the initial indication of interest and refine their financial analysis in light of the changing interest rate environment and changing economic conditions, and growing certainty around Bancorp 34’s then-pending equity capital raise, which it subsequently completed with an initial closing on December 30, 2022, with gross proceeds totaling $14.0 million followed by a final closing on January 27, 2023 of an additional $15.7 million, for a total capital raise of nearly $30 million, all at a per share value of $14.00.

In early January 2023, Bancorp 34 provided CBOA with an updated nonbinding indication of interest describing the terms of a proposed merger, including 100% stock consideration with a proposed exchange ratio of 0.21 shares of Bancorp 34 stock for each share of CBOA stock. On January 12, 2023, the CBOA board held a special meeting to review, consider, and discuss the proposed merger with Bancorp 34. At the meeting, representatives of Piper Sandler explained the terms of the nonbinding indication of interest to CBOA, and reviewed the shareholder value proposition of Bancorp 34’s proposal compared to CBOA’s other potential alternatives, including remaining independent or merging with another financial institution. Based on its discussions, the CBOA board decided to engage in further discussions with Bancorp 34 with the goal of making improvements to the initial nonbinding indication of interest, including striving for a higher exchange ratio for the benefit of CBOA’s shareholders. Following the meeting, Mr. Webster and Mr. Crotty held a series of discussions to review the terms of the nonbinding indication of interest and those conversations led to refinements and changes to the nonbinding indication interest, including an increase in the proposed exchange ratio from 0.21 to 0.23 Bancorp 34 shares in exchange for each CBOA share. Mr. Webster frequently reported the status of these conversations to the CBOA board who indicated to Mr. Webster their interest in executing the updated nonbinding indication of interest. In making the decision to enter into the updated nonbinding indication of interest with Bancorp 34, the CBOA board exercised its business judgment to determine that the proposed merger with Bancorp 34 would be beneficial for CBOA and its shareholders based on several factors, including, but not limited to, the long-term financial prospects of the proposed merger as compared to the prospects of CBOA on a stand-alone basis. The CBOA board considered several additional factors, including the strategic alignment of CBOA and Bancorp 34; the capital resources that would benefit the combined company as a result of Bancorp 34’s capital raises compared to other potential buyers; that, post-merger, CBOA’s executive team would have a significant role in the leadership of the combined company, which increased confidence that the proposed merger would be successful; the all-stock nature of the merger consideration; the likelihood that the merger would enable both parties to continue executing on their respective business plans; the fact that, post-merger, the combined entity would operate in Phoenix, the fastest-growing metropolitan market in Arizona; the financial benefits that would accrue to the combined institution based on scale, and the value that scale could create for the combined institution’s shareholders; and the impact of institutional investors on the prospects for the combined company. In considering the nature of the merger consideration and its valuation of Bancorp 34, the CBOA board considered the fact that although there is not an established market for Bancorp 34 shares, Bancorp 34 recently concluded an equity capital raise at $14.00 per share, and that Bancorp 34 shares trade openly on the OTCQB. In considering these and other factors, the CBOA board determined that the proposed merger with Bancorp 34 represented a transaction that was in the best interest of CBOA and its shareholders in the long-term and executed the nonbinding indication of interest on January 20, 2023. The nonbinding indication of interest contemplated Bancorp 34 acquiring all of the issued and outstanding shares

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of CBOA common stock based on an exchange ratio of 0.23 shares of Bancorp 34 common stock for each share of CBOA stock, subject to, among other things, completion of due diligence and entry into a definitive agreement.

In February 2023, CBOA engaged Otteson Shapiro LLP, which we refer to as “Otteson Shapiro,” as legal counsel, to assist with matters related to ongoing strategic planning and the consideration by the CBOA board of alternative strategies.

On February 24, 2023, Mr. Webster and Mr. Paul Tees of CBOA and Mr. Crotty had an in-person meeting to discuss the proposed merger. On March 20, 2023, Mr. Crotty and Mr. Randall Rabon of Bancorp 34 spent a day in Tucson, Arizona meeting with Messrs. Assenmacher, Webster and Tees to discuss additional details regarding the potential merger.

At its meetings on February 16, 2023 and March 16, 2023 the CBOA board discussed the status of discussions with Bancorp 34.

Between January and April of 2023, the parties conducted detailed mutual due diligence and negotiated the definitive merger agreement and ancillary agreements. Bancorp 34 provided an initial draft of the merger agreement to CBOA on March 8, 2023. During the next few weeks, Otteson Shapiro, together with Mr. Webster, Mr. Tees and Evan Anderson of CBOA discussed and negotiated with Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) and Mr. Crotty and Mr. Vaughn of Bancorp 34 the various legal and business terms of the merger agreement and the proposed merger. The parties exchanged multiple drafts of the merger agreement and ancillary agreements and had numerous calls to discuss and negotiate various issues. Primary subjects of these negotiations included the amount of the aggregate merger consideration calculation, the exchange ratio, which was revised from 0.23 to 0.24 on April 18, 2023, to account for changes in the companies’ financial position between the delivery of the initial draft of the merger agreement and the final draft of the merger agreement; the composition and structure of the combined executive team; treatment of restricted stock awards; tax, accounting and contract issues relating to labor and employee benefit matters, including employee compensation after the closing of the merger; the timing of the merger and the structure of the board of directors of the combined company; the operations of Commerce Bank between signing and closing; representations, warranties and covenants of CBOA and Bancorp 34; and the amount of any fees upon termination.

On April 3, 2023, the CBOA board formally engaged Piper Sandler in connection with the merger.

On April 20, 2023, the CBOA board met to discuss the terms of the proposed merger. At the meeting Otteson Shapiro walked the members of the board through their fiduciary duties in connection with the proposed merger and provided an update on the status of the merger agreement. Piper Sandler likewise walked the board through its financial analysis prepared in connection with the proposed merger.

On April 26, 2023, the Bancorp 34 board held a special meeting to review and consider the proposed merger. At the meeting, Mr. Crotty and Mr. Vaughn discussed the due diligence conducted on CBOA, representatives of Nelson Mullins discussed the board’s fiduciary duties, explained the terms of the merger agreement and related transaction documents, and representatives of MJC reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the merger and responded to questions by the Bancorp 34 board. Additionally, MJC delivered its oral opinion, which was confirmed in writing on April 26, 2023, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by MJC as set forth in its opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Bancorp 34 common stock. In considering the merger, the Bancorp 34 board, among other factors, considered the merger consideration, including a fixed exchange ratio of 0.24 Bancorp 34 shares for each CBOA share, CBOA’s complementary geographic footprint with the current geographic footprint of Bancorp 34, the quality of CBOA’s executive management and sales teams, CBOA’s attractive client base, overall growth potential and the terms of the merger agreement, including the exchange ratio of 0.24 shares of Bancorp 34 stock for each share of CBOA stock. After further discussion

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among the directors and Bancorp 34’s advisors, including with respect to the factors described in “The Merger- Bancorp 34’s Reasons for the Merger; Recommendation of the Bancorp 34 Board,” the Bancorp 34 board unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Bancorp 34 and its stockholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Bancorp 34 stockholders.

On April 27, 2023, the CBOA board, except for director Sean Lawley, who was unable to attend held a special meeting to review and consider the proposed merger. At the meeting, Mr. Anderson presented an overview of the reverse due diligence conducted on Bancorp 34, representatives of Otteson Shapiro explained the terms of the merger agreement and related transaction documents, and representatives of Piper Sandler reviewed the financial aspects of the proposed merger and responded to questions by the CBOA board. Additionally, Piper Sandler delivered its oral opinion, which was confirmed in writing on April 27, 2023, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the per share merger consideration was fair, from a financial point of view, to the holders of CBOA common stock. After further discussion among the directors and CBOA’s advisors, including with respect to the factors described in “The Merger-CBOA’s Reasons for the Merger; Recommendation of the CBOA Board,” the CBOA board members present at the meeting unanimously determined that the merger and the merger agreement were advisable, and in the best interests of, CBOA and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the CBOA shareholders. After the conclusion of this meeting, the parties continued work to finalize the merger agreement and entered into the merger agreement and announced the transaction in a joint press release.

In October 2023, subsequent to the parties entering into the merger agreement, as a part of the parties’ ongoing reports regarding the merger, it was determined that the condition of a single commercial real estate loan held by Bank 34 totaling $6.5 million (the “troubled loan”) was deteriorating materially, and that administration of the loan would be handled by a court-appointed receiver. Bank 34 downgraded the troubled loan and it was placed on non-accrual status as of September 30, 2023.

Following this determination, Bank 34 began performing additional due diligence on the troubled loan to better estimate the anticipated loss to Bank 34 as a result of the troubled loan and the resulting increase that would be made to its provision for loans losses as of September 30, 2023.

Beginning in late October and in early November, Mr. Crotty and Mr. Webster discussed the troubled loan and related matters and the potential financial impact the troubled loan could have on Bank 34’s total equity and the merger. It was agreed that Mr. Crotty and Mr. Tees would perform further on-site due diligence of the troubled loan and its associated real estate collateral. Mr. Crotty and Mr. Tees conducted this on-site due diligence on November 13, 2023, along with Bank 34’s local outside counsel and the court-appointed receiver for the real estate.

During the latter half of November 2023 the parties continued with their due diligence efforts with regard to the troubled loan and Bancorp 34 and CBOA shared their diligence findings and loss estimations with one another. On November 30, 2023, Bancorp 34 held a meeting of the executive committee of its board of directors consisting of Chairman Rabon, Vice Chair Ralls, Mr. Ahern and Mr. Cohn, where Mr. Crotty presented a valuation report on the troubled loan, which estimated that the loan should be marked down by $3 million with a corresponding addition of $3 million to Bank 34’s loan loss reserves, and recommended that the charge be recognized as of September 30, 2023.

During the first week of December, the parties, including Mr. Crotty and Mr. Vaughn from Bancorp 34, Mr. Webster, Mr. Tees and Mr. Anderson from CBOA, and representatives of MJC and Piper Sandler further discussed the troubled loan and began negotiations on an amendment to the exchange ratio to account for the effects of the troubled loan on Bancorp 34’s total equity. On December 13, 2023, Mr. Ahern traveled to Tuscon, Arizona to meet with Mr. Assenmacher. Mr. Rabon participated in this meeting by phone. The parties concluded that each remained committed to the merger and would work to negotiate a mutually acceptable adjustment to the exchange ratio.

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On December 14, 2023, with the assistance of MJC, Bancorp 34 conducted its analysis on an appropriate adjustment to the exchange ratio as a result of the troubled loan. On December 15, 2023, Bancorp 34 verbally delivered to CBOA an offer to amend the exchange ratio to 0.2589.

On December 18, 2023, with the assistance of Piper Sandler, CBOA presented a counter-offer to Bancorp 34 with an adjusted exchange ratio of 0.2642. On December 19, 2023, Bancorp 34 countered with an adjusted exchange ratio of 0.2613, and after discussions between the parties that same day, the parties agreed to amend the exchange ratio to 0.2628, subject to the drafting and execution of an amendment to the merger agreement.

On December 20, 2023 and December 21, 2023, the parties and their respective counsel drafted and negotiated Amendment No. 1 to Agreement and Plan of Merger (the “merger agreement amendment”).

On December 21, 2023, the Bancorp 34 board held a special meeting to review and consider the merger agreement amendment, which (1) revised the exchange ratio for common stock to be received by CBOA shareholders upon consummation of the merger from 0.24 shares of Bancorp 34 common stock to 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock issued and outstanding; and (2) revised the “outside date” from April 27, 2024 to June 28, 2024 and deleted the automatic extension of the “outside date” to June 11, 2024 if all conditions to the merger have been met other than the receipt of regulatory approvals required to consummate the merger. At the meeting, Mr. Crotty explained the terms of the merger agreement amendment, and discussed the financial aspects of the revised exchange ratio, which was adjusted higher by less than 10%, and summarized the strategic and financial rationale for continuing to pursue the merger under the terms of the merger agreement, as amended, and responded to questions by the Bancorp 34 board. Mr. Crotty and Mr. Ahern discussed the parties’ negotiations regarding the revised exchange ratio, the reduction in Bancorp 34’s total equity from the write down of the troubled loan, and the difference in the merger consideration to be paid pursuant to the revised exchange ratio based on a current tangible book value basis and based upon recent trading values of each party’s common stock. The Bancorp 34 board discussed that on a relative current tangible book value basis, the implied value of the merger consideration per CBOA share based on the original exchange ratio of 0.24 was $3.31 and based on the revised exchange ratio of 0.2628 was $3.38, a difference of approximately 2%. In addition, based on a 30-day volume-weighted average price analysis, the implied value per CBOA share based on the original exchange ratio of 0.24 was $2.92, and based on the revised exchange ratio of 0.2628, the implied value per CBOA share to Bancorp 34 was $2.42. As these revised implied values fell well within the original range of a fair transaction based on MJC’s opinion provided on April 26, 2023, and described on pages 103-109, and based on the fact that the strategic merits of the transaction remained intact, the Bancorp 34 board decided that an update to MJC’s fairness opinion, in light of the cost to obtain the same, was not necessary. After further discussion, the Bancorp 34 board unanimously determined that the merger and the merger agreement, as amended by the merger agreement amendment, were advisable, and fair to, and in the best interests of, Bancorp 34 and its stockholders, and unanimously approved the merger agreement amendment and related actions and recommended the adoption and approval of the merger agreement as amended, and merger to the Bancorp 34 stockholders.

On December 21, 2023, the CBOA board held a special meeting to review and consider the merger agreement amendment. At the meeting, the CBOA board discussed the progress of the merger since the signing of the merger agreement, along with the financial performance of CBOA and Bancorp 34 and the operating landscape of the banking industry in general. In addition, the CBOA board discussed in detail the troubled loan, CBOA management’s diligence of the troubled loan and potential loss exposure, CBOA management’s diligence of other Bank 34 loans, the process for arriving at the revised 0.2628 exchange ratio and the expected financial impact of the revised exchange ratio on CBOA’s shareholders. In the meeting, CBOA management confirmed that based on their due diligence they believed that the troubled loan was unique and was not reflective of Bank 34’s loan portfolio in general. The CBOA board discussed the impact of the potential loss arising from the troubled loan on the pro forma capital and pro forma earnings power of the combined company and how the revised exchange ratio would mitigate the financial impact of the potential loss from the troubled loan on CBOA shareholders. The CBOA board also discussed the fact that while the impact of a potential loss from the troubled loan would reduce the capital of the combined company, it should not materially impact the future earnings

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prospects of the combined company. In addition, the CBOA board discussed how the strategic merits of the merger remained intact and therefore, despite a potential near-term loss arising from the troubled loan, the revised 0.2628 exchange ratio would result in a better transaction for CBOA shareholders in the long term. Based on the expectation of a better financial outcome for CBOA shareholders arising out of the revised 0.2628 exchange ratio (after taking into account potential loss from the troubled loan) the CBOA board, following discussion with legal counsel, decided that an update to Piper Sandler’s fairness opinion, in light of the cost to obtain the same, was not necessary. After further discussion, the CBOA board determined that the merger and the merger agreement, as amended by the merger agreement amendment, were advisable, and fair to, and in the best interests of, CBOA and its stockholders, and approved the merger agreement amendment and related actions and recommended the adoption and approval of the merger agreement, as amended, and the merger, to the CBOA shareholders.

Except as otherwise noted, all members of the Bancorp 34 board and CBOA board, as applicable, attended all meetings described above.

CBOA’s Reasons for the Merger; Recommendation of the CBOA Board of Directors

After careful consideration at a special meeting on December 21, 2023, during which the CBOA board considered, among other things, the potential loss arising from the troubled loan and the impact of any potential loss on the proposed transaction along with the updated exchange ratio of 0.2628, the CBOA board confirmed its determination from April 27, 2023, that the merger is in the best interests of CBOA and its shareholders. In coming to its determination to enter into the merger agreement prior to its amendment on December 21, 2023 (the “original merger agreement”), the CBOA board, at its meeting on April 27, 2023, considered, among other things, Piper Sandler’s opinion that the consideration to be paid to CBOA pursuant to the original merger agreement was fair to the holders of CBOA’s common stock from a financial point of view. Subsequently, in coming to its determination to amend the merger agreement on December 21, 2023, the CBOA board considered, among other things, the potential loss arising from the troubled loan, the impact of potential loss arising from the troubled loan, the future earnings prospects of the combined company and the fact that the exchange ratio of 0.2628 would result in CBOA shareholders owning a greater proportion of the combined company. As the increased exchange ratio would result in more consideration paid to CBOA shareholders than that had been contemplated by Piper Sandler’s opinion provided on April 27, 2023, the strategic merits of the transaction remained intact, and the future prospects of the combined company should be minimally impacted by any loss arising from the troubled loan, the CBOA board decided that an update to Piper Sandler’s fairness opinion, in light of the cost to obtain the same, was not necessary. Accordingly, the CBOA board approved the merger agreement and recommended that the CBOA shareholders vote “FOR” the CBOA merger proposal.

The CBOA board believes that partnering with Bancorp 34 will maximize the long-term value of its shareholders’ investment in CBOA, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Arizona.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the CBOA board evaluated the merger and the merger agreement, in consultation with CBOA’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

•	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of CBOA and Bancorp 34;
•	its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of CBOA and Bancorp 34, and their respective development, productivity, profitability and strategic options;
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•	the complementary aspects of CBOA’s and Bancorp 34’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;
•	the fact that CBOA’s executive team would occupy important positions in the combined company, and therefore reduce execution risk;
•	CBOA’s belief that an all-stock merger with Bancorp 34 would allow CBOA shareholders to participate in the future performance of a combined company that would have better future prospects than CBOA was likely to achieve on a stand-alone basis or through other strategic alternatives;
•	Bancorp 34’s relatively strong capital position and the fact that the combined company would have more growth capital than CBOA on a stand-alone basis;
•	Bancorp 34’s commitment to enhancing its strategic position, with a particular focus on its growing markets;
•	the fact that the receipt of merger consideration paid in the form of Bancorp 34 common stock is expected to be tax-free to CBOA shareholders for U.S. federal income tax purposes;
•	the terms of the merger agreement, and the presentation by CBOA’s legal advisors regarding the merger and the merger agreement;
•	the financial presentation of Piper Sandler, dated April 27, 2023, to the CBOA board and the opinion of Piper Sandler, dated April 27, 2023, to the CBOA board to the effect that, as of April 27, 2023, and subject to the assumptions, limitations and qualifications set forth in the opinion, the per share merger consideration was fair, from a financial point of view, to the holders of CBOA common stock, as more fully described below under the section of this joint proxy statement/prospectus entitled “Opinion of CBOA’s Financial Advisor” beginning on page 86 ; and
•	the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions.

The CBOA board also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	the challenges of combining the businesses, assets and workforces of two financial institutions;
•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to complete the merger;
•	the risks and costs to CBOA if the merger is not completed;
•	the fact that the merger consideration, which consists of shares of Bancorp 34 common stock, provides less certainty of value to CBOA shareholders compared to a transaction in which they would receive only cash consideration;

•	the fact that the merger consideration would result in CBOA shareholders receiving cash in exchange for any fractional shares and that the fractional shares would be valued based on a price of $12.16 per share for Bancorp 34, which was based off of the 30-day volume weighted average price of Bancorp 34 common stock as of April 18, 2023;
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•	the fact that although Bancorp 34 shares trade openly on the OTCQB, there is not an established market for Bancorp 34 common stock which could make Bancorp 34 common stock more difficult to value, and the fact that in January 2023, Bancorp 34 completed a nearly $30 million capital raise at a price of $14.00 and that the capital raise did include investor warrants;
•	the potential for a decline in the value of Bancorp 34 common stock—whether before or after consummation of the merger—reducing the value of the consideration received by CBOA’s shareholders;
•	the provisions of the merger agreement restricting CBOA’s solicitation of third-party acquisition proposals and the fact that CBOA would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;
•	the potential for unintended delays in the regulatory approval process; and
•	the interests of certain of CBOA’s directors and executive officers in the merger that are different from, or in addition to, their interests as CBOA shareholders, which are further described in the section of this joint proxy statement/prospectus entitled “Interests of CBOA’s Directors and Executive Officers in the Merger” beginning on page 109 .

The foregoing discussion of the factors considered by the CBOA board is not intended to be exhaustive, but is believed to include the material factors considered by the CBOA board. The CBOA board members present at the meeting of the board of directors on April 27, 2023, collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the CBOA board determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the CBOA board did not find it useful, and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the CBOA board may have given different weight to different factors. The CBOA board conducted an overall analysis of the factors described above including thorough discussions with CBOA management and CBOA’s advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of CBOA’s Financial Advisor

CBOA retained Piper Sandler to act as financial advisor to CBOA’s board of directors in connection with CBOA’s consideration of a possible business combination with Bancorp 34. CBOA selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm specializing in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to CBOA’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 27, 2023 meeting at which CBOA’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on April 27, 2023, to the effect that, as of such date, the merger consideration was fair to the holders of CBOA’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CBOA common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. As noted above, Piper Sandler was not asked to update its opinion in connection with the merger agreement amendment which revised the exchange ratio to 0.2628, and shareholders should consider this when reviewing the opinion of Piper Sandler below.

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Piper Sandler’s opinion was directed to the board of directors of CBOA in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of CBOA as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of CBOA common stock and did not address the underlying business decision of CBOA to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for CBOA or the effect of any other transaction in which CBOA might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of CBOA or Bancorp 34, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated April 27, 2023;
•	certain publicly available financial statements and other historical financial information of CBOA and its banking subsidiary, Commerce Bank, that Piper Sandler deemed relevant;
•	certain publicly available financial statements and other historical financial information of Bancorp 34 and its banking subsidiary, Bank 34, that Piper Sandler deemed relevant;
•	the relative contributions of assets, liabilities, equity and earnings of CBOA and Bancorp 34 to the combined entity;
•	certain internal financial projections for CBOA for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of CBOA;
•	certain internal financial projections for Bancorp 34 for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of Bancorp 34;
•	the pro forma financial impact of the merger on the combined company based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Bancorp 34;
•	the publicly reported historical price and trading activity for CBOA common stock and Bancorp 34 common stock, including a comparison of certain stock market information for CBOA common stock and Bancorp 34 common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;
•	a comparison of certain financial information for CBOA and Bancorp 34 with similar financial institutions for which information is publicly available;
•	certain financial terms and social considerations of recent merger of equals transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

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Piper Sandler also discussed with certain members of the senior management of CBOA and its representatives the business, financial condition, results of operations and prospects of CBOA and held similar discussions with certain members of the management of Bancorp 34 and its representatives regarding the business, financial condition, results of operations and prospects of Bancorp 34.

In performing its analysis, Piper Sandler used certain historical financial information for CBOA and Bancorp 34, as provided by the senior management of CBOA and Bancorp 34. The financial data used by Piper Sandler, as referenced in the tables below, may not correspond to the data presented in CBOA’s or Bancorp 34’s financial statements as a result of certain updates to such financial information which were made by the senior management of CBOA and Bancorp 34 after the date of Piper Sandler’s fairness opinion.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by CBOA or Bancorp 34 or their respective representatives, or that was otherwise reviewed by Piper

Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of CBOA and Bancorp 34 that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analysis. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CBOA or Bancorp 34, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of CBOA or Bancorp 34 or any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of CBOA or Bancorp 34, any of their respective subsidiaries or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to CBOA or Bancorp 34 or any of their respective subsidiaries. Piper Sandler assumed, with CBOA’s consent, that the respective allowances for credit losses for both CBOA and Bancorp 34 were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal financial projections for CBOA for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of CBOA. In addition, Piper Sandler used internal financial projections for Bancorp 34 for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of Bancorp 34. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Bancorp 34. With respect to the foregoing information, the respective senior managements of CBOA and Bancorp 34 confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of CBOA and Bancorp 34, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of CBOA or Bancorp 34 since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that CBOA and Bancorp 34 would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with CBOA’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that

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the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CBOA, Bancorp 34, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with CBOA’s consent, Piper Sandler relied upon the advice that CBOA received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of CBOA’s common stock or Bancorp 34’s common stock at any time or what the value of Bancorp 34’s common stock would be once it is actually received by the holders of CBOA’s common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to CBOA’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to CBOA or Bancorp 34 and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of CBOA and Bancorp 34 and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of CBOA’s common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of CBOA, Bancorp 34, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to CBOA’s board of directors at its April 27, 2023 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of CBOA’s common stock or Bancorp 34’s common stock or the prices at which CBOA’s or Bancorp 34’s common stock may be sold at any time. The analyses of Piper

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Sandler and its opinion were among a number of factors taken into consideration by CBOA’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of CBOA’s board of directors with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of CBOA common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.24 of a share of Bancorp 34 common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $27.9 million and an implied purchase price per share of $2.70 consisting of the implied value of 10,344,660 shares of CBOA common stock and based on the $11.25 per share closing price of Bancorp 34 common stock on April 26, 2023. Based upon financial information for CBOA as of or for the last twelve months (“LTM”) ended March 31, 2023 and the $2.80 per share closing price of CBOA’s common stock on April 26, 2023, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	90%
Transaction Price Per Share / LTM Earnings Per Share	8.0	x
Transaction Price Per Share / 2023E Earnings Per Share¹	9.2	x
Tangible Book Premium / Core Deposits (CDs > $250K)²	(1.1%)
Premium to CBOA Market Price as of April 26, 2023	(3.6%)

(1)	As provided by CBOA management
(2)	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Contribution Analysis.

Piper Sandler reviewed the relative contribution of CBOA and Bancorp 34 to the pro forma balance sheet, earnings and market value of the combined entity. This analysis excluded mark-to-market and other transaction-related adjustments. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of CBOA and Bancorp 34 shareholders in the combined company:

$ value in millions	CBOA		Bancorp 34		Pro Forma
	$	%	$	%	$
Assets:
Gross Loans	277.1	37.0	472.0	63.0	749.1
Total Assets	372.2	39.3	574.9	60.7	947.1
Liabilities:
Noninterest Bearing Deposits	127.4	51.9	117.9	48.1	245.3
Total Deposits	307.9	40.1	460.7	59.9	768.6
Shareholders’ Equity:
Tangible Common Equity	31.1	32.4	64.7	67.6	95.7
Shareholders’ Equity	31.1	32.4	64.7	67.6	95.7
Earnings:
LTM Net Income	3.6	70.6	1.5	29.4	5.1
2023 Estimated Net Income (Inc. Bancorp 34 C/O)	3.0	74.7	1.0	25.3	4.0
2023 Estimated Net Income (Ex. Bancorp 34 C/O)¹	3.0	51.9	2.8	48.1	5.8
2024 Estimated Net Income	3.3	43.9	4.3	56.1	7.6
Market Valuation:
Market Capitalization²	29.0	35.4	52.8	64.6	81.8
Market Capitalization (Ex. New Investors)³	29.0	50.6	28.3	49.4	57.3
Proposed Pro Forma Ownership (%)²		34.6		65.4
Proposed Pro Forma Ownership – Excluding New Investors (%)³		49.7		50.3

1	Excludes Bancorp 34 1Q2023 charge-off of $2.4M pretax
2	Bancorp 34 market cap. shown inclusive of recently issued preferred shares; market data as of April 26, 2023 (CBOA share price of $2.80 and Bancorp 34 share price of $11.25)
3	Bancorp 34 market cap. excluding impact of December 2022 and January 2023 capital raises

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Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of CBOA common stock and Bancorp 34 common stock for the one-year and three-year periods ending April 26, 2023. Piper Sandler then compared the relationship between the movements in the price of CBOA common stock and Bancorp 34 common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

CBOA’s One-Year Stock Performance

	Beginning Value April 26, 2022	Ending Value April 26, 2023
CBOA	100%	87.5%
Bancorp 34	100%	74.7%
CBOA Peer Group	100%	97.1%
S&P 500 Index	100%	97.1%
S&P U.S. SmallCap Banks Index	100%	72.6%

CBOA’s Three-Year Stock Performance

	Beginning Value April 24, 2020	Ending Value April 26, 2023
CBOA	100%	130.2%
Bancorp 34	100%	118.5%
CBOA Peer Group	100%	119.3%
S&P 500 Index	100%	143.0%
S&P U.S. SmallCap Banks Index	100%	127.6%

Bancorp 34’s One-Year Stock Performance

	Beginning Value April 26, 2022	Ending Value April 26, 2023
Bancorp 34	100%	74.7%
CBOA	100%	87.5%
Bancorp 34 Regional Peer Group	100%	88.4%
Bancorp 34 Nationwide Peer Group	100%	86.7%
S&P 500 Index	100%	97.1%
S&P U.S. SmallCap Banks Index	100%	72.6%

Bancorp 34’s Three-Year Stock Performance

	Beginning Value April 24, 2020	Ending Value April 26, 2023
Bancorp 34	100%	118.5%
CBOA	100%	130.2%
Bancorp 34 Regional Peer Group	100%	130.4%
Bancorp 34 Nationwide Peer Group	100%	118.2%
S&P 500 Index	100%	143.0%
S&P U.S. SmallCap Banks Index	100%	127.6%
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Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for CBOA with a group of publicly-traded financial institutions selected by Piper Sandler. The CBOA peer group included banks and thrifts, headquartered in California and the Southwest Region with total assets between $250 million and $500 million, but excluded targets of announced merger transactions, banks with unique business models, mutual holding companies, cooperative banks and nondepository trusts (the “CBOA Peer Group”). The Southwest Region was defined as Arizona, Colorado, New Mexico, Nevada, Texas and Utah. The CBOA Peer Group consisted of the following companies:

Golden Valley Bancshares, Inc.

Partners Bank of California

Trinity Bank, N.A.

High Country Bancorp, Inc.

Chino Commercial Bancorp

Texas Community Bancshares, Inc.

Community Bancorp of Santa Maria

Pacific Alliance Bank

Friendly Hills Bancorp

Summit Bancshares, Inc.

Infinity Bancorp

CMUV Bancorp

Denver Bankshares, Inc.

The analysis compared publicly available financial information for CBOA with corresponding data for the CBOA Peer Group as of or for the year ended March 31, 2023 (unless otherwise noted) with pricing data as of April 26, 2023. The table below sets forth the data for CBOA and the median, mean, low and high data for the CBOA Peer Group.

CBOA Comparable Company Analysis¹

			Peer Group	Peer Group	Peer Group	Peer Group
	CBOA		Median	Mean	Low	High

Total assets ($mm)	372		406	396	276	476
Loans / Deposits (%)	90		78	75	55	108
Nonperforming assets / Total assets (%)² ⁴	0.00		0.10	0.20	0.00	0.61
Tangible common equity/Tangible assets (%)	8.3		9.1	9.3	6.3	13.3
LTM ROAA (%)	0.99		0.94	0.92	(0.35)	1.63
LTM ROATCE (%)	12.9		11.1	10.7	(4.5)	18.4
LTM Net interest margin (%)²	4.43	³	3.41	3.56	2.88	4.15
LTM Efficiency ratio (%)²	70		63	65	45	108
Price/Tangible book value (%)	93		103	104	56	260
Price/LTM Earnings per share (x)	8.3		9.2	10.1	4.8	19.3
Current Dividend Yield (%)	0.0		0.8	1.1	0.0	4.4
Market value ($mm)	29		31	36	20	96

1	Financial information is shown as of December 31, 2022 for TYBT, HCBC, TCBS, SMAL, INFT, and DNVB
2	Financial information is shown as of December 31, 2022 for CYSM
3	Financial information is reported at the bank-level based on regulatory filings as of March 31, 2023 for CBOA
4	Financial information is reported at the bank-level based on regulatory filings as of March 31, 2023 for CMUV

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Piper Sandler used publicly available information to perform a similar analysis for Bancorp 34 by comparing selected financial information for Bancorp 34 with two groups of publicly traded financial institutions selected by Piper Sandler. The first Bancorp 34 peer group included banks and thrifts, headquartered in California and the Southwest Region with total assets between $400 million and $900 million, but excluding securities that trade on the OTC Pink Market, targets of announced merger transactions, banks with unique business models, mutual holding companies, cooperative banks and non-depository trusts (the “Bancorp 34 Regional Peer Group”). The Bancorp 34 Regional Peer Group consisted of the following companies:

Pinnacle Bank GBank Financial Holdings, Inc. Bank of San Francisco Mission Valley Bancorp Redwood Capital Bancorp
Endeavor Bancorp
First Bancshares, Inc.
High Country Bancorp, Inc.
Texas Community Bancshares, Inc.
Community Bancorp of Santa Maria

The analysis compared publicly available financial information for Bancorp 34 with corresponding data for the Bancorp 34 Regional Peer Group as of or for the year ended March 31, 2023 (unless otherwise noted) with pricing data as of April 26, 2023. The table below sets forth the data for Bancorp 34 and the median, mean, low and high data for the Bancorp 34 Regional Peer Group.

Bancorp 34 Regional Peer Group Comparable Company Analysis¹

		Regional Peer Group	Regional Peer Group	Regional Peer Group	Regional Peer Group
	Bancorp 34⁵	Median	Mean	Low	High

Total assets ($mm)	575	521	539	406	756
Loans / Deposits (%)	102	82	82	58	100
Nonperforming assets / Total assets (%)² ⁴	0.71	0.15	0.22	0.10	0.37
Tangible common equity/Tangible assets (%)	11.2	9.1	9.4	6.3	13.3
LTM ROAA (%)	0.26	1.05	1.08	0.47	1.66
LTM ROATCE (%)	3.4	12.7	12.7	4.3	18.4
LTM Net interest margin (%)³	3.22	3.94	3.84	2.88	4.84
LTM Efficiency ratio (%)³	76	66	65	52	79
Price/Tangible book value (%)	82	89	95	67	172
Price/LTM Earnings per share (x)	21.8	7.9	9.1	4.8	19.3
Current Dividend Yield (%)	2.5	0.0	0.6	0.0	2.2
Market value ($mm)	53	39	52	20	156

1	Financial information is shown as of December 31, 2022 for PBNK, BSFO, RWCB, HCBC, TCBS
2	Financial information is shown as of December 31, 2022 for CYSM and FBSI
3	Financial information is shown as of December 31, 2022 for CYSM
4	Financial information is reported at the bank-level based on regulatory filings as of March 31, 2023 for MVLY and RWCB
5	Bancorp 34 market capitalization and common equity shown inclusive of recently issued preferred shares

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Piper Sandler used publicly available information to perform a second analysis for Bancorp 34 by comparing selected financial information for Bancorp 34 with a group of publicly traded financial institutions selected by Piper Sandler. The second Bancorp 34 peer group included banks and thrifts headquartered in the United States with total assets between $400 million and $900 million and LTM ROAA 0.00% - 0.75%, but excluded securities that trade on the OTC Pink Market, targets of announced merger transactions, mutual holding companies, cooperative banks and non-depository trusts (the “Bancorp 34 Nationwide Peer Group”). The Bancorp 34 Nationwide Peer Group consisted of the following companies:

William Penn Bancorporation
IF Bancorp, Inc.
University Bancorp, Inc.
CIB Marine Bancshares, Inc.
IBW Financial Corporation
Glenville Bank Holding Company, Inc.
Merchants & Marine Bancorp, Inc.
Mars Bancorp, Inc.
TC Bancshares, Inc.
Texas Community Bancshares, Inc.

The analysis compared publicly available financial information for Bancorp 34 with corresponding data for the Bancorp 34 Nationwide Peer Group as of or for the year ended March 31, 2023 (unless otherwise noted) with pricing data as of April 26, 2023. The table below sets forth the data for Bancorp 34 and the median, mean, low and high data for the Bancorp 34 Nationwide Peer Group.

Bancorp 34 Nationwide Peer Group Comparable Company Analysis¹

		Nationwide Peer Group	Nationwide Peer Group	Nationwide Peer Group	Nationwide Peer Group
	Bancorp 34²	Median	Mean	Low	High

Total assets ($mm)	575	707	671	417	862
Loans / Deposits (%)	102	83	82	56	103
Nonperforming assets / Total assets (%)	0.71	0.37	0.47	0.01	1.71
Tangible common equity/Tangible assets (%)	11.2	9.2	10.4	3.8	19.8
LTM ROAA (%)	0.26	0.45	0.48	0.20	0.69
LTM ROATCE (%)	3.4	4.7	5.1	1.9	10.0
LTM Net interest margin (%)	3.22	3.21	3.20	2.80	3.65
LTM Efficiency ratio (%)	76	85	83	69	93
Price/Tangible book value (%)	82	76	74	41	104
Price/LTM Earnings per share (x)	21.8	14.9	18.8	4.1	42.0
Current Dividend Yield (%)	2.5	0.8	1.1	0.0	3.0
Market value ($mm)	53	42	51	15	137

1	Financial information is shown as of December 31, 2022 for IROQ, UNIB, IBWC, GLNV, MNBP, TCBC, TCBS
2	Bancorp 34 market capitalization and common equity shown inclusive of recently issued preferred shares
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Analysis of Precedent Transactions.

Piper Sandler reviewed a group of precedent merger and acquisition transactions. The group consisted of nationwide bank and thrift merger of equals transactions, as defined by S&P Capital IQ Pro, for publicly traded banks and thrifts with deal value less than $500 million, announced from January 1, 2018 through April 24, 2023, but excluding three-party merger transactions and excluding terminated transactions (the “Precedent Transactions”).

The Precedent Transactions group was composed of the following transactions:

Larger Entity	Smaller Entity
CCFNB Bancorp Inc.	Muncy Bank Financial
Main St Finl Svcs Corp¹	Wayne Savings Bancshares
LINKBANCORP Inc.¹	Partners Bancorp
Shore Bancshares Inc.	The Community Financial Corp.
GNB Financial Services Inc¹	LINKBANCORP Inc.
Virginia National Bankshares	Fauquier Bankshares
Broadway Financial Corp.	CFBanc Corp.
Blue Ridge Bankshares	Bay Banks of Virginia
Dime Community¹	Bridge Bancorp
ChoiceOne Fin’l	County Bank Corp
Delmar Bancorp	Virginia Partners

1	Reverse merger-of-equals

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Precedent Transactions.

			Precedent Transactions
	Bancorp 34/ CBOA	Bancorp 34/ CBOA¹	Median	Mean	Low	High
Deal Value ($M)	28	28	67	131	40	498
Relative Ownership of Smaller Entity (%)	35	50	49	49	40	56
Relative Market Cap of Smaller Entity (%) (prior to deal announcement)	35	51	48	47	37	58
1-Day Stock Market Premium (%)	(3.6)	(3.6)	10.0	7.4	(7.3)	21.4
Proportion of Board of Directors from Smaller Entity (%)	38	50	46	47	40	56

1	Bancorp 34 market capitalization and ownership adjusted to exclude Dec 2022 and January 2023 capital raises. In addition, Bancorp 34 board representation adjusted to remove two board seats assigned to the new investors

In addition to the items presented in the table above, Piper Sandler also considered a selection of non-financial attributes often reviewed in connection with merger of equals transactions. Piper Sandler reviewed items such as the location of the pro forma corporate headquarters, composition of the board of directors and management teams, as well as relative pro forma ownership and market cap. Piper Sandler compared the respective non-financial attributes for the merger to those for the Precedent Transactions.

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Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of CBOA common stock assuming CBOA performed in accordance with internal projections for CBOA for the years ending December 31, 2023 through December 31, 2027, as provided by CBOA senior management. To approximate the terminal value of a share of CBOA common stock on April 26, 2023, Piper Sandler applied price to 2027 earnings multiples ranging from 6.0x to 13.5x and multiples of 2027 tangible book value ranging from 70% to 110%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CBOA common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CBOA common stock of $1.36 to $3.62 when applying multiples of earnings and $1.81 to $3.37 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	6.0x	7.5x	9.0x	10.5x	12.0x	13.5x
10.0%	$1.61	$2.01	$2.41	$2.81	$3.22	$3.62
11.0%	$1.54	$1.93	$2.31	$2.70	$3.08	$3.47
12.0%	$1.48	$1.85	$2.21	$2.58	$2.95	$3.32
13.0%	$1.42	$1.77	$2.12	$2.48	$2.83	$3.18
14.0%	$1.36	$1.70	$2.04	$2.38	$2.71	$3.05

Tangible Book Value Per Share Multiples

Discount
Rate	70%	80%	90%	100%	110%
10.0%	$2.15	$2.45	$2.76	$3.07	$3.37
11.0%	$2.06	$2.35	$2.64	$2.94	$3.23
12.0%	$1.97	$2.25	$2.53	$2.81	$3.10
13.0%	$1.89	$2.16	$2.43	$2.70	$2.97
14.0%	$1.81	$2.07	$2.33	$2.59	$2.85

Piper Sandler also considered and discussed with the CBOA board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to the earnings projections. To illustrate this impact, Piper Sandler performed a similar analysis, assuming CBOA’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for CBOA’s common stock, applying the price to 2027 earnings multiples range of 6.0x to 13.5x referred to above and a discount rate of 11.77%.

Earnings Per Share Multiples

Annual Projection
Variance	6.0x	7.5x	9.0x	10.5x	12.0x	13.5x
(20.0%)	$1.19	$1.49	$1.79	$2.09	$2.39	$2.68
(10.0%)	$1.34	$1.68	$2.01	$2.35	$2.68	$3.02
0.0%	$1.49	$1.86	$2.24	$2.61	$2.98	$3.35
10.0%	$1.64	$2.05	$2.46	$2.87	$3.28	$3.69
20.0%	$1.79	$2.24	$2.68	$3.13	$3.58	$4.03
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Piper Sandler also performed an analysis that estimated the net present value per share of Bancorp 34 common stock, assuming Bancorp 34 performed in accordance with internal financial projections for Bancorp 34 for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of Bancorp 34. To approximate the terminal value of a share of Bancorp 34 common stock on April 26, 2023, Piper Sandler applied price to 2027 earnings multiples ranging from 6.0x to 16.0x and multiples of 2027 tangible book value ranging from 70% to 110%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bancorp 34 common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Bancorp 34 common stock of $6.02 to $17.05 when applying multiples of earnings and $7.62 to $13.48 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	6.0x	8.0x	10.0x	12.0x	14.0x	16.0x
10.0%	$7.05	$9.05	$11.05	$13.05	$15.05	$17.05
11.0%	$6.77	$8.69	$10.60	$12.52	$14.43	$16.35
12.0%	$6.51	$8.34	$10.18	$12.01	$13.85	$15.68
13.0%	$6.26	$8.02	$9.77	$11.53	$13.29	$15.05
14.0%	$6.02	$7.70	$9.39	$11.08	$12.77	$14.45

Tangible Book Value Per Share Multiples

Discount
Rate	70%	80%	90%	100%	110%
10.0%	$8.95	$10.08	$11.22	$12.35	$13.48
11.0%	$8.59	$9.68	$10.76	$11.85	$12.93
12.0%	$8.25	$9.29	$10.33	$11.37	$12.41
13.0%	$7.93	$8.93	$9.92	$10.92	$11.92
14.0%	$7.62	$8.58	$9.53	$10.49	$11.44

Piper Sandler also considered and discussed with the CBOA board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to the earnings projections. To illustrate this impact, Piper Sandler performed a similar analysis assuming Bancorp 34’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Bancorp 34 common stock, applying the price to 2027 earnings multiples range of 6.0x to 16.0x referred to above and a discount rate of 11.77%.

Earnings Per Share Multiples

Annual Projection
Variance	6.0x	8.0x	10.0x	12.0x	14.0x	16.0x
(20.0%)	$5.45	$6.94	$8.42	$9.90	$11.39	$12.87
(10.0%)	$6.01	$7.68	$9.35	$11.01	$12.68	$14.35
0.0%	$6.57	$8.42	$10.27	$12.13	$13.98	$15.83
10.0%	$7.12	$9.16	$11.20	$13.24	$15.28	$17.32
20.0%	$7.68	$9.90	$12.13	$14.35	$16.58	$18.80
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Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on Bancorp 34 assuming the transaction closes on December 31, 2023. Piper Sandler utilized the following information and assumptions: (a) certain assumptions related to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Bancorp 34, (b) internal financial projections for Bancorp 34 for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of Bancorp 34, and (c) internal financial projections for CBOA for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of CBOA and adjusted by the senior management of Bancorp 34. The analysis indicated that the transaction could be accretive to Bancorp 34’s projected earnings per share (excluding one-time transaction costs and expenses) in the years ending 2024 through 2027, dilutive to Bancorp 34’s estimated tangible book value per share at close through 2025, and accretive to estimated tangible book value per share in 2026 onward. The analysis indicated that the transaction could be accretive to CBOA’s projected earnings per share (excluding one-time transactions costs and expenses) in the years ending 2024 through 2027.

In connection with this analysis, Piper Sandler considered and discussed with the CBOA board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as CBOA’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 2.00% of the aggregate purchase price, which advisory fee is contingent upon the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $662,000. Piper Sandler also received a $100,000 fee from CBOA upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the transaction. CBOA has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to CBOA in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to Bancorp 34 in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to CBOA, Bancorp 34 and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of CBOA, Bancorp 34 and their respective affiliates for its own account and for the accounts of its customers.

Certain Unaudited Prospective Financial Information

Bancorp 34 and CBOA do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

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However, in connection with the merger, Bancorp 34’s senior management and CBOA’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Piper Sandler for the purpose of performing financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “— Opinion of CBOA’s Financial Advisor” beginning on page 86 . We refer to this information collectively as the “prospective financial information.”

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles, or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of CBOA common stock and Bancorp 34 common stock access to certain nonpublic information made available to CBOA’s financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.

Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by Bancorp 34’s senior management or CBOA’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by CBOA’s financial advisor and represents Bancorp 34 senior management’s or CBOA senior management’s respective evaluation of Bancorp 34’s expected future financial performance on a stand-alone basis, without reference to the merger, and CBOA’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Bancorp 34 and CBOA operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of Bancorp 34 and CBOA and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Bancorp 34 or CBOA could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Bancorp 34, CBOA or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of CBOA common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

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The prospective financial information included in this document has been prepared by, and is the responsibility of, management of Bancorp 34 and CBOA. Neither Plante & Moran, PLLC, Bancorp 34’s independent registered public accounting firm, nor Eide Bailly LLP, CBOA’s independent auditor, has audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, neither Plante & Moran, PLLC nor Eide Bailly LLP has expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of Bancorp 34’s independent registered public accounting firm and CBOA’s independent auditor included in this joint proxy statement/prospectus relate to the historical financial information of Bancorp 34 and CBOA, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

In light of the foregoing, and taking into account that the CBOA and Bancorp 34 special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CBOA shareholders and Bancorp 34 stockholders are strongly cautioned not to place unwarranted reliance on such information.

CBOA Prospective Financial Information

The following prospective financial information was approved by CBOA senior management for use by Piper Sandler in connection with Piper Sandler performing its financial analyses with respect to CBOA on a stand-alone basis: (i) $10 million common equity raised in the second quarter of 2024 at a price of $3.30 per share, (ii) estimates of net income for calendar years 2023 through 2027 of $3.0 million, $3.3 million, $4.3 million, $4.9 million and $5.7 million, respectively (iii) estimates of earnings per share for the calendar years 2023 through 2027 of $0.29, $0.27, $0.32, $0.37 and $0.42, respectively (iv) no cash dividends paid to shareholders for the calendar years 2023 through 2027, (v) estimates of end of year tangible book value per share for the calendar years ended 2023 through 2027 of $3.22, $3.50, $3.88, $4.32, and $4.82, respectively.

Bancorp 34 Prospective Financial Information

The following prospective financial information was approved by Bancorp 34 senior management for use by Piper Sandler in connection with Piper Sandler performing its financial analyses with respect to Bancorp 34 on a stand-alone basis: (i) estimates of net income for calendar years 2023 through 2027 of $1.0 million, $4.3 million, $5.3 million, $6.3 million and $7.2 million, respectively (ii) estimates of earnings per share for the calendar years 2023 through 2027 of $0.23, $0.93, $1.16, $1.37 and $1.57, respectively (iii) annual cash dividends paid to common shareholders for the calendar years 2023 through 2027 of $0.28 per share, (iv) estimates of end of year tangible book value per share for the calendar years ended 2023 through 2027 of $13.97, $14.61, $15.47, $16.54, and $17.81, respectively.

Pro Forma Assumptions — Estimated Costs Savings and Expenses Resulting or Derived from the Merger

For purposes of the Pro Forma Transaction Analysis performed by Piper Sandler, senior management of Bancorp 34 provided to Piper Sandler certain additional prospective financial information including the financial information described under “CBOA Prospective Financial Information” (excluding the $10 million common equity capital raise), an estimate of one-time pretax transaction expenses of $6.0 million assumed to be realized as of the closing date of the transaction, and an estimate of pretax synergies expected to result or be derived from the transaction of $2.0 million in calendar year 2024 and $2.9 million in calendar year 2025, in all cases assuming that the transaction closed on December 31, 2023. For purposes of the Pro Forma Transaction Analysis Piper Sandler also utilized the financial information provided by Bancorp 34 senior management and described under “Bancorp 34 Prospective Financial Information.”

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Bancorp 34’s Reasons for the Merger; Recommendation of the Bancorp 34 Board of Directors

After careful consideration, the Bancorp 34 board of directors determined that the merger is in the best interests of Bancorp 34 and its stockholders. In coming to this determination for the merger agreement prior to its amendment on December 21, 2023 (the “original merger agreement”), the Bancorp 34 board of directors considered MJC’s opinion that the consideration to be paid to CBOA pursuant to the original merger agreement was fair, from a financial point of view to the stockholders of Bancorp 34 at its meeting on April 26, 2023. Subsequently, in coming to this determination for the merger agreement as amended on December 21, 2023, the Bancorp 34 board of directors considered the difference in the total merger consideration to be paid upon an exchange ratio of 0.2628 on a relative current tangible book value basis and on a 30-day volume-weighted average price basis. As the changes in the merger consideration fell within the original range of a fair transaction based on MJC’s opinion provided on April 26, 2023, and based on the fact that the strategic merits of the transaction remained intact, the Bancorp 34 board decided that an update to MJC’s fairness opinion, in light of the cost to obtain the same, was not necessary. Accordingly, the Bancorp 34 board of directors unanimously approved the merger agreement and recommended that the Bancorp 34 stockholders vote “FOR” the Bancorp 34 merger proposal.

In evaluating the merger, the Bancorp 34 board of directors consulted with Bancorp 34 management, as well as independent legal and financial advisors. The Bancorp 34 board of directors found CBOA to be an attractive target for a potential merger based on a number of factors, including, without limitation:

•	the geographical alignment of Bank 34 and Commerce Bank and the market areas served by Commerce Bank which will allow the combined bank to further grow its presence in the greater Phoenix, Arizona market and Commerce Bank’s footprint in Tucson, Arizona which is a natural fit to bridge Bank 34’s existing locations in Scottsdale, Arizona and Southern New Mexico;

•	the prior financial performance of CBOA, including its lower cost core deposit base and the expected operating efficiencies that may be realized in a combination with CBOA;

•	the strength and expertise of CBOA’s executive management team and the agreement of certain of CBOA’s executive management team to join the combined company; and

•	the ability of the combined entity to strengthen its regulatory compliance capabilities.

In addition to the considerations above, in the course of reaching its decision to approve the merger agreement, to adopt the merger and the other transactions contemplated by the merger agreement, the Bancorp 34 board of directors considered a number of factors, including the following material factors:

•	its understanding of the current and prospective environment in which Bancorp 34 and CBOA operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Bancorp 34 both with and without the proposed transaction;
•	each of Bancorp 34’s, CBOA’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Bancorp 34 board of directors considered its view that CBOA’s financial condition and asset quality were sound, that CBOA’s business and operations complemented those of Bancorp 34, and that the merger would result in a combined company with a larger market presence as well as an attractive funding base, including through core deposit funding, and stronger asset quality;

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•	CBOA’s earnings and prospects, and synergies potentially available in the proposed transaction, created an opportunity for the combined company to have superior future earnings and prospects compared to Bancorp 34’s earnings and prospects on a stand-alone basis. In particular, the Bancorp 34 board of directors considered the following:

o	the strategic rationale for the merger, including the ability of the combined company to serve the banking needs of consumers and businesses in highly attractive markets, including the combination of Bancorp 34’s and CBOA’s operations in Arizona;
o	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital and geographic footprint;
o	the increased size, scale and brand awareness of the combined company that would enable each companies’ customer relationships to grow, and the ability of Bank 34 to service larger customers going forward;
o	the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on financial metrics, including earnings per share, and the expectation that the tangible book value per share dilution from the merger would be earned back within a reasonable period following closing;
o	Bancorp 34’s belief that Bancorp 34 will be able to integrate CBOA with Bancorp 34 successfully;
o	the potential for bringing together seasoned bank operators built on a common vision with similar values, with talented, motivated workforces and compatible corporate cultures;
o	the increased scale of the combined company enabling it to continue to invest in new technology and products and services;
o	the similarity of the businesses, balance sheets and management teams;
o	its review and discussions with Bancorp 34’s management and advisors concerning the due diligence review of CBOA;
o	its expectation that the required regulatory approvals could be obtained in a timely fashion;
o	the financial information and analyses presented by Bancorp 34’s financial advisor to the board of directors; and
o	its review with Bancorp 34’s outside legal counsel, Nelson Mullins, of the terms of the merger agreement.

The Bancorp 34 board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:

•	the possibility of encountering difficulties in achieving anticipated cost savings in the amounts estimated or in the time frame contemplated;
•	the possibility of encountering difficulties in successfully integrating CBOA’s business, operations, and workforce with those of Bancorp 34;
•	the transaction-related restructuring charges and other merger-related costs;
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•	diversion of management attention and resources from the operation of Bancorp 34’s business towards the completion of the merger;
•	the possibility of changing market conditions and the impact those changes could have on the projected or actual financial performance of each bank;

•	the fact that, although shares of CBOA common stock trade openly on the OTC Markets Groups, Inc.’s Pink Open Market, there is not an established market for CBOA common stock which could make CBOA common stock more difficult to value, and

•	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions.

This discussion of the information and factors considered by the Bancorp 34 board of directors in reaching its conclusions and recommendation includes principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Bancorp 34 board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Bancorp 34 board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger and the other transactions contemplated by the merger agreement. Rather, the Bancorp 34 board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Bancorp 34 board of directors may have assigned different weights to different factors. The explanation of Bancorp 34’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Bancorp 34’s Financial Advisor

Bancorp 34’s board of directors engaged MJC Partners, LLC (“MJC”) to act as its financial advisor and to provide an opinion of the fairness, from a financial point of view, to Bancorp 34 of the exchange ratio in the proposed merger. As explained above, MJC was not asked to update its opinion in connection with the merger agreement amendment which revised the exchange ratio to 0.2628, and shareholders should consider this when reviewing the opinion of MJC provided below.

Bancorp 34’s board of directors selected MJC based upon its reputation, its knowledge of financial institutions and its experience as a financial advisor in mergers and acquisitions of financial institutions similar to the merger. Bancorp 34 imposed no limitations on MJC’s investigations or the procedures it followed to render its opinion.

MJC acted as an independent financial advisor to the Bancorp 34 board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 26, 2023 meeting, at which the Bancorp 34 board of directors approved the merger agreement, MJC issued its written opinion that, as of that date, from a financial point of view, the exchange ratio in the proposed merger was fair to Bancorp 34. This joint proxy statement/prospectus summary of the MJC opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the opinion of MJC, dated April 26, 2023, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C. Bancorp 34 stockholders should read this opinion in its entirety.

MJC’s opinion is directed only to the fairness, from a financial point of view, of the exchange ratio in the proposed merger, and, as such, does not constitute a recommendation to any Bancorp 34 stockholder as to how the stockholder should vote at the special meeting. The summary of the opinion of MJC set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

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The following summary of the analyses performed by MJC is not a complete description of the analyses performed by MJC to render its fairness opinion and is not a complete description of the presentation made by MJC to the Bancorp 34 board of directors. MJC did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. MJC did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Bancorp 34, or any class of such persons. MJC believes that its analyses and the following summary must be considered as a whole, and that selecting portions of the analyses without considering all factors could create an incomplete account of its analyses and its fairness opinion.

To carry out its analyses and to render its opinion concerning the fairness of the per share merger consideration, MJC:

(1)	reviewed the most current version of the merger agreement and terms of the proposed merger;
(2)	reviewed certain historical publicly available business and financial information concerning Bancorp 34 and CBOA, including among other things, quarterly and annual reports filed with the FDIC;
(3)	analyzed certain financial projections prepared by the managements of Bancorp 34 and CBOA;
(4)	reviewed certain potential scenarios, and business plans, provided by Bancorp 34 and CBOA, concerning Bancorp 34 following the merger;
(5)	held discussions with members of the senior management of Bancorp 34 and CBOA for the purpose of reviewing the future prospects of the surviving company and bank;
(6)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that MJC considered relevant; and
(7)	performed such other analyses and considered such other factors as MJC considered appropriate.

MJC also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuations.

Without independent verification, MJC assumed the accuracy and completeness of the financial and other information and representations contained in the materials provided by Bancorp 34 and in discussions with Bancorp 34. MJC assumed that financial forecasts, including, without limitation, the projections regarding under-performing and nonperforming assets and net charge-offs were reasonably prepared on a basis reflecting best currently available information and judgments of Bancorp 34, and that the forecasts will be realized in the amounts and at the times contemplated thereby. MJC did not evaluate the loan and lease portfolio to assess the adequacy of the allowances for losses, and assumed that the allowance is adequate to cover loan and lease losses. MJC did not conduct a physical inspection of any properties or facilities, did not review individual credit files, and did not make an independent evaluation or appraisal of any properties, assets, or liabilities of Bancorp 34 or CBOA, or any of their respective subsidiaries and MJC was not furnished with any such evaluations or appraisals. MJC assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement. MJC further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles. MJC assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to Bancorp 34 and CBOA.

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MJC reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of CBOA common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive, without interest 0.24 shares of Bancorp 34 common stock. MJC calculated an aggregate implied transaction value of approximately $30.2 million and an implied purchase price per share of $2.92 consisting of the implied value of 2,482,704 shares of Bancorp 34 common stock based on the 30-day VWAP of Bancorp 34’s common stock as of April 18, 2023. Based upon financial information for CBOA as of or for the last twelve months (“LTM”) ended March 31, 2023 and the closing price of CBOA’s common stock on April 18, 2023, MJC calculated the following implied transaction metrics:

Transaction Price Per Share / March 31, 2023 Tangible Book Value Per Share	97%
Transaction Price Per Share / LTM Earnings Per Share	8.8	x
Transaction Price Per Share / Estimated 2024 Earnings per Share	12.0	x
Tangible Book Value Premium to Core Deposits(1)	(0.3%)
Market Premium as of April 18, 2023	8.1%

(1)	Calculated as (aggregate deal value minus target’s tangible common equity) divided by (target’s non-time deposits).

Present Value.

Using CBOA’s projected earnings and tangible book value for years ending December 31, 2023 through December 31, 2025 and assuming 7.5% to 9.0% annual asset growth through 2027, based on CBOA guidance, MJC estimated the terminal value of CBOA’s common stock as a multiple of tangible book value and as a multiple of earnings per share. MJC discounted the terminal values back to present value using a range of discount rates. For terminal values at the end of the fifth year, MJC performed two analyses, one assuming a trading multiple range from 1.40x to 1.60x times projected tangible book value per share, and the other assuming a trading multiple range from 13.0x to 17.0x times projected earnings per share. MJC calculated the present value of these terminal amounts based on discount rates ranging from 10.9% to 12.9%. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of CBOA’s common stock. The number of shares of CBOA common stock outstanding remained constant in the projections at the then current number outstanding of 13,568,835 beginning in 2025E. Based on projecting earnings per share of $0.41 in 2027 and tangible book value per share value of $4.50 at the end of 2027 and applying a range of multiples of earnings per share and tangible book value per share, MJC arrived at a range of present values from a low of $3.44 to a high of $4.29 on a tangible book value per share basis, and a low of $2.89 to a high of $4.13 on an earnings per share basis.

Terminal value as a multiple of tangible book value per share, discounted to present value
		Discount Rate
		10.9%	11.4%	11.9%	12.4%	12.9%
Terminal Price / TBV	1.40x	$3.76	$3.67	$3.59	$3.51	$3.44
	1.45x	$3.89	$3.80	$3.72	$3.64	$3.56
	1.50x	$4.02	$3.94	$3.85	$3.76	$3.68
	1.55x	$4.16	$4.07	$3.98	$3.89	$3.80
	1.60x	$4.29	$4.20	$4.10	$4.01	$3.93

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Terminal value as a multiple of earnings per share, discounted to present value
		Discount Rate
		10.9%	11.4%	11.9%	12.4%	12.9%
Terminal Price / EPS	13.0x	$3.16	$3.09	$3.02	$2.96	$2.89
	14.0x	$3.41	$3.33	$3.26	$3.18	$3.11
	15.0x	$3.65	$3.57	$3.49	$3.41	$3.34
	16.0x	$3.89	$3.81	$3.72	$3.64	$3.56
	17.0x	$4.13	$4.04	$3.95	$3.87	$3.78

Comparable Transactions.

MJC reviewed a group of comparable merger and acquisition transactions selected by MJC consisting of whole commercial bank, savings bank, and thrift acquisition transactions throughout the United States announced on or after January 1, 2021 with publicly available pricing data and in which the target’s total assets were less than $500 million and target assets to buyer assets between 20% – 100%, resulting in 18 transactions satisfying the criteria. The group of comparable merger and acquisition transactions is summarized in the table immediately following.

18 U.S. Transactions
Acquirer Information		Target Information			Transaction Overview
							Multiples / Ratio
Company	State	Company	City, State	Total Assets ($millions)	Announce Date	Deal Value ($millions)	price to last 12 months earnings per share (x)	price to tangible book value (x)	tangible book value premium / core deposits (%)
Fisher Bancorp, Inc.	IL	Butler Point, Inc.	Catlin, IL	$84.4	10/11/22	$11.2	12.1x	1.37x	4.5%
Thumb Bancorp, Inc.	MI	Exchange State Bank Corp.	Carsonville, MI	$212.8	8/29/22	$29.9	16.0x	1.74x	6.9%
Middlefield Banc Corp.	OH	Liberty Bancshares, Inc.	Ada, OH	$437.3	5/26/22	$64.4	13.5x	1.19x	NA
Rosedale Federal Savings and Loan Association	MD	CBM Bancorp, Inc.	Baltimore, MD	$249.5	1/28/22	$63.2	50.7x	1.26x	9.1%
Carver Financial Corporation	GA	Alamerica BanCorp, Inc.	Birmingham, AL	$15.4	1/14/22	$1.1	NA	0.77x	(6.6%)
Gouvrneur Bancorp, Inc.	NY	Citizens Bank of Cape Vincent	Cape Vincent, NY	$87.2	1/6/22	$8.4	31.8x	1.16x	1.5%
InBankshares, Corp	CO	Legacy Bank	Wiley, CO	$497.3	11/30/21	$56.0	8.8x	1.33x	3.9%
Friendship Bancshares, Inc.	MO	St. Elizabeth Bancshares, Inc.	Saint Elizabeth, MO	$198.9	10/27/21	$33.8	9.4x	1.67x	8.7%
Bank7 Corp.	OK	Watonga Bancshares, Inc.	Watonga, OK	$253.8	10/7/21	$32.0	36.1x	1.41x	4.3%
Eagle Bancorp Montana, Inc.	MT	First Community Bancorp, Inc.	Glasgow, MT	$376.8	10/1/21	$41.3	7.2x	1.40x	4.1%
SouthPoint Bancshares, Inc.	AL	Merchants Financial Services, Inc.	Cullman, AL	$388.8	8/25/21	$45.4	13.0x	1.50x	4.9%
Newtek Business Services Corp	FL	National Bank of New York City	Flushing, NY	$203.6	8/2/21	$20.0	20.6x	0.55x	NM
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18 U.S. Transactions
Acquirer Information		Target Information			Transaction Overview
							Multiples / Ratio
Company	State	Company	City, State	Total Assets ($millions)	Announce Date	Deal Value ($millions)	price to last 12 months earnings per share (x)	price to tangible book value (x)	tangible book value premium / core deposits (%)
First Western Financial, Inc.	CO	Teton Financial Services, Inc.	Wilson, WY	$420.5	7/22/21	$47.8	17.6x	1.27x	3.0%
Savings Bancorp, Inc.	OH	SSNB Inc.	Lancaster, OH	$107.1	6/15/21	$17.5	NA	NA	NA
Southern California Bancorp	CA	Bank of Santa Clarita	Santa Clarita, CA	$421.2	4/27/21	$56.4	15.6x	1.25x	5.2%
First Bancorp of Taylorville, Inc.	IL	Mackinaw Valley Financial Services, Inc.	Mackinaw, IL	$95.4	4/23/21	$6.1	NA	1.66x	3.5%
Fidelity D&D Bancorp, Inc.	PA	Landmark Bancorp, Inc.	Pittston, PA	$353.7	2/26/21	$44.0	32.4x	1.21x	3.0%
First National Corporation	VA	Bank of Fincastle	Fincastle, VA	$256.3	2/18/21	$31.6	19.3x	1.04x	0.7%
		25th Percentile		$130.1		$18.1	12.6x	1.19x	3.0%
		Average		$258.9		$33.9	20.3x	1.28x	3.8%
		Median		$251.6		$32.9	16.0x	1.27x	4.1%
		75th Percentile		$385.8		$47.2	26.2x	1.41x	5.0%

MJC calculated the average, median, 25th percentile rank, and 75th percentile rank in terms of deal price as a percent tangible book value; deal price as a percent of LTM earnings per share, and deal price minus tangible book value as a percent of core deposits. MJC applied these results to produce a range of implied values for CBOA common stock based on LTM earnings per share, tangible book value, and core deposits as of March 31, 2023; taking the average of deal price as a percent of last-twelve-months earnings per share, deal price as a percent of tangible book value, and deal price minus tangible book value as a percent of core deposits to establish a range from 25th percentile to 75th percentile and median. MJC utilized the 25th percentile, median, and 75th percentile multiples to determine an implied value of CBOA’s common stock. Based on this analysis of the selected transactions, the implied value of CBOA common stock using the average of the three multiples ranged from $3.83 to $5.71 when all transactions were considered as summarized in the tables immediately following.

18 U.S. transactions
	Deal price multiple			CBOA implied value per share
	25th percentile	Median	75th percentile	25th percentile	Median	75th percentile
Deal price as a percent of last 12 months earnings per share	12.6x	16.0x	26.2x	$4.17	$5.30	$8.69
Deal price as a percent of tangible book value	1.19x	1.27x	1.41x	$3.58	$3.81	$4.22
Deal price minus tangible book value, as a percent of core deposits	3.0%	4.1%	5.0%	$3.74	$4.00	$4.23
	Three factor average			$3.83	$4.37	$5.71
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Operating Metrics.

MJC considered CBOA’s financial performance as of or for the twelve months ended March 31, 2023 relative to the selected group of target institutions, considering target financial performance as of or for the most recent twelve months ended at the transaction announcement dates. Specifically, MJC considered four financial metrics: (1) tangible common equity as a percent of total assets, (2) last 12 months’ return on average assets, (3) last 12 months’ return on average equity, and (4) nonperforming assets as a percent of total assets. For this purpose, nonperforming assets include all nonaccrual loans, loans 90 days or more past due but still accruing, restructured loans, and other real estate owned.

		Total Assets ($ millions)	Tangible common equity as a percent of total assets	Last 12 months’ return on assets	Last 12 months’ return on equity	Nonperforming assets as a percent of total assets
18 U.S. Transactions	25th percentile	$130.1	9.3%	0.38%	3.3%	0.98%
	Average	$258.9	11.2%	0.71%	6.3%	0.75%
	Median	$251.6	10.2%	0.70%	7.0%	0.35%
	75th percentile	$385.8	11.8%	1.03%	10.3%	0.10%
	CBOA(1)	$371.7	8.4%	1.05%	12.2%	0.00%

(1)	TCE / TA on a consolidated basis, while LTM ROAA, LTM ROAE, and NPAs ratio based on bank level regulatory financial data.

Based on CBOA’s financial performance as measured by these four financial metrics and the Present Value – tangible book value basis, present value – earnings per share basis and the comparable transaction analyses described above, MJC derived an estimated range of minimum and maximum values for CBOA common stock as follows:

	Estimate of value per share
	Minimum	Maximum
Present Value – TBV basis	$3.44	$4.29
Present Value – EPS basis	$2.89	$4.13
U.S. Transactions (18 transactions)	$3.83	$5.71
BCTF’s final offer price(1)	$2.92

(1)	Based on the 30-day VWAP of Bancorp 34’s common stock as of April 18, 2023.

Proforma Merger Analysis.

MJC analyzed certain potential pro forma effects of the merger, based on the assumptions that (i) the merger is completed in the fourth calendar quarter of 2023 and (ii) each share of outstanding CBOA common stock will be converted into the right to receive 0.24 shares of Bancorp 34 common stock. MJC also incorporated the following assumptions: (i) financial projections for Bancorp 34 for the years ending December 31, 2023 through December 31, 2025 based on Bancorp 34 management guidance and per MJC thereafter through the year ending December 31, 2028 based on MJC estimates; (ii) internal financial projections for CBOA for the years ending December 31, 2023 through December 31, 2025 based on CBOA management guidance and per MJC thereafter through the year ending December 31, 2028; (iii) purchase accounting adjustments consisting of (a) a credit mark on loans, (b) interest rate mark, (c) core deposit intangibles, (d) time deposit mark, (e) trust preferred securities mark, and (f) lease fair value mark; (iv) estimated annual cost savings based on estimates provided by Bancorp 34 and its representatives; and (v) estimated, pre-tax, one-time transaction costs based on estimates provided by Bancorp 34 and CBOA Financial.

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The analysis indicated that the merger could be accretive to Bancorp 34’s estimated earnings per share in 2024 and immediately dilutive to estimated tangible book value. In connection with these analyses, MJC considered and discussed with Bancorp 34’s board of directors and senior management of CBOA how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Based on these analyses and other investigations and assumptions set forth in its opinion, MJC determined that as of April 26, 2023, the date on which the Bancorp 34’s board of directors approved the merger agreement, the exchange ratio was fair from a financial point of view to Bancorp 34.

MJC’s Relationship.

MJC is acting as Bancorp 34’s financial advisor in connection with the merger. MJC received a fee of $100,000 for rendering its written opinion to the Bancorp 34 board of directors concerning the fairness to Bancorp 34 of the exchange ratio. This fee is creditable against a transaction success fee equal to $400,000 which MJC will be entitled to receive if the merger is completed. In addition, Bancorp 34 has agreed to indemnify MJC against certain claims or liabilities arising out of MJC’s engagement. In the two years prior the issuance of this opinion, MJC had a material relationship with Bancorp 34 for which MJC received compensation.

Interests of Bancorp 34’s Directors and Executive Officers in the Merger

In considering the recommendation of the Bancorp 34 board of directors with respect to the merger, Bancorp 34 stockholders should be aware that certain of Bancorp 34’s executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Bancorp 34 stockholders generally. The Bancorp 34 board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Bancorp 34 stockholders that they vote to approve the Bancorp 34 merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. These interests are described in more detail below.

New Employment Agreements

In connection with the merger, Bank 34 has entered into a new employment agreement with Mr. Crotty and a new change in control agreement with each of Ms. Yacuel and Mr. Vaughn. For more information regarding the terms of these agreements, see “Executive Compensation and Other Information of Bancorp 34—Narrative to Summary Compensation Table; Employment Agreements with Named Executive Officers,” beginning on page 200 .

Interests of CBOA’s Directors and Executive Officers in the Merger

In considering the recommendation of the CBOA board of directors with respect to the merger, CBOA shareholders should be aware that certain of CBOA’s directors and executive officers have interests in the merger, including financial interests that may be different from, or in addition to, the interests of the other CBOA shareholders generally. The CBOA board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to CBOA shareholders that they vote to approve the CBOA merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below. These amounts are based on multiple assumptions, which may or may not be accurate on the relevant date, and do not reflect certain compensation actions that may occur before the effective time of the merger.

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Accelerated Vesting of CBOA Restricted Stock Units

As of November 10, 2023, three CBOA executive officers held an aggregate of 49,632 unvested CBOA restricted stock units. Under the merger agreement, at the effective time, each outstanding CBOA restricted stock unit will vest (with any performance-based vesting condition applicable to such restricted stock award deemed to have been achieved to the extent set forth in the applicable award agreement) and be cancelled and converted automatically into the right to receive the merger consideration with respect to each share of CBOA common stock underlying such restricted stock unit. The estimated cash value of the aggregate shares of Bancorp 34 common stock that would be issued, together with CGS in lieu of fractional shares to such executive officers upon settlement of the executives’ unvested CBOA restricted stock units if the consummation of the merger occurred on March 31, 2023 is $118,759, based on a price per share of Bancorp 34 common stock of $9.97, the average closing price per share over the first five business days following the announcement of the merger.

Change in Control Payments

Each of Mr. Webster, Mr. Anderson and Mr. Tees, have entered into employment agreements and retention agreements with CBOA, which provide for, among other things, severance benefits following a change in control. The closing of the merger will constitute a change in control for purposes of each employment agreement and retention agreement.

Under each retention agreement, following a change in control, provided that the executive remains employed by CBOA at the time the change in control occurs, the executive is entitled to a lump sum severance payment equal to (i) the executive’s average taxable cash compensation (consisting of salary and cash bonuses only) paid by CBOA over the five most recent tax years preceding the change in control multiplied by (ii) a “change of control multiple” which equals the multiple over the per share tangible book value of CBOA stock disregarding goodwill and any other intangible asset, divided by the total number of CBOA shares issued and outstanding, including any shares reserved for issuance under any equity compensation program or for any warrants issued and outstanding. The following table provides the change in control multiple and the estimated severance payment due to each executive under their respective retention agreement.

Name	Change of Control Multiple(1)	Severance Payment ($)
Chris Webster	0.91	275,939
Evan Anderson	0.91	170,931
Paul Tees	0.91	234,194

(1)	The change in control multiple utilizes the tangible book value of CBOA as calculated pursuant to the retention agreement as of March 31, 2023 and the volume-weighted average price of Bancorp 34 common stock as of April 27, 2023.

In addition to the severance payment described above, each retention agreement provides that the executive will be entitled to receive monthly installments equal to the COBRA premium the executive would be obligated to pay if the executive elected, pursuant to COBRA, to continue health care coverage for a maximum period of twelve months. The executives would not be entitled to this benefit if the executive becomes covered by another employer’s group health policy or Medicare.

Each retention agreement also provides that if the value of the aggregate benefits to be received by any executive in connection with a change in control would constitute an “excess parachute payment” under Sections 280G of the Code, the amount of such benefits will be reduced to eliminate the “excess parachute payment.”

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New Employment Agreements

In connection with the merger, Bank 34 has entered into employment agreements with each of the above-referenced CBOA executive officers. Mr. Webster has agreed to serve as the President of Bank 34 and Bancorp 34 for a two-year term ending April 30, 2025, that may be extended for additional one-year periods upon each anniversary of the agreement. Mr. Webster’s initial base salary will be $275,000. Mr. Anderson has agreed to serve as the Executive Vice President, Chief Information Officer and Chief Risk Officer of Bank 34 and Bancorp 34 for a two-year term ending April 30, 2023, that may be extended for additional one-year periods upon each anniversary of the agreement. Mr. Anderson’s initial base salary will be $214,500. Mr. Tees has agreed to serve as the Executive Vice President, Chief Credit Officer of Bank 34 for a two-year term ending April 30, 2023, that may be extended for additional one-year periods upon each anniversary of the agreement. Mr. Tee’s initial base salary will be $247,500. In addition to their base salaries, Mr. Webster, Mr. Anderson, and Mr. Tees will be entitled to receive cash bonuses equaling up to 40% of his annual base salary if the employee achieves certain performance levels established from time to time by the board of directors or its authorized designee.

The agreements will provide that each of Mr. Webster, Mr. Anderson and Mr. Tees will be reimbursed for reasonable and necessary travel, mobile cellular and data plans, and other business expenses. The executive officers will participate in Bank 34’s retirement, welfare, health, and other benefit programs. The executive officers will be prohibited from disclosing our trade secrets or confidential information.

The employment agreement provides that, if Bank 34 terminates the executive’s employment without cause prior to a change in control or more than 12 months following a change in control, Bank 34 will pay the executive on the first day of the month following the date of termination, and thereafter on the first day of the month for the next 11 months, compensation in an amount equal to 100% of his then current monthly base salary, plus any bonus earned or accrued through the date of termination.

In addition, if, within 12 months following a change in control Bank 34 terminates an executive without cause or an executive terminates the executive’s employment for good reason, Mr. Webster will be entitled to severance equal to the sum of Mr. Webster’s then current base salary plus the average of his last two years’ bonuses multiplied by two, plus any bonuses awarded for previous years but which have not been paid, and Mr. Anderson and Mr. Tees will be entitled to severance equal to the sum of the executive’s then current base salary plus the average of his last two years’ bonuses, plus any bonuses awarded for previous years but which have not been paid. While we believe the amounts to be paid to Mr. Webster, Mr. Anderson and Mr. Tees upon termination are reasonable compensation for services under the applicable provisions of the Internal Revenue Code, if Bank 34’s independent accounting firm or independent tax counsel determine that payments to the executives would constitute “excess parachute payments,” the payments to the executives will be either delivered in full or reduced such that no portion would be subject to any additional tax liability applicable to the executives as a result of such payments, whichever results in the greatest amount of benefits to the executives, as determined by the Bank 34’s independent accounting firm or independent tax counsel.

Finally, during their employment and for a period of 12 months thereafter (other than a termination within one year following a change in control), the executive officers may not, subject to limited exceptions, (i) compete with us by forming, serving as an organizer, director, or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (ii) solicit our customers for a competing business, or (iii) solicit our employees for a competing business.

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Director Arrangements

Immediately after the effective time of merger, Bancorp 34 and Bank 34 will each decrease the size of its board of directors to eight directors and will create three vacancies on each of its board of directors. Each of Bancorp 34 and Bank 34 will then appoint three of the current members of CBOA’s board of directors or other nominees of CBOA, in each case mutually agreed to by Bancorp 34 and CBOA prior to the effective time to serve as directors of the surviving entity and Bank 34, respectively. The three directors nominated by CBOA and agreed to by Bancorp 34 will be nominated for reelection to the board of directors of Bancorp 34 and Bank 34 until the 2025 annual meeting of the stockholders of Bancorp 34 and the Bank.

Indemnification and Insurance

The parties have agreed that following completion of the merger and for a period of six years thereafter, the combined company will indemnify, defend and hold harmless, to the fullest extent permitted by law, all present and former directors, officers, and employees of CBOA and its subsidiaries (in their capacity as such) against any costs and liabilities, based on or arising out of the fact that such person is or was a director, officer, or employee of CBOA or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The combined company will maintain in effect for six years after the effective time, the current directors’ and officers’ liability insurance policies maintained by CBOA (provided that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors), provided that the surviving corporation will not be required to expend more than 200% of the current annual premiums paid by CBOA for such insurance.

Governance of the Combined Company After the Merger

Boards of Directors

Immediately after the effective time of the merger, Bancorp 34 and Bank 34 will decrease the size of each of its board of directors to eight directors, and create three vacancies on each of its board of directors. Each of Bancorp 34 and Bank 34 will then appoint three of the current members of CBOA’s board of directors or other nominees of CBOA, in each case mutually agreed to by Bancorp 34 and CBOA prior to the effective time to serve as directors of the surviving entity and Bank 34, respectively. The three directors nominated by CBOA and agreed to by Bancorp 34 will be nominated for reelection to the board of directors of Bancorp 34 and Bank 34 until the 2025 annual meeting of the stockholders of Bancorp 34 and the Bank.

Trading of Bancorp 34 Common Stock and No Restrictions on Resale

There is no established public trading market for Bancorp 34 common stock. Bancorp 34 common stock is currently quoted under the symbol “BCTF” on the OTC Markets Groups, Inc.’s OTCQB Venture Market. Bancorp 34 has agreed to take all actions reasonably necessary to and otherwise use its reasonable best efforts to permit the shares of Bancorp 34 common stock issued to CBOA shareholders in the merger to be traded on the primary exchange, or quoted on any broker-dealer network on which Bancorp 34 common stock is listed or quoted. Upon the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, the shares issued in connection with the merger will be freely transferable under the Securities Act by holders who will not be affiliates of Bancorp 34 after the merger. While Bancorp 34 intends to continue to have its common stock quoted on the OTCQB Venture Market, including the shares of Bancorp 34 common stock issued to CBOA shareholders in the merger, there is no assurance that Bancorp 34 common stock will continue to be quoted on the OTCQB Venture Market or any other exchange after the closing of the merger. Bancorp 34 has

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no current intention to list its common stock on a national securities exchange. Risks associated with the merger and Bancorp 34’s common stock are discussed in the Risk Factors of this joint proxy statement/prospectus, see “Risk Factors—Risks Related to the Merger,” beginning on page 33 and “Risk Factors—Risks Related to Bancorp 34 Common Stock,” beginning on page 62.

Bancorp 34 will become a reporting company pursuant to Section 15(d) of the Exchange Act, and accordingly will file annual, quarterly, and current reports on Forms 10-K, 10-Q, and 8-K with the SEC. These reports will be available on the SEC’s website at http://www.sec.gov. However, by virtue of Bancorp 34 becoming subject to Section 15(d) (as opposed to registering its common stock under Section 12), Bancorp 34 (and its directors, officers and principal stockholders) will not be subject to compliance with Sections 16, 13(d) and 13(f) beneficial ownership reporting and short-swing trading rules. Similarly, Bancorp 34 will not have to comply with the tender offer and proxy rules.

Affiliates of Bancorp 34 may resell shares of Bancorp 34 common stock issued in connection with the merger only if the shares are registered for resale under the Securities Act or an exemption is available. Affiliates of Bancorp 34 may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. We encourage any such person to obtain advice of securities counsel before reselling any Bancorp 34 common stock.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all approvals, consents and waivers required to complete the transactions contemplated by the merger agreement from applicable governmental and regulatory authorities, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or restriction that would reasonably be expected to have a material adverse effect on the combined company. Subject to the terms and conditions of the merger agreement, Bancorp 34 and CBOA have agreed to use their reasonable best efforts to promptly prepare, and within 60 days of the date of the merger agreement file, all necessary documentation, to obtain as promptly as possible all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. As of the date hereof, Bancorp 34, CBOA and/or their respective subsidiaries have filed notices and applications to obtain the necessary regulatory approvals. Bancorp 34 received the OCC’s approval of its application to merge Commerce Bank of Arizona with and into Bank 34 on August 4, 2023, and received the Federal Reserve’s approval of its application to merge CBOA with and into Bancorp 34 on August 11, 2023, which approvals are subject to certain conditions, including consummating the transaction within a stated timeframe and which would require the parties to apply for an extension if they are unable to consummate the transaction within the stated timeframe.

Federal Reserve

Completion of the merger is subject, among other things, to approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, which we refer to as the BHC Act. In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve reviews certain factors, including: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the bank holding companies and banks involved (including consideration of capital adequacy, liquidity, and earnings performance; the competence, experience, and integrity of the officers, directors, and principal shareholders; and the records of compliance with applicable laws and regulations) and the future prospects of the combined organization (including consideration of the current and projected capital positions and levels of indebtedness), (iii) the convenience and needs of the communities to be served, (iv) the effectiveness of the companies in combating money laundering, and (v) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system.

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In considering an application under Section 3 of the BHC Act, the Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the CRA. In addition, in connection with an interstate merger transaction, the Federal Reserve considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

Office of the Comptroller of the Currency

The prior approval of the OCC under the Bank Merger Act is required for the merger of Commerce Bank with and into Bank 34. In reviewing applications under the Bank Merger Act, the OCC must consider a number of factors, including: (i) the effect of a proposed merger on competition, (ii) financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (iii) convenience and needs of the communities to be served, (iv) the effectiveness of both institutions in combating money laundering, and (v) the risk to the stability of the U.S. banking and financial system. Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s or savings association’s shareholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, OCC considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

Additionally, as required by the CRA, and in reviewing the convenience and needs of the communities to be served, the OCC will consider the records of performance of the relevant insured depository institutions under the CRA. Bank 34’s establishment and operation of branches at Commerce Bank’s existing branch locations is also subject to approval by the OCC.

Public Comments and Notice

Furthermore, the BHC Act, the Bank Merger Act, Federal Reserve and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and OCC, as applicable, and authorize the Federal Reserve and OCC to hold a public hearing or meeting if the Federal Reserve or OCC, as applicable, determines that a hearing or meeting would be appropriate. The Federal Reserve and the OCC takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve and OCC frequently receive protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the applicable application is under review by the Federal Reserve or the OCC. As of their last respective CRA examinations, Bank 34 received an overall “satisfactory,” and Commerce Bank received an overall “satisfactory,” regulatory rating with respect to CRA compliance.

Waiting Periods

Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect

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on competition differently than the Federal Reserve or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Commerce Bank is regulated by the Arizona Department of Insurance and Financial Institutions, which we refer to as the DIFI. As required by Arizona law, a notice has been filed with the DIFI advising the agency that Commerce Bank intends to merge with and into Bank 34.

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Based on information available to us as of the date hereof, Bancorp 34 and CBOA believe that neither the merger nor the bank merger raises substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither Bancorp 34 nor CBOA can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, each party’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

If there is an adverse development in either party’s regulatory standing, Bancorp 34 may be required to withdraw some or all of its applications for approval of the merger and the bank merger, and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

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THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Bancorp 34 or CBOA. Factual disclosures about Bancorp 34 and CBOA contained in this joint proxy statement/prospectus may supplement, update or modify the disclosures about Bancorp 34 and CBOA contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about Bancorp 34 and CBOA at the time they were made or otherwise.

Structure of the Merger

The boards of directors of Bancorp 34 and CBOA have approved the merger agreement and the transactions contemplated thereby, which provides for the merger of CBOA with and into Bancorp 34, with Bancorp 34 as the surviving company in the merger. Immediately following the completion of the merger, CBOA’s wholly-owned subsidiary, Commerce Bank of Arizona, an Arizona chartered banking corporation, will merge with and into Bancorp 34’s wholly-owned subsidiary, Bank 34, a federally chartered savings association, with Bank 34 as the surviving bank.

Merger Consideration

Each outstanding share of CBOA common stock, will be converted into the right to receive the merger consideration of 0.2628 shares of Bancorp 34 common stock (which we refer to as the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”), except for treasury stock or shares owned by CBOA or Bancorp 34, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, which will be cancelled, and shares held by shareholders who properly exercise dissenters’ rights.

If, prior to the effective time of the merger, the number of outstanding shares of Bancorp 34 common stock or CBOA common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

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Fractional Shares

Bancorp 34 not issue any fractional shares of Bancorp 34 stock in the merger. Instead, a CBOA shareholder who otherwise would have received a fraction of a share of Bancorp 34 common stock will receive an amount in cash (without interest) in an amount equal to such fractional part of a share of Bancorp 34 common stock multiplied by $12.16.

Governing Documents

After completion of the merger, the articles of incorporation and bylaws of Bancorp 34 in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of Bancorp 34, the surviving entity, until otherwise duly amended or repealed.

Treatment of CBOA Equity Awards

CBOA Restricted Stock

Under the merger agreement, at the effective time of the merger, each outstanding CBOA restricted stock unit will vest (with any performance-based vesting condition applicable to such restricted stock unit deemed to have been achieved to the extent set forth in the award agreement applicable to such CBOA restricted stock unit) and be cancelled and converted automatically into the right to receive the merger consideration with respect to each share of CBOA common stock underlying such restricted stock unit.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). Please see “—Conditions to Complete the Merger.”

The merger will become effective upon the filing of the articles of merger to be filed with the State Department of Assessments and Taxation of Maryland and the Arizona Corporation of Commission – Corporate Division or at such later time as may be mutually agreed upon and specific in the articles of merger. The closing of the merger will take place on a date no later than five business days after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in the merger agreement, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the first quarter of 2024 subject to the receipt of CBOA shareholder approval, Bancorp 34 stockholder approval, regulatory approvals and other customary closing conditions, but neither Bancorp 34 nor CBOA can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of CBOA common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, an exchange agent designated by Bancorp 34 and reasonably acceptable to CBOA, which we refer to as the “exchange agent,” will exchange certificates representing shares of CBOA common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As soon as reasonably practicable after the effective time, and in any event within five business days thereafter, the exchange agent will mail to each CBOA shareholder appropriate transmittal materials and instructions on how to surrender shares of CBOA common stock in exchange for the merger consideration such holder is entitled to receive under the merger agreement.

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If a certificate for CBOA common stock has been lost, stolen, mutilated, or destroyed, upon (a) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and (b) the posting by such person of a bond in such amount as Bancorp 34 may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen, mutilated, or destroyed certificate the merger consideration as provided for in the merger agreement.

Bancorp 34 or its exchange agent will maintain a book entry list of Bancorp 34 common stock to which each former CBOA shareholder is entitled. Certificates evidencing Bancorp 34 common stock into which CBOA common stock has been converted will not be issued.

At the effective time of the merger, there will be no further transfers on the stock transfer books of CBOA of shares of CBOA common stock that were issued and outstanding immediately prior to the effective time, and record holders of certificates or book entry shares that represented outstanding CBOA common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates or book entry shares other than the right to surrender the certificates and receive in exchange the merger consideration.

Withholding

Bancorp 34 and the exchange agent will be entitled to deduct and withhold from any consideration payable under the merger agreement the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law or by any taxing authority or governmental entity. If any such amounts are deducted or withheld by Bancorp 34 or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, these amounts will be treated for all purposes of the merger agreement as having been paid to such person from whom they were deducted or withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Bancorp 34 common stock will be paid to the holder of any unsurrendered certificates or book entry shares of CBOA common stock until the holder surrenders such certificate or book entry shares in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Bancorp 34 common stock that the shares of CBOA common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of Bancorp 34 and CBOA relating to their respective businesses. The representations and warranties of Bancorp 34 and CBOA have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement, which information modifies, qualifies, and creates exceptions to the representations and warranties in the merger agreement;
•	will not survive consummation of the merger;
•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;
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•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The merger agreement contains representations and warranties made by each of Bancorp 34 and CBOA relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory filings and consents and approvals in connection with the merger;
•	capitalization;
•	financial statements, internal controls, and books and records;
•	the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	tax matters;
•	and the absence of actions that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;
•	allowance for loan losses;
•	loan matters;
•	interest rate risk management instruments;
•	investment securities;
•	deposits;
•	BSA, AML, OFAC and CRA compliance;
•	real property and title to assets;
•	intellectual property;
•	environmental matters;
•	compliance with applicable laws;
•	labor relations and employee benefit plan matters;
•	certain material contracts;
•	fiduciary activities;
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•	investment advisory, insurance and broker-dealer matters
•	mortgage banking matters;
•	related-party transactions;
•	legal proceedings;
•	reports to regulatory authorities;
•	insurance matters;
•	inapplicability of takeover statutes;
•	broker’s fees payable in connection with the merger and fairness opinion; and
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

Certain representations and warranties of Bancorp 34 and CBOA are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” means, with respect to CBOA or Bancorp 34, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party to consummate the transactions contemplated by this Agreement by the termination date; (provided that with respect to this clause (i), “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in GAAP or applicable regulatory accounting requirements, (B) changes in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (C) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent that such company is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (D) changes resulting from the public disclosure of the execution of the merger agreement, public disclosure or contemplated consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or the pendency of the transactions contemplated by the merger agreement, (E) a decline in the trading price of Bancorp 34’s or CBOA’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred), or (F) the occurrence of any natural or man-made disaster or from any outbreak of any disease or other public health event; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

CBOA and Bancorp 34 have each agreed that, except as expressly contemplated by or permitted by the merger agreement, required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld or delayed), during the period from the date of the merger agreement to the effective

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time, it will, and will cause each of its subsidiaries to, (a) conduct its business in the usual, regular and ordinary course; (b) use commercially reasonable efforts to maintain and preserve intact its business organization and its assets and maintain its rights and franchises; (c) use commercially reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement, or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Additionally, Bancorp 34 and CBOA have undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, CBOA may not, and may not permit any of its subsidiaries to, without the prior written consent of Bancorp 34 (which consent will not be unreasonably withheld or delayed), undertake the following:

•	amend its articles of incorporation or bylaws or comparable governing documents of its subsidiaries;
•	incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice or grant any lien on any material asset of such entity;
•	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of CBOA or is subsidiaries, except pursuant to the settlement of CBOA equity awards in accordance with their terms;
•	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of CBOA equity awards in accordance with their terms;
•	declare or pay any dividend or make any other distribution in respect of CBOA’s capital stock, other than dividends from wholly owned subsidiaries of CBOA to CBOA;
•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a book value greater than $150,000, other than in the ordinary course of business consistent or as contemplated by the merger agreement;
•	adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of or in substation for shares of CBOA common stock, or sell, lease, mortgage, or otherwise dispose of any shares of capital stock of any subsidiary of CBOA;
•	acquire or announce an intention to acquire or enter into any agreements providing for any acquisitions of, direct or indirect control over any other business or entity or otherwise make an investment in any other business, entity or assets outside the ordinary course of business, with certain exceptions;
•	except as required under any employee benefit plan in effect as of the date of the merger agreement, (i) increase the compensation or benefits payable to any current or former employee, officer, director or individual independent contractor, except for nonmaterial increases in base salary in an amount not in excess of 4% annually or benefits made in the ordinary course of business consistent with past practice, including specifically, but not limited to, in connection with the opening of new branches or offices, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, amend or terminate any employee benefit plan or collective bargaining agreement or (iv) take any action to accelerate any employee payment or benefit;
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•	hire, transfer or promote any employee or other service provider CBOA or any of its subsidiaries, who has or will have a target annual compensation opportunity of $150,000 or more, or terminate the employment of any employee or other service provider of CBOA or any of its subsidiaries who has a target annual compensation opportunity of $150,000 or more other than for cause;
•	grant any equity interests or awards, or enter into any agreement with respect to the voting of its capital stock;
•	except as disclosed on CBOA’s confidential disclosure memorandum, adopt any new employee benefit plan of such entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than any such change that is required by law or to maintain continuous benefits at current levels or that is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or in the ordinary course consistent with past practice;
•	make or change any material tax election different from its prior course of practice, settle or compromise any material tax liability, or fail to file any tax return when due, with certain exceptions;
•	make any change to its tax or accounting practices or methods, principles or practices, except as required by accounting standards or law;
•	commence or settle any material legal proceedings, other than in the ordinary course of business, or settlements which (i) solely involve monetary remedies in an amount not to exceed $25,000 individually or $50,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict CBOA or its subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by CBOA or its subsidiaries;
•	enter into, renew, amend or terminate any material contract other than (i) renewing or terminating any material contract in the ordinary course of business or (ii) entering into a new material contract which calls for aggregate annual payments of not more than $100,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;
•	change in any material respect its credit policies and collateral eligibility requirements and standards except as required by Law or polices or guidance issued by any governmental authority;
•	with certain exceptions, make, acquire, or issue a commitment for (i) any commercial real estate loan in a principal amount greater than $4,000,000, (ii) any residential loan to be retained in its loan portfolio in a principal amount greater than $1,000,000 or with loan to value ratios in excess of CBOA’s internal polices in effect as of the merger agreement, or (iii) any commercial and industrial loan in a principal amount in excess of $2,000,000;
•	extend additional funds to a loan qualified as “criticized,” except for protective advances and extensions of credit of up to $500,000;
•	restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case except as required by a governmental authority (except that, subject to CBOA’s prior consultation with Bancorp 34, the foregoing does not prohibit the reinvestment of the proceeds of maturing investment securities into investment securities of the type currently held in CBOA’s or its subsidiaries’ investment securities portfolio);
•	make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing as of the date of the merger agreement and as necessary to maintain existing assets in good repair or to make payments of necessary taxes;
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•	file any application to relocate or terminate the operations of, any banking office, or establish or commit to the established of any new branch or other office or facilities;
•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, except as consistent with prudent banking practices;
•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies;
•	acquire or accept any brokered deposit having a maturity longer than one year, except in the ordinary course of business;
•	adopt a plan of complete or partial liquidation or dissolution or enter into any restructuring or reorganization;
•	take or fail to take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	take or fail to take any action that would reasonably be expected to cause CBOA’s representations and warranties in the merger agreement to be inaccurate in any material respect or preclude CBOA form making such representations and warranties at the time of closing of the merger;
•	take any action that is intended or reasonably likely to result in the failure of any closing condition of the merger or to otherwise delay the consummation of the merger;
•	take any action that is intended or reasonably likely to delay or affect the ability CBOA to obtain any regulatory approvals required to complete the merger; or
•	agree to take, make any commitment to take, or adopt any resolutions of the CBOA of directors in support of, any of the actions prohibited by the merger agreement.

Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Bancorp 34 may not, and may not permit any of its subsidiaries to, without the prior written consent of CBOA (which consent will not be unreasonably withheld or delayed), undertake the following:

•	except as disclosed in Bancorp 34’s confidential disclosure memorandum, amend its articles of incorporation or bylaws or comparable governing documents of its subsidiaries in a manner (i) that changes any material term or provision of Bancorp 34’s common stock, (ii) that would adversely affect the holders of CBOA common stock relative to the holders of Bancorp 34 common stock or the economic benefits to the merger to the holders of CBOA common stock, or (iii) that would materially impede Bancorp 34’s ability to consummate the merger;
•	adjust, split, combine or reclassify any capital stock or equity interest, or set any record or payment dates of the payment of any dividends or distributions on its capital stock or other equity interest or make or declare or pay any dividend or distribution (except for (i) dividends paid in the ordinary course of business by any direct or indirect wholly owned subsidiary of Bancorp 34 to Bancorp 34 or any other direct or indirect wholly owned subsidiary of Bancorp 34, and (ii) quarterly cash dividends at a rate not in excess of $0.07 per share of Bancorp 34 voting and non-voting common stock consistent with past practice and consistent with record and payment dates as have been utilized in the past);
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•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any material subsidiary of Bancorp 34;
•	acquire or announce an intention to acquire or enter into any agreements providing for any acquisitions of, direct or indirect control over any other business or entity;
•	merge or consolidate with any other party or restructure, reorganize or completely or partially liquidate or dissolve, in each case if such transaction would reasonably be expected to prevent or materially delay the ability of Bancorp 34 and CBOA to consummate the merger;
•	make any change to its tax or accounting practices or methods, principles or practices, except as required by accounting standards or law;
•	change in any material respect its credit policies and collateral eligibility requirements and standards except as required by law or polices or guidance issued by any governmental authority;
•	extend additional funds to a loan qualified as “criticized,” except for protective advances and extensions of credit of up to $500,000;
•	restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case except as required by a governmental authority (except that the foregoing does not prohibit the reinvestment of the proceeds of maturing investment securities into investment securities of the type currently held in Bancorp 34’s or its subsidiaries’ investment securities portfolio;
•	except as disclosed in Bancorp 34’s confidential disclosure memorandum, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, except as consistent with prudent banking practices;
•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies;
•	acquire or accept any brokered deposit having a maturity longer than one year, except in the ordinary course of business;
•	adopt a plan of complete or partial liquidation or dissolution or enter into any restructuring or reorganization;
•	take or fail to take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	take or fail to take any action that would reasonably be expected to cause Bancorp 34’s representations and warranties in the merger agreement to be inaccurate in any material respect or preclude Bancorp 34 form making such representations and warranties at the time of closing of the merger;
•	take any action that is intended or reasonably likely to result in the failure of any closing condition of the merger or to otherwise delay the consummation of the merger;
•	take any action that is intended or reasonably likely to delay or affect the ability Bancorp 34 to obtain any regulatory approvals required to complete the merger; or
•	agree to take, make any commitment to take, or adopt any resolutions of the Bancorp 34 of directors in support of, any of the actions prohibited by the merger agreement.
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Regulatory Matters

Bancorp 34 and CBOA have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, which this joint proxy statement/prospectus forms a part and Bancorp 34 has agreed to promptly prepare and file with the SEC a registration statement, in which this joint proxy statement/prospectus will be included as a prospectus. Bancorp 34 and CBOA have agreed to use reasonable best efforts to have the Form S-4 declared effective by the SEC, and Bancorp 34 and CBOA will thereafter as promptly as practicable mail or deliver this joint proxy statement/prospectus to their respective stockholders and shareholders. With CBOA’s cooperation, Bancorp 34 will take any action required to be taken under applicable state securities laws in connection with the merger.

Bancorp 34 and CBOA have agreed to cooperate and use their respective reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such government entities. However, in no event will Bancorp 34 or CBOA be required to take any action or commit to take any action or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the surviving company and its subsidiaries, taken as a whole, after giving effect to the merger, which we refer to as a “burdensome condition.” Bancorp 34 and CBOA have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Matters

As of the effective time of the merger or the bank merger, as applicable, all employees of CBOA and Commerce Bank will become employees of Bancorp 34 or Bank 34, which we refer to as a “continuing employee.” Each continuing employee will be employed on the same terms and conditions as similarly situated employees of Bancorp 34 or Bank 34 and eligible to participate in each applicable Bancorp 34 employee health and benefit plan with full credit for prior service with CBOA for purposes of eligibility and vesting except for benefit accruals other than paid time off, vacation and severance policies and plans, and Bancorp 34 will make available employer-provided benefits under Bancorp 34’s health and benefit plans to each continuing employee on the same basis as it provides such coverage to similarly situated CBOA or Commerce Bank employees. Bancorp 34 will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a continuing employee or their covered dependents who were covered under a similar CBOA health or benefit plan immediately prior to the effective time of the merger.

Bancorp 34 has agreed that any continuing employees who are not parties to an employment, change in control, or other type of agreement that provides for severance or other compensation upon a change in control or upon a separation from service following a change in control, who remain employed by Bancorp 34 or any of its subsidiaries as of the effective time of the merger, and whose employment is terminated without cause by Bancorp 34 or any of its subsidiaries prior to the first anniversary of the effective time of the merger, will receive, subject to such continuing employee’s execution and non-revocation of a general release of claims in a form reasonably satisfactory to Bancorp 34: one week of base salary for continuing employees with less than 12 months of prior employment with CBOA, one week per year of service for continuing employees with more than 12 months but less than six years of prior employment with CBOA, and two weeks of base salary for each year of service for continuing employees with more than six years of prior employment with CBOA, subject to a maximum of 16 weeks of base salary.

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Simultaneously with the execution of the merger agreement, Paul Tees, Chris Webster and Evan Anderson entered into the form of the employment agreement attached to the merger agreement. For a discussion of these employment agreements see the section entitled “Interests of CBOA Directors and Executive Officers in the Merger” beginning on page 109 of this joint proxy statement/prospectus.

Director and Officer Indemnification and Insurance

The merger agreement provides that following completion of the merger and for a period of six years thereafter, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors or officers of CBOA and its subsidiaries (in their capacity as such) against any costs and liabilities, whether arising before or after the effective time, based on or arising out of the fact that such person is or was a director or officer of CBOA or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, CBOA’s existing directors’ and officers’ liability insurance policy, or policies which provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by CBOA, with respect to matters occurring prior to the effective time, subject to a maximum expendable amount equal to 200% of the current annual premiums paid by CBOA, which we refer to as the base amount. In lieu of the foregoing, the surviving corporation may obtain a prepaid “tail” policy with the same terms, conditions and coverage to that described in the preceding sentence, provided that CBOA shall in good faith cooperate with Bancorp 34 prior to the effective time with respect to the procurement of such “tail” policy, including acquiring such “tail” policy through an insurance broker designated by Bancorp 34 and shall not acquire any “tail” policy without Bancorp 34’s prior written consent. If prior to closing, CBOA has not acquired such a “tail” policy, Bancorp 34 may purchase a “tail” directors’ and officers’ liability insurance policy for CBOA and its current directors and officers who are currently covered by CBOA’s directors’ and officers’ liability insurance policy. Such Bancorp 34-purchased “tail” policy will provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by CBOA, provided that in no event shall the cost of the “tail” policy exceed the base amount.

Corporate Governance

Effective immediately after the effective time of the merger, Bancorp 34 will decrease the size of its board of directors to 8 directors and shall take steps necessary to create 3 vacancies and appoint 3 current members of the board of directors of CBOA or other nominees of CBOA, in each case as mutually agreed by Bancorp 34 and CBOA prior to the effective time, to serve as directors of Bancorp 34 as the surviving corporation, which directors will be nominated for reelection, including recommendations in favor of such election included in the accompanying proxy materials, until the 2025 annual meeting of stockholders of Bancorp 34.

Effective immediately after the bank merger, Bank 34 will decrease the size of its board of directors to 8 directors and shall take steps necessary to create 3 vacancies and appoint 3 current members of the board of directors of CBOA or other nominees of CBOA, in each case as mutually agreed by Bank 34 and CBOA prior to the effective time, to serve as directors of Bank 34 as the surviving bank in the bank merger, which directors will be nominated for reelection, including recommendations in favor of such election included in the accompanying proxy materials, until the 2025 annual meeting of stockholders of Bancorp 34.

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Effective immediately after the effective time of the merger, Bancorp 34 shall, and shall cause Bank 34 to, appoint each of (i) Paul Tees as Chief Credit Officer of Bank 34, (ii) Chris Webster as the President of the Bancorp 34 and of Bank 34, and (iii) Evan Anderson as the Chief Information Officer and Chief Risk Officer of the Bancop34 and of Bank 34, each to serve until the next annual election of officers and until their respective successors are chosen. The remaining officers of Bancorp 34 and Bank 34 in office immediately prior to the effective time of the merger and the effective time of the bank merger, respectively, will continue to serve as the officers of Bancorp 34 as the surviving corporation and Bank 34 as the surviving bank in the bank merger from and after the effective time of the merger and the effective time of the bank merger, respectively, in accordance with the respective bylaws of Bancorp 34 and Bank 34.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, trading or quoting of the shares of Bancorp 34 common stock to be issued in the merger on the primary exchange, or on any broker-dealer network, on which Bancorp 34 common stock is listed or quoted, access to information and delivery of financial statements, public announcements with respect to the transactions contemplated by the merger agreement, and litigation in connection with the merger agreement.

The CBOA Shareholder Meeting and Bancorp 34 Stockholder Meeting

Each of CBOA and Bancorp 34 have agreed to hold a meeting of their respective shareholders/stockholders within 60 days after the registration statement is declared effective for the purpose of voting upon approval of the merger agreement and the transactions contemplated by the merger agreement. Each of CBOA and Bancorp 34 has agreed to use its reasonable efforts to obtain from its shareholders/stockholders the vote required to approve the merger agreement, including by communicating to its shareholders/stockholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the merger agreement and the transactions provided for in the merger agreement. However, in certain limited circumstances, and only if the CBOA board, after receiving the advice of its outside counsel and financial advisors, determines in good faith that it would be a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then the CBOA board may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its recommendation.

Notwithstanding anything in the merger agreement to the contrary, unless the merger agreement has been terminated in accordance with its terms, each of CBOA and Bancorp 34 is required to convene a meeting of its shareholders/stockholders and to submit the merger proposal to a vote of its shareholders/stockholders. In the event there are insufficient shares of common stock represented to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, CBOA or Bancorp 34, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain approval in favor of the merger proposal, CBOA or Bancorp 34, as applicable, shall adjourn or postpone the shareholders’/stockholders’ meeting; providing, however, CBOA and Bancorp 34 shall only be required to adjourn or postpone the shareholders’/stockholders’ meeting 2 times each in the event that the adjournment results from an insufficient number of shares necessary to obtain the necessary approval of the merger proposal and for adjournments or postponements not exceeding 60 days from the originally scheduled shareholders’/stockholders’ meeting without the prior written consent of the other.

Agreement Not to Solicit Other Offers

CBOA has agreed that it will not, and will cause its directors, officers, employees, advisors, representatives and affiliates not to, and will use its reasonable best efforts to cause its other employees, and any investment banker, financial adviser, attorney, accountant or other representative retained by it or any of its affiliates not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement or any other commitment or understanding providing for or otherwise contemplating or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any

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acquisition proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal). For purposes of the merger agreement, an “acquisition proposal” means a proposal for an “acquisition transaction”, which means, any acquisition or purchase from CBOA by any third party (other than Bancorp 34 or any of its affiliates) of 50% or more in interest of the total outstanding voting securities of CBOA, or any tender offer or exchange offer that if consummated would result in any third party (other than Bancorp 34 or any of its affiliates) beneficially owning 50% or more in interest of the total outstanding voting securities of CBOA, or any merger, consolidation, business combination or similar transaction involving CBOA pursuant to which the shareholders of CBOA immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the buyer corporation of any constituent corporation to any such transaction) of such transaction, (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 50% or more of the consolidated Assets of CBOA and its subsidiaries, taken as a whole, or (iii) any liquidation or dissolution of CBOA.

However, in the event that prior to the approval of the merger agreement by CBOA’s stockholders, CBOA receives an unsolicited bona fide written acquisition proposal, and CBOA’s board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, it may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, CBOA enters into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between CBOA and Bancorp 34. For purposes of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal (on its most recently amended or modified terms, if amended or modified) made by a third party, which, upon acceptance by CBOA, would create a legally binding obligation of such third party (subject to regulatory approval) to consummate the acquisition proposal, on terms that the CBOA’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of CBOA common stock or all, or substantially all, of the assets of CBOA and its subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to CBOA’s shareholders that is more favorable, from a financial point of view, than the consideration to be paid to CBOA’s shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, (2) is, in light of the other terms of such proposal, more favorable to CBOA’s shareholders than the merger and the other transactions contemplated by the merger agreement, and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

CBOA will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Bancorp 34 and its subsidiaries with respect to any acquisition proposal and will promptly (and in any event within one business day) after the execution of the merger agreement (A) terminate access of the third party to any data room containing any information of or relating to CBOA and its subsidiaries and (B) instruct each such third party that has executed a confidentiality agreement relating to an acquisition proposal to promptly return to CBOA or destroy all information, documents and materials relating to such acquisition proposal or to CBOA or its businesses, operations or affairs that CBOA or its representatives has furnished in accordance with the terms of the confidentiality agreement with such third party. CBOA will promptly (and in any event within two business days) advise Bancorp 34 following receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal and will provide Bancorp 34 an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal, and will keep Bancorp 34 promptly apprised of any related developments, discussions, and negotiations on a current basis.

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Adverse Recommendation Change

The CBOA board of directors is required not to (i) fail to recommend to the CBOA shareholders that they adopt and approve the merger agreement and the transactions contemplated thereby or fail to include such recommendation in this joint proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Bancorp 34, such recommendation, (iii) fail to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal within ten business days after the commencement of such tender or exchange offer or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the CBOA shareholders, an acquisition proposal (each of the actions described in (i) – (iv) being referred to as a CBOA adverse recommendation change).

Notwithstanding the above, if the CBOA board of directors concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an acquisition proposal constitutes a superior proposal and that recommending CBOA shareholders adopt and approve the merger agreement and/or including such recommendation in the proxy statement/prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the CBOA shareholders, the CBOA board of directors may prior to the CBOA shareholder vote effect and adverse recommendation change or, subject to payment of a termination in accordance with the merger agreement, terminate the merger agreement to enter into a definitive agreement with respect to such superior propose as set forth in the merger agreement; provided, however, that the CBOA board of directors may not take such action unless (i) CBOA has complied with its non-solicitation obligations under the merger agreement and (ii) (A) the CBOA board of directors determines in good faith (after consultation with its outside counsel and its financial advisors) that such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by Bancorp 34; (B) CBOA has given Bancorp 34 at least five business days’ prior written notice of its intention to take such action, including information and documentation relating to the superior proposal; and (C) before making such adverse recommendation change or electing to terminate the merger agreement, CBOA has negotiated, and has caused its representatives to negotiate in good faith with Bancorp 34 during such notice period to the extent Bancorp 34 wishes to negotiate, to enable Bancorp 34 to revise the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal, which such terms CBOA and its board of directors must consider in good faith. In the event of any material revisions to an acquisition proposal that could have an impact, influence, or other effect on the CBOA board of directors’ decision or discussion with respect to whether such proposal is a superior proposal, CBOA must deliver a new written notice to Bancorp 34 and Bancorp 34 will again have the five-business day match right as set forth above.

Conditions to Complete the Merger

The respective obligations of each of Bancorp 34 and CBOA to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement by the requisite vote of CBOA shareholders;
•	the approval of the merger agreement by the requisite vote of Bancorp 34 stockholders;

•	the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof, without the imposition of a burdensome condition;
•	the receipt of all consents (other than those described in the preceding bullet) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party;
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•	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement and the qualification under applicable state securities laws of the shares of the Bancorp 34 common stock to be issued in the merger;
•	approval of the Bancorp 34 common stock to be issued in the merger to be traded on the primary exchange, or quoted on any broker-dealer network, on which the Bancorp 34 common is listed or quoted;
•	the absence of any injunction, judgment, order or other legal restraint preventing the consummation of the transactions contemplated by the merger agreement or making the consummation of the merger illegal;
•	receipt by each party’s tax advisors of an opinion that (a) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (b) Bancorp 34 and CBOA will each be treated as a party to that reorganization within the meaning of Section 368(b) of the Code;
•	the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger, without giving effect to any qualification as to materiality or material adverse effect provided in the merger agreement (with certain exceptions) (and the receipt by such party of an officer’s certificate from the other party to such effect);
•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

Bancorp 34’s obligation to complete the merger is further subject to:

•	no more than 7.5% of the aggregate outstanding shares of CBOA stock having taken the actions required under applicable law to qualify as dissenting shares;
•	the officer agreements attached as forms to the merger agreement have been executed by the proposed respective parties thereto and such parties shall not have advised Bancorp 34 that they intend to breach any such agreement.

CBOA’s obligation to complete the merger is further subject to:

•	Bancorp 34 shall not have terminated the officer agreements attached as forms to the merger agreement or modify the terms of the applicable officer’s employment thereunder without such officer’s prior written consent.

As provided below, the parties may waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and the parties may waive compliance with any of the agreements or conditions contained in the merger agreement, except for conditions which would result in a violation of law, such as the receipt of all required regulatory or shareholder approvals.

As such the parties may mutually agree to waive the following closing conditions:

•	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement and the qualification under applicable state securities laws of the shares of the Bancorp 34 common stock to be issued in the merger;
•	the receipt of all consents (other than required regulatory approvals) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party;
•	approval of the Bancorp 34 common stock to be issued in the merger to be traded on the primary exchange, or quoted on any broker-dealer network, on which the Bancorp 34 common is listed or quoted; and
•	receipt by each party’s tax advisors of an opinion that (a) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (b) Bancorp 34 and CBOA will each be treated as a party to that reorganization within the meaning of Section 368(b) of the Code.
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Bancorp 34 may waive the following closing conditions of CBOA:

•	the accuracy of the representations and warranties of CBOA contained in the merger agreement;
•	the performance by CBOA in all material respects of all obligations required to be performed by CBOA under the merger agreement at or prior to the closing date of the merger;
•	no more than 7.5% of the aggregate outstanding shares of CBOA stock having taken the actions required under applicable law to qualify as dissenting shares; and
•	the officer agreements attached as forms to the merger agreement have been executed by the proposed respective parties thereto and such parties shall not have advised Bancorp 34 that they intend to breach any such agreement.

CBOA may waive the following closing conditions of Bancorp 34:

•	the accuracy of the representations and warranties of Bancorp 34 contained in the merger agreement;
•	the performance by Bancorp 34 in all material respects of all obligations required to be performed by Bancorp 34 under the merger agreement at or prior to the closing date of the merger; and
•	Bancorp 34 shall not have terminated the officer agreements attached as forms to the merger agreement or modify the terms of the applicable officer’s employment thereunder without such officer’s prior written consent.

Neither Bancorp 34 nor CBOA can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither Bancorp 34 nor CBOA has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time, whether before or after adoption and approval by Bancorp 34 stockholders and CBOA shareholders of the merger has been obtained, in the following circumstance:

•	by mutual written agreement of the Bancorp 34 and CBOA; or
•	by either Bancorp 34 or CBOA:
o	if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable, or an application for any such regulatory approval is permanently withdrawn at the request of a governmental agency, or if any requisite regulatory approval will not be issued without imposition of a burdensome condition (provided that this right to terminate is not available to a party whose failure or the failure of any of its affiliates to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause or resulted in the aforementioned failure to obtain regulatory approval);
o	if the approval by CBOA shareholders of the merger proposal is not obtained (provided that this right to terminate is not available if CBOA is in breach of its non-solicitation or stockholder meeting obligations);
o	if the approval by Bancorp 34 stockholders of the merger proposal is not obtained (provided that this right to terminate is not available if Bancorp 34 is in breach of its non-solicitation or stockholder meeting obligations);
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o	if the merger has not been completed on or before June 28, 2024, which we refer to as the termination date, unless the failure of the merger to be consummated by the termination date is due to the material breach of the merger agreement by the party seeking to terminate ; or
o	if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within the earlier of 30 days following written notice to the party committing such breach or the termination date (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement).
•	by Bancorp 34:
o	if, prior to the receipt of the CBOA shareholders’ adoption and approval of the merger agreement, (i) CBOA has materially breached its obligations to call, give notice of and hold the CBOA shareholders meeting, (ii) CBOA has materially breached its non-solicitation obligations, or (iii) the CBOA board of directors has failed to recommend that CBOA shareholders adopt and approve the merger proposal or has made an adverse recommendation change.
•	by CBOA:
o	prior to obtaining the approval of the CBOA shareholders of the merger proposal, in order to accept an acquisition proposal from a third party involving the acquisition of a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of CBOA with respect to which the CBOA board has determined in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, and that such proposal is more favorable to CBOA shareholders than the merger with Bancorp 34; provided CBOA has complied in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) CBOA and Bancorp 34 will remain liable for any liabilities or damages arising out of its material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to any payment of a termination fee and the confidential treatment of information.

Termination Fee

CBOA will pay Bancorp 34 a termination fee of $1,200,000 by wire transfer of immediately available funds, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:

•	in the event that (i) after the date of the merger agreement, a bona fide acquisition proposal has been made known to CBOA or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to CBOA and (ii) thereafter, the merger agreement is terminated (A) by either Bancorp 34 or CBOA because the merger has not been completed prior to the termination date (and Bancorp 34 has not obtained stockholder approval of the merger proposal), (B) by Bancorp 34 as a result of a breach of a representation, warranty, covenant or other agreement in the merger agreement by CBOA that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period or (C) by Bancorp 34 or CBOA because the approval of the merger proposal by CBOA shareholders is not obtained and
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(iii) prior to the date that is 12 months after the date of such termination, CBOA enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal; or
•	if, prior to receipt of the CBOA shareholders’ adoption and approval of the merger agreement, (i) CBOA has materially breached its obligations to call, give notice of, and hold the CBOA shareholders meeting, (ii) CBOA has materially breached its non-solicitation obligations or (iii) the CBOA board of directors has failed to recommend that CBOA shareholders adopt and approve the merger proposal or has made an adverse recommendation change.

Bancorp 34 will pay CBOA a termination fee of $1,200,000 by wire transfer of immediately available funds, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstance:

•	if, prior to receipt of the Bancorp 34 stockholders’ adoption and approval of the merger agreement, (i) Bancorp 34 has materially breached its obligations to call, give notice of, and hold the Bancorp 34 stockholders meeting, (ii) the Bancorp 34 board of directors has failed to recommend that Bancorp 34 stockholders adopt and approve the merger proposal or has made an adverse recommendation change.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended in writing by Bancorp 34 and CBOA at any time before or after the approval of the merger proposal, except that after approval of the merger proposal by CBOA shareholders, there may not be any amendment of the merger agreement that reduces or modifies in any respect the consideration to be received by holders of CBOA common stock.

At any time prior to the effective time, the parties may, to the extent legally permissible, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or conditions contained in the merger agreement.

Voting and Support Agreements

CBOA Voting and Support Agreements

In connection with, and as a condition to, Bancorp 34 entering into the merger agreement, each of the directors of CBOA and Commerce Bank entered into a voting and support agreement with Bancorp 34. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the form voting and support agreement attached as Exhibit B to the merger agreement attached as Annex A to this document.

Pursuant to the voting and support agreements, each party to a voting and support agreement has agreed to appear at every meeting of the shareholders of CBOA called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of shareholders of CBOA meeting (in person or by proxy) and to vote his or her shares of CBOA common stock:

•	in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement;
•	in favor of any other matter that is required to be approved by the shareholders of CBOA to facilitate the transactions contemplated by the merger agreement;
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•	against any proposal made in opposition to approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or in competition with the merger or the transactions contemplated by the merger agreement;
•	against any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of CBOA under the merger agreement or shareholder under the voting and support agreement;
•	against any acquisition proposal other than the merger;
•	against any proposal, transaction, agreement, amendment of the CBOA organizational documents or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the merger or the other transactions contemplated by the merger agreement or the fulfillment of the conditions under the merger agreement;
•	as reasonably directed by Bancorp 34 with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the shareholders of CBOA relating to any of the matters set forth in the foregoing bulleted list above.

In addition, the voting and support agreements provide that each shareholder party to a voting and support agreement will not:

•	directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shareholder’s shares of CBOA common stock;
•	enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with shareholder’s representations, warranties, covenants and obligations under the voting and support agreement;
•	take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, shareholder’s power, authority and ability to comply with and perform shareholder’s covenants and obligations under the voting and support agreement; or
•	take any actions that CBOA is prohibited from taking by the non-solicitation provisions in the merger agreement.

The voting and support agreements will automatically terminate upon the earlier of (i) the effective date of the merger, or (ii) termination of the merger agreement.

As of the record date, shareholders who are party to the voting and support agreements beneficially owned and were entitled to vote an aggregate of approximately 1,684,899 shares of CBOA common stock, which represented approximately 16.29% of the shares of CBOA common stock outstanding on that date.

Bancorp 34 Voting and Support Agreements

In connection with, and as a condition to, CBOA entering into the merger agreement, each of the directors of Bancorp 34 and certain other shareholders entered into a voting and support agreement with CBOA. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the form voting and support agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.

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Pursuant to the voting and support agreements, each party to a voting and support agreement has agreed to appear at every meeting of the stockholders of Bancorp 34 called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of stockholders of Bancorp 34 meeting (in person or by proxy) and to vote his or her shares of Bancorp 34 common stock:

•	in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement;
•	in favor of any other matter that is required to be approved by the stockholders of Bancorp 34 to facilitate the transactions contemplated by the merger agreement;
•	against any proposal made in opposition to approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or in competition with the merger or the transactions contemplated by the merger agreement;
•	against any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of CBOA under the merger agreement or stockholder under the voting and support agreement;
•	against any acquisition proposal other than the merger;
•	against any proposal, transaction, agreement, amendment of the Bancorp 34 organizational documents or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the merger or the other transactions contemplated by the merger agreement or the fulfillment of the conditions under the merger agreement;
•	as reasonably directed by CBOA with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the stockholders of Bancorp 34 relating to any of the matters set forth in the foregoing bulleted list above.

In addition, the voting and support agreements provide that each stockholder party to a voting and support agreement will not:

•	directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such stockholder’s shares of Bancorp 34 common stock;
•	enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with stockholder’s representations, warranties, covenants and obligations under the voting and support agreement;
•	take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, stockholder’s power, authority and ability to comply with and perform stockholder’s covenants and obligations under the voting and support agreement; or

The voting and support agreements will automatically terminate upon the earlier of (i) the effective date of the merger, or (ii) termination of the merger agreement.

As of the record date, stockholders who are party to the voting and support agreements beneficially owned and were entitled to vote an aggregate of approximately 868,149 shares of Bancorp 34 common stock, which represented approximately 22.41% of the shares of Bancorp 34 common stock outstanding on that date.

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ACCOUNTING TREATMENT

The merger will be accounted for as a business combination by Bancorp 34 using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of CBOA as of the effective time will generally be recorded at their respective fair values and added to those of Bancorp 34. Any excess of purchase price over the acquisition accounting values will be recorded as goodwill. Consolidated financial statements of Bancorp 34 issued after the merger will reflect these acquisition accounting values and will not be restated retroactively to reflect the historical financial position or results of operations of CBOA.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of CBOA common stock who exchange their shares of CBOA common stock for shares of Bancorp 34 common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, the “Code,” Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service, the “IRS,” and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations.

The following discussion applies only to U.S. holders of CBOA common stock who hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, the discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of CBOA common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; U.S. holders who acquired CBOA common stock pursuant to the exercise of stock options, through a tax qualified retirement plan or otherwise as compensation; or holders who exercise dissenters’ rights).

In addition, the discussion does not address any tax consequences arising under any state, local or foreign tax, or under any U.S. federal laws other than those pertaining to income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CBOA common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of CBOA common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of CBOA common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

All holders of CBOA common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of any state, local, foreign and other tax laws.

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In General

Consummation of the merger is conditioned upon Bancorp 34 receiving an opinion from Nelson Mullins Riley & Scarborough LLP and upon CBOA receiving an opinion from Otteson Shapiro LLP, dated as of the closing date, in form and substance customary to transactions similar to the merger, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and Bancorp 34 and CBOA will each be a party to that reorganization within the meaning of Section 368(c) of the Code.

It is the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Bancorp 34, and Otteson Shapiro LLP, counsel to CBOA, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and that accordingly the material U.S. federal income tax consequences of the merger generally applicable to U.S. holders of CBOA common stock who exchange their shares of CBOA common stock for shares of Bancorp 34 common stock pursuant to the merger will be those set forth in this section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The opinions described in the preceding paragraphs are and will be based on, among other things, representation letters from each of CBOA and Bancorp 34, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions, including, but not limited to, the assumption that the mergers will be consummated in accordance with the terms of the merger agreement. If any of the representations or assumptions upon which those opinions are based is incorrect or incomplete, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. None of these opinions of counsel, including the opinions delivered in connection with the filing of this Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, is binding on the IRS or any court. No ruling has been, or will be, sought from the IRS by Bancorp 34 or CBOA as to the U.S. federal income tax consequences of the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. Accordingly, each holder of CBOA common stock should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.

U.S. Federal Income Tax Consequences to Bancorp 34 and CBOA

Each of Bancorp 34 and CBOA will be a party to the reorganization within the meaning of Section 368(b) of the Code, and neither Bancorp 34 nor CBOA will recognize any gain or loss as a result of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders of CBOA Common Stock

The U.S. federal income tax consequences of the merger to U.S. holders of CBOA common stock generally will be as follows:

•	a U.S. holder of CBOA common stock generally will not recognize gain or loss upon the exchange of shares of CBOA common stock for shares of Bancorp 34 common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Bancorp 34 common stock;
•	a U.S. holder of CBOA common stock will have an aggregate tax basis in the Bancorp 34 common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of CBOA common stock surrendered in the merger; and
•	a U.S. holder of CBOA common stock will have a holding period for the shares of Bancorp 34 common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of CBOA common stock surrendered in the merger.
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If a U.S. holder acquired different blocks of CBOA common stock at different times or at different prices, the Bancorp 34 common stock such holder receives will be allocated pro rata to each block of CBOA common stock and the basis and holding period of each block of Bancorp 34 common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of CBOA common stock exchanged for such Bancorp 34 common stock.

A U.S. holder of CBOA common stock who receives cash in lieu of a fractional share of Bancorp 34 common stock, generally will be treated as having received such fractional share of Bancorp 34 common stock pursuant to the merger and then as having received cash in redemption of such fractional share of Bancorp 34 common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of Bancorp 34 common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of CBOA common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of CBOA common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

U.S. holders of CBOA common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 24% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to Bancorp 34 a correct taxpayer identification number and certifies that it is not subject to backup withholding by providing a properly completed and signed IRS Form W-9 (or substantially similar form) and otherwise complies with all applicable requirements of the backup withholding rules and Bancorp 34 and its exchange agent have not received notice to the contrary or (b) otherwise proves to Bancorp and its exchange agent that the U.S. holder is exempt from backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

In addition, U.S. holders of CBOA common stock who receive Bancorp 34 common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of CBOA stock exchanged, the number of shares of Bancorp 34 stock received, the fair market value and tax basis of CBOA shares exchanged and the U.S. holder’s tax basis in the Bancorp 34 common stock received.

If a U.S. holder of CBOA common stock that exchanges such stock for Bancorp 34 common stock is a “significant holder” with respect to CBOA and is required to file a U.S. income tax return, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange, and to retain permanent records of the facts in the statement relating to the merger. A U.S. holder of CBOA common stock will be treated as a significant holder in CBOA if the U.S. holder’s ownership interest in CBOA, immediately before the merger, is 5% or more of CBOA’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of CBOA stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of CBOA and Bancorp 34, the date of the merger, and the fair market value and tax basis of CBOA shares exchanged (determined immediately before the merger).

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This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of CBOA common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show the condensed combined financial information for each of Bancorp 34 and CBOA, as well as unaudited pro forma condensed combined financial information for Bancorp 34 and CBOA reflecting the merger, for the year ended December 31, 2022, and as of and for the nine months ended September 30, 2023, and pro forma adjustments described in the accompanying notes. Except as otherwise noted in the footnotes to the table, (a) the financial information included under the “Bancorp 34 Historical” column is derived from the unaudited interim financial statements of Bancorp 34 as of and for the period ended September 30, 2023 and the audited financial statements for the year ended December 31, 2022, and (b) the financial information under the “CBOA Historical” column is derived from CBOA’s unaudited financial statements for the period ended September 30, 2023 and CBOA’s audited financial statements for the year ended December 31, 2022, each of which are included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from Bancorp 34’s unaudited interim financial statements as of and for the period ended September 30, 2023, and Bancorp 34’s audited financial statements for the year ended December 31, 2022, to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, in the table below is presented as if the merger occurred on September 30, 2023, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2023, and the year ended December 31, 2022, is presented as if the merger occurred on January 1, 2022. You should read such information in conjunction with Bancorp 34’s and CBOA’s consolidated financial statements for the nine months ended September 30, 2023, and the year ended December 31, 2022, and related notes, each of which are included elsewhere in this joint proxy statement/prospectus, as well as the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Income.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, changes in market conditions and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. The pro forma condensed combined income statement does not include estimated merger and integration costs expected to be incurred in conjunction with the merger. See Note 4 accompanying the pro forma condensed combined financial information for additional information regarding merger and integration costs.

In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

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UNAUDITED CONDENSED COMBINED BALANCE SHEET

	As of September 30, 2023
(in thousands)	Bancorp 34 Historical	CBOA Historical	Pro Forma Adjustments		Notes	Pro Forma Bancorp 34 and CBOA
Assets
Cash and Cash Equivalents	$14,538	$42,534	$	(4,364)	A	$52,708
Investment Securities	59,127	58,331				117,458
Loans held-for-sale	—	—		—		—
Total Loans	480,216	305,562		(16,476)	B	769,302
Allowance for loan losses	(8,391)	(3,792)		(313)	C	(12,496)
Net Loans	471,825	301,770		(16,789)		756,806
Other Intangible assets	—	—		7,547	D	7,547
Goodwill	—	—		7,070	E	7,070
Premises & Equipment, net	7,758	1,732		—		9,490
Other Assets	27,620	7,818		1,890	F	37,328
Total Assets	$580,868	$412,185		(4,646)		$988,407

Liabilities and Stockholders’ Equity
Total Deposits	$468,391	$310,376		$(1,126)	G	$777,641
Borrowings	42,581	66,093		(886)	H	107,788
Other Liabilities	9,494	5,287		—		14,781
Total Liabilities	520,466	381,756		(2,012)		900,210

Stockholders’ Equity
Preferred Stock	—	—		—		—
Common Stock, $0.01 par value	47	—		28	I	75
Additional Paid in Capital	43,240	31,755		1,434	J	76,429
Retained Earnings	25,976	5,468		(10,890)	K	20,554
Accumulated Other Comprehensive Income	(7,500)	(6,794)		6,794	L	(7,500)
Unearned employee stock ownership plan shares	(1,361)	—		—		(1,361)
Total Shareholders’ Equity	60,402	30,429		(2,634)		88,197

Total Liabilities and Shareholders’ Equity	$580,868	$412,185		$(4,646)		$988,407

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UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME

	For the Nine Months Ended September 30, 2023
(in thousands, except per share amounts)	Bancorp 34 Historical	CBOA Historical	Pro Forma Adjustments	Notes	Pro Forma Bancorp 34 and CBOA
Interest income
Interest and fees on loans	$19,082	$14,024	2,472	M	35,578
Interest on securities and other	1,637	1,695	—		3,332
Total interest income	20,719	15,719	2,472		38,910
Interest expense
Deposits	7,813	2,049	422	N	10,284
Borrowings	1,316	1,401	95	O	2,812
Total interest expense	9,129	3,450	518		13,097
Net interest income	11,590	12,269	1,955		25,814
Provision for credit losses	3,280	—	2,855	T	6,135
Net interest income after provision for loan losses	8,310	12,269	(901)		19,679
Noninterest income	529	260	—		789
Noninterest expense	10,991	9,848	1,029	P	21,868
Income before income taxes	(2,152)	2,681	(1,930)		(1,401)
Income tax expense	(426)	694	(405)	Q	(137)
Net income	$(1,726)	$1,987	$(1,525)		(1,264)

Earnings per common share
Basic	$(0.48)	$0.19			$(0.19)
Diluted	$(0.48)	$0.19			$(0.19)

Weighted average basic shares	3,858	10,345	(7,613)	X	6,590
Weighted average diluted shares	3,861	10,345	(7,613)	X	6,593
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	For the Year Ended December 31, 2022
(in thousands, except per share amounts)	Bancorp 34 Historical	CBOA Historical	Pro Forma Adjustments	Notes	Pro Forma Bancorp 34 and CBOA
Interest income
Interest and fees on loans	$21,818	$13,833	3,295	R	38,946
Interest on securities and other	1,943	1,865	—		3,807
Total interest income	23,761	15,698	3,295		42,753
Interest expense
Deposits	3,684	563	563	S	4,810
Borrowings	1,630	268	127	T	2,024
Total interest expense	5,314	831	690		6,834
Net interest income	18,447	14,867	2,605		35,919
Provision for loan losses	2,420	37	2,855	U	5,312
Net interest income after provision for loan losses	16,027	14,830	(250)		30,607
Noninterest income	664	859	—		1,523
Noninterest expense	15,302	11,017	2,452	V	28,771
Income before income taxes	1,389	4,672	(2,702)		3,359
Income tax expense	59	1,210	(567)	W	702
Net income	$1,330	$3,462	(2,135)		2,657

Earnings per common share
Basic	$0.56	$0.36			$1.23
Diluted	$0.56	$0.35			$1.22

Weighted average basic shares	2,359	9,646	(6,914)	X	5,091
Weighted average diluted shares	2,371	9,807	(7,075)	X	5,103

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AND STATEMENTS OF INCOME

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Bancorp 34 and CBOA under the acquisition method of accounting with Bancorp 34 treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of CBOA, as of the effective date of the merger, will be recorded by Bancorp 34 at their respective fair values and the merger consideration over the fair value of CBOA’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the first quarter of 2024, provides that the CBOA shareholders will receive 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock they hold immediately prior to the merger. The value of the merger consideration to shareholders of CBOA of $12.16 per share used herein is based on the estimated fair value of a share of Bancorp 34 common stock.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments will include, but not be limited to, changes in (i) CBOA’s balance sheet and operating results through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the fair value of shares of Bancorp 34 on the date the merger becomes effective varies from the estimated fair value of $12.16 per share used herein; (iii) total merger related expenses from amounts included herein; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $ 7.5 million are included in the pro forma adjustments separate from goodwill and amortized on an accelerated method over ten years. A goodwill asset of $ 7.1 million is included in the pro forma adjustments. The purchase price will be based on the fair value per share of Bancorp 34 common stock at the closing date of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in the fair value per share of Bancorp 34 common stock would result in a corresponding purchase price and goodwill asset adjustment of approximately $ 3.3 million.

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The preliminary purchase price allocation is as follows:

(in thousands, except per share amounts)
Pro Forma Purchase Price
Equity consideration:
CBOA shares outstanding as of September 30, 2023	10,345
Exchange ratio	0.2628
Bancorp 34 shares issued	2,719
Bancorp 34 common share estimated fair value	$12.16

Equity portion of purchase price		$33,058

Change in Control consideration(1):
Change in Control portion of purchase price		$159
Total consideration to be paid (transaction value)		$33,216

CBOA Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents		$42,534
Investment securities		58,331
Net loans		287,836
Premises and equipment, net		1,732
Other intangible assets		7,547
Other assets		7,818
Total assets acquired		405,798

Liabilities assumed:
Deposits		309,250
Borrowings		65,207
Deferred tax liability		(92)
Other liabilities		5,287
Total liabilities assumed		379,652
Net assets acquired		26,146
Preliminary pro forma goodwill / (bargain purchase gain)		$7,070

(1) The fair value of the change in control consideration is based on the excess of the estimated transaction fair value per common share as of September 30, 2023, of $12.16 with 49,632 shares being converted into 13,043 Bancorp 34 shares.

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Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

A	Adjustments to cash and cash equivalents
	To reflect estimated pre-tax merger costs of $4.4 million	$	(4,364)
B	Adjustments to loans
	To reflect the fair value credit discount for CBOA’s non-PCD loans	$	(1,592)
	To reflect the fair value liquidity discount for CBOA’s PCD and non-PCD loans	$	(14,884)
		$	(16,476)
C	Adjustments to allowance for credit losses:
	To reflect elimination of CBOA’s existing allowance		$3,792
	To reflect allowance for CBOA’s loans designated as PCD loans	$	(1,250)
	To reflect allowance for CBOA’s non-PCD loans	$	(2,855)
		$	(313)

D	Adjustments to core deposit intangible
	To reflect estimated fair value of core deposit intangible assets		$7,547

E	Adjustment to goodwill
	Adjustment to record goodwill (consideration in excess of identifiable assets acquired)		$7,070

F	Adjustments to other assets
	To reflect net deferred tax asset as a result of the merger fair value adjustments and merger related expenses	$	(1,890)
G	Adjustments to interest-bearing deposits
	To reflect estimated fair value adjustment for certificates of deposits	$	(1,126)
H	Adjustment trust preferred securities
	To reflect the fair value adjustment for trust preferred securities		$(886)
I	Adjustments to common stock
	To reflect the elimination of historical CBOA common stock par value		$—
	To reflect increase par value related to new Bancorp 34 common stock issued for CBOA shares		$28
$28
J	Adjustments to additional paid-in-capital
	To reflect the elimination of CBOA’s historical additional paid-in-capital		$(31,755)
	To reflect increase in additional paid-in capital related to merger		$33,189
$1,434
K	Adjustments to retained earnings
	To reflect the elimination of CBOA’s historical retained earnings	$	(5,468)
	To reflect the after- tax provision for credit losses associated with CBOA’s non-PCD loans shown as a direct reduction of retained earnings	$	(2,145)
	To reflect Bancorp 34’s after-tax merger expenses shown as a direct reduction of retained earnings at Bancorp 34’s 24.9% effective tax rate	$	(3,277)
		$	(10,890)

L	Adjustment to eliminate accumulated other comprehensive loss		$6,794
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Nine months Ended September 30, 2023
M	Adjustments to interest and fees on loans
	To reflect net accretion of loan credit mark over an estimated 5.00 year average life using the level yield method		$239
	To reflect net accretion of loan rate mark over an estimated 5.00 year average life using the level yield method		$2,233
			$2,472
N	Adjustment to interest expense on deposits
	To reflect amortization of deposits rate mark over an estimated 5.00 average life using the sum of digits method		$422
O	Adjustment to interest expense on trust preferred securities
	To reflect to amortization of trust preferred securities mark over an estimated 7 year average life using straight-line		$95
P	Adjustment to provision for credit losses
	To record the one-time provision for credit losses associated with CBOA’s non-PCD loans		$2,855
Q	Adjustments to other non-interest expenses
	To reflect the amortization of the acquired core deposit intangible asset over a 10.00 year life by the sum of the years digits method		$1,029
R	Adjustment to income tax expense
	To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%	$	(405)

Year ended December 31, 2022
S	Adjustments to interest and fees on loans
	To reflect net accretion of loan credit mark over an estimated 5.00 year average life using the level yield method		$318
	To reflect net accretion of loan rate mark over an estimated 5.00 year average life using the level yield method		$2,977
			$3,295
T	Adjustment to interest expense on deposits
	To reflect amortization of deposits rate mark over an estimated 3.00 average life using the sum of digits method		$563
U	Adjustment to interest expense on borrowings
	To reflect amortization of trust preferred securities over an estimated 7.00 year average life using straight-line		$127
V	Adjustment to provision for credit losses
	To record the one-time provision for credit losses associated with CBOA’s non-PCD loans		$2,855
W	Adjustments to other non-interest expenses
	To reflect the amortization of the acquired core deposit intangible asset over a 10.00 year life by the sum of the years digits method		$1,372
	To reflect the one-time rebranding expense		$1,080
			$2,452
X	Adjustment to income tax expense
	To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%		$(567)
Y	Pro forma earnings per share were calculated by eliminating CBOA’s basic and diluted common shares outstanding and adding the issuance of common shares by Bancorp 34.
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Note 4—Merger Integration Costs

Total merger and integration costs are estimated to be approximately $6.6 million on a pre-tax basis, with contractually obligated pre-tax merger costs of $4.4 million ($3.3 million net of tax) due at closing. Contractually obligated merger costs are reflected in the pro forma condensed combined balance sheet as part of the pro forma adjustments discussed in Note 3. Merger and integration related costs are not included in the pro forma condensed combined statement of income since they will be recorded in the combined results of operations as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies actually been combined during the periods presented.

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DISSENTERS’ RIGHTS TO THE MERGER

General

If you hold shares of CBOA common stock, you have the right to dissent from the merger and have the appraised fair value of your shares of CBOA common stock as of the date immediately prior to the effective date of the merger paid to you in cash under the ABCA. The appraised fair value may be more or less than the value of the shares of Bancorp 34 common stock being paid in the merger in exchange for shares of CBOA common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Title 10, Chapter 13 of the ABCA, a copy of which is attached to this joint proxy statement/prospectus as Annex D and which qualify in all respects the following discussion of those provisions and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent

A shareholder who wishes to assert dissenters’ rights must:

•	deliver to CBOA before the special meeting written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is completed, and
•	not vote in favor of the merger.

A shareholder wishing to deliver a notice asserting dissenters’ rights should hand deliver or mail the notice to the following address:

CBOA Financial Inc.

7315 North Oracle Road, Suite 181

Tucson, AZ 85704

Attention: Heather Hansen

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all of the shares the shareholder owns or over which the shareholder has the power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying CBOA in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to CBOA the record shareholder’s written consent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has the power to direct the vote.

A shareholder who does not, prior to the CBOA special meeting, deliver to CBOA a written notice of the shareholder’s intent to demand payment for the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger or abstain from voting.

If the merger is completed, Bancorp 34 (as the surviving corporation) will, within 10 days after the effective date of the merger, deliver a written notice to all CBOA shareholders who properly gave notice of their intent to exercise dissenters’ rights. The notice will, among other things:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
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•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
•	supply a form for demanding payment that includes the date of the first announcement of the terms of the merger and that requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;
•	set a date by which CBOA must receive the payment demand, which date must be at least 30 but not more than 60 days after the date the notice is delivered; and
•	be accompanied by a copy of the dissenters’ rights provisions of the ABCA, Sections 10-1320 through 10-1331.

A shareholder sent a notice as described above must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date the terms of the merger were first announced as set forth in the notice, and deposit the shareholder’s certificates in accordance with the terms of the notice. A shareholder who demands payment and deposits the shareholder’s certificates retains all other rights of a shareholder until these rights are canceled or modified.

A shareholder who does not demand payment or does not deposit the shareholder’s certificates if required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares.

The ABCA provides that Bancorp 34 (as the surviving corporation) must pay any dissenter who has complied with the requirements summarized above the “fair value” of the shareholder’s shares plus interest from the effective date of the merger. With respect to a dissenter who did not beneficially own shares of CBOA prior to the public announcement of the merger, Bancorp 34 is not required to make the payment until the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion is inequitable. The “fair value” may be less than, equal to, or greater than the value of the consideration that a CBOA shareholder would be entitled to receive under the merger agreement. Investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not address, “fair value” under the ABCA.

Within 30 days of Bancorp 34’s payment (or offer of payment in the case of shares acquired after public announcement of the merger) to a dissenting shareholder, a dissenter dissatisfied with Bancorp 34’s estimate of the fair value may notify Bancorp 34 of the dissenter’s own estimate of the fair value and demand payment of that amount. If Bancorp 34 does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value, then Bancorp 34 must, within 60 days of receiving the estimate and demand, petition a court to determine fair value.

In view of the complexity of the Arizona statutes governing dissenters’ rights, CBOA shareholders who wish to dissent from the merger and pursue dissenter’s rights should consult their legal advisors.

The failure of a CBOA shareholder to comply strictly with the Arizona statutory requirements will result in a loss of dissenters’ rights. A copy of the relevant statutory provisions is attached as Annex D. You should refer to Annex D for a complete statement concerning dissenters’ rights and the foregoing summary of such rights is qualified in its entirety by reference to Annex D.

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INFORMATION ABOUT BANCORP 34, INC.

In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of Bancorp 34, Inc. and its wholly-owned subsidiary, Bank 34.

Description of Business

Our Company

Bancorp 34, Inc., a bank holding company headquartered in Scottsdale, Arizona, provides a full spectrum of deposit, lending, treasury management, and online banking products and services through its wholly-owned subsidiary—Bank 34, a covered savings association. Bancorp 34 manages its operations as one unit, and thus does not have separate operating segments. Our common stock is currently quoted on the OTC Markets Groups, Inc.’s OTCQB Venture Market under the symbol “BCTF.”

Bank 34 offers a full range of specialized financial services to business customers as well as relationship-focused services to meet personal, business and financial objectives for its customers. Bank 34 operates three full-service banking centers, one each in Otero and Dona Ana counties in New Mexico and one in Maricopa County, Arizona. Bank 34’s main office and corporate headquarters is located in Scottsdale, Arizona. Bank 34’s business model focuses on two primary areas. The commercial focus is on the credit, deposit and treasury management needs of small businesses and real estate professionals and investors. Bank 34 originates conventional, SBA and USDA loans within its primary market areas. Commercial loan types offered include: owner and non-owner occupied real estate (including construction loans), multi-family loans, and commercial and industrial loans. The consumer focus is on deposit, online banking and ancillary financial service needs of families and businesses served by Bank 34. While most of Bank 34’s real estate loans are secured by properties in the counties served by its branch offices, it does business in other areas of New Mexico, Arizona and the United States.

Bank 34 originates deposits from its business and consumer customers predominantly from the areas where its branch offices are located. Bank 34’s emphasis is on generating business operating accounts and consumer checking and money market accounts.

As of September 30, 2023, we had total assets of $ 580.9 million, total net loans of $ 471.8 million, total deposits of $ 468.4 million and total stockholders’ equity of $ 60.4 million.

History and Growth

Bancorp 34, Inc. is a Maryland corporation that was organized in 2016 and originally headquartered in Alamogordo, New Mexico. Bancorp 34 was formed to be the successor to Alamogordo Financial Corp. upon completion of the second step mutual-to-stock conversion (the “conversion”) of AF Mutual Holding Company (the “MHC”), the top tier mutual holding company of Alamogordo Financial Corp. Alamogordo Financial Corp. was the former mid-tier holding company for Bank 34. Prior to completion of the conversion, approximately 54.7% of the shares of common stock of Alamogordo Financial Corp. were owned by the MHC. In conjunction with the conversion, the MHC and Alamogordo Financial Corp. merged into the Bancorp 34, Inc. The conversion was completed on October 11, 2016. We sold a total of 1,879,484 shares of common stock at $10.00 per share in the second-step offering. Concurrent with the completion of the stock offering, each share of Alamogordo Financial Corp. stock owned by public stockholders (stockholders other than the MHC) was exchanged for 2.0473 shares of our common stock. The conversion was accounted for as a capital raising transaction by entities under common control.

Bancorp 34 common stock was previously traded on the NASDAQ Stock Market. On August 14, 2020, Bancorp 34 notified the NASDAQ Stock Market of its intent to file a Notification of Removal from Listing and/or Registration Under Section 12(b) of the Securities Exchange Act of 1934, as amended, with the Securities

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and Exchange Commission on or about August 25, 2020 to effect the voluntary delisting of its common stock from NASDAQ. The delisting of Bancorp 34’s common stock became effective on or about August 25, 2020. As of September 2020, Bancorp 34 also terminated the registration of its common stock under Section 12(b) of the Exchange Act and suspended its periodic reporting obligations with the SEC. Bancorp 34’s common stock is currently quoted on the OTC Markets Groups, Inc.’s OTCQB Venture Market under the symbol “BCTF.”

On December 30, 2022, and January 27, 2023, we entered into Securities Purchase Agreements, which we refer to collectively, as the “securities purchase agreements,” with Castle Creek, Brush Creek and other accredited investors, pursuant to which we sold: (i) 1,359,497 shares of our common stock, par value $0.01 per share, at a purchase price of $14.00 per share; (ii) 820,115 shares of a new series of preferred stock, Series A convertible perpetual preferred stock, par value $0.01 per share, at a purchase price of $14.00 per share (the “Series A Preferred Stock”); and (iii) warrants to purchase 211,667 shares of Non-Voting Common Stock (as defined below) at an exercise price equal to $14.00 per share, in private placement transactions, which we collectively refer to as the “private placement”, for net proceeds of approximately $29.6 million after considering a portion of the placement fee was paid with 62,000 shares of common stock. The final net cash received from the private placement, after all issuance expenses, including placement fees and all other issuance/due diligence costs of $880,660 and $193,302, respectively, was $28.6 million.

In connection with the private placement, effective July 19, 2023, we filed Articles Supplementary with the Maryland State Department of Assessments and Taxation to convert the 1,100,000 shares of Series A Preferred Stock to Castle Creek and other accredited investors to Non-Voting Common Stock. For more information regarding the securities purchase agreements, see Certain Relationships and Related Party Transactions of Bancorp 34-Arrangements with Castle Creek Fund VIII, L.P. and Brush Creek-B 34, LLC, beginning on page 212 .

On January 4, 2023, Bank 34 notified the OCC of its election to operate as a covered savings association, which election was confirmed by the OCC, effective January 31, 2023. As a covered savings association, Bank 34 has the same rights and privileges as a national bank that has it main office situated in Scottsdale, Arizona and is subject to the same duties, restrictions, penalties, liabilities, conditions, and limitations that would apply to such a national bank. In addition Bank 34’s activities became subject to the laws, regulations, and safety and soundness expectations as a similarly located national bank, except for certain limited enumerated purposes. For more information regarding the supervision and regulatory requirements of Bank 34, see Supervision and Regulation-Bank Regulation, beginning on page 267 .

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and position us to execute our business strategy successfully:

Specialized commercial bank operating in key high growth Arizona and New Mexico markets. Following the completion of the merger with CBOA, we will be the second largest commercial bank in Arizona and the largest commercial bank in Arizona with assets under $10 billion. Our extensive suite of financial products and services combined with our growth goals and initiatives has made us attractive to bankers and business development professionals who prefer to work with a specialized commercial bank. Over the past several years our capital investments have focused around building talent and expertise in commercial lending. Combined with the fact that our current footprint, inclusive of the potential merger with CBOA, positions us in growth areas in Arizona and New Mexico, we believe there is a high degree of further organic growth opportunity. While we are confident in our ability to offer our customers specialized commercial banking services and our future growth opportunities in our markets, there is no assurance that we will be able to achieve our strategic initiatives. Risks associated with our strategic plans are discussed in the Risk Factors of this joint proxy statement/prospectus, see “Risk Factors—Risks Related to Strategic Plans,” beginning on page 57.

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Effective talent and customer acquisition strategy in growth markets benefitting from recent consolidations. The markets we serve have experienced significant bank consolidation, and we have a demonstrated track record in attracting both talent and customers created from this disruption. Particularly in our Arizona and New Mexico markets, we have been able to recruit high quality teams and successfully grow organically. We were able to make significant capital investments in people, technology, and infrastructure to create a top-tier commercial platform, and we recruited seasoned bankers in our markets of operation. Although we have been successful in attracting talent and customers in our market areas in the recent past due to market disruption, there is no assurance this trend will continue or that we will be able to retain key personnel or our customers. For example, if new competitors enter our markets, they may seek to retain our key personnel and compete with us for our current customers. Risks associated with our dependence on key personnel are discussed in the Risk Factors of this joint proxy statement/prospectus, see “Risk Factors—Operational Risks,” beginning on page 48.

Attractive core deposit franchise. Our deposit franchise is supported by substantial core deposits, which we define as total deposits less certificates of deposit greater than $250,000, less repurchase obligations and brokered deposits. As of September 30, 2023, core deposits totaled $399,281,000 or 85.2 % of total deposits, CDs over $250,000 totaled $49,579,000 , or 10.6% of total deposits, and brokered deposits totaled $ 19,531,000 , or 4.2 % of total deposits. There were no repurchase obligations at September 30, 2023. Within our core deposit base, noninterest bearing core deposits totaled $ 92,377,000 , or 19.7 % of total deposits. Additionally, within the core deposit base, $ 163,945,000 , or 41.1 % of core deposits, have balances in excess of the FDIC’s deposit insurance limit and are estimated to be uninsured. In total, as of September 30, 2023, $ 193,248,000 , or 41.3 % of the company’s total deposit base was estimated to be uninsured. Our core deposit base results from a focus on commercial and consumer banking opportunities in our markets and opportunistic growth in commercial treasury management related accounts across our higher growth markets. We believe that our core deposit generation is powered by our strong personal service, visibility in our markets, broad commercial banking and treasury management product offerings, and convenient services such as remote deposit capture and commercial internet banking. Although we have been successful in maintaining a high level of core deposits, there is no assurance this success will continue and that our percentages of core deposits to total deposits will not decrease as customer preferences for products and services change or, due to new technology or economic factors or due to customer preferences to limit uninsured deposit exposure. Risks associated with our business are discussed in the Risk Factors of this joint proxy statement/prospectus, see “Risks Factors—Risks Related to Bancorp 34 and its Business,” beginning on page 40.

Our Market Areas

At June 30, 2023, Bank 34 operated three branches located in two states, Arizona and New Mexico, which we refer to as our “geographic footprint.”

		Bank 34
State	Total Deposits ($000)(1)	# of Branches(1)	Market Share(1)	Deposits in Market ($000)(1)
Arizona	208,902,217	1	0.15%	314,849
New Mexico	43,818,063	2	0.40%	176,527

(1)	Based solely on FDIC data, including total deposits, number of branches, market share and deposits in market as of June 30, 2023.

Our Business Strategy

Our goal is to build a premier regional bank serving the key markets of Phoenix and Tucson, Arizona as well as Southern New Mexico, primarily by investing in people, technology and infrastructure to create a top-tier banking platform. Our business is focused on providing specialized commercial and consumer banking services to our clients, with an emphasis on key growth markets. Our unwavering commitment to serving local communities has led to a high-quality core deposit franchise focused in stable and growing markets that provides a low-cost funding base for our lending opportunities. In addition, our growing treasury management businesses provide revenue diversification and fee income generation.

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Leverage our Relationships and Service Capabilities to Drive Organic Growth. Our core competencies include a relationship-centered and multi-line sales approach, a focus on collaboration across a highly skilled and seasoned team of bankers and a dynamic ability to provide our clients with the highest quality services and solutions. This strategy has enabled us to attract business customers across our traditional and expanded geographic footprint. The objective is to be a trusted advisor to our clients as they build their businesses with our resources, support and advice. Successful growth has been achieved in both loans and core deposits over the past three fiscal years.

Continue to grow our core deposit franchise. The strength of our deposit franchise is derived from strong, lasting relationships with our clients and a focus on being an integral part of the communities where we do business. Our deposit footprint has provided, and we believe will continue to provide, principal support for the growth of our loan portfolio. As of September 30, 2023, core deposits comprised 85.2 % of total deposits, driving a total average deposit cost of 2.53 % for the quarter ended September 30, 2023. A key element of our funding strategy is a focus on commercial and consumer banking relationships in our markets, specifically growing traditional commercial and industrial relationships. Additionally, we believe our growing treasury management business will continue to benefit our attractive funding base.

Continue our greater Southern Arizona and New Mexico market expansion. The greater Phoenix and Tucson markets has been a top strategic priority for our organization from an organic and acquisition perspective. The Arizona market has been our fastest growing market and its robust economy will allow for further growth opportunity. In addition to our organic expansion, on a pro forma basis, if we close our proposed merger with CBOA, the acquired CBOA business will represent ~40% of our pro forma deposit base, as of September 30, 2023, and if the merger closes, we anticipate continuing to grow our Southern Arizona deposit base in the years to come.

Engage in Opportunistic M&A. Our executive team will continue to evaluate acquisitions that we believe could produce attractive returns for our stockholders. These could include fee-based businesses, whole bank or branch acquisitions that would improve or expand our market position into geographies with attractive demographics and business trends, expand our existing branch network in existing markets, enhance our earnings power or product and service offerings.

Competition

The financial services industry is highly competitive and we compete for loans, deposits and customer relationships in our geographic footprint. We compete with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, loan production offices and other providers of financial services, including nontraditional financial technology companies or FinTech companies, as well as super-regional, national and international financial institutions that operate offices in our market areas and elsewhere. Many of our nonbank competitors which are not subject to the same extensive federal regulations that govern bank holding companies and banks, may have certain competitive advantages.

We compete for loans principally through the quality of our client service and our responsiveness to client needs in addition to competing on interest rates and loan fees. Management believes that our long-standing presence in the community and personal one-on-one service philosophy enhances our ability to compete favorably in attracting and retaining individual and business customers. We actively solicit deposit-related clients and compete for deposits by offering personal attention, competitive interest rates, and professional services made available through experienced bankers and multiple delivery channels that fit the needs of our markets.

We believe the financial services industry will likely continue to become more competitive as further technological advances enable more financial institutions to provide expanded financial services without having a physical presence in our markets. We have focused on providing value-added products and services to our clients,

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which we are able to do because of our close relationships with them. We believe our ability to provide a flexible, sophisticated products and a customer-centric process to our customers and clients allows us to stay competitive in the financial services environment.

Our Banking Services

Our banking segment has been, and is, the cornerstone of our operations and our primary segment, through which we provide a full range of deposit and lending products. We are dedicated to serving the banking needs of businesses, professionals and individuals in our markets through our approach of personalized, relationship-based service. We strive to become trusted advisers to our clients and achieve long-term relationships. We deliver a wide range of banking products and services tailored to meet the needs of our clients across our geographic footprint.

Lending Activities

We offer a range of lending services, including commercial and industrial loans, commercial and residential real estate loans, real estate construction loans, and consumer loans. Our customers are generally commercial businesses, professional services and retail consumers within our market areas.

Our loan portfolio as of the date indicated was comprised as follows:

(Dollars in 000s)	Amount as of September 30, 2023	Percentage of loans
1-4 Family residential real estate	$63,639	13.2%
Commercial	50,579	10.5
Consumer and other	1,021	0.2
Construction	39,152	8.1
Non Owner Occupied CRE	186,366	38.7
Owner Occupied CRE	83,144	17.3
Multifamily	57,700	12.0
Total gross loans	$481,601	100%

Commercial and Industrial Loans

Our commercial and industrial loans are typically made to small- and medium-sized manufacturing, service, wholesale and retail businesses for working capital and operation needs and business expansions, including the purchase of capital equipment. Commercial and industrial loans include our specialty lending verticals such as public finance offerings to our charter school and municipal based customers, asset based lending and structured finance products. Commercial and industrial also includes our healthcare, SBA and other small business lending products. Commercial and industrial loans generally include lines of credit and loans with maturities of five years or less. Because we are a bank with long standing ties to the businesses and professionals operating in our geographic footprint, we are able to tailor our commercial and industrial loan programs to meet the needs of our clients. Growing our commercial and industrial loan portfolio is an important area of emphasis for us and we intend to continue to grow this portfolio.

Commercial and industrial loans are generally made with operating cash flows as the primary source of repayment, but may also include collateralization by inventory, accounts receivable, equipment and personal guarantees. As a result, the repayment risk is subject to the ongoing business operations of the borrower. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. Further, commercial and industrial loans may be secured by the collateral described above, which if the business is unsuccessful, typically have values insufficient to satisfy the loan without a loss.

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SBA loans. We participate in the SBA 7(a) program in order to meet the needs of our small business. SBA guarantees are conditional and cover a portion of the risk of payment default by the borrower, but not the risk of improper closing and servicing by the lender. As such, prudent underwriting and closing processes are essential to effective utilization of the 7(a) program.

Commercial and Residential Real Estate Loans

Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness and ability to repay the loan. When we make new real estate loans, we obtain a security interest in real estate whenever possible, in addition to any other available collateral, to increase the likelihood of the ultimate repayment of the loan. To assess concentration risk, we monitor collateral type and industry concentrations within this portfolio.

Commercial Real Estate Loans. Our commercial real estate loans consist of both owner-occupied and non-owner occupied commercial real estate loans. The real estate securing our existing commercial real estate loans includes a wide variety of property types, such as offices, warehouses, production facilities, health care facilities, hotels, mixed-use residential/commercial, retail centers, assisted living facilities and self-storage facilities. As of September 30 , 2023, $ 83.1 million of our commercial real estate loan portfolio, or 17.3 % of our loan portfolio, was owner-occupied commercial real estate loans, and $ 186.4 million of our commercial real estate loan portfolio, or 38.7 % of our loan portfolio, was non-owner occupied commercial real estate loans. Commercial real estate loans are often larger and involve greater risks than other types of lending. Adverse developments affecting commercial real estate values in our market areas could increase the credit risk associated with these loans, impair the value of property pledged as collateral for these loans, and affect our ability to sell the collateral upon foreclosure without a loss. Furthermore, adverse developments affecting the business operations of the borrowers of our owner-occupied commercial real estate loans could significantly increase the credit risk associated with these loans. Due to the larger average size of commercial real estate loans, we face the risk that losses incurred on a small number of commercial real estate loans could have a material adverse impact on our financial condition and results of operations.

Multifamily Loans. Multifamily loans are those properties that have five or more units with borrowers who are primarily commercial entities. The bank finances loans in several different multifamily types but does not have a concentration in any one type and does not do any specialty lending in this area. As with commercial real estate loans, adverse developments within that sector of the economy could increase the credit risk associated with multifamily loans. These loans are made primarily in our marketplace.

Residential Real Estate Loans. Like our commercial real estate loans, our residential real estate loans are secured by real estate, the value of which may fluctuate significantly over a short period of time as a result of market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in our market areas could therefore increase the credit risk associated with these loans, impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. We primarily make our residential real estate loans to qualified individuals and investors in accordance with our real estate lending policies, which detail maximum loan to value ratios and maturities. The repayment of these loans are also affected by a borrower’s adverse personal circumstances.

Construction Loans. Our construction real estate loans include commercial construction, land acquisition, and land development loans and single-family interim construction loans to small- and medium-sized businesses and individuals. We target experienced local developers to lend to. Construction loans carry a high risk because repayment of these loans is dependent, in part, on the success of the ultimate project or, to a lesser extent, the ability of the borrower to refinance the loan or sell the property upon completion of the project, rather than the ability of the borrower or guarantor to repay principal and interest.

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Deposit Products

We obtain most of our deposits from small and medium-sized businesses and individuals in our markets. We solicit deposits through our relationship-driven team of dedicated and accessible bankers and through community-focused marketing. We emphasize obtaining deposit relationships at loan origination. We provide a high level of customer service to our depositors. We have invested in personnel, business and compliance processes and technology that enable us to acquire, and efficiently and effectively serve, a wide array of business deposit accounts, while continuing to provide the level of customer service for which we are known. We currently offer a comprehensive range of business deposit products and services to assist with the banking needs of our business customers, including a variety of remote deposit and cash management products along with commercial transaction accounts.

Credit Administration and Loan Review

Certain credit risks are inherent in making loans. These include repayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. We seek to control credit risk both through disciplined underwriting of each transaction, as well as active credit management processes and procedures to manage risk and minimize loss throughout the life of a loan. We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic area and industries in which our business customers are engaged. We have developed tailored underwriting criteria and credit management processes for each of the various loan product types we offer our customers.

Underwriting. In evaluating each potential loan relationship, we adhere to a disciplined underwriting evaluation process that includes the following:

•	understanding the customer’s financial condition and ability to repay the loan;
•	verifying that the primary and secondary sources of repayment are adequate in relation to the amount and structure of the loan;
•	observing appropriate loan-to-value guidelines for collateral secured loans; and
•	ensuring that each loan is properly documented with perfected liens on collateral.

Loan Approval Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. We have established several levels of lending authority that have been delegated by the board of directors to our Chief Executive Officer, Chief Credit Officer and other personnel in accordance with our loan policy. Authority limits are based on the total exposure of the borrower and are conditioned on the loan conforming to the policies contained in the loan policy. Any loan policy exceptions are fully disclosed to the approving authority.

Ongoing Credit Risk Management. In addition to the tailored underwriting process described above, we perform ongoing risk monitoring and review processes for credit exposures. Although we grade and classify our loans internally, we engage an independent third-party professional firm to perform regular loan reviews and confirm loan classifications. We strive to identify potential problem loans early in an effort to aggressively seek resolution of these situations before they create a loss. We record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses incurred in the loan portfolio.

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In general, whenever a particular loan or overall borrower relationship is downgraded from a pass grade to a watch or substandard grade based on one or more standard loan grading factors, our relationship manager (who is typically the loan officer) and credit team members engage in active evaluation of the asset to determine the appropriate resolution strategy. Management regularly reviews the status of the watch list and classified assets portfolio as well as the larger credits in the portfolio.

Concentrations of Credit Risk. Diversification of risk is a key factor in prudent asset management. While the loan portfolio is concentrated in real estate, management monitors the diversification within the commercial real estate portfolio closely and no segments exceed 15% of the loan portfolio. Concentration risk is actively monitored by management and reviewed by our board of directors, and exposures relating to borrower, industry and commercial real estate categories are tracked and measured against established policy limits and guidelines.

Lending Limits. Our lending activities are subject to a variety of lending limits imposed by federal law. In general, Bank is subject to a legal lending limit on loans to a single borrower of 15% of the bank’s capital and unimpaired surplus, or 25% if the loan is fully secured. The dollar amounts of the Bank 34’s lending limit increases or decreases as the bank’s capital increases or decreases. We are able to sell participations in its larger loans to other financial institutions, which allows us to better manage the risk and exposure involved with larger loans and to meet the lending needs of our customers requiring extensions of credit in excess of regulatory limits.

Bank 34’s legal lending limit as of September 30, 2023, on loans to a single borrower was $ 11.6 million (15%), and $ 19.4 million (25%), for fully secured loans.

Human Capital Resources

We are committed to provide, develop and retain a high performing and diverse workforce that fosters a healthy, safe and productive work environment for our employees to maximize individual and organizational potential and position us as an employer of choice.

Employee Profile. As of September 30, 2023, we had 50 full-time employees and 1 part-time employee. Our employees are not covered by a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Compensation and Benefits. We believe our competitive compensation and benefits package, along with our positive and inclusive work environment, bring out the best in our employees. We have designed our compensation program around the philosophy of mutual respect and the continued success of our organization. We know that our most valuable asset is our people. We offer competitive benefits to our employees and their families. These programs include a 401(k) plan with an employer matching contribution, an Employee Stock Ownership Plan (ESOP), healthcare and insurance benefits, flexible spending accounts, paid time off, tuition reimbursement, volunteer and parenting leave and an employee assistance program.

We annually review benefit programs and compensation programs to seek to ensure that we remain competitive in our markets to meet the needs of our employees and their families.

Learning and Development. Our goal is to better equip our managers and leaders with the most effective resources and tools to succeed in their roles. We want to create strong leaders with a platform that allows open communication, provides consistency across regions as well as fosters growth and development. Our goal is to establish strong leaders who will be able to effectively engage their employees to meet and reinforce the mission and goals of Bank 34. We have internal programs for emerging managers and leaders that are designed to train and enhance the skills of our employees to promote career advancement from within our company. In addition, we facilitate the educational and professional development of our employees through financial support to attend conferences and obtain degrees, licenses and certifications while employed by us.

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Properties

Our principal executive offices and Bank 34’s main office is located at 8777 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. In addition, we currently operate two additional branches, one branch located in Las Cruces, New Mexico and one branch located in Alamogordo, New Mexico.

We own both New Mexico banking branches and lease our Scottsdale banking branch. We believe that our facilities are in good condition and are adequate to meet our operating needs for the foreseeable future.

Legal Proceedings

Bancorp 34 and its subsidiaries are from time to time subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention and may materially adversely affect our reputation, even if resolved in our favor.

Available Information

Bancorp 34 does not currently have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” is not currently subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not currently file documents and reports with the SEC pursuant to such sections.

Upon the effectiveness of this registration statement of which this joint proxy statement/prospectus is a part, we will become a reporting company pursuant to Section 15(d) of the Exchange Act and accordingly will file annual, quarterly, and current reports on Forms 10-K, 10-Q, and 8-K with the SEC. These reports will be available on the SEC’s website at http://www.sec.gov. We intend to furnish to our stockholders our annual reports containing our audited consolidated financial statements certified by an independent registered public accounting firm.

We also maintain a website at www.bank34.com. The information on, or accessible through, our website or any other website cited in this joint proxy statement/prospectus is not part of, or incorporated by reference into, this joint proxy statement/prospectus.

Market For Bancorp 34 Common Stock

There is no established public trading market for Bancorp 34 common stock. Bancorp 34 common stock is currently quoted under the symbol “BCTF” on the OTC Markets Groups, Inc.’s OTCQB Venture Market. The following table sets forth the high and low bid information for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

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	High	Low
Fiscal Year Ended December 31, 2023
Third Quarter	$11.00	$9.50
Second Quarter	$12.11	$8.93
First Quarter	$13.65	$11.50

Fiscal Year Ended December 31, 2022
Fourth Quarter	$14.40	$13.05
Third Quarter	$14.75	$14.06
Second Quarter	$16.20	$14.25
First Quarter	$17.00	$13.78

Fiscal Year Ended December 31, 2021
Fourth Quarter	$14.00	$12.80
Third Quarter	$13.00	$12.00
Second Quarter	$12.65	$11.94
First Quarter	$12.30	$11.18

Dividends on Bancorp 34 Stock

In 2018 Bancorp 34 paid a special dividend of $1.25 per share. In the second quarter of 2019 Bancorp 34 began paying regular quarterly dividends of $0.05 per share. In the first quarter of 2022 the regular quarterly dividend was increased to $0.07 per share. Bancorp 34 suspended dividend payments effective the third quarter of 2023.

As of December 29, 2023, there were [•] registered holders of record of Bancorp 34 voting common stock and 3,873,895 shares of Bancorp 34 voting common stock were issued and outstanding. Additionally, as of December 29, 2023, there were two record holders of Bancorp 34 non-voting common stock and 820,115 shares of Bancorp 34 non-voting common stock issued and outstanding.

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Management’s Discussion and Analysis of Financial Condition and Result of Operations of Bancorp 34

In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of Bancorp 34 and its wholly-owned subsidiary, Bank 34.

The following discussion and analysis of Bancorp 34’s consolidated financial condition and results of operations for the three and nine months ended September 30, 2023, and 2022, and the years ended December 31, 2022, and 2021, should be read in conjunction with Bancorp 34’s consolidated financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus. Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods. Whole numbers expressed in this section are rounded to the nearest $ thousand.

Comments regarding Bancorp 34’s business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” beginning on page 30 of this joint proxy statement/prospectus.

Overview

Bancorp 34, headquartered in Scottsdale, Arizona, is the bank loan holding company for Bank 34. We conduct a full-service community banking business through our wholly-owned subsidiary Bank 34.

We offer a full range of relationship-focused services to meet our client’s business and personal financial objectives, with branches in Arizona and New Mexico. Our product lines include commercial loans, commercial real estate loans, and a variety of commercial and consumer deposit products, including noninterest bearing accounts, interest-bearing demand products, savings accounts, money market accounts and certificates of deposit. We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for our customers.

Bancorp 34 generates most of its income from interest income on loans, investment securities and deposits in other financial institutions, and service charges on customer accounts. Bancorp 34 incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits, occupancy expenses, and technology expenses. Net interest income is the largest source of Bancorp 34’s revenue. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in the market interest rates and interest rates Bancorp 34 earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities, and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin, and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Bank 34’s loan portfolio are affected by, among other factors, economic and competitive conditions in Arizona and New Mexico, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and homebuilding sectors within Bank 34’s target market.

Bancorp 34 manages its operations as one unit, and thus does not have separate operating segments.

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Critical Accounting Estimates

Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles, or “GAAP,” and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgments, which may prove inaccurate and are subject to variations. Changes in underlying factors, estimates, assumptions or judgements could have a material impact on our future financial condition and results of operations.

Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of the allowance for loan losses and fair value measurements to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, we consider these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our board of directors.

Our significant accounting policies are presented in Note 1—Nature of Operations and Significant Accounting Policies of our unaudited September 2022 and 2023 and December 31, 2022 audited consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements .

Allowance for credit losses

A critical accounting policy is our accounting policy related to the allowance for credit losses (ACL).  Effective January 1, 2023, we adopted ASU 2016-13, Financial Instruments – Measurement of Current Expected Credit Losses on Financial Instruments (“CECL”), which modified the accounting for credit losses from an incurred loss model to an expected credit loss model. Under the incurred loss model, losses on financial instruments are recognized when it is probable that a loss has been incurred, while CECL is an “expected credit loss” model. The expected loss model represents management’s estimate of expected credit losses to the full contractual maturity of the financial asset and is based on historical experience, current conditions and reasonable and supportable forecasts. The level of the ACL is calculated to maintain a reserve level that management considers sufficient to absorb estimated credit losses for financial instruments within the scope of the CECL model.  The Company believes the determination of the ACL involves a greater amount of judgment and complexity than its other significant accounting policies. Management’s determination of the adequacy of the ACL is based on the periodic evaluation of borrowers’ abilities to make loan payments, local and national economic conditions, and other subjective factors. The evaluation has subjective components requiring material estimates that include default probabilities, expected loss given default, and estimated losses based on historical loss experience and forecasted economic conditions. All these factors may be susceptible to significant change and when actual results differ from the estimates, additional provisions for credit losses may be required which would adversely impact profitability.

Loans are accounted for individually based on expectations of performance. When a loan has facts and circumstances that lead to a deterioration in its performance, it is removed from the general population and reviewed on a standalone basis. Under CECL, a practical expedient can be applied to a loan if the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. If it is probable that the Company will foreclose on the collateral, the use of the fair value of the collateral to calculate the allowance for credit loss is required. Loans where fair value of collateral is not a reasonable or viable option will be individually assessed using the Discounted Cash Flow method. As of September 30, 2023, the Company identified a large commercial real estate credit that was experiencing financial

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difficulty and reviewed it individually. The Company determined that the collateral securing the credit had seen a decline in value given its current occupancy and increased market capitalization rates. The Company assigned a $3 million reserve for the troubled credit which is reflective of management’s best estimate of the real estate’s value should it need to be marketed for sale.

Qualitative factors are used in the CECL model to address various internal and external factors that may not be captured by the quantitative modeling or historical data needed to assess the expected losses of the loan portfolio’s full life cycle.  Qualitative factors considered include, but may not be limited to, the following: lending policies in procedures; changes in underwriting standards; nature and volume of financial assets; changes in lending staff; volume and severity of past due or adversely classified assets; changes in collateral values; and, the internal credit review function.

The Company uses a 12-month forecast that is reasonable and supportable within the ACL calculation and then reverts to historical credit loss experience on a straight-line basis over a one-year timeline. Historical loss experience is then used for the remaining life of the assets. The Company uses several economic variables in the calculation of the ACL, the most significant of which is the economic forecast for the national unemployment rate. In the September 30, 2023, estimate, the Company assumed a forecasted unemployment rate which increased to 4.5% over a 12 month period. This unemployment rate has improved from the January 1, 2023, forecasted rate of 5.7%. Changes in the economic forecast for unemployment rates could significantly affect the estimated credit losses which could potentially lead to materially different allowance levels from one reporting period to the next.

For further information regarding our Allowance for Credit Losses see Note 1 and Note 3—Loans in our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices, or if market prices are not available, is estimated using models employing various techniques.

The significant assumptions used in the models are independently verified against observable market data where possible. When observable market data is not available, the estimate of fair value becomes more subjective and involves a high degree of judgment. In this circumstance, fair value is estimated based on our judgment regarding the value that market participants would assign to the asset or liability. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there are inherent limitations to any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

A portion of our assets and liabilities are carried at fair value on our consolidated balance sheet. The majority of these assets and liabilities are measured at fair value on a recurring basis, however, certain assets are measured at fair value on a nonrecurring basis based on the fair value of the underlying collateral.

For further information regarding the valuation of our financial instruments, see Note 1 and Note 15 - Fair Value Information in our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

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Results of Operations

General

Our results of operations depend substantially on net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of interest income on loans, investment securities and other short-term investments and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. Our results of operations are also dependent on our generation of non-interest income, consisting primarily of income from service charges on deposit accounts, interchange and ATM fees, and gains on sales of SBA loans. Other factors contributing to our results of operations include our provisions for loan losses, income taxes, and non-interest expenses, such as salaries and employee benefits, occupancy, amortization of intangible assets and other operating costs.

We had a net loss of $2,275,000 for the third quarter of 2023, compared to net income of $1,004,000 for the third quarter of 2022. The $3,279,000 decrease in net income for the third quarter of 2023, compared to the same period in 2022, was primarily due to an increase of $3,021,000 in provision for credit losses, a decrease of $860,000 in net interest income, and the addition of merger related expense totaling $529,000.

We had a net loss of $1,726,000 for the nine months ended September 30, 2023, compared to net income of $3,272,000 for the first nine months of 2022. The $4,998,000 decrease in net income for the first nine months of 2023, compared to the same period in 2022, was primarily due to an increase of $2,500,000 in provision for credit losses, a decrease of $2,825,000 in net interest income, and the addition of merger related expense totaling $1,333,000. These were partially offset by a $418,000 decrease in salary and employee benefits for the first nine months of 2023, compared to the prior year period, due primarily to lower incentives resulting from a decline in loan demand, the reduction in force in April 2023, and no employee recruiting expense to date in 2023. These reductions offset the benefit of the $547,000 Employee Retention Credit (ERC) booked in the first quarter of 2022 under the 2021 Consolidated Appropriations (CARES) Act.

We had net income of $1,330,000 for the year ended December 31, 2022, compared to $4,635,000 for the year ended December 31, 2021. The $3,305,000 decline in net income for the year ended December 31, 2022, compared to the year ended 2021, was primarily due to a $1,920,000 increase in provisions to fund the Allowance for Loan and Lease Losses, a $869,000 increase in salary and benefit expenses, a $846,000 increase in other expenses, a $442,000 decline in gains on loan and investment sales, and a $271,000 decline in net interest income. Provisions for income taxes declined $1,232,000 partially offsetting the aforementioned negative impacts to earnings.

Net Interest Income

Net interest income, representing interest income less interest expense, is a significant contributor to our revenues and earnings. We generate interest income from interest and dividends on interest-earning assets, which are principally comprised of loans and investment securities. We incur interest expense from interest owed or paid on interest-bearing liabilities, including interest-bearing deposits, FHLB advances and other borrowings. Net interest income and margin are shaped by the characteristics of the underlying products, including volume, term, and structure of each product. We measure and monitor yields on our loans and other interest-earning assets, the costs of our deposits and other funding sources, our net interest spread and our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets.

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Interest earned on our loan portfolio is the largest component of our interest income. Our loan portfolio is presented at the principal amount outstanding net of deferred origination fees and unamortized discounts and premiums. Interest income is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Loans acquired through acquisition are initially recorded at fair value. Discounts or premiums created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining term of the loan as an adjustment to the related loan’s yield.

Our net interest income can be significantly influenced by a variety of factors, including overall loan demand, economic conditions, credit risk, the amount of non-earning assets including nonperforming loans and OREO, the amounts of and rates at which assets and liabilities reprice, variances in prepayment of loans and securities, exercise of call options on borrowings or securities, a general rise or decline in interest rates, changes in the slope of the yield-curve, the relative mix of the various elements of interest earning assets and interest bearing liabilities and balance sheet growth or contraction.

Three Months Ended September 30, 2023, and 2022

Our net interest income was $3,704,000 for the third quarter of 2023, a decrease of $860,000, or 19%, from the same period in 2022. This decrease was primarily attributable to the liability sensitive nature of the balance sheet being negatively impacted by the increase in market interest rates as the average rates paid on interest bearing liabilities increased much faster than the average yields on interest earning assets. We incurred a $1,970,000, or 132%, increase in interest expense, partially offset by a $1,110,000, or 18%, increase in interest income for the third quarter of 2023, compared to the third quarter of 2022, largely driven by a 192 basis point increase in average rates paid on interest bearing liabilities to 3.30% in the third quarter of 2023 compared to 1.38% in the third quarter of 2022. The average rate paid on interest earning assets increased 75 basis points from the third quarter of 2022 to the third quarter of 2023.

Average earning assets for the third quarter of 2023 were $552,210,000, an increase of $5,156,000, or 0.9%, compared to the third quarter of 2022. Total average loans in the third quarter of 2023 were $478,781,000, $16,065,000, or 3.5%, larger than the third quarter of 2022. Average loan yield in the third quarter of 2023 was 71 basis points higher than the third quarter of 2022. Interest income from investment securities in the third quarter of 2023 was $22,000 lower than the third quarter of 2022 due to a $8,276,000 or 11.9% decrease in average balance, partially offset by a 18 basis point increase in average yield.

Average interest-bearing liabilities decreased $12,491,000, or 2.9%, in the third quarter of 2023, compared to the third quarter of 2022. The $41,494,000, or 73.9%, decrease in average FHLB borrowings in the third quarter of 2023 compared to the third quarter of 2022 was the primary driver of the decrease in average interest-bearing liabilities. Average interest-bearing deposits were $28,955,000, or 8.3%, larger in the third quarter of 2023 compared to the third quarter of 2022, including a $59,158,000 increase in average certificates of deposit partially offset by a $30,203,000 decrease in average interest-bearing demand deposits over those same time periods. Average noninterest bearing deposits decreased $8,797,000, or 8.8%, in the third quarter of 2023, compared to the like period in 2022.

Our net interest margin was 2.66% for the third quarter of 2023, compared to 3.31% for the third quarter of 2022, a decrease of 65 basis points. While our total cost of funds increased 192 basis points year over year, we also experienced a 75 basis point increase in yield on our earning assets over the same period, due to the overall increase in market interest rates. Federal Open Market Committee (FOMC) target Federal Funds rates increased 525 basis points through 11 rate hikes between March 2022 and September 2023.

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Nine Months Ended September 30, 2023, and 2022

Our net interest income was $11,591,000 for the first nine months 2023, a decrease of $2,825,000, or 19.6%, from the same period in 2022. The decrease was primarily caused by the increase in market rates negatively effecting net interest income due to the liability sensitive balance sheet. The average rates paid on interest bearing liabilities increased faster than the yields on interest earning assets. We incurred a $6,110,000, or 202.4%, increase in interest expense, partially offset by a $3,285,000, or 18.8%, increase in interest income for the first nine months of 2023, compared to the first nine months of 2022, largely driven by a 199 basis point increase in average rates paid on interest bearing liabilities to 2.94% in the first nine months of 2023 compared to 0.95% in the first nine months of 2022. The average rate paid on interest earning assets increased 75 basis points from the first nine months of 2022 to the first nine months of 2023.

Average earning assets for the first nine months of 2023 were $549,432,000, an increase of $5,807,000, or 1.1%, compared to the first nine months of 2022. Total average loans in the first nine months of 2023 were $473,328,000, an increase of $17,641,000, or 3.9%, larger than the first nine months of 2022. Average loan yield in the first nine months of 2023 was 67 basis points higher than the first nine months of 2022. Interest income from investment securities in the first nine months of 2023 was $14,000 less than the first nine months of 2022 due to an $9,708,000, or 13.4%, decrease in average balance partially offset by a 33 basis point increase in average yield.

Overall average interest-bearing liabilities decreased $9,334,000, or 2.2%, in the first nine months of 2023, compared to the first nine months of 2022. The primary components of these liabilities were interest bearing deposits, subordinated debt, and borrowings. Average FHLB borrowings decreased by $39,254,000, or 73.2%, in the first nine months of 2023 compared to the same period of 2022 and was a primary driver of the decrease in overall average interest-bearing liabilities. Average interest-bearing deposits increased by $29,886,000, or 8.6%, in the first nine months of 2023 compared to the same period of 2022 offsetting part of the decrease in FHLB borrowings. Primary contributors to this increase over this period include a $56,163,000 increase in average time deposits, or CDs, partially offset by a $26,277,000 decrease in average interest-bearing demand deposits over those same time periods. Average brokered deposits for the first nine months of 2023, which are part of our average time deposits and sometimes referred to as “brokered CDs,” were $17,540,000, compared to $45,000 during the first nine months of 2022.

Average noninterest bearing deposits decreased $8,210,000, or 8.1% in the first nine months of 2023, compared to the like period in 2022. These trends reflect the broader market trends in which customers have reduced non-interest- and interest-bearing demand deposits in favor of term CDs given the rising bank deposit rate environment. Additionally, to assist with the management of overall interest rate risk, we have focused on growing our fixed rate CD deposit base as we have reduced exposure to higher-cost short-term FHLB borrowings. Consistent with our overall interest rate management strategy, the brokered CDs were used to replace short-term FHLB borrowings and had a favorable impact on interest expense and interest income. The average rate on the brokered CD deposits during the first nine months of 2023 was 4.34%, which represented a 0.53% reduction in interest expense when compared to the average rate on FHLB borrowings during the quarter. Replacing the FHLB borrowings with CDs, including brokered CDs, did not reduce on-balance sheet liquidity but did increase our available borrowing capacity at the FHLB due to the decline in FHLB borrowing balances.

Our net interest margin was 2.82% for the first nine months of 2023, compared to 3.55% for the first nine months of 2022, a decrease of 73 basis points. While our total cost of funds increased 199 basis points year over year, we also experienced a 75 basis point increase in yield on our earning assets over the same period, due to the overall increase in market interest rates.

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Years Ended December 31, 2022, and 2021

Our net interest income was $18,447,000 for the year ended 2022, a decrease of $271,000 from 2021. This decrease was primarily attributable to a 74 basis point, or 18%, decrease in net interest margin, as rapid market interest rate increases starting in March 2022 caused rates paid on interest-bearing liabilities to increase faster than interest-earning asset yields. FOMC target Federal Funds interest rates remained at historical lows from March 2020 through February 2022 due to fear of COVID-19’s effect on the economy, then increased 425 basis points with 7 rate hikes in 2022 and another 50 basis points with 2 rate hikes in the first quarter of 2023 due to inflation concerns. The margin decrease was partially offset by a $86,661,000, or 19%, increase in average interest-earning assets. Interest income on loans increased $2,346,000 and interest earned on investments increased $296,000 in 2022 as compared to 2021. Interest expense from interest-bearing liabilities increased by $3,152,000 driven by the increases in overall market interest rates.

Average earning assets for 2022 were $532,848,000, an increase of $86,661,000, or 19%, compared to 2021. Total average loans grew to $456,297,000 in 2022, an increase of $85,951,000, or 23%, compared to 2021. The year over year growth in interest income on loans due to growth in loan balances was partially offset by a 48 basis point decline in the yield on loans in 2022, compared to 2021, due mostly to a decrease of $1.7 million in PPP loan interest and fee income from 2021 to 2022 as the majority of PPP loans were paid off in 2021. The average balance of investment securities increased by $9,177,000, or 15%, year over year, while the yield increased 14 basis points.

Average interest-bearing liabilities increased $86,158,000, or 26%, in 2022, compared to 2021. The average interest-bearing liabilities increase included: $45,918,000, or 15%, in deposits, $28,490,000, or 189%, in FHLB advances and $11,749,000, or 96%, in Sub Debt. We also saw growth in noninterest bearing deposits of $9,930,000, or 11%, in 2022, compared to 2021.

Our net interest margin was 3.46% for 2022, compared to 4.20% for 2021, a decrease of 74 basis points. The total cost of funds increase of 61 basis points year over year, and the 18 basis point decline in yield from earning assets over the same period lead to the overall year over year decline in net interest margin.

The following tables set forth information related to our average balance sheet, average yields on assets, and average costs of liabilities for the periods presented. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.

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3Q23 vs 3Q22 Average Balance & Yield/Rate Table

	For the Three Months Ended September 30,
	2023			2022
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$478,781	$6,631	5.49%	$462,716	$5,573	4.78%
Securities	61,122	396	2.57%	69,398	418	2.39%
Other interest earning assets	12,307	146	4.71%	14,940	71	1.89%
Total interest-earning assets	552,210	7,173	5.15%	547,054	6,062	4.40%
Noninterest-earning assets	29,706			30,928
Total assets	$581,916			$577,982

Interest-bearing liabilities:
Checking, money market and savings accounts	$250,427	$1,782	2.82%	$280,630	$737	1.04%
Time deposits	127,996	1,212	3.76%	68,838	207	1.19%
Total interest-bearing deposits	378,423	2,994	3.14%	349,468	944	1.07%
Advances from FHLB of Dallas	14,674	211	5.70%	56,168	291	2.06%
Subordinated debt, net of issue costs	24,575	264	4.26%	24,527	264	4.27%
Total interest-bearing liabilities	417,672	3,469	3.30%	430,163	1,499	1.38%
Non-interest bearing deposits	91,462			100,259
Non-interest bearing liabilities	8,671			9,019
Total liabilities	517,805			539,441
Stockholders’ equity	64,111			38,541
Total liabilities and stockholders’ equity	$581,916			$577,982

Net interest income		$3,704			$4,563
Net interest rate spread			1.86%			3.01%
Net interest margin			2.66%			3.31%

Average interest-earning assets to average interest-bearing liabilities	132.21%			127.17%

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YTD 3Q23 vs YTD 3Q22 Average Balance & Yield/Rate Table

	For the Nine Months Ended September 30,
	2023			2022
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$473,328	$19,083	5.39%	$455,687	$16,092	4.72%
Securities	62,645	1,217	2.60%	72,353	1,231	2.27%
Other interest earning assets	13,459	420	4.17%	15,585	112	0.96%
Total interest-earning assets	549,432	20,720	5.04%	543,625	17,435	4.29%
Noninterest-earning assets	29,966			28,414
Total assets	$579,398			$572,039

Interest-bearing liabilities:
Checking, money market and savings accounts	$261,012	$4,938	2.53%	$287,289	$1,348	0.63%
Time deposits	114,769	2,875	3.35%	58,606	410	0.94%
Total interest-bearing deposits	375,781	7,813	2.78%	345,895	1,758	0.68%
Advances from FHLB of Dallas	14,404	525	4.87%	53,658	470	1.17%
Subordinated debt, net of issue costs	24,561	791	4.31%	24,527	791	4.31%
Total interest-bearing liabilities	414,746	9,129	2.94%	424,080	3,019	0.95%
Non-interest bearing deposits	93,137			101,347
Non-interest bearing liabilities	8,759			7,308
Total liabilities	516,642			532,735
Stockholders’ equity	62,756			39,304
Total liabilities and stockholders’ equity	$579,398			$572,039

Net interest income		$11,591			$14,416
Net interest rate spread			2.10%			3.34%
Net interest margin			2.82%			3.55%

Average interest-earning assets to average interest-bearing liabilities	132.47%			128.19%

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Years ended December 31, 2022, and 2021

	For the year ended December 31, 2022			For the year ended December 31, 2021
(In thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest Earning Assets
Loans(1)	$456,297	$21,818	4.78%	$370,346	$19,472	5.26%
Investment securities	70,389	1,651	2.35%	61,212	1,355	2.21%
Other interest earning assets	17,492	292	4.67%	14,629	53	0.36%
Total earning assets	544,178	$23,761	4.37%	446,187	$20,880	4.68%
Noninterest-earning assets	29,083			35,714
Total assets	$573,261			$481,901

Interest-bearing liabilities
Checking, money market and savings deposits	$294,000	$2,920	0.99%	$247,889	$880	0.36%
Time deposits	62,811	764	1.22%	63,003	605	0.96%
Total interest-bearing deposits	356,811	3,684	1.03%	310,892	1,485	0.48%
FHLB advances	43,533	576	1.32%	15,042	144	0.96%
Subordinated debt, net of issue costs	24,489	1,054	4.30%	12,740	533	4.18%
Total interest-bearing liabilities	424,832	$5,314	1.25%	338,675	$2,162	0.64%
Noninterest-bearing deposits	101,790			91,860
Other liabilities	7,932			6,416
Shareholders’ equity	38,706			44,950
Total liabilities and stockholders’ equity	$573,261			$481,901

Net interest income		$18,447			$18,718
Net interest spread		3.12%			4.00%
Net interest margin		3.39%			4.16%

(1) Includes nonaccrual loans.

Rate-Volume Analysis

The table below presents the effect of volume and rate changes on interest income and expense. Changes in volume are changes in the average balance multiplied by the previous period’s average rate. Changes in rate are changes in the average rate multiplied by the average balance from the previous period. The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

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	For the Quarter Ended September 30,
	2023 Versus 2022 Increase (Decrease) Due to Change in:
(In thousands)	Volume	Rate	Total
Interest Earning Assets
Loans	$789	$269	$1,058
Investment securities	(207)	185	(22)
Other interest-earning assets	(57)	132	75
Total interest-earning assets	525	586	1,111

Interest Bearing Liabilities
Checking, money market and savings accounts deposits	(347)	1,392	1,045
Certificates of deposits	287	718	1,005
Total deposits	(60)	2,110	2,050
FHLB advances	(1,298)	1,218	(80)
Subordinated debt, net of issue costs	—	—	—
Total interest-bearing liabilities	(1,358)	3,328	1,970
Net interest income	$1,031	$(1,890)	$(859)

	For the Nine Months Ended September 30,
	2023 Versus 2022 Increase (Decrease) Due to Change in:
(In thousands)	Volume	Rate	Total
Interest Earning Assets
Loans	$858	$2,132	$2,990
Investment securities	(236)	222	(14)
Other interest-earning assets	(23)	331	308
Total interest-earning assets	599	2,685	3,284

Interest Bearing Liabilities
Checking, money market and savings accounts deposits	(179)	3,769	3,590
Certificates of deposits	892	1,573	2,465
Total deposits	713	5,342	6,055
FHLB advances	(733)	788	55
Subordinated debt, net of issue costs	—	—	—
Total interest-bearing liabilities	(20)	6,130	6,110

Net interest income	$619	$(3,445)	$(2,826)

Allowance and Provision for Credit Losses

On January 1, 2023, we adopted the ASC 326. The FASB issued ASC 326 (also known as CECL, for Current Expected Credit Losses) to replace the incurred loss model for loans and other financial assets with an expected loss model that requires consideration of a wider range of reasonable and supportable information to determine credit losses. In accordance with ASC 326, we have developed an Allowance for Credit Loss (ACL) methodology effective January 1, 2023, which replaces its previous allowance for loan losses methodology. The ACL is a valuation account that is deducted from loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged-off against the allowance when management believes

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the uncollectibility of a loan balance is confirmed. Upon adoption, we recorded an increase to the ACL on loans held-for-investment of $604,000, established an ACL on unfunded commitments of $164,000, established an ACL on held-to-maturity investments of $38,000, recorded an increase to deferred tax assets of $152,000, and a corresponding one-time cumulative reduction to retained earnings, net of tax, of $654,000 in the consolidated balance sheet as of January 1, 2023.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environment conditions, such as changes in unemployment rates, property values, or other relevant factors. Management may selectively apply external market data to subjectively adjust our own loss history including index or peer data. Management evaluates the adequacy of the ACL quarterly and makes provisions for credit losses based on this evaluation. See Note B – Summary of Significant Accounting Policies in the accompanying notes to the consolidated financial statements included elsewhere in this report for a complete description of our methodology and the quantitative and qualitative factors included in the calculation.

At September 30, 2023, the ACL was $8,391,000, or 1.74% of loans, an increase of $3,613,000, or 75.6% when compared to the allowance for loan losses at December 31, 2022. At December 31, 2022, the allowance for loan losses was $4,778,000, or 1.03% of loans, a decrease of $550,000, or 10.3% when compared to December 31, 2021. We maintain the allowance at a level that management believes is adequate to absorb expected credit losses inherent in the loan portfolio. Specifically, identifiable, and quantifiable losses are immediately charged off against the allowance; recoveries are generally recorded only when sufficient cash payments are received subsequent to the charge-off.

The provision for credit losses is a charge to earnings to maintain the ACL at a level consistent with management’s assessment of the collectability of the loan portfolio in light of current economic conditions and market trends. Our provision for credit losses was $3,146,000 for the quarter ended September 30, 2023, and $3,280,000 for the nine months ended September 30, 2023.

Approximately $3 million of the provision expense taken in the quarter ending September 30, 2023, is attributed to one problem credit which management is working to resolve. The reserve for the troubled commercial real estate credit was deemed necessary as the Company progressed through the legal channels required to manage the credit’s workout as effectively as possible. As management gathered additional information and conducted an onsite visit, the determination was made that the deterioration in the credit and its real estate’s collateral value was significantly lower than the appraised value from March 2023. The reserve held against the credit is reflective of management’s best estimate of the real estate’s value should it need to be marketed for sale.

At September 30, 2023, management believes the allowance is appropriate and has been derived from consistent application of our methodology. Should any of the factors considered by management in evaluating the appropriateness of the allowance for credit losses change, management’s estimate of inherent losses in the portfolio could also change, which would affect the level of future provisions for credit losses.

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Allowance for Credit Losses on Off Balance Sheet Credit Exposures

On January 1, 2023, we adopted ASC 326. We estimate expected credit losses over the contractual period in which we are exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by us. The ACL on off-balance sheet credit (“OBSC”) exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. Upon adoption of ASC 326, we recorded an ACL on unfunded commitments of $165,000.

Noninterest Income

The following table presents our noninterest income for the three months ended September 30, 2023, and 2022, the nine months ended September 30, 2023, and 2022, and the years ended December 31, 2022, and 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022	2022	2021
Service charges and fees	$106	$119	$328	$284	$391	$324
Gain on sale of loans	17	0	83	0	—	240
Gain on sale of investments	0	0	0	0	—	202
Bank owned life insurance	63	61	183	180	357	359
Loss on disposal/impairment of fixed assets	0	0	0	0	(25)	(15)
Other	(22)	(38)	(65)	(78)	(59)	185
Total noninterest income	$164	$142	$529	$386	$664	$1,295

Three months ended September 30, 2023, and 2022

Our noninterest income increased $22,000, or 15.5%, to $164,000 in the third quarter of 2023, from $142,000 in the prior year period. The increase in noninterest income for the third quarter of 2023, compared to the third quarter of 2022, was primarily due to a $17,000 gain on sale of loans in the third quarter of 2023.

Service charges and fees include deposit account overdraft and non-sufficient funds charges, treasury management services provided to our business customers, credit and debit card fees, interchange fees and other maintenance fees on deposit accounts.

Nine months ended September 30, 2023, and 2022

Our noninterest income increased $143,000, or 37.0%, to $529,000 in the first nine months of 2023, from $386,000 in the prior year period. The increase in noninterest income for the first nine months of 2023, compared to the first nine months of 2022, was primarily due to a $83,000 gain on sale of loans during the first nine months of 2023 and an increase in service charges in the first nine months of 2023 as the bank waived a portion of customer fees in 2022 in conjunction with a core conversion completed in February 2022.

Years ended December 31, 2022, and 2021

Our noninterest income decreased $631,000 to $664,000 for the year ended 2022, from $1,295,000 for the year ended 2021. The decrease in noninterest income in 2022, compared to 2021, was primarily due to $442,000 in gains on sales of loans and investments in 2021 compared to none in 2022 and a $244,000 decrease in other noninterest income.

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Other noninterest income was negative in 2022 compared to $185,000 in 2021. The loss in 2022 was due to SBA and USDA servicing fees exceeding servicing income and 2021 income included more building sublease income from properties used in the mortgage banking operation we exited in 2020, which expired in 2021 and 2022.

Noninterest Expense

The following table presents our noninterest expense for the three months ended September 30, 2023, and 2022, the nine months ended September 30, 2023, and 2022, and the years ended December 31, 2022, and 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022	2022	2021
Salary and employee benefits	$1,488	$1,879	$5,144	$5,562	$9,210	$8,341
Occupancy	293	310	843	939	1,292	1,325
Data processing	622	562	1,908	1,592	2,107	1,967
Federal insurance premiums and other insurance	70	95	224	327	427	231
Professional fees	153	93	486	238	525	499
Advertising	4	22	31	75	89	112
Other	441	295	1,023	965	1,652	1,112
Total noninterest expense	$3,600	$3,256	$10,992	$9,698	$15,302	$13,587

Three months ended September 30, 2023, and 2022

Our noninterest expense increased $344,000, or10.6%, to $3,600,000 for the third quarter of 2023, from $3,256,000 for the third quarter of 2022. The increase in noninterest expense in the third quarter of 2023, compared to the third quarter of 2022, was primarily due to $529,000 in merger-related expenses and increases in data processing expense, professional fees, and other expenses. Those increases were offset by a decline in salary and employee benefits of $391,000, or 20.8%.

Salary and employee benefits expense is the largest component of our noninterest expense and includes employee payroll expense, incentive compensation, health benefits, and payroll taxes. Salary and employee benefits decreased $391,000 for the third quarter of 2023, compared to the prior year period, due primarily to the reduction in force completed in April 2023, lower commissions due to decreased loan demand, and no employee recruiting expenses in 2023.

Nine months ended September 30, 2023, and 2022

Our noninterest expense increased $1,294,000, or 13.3%, to $10,992,000 for the first nine months of 2023, from $9,698,000 for the first nine months of 2022. The increase in noninterest expense in the first nine months of 2023, compared to the first nine months of 2022, was primarily due to $1,333,000 in merger-related expense, a $316,000, or 19.8%, increase in data processing fees, a $248,000, 104.2% increase in professional fees due to an increase in credit consulting fees. The increased expenses were partially offset by decreases in salary and employee benefits, occupancy, FDIC and other insurance, and advertising expenses.

175

Salary and employee benefits expense is the largest component of our noninterest expense and includes employee payroll expense, incentive compensation, health benefits and payroll taxes. Salary and employee benefits decreased $418,000, or 7.5%, for the first nine months of 2023, compared to the prior year period, due primarily to lower incentives resulting from a decline in loan demand, the reduction in force in April, and no employee recruiting expense to date in 2023. These reductions offset the benefit of the $547,000 Employee Retention Credit (ERC) booked in the first quarter of 2022 under the 2021 Consolidated Appropriations (CARES) Act.

Years ended December 31, 2022, and 2021

Our noninterest expense increased $1,715,000, or 13%, to $15,302,000 for the year ended 2022, from $13,587,000 for the year ended 2021. The increase in noninterest expense in 2022, compared to 2021, was primarily due to $1,617,000 in defined benefit pension plan termination costs incurred in 2022.

Salary and employee benefits expense is our largest noninterest expense category and was $869,000 higher in 2022 than 2021 primarily due to the aforementioned defined benefit pension plan termination costs incurred and Employee Retainment Credit (ERC) received in the first quarter of 2022 under the 2021 Consolidated Appropriations (CARES) Act.

Efficiency ratio

The efficiency ratio is one measure of profitability in the banking industry. This ratio measures the cost of generating one dollar of revenue. That is, the ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense by the sum of net interest income and noninterest income.

Our efficiency ratio was 93.09% for the third quarter of 2023, 90.69% for the first nine months of 2023, and 80.07% and 67.89%, for the years ended December 31, 2022, and 2021, respectively.

Return on equity and assets

The following table sets forth our ROAA, ROAE, dividend payout and average stockholders’ equity to average assets ratio for the periods ended:

	Quarter Ended	Nine Months Ended	Year Ended December 31,
	September 30, 2023	September 30, 2023	2022	2021
Return on average total assets (ROAA)	-1.55%	-0.40%	0.23%	0.96%
Return on average stockholders’ equity (ROAE)	-14.08%	-3.68%	3.44%	10.31%
Dividend payout ratio	0.00%	-29.17%	50.08%	11.81%
Average stockholders’ equity to average assets	11.01%	10.83%	6.75%	9.33%

Income Taxes

Three months ended September 30, 2023, and 2022

We had an income tax benefit for the third quarter of 2023 of $603,000, compared to income tax expense of $321,000 for the third quarter of 2022. The difference between the two periods was primarily due to the significant decline in pre-tax income as well as the change in effective tax rate with the increase in non-deductible merger related expenses. Our effective tax rate was 20.95% for the first nine months of 2023, compared to 24.23% for the prior year period.

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Nine months ended September 30, 2023, and 2022

We had an income tax benefit for the first nine months of 2023 of $426,000, compared to income tax expense of $1,052,000 for the first nine months of 2022. The difference between the two periods was primarily due to the significant decline in pre-tax income as well as the change in effective tax rate with the increase in non-deductible merger related expenses. Our effective tax rate was 19.80% for the first nine months of 2023, compared to 24.33% for the prior year period.

Years ended December 31, 2022, and 2021

We had income tax expense for the year ended 2022 of $59,000 compared to $1,291,000 for the year ended 2021. The decrease in income tax expense was primarily due to our decreased income during 2022. Our effective tax rate was 4.22% for the year ended 2022, compared to 21.79% for the year ended 2021.

Further information on our annual income taxes is presented in Note 11 – Income Taxes in our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Financial Condition

Balance Sheet

Our total assets were $580.9 million at September 30, 2023, compared to $574.3 million at December 31, 2022. Our total loans were $480.2 million at September 30, 2023, an increase of $16.8 million, or 3.6%, compared to total loans of $463.4 million at December 31, 2022.

Investment Securities

Our securities portfolio is used to make various term investments, maintain a source of liquidity and serve as collateral for certain types of deposits and borrowings. We manage our investment portfolio according to written investment policies approved by our board of directors. Investment in our securities portfolio may change over time based on our funding needs and interest rate risk management objectives. Our liquidity levels take into account anticipated future cash flows and other available sources of funds, and are maintained at levels that we believe are appropriate to provide the necessary flexibility to meet our anticipated funding requirements.

Our investment securities portfolio consists of securities classified as available-for-sale and held-to-maturity. There were no trading securities in our investment portfolio as of September 30, 2023, and December 31, 2022. All available-for-sale securities are carried at fair value and may be used for liquidity purposes should management consider it to be in our best interest.

Our securities available-for-sale decreased by $5.2 million, or 8.9%, to $53.4 million at September 30, 2023, compared to December 31, 2022. The decrease was primarily due to regular monthly payments on mortgage-backed securities. Securities held-to-maturity were $5.8 million at September 30, 2023 and December 31, 2022.

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Allowance for Credit Losses for HTM Securities

On January 1, 2023, Bank 34 adopted the new CECL standard, ASU 2016-13, using the modified retrospective method for all financial assets measured at amortized cost. Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type. All of our held-to-maturity investment portfolio consists of bank subordinated debt. Accrued interest receivable on held-to-maturity debt securities is immaterial and is excluded from the estimate of credit losses. The allowance for credit losses on held-to-maturity investments is adjusted through provision for credit losses and is recorded as a contra asset to held-to-maturity investments. The following table presents the activity in the allowance for credit losses for debt securities held-to-maturity by major security type for the nine months ended September 30, 2023:

September 30, 2023 (in 000s)	Corporate Bonds
Allowance for credit losses:
Beginning balance	$—
Impact of adopting ASU 2016-13	38
Provision for credit losses	5
Securities charged-off (recoveries)	—
Total ending allowance balance	$43

Loans

Our loan portfolio represents a broad range of borrowers primarily in our markets in Arizona and New Mexico, comprised of construction, commercial, commercial real estate, residential real estate and consumer financing loans.

Gross loans as of September 30, 2023, were $481.6 million, compared to $464.7 million as of December 31, 2022, and $417.0 million as of December 31, 2021. The commercial loan portfolio included Paycheck Protection Program (PPP) loans outstanding of $37 thousand and $47 thousand as of September 30, 2023, and December 31, 2022, respectively, all of which were guaranteed by the Small Business Administration.

The following tables set forth the composition of our loan portfolio, as of the periods presented:

	September 30, 2023		December 31, 2022
		% of total		% of total
(In thousands)	Amount	loans	Amount	loans
1-4 Family residential real estate	63,639	13.2%	63,176	13.6%
Commercial	50,579	10.5%	48,567	10.5%
Consumer and other	1,021	0.2%	1,048	0.2%
Construction	39,152	8.1%	43,664	9.4%
Non Owner Occupied CRE	186,366	38.7%	185,699	40.0%
Owner Occupied CRE	83,144	17.3%	61,375	13.2%
Multifamily	57,700	12.0%	61,201	13.1%
Total gross loans	$481,601	100%	$464,730	100%
Deferred loan fees	(1,385)		(1,370)
Loans held for investment	480,216		463,360
Less: Allowance for credit losses	(8,391)		(4,778)
Loans, net	471,825		458,582

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Commercial real estate loans include owner occupied and non-owner occupied commercial real estate mortgage loans to operating commercial businesses and include loans for long-term financing of land and buildings. No significant concentrations are present within the CRE portfolio as the bank has made an effort to diversify across various industries and geographic locations. While the majority of these loans are made primarily in our marketplace, some of the loans have out of market properties. With the deterioration of a large out of market commercial real estate credit as of September 30, 2023, management engaged an external party to complete a loan review in the 4th quarter that included approximately 90% of the out of market collateral portfolio and provided a stress test to debt service coverage as well as collateral values based on current market conditions. In addition, management conducted a thorough review of the largest out of market credits as well as those credit’s property appraisals and plans to limit out of market lending moving forward.

Multifamily loans are those properties that have five or more units with borrowers who are primarily commercial entities. The bank finances loans in several different multifamily types but does not have a concentration in any one type and does not do any specialty lending in this area. These loans are made primarily in our marketplace.

Commercial loans include commercial and industrial loans to commercial customers for use in normal business operations to finance working capital needs, equipment and inventory purchases, and other expansion projects. SBA, USDA and other small business lending products are also included. These loans are made primarily in our market areas and are underwritten on the basis of the borrower’s ability to service the debt from revenue, and are generally extended under our normal credit standards, controls and monitoring systems.

Construction loans include both residential and commercial projects. Construction loan terms are dependent upon the project, but in some cases the loan will be longer term and include both the construction phase as well as the longer term financing.

Residential real estate loans represent loans to consumers collateralized by a mortgage on a residence and include purchase money, refinancing, secondary mortgages, and home equity loans and lines of credit.

Consumer loans and other include direct consumer installment loans, overdrafts and other revolving loans.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented:

(In thousands)	One year or
As of September 30, 2023	less	After one through five years		After five through 15 years		After 15 years		Total
		Fixed	Variable	Fixed	Variable	Fixed	Variable
1-4 Family residential real estate	$1,547	$37,207	$1,995	$10,077	$1,831	$5,343	$5,639	$63,639
Commercial	13,169	15,975	2,735	9,217	9,483	0	0	50,579
Consumer and other	41	980	0	0	0	0	0	1,021
Construction	7,386	14,357	2,350	1,024	12,102	1,933	0	39,152
NOO CRE	9,666	92,312	16,984	8,345	42,730	0	16,329	186,366
OO CRE	1,710	28,185	4,197	15,129	33,135	107	681	83,144
Multifamily	2,700	30,525	2,312	19,867	2,296	0	0	57,700
Total gross loans	$36,219	$219,541	$30,573	$63,659	$101,577	$7,383	$22,649	$481,601

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Allowance for Credit Losses on Loans

On January 1, 2023, Bank 34 adopted ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016- 13 replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (“CECL”) model. The CECL model is applicable to the measurement of credit losses on the financial assets measured at amortized cost, including loan receivables.

The allowance for credit losses (“ACL”) is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL excludes loans held-for-sale and loans accounted for under the fair value option. Bank 34 elected to not measure an ACL for accrued interest receivables, as we write off applicable accrued interest receivable balances in a timely manner when a loan is placed on non-accrual status, in which any accrued but uncollected interest is reversed from current income. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Management estimates the allowance balance using relevant available information, from internal and external sources, related to past events, current conditions, and reasonable and supportable forecasts. Actual Company and peer historical credit loss experience provides the basis for the estimation of expected credit losses. Bank 34 identified and grouped portfolio segments based on risk characteristics and underlying collateral.

ACL for pooled loans is estimated using a discounted cash flow (“DCF”) methodology using the amortized cost basis (excluding interest) for all loans modeled within a performing pool of loans. The DCF analysis pairs loan-level term information, for example, maturity date, payment amount, interest rate, with top-down pool assumptions such as default rates, prepayment speeds, to produce individual expected cash flows for every instrument in the segment. The results are then aggregated to produce segment level results and reserve requirements for each segment.

The quantitative DCF model also incorporates forward-looking macroeconomic information over a reasonable and supportable period of one year. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the pooled loan evaluation. When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Qualitative adjustments to historical loss data are made based on management’s assessment of the risks that may lead to a future loan loss or differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, changes in environmental and economic conditions, or other relevant factors.

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Allocation of Allowance for Credit Losses

The following tables present the allocation of the allowance for loan losses and the percentage of the total amount of loans in each loan category listed as of the dates indicated:

	September 30, 2023		December 31, 2022		December 31, 2021
(In thousands)	Allowance Amount	% of Portfolio	Allowance Amount	% of Portfolio	Allowance Amount	% of Portfolio
1-4 Family residential real estate	$488	0.77%	$454	0.72%	$470	1.05%
Commercial	683	1.35%	1,382	2.85%	647	1.50%
Consumer and other	7	0.69%	56	5.34%	101	88.91%
Construction	578	1.48%	222	0.51%	282	0.71%
NOO CRE	4,923	2.64%	1,680	0.90%	2,565	1.40%
OO CRE	1,142	1.37%	555	0.90%	731	1.40%
Multifamily	570	0.99%	429	0.70%	532	1.00%
Total	$8,391	1.74%	$4,778	1.03%	$5,328	1.28%

The ACL increased by $3,613,000 during the first nine months of 2023. The primary reason for the increase was a nearly $3 million allocation for a reserve against one troubled credit and the adoption of CECL. The reserve for the troubled commercial real estate credit was deemed necessary as the Company progressed through the legal channels required to manage the credit’s workout as effectively as possible. As management gathered additional information and conducted an onsite visit, the determination was made that the deterioration in the credit and its real estate’s collateral value was significantly lower than the appraised value from March 2023. The reserve held against the credit is reflective of management’s best estimate of the real estate’s value should it need to be marketed for sale.

The change in methodologies from an incurred loss model to an expected loss model resulted in allowance allocations increasing across the construction, non-owner occupied commercial real estate, owner occupied commercial real estate, and multifamily portfolios. The change also resulted in lower allowance allocations in the commercial and consumer and other portfolios.

Nonperforming Assets

We have established policies and procedures to guide us in originating, monitoring and maintaining the credit quality of our loan portfolio. These policies and procedures are required to be followed by our bankers and underwriters and exceptions to these policies require elevated levels of approval and are reported to our board of directors.

Nonperforming assets include all loans categorized as nonaccrual, other real estate owned and other repossessed assets. The accrual of interest on loans is discontinued, or the loan is placed on nonaccrual, when the full collection of principal and interest is in doubt. We do not generally accrue interest on loans that are 90 days or more past due. When a loan is placed on nonaccrual, previously accrued but unpaid interest is reversed and charged against interest income and future accruals of interest are discontinued. Payments by borrowers for loans on nonaccrual are applied to loan principal. Loans are returned to accrual status when, in our judgment, the borrower’s ability to satisfy principal and interest obligations under the loan agreement has improved sufficiently to reasonably assure recovery of principal and the borrower has demonstrated a sustained period of repayment performance. In general, we require a minimum of six consecutive months of timely payments in accordance with the contractual terms before returning a loan to accrual status.

181

OREO represents assets acquired through, or in lieu of, foreclosure. The amounts reported as OREO are supported by recent appraisals, with the appraised values adjusted, where applicable, for expected transaction fees likely to be incurred upon sale of the property. We incur recurring expenses relating to OREO in the form of maintenance, taxes, insurance, and legal fees, among others, until the OREO parcel is disposed. While disposition efforts with respect to our OREO are generally ongoing, if these properties are appraised at lower-than-expected values or if we are unable to sell the properties at the prices for which we expect to be able to sell them, we may incur additional losses. Bank 34 held no OREO at September 30, 2023, or December 31, 2022, and incurred no losses, gains, or expenses related to OREO in 2022 or to date in 2023.

The following tables set forth our non-performing assets, non-performing asset ratios, and net losses as a percentage of average loans for each period presented:

(In thousands)	September 30, 2023	December 31, 2022	December 31, 2021
Nonaccrual loans:
1-4 Family residential real estate	$345	$719	$98
Commercial	2,097	1,641	4,240
Consumer and other	—	—	—
Construction	22	1,591	—
NOO CRE	6,500	—	—
OO CRE	—	—	—
Multifamily	963	—	—
Total nonaccrual loans	9,927	3,951	4,338
Accrual loans greater than 90 days past due	—	292	143
Total nonperforming loans	9,927	4,243	4,481
Other real estate owned and foreclosed assets, net	—	—	—
Total nonperforming assets (NPAs)	$9,927	$4,243	$4,481

ACL	8,391	4,778	5,328
Non-performing assets	9,927	4,243	4,481
ACL to nonaccrual loans	84.53%	112.61%	118.90%

NPA’s	9,927	4,243	4,481
Total Assets	580,868	574,340	528,009
Nonperforming assets to total assets	1.71%	0.74%	0.85%

NPA’s	9,927	4,243	4,481
Total Gross Loans	481,601	464,730	417,027
Nonperforming loans to total loans	2.06%	0.91%	1.07%

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	September 30, 2023				December 31, 2022			December 31, 2021
(In thousands)	Net Loss		Average Balance	Loss %	Net Loss	Average Balance	Loss %	Net Loss	Average Balance	Loss %
1-4 Family residential real estate		$5	$63,408	-0.01%	$(65)	$59,025	0.11%	$8	$44,632	-0.02%
Commercial		(321)	49,573	0.86%	(2,905)	44,007	6.60%	—	49,939	0.00%
Consumer and other		—	1,035	0.00%	—	459	0.00%	—	257	0.00%
Construction		—	41,408	0.00%	—	44,175	0.00%	—	26,027	0.00%
NOO CRE		—	186,033	0.00%	—	185,892	0.00%	—	158,902	0.00%
OO CRE		—	72,260	0.00%	—	62,988	0.00%	—	47,166	0.00%
Multifamily		—	59,450	0.00%	—	59,751	0.00%	—	43,423	0.00%
Total	$	(316)	$473,167	0.09%	$(2,970)	$456,297	0.65%	$8	$370,346	0.00%

Total nonperforming assets were $9.9 million as of September 30, 2023, compared to $4.2 million at December 31, 2022. The change was mainly due to one large loan ($6.5 million) not performing partially offset by paydowns on non-accrual loans.

Total nonperforming assets were $4.2 million at December 31, 2022, compared to $4.5 million at December 31, 2021. The $0.3 million decrease was primarily a result of a $2.9 million charge-off in 2022 being offset by an increase in 1-4 family and construction non-accrual loan balances.

Potential problem loans are impaired loans which management has serious doubts as to the ability of the borrowers to comply with the present loan repayment terms. Management has not identified any potential problem loans not included in the nonperforming assets table above.

Allowance for Credit Losses for off balance sheet exposures

On January 1, 2023, Bank 34 adopted the new CECL standard, ASU 2016-13, using the modified retrospective method for all financial assets measured at amortized cost. The allowance for credit losses on off-balance sheet credit exposures is adjusted through provision for credit losses and is recorded in other liabilities. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The probability of funding is based on historical utilization statistics for unfunded loan commitments. The loss rates used are calculated using the same assumptions as the associated funded balance. The following table presents the changes in the ACL on unfunded loan commitments for the nine months ended September 30, 2023:

September 30, 2023 (in 000s)
Allowance for credit losses:
Beginning balance	$—
Impact of adopting ASU 2016-13	165
Provision for credit losses	( 5 0)
Total ending allowance balance	$115

The required ACL on unfunded commitments has declined during 2023 due to changes in the loan types of unfunded commitments and modest changes in the loss rates being utilized from January 1, 2023, to September 30, 2023. A reverse provision of $50,000 has been realized over that time period.

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Deposits

Deposits represent our primary source of funds. We are focused on growing our core deposits through relationship-based banking with our business and consumer clients. Total deposits decreased to $468,391,000 as of September 30, 2023, compared to $487,587,000 at December 31, 2022. Consistent with industry trends, we saw a departure of funds as large deposit customers diversified their deposit holdings. Deposit outflows during the first nine months of the year were partially offset by growth in brokered CDs, which increased from $4,968,000 at December 31, 2022, to $19,531,000 on September 30, 2023, and a new high yield savings account offered through an online banking platform which grew by $15,881,000 during the same period. The high-yield savings account offering is through a platform administered by a third-party which we believed would offer better reach in terms of potential depositors, and we do not classify them as brokered deposits. The high-yield savings accounts provided additional diversity to our funding sources and represented modest savings over non-core funding alternatives. Our total time deposits, or CDs, increased $55,782,000 from December 31, 2022, to September 30, 2023, primarily due to customers wishing to lock in higher interest rates for longer periods, CD promotions to attract new customers, and the growth in brokered CDs of $14,563,000.

The following table sets forth the average balance amounts and the average rates paid on deposits held by us for the periods presented:

	For the nine months ended				For the three months ended
	September 30, 2023		September 30, 2022		September 30, 2023		September 30, 2022
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Demand Deposits	$93,137	—%	$101,347	—%	$91,462	—%	$100,259	—%
Savings and NOW deposits	261,012	2.53	287,289	0.63	250,427	2.82	280,630	1.04
Time Deposits	114,769	3.35	58,606	0.94	127,996	3.76	68,838	1.19
Total deposits	$468,918	2.23%	$447,242	0.53%	$469,885	2.53%	$449,727	0.83%

	For the years ended
	December 31, 2022		December 31, 2021
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$101,790	—%	$91,860	—%
Interest-bearing demand and NOW deposits	294,000	0.99	247,889	0.36
Certificates of deposit	62,811	1.22	63,003	0.96
Total deposits	$458,601	0.80%	$402,753	0.37%

As of September 30, 2023, December 31, 2022, September 30, 2022, and December 31, 2021, certificate of deposits includes average brokered CD balances of $17,540,000, $1,074,000, $45,000, and $2,685,000, respectively, over the periods, as applicable. The growth in our brokered CD deposits in 2023 has been used to supplement deposit growth, assist in the management of interest rate risk through the fixing of funding costs, and to reduce the reliance on short-term FHLB borrowings.

The following table sets forth the portion of the Bank’s time deposits, by account, that are in excess of the FDIC insurance limit, by remaining time until maturity, as of September 30, 2023:

(In thousands)	September 30, 2023
Three months or less	$7,315
Over three months through twelve months	24,619
Over twelve months through three years	17,317
Over three years	328
Total	$49,579

184

As of September 30, 2023, and December 31, 2022 and 2021, approximately $193.2 million, $283.5 million, and $214.4 million, respectively, of our deposit portfolio was uninsured. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank’s regulatory reporting requirements.

Federal Home Loan Bank Advances

Other than deposits, we also utilize Federal Home Loan Bank (FHLB) advances as a supplementary funding source to finance our operations. At September 30, 2023, and December 31, 2022, our FHLB fixed rate term advances amounted to $18.0 million and $5.0 million, respectively. Our advances from the FHLB are collateralized by residential, multi-family, and commercial real estate loans and securities. At September 30, 2023, and December 31, 2022, we had additional borrowing capacity from the FHLB of $127.3 million and $198.1 million, respectively, subject to the availability of collateral.

The following tables outline our FHLB Advances during the nine months ended September 30, 2023, and the years ended December 31, 2022, 2021 and 2020, and the amounts outstanding at the end of each period, the maximum month end amount for each component during the periods, the average amounts for each period, and the average interest rate that we paid for the advances. The maximum month-end balance represents the high indebtedness at any month end during each of the periods shown.

			Maximum
	Ending	Period End	Month End	Period Average
	Balance	Rate	Balance	Balance	Rate
As of and for the nine months ended September 30, 2023
FHLB Advances	$18,000	5.63%	24,000	14,404	4.87%
Subordinated debt, net of issuance costs	24,581	4.00	24,581	24,561	4.31
Total	$42,581	4.69	$48,581	$38,965	4.52

As of and for the year ended December 31, 2022
FHLB Advances	$5,000	1.40%	71,500	43,533	1.32%
Subordinated debt, net of issuance costs	24,531	4.00	24,531	24,489	4.22
Total	$29,531		$96,031	$68,022

As of and for the year ended December 31, 2021
FHLB Advances	$19,000	0.73%	30,000	15,042	0.96%
Subordinated debt, net of issuance costs	24,447	4.00	24,447	12,458	4.18
Total	$43,447		$54,447	$27,500

As of and for the year ended December 31, 2020
FHLB Advances	$19,000	0.74%	75,000	45,923	1.20%
Subordinated debt, net of issuance costs	—	—	—	—	—
Total	$19,000		$75,000	$45,923

Subordinated Debt

In addition to our FHLB advances, we also have subordinated debt amounting to $24.6 million at September 30, 2023, and $24.5 million at December 31, 2022, net of remaining origination fees. For more information about these borrowings, see Note 6—Borrowings in our unaudited and audited financial statements.

Capital Raises

Between December 2022 and January 2023, Bancorp 34 completed two private placements of common and preferred stock. Bancorp 34 issued a total of 1,359,497 shares of common stock and 820,115 shares of convertible, non-voting Series A perpetual preferred Stock at $14.00 per share each, generating net cash proceeds of approximately $28.6 million. Bancorp 34 will use the net proceeds from these private placements to fund

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organic growth, transact on potential acquisition opportunities, enter complementary new business lines, and to enhance capital ratios. On July 19, 2023, the preferred stock issued as part of the capital raise were converted to non-voting common stock.

In conjunction with the private placements, Bancorp 34 issued warrants to purchase up to 211,667 shares of Common Stock at a price of $14.00. The approximate fair value of the warrants at the date of grant was not considered significant. The warrants are exercisable at any time after their grant date, and from time to time, in whole or in part, for 7 years from their grant dates, between December 2029 and January 2030. The exercise of such warrants remains subject to certain contractual provisions and a “cashless exercise” may be executed.

For more information about these private placements, see Note 17—Private Placements of Common and Preferred Stock in our consolidated financial statements section of this S-4 Registration Statement.

Liquidity

Liquidity refers to our ability to maintain cash flow that is adequate to fund operations, support asset growth, maintain reserve requirements and meet present and future obligations of deposit withdrawals, lending obligations and other contractual obligations.

Bancorp 34 (Parent Company)

Bancorp 34 has routine cash needs consisting primarily of operating expenses and debt service. Bancorp 34 can obtain funding to meet its obligations from dividends collected from its subsidiary, Bank 34, and through the issuance of varying forms of debt. At September 30, 2023, Bancorp 34 has cash and cash equivalents of $19.2 million, a $1.6 million note receivable from the Bank 34 ESOP, and debt outstanding, net of issuance costs, of $24.6 million. Management believes Bancorp 34 has the ability to generate and obtain adequate amounts of liquidity to meet its requirements in the short and long-term.

Federal banking laws regulate the amount of dividends that may be paid by banking subsidiaries without prior approval. Bank 34 may declare dividends without prior regulatory approval that do not exceed the total of retained net income for the current year combined with its retained net income for the preceding two years, subject to maintenance of minimum capital requirements. Prior regulatory approval to pay dividends was not required in 2022 or 2023 and is not currently required. At September 30, 2023, Bank 34 could pay dividends to Bancorp 34 of approximately $6.7 million without prior regulatory approval. Through September 30, 2023, and for the year ended December 31, 2022, Bank 34 did not pay a dividend to Bancorp 34.

Bank 34

Bank 34’s liquidity management policy and our asset and liability management policy, or ALM policy, provides the framework that we use to seek to maintain adequate liquidity and sources of available liquidity at levels that will enable us to meet all reasonably foreseeable short-term, long-term and strategic liquidity demands. Our Asset and Liability Management Committee, or ALCO, is responsible for oversight of our liquidity risk management activities in accordance with the provisions of our ALM Policy and applicable bank regulatory capital and liquidity laws and regulations. Our liquidity risk management process includes (i) ongoing analysis and monitoring of our funding requirements under various economic and interest rate scenarios, (ii) review and monitoring of lenders, depositors, brokers and other liability holders to ensure appropriate diversification of funding sources and (iii) liquidity contingency planning to address liquidity needs in the event of unforeseen market disruption, including appropriate allocation of funds to a liquid portfolio of marketable securities and investments. We continuously monitor our liquidity position in order for our assets and liabilities to be managed in a manner that we believe will meet our immediate and long-term funding requirements. We seek to manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on

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investment objectives of our stockholders. We also monitor our liquidity requirements in light of interest rate trends, changes in the economy, and the scheduled maturity and interest rate sensitivity of our securities and loan portfolios and deposits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control when we make investment decisions. Net deposit inflows and outflows, however, are far less predictable and are not subject to the same degree of certainty.

Our liquidity position is supported by management of our liquid assets and liabilities and access to alternative sources of funds. Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers and capital expenditures. These liquidity requirements are met primarily through our deposits, FHLB advances, subordinated debt and the principal and interest payments we receive on loans and investment securities. Cash, interest-bearing deposits in third party banks, securities available for sale and maturing or prepaying balances in our investment and loan portfolios are our most liquid assets. Other sources of liquidity that are available to us include the sale of loans we hold for investment, the ability to acquire additional national market non-core deposits, borrowings through the Federal Reserve’s discount window and the issuance of additional debt or equity securities.

At September 30, 2023, our liquid assets, which consist of cash and amounts due from banks and interest-bearing deposits in other financial institutions, amounted to $14.5 million, or 2% of total assets, compared to $16.9 million, or 3% of total assets, at December 31, 2022. The decrease in our liquid assets was primarily due to a decrease in cash held at the Federal Reserve. Our available-for-sale securities at September 30, 2023, were $53.4 million, or 9% of total assets, compared to $58.6 million, or 10% of total assets, at December 31, 2022. Investment securities with an aggregate carrying value of $19.8 million and $8.2 million at September 30, 2023, and December 31, 2022, respectively, were pledged to secure various liquidity sources.

The liability portion of our balance sheet serves as a primary source of liquidity. We plan to meet our future cash needs primarily through the generation of deposits. Customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. At September 30, 2023, net loans as a percentage of customer deposits were 101%, compared with 94% at December 31, 2022. For additional information related to our deposits, see the Deposits section above.

As of September 30, 2023, the Bank had a borrowing line with the FHLB of Dallas. Effective October 2, 2023, the Bank converted from the FHLB of Dallas to the FHLB of San Francisco. As of September 30, 2023, the Bank had one outstanding advance totaling $18.0 million. As of September 30, 2023, loans with a carrying value of $389.0 million were pledged to the FHLB San Francisco to prepare for the conversion and $19.8 million of securities were pledged to the FHLB of Dallas to secure the single remaining borrowing. Upon conversion to the FHLB of San Francisco, the Bank had a remaining borrowing availability of $127.3 million.

In addition, we have unused Federal funds lines-of-credit with certain other financial institutions totaling $39.8 million as of September 30, 2023.

Management believes the Bank has the ability to generate and obtain adequate amounts of liquidity to meet its requirements in the short-term and the long-term.

Capital Resources

Stockholders’ equity at September 30, 2023, was $60.4 million, compared to $49.2 million at December 31, 2022, an increase of $11.2 million, or 22.8%. The increase was primarily driven by the private placement of common and preferred shares generating $15.0 million in new equity, partially offset by the $1,726,000 net loss for the first nine months of the year and the $727,000 decrease to AOCI and $656,000 of dividends paid year to date. The private placement of equity was completed on January 27, 2023, representing the second round of the capital raise begun on December 30, 2022.

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Stockholders’ equity at December 31, 2022, was $49.2 million, compared to $40.7 million at December 31, 2021, an increase of $8.6 million, or 21%. The increase was primarily driven by $13.5 million net proceeds from a December 30, 2022, private placement capital raise and $1.0 net income for 2022, partially offset by a $7.2 million decrease in other comprehensive income from temporary declines in AFS security fair values and dividends paid.

We are subject to various regulatory capital requirements administered by federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by federal banking regulators that, if undertaken, could have a direct material effect on our financial statements.

Regulatory capital rules adopted in July 2013 and fully-phased in as of January 1, 2019, which we refer to as the Basel III rules, impose minimum capital requirements for bank holding companies and banks. The Basel III rules apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies with consolidated assets of more than $3 billion. In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain the fully-phased in “capital conservation buffer” of 2.5% on top of its minimum risk-based capital requirements. This buffer must consist solely of common equity Tier 1 risk-based capital, but the buffer applies to all three measurements (common equity Tier 1 risk-based capital, Tier 1 capital and total capital). At September 30, 2023, Bancorp 34 and Bank 34 exceeded the regulatory minimums and met the regulatory definition of well-capitalized.

The following table shows the regulatory capital ratios for Bancorp 34 at the dates indicated:

	Actual		For Capital Adequacy Purposes(1)		To be Well- Capitalized under Prompt Corrective Action Provisions(2)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2023
Total risk-based capital to risk-weighted assets	$98,474	19.85%	$39,685	8.00%	N/A	N/A	%
Tier 1 risk-based capital to risk-weighted assets	67,272	13.56	29,764	6.00	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 leverage capital to average assets	67,272	11.44	23,520	4.00	N/A	N/A

As of December 31, 2022
Total risk-based capital to risk-weighted assets	$85,108	17.72%	$38,422	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets	53,329	11.52	28,816	6.00	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 leverage capital to average assets	53,329	9.48	23,335	4.00	N/A	N/A

As of December 31, 2021
Total risk-based capital to risk-weighted assets	$71,235	16.17%	$35,238	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets	40.907	9.29	26,429	6.00	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 leverage capital to average assets	40.907	7.88	20,758	4.00	N/A	N/A

(1)	Amounts are shown exclusive of the 2.5% capital conservation buffer applicable to total risk-based capital to risk-weighted assets, Tier 1 risked-based capital to risk-weighted assets and CET1 to risk-weighted assets.
(2)	Prompt corrective action provisions are only applicable at the bank level.
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The following table shows the regulatory capital ratios for Bank 34 at the dates indicated:

	Actual		For Capital Adequacy Purposes(1)		To be Well- Capitalized under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2023
Total risk-based capital to risk-weighted assets	$75,346	15.26%	$39,500	8.00%	$49,375	10.00%
Tier 1 risk-based capital to risk-weighted assets	69,144	14.00	29,633	6.00	39,511	8.00
Common Equity Tier 1 (CET 1) to risk-weighted assets	69,144	14.00	22,225	4.50	32,103	6.50
Tier 1 leverage capital to average assets	69,144	11.80	23,439	4.00	29,298	5.00

As of December 31, 2022
Total risk-based capital to risk-weighted assets	$64,942	13.57%	$38,286	8.00%	$47,857	10.00%
Tier 1 risk-based capital to risk-weighted assets	60,163	12.57	28,717	6.00	38,290	8.00
Common Equity Tier 1 (CET 1) to risk-weighted assets	60,163	12.57	21,538	4.50	31,111	6.50
Tier 1 leverage capital to average assets	60,163	10.34	23,274	4.00	29,092	5.00

As of December 31, 2021
Total risk-based capital to risk-weighted assets	$62,978	14.35%	$35,110	8.00%	$43,887	10.00%
Tier 1 risk-based capital to risk-weighted assets	57,650	13.13	26,344	6.00	35,126	8.00
Common Equity Tier 1 (CET 1) to risk-weighted assets	57,650	13.13	19,758	4.50	28,540	6.50
Tier 1 leverage capital to average assets	57,650	11.14	20,700	4.00	25,875	5.00

(1)	Amounts are shown exclusive of the 2.5% capital conservation buffer applicable to total risked-based capital to risk-weighted assets, Tier 1 risked-based capital to risk-weighted assets and CET1 to risk-weighted assets.

Off-Balance Sheet items

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, commercial letters of credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contractual or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral is primarily obtained in the form of commercial and residential real estate, including income producing commercial properties.

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Standby letters of credit are conditional commitments issued by us to guarantee to a third-party the performance of a customer. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Commitments to make loans are generally made for periods of 90 days or less.

Our exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as for funded instruments. We do not anticipate any material losses as a result of the commitments and standby letters of credit.

The following table summarizes commitments as of the dates presented:

(In thousands)	September 30, 2023	December 31, 2022	December 31, 2021
Undistributed portion of committed loans	$16,876	$23,202	$39,807
Unused lines of credit	25,225	18,706	18,672
Total	$42,101	$41,908	$58,479

Contractual Obligations

We have entered into contractual obligations in the normal course of business that involve elements of credit risk, interest rate risk and liquidity risk.

The following table summarizes our contractual obligations as of September 30, 2023, and December 31, 2022:

(In thousands)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
September 30, 2023
Long-term debt:
FHLB advances	$18,000	$18,000
Subordinated debt, net of issuance costs	24,581	—			24,581
Total long-term debt	42,581	18,000	0	0	24,581
Operating leases	2,076	247	592	670	567
Certificates of deposit	129,275	90,700	34,378	4,197
Total	$173,932	$108,947	$34,970	$4,867	$25,148

December 31, 2022
Long-term debt:
FHLB advances	$5,000	$5,000	$—	$—	$—
Subordinated debt, net of issuance costs	24,531	—	—	—	24,531
Total long-term debt	29,531	5,000	—	—	24,531
Operating leases	2,578	205	714	738	921
Certificates of deposit	73,493	50,025	21,627	1,841	—
Total	$105,602	$55,230	$22,341	$2,579	$25,452
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BANCORP 34 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of reduced earnings and/or declines in the net market value of the balance sheet due to changes in market rates. Our primary market risk is interest rate risk which impacts our net interest income, fee income related to interest sensitive activities such as mortgage origination and servicing income and loan and deposit demand.

We are subject to interest rate risk due to:

•	the maturity or repricing of assets and liabilities at different times or for different amounts;
•	differences in short-term and long-term market interest rate changes; and
•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change.

Our Asset Liability Committee, or ALCO, which is composed of our executive officers, certain board members and other members of management, monitors interest rate risk on an ongoing basis in accordance with policies approved by our board of directors. The ALCO reviews interest rate positions and considers the impact projected interest rate scenarios have on earnings, liquidity, business strategies and other factors.

The ALCO’s objective is to always operate in compliance with the board of directors’ approved policies and procedures. Limits are established by policy around point in time liquidity metrics which include, but are not limited to, on-hand liquidity, non-core funding dependency, and loan-to-deposit ratios. Limits are also established around various funding sources which include, but are not limited to, brokered deposits, deposits gathered through on-line resources, and FHLB borrowings. Regarding interest rate risk, limits have been instituted around 12- and 24-month earnings simulation modeling as well as economic value of equity modeling. No material changes to policy limits have been made in response to current market conditions or developments.

Due to the possibility of rapid changes within the credit and interest rate markets, the ALCO must have the flexibility to make prudent decisions which may temporarily deviate from the approved policy and risk limits to enhance profitability or minimize risk. Our policy thus permits ALCO management to implement exceptions to policy; however, any exception to policy must have the prior approval of the Chief Executive Officer and one other ALCO member. All exceptions must be documented in the ALCO minutes and reported to the board of directors at the next scheduled meeting. In 2023, no policy exception strategies have been implemented that deviate from the risk limits outlined in the ALCO related policies and procedures.

To assess and manage interest rate risk, sensitivity analysis is used to determine the impact on earnings and the net market value of the balance sheet across various interest rate scenarios, balance sheet trends, and strategies.

Management uses a simulation model to analyze the sensitivity of net interest income to changes in interest rates across various interest rate scenarios, which seeks to demonstrate the level of interest rate risk inherent in the existing balance sheet. The analysis holds the current balance sheet values constant and does not take into account management intervention. In addition, we assume certain correlation rates, often referred to as a “deposit beta,” for interest-bearing deposits, wherein the rates paid to customers change relative to changes in benchmark interest rates. The effect on net interest income over a 12-month time horizon due to hypothetical changes in market interest rates is presented in the table below. In this interest rate shock simulation, as of the periods presented, interest rates have been adjusted by instantaneous parallel changes rather than in a ramp simulation, which applies interest rate changes over time. All rates, short-term and long-term, are changed by the same amount (e.g. plus or minus 100 basis points) resulting in the shape of the yield curve remaining unchanged.

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	% Change in Net Interest Income		% Change in Economic Value of Equity
Changes in Interest Rates (Basis Points)	As of September 30, 2023	As of December 31, 2022	As of September 30, 2023	As of December 31, 2022
400	-19.22%	-18.02%	-14.27%	-10.04%
300	-12.37%	-10.77%	-9.30%	-5.36%
200	-6.62%	-5.44%	-4.18%	-0.66%
100	-1.06%	0.57%	-0.42%	1.96%
Base
-100	0.84%	-0.59%	-1.05%	-4.07%
-200	5.56%	4.71%	-2.56%	-7.69%
-300	10.35%	8.77%	-4.25%	-11.86%
-400	15.03%	14.53%	-7.09%	-17.88%

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BANCORP 34

The following table sets forth information about the beneficial ownership of Bancorp 34 common stock as of December 29, 2023:

•	each person known to Bancorp 34 to be the beneficial owner of more than 5% of its common stock;

•	each named executive officer of Bancorp 34;

•	each director of Bancorp 34;

•	the Bank 34 Employee Stock Ownership Plan; and

•	all of Bancorp 34’s executive officers and directors as a group.

Unless otherwise noted in the footnotes below, the address of each beneficial owner listed in the table is c/o Bancorp 34, Inc., 8777 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255. Except as indicated by the footnotes below, Bancorp 34 believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of Bancorp 34 common stock beneficially owned by a person and the percentage ownership of that person, it deemed outstanding shares of its common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 29, 2023. Bancorp 34, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Amount of Voting Shares Owned	Right to Acquire(1)	Total Non- Voting Shares Held	Total (Voting)(2)		Percent of Class (Voting)	Percent of Class (Voting and Non- Voting)(3)
Directors and Named Executive Officers
Kevin W. Ahern(4)	321,428	32,143	—	353,571		8.36%	7.17%
William F. Burt	21,563	9,600	—	31,163	(5)	*	*
Spencer T. Cohn(6)	380,580	108,242	701,849	383,595		9.90%	24.15%
Wortham A. (Pete) Cook	16,903	9,400	—	26,303	(7)	*	*
James T. Crotty	30,089	11,200	—	41,289	(8)	1.05%	*
Randall L. Rabon	51,445	10,114	—	61,559	(9)	1.56%	1.25%
Elaine E. Ralls	27,555	9,700	—	37,255	(10)	*	*
Kevin Vaughn	2,500	400	—	2,900	(11)	*	*
Don P. Van Winkle	8,986	9,471	—	18,457	(12)	*	*
Kim Yacuel	7,100	6,600	—	13,700	(13)	*	*
All directors and executive officers as a group (10 persons)	868,149	206,870	701,849	947,025		24.21%	36.04%

5% Stockholders
Brush Creek-B34, LLC(14)	321,428	32,143	—	353,571		8.36%	7.17%
Castle Creek Capital Partners VIII, L.P.(15)	380,580	108,242	701,849	383,595		9.90%	24.14%
AB Financial Services Opportunities(16)	260,546	29,999	118,266	383,595		9.90%	9.08%
Bank 34 Employee Stock Ownership Plan	190,073	—	—	190,073		4.91%	3.85%
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*	Indicates ownership which does not exceed 1.0%.
(1)	The shares in this column represents (i) restricted stock of Bancorp 34 held by the person or entity and (ii) stock options and warrants of Bancorp 34 that are currently exercisable or exercisable within 60 days of December 29, 2023.
(2)	Bancorp 34 has based its calculation of the percentage of beneficial ownership on 3,873,895 shares which represent all of Bancorp 34 voting common stock outstanding as of December 29, 2023, plus those shares of non-voting common stock and warrants held by the person or entity which are immediately convertible to voting common stock.
(3)	Bancorp 34 has based its calculation of the percentage of beneficial ownership on 4,930,879 share of its voting common stock, non-voting common stock and warrants.
(4)	Mr. Ahern serves as the director designee for Brush Creek-B34, LLC. Mr. Ahern is a Managing Partner at BCP Manager, LLC, which is the general partner of Brush Creek Partners, LP, the sole owner of Brush Creek-34, LLC, which entity owns 321,428 shares of Bancorp 34 voting common stock and 32,143 warrants to purchase Bancorp 34 common stock. Mr. Ahern disclaims beneficial ownership of such shares held by Brush Creek-B34, LLC except to the extent of his pecuniary interest therein.
(5)	Represents 21,563 shares and 9,600 options held by Mr. Burt.
(6)	Mr. Cohn serves as the director designee for Castle Creek Partners VIII, L.P. Mr. Cohn is a director at Castle Creek Capital LLC which is the sole general partner of Castle Creek Partners VIII, L.P., which entity owns 380,580 shares of Bancorp 34 voting common stock, 701,849 shares of non-voting stock and 108,242 warrants to purchase Bancorp 34 common stock. Mr. Cohn disclaims beneficial ownership of such shares held by Castle Creek Partners VIII, L.P., except to the extent of his pecuniary interest therein.
(7)	Represents 16,903 shares and 9,400 options held by Mr. Cook.
(8)	Represents 21,949 shares held by Mr. Crotty, individually, 740 shares held by Mr. Crotty’s spouse in an IRA, 11,200 options, and 7,400 shares of unvested restricted stock.
(9)	Represents 19,835 shares held by Mr. Rabon individually, 28,439 held jointly with his spouse, 3,171 shares held jointly with his spouse and grandchildren, 9,400 options, and 714 warrants to purchase common stock.
(10)	Represents 27,555 shares held in Ms. Ralls living trust, 9,400 options, and 300 vested warrants to purchase common stock.
(11)	Represents 200 shares held by Mr. Vaughn individually, 400 options, and 2,300 shares of unvested restricted stock.
(12)	Represents 8,986 shares held by Mr. Van Winkle and 9,471 options to purchase common stock.
(13)	Represents 3,400 shares held by Ms. Yacuel individually, 6,600 options, and 3,700 shares of unvested restricted stock.
(14)	The address of Brush Creek-B34, LLC (“Brush Creek-B34”) is 2549 V. Main Street, Suite 201, Littletown, co 80120. BCP Manager, LLC is the general partner of Brush Creek Partners, LP, the sole owner of Brush Creek-B34. Kevin Ahern and Scott Majerhofer are managing partners of Brush Creek Partners, LP. The effect of this ownership structure is that Mr. Ahern holds voting and investment control of Brush Creek-B34’s shares of Bancorp 34, and in Mr. Ahern’s absence Mr. Maierhofer holds voting and investment control of Brush Creek-B34’s shares of Bancorp 34.
(15)	The address of Castle Creek Capital Partners VIII, L.P. is 11682 EI Camino Real, ste 320, San Diego, CA 92130. Castle Creek Capital LLC is the sole general partner of Castle Creek Partners VIII, L.P. Spencer Cohn is the director of Castle Creek Partners VIII, L.P., and David Volk is the managing principal of Castle Creek Partners VIII, L.P. The effect of this ownership structure is that Mr. Cohn holds voting and investment control of Castle Creek Capital Partners VIII, L.P.’s shares of Bancorp 34, and in Mr. Cohn’s absence Mr. Volk holds voting and investment control of Castle Creek Capital Partners VIII, L.P.’s shares of Bancorp 34.
(16)	The address of AllianceBernstein Financial Services Opportunities Fund (“ABSOF”) is c/o AllianceBernstein L.P., 1345 Avenue of the Americas, New York, NY 10105. Mike Howard, the Chief Investment Officer of ABSOF holds voting and investment control of ABSOF’s shares of Bancorp 34.
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MANAGEMENT OF BANCORP 34

Directors

The Bancorp 34 board of directors is divided into three classes approximately equal in number, serving staggered three-year terms. As a result, the terms of only approximately one-third of Bancorp 34’s board members expire at each annual meeting. The term of Bancorp 34’s Class I directors will expire at the 2024 annual meeting, the term of its Class II directors will expire at the 2025 annual meeting and the term of its Class III directors will expire at the 2026 annual meeting.

Two of our directors currently serve on the board of directors pursuant to the securities purchase agreements entered into with Castle Creek and Brush Creek. This agreement will not terminate upon the completion of the merger. See the section entitled “Certain Relationships and Related Party Transaction—Arrangements with Castle Creek Fund VIII, L.P. and Brush Creek-B 34, LLC” for a description of the terms of the securities purchase agreements.

Name	Age	Served as Director Since
Class I (term expires 2024)
Randal L. Rabon	66	2007
Wortham A. (Pete) Cook	74	2015

Class II (term expires 2025)
William F. Burt	72	2007
Don P. Van Winkle	66	2013
Spencer T. Cohn	36	2023

Class III (term expires 2026)
Elaine E. Ralls	74	2014
James T. Crotty	44	2020
Kevin Ahern	60	2023

Biographical Information for Directors

Elaine E. Ralls, Ph.D has served as a director since 2014 following the acquisition of Bank 1440, where she was an organizer and served as a Vice Chair of the Board. She serves as Chair of the Audit Committee for Bank 34. Ms. Ralls is on the Board of Directors of the Pacific Southwest Better Business Bureau, is a founding partner of Commit Agency, an active member of Women Presidents Organization, Central Christian Church and the Sun Lakes Rotary Club. Previously she has served in leadership with Women on Boards 2020, as a director for the Arizona Foundation for Women, on the Steering Committee for Women in Leadership for the Chandler Chamber, as an active member of Vistage International, and as an adjunct professor in the Colangelo College of Business at Grand Canyon University. Ms. Ralls’ OneBigLife personal brand has been featured in “Think and Grow Rich for Women”, by Sharon Lechter, as well as “Discover Your Inner Strength” which she co-authored with Ken Blanchard, Stephen Covey, and Brian Tracy. Ms. Ralls has earned an MBA from Arizona State University as well as a Ph.D. from Nova Southeastern University’s Wayne Huizenga’s College of Business and Entrepreneurship. She has built and transitioned multiple businesses in Arizona, spanning many industries including healthcare, education, and banking, and has been dubbed a serial entrepreneur by Biz AZ magazine. Her experience with numerous company mergers and associated integration of companies and cultures provides us with a strong resource for guidance pertaining to our business expansion via strategic alliances and acquisitions.

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James T. (“Jim”) Crotty is the current Chief Executive Officer and President of Bancorp 34 and Bank 34. Mr. Cotty was appointed Co-President and Co-Chief Executive Officer of Bancorp 34 and Bank 34 in July 2020, and was named President and Chief Executive Officer of each entity in September 2020. Before joining Bank 34, Mr. Crotty spent 16 years of his career at Keefe, Bruyette & Woods as an investment banker advising and working with community banks on a variety of strategic initiatives. Mr. Crotty’s primary focus was on mergers and acquisitions, debt and equity capital raising (including mutual to stock conversions and initial public offerings), branch and asset purchases and divestitures as well as overall strategic planning initiatives. Prior to his time at KBW, Mr. Crotty served as a software engineer and consultant for a software development firm. Mr. Crotty is a graduate of Miami University.

Kevin Ahern is currently a co-founder and Managing Partner of Brush Creek Partners (formed in 2020), a private opportunistic investment vehicle focused on making investments in operating companies in the specialty finance, banking and financial services, manufacturing, distribution, media, and business and consumer services sectors. Mr. Ahern has 35 years of experience as an executive, entrepreneur, and operator in the financial services industry including commercial banking, private equity, institutional investment management, alternative investments, insurance, investment banking, and mergers and acquisitions. He also actively provides consulting and advisory services to several banking and wealth management organizations via Colorow Capital Partners, a strategic advisory and consulting company that was formed in 2017.

Mr. Ahern currently serves on the board of directors of InBank Corp and InBank, ERI Group, Inc., a Colorado-based medical device contract design and manufacturing firm, GXIII, a New York-based digital audio company, and is an active board observer with the Bank of Idaho Holding Company. He is also Chairman of Investment Trust Company, a Colorado-based independent trust company. Mr. Ahern is the former Founder, Chairman, and CEO of CIC Bancshares, a bank holding company that was formed in 2009. Following CIC’s sale to Heartland Financial USA in 2016, Mr. Ahern remained as Executive Chairman of Centennial Bank and as Chairman of the Board of Citywide Banks, a Colorado-chartered community bank and Heartland Financial member bank. From 2005 to 2008, Mr. Ahern served as President and COO of Braddock Financial Corporation, a Colorado-based alternative asset management and private equity firm, and previously held executive positions with CoBiz Financial and CoBiz Bank, NA, Aetna Investment Management, ING Investment Management, and Sterling Partners.

Mr. Ahern was appointed by the Governor of Colorado and served two terms on the Board of Trustees for the University of Northern Colorado. He formerly served on the board of the UNC Foundation, Inc. and chaired the investment committee. He is currently a member of the Dean’s Leadership Council of the Monfort College of Business and is a frequent adjunct faculty member teaching an undergraduate senior level investments course. Mr. Ahern serves on the ACE Scholarships Board of Trustees. He is also an active member and former board member of YPO-Gold Rocky Mountain and is a Chartered Financial Analyst (CFA).

Randal L. Rabon has served as a director of Bancorp 34 since 2007 and is currently Chairman of Bancorp 34. He is a lifelong resident of Alamogordo where he co-owns and operates several businesses. His primary interests include C&R Ventures; Mesa Verde Enterprises (which is Otero County’s largest civil contractor); Aggregate Technologies; The Heritage Group (developer of Mesa Village and Cielo Vista Ranch subdivisions); and the Mesa Verde Ranch. Mr. Rabon’s deep economic roots in the community and experience dealing with regulatory matters associated with banking and government contracts is highly beneficial in bringing perspective to corporate governance matters.

Wortham A. (Pete) Cook has served as a director of Bancorp 34 since 2015. Prior to his appointment to the Board of Directors, Mr. Cook served as a financial consultant to Bank 34 from January 2014 to March 2015. From 1989 until his retirement in 2013 he served as President, Chief Executive Officer and Director at First National Bank in Alamogordo, New Mexico. Mr. Cook also served as Executive Vice President and Vice President at First National Bank from 1987 to 1989. He held the position of Executive Vice President and managed commercial lending,

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corporate strategy and administration at United Bank of Lea County, Hobbs, New Mexico, from 1982 through 1987. He served as an executive branch manager overseeing consumer finance and administration from 1971 through 1982 in Hobbs, New Mexico and Farmington, New Mexico. Mr. Cook is past chairman of the Economic Development Council of Otero County and a former member of the Committee of 50 (military support committee). His director experience spanned other organizations including: Federal Reserve Bank, El Paso, Texas; Federal Reserve Bank, Dallas, Texas; and the New Mexico Bankers Association. Mr. Cook’s banking background and leadership experience brings valuable insight in the areas of leadership, bank operations, credit evaluation and corporate governance.

William F. Burt has served as director of Bancorp 34 since 2007 and is currently Vice Chairman of Bancorp 34. Mr. Burt has served in several different capacities in the broadcast industry since receiving his degree in Mass Communications from New Mexico State University in 1974. He has been the owner and general manager of Burt Broadcasting, Inc. since 1988. Mr. Burt is a current State Senator representing District #33. He has spent many years actively supporting the U.S. Air Force and Army. Mr. Burt was a charter member of the Governor Appointed New Mexico Military Base Planning Commission and is a member of the Military and Veterans Affairs Committee. He also serves as a Holloman Wingman and a former member of the Air Force Air Combat Command Commanders Group. In the New Mexico State Senate, Mr. Burt serves on the Senate Finance Committee, as well as the Revenue Stabilization and Tax Committee and Science and Technology Committee. Mr. Burt has been awarded the New Mexico Broadcaster of the Year Award, Owner of the Radio Station of the Year Award and was named Alamogordo Citizen of the Year. He has also served as Chairman of the Alamogordo Chamber of Commerce, the Committee of 50 (military support committee), Flickinger Center for Performing Arts Board and the New Mexico Broadcasters Association. Mr. Burt’s media background, senatorial experience and experience in our local markets provides the franchise with substantial insights and discipline for enhancing our public perception and corporate citizenship initiatives.

Don P. Van Winkle has served as a director of Bancorp 34 since 2013. He works with mid-market companies in an out-sourced corporate development and Board role to include managing acquisitions and divestitures, bank-relations and other capital access options. Previous experience includes: Vistage Chair for Vistage International from 2011 through 2014 (a CEO peer advisory organization); Managing Director for SDR Ventures, a Denver-based investment banking firm and mezzanine debt fund; Three years as both President and Corporate Banking Manager for two Denver-based middle-market banking groups; Seven years as Chairman & Chief Executive Officer of Van Winkle’s Farmers Market, Inc. (a 500 employee IGA retail grocery store group based in New Mexico), which he successfully sold in 2002; Chief Financial Officer and Chief Operating Officer of Fresh Produce Sportswear, Inc., a sportswear design and distribution firm based in Boulder, Colorado where he additionally served on the Board of Directors for 10 years. Mr. Van Winkle began his career as a corporate banker in Denver (1980 to 1991) after spending two years as a bank examiner with the Comptroller of the Currency. Mr. Van Winkle’s experience is instrumental in high level evaluation of our credit management processes and practices and his experience as a chief financial officer and chief executive officer qualify him to serve as our audit committee financial expert.

Spencer T. Cohn currently works and has worked for a private equity fund, Castle Creek, since 2014. He sits on the board of directors at several bank portfolio companies. Prior to joining the firm, Mr. Cohn worked at Keefe, Bruyette & Woods, Inc. as an Investment Banking Associate in the Financial Institutions Group. At KBW, he concentrated on mergers and acquisitions including bankruptcy structures, recapitalizations and restructurings, and capital markets transactions. Mr. Cohn is a Director of the Cystic Fibrosis Foundation and serves as Co-Chair of the Cystic Fibrosis Foundation’s Tomorrow’s Leaders program (San Diego Chapter). In addition to his charitable involvement, Mr. Cohn is a Senior Mentor and Resume Reviewer for Wall Street Oasis.

Director Independence

Our securities are not listed on a national securities exchange or any inter-dealer quotation system which has a requirement that a majority of directors be independent. Our board has undertaken a review of the independence of each director on the Bancorp 34 board of directors under the standards for director independence set forth in

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the NASDAQ Marketplace Rules. Under these rules, our board has affirmatively determined that Ms. Ralls, Mr. Ahern, Mr. Cohn, Mr. Van Winkle, Mr. Burt, Mr. Cook and Mr. Rabon are “independent directors.” We have determined that Mr. Crotty does not qualify as independent director because he is an executive officer of both Bancorp 34 and Bank 34.

Biographical Information for Executive Officers

Our executive officers are:

Name	Age	Position
James T. Crotty	44	President and Chief Executive Officer of Bancorp 34 and Bank 34

Kim Yacuel	55	Senior Vice President and Chief Operating Officer of Bancorp 34 and Bank 34

Kevin Vaughn	42	Senior Vice President and Chief Financial Officer of Bancorp 34 and Bank 34

Because Mr. Crotty also serves on our board of directors, we have provided biographical information for him above. Biographical information for each of Ms. Yacuel and Mr. Vaughn is provided below:

Kim Yacuel currently serves as Senior Vice President and Chief Operations Officer of Bancorp 34 and Bank 34, a position she has held since 2014. Prior to joining Bank 34, Ms. Yacuel held the position of Executive Vice President at First Scottsdale Bank in Scottsdale, Arizona. During her 33 years of banking, Ms. Yacuel has gained experience in areas such as BSA, strategic project management, compliance and risk management, core conversion process integration, systems conversion and managing teams with best practice operational support, products, ongoing employee development program, and customer servicing processes.

Kevin Vaughn currently serves as the Senior Vice President and Chief Financial Officer of Bancorp 34 and Bank 34, a position he has held since March of 2022. Mr. Vaughn has 20 years of banking industry experience. Prior to joining Bancorp 34, Mr. Vaughn served for twelve years as a bank examiner with the Indiana Department of Financial Institutions. Prior to joining the Indiana Department of Financial Institutions, Mr. Vaughn spent seven years with a $1+ billion institution in the Midwest in a senior finance role with responsibility for investments, financial reporting, and other related functions.

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Executive Compensation AND OTHER INFORMATION OF Bancorp 34

Compensation of Executive Officers

In this joint proxy statement/prospectus, we refer to the individuals who served as our principal executive officer and our two other most highly compensated executive officers, as the “named executive officers.” Our named executive officers as of December 31, 2022 were:

•	James T. Crotty, President and Chief Executive Officer of Bancorp 34 and Bank 34;

•	Kim Yacuel, Senior Vice President and Chief Operations Officer of Bancorp 34 and Bank 34; and

•	Kevin Vaughn, Senior Vice President and Chief Financial Officer of Bancorp 34 and Bank 34.

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us and our subsidiaries for the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
James T. Crotty	2022	302,333	208,000	44,910	17,940	—	—	17,038	590,221
Chief Executive Officer and President

Kim Yacuel	2022	164,183	96,000	22,455	8,970	15,345	—	24,212	331,165
Senior Vice President and Chief Operations Officer

Kevin Vaughn(7)	2022	128,906	25,000	14,480	6,080	575	—	5,276	180,317
Senior Vice President and Chief Financial Officer

(1)	See discussion under “Annual Bonus Payment” below.

(2)	The amounts shown in this column reflect the aggregate grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 14 of the Consolidated Financial Statements for the fiscal year ended December 31, 2022. For the year ended December 31, 2022, the amounts shown are not an indication of actual compensation received but rather the maximum potential compensation (based on the grant date fair value of the restricted stock awards) if all performance and service requirements are met over the entire five-year vesting period.

(3)	The amounts shown in this column reflect the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 14 of the Consolidated Financial Statements for the fiscal year ended December 31, 2022. For the year ended December 31, 2022, the amounts shown are not an indication of actual compensation received but rather the maximum potential compensation (based on the grant date fair value of the option awards) if all performance and service requirements are met over the entire five-year vesting period. The per share exercise price of each option award was equal to the market value of Bancorp 34’s common stock on the date each option was granted.
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(4)	See discussion under “Jet Fuel Cash Incentive Plan” below.

(5)	There were no above-market or preferential earnings on our nonqualified deferred compensation plan.

(6)	The amounts set forth in this column include the following:
	Mr. Crotty ($)	Ms. Yacuel ($)	Mr. Vaughn ($)
401(k) match	8,138	9,986	3,876
ESOP Stock Allocation	—	5,277	—
Split Dollar Death Benefit BOLI	—	49	—
Christmas Gift	500	500	500
Car Allowance	7,200	7,200	—
Cell phone	1,200	1,200	900
Total	17,038	24,212	5,267

(7)	Mr. Vaughn joined Bancorp 34 on March 21, 2022, and his compensation is based on a partial year of employment.

Narrative to Summary Compensation Table

Employment Agreements with Named Executive Officers

We currently have employment agreements with each of our named executive officers. We have included below descriptions of the current employment agreements for each of these officers.

Current Employment Agreement with James T. Crotty

Bancorp 34 entered into an employment agreement (the “current employment agreement”) with Mr. Crotty, effective July 20, 2020, pursuant to which he serves as President and Chief Executive Officer of Bancorp 34. The initial term of the current employment agreement was two years. Mr. Crotty’s current employment agreement was amended on April 1, 2022 to amend the term of the agreement until May 1, 2024, to renew each year on May 1 for a successive two year period, subject to the disinterested members of the board of directors conducting a comprehensive performance evaluation and review of Mr. Crotty at least 60 days prior to renewal of the agreement and affirmative approval the renewal of the agreement. In addition, in the event of a change in control, the agreement is automatically extended for an additional 24 months.

Under the current employment agreement, Mr. Crotty is entitled to an annual base salary of $260,000. His base salary will be reviewed during the term of the agreement and may be increased, but not decreased, at the discretion of the board. Mr. Crotty’s current base salary is $320,000. The current employment agreement also entitles Mr. Crotty to a $200,000 retention bonus, payable ratably over 5 years on each anniversary of Mr. Crotty’s employment date. The retention bonus is expected to be used for the purchase of Bancorp 34 common stock, unless the value of Mr. Crotty’s investment in Bancorp 34, excluding equity benefits provided by Bancorp 34, exceeds the cumulative retention bonus paid. Upon 90 days of employment the agreement also provides that Mr. Crotty receive a grant of 25,000 Bancorp 34 stock options, which vest in equal installments over a five-year period, provided Mr. Crotty remains employed.

Mr. Crotty is entitled to receive performance or other bonuses based upon the achievement of the goals and objectives agreed upon with the board of directors, and Mr. Crotty is also eligible to participate in all employee benefit plans, arrangements and perquisites offered to other employees and officers of the company. In addition, Mr. Crotty is entitled to participate in a non-qualified deferred compensation plan which will allow Mr. Crotty to defer up to 100% of his base salary per year. Bancorp 34 also provides Mr. Crotty a $600 per month automobile allowance and a $100 per month cell phone allowance. Mr. Crotty is also entitled to 25 days per year in paid time off and reimbursement for reasonable travel, entertainment and other reasonable business expenses incurred.

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We may terminate Mr. Crotty’s employment with or without cause, and Mr. Crotty may terminate his employment with or without good reason. Mr. Crotty is eligible for certain severance benefits upon termination, as described below under “Potential Payments Upon Termination or Change in Control.” If Mr. Crotty is terminated without cause, he is entitled to a cash lump sum payment equal to his base salary at the time of termination through the last day of the remaining term of his employment agreement, subject to Mr. Crotty executing a customary release.

Ms. Crotty’s current employment agreement requires that he keep information about Bancorp 34 confidential. He is also subject to provisions related to non-competition and non-solicitation that generally preclude him, for a period of 1 year following termination (other than a termination following a change in control), from, among other things, (a) competing with Bancorp 34 or Bank 34 or otherwise being employed directly or indirectly in any capacity, including as a consultant, for any entity that competes with Bancorp 34 or Bank 34 and has an office within 25 miles of any location in which Bancorp 34 has business operations or has filed an application with regulatory authorities to establish an office; (b) soliciting any business relation to terminate its an existing business relationship with Bancorp 34; (c) soliciting for employment any person employed by Bancorp 34 or Bank 34 to work for any business that competes with Bancorp 34 or Bank 34 within the restricted territory.

New Employment Agreement with James T. Crotty

In connection with the merger, and contingent upon the consummation of the merger, Bank 34 has entered into a new employment agreement (the “new employment agreement”) with Mr. Crotty. Mr. Crotty has agreed to serve as the Chief Executive Officer of Bank 34 and Bancorp 34 for a two-year term ending April 30, 2025, that may be extended for additional one-year periods upon each anniversary of the agreement. Mr. Crotty’s initial base salary will be $320,000. In addition to his base salary, Mr. Crotty, will be entitled to receive cash bonuses equaling up to 40% of his annual base salary if Mr. Crotty achieves certain performance levels established from time to time by the board of directors or its authorized designee.

The new employment agreement provides that Mr. Crotty will be reimbursed for reasonable and necessary travel, mobile cellular and data plans, and other business expenses. Mr. Crotty will participate in Bank 34’s retirement, welfare, health, and other benefit programs. Mr. Crotty will be prohibited from disclosing our trade secrets or confidential information.

The new employment agreement provides that, if Bank 34 terminates the executive’s employment without cause prior to a change in control or more than 12 months following a change in control, Bank 34 will pay the executive on the first day of the month following the date of termination, and thereafter on the first day of the month for the next 11 months, compensation in an amount equal to 100% of his then current monthly base salary, plus any bonus earned or accrued through the date of termination.

We may terminate Mr. Crotty’s employment with or without cause, and Mr. Crotty may terminate his employment with or without good reason. Mr. Crotty is eligible for certain severance benefits upon termination, as described below under “Potential Payments Upon Termination or Change in Control.” If Mr. Crotty is terminated without cause, he is entitled to a cash lump sum payment equal to his base salary at the time of termination through the last day of the remaining term of his employment agreement, subject to Mr. Crotty executing a customary release.

Finally, during their employment and for a period of 12 months thereafter (other than a termination within one year following a change in control), Mr. Crotty may not, subject to limited exceptions, (i) compete with us by forming, serving as an organizer, director, or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (ii) solicit our customers for a competing business, or (iii) solicit our employees for a competing business.

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Current Change in Control Agreement with Kim Yacuel

Bancorp 34 entered into a change in control agreement with Ms. Yacuel, effective January 1, 2017 (the “current change in control agreement”). The initial term of the current change in control agreement was two years. Ms. Yacuel’s current change in control agreement was amended on April 1, 2022 to amend the term of the agreement until May 1, 2024, to renew each year on May 1 for a successive two year period, subject to the disinterested members of the board of directors conducting a comprehensive performance evaluation and review of Mr. Crotty at least 60 days prior to renewal of the agreement and affirmative approval of the renewal of the agreement.

We may terminate Ms. Yacuel’s employment with or without cause, and Ms. Yacuel may terminate her employment with or without good reason. Under the change in control agreement Ms. Yacuel is eligible for certain severance benefits upon termination, as described below under “Potential Payments Upon Termination or Change in Control.”

New Change in Control Agreement with Kim Yacuel

In connection with the merger, and contingent upon the consummation of the merger, Bank 34 has entered into a new change in control agreement with Ms. Yacuel (the “new change in control agreement”). The new change in control agreement is for a two-year term ending April 30, 2025, that may be extended for additional one-year periods upon each anniversary of the agreement. Under the new change in control agreement Ms. Yacuel is eligible for certain severance benefits upon termination, as described below under “Potential Payments Upon Termination or Change in Control.”

Change in Control Agreement with Kevin Vaughn

In connection with the merger, and contingent upon the consummation of the merger, Bank 34 has entered into a new change in control agreement with Mr. Vaughn. The change in control agreement is for a two-year term ending April 30, 2025, that may be extended for additional one-year periods upon each anniversary of the agreement. Under the change in control agreement Mr. Vaughn is eligible for certain severance benefits upon termination, as described below under “Potential Payments Upon Termination or Change in Control.”

Annual Bonus Payments

Annual bonus compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. Our named executive officers were eligible for bonus payments in 2022.

In 2022, the board of directors did not establish any specific set of corporate metrics or measures to determine annual bonuses for our named executive officers. However, in consultation with our Chief Executive Officer, the board of directors took into consideration, among other things, the following achievements of management:

•	Record annual earnings for Bancorp 34 in 2021;

•	Strong credit metrics in Bank 34’s loan portfolio with no charge offs for the year;

•	Completion of major preliminary steps to terminate and exit a legacy defined benefit plan;

•	Record loan growth;

•	Record deposit growth in addition to an improved mix within the deposit portfolio;

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•	Favorable results from 3rd party reviews;

•	Overall growth of the balance sheet in 2021; and

•	Increased the net interest margin to above 4% for the year.

In 2022, based on their individual performance, Mr. Crotty received an annual bonus equal to 69% of his base salary, Ms. Yacuel received an annual bonus equal to 58% of her base salary, and Mr. Vaughn received an annual bonus equal to 19% of his base salary.

Jet Fuel Cash Incentive Plan

The Bank 34 Jet Fuel Incentive Plan is a plan under which Bank 34 officers can earn cash incentives based upon the solicitation and opening of new deposit accounts at Bank 34. Under the plan, for an opened demand deposit account, an officer receives 30 basis points of the total amount deposited by the customer at the 90 day anniversary of the account opening date, and an additional 60 basis points of the amount deposited by the customer at the one year anniversary of the account opening date. For interest bearing deposit accounts, an officer receives 25 basis points of the total amount deposited by the customer at the 90 day anniversary of the account opening date, with a maximum payout of $1,000.

2017 Equity Incentive Plan

The Bancorp 34, Inc. 2017 Equity Incentive Plan, which we refer to as the “2017 Equity Plan,” was adopted by the Bancorp 34 board of directors and approved by our stockholders on November 17, 2017. The 2017 Equity Plan remains effective as long as any awards are existing under the plan, provided that no awards may be granted under the plan after the ten-year anniversary date of the of plan. The Equity Plan was designed to enable us to attract, retain and reward individuals who contribute to the further success and to further align the participant’s interest with those of the company’s stockholders.

Shares Subject to the Equity Plan. The shares issuable under the 2017 Equity Plan are 263,127 shares of Bancorp 34 common stock that are authorized but unissued or reacquired common stock. The maximum number of stock options that may be issuable under the plan is 187,948, and the maximum number of restricted stock or restricted stock unit awards that may be issuable under the plan is 75,179. Generally, shares that have not been delivered because they were forfeited or cancelled or the award was settled in cash, and that have not been applied to pay the exercise price or taxes, may again be issued pursuant to new awards. The compensation committee of the board of directors of Bancorp 34 (the “committee”) must equitably adjust awards and the shares available under the 2017 Equity Plan in the event of certain corporate restructurings and corporate events, such as recapitalization, reorganization, stock split, or stock dividend.

Types of Awards and Eligibility. There are four types of awards that may be made under the 2017 Equity Plan including options (both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”)), restricted stock awards and restricted stock units. Awards are memorialized in an award agreement and are subject to the conditions, restrictions and contingencies specified by the committee in such agreement (and the 2017 Equity Plan). Employees and directors of Bancorp 34 or any of its subsidiaries are eligible to receive awards.

Stock Options. Options can be issued as ISOs or NQSOs. ISOs are options to purchase our common stock that receive tax benefits under Section 422 of the Code. NQSOs are options to purchase our common stock that do not meet those requirements. Unless otherwise specified by the award agreement, any stock option granted to an employee under the plan will be an ISO to the maximum extent permitted, and ISO’s may not be granted to a non-employee. As a general rule, the exercise price of each option must be at least 100% (or, in the case of an ISO granted to a 10% or more stockholder, 110%) of the fair market value of a share on the date of grant. A higher or

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lower exercise price may be permissible in connection with a merger or other corporate transaction if it would not violate Section 409A of the Code. The maximum term of any option is ten years from the date of grant (or five years, for ISOs granted to an employee who is a 10% or more stockholder). The maximum shares covered by stock options granted in any calendar year to an employee is 46,987 and to any non-employee director is 9,397 (or to all non-employee directors in the aggregate, 56,384).

Restricted Stock. A restricted stock award can be issued as a restricted stock award or restricted stock unit. A restricted stock award and a restricted stock unit is a grant of shares subject to restrictions specified by the committee that generally lapse upon vesting. The maximum shares covered by restricted stock or restricted stock unit awards granted in any calendar year to an employee is 18,794 and to any non-employee director is 3,759 (or to all non-employee directors in the aggregate, 22,553).

Restricted Stock Awards. Except to the extent that dividend equivalent rights are provided in the award agreement, a participant of a restricted stock award has stockholder rights, such as voting and cash dividend rights, provided that dividends for restricted stock awards that are performance awards will not be paid until the vesting of the performance based restricted stock award.

Restricted Stock Units. Unless otherwise provided in the award agreement, a participant of a restricted stock unit has no stockholder rights, such as voting or cash dividend rights, until vesting of the restricted stock.

Performance Awards. A performance award means the grant of a right to receive shares or share units based on our performance, or the performance of any one or more of our subsidiaries, or business units of either, during a performance period set forth in the award agreement. The number of performance shares earned by the participant depends on the extent to which the performance goals are attained. While the 2017 Equity Plan was drafted to allow the grant of “performance-based compensation” awards that would be exempt from the $1 million deduction limit that applies to publicly-held corporations under Section 162(m) of the Code, this special exclusion was repealed December 31, 2017 and is not available for awards granted after that date.

Other Stock-Based Awards. Other stock-based incentives valued in whole or in part by reference to, or otherwise based on, shares (such as restricted stock units) may be granted under the 2017 Equity Plan, with such restrictions and other conditions as the board determines.

Administration. The 2017 Equity Plan is administered by the members of the committee who are disinterested board members (as defined in the plan). The board of directors may, in their discretion, take any action or exercise any power, privilege or discretion conferred on the committee under the plan with the same force and effect as if done or exercised by the committee. Among other powers, the committee has the authority to grant awards, choose participants to receive awards, determine the number of shares of Bancorp 34 common stock that will be subject to the awards, interpret the 2017 Equity Plan, and establish, amend or rescind any rules and regulations relating to the 2017 Equity Plan. Except with respect to certain capitalization adjustments, the committee, however, does not have the power to make any adjustment or amendment to an award that reduces or would have the effect of reducing the exercise price of a stock option previously granted under the plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the stock option’s in-the-money value or in exchange for options or other awards), replacement grants, or other means.

Vesting; Forfeiture & Transferability. The committee determines the time and conditions under which an option holder may exercise an award or when the period of restriction that applies to an award will lapse (“vesting”) and specifies these terms in the award agreement. Unless the committee specifies a different vesting schedule at the time of grant, awards other than performance awards are granted with a vesting rate not to exceed 20% per year, with the first installment vesting no earlier than the one year anniversary of the date of grant. All awards granted under the 2017 Equity Plan are subject to a vesting requirement of at least one year of employment or service as a director following the grant of the award (subject to acceleration upon

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death, disability or certain involuntary terminations following a change in control). Vesting may be based upon employment or service, or achievement of performance goals, or both. Unless provided otherwise in the award agreement or an employment or severance agreement, all unexercised or unvested awards are forfeited upon termination of employment or service and vested options continue to be exercisable for three months (or, in the case of disability or death, 12 months), or their earlier expiration. Awards may be subject to certain clawback rights to the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or a policy adopted by the board for Bancorp 34. The committee may at any time accelerate vesting of an award or extend the exercise period of an option in a manner in compliance with section 409A of the Code, except for any award within the first year after the grant of the award. Awards are generally only exercisable by the participant, and are transferable only by will or by the laws of descent and distribution, except in certain limited cases of divorce or where otherwise provided by the committee.

Change in Control. In the event of any merger, consolidation or other business reorganization of Bancorp 34 (including, but not limited to a change in control, as defined in the 2017 Equity Plan) in which Bancorp 34 is not the surviving entity, unless otherwise determined by the committee prior to such event, outstanding stock options will automatically convert to stock options to purchase voting securities of the surviving entity with substantially the same terms as in effect prior to the event and reflecting the same economic benefit; provided, however, that the committee may direct that outstanding stock options are canceled as of the merger for a cash payment equal to the spread (or, in the case of underwater stock options, for no consideration). Otherwise in the event of a change in control, if the acquiring corporation fails to assume any awards or to convert the awards to awards for the acquiror’s stock options, restricted stock or restricted stock units, such awards will vest immediately upon the effective time of the change in control. If, at or following a change in control, the participant is involuntarily terminated (including a constructive termination for “good reason”), all stock options will fully vest and remain exercisable until one year following the involuntary termination, and all awards of restricted stock subject to time-based vesting will fully vest immediately; and any restricted stock or restricted stock unit awards subject to performance-based vesting conditions will be vested at the “target” level of performance unless data supports and the committee certifies the performance measures have been achieved at a higher level than “target” in which case the award will vest at such higher level. To the extent not specified in the award agreement or the plan, the committee shall have the discretion to determine the treatment of outstanding unvested awards, provided that such awards shall be deemed earned and shall vest if not assumed by the successor entity.

Amendment & Termination. The 2017 Equity Plan became effective immediately upon our stockholder approval, and terminates on the tenth anniversary of its effective date. The board may, as permitted by law, at any time amend or terminate the 2017 Equity Plan or any award agreement, without consent of stockholders or participants, provided, however, that no amendment may cause the repricing of a stock option or without the consent of such participants impair the rights of participants with outstanding awards; and provided further that no amendment may (i) materially increase the benefits accruing to participants under the plan, (ii) materially increase the aggregate number of securities which may be issued under the plan, other than pursuant to a corporate transaction, or (iii) materially modify the requirements for participation in the plan, unless the amendment under (i), (ii) or (iii) above is approved by Bancorp 34’s stockholders. Notwithstanding the foregoing, the committee may amend the 2017 Equity Plan or any award to conform to law or avoid certain negative accounting treatments.

2022 Equity Incentive Plan

The Bancorp 34, Inc. 2022 Equity Incentive Plan, which we refer to as the “2022 Equity Plan,” was adopted by the Bancorp 34 board of directors and approved by our stockholders on May 25, 2022. The 2022 Equity Plan remains effective as long as any awards are existing under the plan, provided that no awards may be granted under the plan after the ten-year anniversary date of the of plan. The Equity Plan was designed to enable us to attract, retain and reward individuals who contribute to the further success and to further align the participant’s interest with those of the company’s stockholders.

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Shares Subject to the Equity Plan. The shares issuable under the 2022 Equity Plan are 252,340 shares of Bancorp 34 common stock that are authorized but unissued or reacquired common stock. The maximum number of stock options that may be issuable under the plan is 84,113, and the maximum number of restricted stock or restricted stock unit awards that may be issuable under the plan is 168,227. Generally, shares that have not been delivered because they were forfeited or cancelled or the award was settled in cash, and that have not been applied to pay the exercise price or taxes, may again be issued pursuant to new awards. The compensation committee of the board of directors of Bancorp 34 (the “committee”) must equitably adjust awards and the shares available under the 2022 Equity Plan in the event of certain corporate restructurings and corporate events, such as recapitalization, reorganization, stock split, or stock dividend.

Types of Awards and Eligibility. There are four types of awards that may be made under the 2017 Equity Plan including options (both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”)), restricted stock awards and restricted stock units. Awards are memorialized in an award agreement and are subject to the conditions, restrictions and contingencies specified by the committee in such agreement (and the 2022 Equity Plan). Employees, directors and certain consultants and advisors of Bancorp 34 or any of its subsidiaries are eligible to receive awards.

Stock Options. Options can be issued as ISOs or NQSOs. ISOs are options to purchase our common stock that receive tax benefits under Section 422 of the Code. NQSOs are options to purchase our common stock that do not meet those requirements. Unless otherwise specified by the award agreement, any stock option granted to an employee under the plan will be an ISO to the maximum extent permitted, and ISO’s may not be granted to a non-employee. As a general rule, the exercise price of each option must be at least 100% (or, in the case of an ISO granted to a 10% or more stockholder, 110%) of the fair market value of a share on the date of grant. A higher or lower exercise price may be permissible in connection with a merger or other corporate transaction if it would not violate Section 409A of the Code. The maximum term of any option is ten years from the date of grant (or five years, for ISOs granted to a 10% or more stockholder).

Restricted Stock. A restricted stock award can be issued as a restricted stock award or restricted stock unit. A restricted stock award and a restricted stock unit is a grant of shares subject to restrictions specified by the committee that generally lapse upon vesting.

Restricted Stock Awards. Unless otherwise provided in the award agreement, a participant of a restricted stock award has stockholder rights, such as voting and dividend rights, provided that dividends payable with respect to restricted stock awards will be subject to the same vesting conditions appliable to the restricted stock award and will be paid when any vesting conditions lapse.

Restricted Stock Units. Unless otherwise provided in the award agreement, a participant of a restricted stock unit has no stockholder rights, such as voting or dividend rights, until vesting of the restricted stock.

Performance Awards. A performance award means an award that vests in whole or in part upon the achievement of one or more specified performance measures as determined by the committee. Performance measures may be based on our performance as a whole or on any one or more of our subsidiaries, or our or our subsidiary’s business units, may provide that partial achievement of performance measures may result in the partial payment or vesting of the award or that the achievement of a performance measure may be measured over more than one period in a fiscal year. The number of performance shares earned by the participant depends on the extent to which the performance goals are attained as determined by the committee.

Other Stock-Based Awards. Other stock-based incentives valued in whole or in part by reference to, or otherwise based on, shares (such as restricted stock units) may be granted under the Equity Plan, with such restrictions and other conditions as the board determines.

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Administration. The 2022 Equity Plan is administered by the members of the committee who are disinterested board members (as defined in the plan). The board of directors may, in their discretion, take any action or exercise any power, privilege or discretion conferred on the committee under the plan with the same force and effect as if done or exercised by the committee. Among other powers, the committee has the authority to grant awards, chose participants to receive awards, and to determine the number of shares of Bancorp 34 common stock that will be subject to the awards, interpret the 2022 Equity Plan, and establish, amend or rescind any rules and regulations relating to the 2022 Equity Plan. Except with respect to certain capitalization adjustments, the committee, however, does not have the power to make any adjustment or amendment to an award that reduces or would have the effect of reducing the exercise price of a stock option previously granted under the plan, whether through amendment or cancellation (including cancellation in exchange for a cash payment in excess of the stock option’s in-the-money value or in exchange for options or other awards) or replacement grants, or other means.

Vesting; Forfeiture & Transferability. The committee determines the time and conditions under which an option or restricted stock holder may exercise an award or when the period of restriction that applies to the award will lapse (“vesting”) and specifies these terms in the award agreement, provided that at least 95% of the awards available under the plan will vest no earlier than one year after the date of grant. Vesting may be based upon employment or service, or achievement of performance goals, or both. Unless provided otherwise in the award agreement or an employment or severance agreement, all unexercised or unvested awards are forfeited upon termination of employment or service and vested options continue to be exercisable for three months (or, in the case of disability or death, 12 months), or their earlier expiration. Awards may be subject to certain clawback rights to the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or a policy adopted by the board for Bancorp 34. The committee may at any time accelerate vesting of an award or extend the exercise period of an option in a manner in compliance with section 409A of the Code, except that the committee may not accelerate the vesting period of any award within the first year following the date of the grant if the exercise of such discretion would result in more than 5% of the aggregate awards under the plan vesting in less than one year from the date of grant. Awards are generally only exercisable by the participant, and are transferable only by will or by the laws of descent and distribution, except in certain limited cases of divorce or where otherwise provided by the committee. The award agreement may require the participant to agree to hold a vested award or shares of stock received upon exercise of a stock option for a specified holding period, subject to certain exceptions.

Merger; Change in Control. If the event of a merger, consolidation or other business reorganization (including a change in control) in which the company is not the surviving entity, outstanding stock options will automatically convert to stock options to purchase voting securities of the surviving entity with substantially the same terms as in effect prior to the event and reflecting the same economic benefit. Similar, any outstanding restricted stock or restricted stock unit award will be assumed by and become restricted stock or restricted stock unit award of the surviving entity. If the surviving entity fails to assume the outstanding awards, any service-based awards will vest immediately at or immediately before the effective time of the merger, and performance-based awards will vest at the greater of the “target” level of performance or actual annualized performance measured as of the most recent completed fiscal quarter. Unless otherwise provided in the 2022 Equity Plan, any holder of vested restricted stock or restricted stock unit award will receive the same value as received by other stockholders in the event and any holder of vested stock options will receive the spread based on the value as received by other stockholders in the event. If, at or following a change in control, the participant is involuntarily terminated (including a constructive termination for “good reason”), then, except as otherwise provided in the plan or otherwise specified in the award agreement, all service-based stock options will fully vest and remain exercisable until one year following the termination, all service-based restricted stock or restricted stock unit awards will fully vest immediately, and any restricted stock or restricted stock unit awards subject to performance-based vesting conditions will vest at the greater of the “target” level of performance or actual annualized performance measured as of the most recent completed fiscal quarter.

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Amendment & Termination. The 2022 Equity Plan became effective immediately upon our stockholder approval, and terminates on the tenth anniversary of its effective date. The board may, as permitted by law, at any time amend or terminate the 2022 Equity Plan or any award agreement, without consent of stockholders or participants, provided, however, that no amendment may cause the repricing of a stock option or without the consent of such participants impair the rights of participants with outstanding awards; and provided further that no amendment may (i) materially increase the benefits accruing to participants under the plan, (ii) materially increase the aggregate number of securities which may be issued under the plan, other than pursuant to a corporate transaction, or (iii) materially modify the requirements for participation in the plan, unless the amendment under (i), (ii) or (iii) above is approved by Bancorp 34’s stockholders. Notwithstanding the foregoing, the committee may amend the 2022 Equity Plan or any award to conform to law or avoid certain negative accounting treatments.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2022 for the named executive officers.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)
James T. Crotty	10/19/2020	10,000	15,000	(1)	9.85	10/19/2027	—		—
	2/15/2022	—	—		—	—	3,000	(2)	14.97
Kim Yacuel	12/6/2017	6,000	—		14.90	12/6/2024	—		—
	2/15/2022	—	—		—	—	1,500	(2)	14.97
Kevin Vaughn	6/19/2022	—	2,000	(1)	14.52	6/19/2029	—		—
	6/19/2022	—	—		—	—	1,000	(2)	14.48

(1)	Represents stock options that vest ratably over a five year period on each anniversary date of the grant date.

(2)	Represents restricted stock grants that vest ratably over a five year period on each anniversary date of the grant date.

Potential Payments Upon Termination or Change in Control

Employment Agreements

Current Employment Agreement with James T. Crotty

Mr. Crotty’s current employment agreement was amended on December 16, 2020 to provide for an amended change in control benefit to Mr. Crotty. Under the amendment to the employment agreement, upon the termination of Mr. Crotty without cause or with good reason (as those terms are defined in the current employment agreement) after the time of a change in control (as defined in the current employment agreement), Bancorp 34 will pay Mr. Crotty an amount equal to three times the sum of (i) his highest rate of base salary, and (ii) the highest annual bonus paid to, or earned by, Mr. Crotty during the current calendar year of the date of termination or either of the two prior years. The amendment also requires Bancorp 34 to pay Mr. Crotty any unpaid portion of the retention bonus in a single lump sum within ten days following the date of termination.

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If Mr. Crotty’s employment is terminated within six months of a change in control, Mr. Crotty is entitled to the difference of any amounts otherwise received upon termination and the amount Mr. Crotty would have received based upon termination due to a change in control.

New Employment Agreement with James T. Crotty

Mr. Crotty’s new employment agreement provides for certain change in control benefits to Mr. Crotty. If, within 12 months following a change in control Bank 34 terminates Mr. Crotty without cause or Mr. Crotty terminates his employment for good reason, Mr. Crotty will be entitled to severance equal to the sum of Mr. Crotty’s then current base salary plus the average of his last two years’ bonuses multiplied by three, plus any bonuses awarded for previous years but which have not been paid. While we believe the amounts to be paid to Mr. Crotty upon termination are reasonable compensation for services under the applicable provisions of the Internal Revenue Code, if Bank 34’s independent accounting firm or independent tax counsel determine that payments to the executive would constitute “excess parachute payments,” the payments to the executive will be either delivered in full or reduced such that no portion would be subject to any additional tax liability applicable to the executive as a result of such payments, whichever results in the greatest amount of benefits to the executive, as determined by the Bank 34’s independent accounting firm or independent tax counsel.

Current Change in Control Agreement with Kim Yacuel

Under the current change in control agreement with Ms. Yacuel, upon the termination of Ms. Yacuel without cause or with good reason (as those terms are defined in the change in control agreement) within six months of a change in control or after a change in control (as defined in the change in control agreement), Bancorp 34 will pay Ms. Yacuel an amount equal to one times the executive’s highest rate of base salary, and the average bonus paid to Ms. Yacuel during the current calendar year of the date of termination and the two prior years. If this payment constitutes an “excess parachute payments” the payment will be reduced by the minimum amount necessary to such that the payments due to the executive are not subject to penalties under IRS code sections 280G and 4999.

New Change in Control Agreement with Kim Yacuel

Under the new change in control agreement with Ms. Yacuel, if simultaneous with or with one year following a change in control Bank 34 terminates Ms. Yacuel without cause or Ms. Yacuel terminates her employment for good reason, Ms. Yacuel will be entitled to severance equal to the sum of Ms. Yacuel’s then current base salary plus the average of her last two years’ bonuses, plus any bonuses awarded for previous years but which have not been paid. While we believe the amounts to be paid to Ms. Yacuel upon termination are reasonable compensation for services under the applicable provisions of the Internal Revenue Code, if Bank 34’s independent accounting firm or independent tax counsel determine that payments to the executive would constitute “excess parachute payments,” the payments to the executive will be either delivered in full or reduced such that no portion would be subject to any additional tax liability applicable to the executive as a result of such payments, whichever results in the greatest amount of benefits to the executive, as determined by the Bank 34’s independent accounting firm or independent tax counsel.

Change in Control Agreement with Kevin Vaughn

Under the change in control agreement with Mr. Vaughn, if simultaneous with or with one year following a change in control Bank 34 terminates Mr. Vaughn without cause or Mr. Vaughn terminates his employment for good reason, Mr. Vaughn will be entitled to severance equal to the sum of Mr. Vaughn’s then current base salary plus the average of his last two years’ bonuses multiplied by 0.5, plus any bonuses awarded for previous years but which have not been paid. While we believe the amounts to be paid to Mr. Vaughn upon termination are reasonable compensation for services under the applicable provisions of the Internal Revenue Code, if Bank 34’s independent accounting firm or independent tax counsel determine that payments to the executive would

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constitute “excess parachute payments,” the payments to the executive will be either delivered in full or reduced such that no portion would be subject to any additional tax liability applicable to the executive as a result of such payments, whichever results in the greatest amount of benefits to the executive, as determined by the Bank 34’s independent accounting firm or independent tax counsel.

Equity Incentive Plan

Stock Options

Each option award granted to our named executive officers was granted under the 2017 Equity Plan. Under our option award agreements with our named executive officers, outstanding stock options vest ratably over a five year period on each anniversary of the grant date.

If the executive is terminated for any reason other than due to death, disability, retirement, involuntary termination (including for good reason) following a change in control or for cause (as those terms are defined in the 2017 Equity Plan), any options that were exercisable at the time of termination, may be exercised for a period of three months following the time of such termination, subject to termination on the option’s expiration date, if earlier. If the executive is terminated for death or disability, all options become vested and exercisable for a period of one year from the date of termination, subject to termination on the option’s expiration date, if earlier. If the executive is terminated for retirement, vested options may be exercised for a period of one year from the date of termination, subject to termination on the option’s expiration date, if earlier. If the executive is terminated for cause, all options that have not been exercised expire and are forfeited.

In addition, in the event of the executive’s involuntary termination (including for good reason) following a change in control (as those terms are defined in the 2017 Equity Plan) all options held by the executive, whether or not exercisable, will become fully exercisable, subject to the expiration provisions otherwise applicable to the option. In addition, the committee can determine, prior to the effective date of the change in control, to require options to be cancelled for a cash payment in accordance with the 2017 Equity Plan.

Restricted Stock

Each restricted stock award granted to our named executive officers was granted under the 2017 Equity Plan. Under our restricted stock award agreements with our named executive officers, outstanding restricted stock vests ratably over a five year period on each anniversary of the grant date.

If the executive is terminated for any reason other than due to death, disability, retirement, involuntary termination (including for good reason) following a change in control or for cause (as those terms are defined in the 2017 Equity Plan), any restricted stock awards that were not vested at the time of termination expire and are forfeited. If the executive is terminated for death or disability, all restricted stock awards become vested upon the date of termination of service. If the executive is terminated for retirement, any restricted stock awards that were not vested at the time of termination expire and are forfeited.

In addition, in the event of the executive’s involuntary termination (including for good reason) following a change in control (as those terms are defined in the 2017 Equity Plan) all restricted stock awards held by the executive become fully vested. In addition, the committee can determine, prior to the effective date of the change in control, to require options to be cancelled for a cash payment in accordance with the 2017 Equity Plan.

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Compensation of Directors for Fiscal Year 2022

We do not pay our “inside” employee-directors any additional compensation for their service as directors. For 2022, we provided the following annual compensation to our non-employee directors for their service as directors, which consist primarily of a monthly cash retainer of $3,000; and a Christmas bonus of $500.

The following table sets forth, for the fiscal year ended December 31, 2022, certain information regarding the compensation of each non-employee director of Bancorp 34.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)		Total ($)
Kevin W. Ahern(2)	—	—	—		—
William P. Burt	36,000	500	—		36,500
Spencer T. Cohn(3)	—	—	—		—
Wortham A. (Pete) Cook	—	500	36,000	(4)	36,500
Jill Gutierrez(5)	36,000	500	—		36,500
James Harris(6)	15,000	—	—		15,000
Randal L. Rabon	—	500	36,000	(7)	36,500
Elaine E. Ralls	—	500	36,000	(8)	36,500
Don P. Van Winkle	36,000	500	—		36,500

(1)	The amounts included in “All Other Compensation” include a $500 Christmas bonus paid to certain of our directors.

(2)	Mr. Ahern joined the board of directors in 2023 and thus did not have any compensation for the year ended December 31, 2022.

(3)	Mr. Cohn joined the board of directors in 2023 and thus did not have any compensation for the year ended December 31, 2022.

(4)	The director compensation for Mr. Cook is contributed to a vested deferred compensation account for Mr. Cook.

(5)	Mr. Gutierrez resigned from the board of directors in February of 2023.

(6)	Mr. Harris resigned from the board of directors in May of 2022.

(7)	The director compensation for Mr. Rabon is contributed to a vested deferred compensation account for Mr. Rabon.

(8)	The director compensation for Ms. Ralls is contributed to a vested deferred compensation account for Ms. Ralls.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of Bancorp 34 or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF BANCORP 34

The following section summarizes the material provisions of certain agreements entered into by Bancorp 34 with its related parties. The summaries of agreements in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the forms of such agreements, which have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part. The summaries do not purport to be complete and may not contain all of the information about the applicable agreement that is important to CBOA shareholders. Bancorp 34 and CBOA encourage you to carefully read the forms of these agreements in their entirety.

Arrangements with Castle Creek Fund VIII, L.P. and Brush Creek-B 34, LLC

Under a Securities Purchase Agreement entered into between Bancorp 34 and Castle Creek Capital Fund VIII, L.P. (“Castle Creek”) and a Securities Purchase Agreement entered into between Bancorp 34 and Brush Creek-B 34, LLC (“Brush Creek,” and collectively with Castle Creek, the “Funds”) the Funds purchased for aggregate cash consideration of $15.4 million from Castle Creek and $4.5 million from Brush Creek, in our private placements an aggregate of 702,008 shares of our voting common stock, 701,849 shares of non-voting common stock (in the case of Castle Creek only) and warrants to purchase 140,385 shares of our common stock. As a result, as of December 29, 2023 the Funds currently beneficially own 18.3% of our voting common stock (assuming the exercise of all immediately exercisable warrants to voting common stock and immediately convertible non-voting common stock to voting common stock), and 31.3% of our outstanding common stock (including both voting and non-voting common stock and assuming the exercise of all immediately exercisable warrants held by them). Pursuant to the Securities Purchase Agreements with Castle Creek and Brush Creek, unless appropriate regulatory approvals are obtained, the Funds were each limited to purchasing no more than 24.9% of our total equity, and no more than 9.9% of any class of our voting securities. Pursuant to the Articles Supplementary to our Articles of Incorporation for Non-Voting Common Stock, each of the Funds is permitted to convert, or upon the written request of Bancorp 34 will convert, its shares of non-voting common stock to voting common stock at any time, provided that the Fund, together with its affiliates, own no more than 9.9% of our voting common stock.

Additionally, under the Securities Purchase Agreements with Brush Creek and Castle Creek, as long as each of Brush Creek or Castle Creek (together with their affiliates) owns at least 4.9% of our common stock then outstanding (the “minimum ownership interest”), each of Brush Creek and Castle Creek has the right to designate a representative reasonably acceptable to Bancorp 34 to the Bancorp 34 and Bank 34 Boards of Directors. To the extent that Brush Creek or Castle Creek maintain the minimum ownership and does not have a representative appointed to the board of directors of Bancorp 34 or Bank 34, or the board representative is unable to attend a board meeting, Brush Creek and Castle Creek have the right to appoint a representative to attend meetings of the boards of directors in a non-voting observer capacity. Bancorp 34 has agreed to use its reasonable efforts to have the board representative elected as a director of the company by the shareholders of the company, and will solicit proxies for the board representative to the same extent as it does for any of its other nominees to the board. Each board member appointed is entitled to compensation and indemnification and insurance coverage in connection with his or her role as a board member to the same extent as other members of our boards of directors.

Each of Brush Creek’s and Castle Creek’s nominating right will terminate at such time as the applicable Fund owns less than 4.9% of our common stock. Mr. Ahern currently serves as the Brush Creek representative on Bancorp 34’s and Bank 34’s Boards of Directors. See “Management—Board of Directors—Kevin Ahern” for Mr. Ahern’s biography. Mr. Cohn currently serves as the Castle Creek representative on Bancorp 34’s and Bank 34’s Boards of Directors. See “Management—Board of Directors—Spencer Cohn” for Mr. Cohn’s biography.

In consideration of a portion of the purchase price in our 2022 and 2023 private placement, we issued warrants to purchase an aggregate of 140,385 shares of our common stock to the Funds. The aggregate proceeds

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from the Funds of $19.9 million in our 2022 and 2023 private placement were allocated between the 702,008 voting common shares purchased, 701,849 common nonvoting shares purchased and the 140,385 warrants purchased based on the relative fair value of the warrants, resulting in a purchase price allocation of $19.9 million for the shares of common stock and non-voting common stock and $0.0 million for the warrants. The warrants are exercisable until December 30, 2029 and have an exercise price of $14.00 per share. In addition, we paid approximately $104,000 to the Funds, as reimbursement for due diligence and related expenses in connection with its investment in our private placement. The Securities Purchase Agreement for the 2022 and 2023 private placement included representations, warranties and covenants customary for a transaction of this type and was materially similar to the stock subscription agreements entered into between Bancorp 34 and the other investors in the offering, except that the other investors (i) except for Brush Creek and Castle Creek, were not entitled to designate a board representative and board observer, (ii) purchased common stock in the private placement at $14.00 per share (the same price as the Funds), and (iii) were not reimbursed for due diligence and related expenses in connection with the private placement, each as described above. In addition, the Funds were granted “venture capital operating company” rights that were not provided to the other investors, including consultation rights, inspection and access rights, and rights to receive materials for all meetings of our Board of Directors, and the right to audited and unaudited financial statements, annual budget and other financial and operations information, including consultation with officers and directors of the company no more than once per calendar quarter, for so long as the Funds maintain an investment in our common stock, subject to their agreement to maintain the confidentiality of any non-public information provided to them and to comply with applicable securities laws.

Registration Rights Agreement

Registration Rights Agreement with the Funds. In connection with our 2022 and 2023 private placement, we entered into a registration rights agreement for the benefit of the Funds with respect to our common stock sold to the Funds in the private placements. Under the terms of the registration rights agreement, we agreed to file a registration statement under the Securities Act as would allow the Funds to resell shares of common stock acquired in the private placements (including those received upon exercise of the Funds’ warrants) (the “registrable securities”) no later than December 30, 2027 (with respect to Castle Creek) and January 27, 2028 (with respect to Brush Creek) for an offering to be made on a continuous basis pursuant to Rule 415 (or if a registration under Rule 415 is not available for offers and sales of the registrable securities, by such other means as Bancorp 34 may reasonably determine). We agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as soon practicable, but in no event later than the tenth trading day after the date Bancorp 34 is notified by the Securities and Exchange Commission that the registration statement will not be reviewed or will not be subject to further review, and then to maintain the effectiveness of the registration statement. As described in our registration rights agreement, if we do not comply with our obligations to file the registration statement and ensure that it is declared and remains effective, we could be obligated to contractual penalties, including liquidated damages.

Under the registration rights agreement, we are required to provide written notice to the Funds of our intent to file a registration statement covering a primary or secondary public offering of our common stock, non-voting common stock, warrants or other securities (a “Primary or Secondary Registration Statement”) other than in connection with registration statement to implement an employee benefit plan pursuant to a registration statement on Form S-8 (or successor form) or a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Securities and Exchange Commission is applicable. The Funds have “piggy-back” registration rights that permit them to have shares of common stock owned by them included in the Primary or Secondary Registration Statement upon written notice to us within the prescribed time limit. The ability of the Funds to register shares under the Primary or Secondary Registration Statement is subject to the terms of the registration rights agreement. The managing underwriter may under certain circumstances limit, or cut back the number of shares owned by such holders that are included in the offering.

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We will pay all expenses incident to our performance under the registration rights agreement with the Funds, including, without limitation, all SEC and Financial Industry Regulatory Authority, Inc. (“FINRA”) registration, filing and review fees, all fees and expenses of complying with securities or state “blue sky” laws, all fees of counsel and independent public accountants retained by us and those expenses of each Fund actually and reasonably incurred, including reasonable attorneys’ fees, not to exceed $50,000 in the aggregate per Fund. We are not required, however, to pay any underwriting discounts and selling commissions, stock transfer taxes and fees of counsel (except as provided in the prior sentence) for the holders of registrable securities. We have also agreed to indemnify the Funds and their affiliates who have securities included in a registration statement against specified liabilities, including certain potential liabilities arising under the Securities Act, and the Funds have similarly agreed to indemnify us against specific liabilities.

Related Party Transaction Policy

Transactions by us with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have also adopted policies to comply with these regulatory requirements and restrictions, including policies governing the approval of related party transactions. Under our policies, all transactions between us and our directors, officers and 5% stockholders are subject to the approval of a majority of the independent and disinterested outside directors and are conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm’s-length basis. In addition, we conduct an appropriate review of all related person transactions for potential conflicts of interest on an ongoing basis, and all such transactions must be approved by the Audit Committee (or another independent body of the board).

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INFORMATION ABOUT CBOA FINANCIAL, INC.

CBOA is an Arizona corporation that owns all of the outstanding shares of common stock of Commerce Bank, an Arizona-chartered commercial bank with operational headquarters in Tucson, Arizona. Commerce Bank offers full commercial banking services to customers throughout its market areas in Arizona. Commerce Bank has five banking locations: two located throughout the greater Phoenix metropolitan area, and three located throughout the greater Tucson metropolitan area, which includes Green Valley, Arizona.

CBOA’s principal executive offices are located at 7315 N. Oracle Rd., Suite 181, and its telephone number at that location is (520) 797-4160.

Information About CBOA’s Business

General. CBOA was incorporated as an Arizona corporation in 2004 to serve as a bank holding company for Commerce Bank. CBOA does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Commerce Bank. Its primary activities are to provide assistance in the management and coordination of Commerce Bank’s financial resources. CBOA’s principal asset is the outstanding common stock of Commerce Bank. CBOA derives its revenues primarily from the operations of Commerce Bank in the form of dividends received from Commerce Bank.

Commerce Bank is an Arizona bank chartered in 2002, and has served since that time as a community-based financial institution with operations solely in Arizona.

As a bank holding company, CBOA is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of September 30, 2023, CBOA, on a consolidated basis, reported total assets of $ 412 million, total net loans of $ 302 million, total deposits of $ 310 million and shareholders’ equity of $ 30 million. CBOA does not file reports with the SEC.

Products and Services. Commerce Bank is a commercial bank offering a variety of banking services to small to medium size business customers, their owners, and other select high net worth individuals throughout Arizona (Commerce Bank does not use specific thresholds to identify “high net worth individuals” for this purpose; rather, it makes such determinations on a case-by-case basis, taking into account an individual’s net income and investible assets along with other considerations that may be relevant under the circumstances, such as the potential for the individual’s relationship with Commerce Bank to grow in the future). Commerce Bank offers a range of lending services, including real estate, commercial & industrial, mortgages, and other consumer loans to individuals and small to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Commerce Bank’s market areas. Real estate loans offered by Commerce Bank are typically secured by first or second mortgages on the subject collateral, and often relate to both owner-occupied and non-owner-occupied office, retail, and multi-family buildings. Commercial & industrial loans offered include loans to small and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for other personal needs.

Commerce Bank offers depository services and various checking account services. Commerce Bank also offers commercial treasury management services, safe deposit boxes, debit cards, merchant bank card services, traveler’s checks, wire transfer services, cashier’s checks, money orders, telephone banking, digital banking, mobile banking, bill pay, direct deposit, overdraft, and automatic transfers between accounts. Commerce Bank has ATMs at most of its locations. Commerce Bank’s business is not seasonal in any material respect.

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Commerce Bank funds its lending activities primarily from the core deposit base. Commerce Bank obtains deposits from its local markets and is not heavily dependent on any single depositor, though it utilizes cost-effective brokered deposits opportunistically, from time to time. FHLB borrowings and Fed Funds borrowing lines are used to fund certain investment strategies.

Competition. The table below summarizes certain key deposit information relating to CBOA’s target markets and its presence within those markets as of December 31, 2022.

Metropolitan Statistical Area (“MSA”)	Market Rank(1)	Branch Count	CBOA Deposits in Market (in thousands)	Market Share (%)
Phoenix MSA	46	2	$58,042	0.03%
Tucson MSA	11	3	$269,533	1.17%

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits as of December 31, 2022.

Each activity in which CBOA is engaged involves competition with other commercial banks, nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other financial institutions within and outside its primary service area, CBOA competes with other financial institutions engaged in the business of making loans or accepting deposits, such as internet banks, internet lenders, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which CBOA competes may have capital resources and legal loan limits substantially higher than those maintained by CBOA.

We offer a range of lending services, including commercial and industrial loans, commercial real estate loans, real estate construction loans, and consumer loans. Our customers are generally commercial businesses, professional services, and retail consumers within our market areas.

Our loan portfolio as of the date indicated was comprised as follows:

(Dollars in 000s)	Amount as of September 30, 2023	Percentage of loans
Commercial and Industrial	$86,179	28.2%
Commercial Real Estate	193,303	63.4
Construction	19,660	6.4
Consumer	12	0.0
Residential Real Estate	1,236	0.4
Land and Lot	3,810	1.2
Home Equity	1,362	0.4
Total gross loans	$305,562	100%

Commercial and Industrial Loans

Our commercial and industrial loans are typically made to small- and medium-sized manufacturing, service, wholesale and retail businesses for working capital and operation needs and business expansions, including the purchase of capital equipment. Commercial and industrial also includes healthcare, SBA and other small business lending products. Commercial and industrial loans generally include lines of credit and loans with maturities of five years or less. Because we are a bank with long standing ties to the businesses and professionals operating in our geographic footprint, we are able to tailor our commercial and industrial loan programs to meet the needs of our clients. Growing our commercial and industrial loan portfolio is an important area of emphasis for us and we intend to continue to grow this portfolio.

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Commercial and industrial loans are generally made with operating cash flows as the primary source of repayment, but may also include collateralization by inventory, accounts receivable, equipment and personal guarantees. As a result, the repayment risk is subject to the ongoing business operations of the borrower. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. Further, commercial and industrial loans may be secured by the collateral described above, which if the business is unsuccessful, typically have values insufficient to satisfy the loan without a loss.

SBA loans. We participate in the SBA 7(a) program in order to meet the needs of our small business. SBA guarantees are conditional and cover a portion of the risk of payment default by the borrower, but not the risk of improper closing and servicing by the lender. As such, prudent underwriting and closing processes are essential to effective utilization of the 7(a) program.

Commercial and Residential Real Estate Loans

Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness and ability to repay the loan. When we make new real estate loans, we obtain a security interest in real estate whenever possible, in addition to any other available collateral, to increase the likelihood of the ultimate repayment of the loan. To assess concentration risk, we monitor collateral type and industry concentrations within this portfolio.

Commercial Real Estate Loans. Our commercial real estate loans consist of both owner-occupied and non-owner occupied commercial real estate loans. The real estate securing our existing commercial real estate loans includes a wide variety of property types, such as offices, warehouses, production facilities, health care facilities, hotels, mixed-use residential/commercial, retail centers, assisted living facilities and self-storage facilities. As of September 30, 2023, $ 84.1 million of our commercial real estate loan portfolio, or 27.5 % of our loan portfolio, was owner-occupied commercial real estate loans, and $ 109.2 million of our commercial real estate loan portfolio, or 35.7 % of our loan portfolio, was non-owner occupied commercial real estate loans. Commercial real estate loans are often larger and involve greater risks than other types of lending. Adverse developments affecting commercial real estate values in our market areas could increase the credit risk associated with these loans, impair the value of property pledged as collateral for these loans, and affect our ability to sell the collateral upon foreclosure without a loss. Furthermore, adverse developments affecting the business operations of the borrowers of our owner-occupied commercial real estate loans could significantly increase the credit risk associated with these loans. Due to the larger average size of commercial real estate loans, we face the risk that losses incurred on a small number of commercial real estate loans could have a material adverse impact on our financial condition and results of operations.

Residential Real Estate Loans. Like our commercial real estate loans, our residential real estate loans are secured by real estate, the value of which may fluctuate significantly over a short period of time as a result of market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in our market areas could therefore increase the credit risk associated with these loans, impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. We primarily make our residential real estate loans to qualified individuals and investors in accordance with our real estate lending policies, which detail maximum loan to value ratios and maturities. The repayment of these loans are also affected by a borrower’s adverse personal circumstances.

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Construction and Land Loans. Our construction real estate loans and land and lot loans include commercial construction, land acquisition, and land development loans and single-family interim construction loans to small- and medium-sized businesses and individuals. We target experienced local developers to lend to. Construction and land loans carry a high risk because repayment of these loans is dependent, in part, on the success of the ultimate project or, to a lesser extent, the ability of the borrower to refinance the loan or sell the property upon completion of the project, rather than the ability of the borrower or guarantor to repay principal and interest.

Employees. As of September 30, 2023 CBOA had 60 full-time employees, no part-time employees and no temporary employees, none of whom are covered by a collective bargaining agreement.

Information About CBOA’s Properties

Commerce Bank leases its principal executive office which also serves as a full-service banking branch, and is located at 7315 N. Oracle Road, Suite 181, Tucson, AZ 85704. Commerce Bank also leases its branches at the following locations:

•	5210 E. Williams Circle, Suite 110, Tucson, AZ 85711;
•	16435 N Scottsdale Rd, Suite 140, Scottsdale AZ 85254;
•	265 W Continental Rd, Green Valley AZ 85622;
•	2915 E Baseline Rd, Suite 112, Gilbert AZ 85234

CBOA Legal Proceedings

From time to time, CBOA or Commerce Bank may become a party to various litigation matters incidental to the conduct of its business. Neither CBOA nor Commerce Bank is presently a party to any legal proceeding the resolution of which, in the opinion of CBOA’s management, would be expected to have a material adverse effect on CBOA’s business, operating results, financial condition or prospects.

Market Price of Common Stock and other Stockholder Matters

There is no established public trading market for CBOA common stock. CBOA common stock is currently quoted under the symbol “CBOF” on the OTC Markets Groups, Inc.’s Pink Open Market. The following table sets forth the high and low bid information for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. If the merger is completed, CBOA common stock will no longer be quoted or traded on the Pink Open Market.

	High	Low
Fiscal Year Ended December 31, 2023
Third Quarter	$2.50	$2.32
Second Quarter	$2.80	$2.05
First Quarter	$3.10	$2.50

Fiscal Year Ended December 31, 2022
Fourth Quarter	$3.08	$2.96
Third Quarter	$3.00	$2.96
Second Quarter	$3.15	$3.12
First Quarter	$3.19	$3.04

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	High	Low
Fiscal Year Ended December 31, 2021
Fourth Quarter	$3.10	$3.00
Third Quarter	$3.00	$2.96
Second Quarter	$3.25	$2.83
First Quarter	$2.62	$2.53

Holders

As of December 15 , 2023, there were 364 registered holders of record of CBOA common stock and 10,344,660 shares of CBOA common stock were issued and outstanding.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CBOA

As used in this section, unless the context otherwise requires, references to “CBOA”, “we,” “us” and “our” refer to CBOA Financial, Inc. and Commerce Bank of Arizona, on a consolidated basis.

The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of CBOA for the three and nine months ended September 30, 2023, and 2022 and the years ended December 31, 2022, and 2021. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Historical Financial Data of CBOA” and CBOA’s consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that CBOA believes are reasonable but may prove to be inaccurate. CBOA assumes no obligation to update any of these forward-looking statements.

Overview

CBOA Financial, Inc. is an Arizona corporation that owns all of the outstanding shares of common stock of Commerce Bank of Arizona, Inc. an Arizona-chartered financial institution that offers community banking services through five full-service banking locations in Arizona from the greater Phoenix area to Tucson.

CBOA generates most of its income from interest income on loans, service charges on customer accounts and interest income from investment securities and deposits in other financial institutions. CBOA incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits, occupancy expenses, and technology expenses. Net interest income is the largest source of CBOA’s revenue. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in the market interest rates and interest rates CBOA earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in CBOA’s loan portfolio are affected by, among other factors, economic and competitive conditions in Arizona, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and homebuilding sectors within CBOA’s target market.

Critical Accounting Estimates

Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles (“GAAP”) and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgments, which may prove inaccurate or are subject to variations. Changes in underlying factors, estimates, assumptions or judgements could have a material impact on our future financial condition and results of operations.

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Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of the allowance for loan /credit losses, valuation of deferred tax assets, and the estimated fair value of financial instruments to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, we consider these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our board of directors.

Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included in this joint proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements.

Allowance for credit losses

A critical accounting policy is our accounting policy related to the allowance for credit losses (ACL). Effective January 1, 2023, we adopted ASU 2016-13, Financial Instruments – Measurement of Current Expected Credit Losses on Financial Instruments (“CECL”), which modified the accounting for credit losses from an incurred loss model to an expected credit loss model. Under the incurred loss model, losses on financial instruments are recognized when it is probable that a loss has been incurred, while CECL is an “expected credit loss” model, which represents management’s estimate of expected credit losses over the life of the loan portfolio. The level of the ACL is calculated to maintain a reserve level that management considers sufficient to absorb estimated credit losses for financial instruments within the scope of CECL. The determination of the ACL involves a greater amount of judgment and complexity than its other significant accounting policies. Management’s determination of the adequacy of the ACL is based on the periodic evaluation of borrowers’ abilities to make loan payments, economic conditions, and other subjective factors. The evaluation has subjective components requiring material estimates that include the projection of remaining loan pool balances over their remaining lives, the projection of loss rates, and the projection of ACL volumes. All these factors may be susceptible to significant change and when actual results differ from the estimates, additional provisions for credit losses may be required which would adversely impact profitability.

In addition to the quantitative analysis, qualitative factors are used to adjust the historical loss data for current conditions and reasonable and supportable economic forecasts. Qualitative factors considered include, but may not be limited to, the following: changes in lending policies and procedures; changes in underwriting standards; changes in the quality of the loan review system; changes in lending staff; volume and severity of past due or adversely classified assets; changes in underlying collateral values; and, external impacts to the existing portfolio.

The Company uses a weighted average remaining maturity (WARM) method to estimate credit losses. An average annual charge-off rate is used to forecast loss content over several vintages in various loan pools which contain loans with similar risk characteristics. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments and qualitative factors, to determine the total loss rate for the remaining loan balances. For each loan pool there is not a single total loss rate; rather, a series of loss rates applied to the corresponding projected remaining balances over the pool’s remaining life. Qualitative factors can vary over the remaining life of the loan pools. In the September 30, 2023, estimate, an increase of 10% in the historical loss percentage would result in an increase in the ACL of approximately 4.3%. An increase of 10% in the qualitative loss adjustment would result in an increase in the ACL of approximately 5.6%

For further information regarding our Allowance for Credit Losses see Note 1 and Note 3—Loans in our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

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Valuation of deferred tax assets

CBOA recognizes deferred tax assets and liabilities for future tax consequences arising from differences between the carrying amounts of existing assets and liabilities under GAAP and their respective tax basis, and for net operating loss carryforwards. CBOA evaluates the recoverability of its deferred tax assets at each year-end, weighing all positive and negative evidence, and establishes or maintains a valuation allowance for these assets if it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which the evidence can be objectively verified. If negative evidence exists, positive evidence of greater weight is necessary to support a conclusion that a valuation allowance is not needed.

The framework for assessing the recoverability of deferred tax assets requires all evidence available to be weighed, including: (1) the sustainability of recent profitability required to realize the deferred tax assets; (2) the cumulative net income or losses in the consolidated statements of operations in recent years; (3) unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels on a continuing basis in future years; and, (4) the carryforward periods for net operating losses.

For further information regarding our deferred tax assets and liabilities see Note 1 and Note 14 in our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices, or if market prices are not available, is estimated using models employing various techniques.

The significant assumptions used in the models are independently verified against observable market data where possible. When observable market data is not available, the estimate of fair value becomes more subjective and involves a high degree of judgment. In this circumstance, fair value is estimated based on our judgment regarding the value that market participants would assign to the asset or liability. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there are inherent limitations to any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

A portion of our assets and liabilities are carried at fair value on our consolidated balance sheet. The majority of these assets and liabilities are measured at fair value on a recurring basis, however, certain assets are measured at fair value on a nonrecurring basis based on the fair value of the underlying collateral.

For further information regarding the valuation of our financial instruments, see Note 1 and Note 14 in our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Results of Operations for the Three and Nine Months Ended September 30, 2023, and 2022

Net income was $ 0.8 million and $ 2.0 million for the three and nine months ended September 30, 2023, respectively, compared with $ 1.0 million and $ 2.4 million for the three and nine months ended September 30, 2022, respectively. Net income decreased in 2023 due to 1) higher personnel costs primarily associated with the opening of a new branch in Gilbert, Arizona; 2) Merger-related professional expenses totaling $0.3 million in the second quarter ; 3) higher data processing expense . Annualized returns on average equity were 9.93 % and 13.04%, and annualized returns on average assets were 0.77% and 1.08 % for the three months ended September 30, 2023 and 2022, respectively. Annualized returns on average equity were 8.72 % and 11.59%, and annualized returns on average assets were 0.69 % and 0.89 % for the nine months ended September 30, 2023 and 2022, respectively.

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Net Interest Income

Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.

Net interest income before the provision for credit losses was $ 4.2 million and $ 12.3 million for the three and nine months ended September 30, 2023, respectively, compared with $ 4.0 million and $ 10.6 million for the three and nine months ended September 30, 2022, respectively. Net interest income increased in both periods due primarily to increases in interest income on both loans and investments which totaled $ 5.7 million and $ 15.7 million for the three and nine months ended September 30, 2023, respectively, compared with $ 4.1 million and $ 11.1 million for the three and nine months ended September 30, 2022, respectively.

The increases in interest income were partially offset by increases in interest expense on both deposits and borrowings. Total interest expense was $ 1.5 million and $ 3.5 million for the three and nine months ended September 30, 2023, respectively, compared with $ 0.2 million and $ 0.5 million for the three and nine months ended September 30, 2022 respectively. The increases were primarily driven by increases in expense on borrowings which was $0.5 million and $ 1.1 million for the three and nine months ended September 30, 2023, respectively, compared with $0.0 million and $0.0 million for the three and nine months ended September 30, 2022, respectively. In addition, CD balances grew while money market balances declined, reflecting customer desire to extend the term of higher rates on CD balances. The growth in CD balances resulted in interest expense of $ 0.98 and $ 2.0 million for the three and nine months ended September 30, 2023, respectively, compared with $0.1 million and $0.4 million for the three and nine months ended September 30, 2022 .

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The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield. There were no brokered deposits in any of the deposit line items for the periods presented below.

	Three Months Ended
	September 30, 2023			September 30, 2022
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$308,478	$5,108	6.62%	$256,951	$3,585	5.58%
Securities	66,145	361	2.18%	68,837	327	1.90%
Deposits in other financial institutions	18,080	255	4.98%	42,721	222	2.08%
Total interest-earning assets	392,703	5,694	5.80%	368,509	4,134	4.49%
Allowance for loan losses	-3,739			-3,702
Interest-earning assets, net	388,964			364,807
Noninterest-earning assets	7,485			9,505
Total assets	$396,449			$374,712

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$42,398	15	0.14%	$73,798	30	0.16%
Money market and savings deposits	93,570	409	1.75%	109,417	62	0.23%
Certificates and other time deposits	60,984	554	3.63%	29,413	32	0.44%
Borrowed funds	43,282	563	5.20%	5,155	50	3.88%
Total interest-bearing liabilities	240,234	1,541	2.57%	217,783	174	0.32%
Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	117,681			119,869
Other liabilities	7,876			9,665
Total liabilities	365,791			347,317
Shareholders’ equity	30,658			27,395
Total liabilities and shareholders’ equity	$396,449			$374,712
Net interest rate spread			3.23%			4.17%
Net interest income and margin (1)		$4,153	4.23%		$3,960	4.30%

(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.
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The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Three Months Ended September 30
	2023 vs. 2022
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$719	$804	$1,523
Securities	(13)	47	34
Deposits in other financial institutions	(128)	131	3
Total increase in interest income	578	982	1,560

Interest-Bearing liabilities:
Interest-bearing demand deposits	(13)	(2)	(15)
Money market and savings deposits	(9)	356	347
Certificates and other time deposits	34	488	522
Borrowed funds	370	143	513
Total increase in interest expense	382	985	1,367
Increase (decrease) in net interest income	$196	$(3)	$193

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The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Nine Months Ended
	September 30, 2023			September 30, 2022
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$292,108	$14,024	6.39%	$245,227	$9,775	5.30%
Securities	68,279	1,053	2.05%	63,995	965	2.01%
Deposits in other financial institutions	17,297	642	4.94%	40,874	310	1.01%
Total interest-earning assets	377,684	15,719	5.54%	350,096	11,050	4.20%
Allowance for loan losses	(3,724)			(3,550)
Interest-earning assets, net	373,960			346,546
Noninterest-earning assets	8,192			13,088
Total assets	$382,152			$359,634

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$44,302	47	0.14%	$59,235	69	0.15%
Money market and savings deposits	86,476	706	1.09%	103,227	166	0.21%
Certificates and other time deposits	56,955	1,296	3.03%	33,028	117	0.47%
Borrowed funds	36,115	1,401	5.16%	5,155	110	2.84%
Total interest-bearing liabilities	223,848	3,450	3.05%	192,077	462	0.31%
Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	120,731			121,510
Other liabilities	7,020			10,084
Total liabilities	351,599			332,239
Shareholders’ equity	30,553			27,395
Total liabilities and shareholders’ equity	$382,152			$359,634
Net interest rate spread			3.49%			3.89%
Net interest income and margin (1)		$12,269	4.32%		$10,588	4.02%

(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

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The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Nine Months Ended September 30
	2023 vs. 2022
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$1,869	$2,380	$4,249
Securities	65	23	88
Deposits in other financial institutions	(179)	511	332
Total increase in interest income	1,755	2,914	4,669

Interest-Bearing liabilities:
Interest-bearing demand deposits	(17)	(5)	(22)
Money market and savings deposits	(27)	567	540
Certificates and other time deposits	85	1,094	1,179
Borrowed funds	661	630	1,291
Total increase in interest expense	701	2,287	2,988
Increase (decrease) in net interest income	$1,053	$628	$1,681

Provision for Credit Losses

CBOA’s provision for credit losses is a charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. The provision for credit losses was $0 and $0 for the three and nine months ended September 30, 2023, respectively, compared to $0.0 and $0.04 million for the three and nine months ended September 30, 2022, respectively. The decrease in credit loss expense was due to there being no significant changes to the macroeconomic forecast assumptions utilized for the reserves associated with collectively evaluated loans within the portfolio.

Noninterest Income

CBOA’s primary sources of noninterest income are service charges on deposit accounts, including debit card and ATM card income, as well as gains recognized on the sales of mortgages and securities. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the straight-line method.

Noninterest income totaled $ 0.09 million and $0.26 million for the three and nine months ended September 30, 2023, respectively, compared to $0.11 million and $0.65 million for the three and nine months ended September 30, 2022, respectively. The decrease was primarily due to the lack of demand for single family mortgages and SBA loans due to high rates, which decreased the amount of income from the sale of those loans in 2023.

227

The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Three Months Ended September 30,		Increase
	2023	2022	(Decrease)
	(Dollars in thousands)
Service charges on deposit accounts	$28	$28	$0
Gain on sale of loans	12	38	(26)
Other	49	40	9
Total noninterest income	$89	$106	$(17)

	For the Nine Months Ended September 30,		Increase
	2023	2022	(Decrease)
	(Dollars in thousands)
Service charges on deposit accounts	$82	$88	$(6)
Gain on sale of loans	51	431	(380)
Other	127	127	0
Total noninterest income	$260	$646	$(386)

Noninterest Expense

Noninterest expense was $3.2 million and $9.8 million for the three and nine months ended September 30, 2023, respectively, compared to $2.7 million and $8.0 million for the three and nine months ended September 30, 2022, respectively.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Three Months Ended September 30,		Increase
	2023	2022	(Decrease)
	(Dollars in thousands)
Compensation and related benefits	$1,889	$1,578	$311
Occupancy	353	310	43
Data processing	349	313	36
Advertising, marketing and public relations	104	67	37
FDIC premium assessment	49	64	(15)
Professional services	130	107	23
Other	341	272	69
Total noninterest expense	$3,215	$2,711	$504

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	For the Nine Months Ended September 30,		Increase
	2023	2022	(Decrease)
	(Dollars in thousands)
Compensation and related benefits	$5,787	$4,631	$1,156
Occupancy	1,010	1,097	(87)
Data processing	1,016	860	156
Advertising, marketing and business development	286	180	106
FDIC premium assessment	142	144	(2)
Professional services	579	229	350
Other	1,028	814	214
Total noninterest expense	$9,848	$7,955	$1,893

Compensation and related benefits . Compensation and related and benefits increased $0.31 million and $1.2 million for the three and nine months ended September 30, 2023, respectively, compared to the same periods in 2022. This increase was primarily attributable to 1) hiring additional loan officers in the Scottsdale market; 2) hiring banking staff required to open the bank’s fifth branch in Gilbert, Arizona which was opened during the second quarter of 2023.

Occupancy expense. Occupancy expense increased $0.04 million and decreased $0.09 million, for the three and nine months ended September 30, 2023, respectively, compared to the same periods in 2022. Expense was higher in the third quarter of 2023 due to the opening of a new branch and the associated rent and equipment expense. Expenses returned to the lower level for the nine months period as another branch was closed in 2022 .

Data Processing. Data processing increased $0.04 million and $0.16 million for the three and nine months ended September 30, 2023, respectively, compared to the same periods in 2022. This increase was primarily attributable to increases in IT support costs related to an increase in employees during the first half of 2023 to staff the bank’s fifth branch.

Advertising, marketing and business development. Advertising, marketing and business development expense increased $0.04 million and $0.11 million for the three and nine months ended September 30, 2023, respectively, compared to the same periods in 2022. This increase was due to higher levels of print advertising for CD specials during 2023.

Efficiency Ratio

The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of CBOA’s performance and is not calculated based on generally accepted accounting principles. A GAAP-based efficiency ratio is calculated by dividing total noninterest expense by net interest income plus total noninterest income, as shown in the Consolidated Statements of Income. The efficiency ratio is calculated by excluding from noninterest income the net gains and losses on the sale of securities, which can vary widely from period to period. Additionally, taxes and provision for credit losses are not included in this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. CBOA’s efficiency ratio was 75.8% and 78.6% for the three and nine months ended September 30, 2023, respectively, compared to 66.7% and 71.1% for the three and nine months ended September 30, 2022, respectively.

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Income Taxes

The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense decreased $0.08 million and $0.15 million for the three and nine months ended September 30, 2023, respectively, compared with the same periods in 2022. CBOA’s effective tax rate was unchanged at 25.9% for the three and nine months ended September 30, 2023 and 2022.

Results of Operations for the Years Ended December 31, 2022 and 2021

Net income was $3.5 million for the year ended December 31, 2022 compared with $2.9 million for the year ended December 31, 2021, an increase of $0.6 million, or 20.7%. The increase in net income was primarily the result of $1.6 million in interest income due to rising interest rates, partially offset by an increase in non-interest expense mostly due to increases in employee compensation and benefits. Returns on average equity were 11.58% and 9.87% and returns on average assets were 1.01% and 0.76%, for the years ended December 31, 2022 and 2021, respectively.

Net interest income before the provision for loan losses for the year ended December 31, 2022 was $14.9 million compared with $13.3 million for the year ended December 31, 2021, an increase of $1.6 million, or 11.8%. The increase in net interest income was primarily due to increases in interest rates implemented by the Federal Reserve which accounted for $1.1 million of the increase for the year ended December 31, 2022, compared with the year ended December 31, 2021. Interest expense increased by only $1 thousand for the year ended December 31, 2022 compared with the year ended December 31, 2021.

Interest income was $15.7 million for the year ended December 31, 2022, an increase of $1.6 million, or 11.2%, compared with the year ended December 31, 2021 primarily due to the effect of higher interest rates implemented by the Federal Reserve beginning in 2022.

Interest expense was $830 thousand for the year ended December 31, 2022, an increase of $1 thousand, or 0.1%, compared with the year ended December 31, 2021. This increase was primarily due to increases in subordinated debt and short-term borrowings, partially offset by lower costs of deposits. Average interest-bearing liabilities increased $12.7 million, or 6.8%, for the year ended December 31, 2022 compared with the year ended December 31, 2021.

Tax equivalent net interest margin was 4.25% and 3.98% for the years ended December 31, 2022 and 2021, respectively. The average yield on interest-earning assets and the average rate paid on interest-bearing liabilities are primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of the underlying assets and liabilities.

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The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.

	Years Ended
	December 31, 2022			December 31, 2021
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$250,861	$13,833	5.51%	$247,853	$13,429	5.42%
Securities	62,701	1,294	2.06%	43,184	633	1.47%
Deposits in other financial institutions	36,369	571	1.57%	42,632	60	0.14%
Total interest-earning assets	349,931	15,698	4.49%	333,669	14,122	4.23%
Allowance for loan losses	(3,591)			(3,107)
Interest-earning assets, net	346,340			330,562
Noninterest-earning assets	15,445			17,128
Total assets	$361,785			$347,690

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$61,869	95	0.15%	$44,878	77	0.17%
Money market and savings deposits	102,416	222	0.22%	91,071	264	0.29%
Certificates and other time deposits	36,848	235	0.64%	45,911	354	0.77%
Borrowed funds	7,256	278	3.83%	13,805	134	0.97%
Total interest-bearing liabilities	208,389	830	0.40%	195,665	829	0.42%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	120,427			120,541
Other liabilities	5,378			5,653
Total liabilities	334,194			321,859
Shareholders’ equity	27,591			25,831
Total liabilities and shareholders’ equity	$361,785			$347,690

Net interest rate spread			4.09%			3.81%

Net interest income and margin(1)		$14,868	4.25%		$13,293	3.98%

(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets. Net interest margin is presented on a taxable equivalent basis.
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The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Years Ended December 31,
	2022 vs. 2021
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$163	$241	$404
Securities	286	375	661
Deposits in other financial institutions	(9)	520	511
Total increase in interest income	440	1,136	1,576

Interest-Bearing liabilities:
Interest-bearing demand deposits	29	(11)	18
Money market and savings deposits	33	(75)	(42)
Certificates and other time deposits	(70)	(49)	(119)
Borrowed funds	(64)	208	144
Total increase in interest expense	(71)	72	1
Increase in net interest income	$512	$1,063	$1,575

Provision for Loan Loss Reserves

The provision for loan loss reserves for the year ended December 31, 2022 was $37 thousand compared to $494 thousand for the year ended December 31, 2021. The decreased provision in 2022 was due to more favorable macroeconomic forecast assumptions in 2022 compared to the economic uncertainties caused by COVID-19 in the previous year.

Noninterest Income

CBOA’s primary sources of noninterest income are service charges on deposit accounts, including debit card and ATM card income, as well as gains recognized on the sale of mortgages and securities. Noninterest income does not include loan origination fees which are recognized over the life of the related loan as an adjustment to yield using the interest method.

Year ended December 31, 2022 compared with the year ended December 31, 2021. Noninterest income totaled $859 thousand for the year ended December 31, 2022 compared to $357 thousand for the year ended December 31, 2021, an increase of $502 thousand, or 140%. This was primarily due to an increase in SBA loan sales and loan fees from the Main Street Loan Program.

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The following table presents, for the periods indicated, the major categories of noninterest income:

	Years Ended December 31,		Increase
	2022	2021	(Decrease)
	(Dollars in thousands)
Service charges on deposit accounts	$112	$106	$6
Debit card and ATM card income	2	4	(2)
Gain on sale of loans	444	181	263
Gain on sale of securities	0	2	(2)
Loss on sale of other real estate	0	(71)	71
Other	301	136	165
Total noninterest income	$859	$358	$501

Noninterest Expense

Year ended December 31, 2022 compared with the year ended December 31, 2021. Noninterest expense was $11.0 million for the year ended December 31, 2022 compared to $9.8 million for the year ended December 31, 2021, an increase of $1.2 million, or 12.6%.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31,		Increase
	2022	2021	(Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$6,560	$5,441	$1,119
Occupancy and equipment	1,383	1,342	41
Data processing	1,163	1,201	(38)
Regulatory assessments and bank insurance	341	346	(5)
Professional fees	363	268	95
Marketing and business development	256	198	58
Other	951	985	(33)
Total noninterest expense	$11,017	$9,781	$1,237

Salaries and Employee Benefits. Salaries and benefits were $6.6 million for the year ended December 31, 2022, an increase of $1.1 million, or 20.6%, compared to the year ended December 31, 2021. This increase was primarily attributable to wage increases and incentive pay. The number of CBOA full-time employees increased to 54 at December 31, 2022 from 53 employees at December 31, 2021.

Marketing and business development. Marketing and business development expense increased $58 thousand, or 29.3%, for the year ended December 31, 2022 compared to the same period in 2021. This increase was due to higher levels of print advertising utilized by CBOA during the period.

Professional Fees. Professional fees increased $95 thousand, or 35.4%, for the year ended December 31, 2022 to $363 thousand from $268 thousand for the year ended December 31, 2021 due to audit expenses and recruiting expenses incurred.

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Efficiency Ratio

CBOA calculates the efficiency ratio by dividing total noninterest expense by the sum of net interest income and noninterest income, excluding net gains and losses on the sale of securities. Additionally, taxes and provision for loan losses are not part of this calculation. The efficiency ratio was 70.2% for the year ended December 31, 2022 compared with 74.3% for the year ended December 31, 2021.

Income Taxes

The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $695 thousand, or 135%, to $1.2 million for the year ended December 31, 2022 compared with $515 thousand for the same period in 2021 primarily due to an increase in pre-tax net income in 2022 as well as an adjustment to the deferred tax asset.

The effective tax rates were 25.9% and 17.8% for the years ended December 31, 2022 and 2021, respectively.

Financial Condition

Loan Portfolio

At September 30, 2023, total loans held for investment increased $23.4 million from December 31, 2022 due to organic net loan growth during the period. Total loans, net of deferred loan fees, at December 31, 2022 were $282 million, an increase of $50.3 million, or 21.8%, compared to $231 million as of December 31, 2021 primarily due to organic net loan growth during the period.

Total loans held for investment as a percentage of deposits were 98.4% , 91.8% and 75.6% as of September 30, 2023, December 31, 2022 and December 31, 2021, respectively. Total loans held for investment as a percentage of assets were 74.1% , 74.8% and 65.9% as of September 30, 2023, December 31, 2022 and December 31, 2021, respectively.

The following table summarizes CBOA’s loan portfolio by type of loan as of the dates indicated:

	September 30, 2023		December 31, 2022		December 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial	$86,179	28.2%	$76,650	27.2%	$65,388	28.3%
Paycheck Protection Program	0	0%	0	0%	1,838	0.8%
Commercial real estate	193,303	63.4%	166,878	59.1%	117,230	50.7%
Construction	19,660	6.4%	31,777	11.3%	39,634	17.1%
Consumer	12	0.0%	13	0.0%	182	0.1%
Residential real estate	1,236	0.4%	973	0.3%	2,539	1.1%
Land and lot	3,810	1.2%	3,505	1.2%	3,380	1.5%
Home equity	1,362	0.4%	2,354	0.8%	1,191	0.5%
Total loans	305,562	100%	282,150	100%	231,382	100%
Net deferred loan origination fees	—		(1,130)		(681)
Allowance for credit losses	(3,792)		(3,716)		(3,320)
Loans, net	$301,770		$277,304		$227,381

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CBOA has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.

In order to manage the diversification of the portfolio, CBOA segments loans into classes. The real estate loan segment is sub-segmented into classes that primarily include commercial real estate mortgage loans, construction and land development loans, 1-4 family residential loans and multi-family residential loans. CBOA segments consumer loans into classes that primarily include automobile and other consumer loans. CBOA analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to CBOA’s loan segments and classes follows.

Commercial. Commercial loans are loans primarily underwritten based on the cash flows of the business operations of the borrower and secured by assets being financed such as accounts receivable, inventory, and equipment. CBOA’s commercial loans represent credit extended to small to medium sized businesses. Commercial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the expected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. The commercial loan portfolio increased $9.5 million, or 12.4% , to $86.2 million as of September 30, 2023 compared to $76.6 million as of December 31, 2022. Total commercial loans as of December 31, 2022 increased $11.2 million, or 17.2%, compared to $65.4 million as of December 31, 2021.

Paycheck Protection Program. CBOA made loans to eligible businesses under the CARES Act which authorized the Small Business Administration (“SBA”) to temporarily guarantee loans under a 7(a) loan program called the Paycheck Protection Program. As a qualified SBA lender, CBOA was automatically authorized to originate PPP loans which are 100% guaranteed by the SBA. There were no remaining loans made under the Paycheck Protection Program as of December 31, 2022. Remaining Paycheck Protection Program loans totaled $1.8 million as of December 31, 2021.

Commercial real estate. CBOA makes commercial real estate mortgage loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing CBOA’s commercial real estate loans can be owner occupied or non-owner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The commercial real estate loan portfolio increased $26.4 million, or 15.8% to $193.3 million as of September 30, 2023 compared to $166.9 million as of December 31, 2022. Total commercial real estate loans as of December 31, 2022 increased $49.6 million, or 42.4%, compared to $117.2 million as of December 31, 2021.

The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. CBOA seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.

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Construction. CBOA makes construction loans to fund commercial construction, residential construction, and real estate development construction. Construction loans involve additional risks as they often involve the disbursement of funds with the repayment dependent on the ultimate success of the project’s completion. Sources of repayment for these loans may be pre-committed permanent financing or sale of the developed property. The loans in this portfolio are monitored closely by management. Due to uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often includes the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. The construction loan portfolio decreased $12.1 million, or 38.1% , to $19.7 million as of September 30, 2023 compared to $31.8 million as of December 31, 2022. Total construction loans as of December 31, 2022 decreased $7.9 million, or 19.8%, compared to $39.6 million as of December 31, 2021.

Consumer. CBOA’s consumer loans include automobile loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 1 to 15 years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by CBOA’s management. The consumer loan portfolio decreased $1 thousand, or 7.7% , to $ 11.9 thousand as of September 30, 2023 compared to $12.6 thousand as of December 31, 2022. Total consumer loans as of December 31, 2022 decreased $169 thousand, or 93.1%, compared to $182 thousand as of December 31, 2021. This decrease was primarily due to the payoff of a single automobile loan.

Residential real estate. CBOA’s residential real estate loans include the origination of 1-4 family residential mortgage loans collateralized by owner-occupied residential properties generally located in our market area. The residential real estate loan portfolio increased $263 thousand, or 27.0% , to $1,236 thousand as of September 30, 2023 compared to $973 thousand as of December 31, 2022. Total residential real estate loans as of December 31, 2022 decreased $1.6 million, or 61.7%, compared to $2.5 million as of December 31, 2021.

Land and Lot. CBOA’s land and lot loans include loans to fund the purchase of land for the purposes of commercial or residential development. These loans involve additional risk as land values can fluctuate more than other real estate property types. CBOA has more stringent loan to value policy limits for this segment due to the potential fluctuation in collateral value. Sources of repayment for these loans may be pre-committed permanent financing, the sale of individual residential lots, or the sale of the developed commercial property. The land and lot loan portfolio increased $0.3 million, or 8.7% , to $3.8 million as of September 30, 2023 compared to $3.5 million as of December 31, 2022. Total land and lot loans as of December 31, 2022 increased $125 thousand, or 3.7%, compared to $3.4 million as of December 31, 2021.

Home Equity. CBOA’s home equity loans include the origination of home equity lines of credit collateralized by owner-occupied residential properties generally located in our market area. The home equity loan portfolio decreased $1.0 million, or 42.1% , to $1.4 million as of September 30, 2023 compared to $2.4 million as of December 31, 2022. Total home equity loans as of December 31, 2022 increased $1.2 million, or 97.7%, compared to $1.2 million as of December 31, 2021.

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Concentrations of Credit

The vast majority of CBOA’s lending activity occurs in Arizona. CBOA’s loans are primarily secured by real estate, including commercial and residential construction, owner occupied and non-owner occupied and multi-family commercial real estate, raw land and other real estate based loans located in Arizona. As of September 30, 2023, December 31, 2022 and 2021, real estate loans represented 71.8% , 76.3% and 77.6%, respectively, of CBOA’s total loans.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented:

(In thousands)
As of September 30, 2023	One year or less	After one through five years		After five through 15 years		After 15 years		Total
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Commercial	$36,978	$19,241	$5,718	$16,583	$7,658	$—	$—	$86,179
Commercial Real Estate	10,094	30,466	37,771	76,385	36,229	2,357	—	193,303
Construction	14,251	—	—	5,409	—	—	—	19,660
Consumer	12	—	—	—	—	—	—	12
Residential Real Estate	160	177	—	899	—	—	—	1,236
Land and Lot	1,730	1,077	—	1,003	—	—	—	3,810
Home Equity	1,353	8	—	—	—	—	—	1,362
Total loans	$64,579	$50,970	$43,489	$100,280	$43,887	$2,357	$0	$305,562

Asset Quality

Nonperforming Assets and Potential Problem Loans. CBOA has procedures in place to assist in maintaining the overall quality of its loan portfolio. CBOA has established underwriting guidelines to be followed by its officers to monitor CBOA’s delinquency levels for any negative or adverse trends.

CBOA had $1.4 million, $0 and $1.3 million in nonaccrual loans as of September 30, 2023, December 31, 2022 and 2021, respectively.

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The following table presents information regarding nonperforming assets as of the dates indicated:

	As of September 30, 2023	As of December 31, 2022	As of December 31, 2021
	(Dollars in thousands)
Nonaccrual loans:
Commercial	$775	$—	$—
Commercial real estate	589	—	—
Construction	—	—	—
Consumer	—	—	—
Residential real estate	—	—	206
Land and lot	—	—	1,128
Home equity	—	—	—
Total nonaccrual loans	—	—	1,334
Accruing loans 90 or more days past due	—	—	—
Total nonperforming loans	—	—	1,334
Other real estate	—	3	5
Other repossessed assets	—	—	—
Total nonperforming assets	$1,364	$3	$1,339
Nonperforming assets to total assets	0.3%	0.0%	0.4%
Nonperforming loans to total loans	0.4%	0.0%	0.6%

Allowance for Loan/Credit Losses

The allowance for loan/credit losses is a valuation allowance that is established through charges to earnings in the form of a provision for loan/credit losses. The amount of the allowance for loan/credit losses is affected by the following: (1) charge-offs of loans that decrease the allowance, (2) subsequent recoveries on loans previously charged off that increase the allowance and (3) provisions for loan/credit losses charged to income that increase the allowance. For purposes of determining the allowance for loan/credit losses, CBOA considers the loans in its portfolio by segment, class and risk grade. Management uses judgment to determine the estimation method that fits the credit risk characteristics of each portfolio segment or loan class. To assist in the assessment of risk, management reviews reports related to loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. CBOA utilizes an independent third party loan review service to review the credit risk assigned to loans on a quarterly basis and the results are presented to management and the Board of Directors for review.

At September 30, 2023 and December 31, 2022, the allowance for loan/credit losses amounted to $3.8 million and $3.7 million, or 1.24% and 1.32% of total loans, respectively, compared with $3.3 million, or 1.44%, as of December 31, 2021. CBOA believes that the allowance for loan/credit losses at September 30, 2023, December 31, 2022 and December 31, 2021 was adequate to cover probable incurred losses in the loan portfolio as of such dates.

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The following table presents, as of and for the periods indicated, an analysis of the allowance for loan/credit losses and other related data:

	Nine Months Ended September 30, 2023	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
	(Dollars in thousands)
Average loans outstanding	$292,108	$250,861	$247,853
Gross loans outstanding at end of period	305,562	282,150	231,382
Allowance for loan losses at beginning of period	3,716	3,320	2,955
Provision for loan losses	—	37	494
Charge-offs:
Commercial and industrial	—	(28)	(207)
Commercial real estate	—	—	—
Commercial real estate construction & land development	—	—	—
1-4 family residential real estate	—	—	—
Residential construction	—	—	—
Consumer and other	—	—	—
Total charge-offs for all loan types	—	(28)	(207)
Recoveries:
Commercial and industrial	—	152	11
Commercial real estate	—	190	51
Commercial real estate construction & land development	—	—	—
1-4 family residential real estate	76	43	8
Residential construction	—	—	—
Consumer and other	—	2	1
Total recoveries for all loan types	—	387	78
Net charge-offs	—	9	(129)
Allowance for loan/credit losses at end of period	$3,792	$3,716	$3,320
Allowance for loan/credit losses to total loans	1.24%	1.32%	1.44%
Net charge-offs to average loans(1)	0.0%	0.0%	0.0%
Allowance for loan/credit losses to nonperforming loans	N/A	1,239%	248%

(1)	Interim period annualized.
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The following table shows the allocation of the allowance for loan/credit losses among CBOA’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	As of September 30, 2023		As of December 31, 2022		As of December 31, 2021
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
			(Dollars in thousands)
Balance of allowance for loan/credit losses applicable to:
Commercial and industrial	729	0.85%	729	0.95%	810	1.20%
Commercial real estate	2,449	1.27%	2,450	1.47%	1,892	1.61%
Construction	482	2.45%	482	1.52%	555	1.40%
Consumer and other	0	0.62%	0	0.59%	1	0.55%
Residential Real Estate	8	0.67%	8	0.82%	21	0.83%
Land and Lot	27	0.72%	27	0.77%	31	0.92%
Home Equity	96	7.03%	20	0.85%	10	0.84%
Total allowance for loan/credit losses	$3,792	1.24%	$3,716	1.32%	$3,320	1.44%

Available for Sale Securities

As of September 30, 2023, the carrying amount of investment securities totaled $56.5 million, a decrease of $9.0 million, or 13.8% , compared with $65.5 million as of December 31, 2022. The carrying amount of investment securities at December 31, 2022 increased $10.9 million, or 20.0%, compared with $54.6 million as of December 31, 2021. Securities represented 14% , 18% and 16% of total assets as of September 30, 2023, December 31, 2022 and 2021, respectively.

Securities in the portfolio are classified as available for sale. Securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in interest income.

The following table summarizes the amortized cost and fair value of the securities in the securities portfolio as of the dates shown:

	September 30, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$9,465	—	$(1,180)	$8,285
Mortgage-backed securities	54,705	—	(7,764)	46,941
Corporate securities	1,500	—	(245)	1,255
Taxable municipal securities	—	—	—	—
Tax-exempt municipal securities	—	—	—	—
SBA pools	—	—	—	—
Total securities available for sale	$65,670	$—	$(9,189)	$56,481
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	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$7,655	$—	$(1,066)	$6,589
Mortgage-backed securities	64,359	49	(6,832)	57,574
Corporate securities	1,500	—	(168)	1,332
Taxable municipal securities	—	—	—	—
Tax-exempt municipal securities	—	—	—	—
SBA pools	—	—	—	—
Total securities available for sale	$73,514	$49	$(8,066)	$65,496

	December 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$7,878	$4	$(56)	$7,826
Mortgage-backed securities	45,722	135	(335)	45,188
Corporate securities	1,500	—	(21)	1,479
Taxable municipal securities	106	—	—	106
Tax-exempt municipal securities	—	—	—	—
SBA pools	—	—	—	—
Total securities available for sale	$55,206	$—	$(607)	$54,599

The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.

CBOA does not believe that any of the securities are impaired due to reasons of credit quality. Accordingly, as of September 30, 2023, December 31, 2022 and 2021, CBOA believes the impairments were temporary, and no impairment loss has been realized in its consolidated statements of income for the periods then ended.

The average yield of CBOA’s securities portfolio was 2.11% during the three months ended September 30, 2023 compared to 2.04% for the same period in 2022 and 2.05% during the nine months ended September 30, 2023, compared to 2.01% for the same period in 2022. The average yield for the year ended December 31, 2022 was 2.06% compared with 1.47% for the year ended December 31, 2021.

Deposits

CBOA’s lending and investing activities are primarily funded by deposits. CBOA offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.

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Total deposits at September 30, 2023, were $310.4 million, an increase of $5.0 million, or 1.6% , compared with $305.4 million at December 31, 2022. Deposits at December 31, 2022 increased $593 thousand, or 0.2%, compared with $305.7 million at December 31, 2021. CBOA’s ratio of noninterest-bearing deposits to total deposits was 33.1% for September 30, 2023, and 38.8% and 38.9% for December 31, 2022 and 2021, respectively.

CDs were $68.0 million at September 30, 2023 compared to $30.9 million at December 31, 2022. The increase was primarily due to customers looking to lock in higher rates for longer periods. The increase in CDs was offset by a decrease in savings deposits as many existing customers shifted surplus funds from savings funds at the bank into higher yielding longer term CDs. Money market balances were $90.9 million at September 30, 2023 compared to $77.2 million at December 31, 2022. The increase was primarily due to money market specials offered in the third quarter of 2023. There were no brokered deposits at September 30, 2023, December 31, 2022, or December 31, 2021.

The following table sets forth the average balance amounts and the average rates paid on deposits held by the Bank for the periods presented:

	For the nine months ended		For the years ended
	September 30, 2023		December 31, 2022		December 31, 2021
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$120,731	—%	$122,932	—%	$122,773	—%
Interest-bearing demand and NOW deposits	44,302	0.14	61,398	0.16	43,878	0.18
Money market and savings deposits	86,476	1.09	102,332	0.23	90,932	0.30
Certificates of deposit	56,955	3.03	33,722	0.70	42,345	0.83
Total deposits	$308,464	1.54%	$320,374	0.18%	$299,928	0.24%

The following table sets forth the portion of the Bank’s time deposits, by account, that are in excess of the FDIC insurance limit, by remaining time until maturity, as of September 30, 2023:

(In thousands)	September 30, 2023
Three months or less	$6,586
Over three months through six months	2,396
Over six months through twelve months	9,188
Over 12 months	1,781
Total	$19,951

As of September 30, 2023, December 31, 2022 and 2021, approximately $100.5 million, $113.4 million and $111.5 million, respectively, of our deposit portfolio was uninsured. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank’s regulatory reporting requirements.

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Borrowings

CBOA has an available line of credit with the FHLB of San Francisco, which allows us to borrow on a collateralized basis. FHLB advances are used to manage liquidity as needed. The advances are secured by a blanket lien on certain loans pledged to the FHLB. Maturing advances are replaced by drawing on available cash, making additional borrowings or through increased customer deposits. At September 30, 2023, CBOA had unused borrowing capacity of $36 million available under the FHLB agreement and $25 million was outstanding.

CBOA has the ability to borrow from the Federal Reserve Bank (“FRB”) of San Francisco under the Bank Term Funding Program (“BTFP”). The borrowings are secured by pledged securities. $36 million was outstanding at September 30, 2022 under this facility.

In November 2005, CBOA Financial Statutory Trust #1, a trust formed by CBOA, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. CBOA made a required equity contribution of $155,000 to form the trust and CBOA issued $5,000,000 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. CBOA is able to redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after April 7, 2009 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature in 2036. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. CBOA has the option to defer interest payments on the subordinated debentures from time to time, for a period not to exceed five consecutive years. CBOA has elected not to defer interest payments on the subordinated debentures and interest expense was $0.09 million and $0.27 million for the three and nine month periods ended September 30, 2023, respectively, and $0.05 million and $0.11 million for the same periods in 2022. CBOA had accrued interest payable on the debt of $0.04 million, $0.04 million, and $0.01 million at September 30, 2023, December 31, 2022, and December 31, 2021, respectively. The trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The trust preferred securities and subordinated debentures had a fixed rate of 6.75% through February 23, 2011, and a variable rate of interest, reset quarterly on the 23rd of each February, May, August, and November, equal to the sum of the three-month London Interbank Offered Rate (LIBOR) plus 1.70% thereafter (3 month LIBOR was replaced by 3 month CME term SOFR following June 2023). As of September 30, 2023, December 31, 2022, and December 31, 2021, based on the formula previously described, the rate was 7.34% , 6.39%, and 1.86%, respectively. CBOA’s investment in the common stock of the trust was $155,000 and is included in accrued interest receivable and other assets.

Contractual Obligations

The following table presents maturities of the outstanding borrowings and the future minimum lease payments under the noncancelable operating leases as of September 30, 2023:

	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Operating leases	$176	$1,335	$994	$1,012	$3,518
FHLB advances	25,000	—	—	—	25,000
BTFP advances	35,938	—	—	—	35,938
Total	$61,114	$1,335	$994	$1,012	$64,456
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Off-Balance Sheet Items

CBOA is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of the CBOA’s involvement in particular classes of financial instruments. CBOA’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. CBOA uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

CBOA evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by CBOA upon extension of credit, is based on management’s credit evaluation of the customer.

The following is a summary of the various financial instruments entered into by CBOA as of the dates indicated:

	September 30,	December 31,	December 31,
	2023	2022	2021
	(Dollars in thousands)
Commitments to extend credit - fixed rate	$9,032	$11,519	$7,760
Commitments to extend credit - variable rate	59,416	54,088	51,426
Standby letters of credit	—	—	—

Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Some of the loans that have outstanding commitments may be subject to participation agreements in which CBOA will sell off a percentage of the commitment when funded, pursuant to the participation agreement.

Liquidity and Capital Resources

Liquidity

Liquidity is the measure of CBOA’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting CBOA’s operating, capital and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the three and nine months ended September 30, 2023 and the years ended December 31, 2022 and 2021, CBOA’s liquidity needs have been met by core deposits, borrowed funds, security and loan maturities and amortizing investment and loan portfolios. CBOA has access to purchased funds from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.

Capital Resources

CBOA is subject to various regulatory capital requirements administered by bank regulators. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

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Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on CBOA’s consolidated financial statements. CBOA believes, as of September 30, 2023, December 31, 2022 and December 31, 2021, that it met all of the capital adequacy requirements to which it is subject.

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the Community Bank Leverage Ratio framework (“CBLR framework”), for qualifying community banking organizations, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020, and was elected by the Bank as of December 31, 2021. In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to Section 4012 of the CARES Act, and a second interim final rule that provides graduated increases in the CBLR requirement after the expiration of the temporary changes implemented pursuant to Section 4012 of the CARES Act.

The CBLR removes the requirement for qualifying banking organizations to calculate and report risk-based capital but rather only requires a Tier 1 to average assets (leverage) ratio. Qualifying banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than required minimums will be considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules and, if applicable, will be considered to have met the well capitalized ratio requirements for purposes of Section 38 of the Federal Deposit Insurance Act. Under the interim final rules, the CBLR minimum requirement gradually increased to 9%. The interim rule allows for a two-quarter grace period to correct a ratio that falls below the required amount, provided that a bank maintains a leverage ratio of 7% as of December 31, 2020, 7.5% as of December 31, 2021, and 8% for calendar year 2022 and beyond. Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. At September 30, 2023, the Bank was a qualifying community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

The Bank’s actual and required capital amounts and ratios are presented below at September 30, 2023 and December 31, 2022 (amounts in thousands):

	Actual		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions (CBLR Framework)
	Amount	Ratio	Amount	Ratio

Commerce Bank of Arizona, Inc.
(Commerce Bank of Arizona only)
As of September 30, 2023
Common Equity Tier 1 Capital
(to risk weighted assets)	$41,381	10.5%	$35,641	9.0%
Tier 1 Capital

As of December 31, 2022
Common Equity Tier 1 Capital
(to risk weighted assets)	$37,877	10.3%	$29,016	9.0%

Total shareholder’s equity was $30.4 million at September 30, 2023 compared with $29.0 million at December 31, 2022, an increase of $1.4 million, or 4.8% , primarily due an increase in the unrealized losses on the securities portfolio. Total shareholder’s equity decreased at December 31, 2022 compared to $29.2 million at December 31, 2021, a decrease of $200 thousand, or 0.7%. This decrease was primarily due to issued stock and increases in retained earnings which was offset by an increase in unrealized losses on the securities portfolio.

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CBOA Quantitative and Qualitative Disclosures about Market Risk

CBOA manages market risk, which for CBOA is primarily interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Commerce Bank. This committee is composed of Commerce Bank executive officers in accordance with asset liability and funds management policies approved by the full board of directors of Commerce Bank. Commerce Bank uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

The following table summarizes the simulated change in net interest income and the economic value of equity over a 12-month horizon as of the dates indicated:

	Percent Change in Net Interest Income		Percent Change in Economic Value of Equity
Change in Interest Rates (Basis Points)	As of September 30, 2023	As of December 31, 2022	As of September 30, 2023	As of December 31, 2022
+300	-3.27%	8.33%	(21.70)%	(16.54)%
+200	-2.09%	5.68%	(13.45)%	(9.71)%
+100	-1.04%	2.83%	(6.28)%	(4.31)%
Base	0.0%	0.0%	0.0%	0.0%
-100	1.04%	(2.85)%	1.91%	(2.02)%
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CBOA

The following table sets forth certain information regarding the beneficial ownership of CBOA common stock as of December 29, 2023 by: (i) each person who is known by CBOA to beneficially own 5% or more of CBOA’s common stock; (ii) each director of CBOA; (iii) the principal executive officer and the two other most highly compensated executive officers of CBOA; and (iv) all directors and executive officers of CBOA as a group. Unless otherwise indicated, based on information furnished by such shareholders, the management of CBOA believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o CBOA Financial, Inc. 7315 N. Oracle Rd. Suite 181, Tucson, AZ 85704.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholder: N/A

Directors and Executive Officers:
William Assenmacher	761,000	(1)(a)	7.45%
Steven A. Pickering	250,000	(1)(b)	2.42%
Rhonda Pina	0	(1)	*
Robert Decker	74,572	(1)(c)	*
Mike Hammond	70,818	(1)(d)	*
Kim Soule	5,718	(1)(e)	*
Jim Zarling	80,000	(1)(f)	*
W. Sean Lawley	395,007	(1)(g)	3.82%
Chris Webster	56,880	(1)(h)	*
Evan Anderson	15,689	(1)	*
Paul Tees	15,697	(1)	*

Directors and Executive Officers as a group (11 persons)	1,725,381		16.68%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated on a fully diluted basis based on 10,344,660 shares of CBOA common stock issued and outstanding as of the record date or subject to options. The percentage assumes the immediate vesting of all outstanding equity awards upon closing of the transaction based upon the change of control clause contained in each agreement and the exercise by the shareholder or group named in each row of all options for the purchase of CBOA common stock held by such shareholder or group.
(a)	Consists of 75,000 shares held of record by the William R Assenmacher & Molly Assenmacher Joint Trust, of which Mr. Assenmacher is a trustee; 125,000 shares jointly held with spouse; 120,000 shares held by WRA Investments LLC, which is owned by Mr. Assenmacher; 118,056 shares held by direct family members of Mr. Assenmacher.
(b)	Consists of 200,000 shares held of record by the Steven A. Pickering & Ann L. Pickering Family Trust, of which Mr. Pickering is a trustee.
(c)	Consists of 4,762 shares held of record by the Decker Living Trust, of which Mr. Decker is a trustee.
(d)	Consists of 70,818 shares held of record by the Michael S. Hammond & Leslie K Hammond Trust, of which Mr. Hammond is a trustee.
(e)	Consists of 5,718 shares held of record jointly by Kimberlea Soule & Thomas D Montoya
(f)	Consists of 80,000 shares held of record jointly by the James Bradley Zarling & Terri Marie Zarling Family Trust, of which Mr. Zarling is a trustee.
(g)	Consists of 202,201 shares held of record jointly by the William S. & Catherine Lawley Living Trust, of which Mr. Lawley is a trustee.
(h)	Consists of 24,280 shares held by an IRA account for the benefit of Mr. Webster.
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DESCRIPTION OF CAPITAL STOCK OF BANCORP 34

As a result of the merger, CBOA shareholders who receive shares of Bancorp 34 common stock in the merger will become stockholders of Bancorp 34. Your rights as stockholder of Bancorp 34 will be governed by the MDGL, the Bancorp 34 articles of incorporation and the Bancorp 34 bylaws. The following briefly summarizes the material terms of Bancorp 34 common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the MDGL, the Bancorp 34 articles of incorporation and the Bancorp 34 bylaws. Bancorp 34’s articles of incorporation and bylaws are incorporated herein by reference and will be sent to shareholders of CBOA upon request. See “Where You Can Find More Information.”

General

The Bancorp 34 articles of incorporation authorize the issuance of capital stock consisting of 100,000,000 shares of common stock, par value $0.01 per share, 1,100,000 shares of non-voting common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of April 27, 2023, Bancorp 34 had 15,650 shares of common stock attributable to outstanding Bancorp 34 restricted stock awards, 145,750 shares common stock reserved for issuance upon the exercise of outstanding stock options, 211,667 shares common stock reserved for issuance upon the exercise of outstanding warrants, and 270,767 shares of common stock reserved for issuance pursuant to future grants under Bancorp 34’s existing equity compensation plans.

If the merger is completed, Bancorp 34 will have approximately (a) 7,207,538 shares of common stock outstanding, (b) 820,115 shares of non-voting common stock outstanding (c) 323,367 shares of common stock reserved for issuance underlying options and warrants that are or may become exercisable, and (d) 270,767 shares of common stock that it may issue pursuant to options, restricted stock, restricted stock units, warrants and other equity awards that may be granted in the future under Bancorp 34’s existing equity compensation plans.

As of April 27, 2023, Bancorp 34 had 820,115 shares of Series A Preferred Stock outstanding and no shares of non-voting common stock outstanding.

The authorized but unissued shares of Bancorp 34’s common stock, non-voting common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or Bancorp 34’s equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no stockholder approval will be required for the issuance of those shares.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of Bancorp 34 common stock are fully paid and nonassessable.

Voting Rights

Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Bancorp 34’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. The holders of Bancorp 34 common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of amendment establishing any series of Bancorp 34 preferred stock.

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There is no cumulative voting in the election of directors. Assuming a quorum is present, Bancorp 34’s directors, are elected by holders of common stock by a plurality vote.

All other questions brought before a meeting of stockholders at which a quorum is present are decided by a majority of all the votes cast at the meeting, whether cast in person or by proxy. Bancorp 34’s articles of incorporation and bylaws contain certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Provisions of Bancorp 34’s Articles of Incorporation and Bylaws and Provisions of Maryland Law.”

Dividend, Liquidation and Other Rights

Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the Bancorp 34 board of directors declares dividends out of funds legally available therefor. Dividends may only be declared by the board of directors, and the board’s ability to declare dividends is subject to limitations under applicable law and regulation. If Bancorp 34 issues preferred stock, the holders of such preferred stock may have a priority over the holders of common stock with respect to dividends.

If Bancorp 34 voluntarily or involuntarily liquidates, dissolves or winds up, holders of Bancorp 34 common stock are entitled to share equally and ratably in Bancorp 34’s assets legally available for distribution after payment of, or adequate provision for, all of Bancorp 34’s debts and liabilities and after distributions to Eligible Account Holders in settlement of the liquidation account. These rights are subject to the preferential liquidation rights of any series of Bancorp 34 preferred stock that may then be outstanding.

Holders of Bancorp 34 common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to purchase or subscribe for any of securities of Bancorp 34.

Non-Voting Common Stock

Each share of non-voting common stock has the same relative rights as, and is identical in all respects to, each other share of non-voting common stock. The holders of non-voting common stock do not have any voting rights, except as may otherwise be required by law.

Holders of Bancorp 34 non-voting common stock are entitled to receive dividends on a pari passu basis with the holders of Bancorp 34 common stock, provided, that if a dividend is declared on common stock which is payable solely in common stock, then the holders of non-voting common stock are entitled to a stock dividend payable solely in shares of non-voting common stock. If Bancorp 34 issues preferred stock, the holders of such preferred stock may have a priority over the holders of non-voting common stock with respect to dividends.

If Bancorp 34 voluntarily or involuntarily liquidates, dissolves or winds up, holders of Bancorp 34 non-voting common stock are entitled to share equally and ratably in Bancorp 34’s assets legally available for distribution after payment of, or adequate provision for, all of Bancorp 34’s debts and liabilities and after distributions to Eligible Account Holders in settlement of the liquidation account. These rights are subject to the preferential liquidation rights of any series of Bancorp 34 preferred stock that may then be outstanding.

A holder of Bancorp 34 non-voting common stock is permitted to covert, or upon Bancorp 34’s written request shall covert, shares of non-voting common stock into shares of common stock at any time provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of the common stock of Bancorp 34.

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Preferred Stock

Each share of Series A Preferred Stock has the same relative rights as, and is identical in all respects to, each other share Series A Preferred Stock. The holders of Series A Preferred Stock do not have any voting rights, except as may otherwise be required by law.

Holders of Bancorp 34 Series A Preferred Stock are entitled to receive dividends on a pari passu basis with the holders of Bancorp 34 common stock, provided, that if a dividend is declared on common stock which is payable solely in common stock, then the holders of Series A Preferred Stock are entitled to a stock dividend payable solely in shares of Series A Preferred Stock. If Bancorp 34 issues preferred stock, the holders of such preferred stock may have a priority over the holders of Series A Preferred Stock with respect to dividends.

If Bancorp 34 voluntarily or involuntarily liquidates, dissolves or winds up, holders of Bancorp 34 Series A Preferred Stock are entitled to share equally and ratably in Bancorp 34’s assets legally available for distribution after payment of, or adequate provision for, all of Bancorp 34’s debts and liabilities and after distributions to Eligible Account Holders in settlement of the liquidation account. These rights are subject to the preferential liquidation rights of any series of Bancorp 34 preferred stock that may then be outstanding.

A holder of Bancorp 34 Series A Preferred Stock is permitted to covert, or upon Bancorp 34’s written request shall covert, shares of Series A Preferred Stock into shares of common stock at any time provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of the common stock of Bancorp 34.

Quorum of the Board and Manner of Acting

Under Bancorp 34’s articles of incorporation and bylaws, a majority of the whole board of directors constitutes a quorum at any meeting. Unless otherwise required by law, Bancorp 34’s articles of incorporation, and bylaws, and as described in more detail below, the act of a majority of the board of directors at which a quorum is present constitutes the act of the board.

Supermajority Stockholder Approval for Certain Matters

Under Bancorp 34’s articles of incorporation, Bancorp 34 may, subject to the rights of the holders of any series of Bancorp 34 preferred stock that may then be outstanding, remove any director, or the entire board of directors, but only for cause, with the affirmative vote of at least two-thirds of voting power of all of the then-outstanding shares of capital stock of Bancorp 34.

Supermajority Board Approval for Certain Matters

Under Bancorp 34’s bylaws, Bancorp 34 may not fill any vacancy in the board of directors resulting from an increase in the size of the board of directors or the death, resignation or removal of a director without the affirmative vote of at least two-thirds of its board of directors.

Amending Bancorp 34’s Articles of Incorporation or Bylaws

Articles of Incorporation

Any provision of Bancorp 34’s articles of incorporation may be amended, altered, changed or repealed by approval of holders of at least 66 2/3% of the outstanding shares of Bancorp 34’s capital stock entitled to vote; provided that approval by a majority the outstanding shares of Bancorp 34’s capital stock entitled to vote shall only be required if such amendment or repeal is first approved by at least 66 2/3% of the board of directors.

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Notwithstanding the foregoing, holders of at least 80% of the outstanding shares of Bancorp 34’s capital stock entitled to vote must approve changes to the provisions in Bancorp 34’s articles of incorporation regarding certain capital stock provisions, board of directors, the bylaws, the evaluation of certain offers, indemnification and limitation of liability, selection of forum, and amendment of the articles of incorporation.

Bylaws

The bylaws may be amended or repealed by the Bancorp 34 board of directors or the stockholders in accordance with the articles of incorporation.

Anti-Takeover Provisions of Bancorp 34’s Articles of Incorporation and Bylaws and Provisions of Maryland Law

Bancorp 34’s articles of incorporation and bylaws, in addition to the MDGL, contain certain provisions that might be deemed to have a potential “anti-takeover” effect. The following description of certain provisions of Bancorp 34’s articles of incorporation, bylaws and the MDGL that may have anti-takeover effects is a summary only and is subject to, and is qualified by reference to, applicable provisions of Bancorp 34’s articles of incorporation and bylaws as well as applicable provisions of the MDGL.

Classification of the Board of Directors. Bancorp 34’s directors are divided into three classes with each class consisting of an equal number of directors, or as nearly equal as possible. Each director generally serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management, but makes it more difficult for the stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Bancorp 34 believes that classification of the board of directors will help to assure the continuity and stability of its business strategies and policies as determined by its board of directors.

Evaluation of Offers. The articles of incorporation of Bancorp 34 provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Bancorp 34 (whether by purchases of its securities, merger, consolidation, share exchange, sale of all or substantially all of its assets or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Bancorp 34 and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Bancorp 34’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Bancorp 34 and its subsidiaries and on the communities in which Bancorp 34 and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Bancorp 34;

•	whether a more favorable price could be obtained for Bancorp 34’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Bancorp 34 and its subsidiaries;
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•	the future value of the stock or any other securities of Bancorp 34 or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Bancorp 34 to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

Removal of Directors. Bancorp 34’s certificate of incorporation and bylaws provide that a director may only be removed with cause by the affirmative vote of holders of at least 66 2/3% of the votes entitled to be cast in the election of directors. In addition, a director may be removed at any time by the affirmative vote of a majority of the board.

Ability to Call a Special Meeting. Special meetings of Bancorp 34 stockholders can be called by the president, the chairperson, by a majority of the whole board of directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Absence of Cumulative Voting. There is no cumulative voting in the election of Bancorp 34 directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.

Limitation of Voting Rights. The articles of incorporation provide that no record owner of any of Bancorp 34’s outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of Bancorp 34’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized and Unissued Shares. After the merger, Bancorp 34 will have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 100,000,000 shares of common stock and 50,000,000 shares of serial preferred stock. Bancorp 34 is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such shares. In the event of a proposed merger, tender offer or other attempt to gain control of Bancorp 34 that the board of directors does not approve, it may

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be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Bancorp 34. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and also by of the affirmative vote of at least 66 2/3% of the outstanding shares of common stock, or by the affirmative vote of the majority of the outstanding shares of our common stock if at least 66 2/3% of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions:

•	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;
•	the division of the board of directors into three staggered classes;
•	the ability of the board of directors to fill vacancies on the board;
•	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;
•	the ability of the board of directors to amend and repeal the bylaws;
•	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Bancorp 34;
•	the authority of the board of directors to provide for the issuance of preferred stock;
•	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;
•	the number of stockholders constituting a quorum or required for stockholder consent;
•	the indemnification of current and former directors and officers, as well as employees and other agents, by Bancorp 34;
•	the limitation of liability of officers and directors to Bancorp 34 for money damages;
•	the inability of stockholders to cumulate their votes in the election of directors;
•	the advance notice requirements for stockholder proposals and nominations;
•	the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and
•	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in the bulleted list of items directly above.

The bylaws may be amended or repealed by the approval of the majority of the whole board of directors of Bancorp 34. The bylaws may be amended or repealed by the approval by the affirmative votes of the holders of at least 80% of the voting power of all of the then-outstanding shares o the capital stock of Bancorp 34.

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Effect of Anti-Takeover Provisions

The foregoing provisions of Bancorp 34’s articles of incorporation, bylaws and Maryland law could have the effect of discouraging an acquisition of Bancorp 34 or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of Bancorp 34 common stock. In addition, such provisions may make Bancorp 34 less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

The Bancorp 34 board of directors believes that the provisions described above are prudent and will reduce Bancorp 34’s vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Bancorp 34 board of directors. The Bancorp 34 board of directors believes that these provisions are in its best interests and the best interests of Bancorp 34 stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine Bancorp 34’s true value and to negotiate more effectively for what may be in the best interests of Bancorp 34 stockholders. Accordingly, the board of directors believes that it is in Bancorp 34’s best interests and in the best interests of Bancorp 34 stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Bancorp 34 board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

Exclusive Forum Provision

The articles of incorporation of Bancorp 34 contain an exclusive forum provision. Under such provision, unless Bancorp 34 consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Bancorp 34, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Bancorp 34 to Bancorp 34 or Bancorp 34’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. To the extent permitted by law, the exclusive forum provision in Bancorp 34’s articles of incorporation could apply to claims of the type described in the prior sentence that arise or purport to arise under U.S. federal securities laws, including the Securities Act and the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Therefore, claims arising under the Exchange Act may not be brought in state courts, while claims arising under the Securities Act may be brought in either federal or state courts. Bancorp 34’s shareholders will not be deemed, as a result of the existence or enforcement of these exclusive forum provisions, to have waived Bancorp 34’s compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Bancorp 34 shall be deemed to have notice of and consented to the provisions of this exclusive forum provision. This exclusive forum provision is intended to assist Bancorp 34 in avoiding unnecessarily redundant, inconvenient, costly, unnecessary, time-consuming and sometimes lawyer-driven litigation, where multiple lawsuits are filed in multiple jurisdictions regarding the same matter. By limiting the ability of third parties and Bancorp 34’s stockholders to file lawsuits related to intra-corporate disputes in the forum of their choosing, this exclusive forum provision should provide a plaintiff with a jurisdiction in the

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state of our incorporation, but it could have the effect of deterring such lawsuits, which could include potential takeover-related lawsuits. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with Bancorp 34 or its directors, officers or employees, which may discourage meritorious claims from being asserted against Bancorp 34 and its directors, officers and employees, or may cause a stockholder to incur additional expenses by having to bring a claim in a judicial forum that is different from where the stockholder resides, or both.

Registration Rights Agreement

Bancorp 34 is party to a Registration Rights Agreement with certain of its stockholders pursuant to which it is obligated to register the sale of shares of Bancorp 34 common stock owned by the stockholders party to the agreement under certain circumstances. These rights include “demand” registration rights requiring Bancorp 34 to register the sale of shares of a specific stockholder, and they may be exercised at any time, subject to the provisions of the Registration Rights Agreement, which agreement will remain in effect following the merger. No CBOA shareholder will become a party to the Registration Rights Agreement as a result of the merger. For a description of the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions of Bancorp 34—Registration Rights Agreement.”

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COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, CBOA shareholders will receive shares of Bancorp 34 common stock in the merger. Bancorp 34 is organized under the laws of the State of Maryland and CBOA is organized under the laws of the State of Arizona. The following is a summary of the material differences between (a) the current rights of CBOA shareholders under the CBOA articles of incorporation and bylaws and (b) the current rights of Bancorp 34 stockholders under the Bancorp 34 articles of incorporation and bylaws.

Bancorp 34 and CBOA believe that this summary describes the material differences between the rights of Bancorp 34 stockholders as of the date of this joint proxy statement/prospectus and the rights of CBOA shareholders as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Bancorp 34’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

CBOA	BANCORP 34
AUTHORIZED CAPITAL STOCK
CBOA is authorized to issue up to 50,000,000 shares of common stock, no par value per share. As of the date hereof, there were 10,414,660 shares of CBOA common stock outstanding.	Bancorp 34 is authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share, 1,100,000 shares of non-voting common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there were 3,875,945 shares of Bancorp 34 common stock outstanding, 820,115 shares of Bancorp 34 non-voting common stock outstanding and 0 shares of Series A Preferred Stock outstanding.

RIGHTS OF PREFERRED STOCK

CBOA’s articles of incorporation do not provide for the issuance of preferred stock	Bancorp 34’s articles of incorporation provides that the Bancorp 34 board of directors may issue, without stockholder approval, in one or more series, and, with respect to each such series, fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series.

CLASSES OF DIRECTORS

CBOA’s directors are divided into four classes, with each class consisting, as nearly as may be possible, of one fourth of the total number of directors constituting the board of directors. Each director generally serves for a term ending on the date of the fourth annual meeting following the annual meeting at which such director was elected.	Under Bancorp 34’s articles of incorporation and bylaws, the Bancorp 34 board of directors is divided into three classes with each class consisting of an equal number of directors, or as nearly equal as possible. Each director generally serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

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CBOA	BANCORP 34
SIZE AND COMPOSITION OF THE BOARD OF DIRECTORS

CBOA’s articles of incorporation provide that the authorized number of directors, as adopted by a resolution of the board of directors, shall be not fewer than one or more than 15. CBOA’s board of directors is currently comprised of nine directors, consisting of two Class I directors, two Class II directors, three Class III directors and two Class IV directors.	Bancorp 34’s articles of incorporation provides that Bancorp 34 will initially have 8 directors, which may be increased or decreased from time to time solely by resolution adopted by the affirmative vote of 66 2/3% of the board of directors. The board of directors shall never be less than the minimum number of directors required by the MGCL.

Bancorp 34’s board of directors is currently comprised of 8 directors.

Quorum of the Board and Manner of Acting

CBOA’s bylaws provide that directors having a majority vote of the entire board of directors will constitute a quorum at any meeting, and except as otherwise provided, the vote of a majority of the directors present at any meeting at which a quorum is present will be the act of the board. If CBOA’s board of directors consists of two directors, both directors must be present to transact business at a meeting and both must consent for any act to be an act of CBOA.	Bancorp 34’s certificate of incorporation and bylaws provide that a majority of the whole board of directors constitutes a quorum at any meeting. Unless otherwise required by law, Bancorp 34’s articles of incorporation, and bylaws, and as described in more detail below, the act of a majority of the board of directors at which a quorum is present constitutes the act of the board.

REMOVAL OF DIRECTORS

CBOA’s articles of incorporation provide that a director may be removed with or without cause by the affirmative vote of not less than a majority of the issued and outstanding shares of CBOA common stock.	Under Bancorp 34’s articles of incorporation, Bancorp 34 may, subject to the rights of the holders of any series of Bancorp 34 preferred stock that may then be outstanding, remove any director, or the entire board of directors, but only for cause, with the affirmative vote of at least two-thirds of voting power of all of the then-outstanding shares of capital stock of Bancorp 34.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

If any CBOA directorship becomes vacant for any reason (including newly created directorships) such vacancy may be filled by the approval of at least a majority of the board of directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected will hold office for a term that coincides with the term of the class to which the director was elected.	Any vacancies in the board of directors resulting from an increase in the size of the board of directors or the death, resignation or removal of a director may be filled only by the affirmative vote of two-thirds of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

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CBOA	BANCORP 34
VOTING RIGHTS

Each share of CBOA common stock is entitled to one vote on each matter voted on at a meeting of CBOA’s shareholders, including the election of directors. Holders of CBOA common stock have cumulative voting rights in the election of directors.	Each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Bancorp 34’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. The holders of non-voting common stock do not have any voting rights, except as may otherwise be required by law.

SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of CBOA’s shareholders, other than those regulated by statute, may be called by a majority of CBOA’s directors or by its president.	Special meetings of Bancorp 34 stockholders can be called by the president, the chairperson, by a majority of the whole board of directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

STOCKHOLDER QUORUM

CBOA’s bylaws provide that the presence of one-third of the votes entitled to be cast by the shareholders entitle to vote, represented in person or by proxy, will constitute a quorum.	Bancorp 34’s bylaws generally provide that the presence of a majority in voting power, represented in person or by proxy, of the outstanding shares of stock entitled to vote at any meeting is necessary to constitute a quorum.

NOTICE OF STOCKHOLDER MEETINGS

Notice of each CBOA shareholder meeting must be delivered to each shareholder not less than 10 nor more than 50 days before the meeting date.	Notice of each Bancorp 34 stockholder meeting must be delivered to each stockholder not less than 10 nor more than 90 days before the meeting date.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND/OR OFFICERS

Pursuant to CBOA’s articles of incorporation, the liability of a director or officer of CBOA for monetary damages for a breach of fiduciary duty is eliminated to the fullest extent permitted by the ABCA.	Pursuant to Bancorp 34’s articles of incorporation and bylaws, the liability of a director to Bancorp or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated or limited to the fullest extent permitted by applicable law.

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CBOA	BANCORP 34
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

CBOA’s articles of incorporation provide that CBOA shall indemnify, to the fullest extent permitted by law, any person who incurs any liability or expense by reason of that person acting in good faith as an officer or director of CBOA. The indemnification provisions in CBOA’s articles of incorporation and bylaws are effective only to the extent that they do not conflict with any statute, rule or regulation promulgated by or pursuant to the authority of the FDIC.

Bancorp 34’s articles of incorporation requires it to indemnify and hold harmless, to the fullest extent permitted by the MDGL or any other applicable law, any current and director or officer of Bancorp 34. This right to indemnification also includes the right to be advanced expenses by Bancorp 34to the fullest extent authorized by the MDGL.

Bancorp 34’s articles of incorporation provide that Bancorp 34 may purchase and maintain insurance to protect any indemnitee against any claim, regardless of whether Bancorp 34 would have the power to indemnify such indemnitee.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

CBOA’s articles of incorporation may be amended by the board of directors to the extent permitted by the ABCA or generally may be amended by the shareholders by the approval of a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights.

CBOA’s bylaws may be repealed, altered or amended by the affirmative vote of 75% of all directors or by a vote of a majority of the outstanding shares of CBOA common stock.

Amendments to the articles of incorporation must be approved by the board of directors and also by of the affirmative vote of at least 66 2/3% of the outstanding shares of common stock, or by the affirmative vote of the majority of the outstanding shares of our common stock if at least 66 2/3% of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions:

•   the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•   the division of the board of directors into three staggered classes’

•   the ability of the board of directors to fill vacancies on the board;

•   the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

•   the ability of the board of directors to amend and repeal the bylaws;

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CBOA	BANCORP 34

•   the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Bancorp 34;

•   the authority of the board of directors to provide for the issuance of preferred stock;

•   the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

•   the number of stockholders constituting a quorum or required for stockholder consent;

•   the indemnification of current and former directors and officers, as well as employees and other agents, by Bancorp 34;

•   the limitation of liability of officers and directors to Bancorp 34 for money damages;

•   the inability of stockholders to cumulate their votes in the election of directors;

•   the advance notice requirements for stockholder proposals and nominations;

•   the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

•   the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in the bulleted list of items directly above.

Bancorp 34’s bylaws may be amended or repealed by the approval of the majority of the whole board of directors of Bancorp 34. The bylaws may be amended or repealed by the approval by the affirmative votes of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of Bancorp 34.

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CBOA	BANCORP 34
ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

Pursuant to CBOA’s certificate of incorporation, CBOA’s shareholders may take action without a meeting and without prior notice if written consents describing the action to be taken are signed by the holders of all of the outstanding shares entitled to vote with respect to the subject matter of the action.	The articles of incorporation and bylaws of Bancorp 34 do not address actions without a meeting taken by written consent of the stockholders.

PREEMPTIVE RIGHTS

There are no preemptive rights provided in CBOA’s articles of incorporation or bylaws.	There are no preemptive rights provided in Bancorp 34’s articles of incorporation or bylaws.

EXCLUSIVE FORUM

There is not an exclusive forum provision in CBOA’s articles of incorporation.	Bancorp 34’s articles of incorporation provide that, unless Bancorp 34 consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Bancorp 34, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Bancorp 34 to Bancorp 34 or Bancorp 34’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity acquiring any interest in shares of capital stock of Bancorp 34 shall be deemed to have notice of and consented to the provisions of this exclusive forum provision.

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SUPERVISION AND REGULATION

In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of Bancorp 34 and Bank 34, and references to the “Bank” refer to Bank 34.

General

Bancorp 34 and Bank 34 are subject to extensive banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect consumers and depositors, rather than Bancorp 34 stockholders.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions. The following summary is qualified by reference to the statutory and regulatory provisions discussed. These statutes and regulations are subject to change, and additional statutes, regulations, and corresponding guidance may be adopted. We are unable to predict these future changes or the effects, if any, that these changes could have on our business, revenues, and results of operations.

Legislative and Regulatory Developments

Although the 2008 financial crisis has now passed, the legislative and regulatory response, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will continue to have an impact on our operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act was signed into law in July 2010 and impacts financial institutions in numerous ways, including:

•	The creation of a Financial Stability Oversight Council responsible for monitoring and managing systemic risk;

•	Granting additional authority to the Federal Reserve to regulate certain types of nonbank financial companies;

•	Granting new authority to the FDIC as liquidator and receiver;

•	Changing the manner in which deposit insurance assessments are made;

•	Requiring regulators to modify capital standards;

•	Establishing the Consumer Financial Protection Bureau (the “CFPB”);

•	Capping interchange fees that certain banks charge merchants for debit card transactions;

•	Imposing more stringent requirements on mortgage lenders; and

•	Limiting banks’ proprietary trading activities.

There are many provisions in the Dodd-Frank Act mandating regulators to adopt new regulations and conduct studies upon which future regulation may be based. While some have been issued, many remain to

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be issued. Governmental intervention and new regulations could materially and adversely affect our business, financial condition and results of operations.

Bank Holding Company Regulation

We own 100% of the outstanding capital stock of Bank 34, a federal savings association which elected to be treated as a “covered savings association” in January 2023, and, therefore, we are considered to be a bank holding company registered under the federal Bank Holding Company Act of 1956 (the “BHC Act”). As a result, we are primarily subject to the supervision, examination and reporting requirements of the Federal Reserve under the BHC Act and its regulations promulgated thereunder.

Permitted Activities

Under the BHC Act, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

•	banking or managing or controlling banks;
•	furnishing services to or performing services for our subsidiaries; and
•	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;
•	making, acquiring, brokering or servicing loans and usual related activities;
•	leasing personal or real property;
•	operating a non-bank depository institution, such as a savings association;
•	trust company functions;
•	financial and investment advisory activities;
•	conducting discount securities brokerage activities;
•	underwriting and dealing in government obligations and money market instruments;
•	providing specified management consulting and counseling activities;
•	performing selected data processing services and support services;
•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and
•	performing selected insurance underwriting activities.

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The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

Financial Holding Company

A bank holding company can elect to be treated as a “financial holding company,” which would allow it to engage in a broader array of activities. In summary, a financial holding company can engage in activities that are financial in nature or incidental or complementary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities.

Bancorp 34 has not elected to be treated as a financial holding company.

Expansion Activities

The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before merging with another bank holding company, acquiring substantially all the assets of any bank or bank holding company, or acquiring directly or indirectly any ownership or control of more than 5% of the voting shares of any bank. A bank holding company is also prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in nonbanking activities, other than those determined by the Federal Reserve to be so closely related to banking as to be a proper incident to the business of banking. In addition, the prior approval of the OCC is required for a federal savings association to merge with another bank or purchase the assets or assume the deposits of another bank. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution’s record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act (discussed below).

Change in Control

Two statutes, the BHC Act and the Change in Bank Control Act, together with regulations promulgated under them, require some form of regulatory review before any company may acquire “control” of a bank or a bank holding company. Under the BHC Act, control is deemed to exist if a company acquires 25% or more of any class of voting securities of a bank holding company; controls the election of a majority of the members of the board of directors; or exercises a controlling influence over the management or policies of a bank or bank holding company. On January 30, 2020, the Federal Reserve issued a final rule (which became effective September 30, 2020) that clarified and codified the Federal Reserve’s standards for determining whether one company has control over another. The final rule established four categories of tiered presumptions of noncontrol that are based on the percentage of voting shares held by the investor (less than 5%, 5-9.9%, 10-14.9% and 15-24.9%) and the presence of other indicia of control. As the percentage of ownership increases, fewer indicia of control are permitted without falling outside of the presumption of noncontrol. These indicia of control include nonvoting equity ownership, director representation, management interlocks, business relationship and restrictive contractual covenants. Under the final rule, investors can hold up to 24.9% of the voting securities and up to 33% of the total equity of a company without necessarily having a controlling influence.

Under the Change in Bank Control Act, a person or company is required to file a notice with the Federal Reserve if it will, as a result of the transaction, own or control 10% or more of any class of voting securities or direct the management or policies of a bank or bank holding company and either if the bank or bank holding

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company has registered securities or if the acquirer would be the largest holder of that class of voting securities after the acquisition. For a change in control at the holding company level, both the Federal Reserve and the subsidiary bank’s primary federal regulator must approve the change in control; at the bank level, only the bank’s primary federal regulator is involved. Transactions subject to the BHC Act are exempt from Change in Control Act requirements.

Source of Strength

There are a number of obligations and restrictions imposed by law and regulatory policy on bank holding companies with regard to their depository institution subsidiaries that are designed to minimize potential loss to depositors and to the FDIC insurance funds in the event that the depository institution becomes in danger of defaulting under its obligations to repay deposits. Under a policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, to avoid receivership of its insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become “undercapitalized” within the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (a) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

The Federal Reserve also has the authority under the BHC Act to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal law grants federal bank regulatory authorities’ additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

In addition, the “cross guarantee” provisions of the Federal Deposit Insurance Act (the “FDIA”) require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC’s claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder.

Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

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Capital Requirements

The Federal Reserve imposes certain capital requirements on bank holding companies under the BHC Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are essentially the same as those that apply to such holding company’s bank subsidiary and are described below under “Bank Regulation—Capital and Related Requirements.”

Dividend Payments

Our ability to pay dividends to our stockholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. Bancorp 34 is a Maryland corporation and subject to the limitations of the MGCL. The MGCL allows Bancorp 34 to pay dividends from the net earnings of the corporation for the fiscal year in which the dividend is made, the net earnings of the corporation for the preceding fiscal year, or the sum of net earnings of the corporation for the preceding eight fiscal quarters. The MGCL provides that no dividends may be made by a corporation if, after giving effect to the dividend, the corporation would not be able to pay its indebtedness as it becomes due in the usual course of business, or the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

In addition, as a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should eliminate, defer or significantly reduce dividends to stockholders if: (a) the company’s net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (b) the prospective rate of earnings retention is inconsistent with the company’s capital needs and overall current and prospective financial condition; or (c) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. In addition, under the Basel III rules, financial institutions that seek to pay dividends must maintain the 2.5% capital conservation buffer. See “Bank Regulation—Capital and Related Requirements” below.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002, which we refer to as “Sarbanes-Oxley,” implemented a broad range of corporate governance, accounting and reporting measures for companies, that have securities registered under the Exchange Act. Although Bancorp 34 is not currently, and CBOA has not previously, been subject to Sarbanes-Oxley, Bancorp 34 will become subject to Sarbanes-Oxley upon the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part. Sarbanes-Oxley and the various regulations promulgated under Sarbanes-Oxley, established, among other things: (a) requirements for audit committees, including independence, expertise, and responsibilities; (b) additional responsibilities relating to financial statements for the Chief Executive Officer and Chief Financial Officer of reporting companies; (c) standards for auditors and regulation of audits, including independence provisions that restrict non-audit services that accountants may provide to their audit clients; (d) increased disclosure and reporting obligations for reporting companies and their directors and executive officers, including accelerated reporting of stock transactions and a prohibition on trading during blackout periods; and (e) a range of civil and criminal penalties for fraud and other violations of the securities laws.

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Bank Regulation

Bank 34 is a federal savings association, which elected and was approved to be treated as a “covered savings association” (CSA) in January of 2023. A CSA has the same rights and privileges as a national bank that has its main office situated in the same location as the home office of the CSA and is subject to the same duties, restrictions, penalties, liabilities, conditions, and limitations that would apply to such a national bank. As such, Bank 34’s activities are now subject to the same laws, regulations, and safety and soundness expectations as a national bank located in the State of Arizona, including any appropriate enforcement action for failure to comply with applicable laws and regulations. As a CSA, Bank 34 retained its federal savings association charter and must continue to comply with the provisions of law applicable to federal savings associations for certain limited purposes enumerated in federal regulations, including governance (e.g., incorporation, organization, charter, bylaws, board of directors, shareholders, mutual members, and dividends), consolidation, merger, dissolution, conversion, conservatorship, receivership, and other purposes determined by OCC regulation.

As a covered federal savings association, Bank 34 is subject to regulation and supervision primarily by the OCC and secondarily by the Federal Reserve, the FDIC, and the Consumer Financial Protection Bureau, which we refer to as the “CFPB.” We are subject to requirements and restrictions under federal law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Bank 34.

Capital and Related Requirements

We are subject to comprehensive capital adequacy requirements intended to protect against losses that we may incur. Regulatory capital rules adopted in July 2013 and fully phased in as of January 1, 2019, which we refer to as Basel III, impose minimum capital requirements for bank holding companies and banks. The BASEL III rules apply to all state and national banks and savings and loan associations regardless of size and bank holding companies and savings and loan holding companies other than “small bank holding companies,” generally holding companies with consolidated assets of less than $3 billion. More stringent requirements are imposed on “advanced approaches” banking organizations—those organizations with $250 billion or more in total consolidated assets, $10 billion or more in total foreign exposures, or that have opted into the Basel II capital regime.

The rules include certain higher risk-based capital and leverage requirements than those previously in place. Specifically, we are required to maintain the following minimum capital requirements:

•	a common equity Tier 1 (“CET1”) risk-based capital ratio of 4.5%;
•	a Tier 1 risk-based capital ratio of 6%;
•	a total risk-based capital ratio of 8%; and
•	a leverage ratio of 4%.

Under Basel III, Tier 1 capital includes two components: CET1 capital and additional Tier 1 capital. The highest form of capital, CET1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, otherwise referred to as AOCI, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital is primarily comprised of noncumulative perpetual preferred stock, Tier 1 minority interests and grandfathered trust preferred securities. Tier 2 capital generally includes the allowance for loan losses up to 1.25% of risk-weighted assets, qualifying preferred

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stock, subordinated debt and qualifying tier 2 minority interests, less any deductions in Tier 2 instruments of an unconsolidated financial institution. AOCI is presumptively included in CET1 capital and often would operate to reduce this category of capital. When implemented, Basel III provided a one-time opportunity for covered banking organizations to opt out of much of this treatment of AOCI. We made this opt-out election.

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, under Basel III, a banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three risk-based measurements (CET1, Tier 1 capital and total capital). The 2.5% capital conservation buffer was phased in incrementally over time, and became fully effective for us on January 1, 2019, resulting in the following effective minimum capital plus capital conservation buffer ratios: (a) a CET1 capital ratio of 7.0%, (b) a Tier 1 risk-based capital ratio of 8.5%, and (c) a total risk-based capital ratio of 10.5%.

The capital rules require that goodwill and other intangible assets (other than mortgage servicing assets), net of associated deferred tax liabilities (“DTLs”), be deducted from CET1 capital. Additionally, deferred tax assets (“DTAs”) that arise from net operating loss and tax credit carryforwards, net of associated DTLs and valuation allowances, are fully deducted from CET1 capital. However, DTAs arising from temporary differences that could not be realized through net operating loss carrybacks, along with mortgage servicing assets and “significant” (defined as greater than 10% of the issued and outstanding common stock of the unconsolidated financial institution) investments in the common stock of unconsolidated “financial institutions” are partially includible in CET1 capital, subject to deductions defined in the rules.

The OCC also considers interest rate risk (arising when the interest rate sensitivity of Bank 34’s assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the evaluation of the bank’s capital adequacy. Banks with excessive interest rate risk exposure are required to hold additional amounts of capital against their exposure to losses resulting from that risk. Through the risk-weighting of assets, the regulators also require banks to incorporate market risk components into their risk-based capital. Under these market risk requirements, capital is allocated to support the amount of market risk related to a bank’s lending and trading activities.

Bank 34’s capital categories are determined solely for the purpose of applying the “prompt corrective action” rules described below and they are not necessarily an accurate representation of its overall financial condition or prospects for other purposes. Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. See “Prompt Corrective Action” below.

In November 2019, the federal banking regulators published final rules implementing a simplified measure of capital adequacy for certain banking organizations that have less than $10 billion in total consolidated assets. Under the final rules, which went into effect on January 1, 2020, banks and holding companies that have less than $10 billion in total consolidated assets and meet other qualifying criteria, including a leverage ratio of greater than 9%, off-balance-sheet exposures of 25% or less of total consolidated assets and trading assets plus trading liabilities of 5% or less of total consolidated assets, are deemed “qualifying community banking organizations” are eligible to opt into the “community bank leverage ratio framework.” A qualifying community banking organization that elects to use the community bank leverage ratio framework and that maintains a leverage ratio of greater than 9% is considered to have satisfied the generally applicable risk-based and leverage capital requirements under the Basel III rules and, if applicable, is considered to have met the “well capitalized” ratio requirements for purposes of its primary federal regulator’s prompt corrective action rules, discussed below. The final rules include a two-quarter grace period during which a qualifying community banking organization that temporarily fails to meet any of the qualifying criteria, including the greater-than-9% leverage capital ratio requirement, is generally still deemed “well capitalized” so long as the banking organization maintains a leverage

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capital ratio greater than 8%. A banking organization that fails to maintain a leverage capital ratio greater than 8% is not permitted to use the grace period and must comply with the generally applicable requirements under the Basel III rules and file the appropriate regulatory reports. We do not have any immediate plans to use the community bank leverage ratio framework but may make such an election in the future.

Prompt Corrective Action

As an insured depository institution, we are required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act (the “FDIA”). The FDIA requires each federal banking agency to take prompt corrective action (“PCA”) to resolve the problems of insured depository institutions, including those that fall below one or more prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of capital ratios: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized.” As of December 31, 2022, we maintained capital ratios that exceeded the minimum ratios established for a “well capitalized” institution.

The following is a list of the criteria for each PCA capital category:

Well Capitalized—The institution exceeds the required minimum level for each relevant capital measure. A well-capitalized institution:

•	has total risk-based capital ratio of 10% or greater; and
•	has a Tier 1 risk-based capital ratio of 8% or greater; and
•	has a common equity Tier 1 risk-based capital ratio of 6.5% or greater; and
•	has a leverage capital ratio of 5% or greater; and
•	is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

Adequately Capitalized—The institution meets the required minimum level for each relevant capital measure. The institution may not make a capital distribution if it would result in the institution becoming undercapitalized. An adequately capitalized institution:

•	has a total risk-based capital ratio of 8% or greater; and
•	has a Tier 1 risk-based capital ratio of 6% or greater; and
•	has a common equity Tier 1 risk-based capital ratio of 4.5% or greater; and
•	has a leverage capital ratio of 4% or greater.

Undercapitalized—The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution:

•	has a total risk-based capital ratio of less than 8%; or
•	has a Tier 1 risk-based capital ratio of less than 6%; or
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•	has a common equity Tier 1 risk-based capital ratio of less than 4.5% or greater; or
•	has a leverage capital ratio of less than 4%.

Significantly Undercapitalized—The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution:

•	has a total risk-based capital ratio of less than 6%; or
•	has a Tier 1 risk-based capital ratio of less than 4%; or
•	has a common equity Tier 1 risk-based capital ratio of less than 3% or greater; or
•	has a leverage capital ratio of less than 3%.

Critically Undercapitalized—The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

Depending upon the capital category to which an institution is assigned, the primary federal regulators’ corrective powers include: (a) requiring the institution to submit a capital restoration plan; (b) limiting the institution’s asset growth and restricting its activities; (c) requiring the institution to issue additional capital stock (including additional voting stock) or to sell itself; (d) restricting transactions between the institution and its affiliates; (e) restricting the interest rate that the institution may pay on deposits; (f) ordering a new election of directors of the institution; (g) requiring that senior executive officers or directors be dismissed; (h) prohibiting the institution from accepting deposits from correspondent banks; (i) requiring the institution to divest certain subsidiaries; (j) prohibiting the payment of principal or interest on subordinated debt; and (k) ultimately, appointing a receiver for the institution.

CECL

On December 21, 2018, the federal banking agencies issued a joint final rule to revise their regulatory capital rules to (a) address the upcoming implementation of a new credit impairment model, the Current Expected Credit Loss, or CECL model, an accounting standard under GAAP; (b) provide an optional three-year phase-in period for the day-one adverse regulatory capital effects that banking organizations are expected to experience upon adopting CECL; and (c) require the use of CECL in stress tests beginning with the 2020 capital planning and stress testing cycle for certain banking organizations that are subject to stress testing. We are currently evaluating the impact the CECL model will have on our accounting. We expect to recognize a one-time cumulative-effect adjustment to our allowance for loan losses as of the beginning of the first quarter of 2023, the first reporting period in which the new standard will become effective for us. The results of our most recent parallel run have indicated the initial adoption of ASU 2016-13 to not be material to our consolidated balance sheet.

The CECL methodology was adopted on January 1, 2023. Upon adoption, we recorded an increase to the ACL on the loans held-for-investment of $604,000, established an ACL on unfunded commitments of $164,000 established an ACL on held-to-maturity investments of $38,000 recorded an increase to deferred tax asset of $152,000 and a corresponding one-time cumulative reduction to retained earnings, net of tax, of $654,000 in the consolidated balance sheet as of January 1, 2023.

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Dividend Payments

Both OCC and Federal Reserve regulations govern capital distributions by federal savings associations to their holding companies. Covered distributions include cash dividends, stock repurchases and other transactions charged to the capital account of a savings association. A savings association must file a notice with the Federal Reserve at least 30 days before making any capital distribution. A federal savings association also must file an application with the OCC for approval of a capital distribution if, among other things: (1) the total capital distributions for the current calendar year (including the proposed capital distribution) exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be well capitalized following the distribution, or (3) the distribution would violate any applicable statute, regulation, agreement or OCC-imposed condition. If an application to the OCC is not required, the federal savings association must provide the OCC a copy of the notice it files with the Federal Reserve.

The OCC may prohibit a proposed capital distribution that would otherwise be permitted by OCC regulations, if the OCC determines that such distribution would constitute an unsafe or unsound practice.

Under federal law, an insured depository institution cannot make any capital distribution if the capital distribution would cause the institution to become undercapitalized or if it is already undercapitalized. The FDIC also prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. Bank 34 is currently not in default in any assessment payment to the FDIC.

Community Reinvestment Act and Fair Lending Requirements

Bank 34 is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations. Each bank is also subject to certain requirements and reporting obligations under the Community Reinvestment Act (“CRA”). The CRA generally requires federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. The CRA further requires the agencies to take into account a bank’s record of meeting community credit needs when evaluating applications for, among other things, new branches or mergers. Bank 34 received a “satisfactory” CRA Assessment Rating from the OCC in its most recent examination. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities of the bank, including in acting on expansionary proposals.

In December 2019, the OCC and the FDIC issued a notice of proposed rulemaking intended to (a) clarify which activities qualify for CRA credit; (b) update where activities count for CRA credit; (c) create a more transparent and objective method for measuring CRA performance; and (d) provide for more transparent, consistent, and timely CRA-related data collection, recordkeeping, and reporting. However, the Federal Reserve has not joined the proposed rulemaking. In May 2020, the OCC issued its final CRA rule, which was later rescinded in December 2021, and was replaced with a rule based on the rules adopted jointly by the federal banking agencies in 1995. On the same day that the OCC announced its plans to rescind the CRA final rule, the OCC, FDIC, and Federal Reserve announced that they are working together to “strengthen and modernize the rules implementing the CRA.” The effects on the Bank of any potential change to the CRA rules will depend on the final form of any federal rulemaking and cannot be predicted at this time. Management will continue to evaluate any changes to the CRA’s regulations and their impact to the Bank.

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Fair Lending Requirements

We are subject to certain fair lending requirements and reporting obligations involving lending operations. A number of laws and regulations provide these fair lending requirements and reporting obligations, including, at the federal level, the Equal Credit Opportunity Act, or the “ECOA,” as amended by the Dodd-Frank Act, and Regulation B, as well as the Fair Housing Act, or the “FHA,” and regulations implementing the FHA. ECOA and Regulation B prohibit discrimination in any aspect of a credit transaction based on a number of prohibited factors, including race or color, religion, national origin, sex, marital status, age, the applicant’s receipt of income derived from public assistance programs, and the applicant’s exercise, in good faith, of any right under the Consumer Credit Protection Act. ECOA and Regulation B include lending acts and practices that are specifically prohibited, permitted, or required, and these laws and regulations proscribe data collection requirements, legal action statute of limitations, and disclosure of the consumer’s ability to receive a copy of any appraisal(s) and valuation(s) prepared in connection with certain loans secured by dwellings. FHA prohibits discrimination in all aspects of residential real-estate related transactions based on prohibited factors, including race or color, national origin, religion, sex, familial status, and handicap.

In addition to prohibiting discrimination in credit transactions on the basis of prohibited factors, these laws and regulations can cause a lender to be liable for policies that result in a disparate treatment of or have a disparate impact on a protected class of persons. If a pattern or practice of lending discrimination is alleged by a regulator, then the matter may be referred by the agency to the U.S. Department of Justice, or the “DOJ,” for investigation. In December 2012, the DOJ and CFPB entered into a Memorandum of Understanding under which the agencies have agreed to share information, coordinate investigations, and have generally committed to strengthen their coordination efforts. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with fair lending requirements into account when regulating and supervising other activities of the bank, including in acting on expansionary proposals.

Consumer Protection Regulations

Our activities are subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by us are subject to state usury laws and federal laws concerning interest rates. Our loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the Truth-In-Lending Act (“TILA”) and Regulation Z, governing disclosures of credit and servicing terms to consumer borrowers and including substantial new requirements for mortgage lending and servicing, as mandated by the Dodd-Frank Act;
•	the Home Mortgage Disclosure Act of 1975 and Regulation C, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the communities it serves;
•	the ECOA and Regulation B, prohibiting discrimination on the basis of race, color, religion, or other prohibited factors in extending credit;
•	the Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act and Regulation V, as well as the rules and regulations of the FDIC governing the use and provision of information to credit reporting agencies, certain identity theft protections and certain credit and other disclosures;
•	the Fair Debt Collection Practices Act and Regulation F, governing the manner in which consumer debts may be collected by collection agencies and intending to eliminate abusive, deceptive, and unfair debt collection practices;
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•	the Real Estate Settlement Procedures Act, or “RESPA,” and Regulation X, which governs various aspects of residential mortgage loans, including the settlement and servicing process, dictates certain disclosures to be provided to consumers, and imposes other requirements related to compensation of service providers, insurance escrow accounts, and loss mitigation procedures;
•	the Secure and Fair Enforcement for Mortgage Licensing Act of 2018 which mandates a nationwide licensing and registration system for residential mortgage loan originators. The act also prohibits individuals from engaging in the business of a residential mortgage loan originator without first obtaining and maintaining annually registration as either a federal or state licensed mortgage loan originator; and
•	The Homeowners Protection Act, or the PMI Cancellation Act, provides requirements relating to private mortgage insurance on residential mortgages, including the cancellation and termination of PMI, disclosure and notification requirements, and the requirement to return unearned premiums;
•	The Fair Housing Act prohibits discrimination in all aspects of residential real-estate related transactions based on race or color, national origin, religion, sex, and other prohibited factors;
•	The Servicemembers Civil Relief Act and Military Lending Act, providing certain protections for servicemembers, members of the military, and their respective spouses, dependents and others;
•	the Mortgages Acts and Practices - Advertising (Regulation N) prohibits any person from making any material misrepresentation in connection with an advertisement for any mortgage credit product; and
•	Section 106(c)(5) of the Housing and Urban Development Act requires making home ownership available to eligible homeowners.

Our deposit operations are also subject to federal laws, such as:

•	the FDIA, which, among other things, limits the amount of deposit insurance available per account to $250,000 and imposes other limits on deposit-taking;
•	the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;
•	the Electronic Funds Transfer Act and Regulation E, which governs the rights, liabilities, and responsibilities of consumers and financial institutions using electronic fund transfer services, and which generally mandates disclosure requirements, establishes limitations on liability applicable to consumers for unauthorized electronic fund transfers, dictates certain error resolution processes, and applies other requirements relating to automatic deposits to and withdrawals from deposit accounts;
•	The Expedited Funds Availability Act and Regulation CC, setting forth requirements to make funds deposited into transaction accounts available according to specified time schedules, disclose funds availability policies to customers, and relating to the collection and return of checks and electronic checks, including the rules regarding the creation or receipt of substitute checks; and
•	the Truth in Savings Act and Regulation DD, which requires depository institutions to provide disclosures so that consumers can make meaningful comparisons about depository institutions and accounts.

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The CFPB is an independent regulatory authority housed within the Federal Reserve. The CFPB has broad authority to regulate the offering and provision of consumer financial products. The CFPB has the authority to supervise and examine depository institutions with more than $10 billion in assets for compliance with federal consumer laws. The authority to supervise and examine depository institutions with $10 billion or less in assets such as us, for compliance with federal consumer laws remains largely with those institutions’ primary regulators. However, the CFPB may participate in examinations of smaller institutions on a “sampling basis” and may refer potential enforcement actions against such institutions to their primary regulators. As such, the CFPB may participate in examinations of Bank 34. In addition, states are permitted to adopt consumer protection laws and regulations that are stricter than the regulations promulgated by the CFPB, and state attorneys general are permitted to enforce consumer protection rules adopted by the CFPB against certain institutions.

The CFPB has issued a number of significant rules that impact nearly every aspect of the lifecycle of consumer financial products and services, including rules regarding residential mortgage loans. These rules implement Dodd-Frank Act amendments to ECOA, TILA and RESPA. Among other things, the rules adopted by the CFPB require banks to: (i) develop and implement procedures to ensure compliance with a “reasonable ability-to-repay” test; (ii) implement new or revised disclosures, policies and procedures for originating and servicing mortgages, including, but not limited to, pre-loan counseling, early intervention with delinquent borrowers and specific loss mitigation procedures for loans secured by a borrower’s principal residence, and mortgage origination disclosures, which integrate existing requirements under TILA and RESPA; (iii) comply with additional restrictions on mortgage loan originator hiring and compensation; and (iv) comply with new disclosure requirements and standards for appraisals and certain financial products.

Bank regulators take into account compliance with consumer protection laws when considering approval of proposed expansionary proposals.

Anti-Money Laundering Regulation and the USA Patriot Act

Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. The program must comply with the anti-money laundering provisions of the Bank Secrecy Act, or the “BSA.” Bancorp 34 and the Bank are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and “knowing your customer” in their dealings with foreign financial institutions, foreign customers, and other high risk customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and certain laws provide law enforcement authorities with increased access to financial information maintained by banks. Financial institutions must comply with requirements regarding risk-based procedures for conducing ongoing customer due diligence, which requires the institutions to take appropriate steps to understand the nature and purpose of customer relationships and identify and verify the identity of the beneficial owners of legal entity customers.

Anti-money laundering obligations have been substantially strengthened as a result of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, which we refer to as the “USA PATRIOT Act.” Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications. The regulatory authorities have been active in imposing cease and desist orders and money penalty sanctions against institutions that have not complied with these requirements.

The USA PATRIOT Act amended the Bank Secrecy Act and provides, in part, for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the U.S. government, including: (a) requiring standards for verifying customer identification at account opening; (b) rules to promote cooperation

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among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (c) reports by nonfinancial trades and businesses filed with the U.S. Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; (d) filing suspicious activities reports if a bank believes a customer may be violating U.S. laws and regulations; and (e) requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

Under the USA PATRIOT Act, the regulators can provide lists of the names of persons suspected of involvement in terrorist activities. The Bank can be requested, to search its records for any relationships or transactions with persons on those lists. If the Bank finds any relationships or transactions, it must file a suspicious activity report and contact the applicable governmental authorities.

On January 1, 2021, Congress overrode former President Trump’s veto and thereby enacted the National Defense Authorization Act for Fiscal Year 2022, or “NDAA.” The NDAA provides for one of the most significant overhauls of the BSA and related anti-money laundering laws since the USA Patriot Act. Notably, changes include:

•	expansion of coordination and information sharing efforts among the agencies tasked with administering anti-money laundering and countering the financing of terrorism requirements, including the Financial Crimes Enforcement Network, or “FinCEN,” the primary federal banking regulators, federal law enforcement agencies, national security agencies, the intelligence community, and financial institutions;
•	providing additional penalties with respect to violations of BSA and enhancing the powers of FinCEN;
•	significant updates to the beneficial ownership collection rules and the creation of a registry of beneficial ownership which will track the beneficial owners of reporting companies which may be shared with law enforcement and financial institutions conducting due diligence under certain circumstances;
•	improvements to existing information sharing provisions that permit financial institutions to share information relating to SARs with foreign branches, subsidiaries, and affiliates (except those located in China, Russia, or certain other jurisdictions) for the purpose of combating illicit finance risks; and
•	enhanced whistleblower protection provisions, allowing whistleblower(s) who provide original information which leads to successful enforcement of anti-money laundering laws in certain judicial or administrative actions resulting in certain monetary sanctions to receive up to 30% of the amount that is collected in monetary sanctions as well as increased protections.

Under the USA PATRIOT Act, FinCEN can send our banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. The Bank can be requested, to search its records for any relationships or transactions with persons on those lists. If the Bank finds any relationships or transactions, it must file a suspicious activity report and contact FinCEN.

The Office of Foreign Assets Control

The Office of Foreign Assets Control (“OFAC”), which is an office in the U.S. Department of the Treasury, is responsible for helping to ensure that U.S. entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts; owned or controlled by, or acting

275

on behalf of target countries, and narcotics traffickers. If a bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze or block the transactions on the account.

Financial Privacy and Cybersecurity

Under privacy protection provisions of the Gramm-Leach-Bliley Act of 1999, the “GBL,” and related regulations, we are limited in our ability to disclose non-public information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. Federal banking agencies, including the OCC, have adopted guidelines for establishing information security standards and cybersecurity programs for implementing safeguards under the supervision of the board of directors. These guidelines, along with related regulatory materials, increasingly focus on risk management and processes related to information technology and the use of third parties in the provision of financial services.

Consumers must be notified in the event of a data breach under applicable federal and state laws. Under federal regulations, banking organizations are required to notify their primary federal regulator as soon as possible and no later than 36 hours after the discovery of a “computer-security incident” that rises to the level of a “notification incident” within the meaning attributed to those terms by the federal regulation. Banks’ service providers are required under the federal regulation to notify any affected bank to or on behalf of which the service provider provides services “as soon as possible” after determining that it has experienced an incident that materially disrupts or degrades, or is reasonably likely to materially disrupt or degrade, covered services provided to such bank for as much as four hours.

Deposit Premiums and Assessments

Bank 34’s deposits are insured by the Deposit Insurance Fund (DIF) of the FDIC up to $250,000, the maximum amount permitted by law. The FDIC uses the DIF to protect against the loss of insured deposits if an FDIC-insured bank or savings association fails. As an FDIC-insured bank, we must pay deposit insurance assessments to the FDIC based on our average total assets minus our average tangible equity.

As an institution with less than $10 billion in assets, our assessment rates are based on the level of risk we pose to the FDIC’s deposit insurance fund (DIF). Pursuant to changes adopted by the FDIC that were effective July 1, 2016, the initial base rate for deposit insurance is between three and 30 basis points. Total base assessment after possible adjustments now ranges between 1.5 and 40 basis points. For established smaller institutions, such as us, the total base assessment rate is calculated by using supervisory ratings as well as (a) an initial base assessment rate, (b) an unsecured debt adjustment (which can be positive or negative), and (c) a brokered deposit adjustment.

In addition to the ordinary assessments described above, the FDIC has the ability to impose special assessments in certain instances. For example, under the Dodd-Frank Act, the minimum designated reserve ratio for the DIF was increased to 1.35% of the estimated total amount of insured deposits. Extraordinary growth in insured deposits during the first and second quarters of 2020 caused the DIF reserve ratio to decline below the statutory minimum of 1.35%. In October 2022, the FDIC announced a uniform two basis point increase in the deposit insurance assessment rate beginning in the first quarterly assessment period of 2023, with the intended purpose of having the DIF reach its statutory limit of 1.35% by the statutory deadline of September 30, 2028.

The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a notice and hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

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CRE Guidance

In December 2015, the federal banking regulators released a statement entitled “Interagency Statement on Prudent Risk Management for Commercial Real Estate Lending” (the “CRE Guidance”). In the CRE Guidance, the federal banking regulators (a) expressed concerns with institutions that ease CRE underwriting standards, (b) directed financial institutions to maintain underwriting discipline and exercise risk management practices to identify, measure and monitor lending risks, and (c) indicated that they will continue to pay special attention to CRE lending activities and concentrations. The federal banking regulators previously issued guidance in December 2006, entitled “Interagency Guidance on Concentrations in CRE Lending, Sound Risk Management Practices,” which stated that an institution that is potentially exposed to significant CRE concentration risk should employ enhanced risk management practices. Specifically, the guidance states that such institutions have (i) total CRE loans representing 300% or more of the institution’s total capital and (ii) the outstanding balance of such institution’s CRE loan portfolio has increased by 50% or more during the prior 36 months.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary policies of the U.S. and its agencies. The Federal Open Market Committee’s monetary policies have had, and are likely to continue to have, an important effect on the operating results of banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects on the levels of bank loans, investments and deposits through its open market operations in U.S. government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. We cannot predict the nature or effect of future changes in such monetary policies.

Future Legislation and Regulation

Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied or interpreted. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation has in the past and may in the future affect the regulatory structure under which we operate and may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital or modify our business strategy, or limit our ability to pursue business opportunities in an efficient manner. Our business, financial condition, results of operations or prospects may be adversely affected, perhaps materially, as a result.

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LEGAL MATTERS

The validity of the Bancorp 34 common stock to be issued in connection with the merger will be passed upon for Bancorp 34 by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Bancorp 34 by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia and for CBOA by Otteson Shapiro, LLP.

EXPERTS

Bancorp 34

The restated consolidated financial statements of Bancorp 34 and its subsidiaries as of and for the years ended December 31, 2022 and 2021, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, and are included in reliance upon the reports of such auditor given on the authority of such firm as experts in accounting and auditing.

CBOA

The consolidated financial statements of CBOA and its subsidiaries as of and for the years ended December 31, 2022 and 2021, have been audited by Eide Bailly LLP, an independent auditor, and are included in reliance upon the reports of such auditor given on the authority of such firm as experts in accounting and auditing.

278

CHANGE IN AUDITOR

On May 26, 2023, Bancorp 34 dismissed its previous independent accounting firm, Moss Adams LLP (“Moss Adams”), and engaged Plante & Moran, PLLC (“Plante Moran”) as its independent auditor. This change in auditors was approved by Bancorp 34’s board of directors in connection with the Bancorp 34’s determination to proceed with the registration of Bancorp 34 common stock to be issued to CBOA shareholders pursuant to this joint proxy statement/prospectus. Plante Moran was engaged to audit the financial statements of the for the year ending December 31, 2022 and the year ended December 31, 2021 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Plante Moran, Bancorp 34 did not consult with Plante Moran regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Plante Moran on Bancorp 34’s financial statements, and Plante Moran did not provide any written or oral advice that was an important factor considered by Bancorp 34 in reaching a decision as to any such accounting, auditing or financial reporting issue, and Bancorp 34 did not consult with Plante Moran regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The report of Moss Adams on its audit of the financial statements of Bancorp 34 for the years ended December 31, 2022 and 2021, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the financial statements of Bancorp 34 for the years ended December 31, 2022 and 2021, there were no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moss Adams, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Bancorp 34 provided Moss Adams with a copy of this disclosure before its filing with the SEC and requested that Moss Adams furnish Bancorp 34 with a letter addressed to the SEC stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter confirming Moss Adam’s agreement with the disclosure is filed as an exhibit to this registration statement.

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F-1

Bancorp 34, Inc.

Consolidated Balance Sheets

(Dollars in Thousands)

September 30, 2023, and December 31, 2022

	Unaudited
	2023	2022
ASSETS
Cash and due from banks	$12,898	$16,112
Fed funds sold	1,640	835
Total cash and cash equivalents	14,538	16,947

Available-for-sale securities, at fair value	53,362	58,582

Held-to-maturity securities, at amortized cost, net of allowance for credit losses	5,765	5,832

Loans held for investment	480,216	463,360
Allowance for credit losses	(8,391)	(4,778)

Loans held for investment, net	471,825	458,582

Premises and equipment, net	7,758	8,077
Operating lease right-of-use assets	1,883	2,067
Other investments	2,915	1,277
Accrued interest receivable	1,489	1,505
Deferred income tax asset, net	5,249	4,924
Bank owned life insurance	11,781	11,598
Prepaid and other assets	4,303	4,949
Total assets	$580,868	$574,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Demand deposits	$92,377	$102,699
Savings and NOW deposits	246,739	311,395
Time deposits	129,275	73,493
Total deposits	468,391	487,587

Federal Home Loan Bank advances	18,000	5,000
Subordinate debt, net of issuance costs	24,581	24,531
Escrows	229	179
Operating lease liabilities	2,076	2,153
Accrued interest and other liabilities	7,189	5,652
Total liabilities	520,466	525,102

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value Authorized: 50,000,000 shares Issued and outstanding: 0 and 521,849 on September 30, 2023, and December 31, 2022, respectively	—	5
Common stock, $0.01 par value Authorized: 100,000,000 shares, including 1,100,000 shares of non-voting common stock
Voting common stock, $0.01 par value Issued and outstanding: 3,874,695 and 3,032,606 on September 30, 2023, and December 31, 2022, respectively	39	30
Non-voting common stock, $0.01 par value Issued and outstanding: 820,115 and 0 on September 30, 2023, and December 31, 2022, respectively	8	—
Additional paid-in capital	43,240	28,369
Retained earnings	25,976	29,013
Accumulated other comprehensive loss	(7,500)	(6,773)
Unearned Employee Stock Ownership Plan (ESOP) share	(1,361)	(1,406)
Total stockholders’ equity	60,402	49,238

Total liabilities and stockholders’ equity	$580,868	$574,340

See accompanying notes (unaudited).

F-2

Bancorp 34, Inc.

Consolidated Statements of Comprehensive Income (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Three and nine months ended September 30, 2023, and 2022

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
INTEREST INCOME
Interest and fees on loans	$6,631	$5,573	$19,082	$16,092
Interest on securities	395	418	1,218	1,231
Interest on other interest-earning assets	146	71	420	112

Total interest income	7,172	6,062	20,720	17,435

Interest expense
Interest on deposits	2,994	944	7,813	1,758
Interest on borrowings	474	554	1,316	1,261

Total interest expense	3,468	1,498	9,129	3,019

Net interest income	3,704	4,564	11,591	14,416
Provision for credit losses	3,146	125	3,280	780

Net interest income after provision for credit losses	558	4,439	8,311	13,636

NON-INTEREST INCOME
Service charges and fees	106	119	328	284
Gain on sale of loans	17	—	83	—
Bank owned life insurance	63	61	183	180
Other	(22)	(38)	(65)	(78)

Total non-interest income	164	142	529	386

NON-INTEREST EXPENSE
Salaries and employee benefits	1,488	1,879	5,144	5,562
Occupancy	293	310	843	939
Data processing fees	622	562	1,908	1,592
FDIC and other insurance expense	70	95	224	327
Professional fees	153	93	486	238
Merger Costs	529	—	1,333	—
Advertising	4	22	31	75
Other	441	295	1,023	965

Total non-interest expense	3,600	3,256	10,992	9,698

Income (loss) before provision for income taxes	(2,878)	1,325	(2,152)	4,324
Provision for (benefit from) income taxes	(603)	321	(426)	1,052

Net income (loss)	(2,275)	1,004	(1,726)	3,272
Other comprehensive loss

Other comprehensive loss	(1,423)	(3,145)	(906)	(9,385)
Tax effect of other comprehensive loss	354	800	179	2,069

Other comprehensive loss, net of tax	(1,069)	(2,345)	(727)	(7,316)

Comprehensive loss	$(3,344)	$(1,341)	$(2,453)	$(4,044)

Earnings per common share - Basic	$(0.52)	$0.42	$(0.48)	$1.38

Earnings per common share - Diluted	$(0.52)	$0.42	$(0.48)	$1.37

See accompanying notes (unaudited).

F-3

Bancorp 34, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

(Dollars in Thousands, Except Number of Shares)

Three Months Ended September 30, 2023, and 2022

		Shares								Balances
	Voting Common Shares	Non-voting Common Shares	Series A Preferred Shares	Voting Common Stock	Non-voting Common Stock		Series A Preferred Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Unearned ESOP Shares	Total
BALANCE, JUNE 30, 2022	2,525,198	—	—	$25		$—		$—	$14,746	$30,300	$(5,891)	$(1,436)	$37,744

Net income	—	—	—	—		—		—	—	1,004	—	—	1,004
Other comprehensive loss AFS securities	—	—	—	—		—		—	—	—	(2,345)	—	(2,345)
Amortization of equity awards	—	—	—	—		—		—	53	—	—	15	68
Dividends	—	—	—	—		—		—	—	(175)	—	—	(175)

BALANCE, SEPTEMBER 30, 2022	2,525,198	—	—	$25	$		$		$14,799	$31,129	$(8,236)	$(1,421)	$36,296

BALANCE, JUNE 30, 2023	3,875,945	—	820,115	$39	$			$8	$43,249	$28,251	$(6,431)	$(1,376)	$63,740

Net loss	—	—	—	—		—		—	—	(2,275)	—	—	(2,275)
Other comprehensive loss on AFS securities	—	—	—	—		—		—	—	—	(1,069)	—	(1,069)
Restricted stock forfeiture	(1,250)	—	—	—		—		—	(9)	—	—	—	(9)
Amortization of equity awards	—	—	—	—		—		—	—	—	—	15	15
Conversion of Series A preferred stock to non voting common stock	—	820,115	(820,115)	—		8		(8)	—	—	—	—	—

BALANCE, SEPTEMBER 30, 2023	3,874,695	820,115	—	$39		$8		$—	$43,240	$25,976	$(7,500)	$(1,361)	$60,402

See accompanying notes (unaudited).

F-4

Bancorp 34, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

(Dollars in Thousands, Except Number of Shares)

Nine Months Ended September 30, 2023, and 2022

		Shares								Balances
	Voting Common Shares	Non-voting Common Shares	Series A Preferred Shares	Voting Common Stock	Non-voting Common Stock		Series A Preferred Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Unearned ESOP Shares	Total
BALANCE, DECEMBER 31, 2021	2,523,398	—	—	$25		$—		$—	$14,647	$28,383	$(920)	$(1,465)	$40,670

Net income	—	—	—	—		—		—	—	3,272	—	—	3,272
Other comprehensive loss on AFS securities	—	—	—	—		—		—	—	—	(7,316)	—	(7,316)
Restricted stock award	9,500	—	—	—		—		—	—	—	—	—	—
Restricted stock forfeiture	(3,439)	—	—	—		—		—	—	—	—	—	—
Amortization of equity awards	—	—	—	—		—		—	230	—	—	44	274
Share repurchase	(5,297)	—	—	—		—		—	(78)	—	—	—	(78)
Stock option exercise	1,036	—	—	—		—		—	—	—	—	—	—
Dividends	—	—	—	—		—		—	—	(526)	—	—	(526)

BALANCE, SEPTEMBER 30, 2022	2,525,198	—	—	$25	$		$		$14,799	$31,129	$(8,236)	$(1,421)	$36,296

BALANCE, January 1, 2023	3,032,606	—	521,849	$30		$—		$5	$28,369	$29,013	$(6,773)	$(1,406)	$49,238
Cumulative adjustment for day one adoption of ASU 2016-13, net of tax	—	—	—	—		—		—	—	(654)	—	—	(654)
BALANCE, January 1, 2023 (as adjusted for the adoption of ASU 2016-13)	3,032,606	—	521,849	$30		$—		$5	$28,369	$28,358	$(6,773)	$(1,406)	$48,583

Net loss	—	—	—	—		—		—	—	(1,726)	—	—	(1,726)
Other comprehensive loss on AFS securities	—	—	—	—		—		—	—	—	(727)	—	(727)
Restricted stock award	10,250	—	—	—		—		—	—	—	—	—	—
Restricted stock forfeiture	(1,250)	—	—	—		—		—	(9)	—	—	—	(9)
Amortization of equity awards	—	—	—	—		—		—	60	—	—	45	105
Share repurchase	(15,000)	—	—	—		—		—	(210)	—	—	—	(210)
Issuance of common stock, net of cost	848,089	—	—	9		—		—	10,857	—	—	—	10,866
Issuance of Series A preferred stock, net of cost	—	—	298,266	—		—		3	4,173	—	—	—	4,176
Conversion of Series A preferred stock to non voting common stock	—	820,115	(820,115)	—		8		(8)	—	—	—	—	—
Dividends	—	—	—	—		—		—	—	(656)	—	—	(656)

BALANCE, SEPTEMBER 30, 2023	3,874,695	820,115	—	$39		$8		$—	$43,240	$25,976	$(7,500)	$(1,361)	$60,402

See accompanying notes (unaudited).

F-5

Bancorp 34, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Thousands)

	Nine Months Ended September 30,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,726)	$3,272
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	419	360
Stock dividends on other investments	(32)	(21)
Amortization of premiums and discounts on securities, net	200	285
Amortization of equity awards	105	274
Origination of loans held for sale	(924)	—
Gain on sale of loans	(83)	—
Proceeds from sale of loans	1,007	—
Provision for credit losses	3,280	780
Fixed asset impairment	—	17
Net appreciation on bank-owned life insurance	(183)	(180)
Deferred income tax expense (benefit)	1	—
Changes in operating assets and liabilities
Accrued interest receivable	16	(10)
Prepaid and other assets	695	(1,100)
Accrued interest and other liabilities	1,529	(395)

Net cash from operating activities	4,304	3,282

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from calls, sales, or principal payments on available-for-sale securities	4,136	6,313
Purchases of available-for-sale securities	—	(8,060)
Purchases of held-to-maturity securities	—	(500)
Net (purchase) redemptions of other investments	(1,606)	(1,962)
Net change in loans held for investment	(17,173)	(49,031)
Purchases of premises and equipment	(100)	(418)

Net cash used in investing activities	(14,743)	(53,658)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	(19,196)	28,859
Net change in escrows	50	58
Proceeds from Federal Home Loan Bank advances	242,398	711,500
Repayments of Federal Home Loan Bank advances	(229,398)	(693,500)
Common stock repurchases	(210)	(78)
Common stock issuance, net	10,866	—
Preferred stock issuance, net	4,176	—
Payment of dividends	(656)	(526)

Net cash from financing activities	8,030	46,313

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,409)	(4,063)
CASH AND CASH EQUIVALENTS, beginning of period	16,947	15,501

CASH AND CASH EQUIVALENTS, end of period	$14,538	$11,438

SUPPLEMENTAL DISCLOSURES
Interest on deposits and borrowings paid	$8,867	$2,940
Income taxes paid (refunds received)	$124	$1,219

See accompanying notes (unaudited).

F-6

Bancorp 34, Inc.

Notes to Consolidated Financial Statements

Note 1 – Nature of Operations and Significant Accounting Policies

Bancorp 34, Inc. (“Bancorp 34” or the “Company”) is a Maryland corporation organized in 2016 to be the successor to Alamogordo Financial Corp (“AFC”), a savings and loan holding company, upon completion of the October 2016 second-step conversion of Bank 34 (the “Bank”) from the two-tier mutual holding company structure to the stock holding company structure. Bancorp 34 owns 100% of the Bank. The Bank provides a variety of banking services to individuals and businesses through its full-service branch in Scottsdale, Arizona as well as branches in Alamogordo and Las Cruces, New Mexico.

Basis of presentation – The accompanying interim consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) and have not been audited. In management’s opinion, all accounting adjustments necessary to accurately reflect the financial position and results of operations on the accompanying financial statements have been made. These adjustments are normal and recurring accruals considered necessary for a fair and accurate presentation. The results for interim periods are not necessarily indicative of results for the full year or any other interim periods. The accompanying unaudited consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements that are contained in its Registration Statement on Form S-4/A (file No. 333-273901) filed with the Securities and Exchange Commission on November 13, 2023.

Basis of consolidation – The consolidated financial statements include the accounts of Bancorp 34 and the Bank. All significant intercompany accounts and transactions have been eliminated.

Reclassifications – Certain reclassifications have been made to prior period’s financial information to conform to the current period presentation. Reclassifications had no effect on Equity or Net Income.

Use of estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, allowance for loan losses and fair value of investment securities. All the investment securities held by the Company are categorized as level two investments and are measured on a recurring basis. The Company holds collateral dependent loans that are categorized as level three investments and are value on a nonrecurring basis using unobservable inputs further described in Note 15.

Subsequent events – Subsequent events have been evaluated through the date the consolidated financial statements were issued.

Cash and cash equivalents – Cash and cash equivalents include cash, due from banks, and federal funds sold. Generally, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. In monitoring credit risk associated with deposits in other banks, the Bank periodically evaluates the stability of the correspondent financial institutions. Banks may be required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. No reserves were required at September 30, 2023, and December 31, 2022.

Securities – If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity and carried at amortized historical cost less the allowance for credit losses. Securities to be held for an undeterminable period of time and not intended to be held until maturity are classified as available-for-sale and carried at fair value, with unrealized gains and losses

F-7

reported in other comprehensive income or loss, net of tax. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, prepayment risk, and other factors. Management determines the appropriate classification of securities at the time of purchase but may reassess the classification.

Net purchase premiums and discounts on securities are recognized in interest income using the level yield method over the estimated life of the security. Premiums are amortized to the earliest call date. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Securities are written down to fair value and reflected as a gain or loss.

Loans held for sale – Loans held for sale includes one- to four-family residential real estate loans, and periodically, a portion of Small Business Administration (“SBA”) or United States Department of Agriculture (USDA) loans the Bank intends to sell. They are carried at fair value. Gains and losses on the sale of mortgage loans are recognized upon sale and are determined by the difference between the sales proceeds and carrying value of the loans. Net unrealized losses, if any, are recorded as a valuation allowance and charged to operations. There were no loans held for sale at September 30, 2023, and December 31, 2022.

Loans held for investment, net – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs and net of any deferred fees or costs. Loans are considered past due or delinquent based on the contractual terms in the loan agreement and how recently repayments have been received. Interest income is recognized based upon principal amounts outstanding. The accrual of interest is discontinued at the time the loan is 90 days past due or when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal, unless the credit is well secured and in process of collection. Interest previously accrued but uncollected on such loans is reversed and charged against current income. Subsequent interest collected on such loans is credited to loan principal if, in the opinion of management, collectability of principal is doubtful; otherwise, the interest collected is recognized as income and resumption of interest accruals may occur. Loans are charged-off as uncollectible when, in the opinion of management, collectability of principal is improbable. If payment is received on a nonaccrual loan, generally the payment is first applied to the remaining principal balance. Payments are then applied to recover any charged-off amounts related to the loan. Finally, if both the principal balance and any charge-offs have been recovered, then the payment will be recorded as fee and interest income. Personal loans are typically charged off when no later than 180 days past due.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The allowance for credit losses (ACL) is maintained at a level which, in management’s judgment, is adequate to absorb expected credit losses inherent in the loan portfolio. Under the recently adopted ASC 326 methodology, management estimates the allowance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Industry historical credit loss experience is a significant input for the estimation of expected credit losses. Additionally, management’s assessment involves evaluating key factors, which include credit and macroeconomic indicators, such as changes in economic growth levels, unemployment rates, property values, and other relevant factors, to account for current and forecasted market conditions that are likely to cause estimated credit losses over the life of the loans to differ from historical credit losses. Expected credit losses are generally estimated over the contractual term of the loans, adjusted by prepayments when appropriate. Because of uncertainties associated with forecasting economic conditions, collateral values, and future cash flows, it is reasonably possible that management’s estimate of expected credit losses within the loan portfolio and the related allowance may change materially. See the recently adopted accounting standards section located within this footnote for additional information.

F-8

Prior to the adoption of ASC 326 methodology, the allowance consisted of probably credit losses inherent in the loan portfolio. Allowances for impaired loans were generally determined based on collateral values or the present value of estimated cash flows and made up the specific reserve component of the reserve. The general component of the allowance covered non-impaired loans and had a quantitative component (historical loss) and a qualitative component (current risk factors). The qualitative risk factors included consideration of the following: changes in lending policies and underwriting standards; changes in economic conditions; changes in nature and volume of loans; changes in the depth of lending staff; changes in the volume and severity of past due, non-accrual and adversely classified loans; changes in the levels and trends of charge offs and recoveries; changes in the quality of the loan review system; changes in concentrations of credit; and, the effects of other external factors such as competition and legal and regulatory requirements. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

Premises and equipment – Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives of the assets which range from three to seven years for equipment and fifteen to forty years for leasehold improvements and buildings. Maintenance and repairs that do not extend the useful lives of premises and equipment are charged to expense as incurred.

Leases – Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

Other investments – The Bank has investments in The Independent Bankers Bank (TIB), Pacific Coast Bankers’ Bancshares (PCBB) and the Federal Home Loan Bank (FHLB) of Dallas. The Bank is a member of FHLB system. The Bank is required to maintain minimum levels of FHLB stock-based on various factors, including the amount of borrowings outstanding, mortgage assets, and the Bank’s total assets. Financial institution stock is carried at cost, is classified as a restricted security, and is periodically evaluated for impairment based on ultimate recovery. The carrying value of financial institution stocks at September 30, 2023, and December 31, 2022, was $2,005,000 and $962,000, respectively. Cash and stock dividends are recorded in Other Income in the Consolidated Statement of Comprehensive Income.

The Company invested in the Castle Creek Launchpad Fund I, LP in April 2022. The Company has committed to fund up to $2 million over a 4-year funding period. As of September 30, 2023, the investment totals $910,000 compared to $315,000 as of December 31, 2022. Given that the fund has limited seasoning from a time and investment dollar perspective, the investment in the fund is being carried at cost.

Transfers of financial assets – Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

F-9

Bank Owned Life Insurance (BOLI) – The Bank holds BOLI representing life insurance on the lives of certain executives of the Bank purchased in order to help offset the costs of the Bank’s benefit expenses. BOLI is carried on our consolidated balance sheets at the net cash surrender value of the policies and increases in the net cash surrender value are recorded in noninterest income in the consolidated statements of comprehensive income (loss) as bank owned life insurance income.

Other real estate owned – Other real estate owned is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. Generally these properties are initially recorded at fair value, less estimated cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management; other real estate owned is carried at the lower of the carrying amount or fair value, less the estimated cost to sell. Expenses, gains and losses on disposition, and reductions in carrying value are reported as non-interest expense. There was no other real estate owned as of September 30, 2023, and December 31, 2022.

Fair value measurements – Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A three-level fair value hierarchy prioritizes the inputs used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities; includes certain U.S. Treasury and other U.S. Government agency debt that is highly-liquid and is actively traded in over-the-counter markets.

Level 2 – Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Escrow accounts – Funds collected from loan customers for insurance, real estate taxes and other purposes are maintained in escrow accounts and carried as a liability in the Consolidated Balance Sheets. These funds are periodically remitted to the appropriate entities to satisfy those claims.

Financial Instruments with off-balance-sheet risk – In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in The Consolidated Financial Statements when they are funded or related fees are incurred or received. The credit risk associated with these instruments is generally evaluated using the same methodology as for loans held for investment.

Advertising cost – The Bank conducts direct and non-direct response advertising and purchases prospective customer lists from various sources. These costs are expensed as incurred. Advertising costs from continuing operations are not material.

F-10

Employee Stock Ownership Plan (ESOP) – The Bank sponsors an internally leveraged ESOP. The cost of shares issued to the ESOP but not yet released is shown as unearned employee stock ownership plan (ESOP) shares, an element of stockholders’ equity in our consolidated balance sheets. As shares are committed to be released, compensation expense is recorded equal to the market price of the shares, and the shares become outstanding for purposes of earnings per share calculations. To the extent that the fair value of ESOP shares committed differs from the cost of such shares, the difference is charged or credited to additional paid-in capital in stockholders’ equity.

Cash dividends on unallocated ESOP shares may be used to make payments on the ESOP loan and may be allocated to participant accounts in proportion to their account balances. Cash dividends paid on allocated shares are recorded as a reduction of retained earnings and, at the direction of the employer may be: a) credited directly to participant accounts in proportion to their account balances, or b) distributed directly to participants (outside the plan) in proportion to their account balances, or c) used to make payments on the ESOP loan requiring the release of shares with at least a similar fair market value be allocated to participant accounts. In addition, participants have the right to receive an immediate distribution of their vested cash dividends paid on shares of common stock credited to their accounts.

Other stock-based compensation – The Company has stock-based compensation plans which provide for the award of various benefits to Directors and employees, including restricted stock and options to purchase stock. Each restricted stock award is separated into vesting tranches and compensation expense is recognized based on the fair value at the date of grant for each tranche on a straight-line basis over the vesting period reduced for estimated forfeitures. Cash dividends on unvested restricted shares are charged to compensation expense. The fair value of stock option awards granted is estimated using the Black-Scholes-Merton option pricing model using inputs including the option exercise price and risk-free rate of return, and assumptions for expected dividend yield, expected stock price volatility and the expected life of the awards. The closing market price of the Company’s stock on the date of grant is the exercise price for the stock options and the estimated fair value of the restricted stock awards. Expense is recognized over the required service period, defined as the vesting period. For awards with graded vesting, expense is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize expense net of actual forfeitures.

Employee retention credit – The Company qualified for identified refunds based upon federal laws that allow an eligible employer to obtain a refundable employment tax credit under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), as amended by Taxpayer Certainty and Disaster Tax Relief Act of 2020 (Relief Act), enacted December 27, 2020, the American Rescue Plan Act of 2021 (ARP Act), enacted March 11, 2021, and the Infrastructure Investment and Jobs Act (Infrastructure Act), enacted November 15, 2021, if they experienced a significant decline in gross receipts or more than a nominal portion of its business operations are impacted by a governmental order. The Company recorded a net benefit of $547,000 which offset salary and benefit expenses in 2022. An additional $254,000 is held as deferred income and included in the Accrued interest and other liabilities section of the balance sheet, given its uncertain nature and will be held as such until the five-year statute of limitations has elapsed.

Income taxes – Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Accrued interest and penalties associated with uncertain tax positions are recognized as part of the income tax provision. The Company has no uncertain tax provisions.

Comprehensive income (loss) – Comprehensive income (loss) consists solely of unrealized gains and losses on securities available-for-sale (net of taxes).

F-11

Earnings per common share – Basic earnings per common share is net income divided by the weighted-average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Maryland corporate law does not provide for treasury shares; therefore, shares repurchased are removed from issued and outstanding immediately and would not be considered outstanding. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings per share are restated for all stock splits and stock dividends through the date of issuance of the consolidated financial statements. The two-class method is an earnings allocation method under which earnings per share is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period.

Recently adopted accounting pronouncements - The following reflects recent accounting pronouncements that were adopted by the Company since the end of the Company’s fiscal year ended December 31, 2022.

On January 1, 2023, we adopted ASC 326. The FASB issued ASC 326 (also known as CECL, for Current Expected Credit Losses) to replace the incurred loss model for loans and other financial assets with an expected loss model that requires consideration of a wider range of reasonable and supportable information to determine credit losses. In accordance with ASC 326, we have developed an Allowance for Credit Loss (ACL) methodology effective January 1, 2023, which replaces its previous allowance for loan losses methodology. The ACL is a valuation account that is deducted from loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged-off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Upon adoption, we recorded an increase to the ACL on loans held-for-investment of $604,000, established an ACL on unfunded commitments of $164,000, established an ACL on held-to-maturity investments of $38,000, recorded an increase to deferred tax assets of $152,000, and a corresponding one-time cumulative reduction to retained earnings, net of tax, of $654,000 in the consolidated balance sheet as of January 1, 2023.

Allowance for credit losses - loans: The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL excludes loans held-for-sale and loans accounted for under the fair value option. The Company elected to not measure an ACL for accrued interest receivables, as we write off applicable accrued interest receivable balances in a timely manner when a loan is placed on non-accrual status, in which any accrued but uncollected interest is reversed from current income. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Management estimates the allowance balance using relevant available information, from internal and external sources, related to past events, current conditions, and reasonable and supportable forecasts. An industry index is used in the model to provide historical credit loss experience and provides the basis for the estimation of expected credit losses. The Company identified and grouped portfolio segments based on risk characteristics and underlying collateral.

The ACL for pooled loans is estimated using a non-discounted cash flow methodology. The bank then applies probability of default and loss given default to the cash flow methodology to calculate expected losses within the model. This allows the bank to identify the timing of default as compared to when the actual loss event may occur. The results are then aggregated to produce segment level results and reserve requirements for each segment. The quantitative model also incorporates forward-looking macroeconomic information over a reasonable and supportable period of twelve months with a reversion to historical losses occurring on straight line basis over the next 12 months.

F-12

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the pooled loan evaluation. When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Qualitative adjustments to historical loss data are made based on management’s assessment of the risks that may lead to a future loan loss or differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, changes in environmental and economic conditions, or other relevant factors.

Allowance for credit losses - held-to-maturity securities: Held-to maturity securities are carried at amortized cost net of ACL when management has the positive intent and ability to hold them to maturity. The Company’s held-to maturity portfolio consists solely of bank subordinated debt. Management measures expected credit losses on held-to-maturity debt securities on an individual basis. When accrued interest is reversed or charged-off in a timely manner, the CECL standard provides a practical expedient to exclude accrued interest from ACL measurement. The Company considers it’s nonaccrual and charge-off policies to be timely for all investments securities, as such, accrued interest receivable on held-to-maturity debt securities is excluded from the estimate of credit losses. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.

Allowance for credit losses - off-balance sheet credit exposures: The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted through the Provision for credit losses and is recorded in Other liabilities. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The probability of funding is based on historical utilization statistics for unfunded loan commitments that are not unconditionally cancelable by the Company. The loss rates used are calculated using the same assumptions as the associated funded balance.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments – Credit Losses (Topic 326); Troubled Debt Restructurings (“TDR”) and Vintage Disclosures. This ASU was effective for the Company on January 1, 2023. The amendments eliminate the TDR recognition and measurement guidance and instead require an entity to evaluate whether the modification represents a new loan or a continuation of an existing loan (consistent with accounting for other modifications). The amendments also enhance existing disclosure requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. The Company adopted ASU 2022-02 on January 1, 2023. Refer to Note 3 - Loans and Allowance for Credit Losses for additional information on the required disclosures.

Business Combination – On April 26, 2023, the Company and CBOA Financial, Inc. (“CBOA”) entered into an Agreement and Plan of Merger that provides for the merger of CBOA with and into the Company, with the Company as the surviving entity (the “merger”). The parties amended the merger agreement on December 21, 2023. If the merger is completed, each share of CBOA common stock will be converted into the right to receive 0.2628 shares of Company common stock plus cash in lieu of any fractional shares. Completion of the merger, among other things, is subject to the requisite approval of the appropriate regulatory bodies and the Comapny’s stockholders and CBOA’s shareholders, and if approved is expected to close in the first quarter of 2024. At September 30, 2023, CBOA had total assets of $412 million, total liabilities of $382 million, and total stockholders’ equity of $30 million.

F-13

Note 2 – Securities

Available-for-sale and held-to-maturity securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of such securities and their approximate fair values were as follows (dollars in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale, September 30, 2023
Mortgage-backed securities	$36,044	$—	$(5,952)	$30,092
U.S. Treasuries	3,073	—	(369)	2,704
U.S. government agencies	304	—	(23)	281
Municipal obligations	22,941	—	(3,472)	19,469
Corporate debt	1,000	—	(184)	816

Total	$63,362	$—	$(10,000)	$53,362

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity, September 30, 2023
Corporate debt	$5,808	$—	$(785)	$5,023

Total	$5,808	$—	$(785)	$5,023

Allowance for Credit Losses	$(43)
Net carrying value of HTM securities	$5,765

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale, December 31, 2022
Mortgage-backed securities	$39,709	$—	$(5,177)	$34,532
U.S. Treasuries	3,083	—	(366)	2,717
U.S. government agencies	396	—	(26)	370
Municipal obligations	23,500	—	(3,349)	20,151
Corporate debt	1,000	—	(188)	812

Total	$67,688	$—	$(9,106)	$58,582

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity, December 31, 2022
Corporate debt	$5,832	$9	$(409)	$5,432

Total	$5,832	$9	$(409)	$5,432

F-14

Securities with unrealized losses as of September 30, 2023, and December 31, 2022., that have not been recognized in income are as follows (dollars in thousands):

	Continued Unrealized Loss for Less than 12 Months		Continued Unrealized Loss for 12 Months or More		Total
Description of securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Available-for-sale, September 30, 2023
Mortgage-backed securities	$326	$(45)	$29,766	$(5,907)	$30,092	$(5,952)
U.S. Treasuries	—	—	2,704	(369)	2,704	(369)
U.S. government agencies	—	—	281	(23)	281	(23)
Municipal obligations	—	—	19,469	(3,472)	19,469	(3,472)
Corporate debt	—	—	816	(184)	816	(184)

Total temporarily impaired	$326	$(45)	$53,036	$(9,955)	$53,362	$(10,000)

Held to Maturity September 30, 2023
Corporate debt	$878	$(122)	$4,145	$(663)	5,023	(785)
Total temporarily impaired	$878	$(122)	$4,145	$(663)	5,023	(785)

	Continued Unrealized Loss for Less than 12 Months		Continued Unrealized Loss for 12 Months or More		Total
Description of securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Available-for-sale, December 31, 2022
Mortgage-backed securities	$21,377	$(2,080)	$13,155	$(3,097)	$34,532	$(5,177)
U.S. Treasuries	—	—	2,717	(366)	2,717	(366)
U.S. government agencies	171	(10)	199	(16)	370	(26)
Municipal obligations	12,547	(1,698)	7,104	(1,651)	19,651	(3,349)
Corporate debt	—	—	812	(188)	812	(188)

Total temporarily impaired	$34,095	$(3,788)	$23,987	$(5,318)	$58,082	$(9,106)

Held to Maturity December 31, 2022
Corporate debt	$2,615	$(202)	$1,793	$(207)	4,408	(409)
Total temporarily impaired	$2,615	$(202)	$1,793	$(207)	4,408	(409)

Unrealized losses have not been recognized through the income statement, as management believes the issuers are of sound credit quality, management has no intent to sell the securities, the Company can hold the securities to maturity, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity date. There were 111 and 109 securities in an unrealized loss position at September 30, 2023, and December 31, 2022, respectively. Of the securities in an unrealized loss position as of September 30, 2023, approximately 42% were backed by a government agency.

F-15

The were no sales of securities for the nine months ended September 30, 2023, and for the year ended December 31, 2022.

As of September 30, 2023, the amortized cost and estimated fair value of the debt securities portfolio are shown by contractual maturity dates (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	Amortized Cost	Fair Value	Average Yield
Available-for-sale
Due in one year or less	$806	$785	2.11%
Due from one to five years	8,841	7,809	1.73%
Due from five to ten years	17,671	14,676	2.30%
Due after ten years	—	—	—
Mortgage-backed securities	36,044	30,092	2.00%
Total	$63,362	$53,362	2.23%

	Amortized Cost	Fair Value	Average Yield
Held-to-maturity
Due in one year or less	—	—	—
Due from one to five years	—	—	—
Due from five to ten years	$5,808	$5,023	4.27%
Due after ten years	—	—	—

Total	$5,808	$5,023	4.27%

Securities pledged as of September 30, 2023, and December 31, 2022, had a carrying amount of $19,777,000 and $8,193,000, respectively.

The Company had no investment in securities of issuers outside of the United States as of September 30, 2023, and December 31, 2022.

Allowance for Credit Losses for HTM Securities

Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type. The held-to-maturity investment portfolio consists solely of bank subordinated debt. Accrued interest receivable on held-to-maturity debt securities totaled $83,000 at September 30, 2023, and is excluded from the estimate of credit losses. Refer to Note 1 – Nature of Operations and Significant Accounting Policies for additional information on the Company’s methodology on estimating credit losses.

The following table presents the activity in the allowance for credit losses for debt securities held-to-maturity by major security type for the three and nine months ended September 30, 2023 (dollars in thousands):

F-16

For 3 months ended September 30, 2023	Corporate Bonds
Allowance for credit losses:
Beginning balance	$41
Provision for credit losses	2
Securities charged -off (recoveries)	—
Total ending allowance balance	43

For 9 months ended September 30, 2023	Corporate Bonds
Allowance for credit losses:
Beginning balance	$—
Impact of ASU 2016-13 adoption	38
Provision for credit losses	5
Securities charged -off (recoveries)	—
Total ending allowance balance	43

The Company monitors the credit quality of held-to-maturity securities on a quarterly basis. As of September 30, 2023, there were no held-to-maturity securities past due or on non-accrual.

Note 3 – Loans and Allowance for Credit Losses

On January 1, 2023, the Company adopted the new CECL standard, ASU 2016-13, using the modified retrospective method for all financial assets measured at amortized cost. For comparability, the Company has adjusted certain prior period loan amounts to conform to the current presentation of segmentation under CECL. Refer to Note 1 - Nature of Operations and Significant Accounting Policies for additional information related to the Company’s methodology for estimating the allowance for credit losses.

The following presents a summary of the Company’s loans at amortized cost as of the dates noted (dollars in thousands):

	September 30,	December 31,
	2023	2022
1-4 Family residential real estate	$63,639	$63,176
Commercial	50,579	48,567
Consumer and other	1,021	1,048
Construction	39,152	43,664
Non-Owner Occupied (NOO) CRE	186,366	185,699
Owner Occupied (OO) CRE	83,144	61,375
Multifamily	57,700	61,201

Gross loans	481,601	464,730

Deferred loan fees	(1,385)	(1,370)

Loans held for investment	480,216	463,360

Less: allowance for credit losses	(8,391)	(4,778)

Loans, net	$471,825	$458,582

F-17

Allowance for Credit Losses on Loans

Beginning January 1, 2023, the allowance for credit losses for loans is measured on the loan’s amortized cost basis, excluding interest receivable. Interest receivable excluded at September 30, 2023, and December 31, 2022, was $1.1 million and $1.2 million, respectively, presented in Accrued interest receivable on the Condensed Consolidated Balance Sheets. Refer to Note 1 - Nature of Operations and Significant Accounting Policies for additional information related to the Company’s methodology on estimated credit losses.

Allocation of a portion of the allowance for credit losses to one category of loans does not preclude its availability to absorb losses in other categories. The following table presents the activity in the allowance for credit losses by portfolio segment for the three and nine months ended September 30, 2023 and September 30, 2022 (dollars in thousands):

	1-4 Family				NOO	OO
	Residential		Consumer		Commercial	Commercial
	Real Estate	Commercial	and Other	Construction	Real Estate	Real Estate	Multifamily	Total
Changes in allowance for credit losses for the three months ended September 30, 2023
Beginning balance	$452	$476	$7	$745	$2,043	$926	$571	$5,220
Provision (credit) for loan losses	34	213	—	(167)	2,880	216	(1)	3,175
Loans charged off	—	(6)	—	—	—	—	—	(6)
Recoveries	2	—	—	—	—	—	—	2
Balance on September 30, 2023	$488	$683	$7	$578	$4,923	$1,142	$570	$8,391

F-18

	1-4 Family				NOO	OO
	Residential		Consumer		Commercial	Commercial
	Real Estate	Commercial	and Other	Construction	Real Estate	Real Estate	Multifamily	Total
Changes in allowance for credit losses for the nine months ended September 30, 2023
Beginning balance	$454	$1,382	$56	$222	$1,680	$555	$429	$4,778
Impact of adopting of ASU 2016-13	(33)	(307)	(50)	441	271	142	140	604
Provision (credit) for loan losses	62	(71)	1	(85)	2,972	445	1	3,325
Loans charged off	—	(321)	—	—	—	—	—	(321)
Recoveries	5	—	—	—	—	—	—	5
Balance on September 30, 2023	$488	$683	$7	$578	$4,923	$1,142	$570	$8,391

Allowance for credit losses - September 30, 2023
Ending balance individually evaluated	$—	$259	$—	$—	$2,984	$—	$—	$3,243
Ending balance collectively evaluated	488	424	7	578	1,939	1,142	570	5,148

Total	$488	$683	$7	$578	$4,923	$1,142	$570	$8,391

Gross loans - September 30, 2023
Ending balance individually evaluated	$345	$2,097	$—	$22	$6,500	$—	$963	$9,927
Ending balance collectively evaluated	63,294	48,482	1,021	39,130	179,866	83,144	56,737	471,674

Total	$63,639	$50,579	$1,021	$39,152	$186,366	$83,144	$57,700	$481,601

Changes in allowance for loan losses for the three months ended September 30, 2022
Beginning balance	$602	$600	$99	$389	$2,761	$885	$625	$5,961
Provision (credit) for loan losses	88	558	(16)	(48)	(364)	(93)	—	125
Loans charged off	—	—	—	—	—	—	—	—
Recoveries	2	—	—	—	—	—	—	2
Balance on September 30, 2022	$692	$1,158	$83	$341	$2,397	$792	$625	$6,088
F-19

	1-4 Family				NOO	OO
	Residential		Consumer		Commercial	Commercial
	Real Estate	Commercial	and Other	Construction	Real Estate	Real Estate	Multifamily	Total
Changes in allowance for loan losses for the nine months ended September 30, 2022
Beginning balance	$470	$647	$101	$282	$2,565	$731	$532	$5,328
Provision (credit) for loan losses	242	511	(18)	59	(168)	61	93	780
Loans charged off	(26)	—	—	—	—	—	—	(26)
Recoveries	6	—	—	—	—	—	—	6
Balance on September 30, 2022	$692	$1,158	$83	$341	$2,397	$792	$625	$6,088
F-20

The following tables presents the aging of the recorded investment in past due and nonaccrual loans, as of September 30, 2023, and December 31, 2022. It is shown by class of loans (dollars in thousands):

	Loans Past Due Accruing Interest					Loans Not
	30-59	60-89	Over 90		Loans on	Past Due or
September 30, 2023	Days	Days	Days	Total	Non-Accrual	Non-Accrual	Total
1-4 Family residential real estate	$—	$—	$—	$—	$345	$63,294	$63,639
Commercial	—	—	—	—	2,097	48,482	50,579
Consumer and other	—	—	—	—	—	1,021	1,021
Construction	—	—	—	—	22	39,130	39,152
NOO CRE	—	—	—	—	6,500	179,866	186,366
OO CRE	—	—	—	—	—	83,144	83,144
Multifamily	—	—	—	—	963	56,737	57,700

Total	$—	$—	$—	$—	$9,927	$471,674	$481,601

	Loans Past Due Accruing Interest					Loans Not
	30-59	60-89	Over 90		Loans on	Past Due or
December 31, 2022	Days	Days	Days	Total	Non-Accrual	Non-Accrual	Total
1-4 Family residential real estate	$536	$441	$—	$977	$719	$61,480	$63,176
Commercial	313	427	292	1,032	1,641	45,894	48,567
Consumer and other	—	—	—	—	—	1,048	1,048
Construction	—	—	—	—	1,591	42,073	43,664
NOO CRE	512	—	—	512	—	185,187	185,699
OO CRE	—	—	—	—	—	61,375	61,375
Multifamily	—	519	—	519	—	60,682	61,201

Total	$1,361	$1,387	$292	$3,040	$3,951	$457,739	$464,730

Non-accrual loan balances guaranteed by the SBA are $591,000, or 5.9%, and $99,000, or 2.5%, of the nonaccrual loan balances at September 30, 2023, and December 31, 2022, respectively.

Impaired Loans: The following table includes the unpaid principal balances and recorded investment (unpaid principal balance net of charge-offs) for impaired loans with the associated allowance amount, if applicable, as of December 31, 2022. Management determined the allocated allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the allocated allowance recorded.

F-21

December 31, 2022	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment

With no related allowance recorded:
Commercial Real Estate	$1,591	$1,591	$—	$1,464
1-4 Family Residential RE	719	719	—	739
Commercial and Industrial	—	—	—	—
Consumer	—	—	—	—

With an allowance recorded:
Commercial Real Estate	—	—	—	—
1-4 Family Residential RE	—	—	—	—
Commercial and Industrial	4,546	1,641	99	4,333
Consumer	—	—	—	—

Total	$6,856	$3,951	$99	$6,536

Credit quality indicators – The following table represents the credit exposure by internally assigned grades at September 30, 2023, and December 31, 2022. This grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements in accordance with the loan terms. The Bank’s internal credit risk grading system is based on management’s experiences with similarly graded loans. Credit risk grades are reassessed each quarter based on any recent developments potentially impacting the creditworthiness of the borrower, as well as other external statistics and factors, which may affect the risk characteristics of the respective loan. The Company uses the following definitions for risk ratings:

Pass: Strong credit with no existing or known potential weaknesses deserving of management’s close attention.

Special Mention: Potential weaknesses that deserve management’s close attention. Borrower and guarantor’s capacity to meet all financial obligations is marginally adequate or deteriorating.

Substandard: Inadequately protected by the paying capacity of the Borrower and/or collateral pledged. The borrower or guarantor is unwilling or unable to meet loan terms or loan covenants for the foreseeable future.

Doubtful: All the weakness inherent in one classified as substandard with the added characteristic that those weaknesses in place make the collection or liquidation in full, on the basis of current conditions, highly questionable and improbable.

Loss – Considered uncollectible or no longer a bankable asset. This classification does not mean that the asset has no recoverable value. In fact, a certain salvage value is inherent in these loans. Nevertheless, it is not practical or desirable to defer writing off a portion or whole of a perceived asset even though partial recovery may be collected in the future.

The following table presents the amortized cost basis of loans by credit quality indicator, by class of financing receivable, and year of origination for term loans as of September 30, 2023. For revolving lines of credit that converted to term loans, if the conversion involved a credit decision, such loans are included in the origination year in which the credit decision was made. If revolving lines of credit converted to term loans without a credit decision, such lines of credit are included in the “Revolving lines of credit converted to term” column in the following table (dollars in thousands).

F-22

	Term Loans Amortized Cost by Origination
							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
September 30, 2023	2023	2022	2021	2020	2019	Prior	Cost Basis	to Term	Total
1-4 Family
Pass	$3,753	$24,494	$12,494	$8,116	$1,534	$9,968	$2,382	$—	$62,741
Special Mention	—	—	—	—	—	553	—	—	553
Substandard	—	—	—	—	—	345	—	—	345
Doubtful	—	—	—	—	—	—	—	—	—
Total 1-4 Family	3,753	24,494	12,494	8,116	1,534	10,866	2,382	—	63,639
Current year-to-date gross write-offs	—	—	—	—	—	—	—	—	—
Commercial
Pass	12,504	15,416	3,390	5,498	156	1,314	10,152	—	48,430
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	1,704	96	—	97	—	1,897
Doubtful	—	—	—	—	252	—	—	—	252
Total Commercial	12,504	15,416	3,390	7,202	504	1,314	10,249	—	50,579
Current year-to-date gross write-offs	—	—	—	—	321	—	—	—	321
Consumer and other
Pass	40	148	0	7	12	3	811	—	1,021
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total Consumer and Other	40	148	0	7	12	3	811	—	1,021
Current year-to-date gross write-offs	—	—	—	—	—	—	—	—	—
Construction
Pass	6,845	26,821	4,022	42	321	630	450	—	39,130
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	21	—	—	—	—	—	—	21
Doubtful	—	—	—	—	—	—	—	—	—
Total Construction	6,845	26,842	4,022	42	321	630	450	—	39,152
Current year-to-date gross write-offs	—	—	—	—	—	—	—	—	—
NOO CRE
Pass	7,223	38,313	56,167	21,337	14,057	38,396	4,081	—	179,574
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	6,500	—	—	293	—	—	—	—	6,793
Doubtful	—	—	—	—	—	—	—	—	—
Total NOO CRE	13,723	38,313	56,167	21,630	14,057	38,396	4,081	—	186,366
Current year-to-date gross write-offs	—	—	—	—	—	—	—	—	—
OO CRE
Pass	20,971	12,140	20,998	8,224	5,859	4,496	25	—	72,712
Special Mention	—	—	7,240	—	—	1,705	—	—	8,945
Substandard	—	—	—	39	1,205	243	—	—	1,487
Doubtful	—	—	—	—	—	—	—	—	—
Total OO CRE	20,971	12,140	28,237	8,262	7,064	6,444	25	—	83,144
Current year-to-date gross write-offs	—	—	—	—	—	—	—	—	—
Multi Family
Pass	99	12,065	22,149	7,634	6,580	7,825	386	—	56,737
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	963	—	—	—	—	—	963
Doubtful	—	—	—	—	—	—	—	—	—
Total Multi Family	99	12,065	23,112	7,634	6,580	7,825	386	—	57,700
Current year-to-date gross write-offs	—	—	—	—	—	—	—	—	—
Total	$57,935	$129,418	$127,423	$52,892	$30,072	$65,478	$18,384	$—	$481,601
Total year-to-date gross write-offs	$—	$—	$—	$—	$321	$—	$—	$—	$321
F-23

As of December 31, 2022, the risk category of loans by class of loans was as follows (dollars in thousands):

		Special			Not Risk
December 31, 2022	Pass	Mention	Substandard	Doubtful	Rated	Total
1-4 Family	$62,517	$—	$659	$—	$—	$63,176
Commercial	46,474	377	1,716	—	—	48,567
Consumer and other	993	—	—	—	55	1,048
Construction	42,073	—	1,591	—	—	43,664
NOO CRE	185,699	—	—	—	—	185,699
OO CRE	57,407	3,685	283	—	—	61,375
Multi Family	61,201	—	—	—	—	61,201

Total	$456,364	$4,062	$4,249	$—	$55	$464,730

Non-accrual loans – The accrual of interest on loans is discontinued at the time the loan becomes 90 or more days delinquent unless the loan is well secured and in the process of collection or renewal due to maturity. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual status or charged off if collection of interest or principal is considered doubtful. There was no interest income recognized from non-accrual loans in the income statement for the nine months ending September 30, 2023, and September 30, 2022. The following presents the amortized cost basis of loans on non-accrual status and loans past due over 89 days still accruing by class as of the date noted (dollars in thousands).

	As of September 30, 2023
	Non-accrual loans		Loans past due
	with	Total non-accrual	over 89 days and
	no ACL	loans	still accruing
1-4 Family residential real estate	$345	$345	$—
Commercial	1,723	2,097	—
Consumer and other	—	—	—
Construction	22	22	—
NOO CRE	—	6,500	—
OO CRE	—	—	—
Multifamily	963	963	—

Total	$3,053	$9,927	$—

	As of December 31, 2022
	Non-accrual loans		Loans past due
	with	Total non-accrual	over 89 days and
	no ACL	loans	still accruing
1-4 Family residential real estate	$719	$719	$—
Commercial	—	1,641	292
Consumer and other	—	—	—
Construction	1,591	1,591	—
NOO CRE	—	—	—
OO CRE	—	—	—
Multifamily	—	—	—

Total	$2,310	$3,951	$292
F-24

Collateral dependent loans – Non-accrual loans, excluding loans held for investment measured at fair value, are classified as collateral dependent loans and are individually evaluated. The following presents the amortized cost basis of collateral-dependent loans, which are individually evaluated to determine expected credit losses by class of loans as of the date noted (dollars in thousands):

	As of September 30, 2023
	Collateral Dependent Loans
	Secured by	Secured by
	Real Estate	Other	Total
1-4 Family residential real estate	$345	$—	$345
Commercial	—	2,097	2,097
Consumer and other	—	—	—
Construction	22	—	22
NOO CRE	6,500	—	6,500
OO CRE	—	—	—
Multifamily	963	—	963

Total	$7,830	$2,097	$9,927

Loan Modifications Made to Borrowers Experiencing Financial Difficulty – The ACL incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon origination. The analysis includes losses from modifications of receivables to borrowers experiencing financial difficulty. Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the ACL allowance for credit losses, a change to the ACL is generally not recorded when a loan is modified. During the nine months ended September 30, 2023, no loans received a material modification based on borrower financial difficulty.

Note 4 – Premises and Equipment, Net

Components of premises and equipment, net included in the consolidated balance sheets at September 30, 2023, and December 31, 2022, were as follows (dollars in thousands):

Schedule of Premises and equipment

	September 30,	December 31,
	2023	2022

Land and improvements	$2,169	$2,170
Buildings and improvements	12,482	12,439
Furniture and equipment	1,834	1,776

Total cost	16,485	16,385

Accumulated depreciation and amortization	(8,727)	(8,308)

Net book value	$7,758	$8,077

Depreciation and amortization expense was $419,000 and $360,000 for the nine months ended September 30, 2023, and September 30, 2022, respectively.

F-25

Note 5 – Time Deposits

Following are maturities of time deposits at September 30, 2023, and December 31, 2022, (dollars in thousands):

	September 30,	December 31,
	2023	2022

Maturity
One year or less	$90,700	$50,025
Over one through three years	34,378	21,627
Over three through five years	4,197	1,841

Total	$129,275	$73,493

On September 30, 2023, and December 31, 2022, the Bank had $49.6 million and $23.4 million, respectively, in time deposits of $250,000 or more. On September 30, 2023, and December 31, 2022, $31.5 million and $19.8 million, respectively, of such time deposits mature within one year.

As of September 30, 2023, and December 31, 2022, certificate of deposits includes brokered CD balances of $19,531,000 and $5,000,000, respectively. This growth in our brokered CD deposits in 2023 has been used to supplement deposit growth, assist in the management of interest rate risk through the fixing of funding costs, and to reduce the reliance on short-term FHLB borrowings.

Note 6 – Borrowings

As of September 30, 2023, the Bank had a borrowing line with the FHLB of Dallas. Effective October 2, 2023, the Bank converted from the FHLB of Dallas to the FHLB of San Francisco. As of September 30, 2023, the Bank had one outstanding advance totaling $18.0 million carrying an interest rate of 5.63% with the FHLB of Dallas. As of September 30, 2023, loans with a carrying value of $389.0 million were pledged to the FHLB San Francisco to prepare for the conversion and $19.8 million of securities were pledged to the FHLB of Dallas to secure the single remaining borrowing. Upon conversion to the FHLB of San Francisco, the Bank had a remaining borrowing availability of $127.3 million based on the FHLB of San Francisco’s borrowing limit being capped at 25% of the Bank’s total assets. At December 31, 2022, FHLB borrowings totaled $5.0 million carrying interest rates of 1.40%. As of December 31, 2022, loans and securities with a carrying value of $264.1 million were pledged to secure FHLB advances, with remaining availability of $198.1 million at year end.

On June 29, 2021, the Company completed a private placement of $25.0 million of 10 year, fixed-to-floating rate subordinated notes. The subordinated notes will initially bear interest at 4.00% per annum for five years, floating at Three-Month SOFR plus 328 basis points quarterly thereafter. The ten-year notes mature on July 15, 2031, and are callable at the Company’s option after five years. The subordinated notes have unamortized origination fees of $419,000 at September 30, 2023.

The following are maturities of outstanding borrowings as of September 30, 2023, (dollars in thousands):

Maturity
One year or less	$18,000
Over one through three years	—
Over three through five years	—
Over five through ten years	25,000

Totals	$43,000

F-26

Note 7 – Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Bank has outstanding commitments to extend credit and standby letters of credit which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for instruments that are included in the consolidated balance sheets.

Financial instruments whose contract amounts represent off-balance-sheet credit risk are as follows as of September 30, 2023, and December 31, 2022, (dollars in thousands):

	September 30,	December 31,
	2023	2022

Commitments to extend credit	$16,876	$23,202
Unused lines of credit	25,225	18,706

Totals	$42,101	$41,908

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures

	Three Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2023
Beginning Balance	145,000	0
Impact of Adopting ASU 2016-13	0	165,000
(Release) provision for credit losses	(30,000)	(50,000)
Ending Balance	115,000	115,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation Collateral held varies by and may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. There are no standby letters of credit at September 30, 2023, or December 31, 2022.

F-27

Note 8 – Leases

The Bank has noncancelable operating leases for office space that expire over the next seven years that require the payment of base lease amounts and executory costs such as taxes, maintenance, and insurance. At September 30, 2023, the bank had one active operating lease. Rental expense for leases was $270,000 and $363,000 for the nine months ended September 30, 2023, and September 30, 2022, respectively.

The following presents the classification of the right-of-use assets and corresponding liabilities as of the dates noted (dollars in thousands):

	September 30,	December 31,
	2023	2022
Lease right-of-use assets
Operating lease right-of-use assets	$1,883	$2,067

Lease Liabilities
Operating lease liabilities	$2,076	$2,153

Approximate future minimum rental commitments under noncancelable leases as of September 30, 2023, are (dollars in thousands):

2023	$58
2024	354
2025	360
2026	366
2027	372
2028	377
2029	383
2030	161

Total minimum lease payments	2,431

Amounts representing interest (present value discount)	(355)

Operating lease liabilities (present value of minimum lease payments)	2,076

Weighted-average remaining term (in years)	6.7
Weighted-average discount rate	4.7%
F-28

Note 9 – Employee Retirement Benefit Plans

Profit sharing plan – The Company has established a profit-sharing 401(k) type salary reduction plan (Plan) for all employees that meet the necessary eligibility requirements and participants are fully vested after six years of service. For Company matching contributions made for plan years prior to 2014, annual Company contributions were at the discretion of the Board of Directors. From 2014 through 2019, the Company adopted a Safe Harbor matching contribution provision, whereby it agreed to match 100% of participant’s contributions up to the first 3% of salary and 50% of the next 2%, for a total maximum Company matching contribution of 4% of participant salary, as defined by the Plan. The Safe Harbor matching contribution was guaranteed. The Company elected not to adopt a safe harbor matching contribution for 2022 or 2023.

Employee Stock Ownership Plan – The ESOP covers substantially all employees that meet certain age and service requirements. Under the plan, annual retirement expense is generally defined as a percentage of employee compensation, net of forfeitures from employees who have terminated employment.

In October 2016, the ESOP borrowed $1.5 million from the Company to purchase 150,358 shares of common stock from the Company at $10 per share. Bancorp 34 accepted a $1.8 million note from the ESOP secured by all unallocated shares in the plan with a 30-year repayment term. The principal balance includes $1.5 million used to purchase stock in 2016 and $266,000 used to pay off already outstanding ESOP loans used to purchase shares in 2012 and 2014. Principal and interest payments on the note are made every December 31 and the interest rate on the loan adjusts annually on January 1st to the prime rate of interest as published in the Wall Street Journal. The Bank makes at least annual discretionary contributions to the ESOP and the ESOP uses all funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation for that plan year. At the discretion of the employer, participants may receive the shares, cash, or a combination of stock and cash at the end of employment.

Since the Bank is the primary source of repayment on ESOP loans, the Bank records the note payable and an equal contra-equity account on its balance sheet and interest expense and ESOP benefit plan expense on its statement of comprehensive income equal to the annual loan payments. As inter-company borrowings, all bank-recorded balance sheet items, Bancorp 34 interest income and Bank 34 interest expense on the ESOP loan are eliminated in consolidation. Bancorp 34 consolidated financial statements include a contra-equity account with a balance equal to the purchase price of all unallocated shares in the ESOP.

Deferred compensation and director’s fee plans – A deferred compensation plan covers all senior officers and a deferred director’s fee plan covers all directors. Under these plans, the company pays each participant that elects to defer, or their beneficiary, the amount deferred plus interest over a pre-selected period up to 10 years, beginning with the participant’s termination of service. A liability is accrued monthly for the deferred amount plus interest earned. The interest rate on deferred balances is determined annually on January 1st at the greater of Wall Street Journal Prime or 5%, and was 7.5% for the period ended September 30, 2023, and 5.0% for the period ended December 31, 2022. Interest expense for the deferred plans was $109,000 and $72,000 for the periods ended September 30, 2023, and September 30, 2022, respectively. Deferred plan liabilities, included in accrued interest and other liabilities on the consolidated balance sheet, were $1,994,000 and $1,949,000 as of September 30, 2023, and December 31, 2022, respectively.

F-29

Note 10 – Board of Directors’ Retirement Program

The Board previously had a retirement plan to compensate Board members for their service to the Company. The retirement date for directors was the later of the last month in which they reached age 70 or completion of their term if they were elected to the Board during the annual meeting resulting in service beyond age 70. Upon retirement, Board members receive deferred compensation for the remainder of their life up to a maximum of $2,000 per month. Board members vested in the retirement plan based on service as follows: zero to four years of service (20%), five years of service (40%), six years of service (60%), seven years of service (80%) and eight years of service (100%). On September 21, 2011, the Board rescinded this retirement policy for current directors.

The total liability for the combined retirement plan and agreements was $235,000 and $256,000 at September 30, 2023, and December 31, 2022, respectively.

Note 11 – Income Taxes

During the three and nine months ended September 30, 2023, the Company recorded a benefit from income tax provision of ($603,000) and ($426,000), respectively, reflecting an effective tax rate of 21.0% and 19.8%, respectively. The lower tax rate in nine months ended September 30, 2023, are related to a small favorable adjustment to the year-to-date tax accrual. During the three and nine months ended September 30, 2022, the Company recorded an income tax provision of $321,000 and $1,052,000, respectively, reflecting an effective tax rate of 24.2% and 24.3%, respectively.

Note 12 – Regulatory Matters

Bank 34 is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts, and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets. Management believes, as of September 30, 2023, and December 31, 2022, the Bank meets all capital adequacy requirements to which it is subject.

Banks are also subject to certain restrictions on the dollar amount of dividends that they may declare without prior regulatory approval.

As of September 30, 2023, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events that management believes have changed the Bank’s prompt corrective action category. The Bank has not opted into the Community Bank Leverage Ratio (“CBLR”) and therefore is required to continue calculating and reporting risk-based capital ratios.

F-30

The Bank’s actual and required capital amounts and ratios are as follows (dollars in thousands):

					Minimum Required to Be
			Minimum Required for Capital		Well Capitalized Under Prompt
	Actual		Adequacy Purposes		Corrective Action Regulations
September 30, 2023	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to risk-weighted assets	$75,346	15.26%	39,500	8%	49,375	10%
Tier 1 (Core) Capital to risk-weighted assets	$69,144	14.00%	29,633	6%	39,511	8%
Common Tier 1 Capital to risk-weighted assets (CET1)	$69,144	14.00%	22,225	4.50%	32,103	6.50%
Tier 1 (Core) Capital to average assets	$69,144	11.80%	23,439	4%	29,298	5%

					Minimum Required to Be
			Minimum Required for Capital		Well Capitalized Under Prompt
	Actual		Adequacy Purposes		Corrective Action Regulations
December 31, 2022	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to risk-weighted assets	$64,942	13.57%	$38,286	8%	$47,857	10%
Tier 1 (Core) Capital to risk-weighted assets	$60,163	12.57%	$28,717	6%	$38,290	8%
Common Tier 1 Capital to risk-weighted assets (CET1)	$60,163	12.57%	$21,538	4.50%	$31,111	6.50%
Tier 1 (Core) Capital to average assets	$60,163	10.34%	$23,274	4%	$29,092	5%
F-31

Note 13 –Related-Party Transactions

The Bank periodically enters into transactions with its executive officers, directors, significant stockholders, and their affiliates (related parties). Transactions with such related parties included:

	September 30,	December 31,
	2023	2022

Fees and bonuses paid to directors during the period	$203	$231
Deposits from related parties held by the bank at the end of period	2,587	4,568

There were no loans to related parties at September 30, 2023, or December 31, 2022.

Note 14 – Stock-Based Compensation

Stock-based expense, net of forfeitures for the nine months ended September 30, 2023, and September 30, 2022, was $96,000 and $274,000, respectively.

The Company accounts for forfeitures when they occur by reversing any previously accrued compensation expense on forfeited options in accordance with ASC 718, Compensation – Stock Compensation.

On November 17, 2017, the stockholders approved the adoption of the 2017 Equity Incentive Plan (“2017 Plan”). The 2017 Plan provides for the grant of a maximum of 263,127 shares of the Company’s common stock of which up to 187,948 shares of common stock may be granted for stock options and 75,179 shares of common stock may be issued as restricted stock to Directors and employees of the Company. Stock options and restricted stock awards currently issued under the 2017 Plan vest at 20% per year beginning on the first anniversary of date of grant and the options expire seven years after the grant date.

On May 25, 2022, the stockholders approved the adoption of the 2022 Equity Incentive Plan (“2022 Plan”). The 2022 Plan provides for the grant of a maximum of 252,340 shares of the Company’s common stock of which up to 168,227 shares of common stock may be issued as restricted stock and 84,113 shares of common stock may be granted for stock options to Directors and employees of the Company. The Board of Director’s compensation committee specifies the vesting schedules for the restricted stock and options. Option expiration dates are flexible as well but cannot exceed ten years from the grant date. No restricted stock or stock options have been granted under the 2022 plan.

The stock option plans allow for net settlement of vested options. In a net settlement, the Company, at the direction of the optionee, net settles the options by issuing new shares to the optionee with a value, at the current per share trading price, equal to the total in-the-money or intrinsic value of the options less any necessary tax withholdings on the disqualifying disposition of Incentive Stock Options. The optionee is granted newly issued shares and a small amount of cash in lieu of partial shares. There were zero net settlements in the nine months ended September 30, 2023. There was one net settlement in the nine months ended September 30, 2022.

For the nine months ended September 30, 2023, 10,250 stock options were granted and 10,250 shares of restricted stock were issued. In the nine months ended September 30, 2022, 15,000 stock options were granted and 9,500 shares of restricted stock were issued. Stock option grant-date fair values for 2022 and 2023 were computed using the Black Scholes Merton options pricing model with the following weighted-average inputs and assumptions:

F-32

	September 30,	September 30,
	2023	2022

Grant date stock price and exercise price	$12.03	$15.80
Dividend yield	2.89%	2.48%
Expected stock price volatility	23.37%	23.59%
Risk-free interest rate	3.50%	2.17%
Expected option life in years	6	6

Total weighted-average fair value of options granted	$2.42	$3.00

Historical data is used to estimate expected volatility and the term of options expected to be outstanding and takes into account that options are not transferable. The risk-free interest rate is based on the U.S. Treasury yield curve for the expected term in effect at the date of grant.

A summary of stock option activity in 2023 is presented below (Intrinsic Value in 000s):

			Weighted-
		Weighted-	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Outstanding at June 30, 2023	145,750	$14.08	2.5 Years	$29
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited or expired	(1,250)	$12.03	4.5 Years	—

Outstanding at September 30, 2023	144,500	$13.91	2.4 Years	$—

Exerciseable at September 30, 2023	111,700	$14.46	1.5 Years	$—

			Weighted-
		Weighted-	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Outstanding at December 31, 2022	144,020	$14.07	2.8 Years	$95
Granted	10,250	12.03	6.8 years	—
Exercised	—	—	—	—
Forfeited or expired	(9,770)	$14.26	2.5 Years	—

Outstanding at September 30, 2023	144,500	$13.91	2.4 Years	$—

Exerciseable at September 30, 2023	111,700	$14.46	1.5 Years	$—

F-33

A summary of stock option activity in 2022 is presented below (Intrinsic Value in 000s):

			Weighted-
		Weighted-	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Outstanding at June 30, 2022	156,820	$13.94	3.1 Years	$123
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited or expired	(4,200)	14.63	3.6 Years	—

Outstanding at September 30, 2022	152,620	$14.07	2.9 Years	$125

Exerciseable at September 30, 2022	118,020	$14.45	2.2 Years	$56

			Weighted-
		Weighted-	Average
	Shares	Average	Remaining	Aggregate
	Subject to	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Outstanding at December 31, 2021	163,600	$13.94	3.6 Years	$118
Granted	15,000	15.80	6.5 Years	—
Exercised	(13,200)	14.90	—	17
Forfeited or expired	(12,780)	13.57	4.3 Years	—

Outstanding at September 30, 2022	152,620	$14.07	2.9 Years	$125

Exerciseable at September 30, 2022	118,020	$14.45	2.2 Years	$56

No stock options were exercised in the three or nine months ending September 30, 2023. No stock options were exercised during the three months ending September 30, 2022. During the nine months ending September 30, 2022, stock options totaling 13,200 shares were exercised with a weighted average exercise price of $14.90 and an intrinsic value of $17,000.

A summary of restricted stock activity for the three and nine months ended September 30, 2023, is presented below:

		Weighted-	Average
		Average	Remaining
		Grant Date	Contractual
	Shares	Fair Value	Term

Non-vested on June 30, 2023	15,450	$12.99	4.4 Years
Granted	—	—
Vested	—	—
Forfeited	(1,250)	12.03	4.5 years

Non-vested on September 30, 2023	14,200	$13.08	4.1 years

F-34

		Weighted-	Average
		Average	Remaining
		Grant Date	Contractual
	Shares	Fair Value	Term

Non-vested on December 31, 2022	6,500	$14.89	4.1 years
Granted	10,250	12.03	4.5 years
Vested	(1,300)	14.89	3.6 years
Forfeited	(1,250)	12.03	4.5 years

Non-vested on September 30, 2023	14,200	$13.08	4.1 years

A summary of restricted stock activity for the three and nine months ended September 30, 2022, is presented below:

		Weighted-	Average
		Average	Remaining
		Grant Date	Contractual
	Shares	Fair Value	Term

Non-vested on June 30, 2022	18,750	$14.02	2.9 years
Granted	—	—
Vested	(500)	12.24	3.8 years
Forfeited	—	—

Non-vested on September 30, 2022	18,250	$14.61	2.6 Years

		Weighted-	Average
		Average	Remaining
		Grant Date	Contractual
	Shares	Fair Value	Term

Non-vested on December 31, 2021	12,774	$14.02	2.0 years
Granted	9,500	14.92	4.6 years
Vested	(585)	14.75	3.3 years
Forfeited	(3,439)	12.59	2.9 years

Non-vested on September 30, 2022	18,250	$14.61	2.6 Years

As of September 30, 2023 there was $73,000 and $163,000 of total unrecognized equity-based expense related to unvested stock options and restricted stock awards, respectively, granted under the 2017 Equity Incentive Plan that is expected to be recognized over the next 5 years as follows (dollars in thousands):

Year
2023	$17
2024	67
2025	64
2026	52
2027	30
2028	6

Totals	$236

F-35

Note 15 – Fair Value Information

The following table presents information about assets and liabilities measured at fair value on a recurring and non-recurring basis and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair values as of September 30, 2023, and December 31, 2022 (dollars in thousands).

September 30, 2023	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value

Recurring
Assets
Securities available-for-sale
Mortgage-backed securities	$—	$30,093	$—	$30,093
U.S. Treasuries	—	2,704	—	2,704
U.S. Government Agencies	—	280	—	280
Municipal obligations	—	19,469	—	19,469
Corporate debt	—	816	—	816

Total available-for-sale	$—	$53,362	$—	$53,362

Nonrecurring basis
Collateral dependent loans	—	—	$5,338	$5,338

December 31, 2022	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value

Recurring
Assets
Securities available-for-sale
Mortgage-backed securities	$—	$34,532	$—	$34,532
U.S. Treasuries	—	2,717	—	2,717
U.S. Government Agencies	—	370	—	370
Municipal obligations	—	20,151	—	20,151
Corporate debt	—	812	—	812

Total available-for-sale	$—	$58,582	$—	$58,582

Nonrecurring basis
Collateral dependent loans	$—	$—	$3,951	$3,951

F-36

The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

There were no transfers between levels of the fair value hierarchy during the periods presented.

The following table presents the significant unobservable inputs used in the fair value measurements for Level 3 financial assets measured on a non-recurring basis (dollars in thousands):

Collateral Dependent Loans September 30, 2023	Fair Value	Valuation Methodologies	Valuation Model	Unobservable Input Valuation
1–4 family residential RE	$—
Commercial	1,838	Appraisal	Receivables Discount/Liquidation Discount	0–50%
NOO CRE	3,500	Appraisal	Appraisal Discount/Estimated Selling Costs	7–50%
Construction	—
Multifamily	—

Total impaired loans	$5,338

Collateral Dependent Loans December 31, 2022	Fair Value	Valuation Methodologies	Valuation Model	Unobservable Input Valuation
Commercial	$1,641	Appraisal	Receivables Discount/Liquidation Discount	0–18%
NOO CRE	1,591	Appraisal	Appraisal Discount/Estimated Selling Costs	18–50%
1–4 family residential RE	719	Appraisal	Appraisal Discount/Estimated Selling Costs	0–18%

Total impaired loans	$3,951

The estimated fair values of the Company’s consolidated financial instruments at September 30, 2023, and December 31, 2022 are as follows (dollars in thousands):

		September 30,		December 31,
		2023		2022
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Amount	Value	Amount	Value
Financial assets
Cash and due from banks	Level 1	$12,898	$12,898	$16,112	$16,112
Federal funds sold	Level 2	1,640	1,640	835	835
Securities available-for-sale	Level 2	53,362	53,362	58,582	58,582
Securities held-to-maturity	Level 2	5,765	5,023	5,832	5,432
Loans	Level 3	480,216	457,406	463,360	419,251
Other investments	Level 2	2,915	2,915	1,277	1,277
Accrued interest receivable	Level 1	1,489	1,489	1,505	1,505

Financial liabilities
Nonmaturity Deposits	Level 1	$(339,116)	$(339,116)	$(414,094)	$(414,094)
Time deposits	Level 2	(129,275)	(130,588)	(73,493)	(71,932)
FHLB advances	Level 2	(18,000)	(18,000)	(5,000)	(5,292)
Subordinated debentures	Level 3	(24,581)	(20,277)	(24,531)	(21,728)
Accrued interest payable	Level 1	(357)	(357)	(562)	(562)

F-37

The fair value of non-maturity deposits displayed in the chart above has been revised as of December 31, 2022, to equal the carrying amount. This revision did not materially impact prior financial statements and future filings will reflect the change.

Note 16 – Earnings Per Share

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common Stockholders for the period are allocated between common Stockholders and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The factors used in the earnings per share computation follow:

Participating securities are restricted stock awards and preferred stock since they participate in common stock dividends. Stock options and warrants for 339,937 and 141,600 shares of common stock were not considered in computing diluted earnings per common share for 2023 and 2022, respectively, because they were antidilutive.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Basic:
Net income (in 000s)	$(2,275)	$1,004	$(1,726)	$3,272
Less: earnings allocated to participating securities (in 000s)	8	(8)	(110)	(25)

Net income allocated to common stockholders (in 000s)	(2,267)	996	(1,836)	3,247

Weighted-average common shares outstanding including participating securities	4,535,019	2,525,198	4,016,348	2,524,490
Less: average participating securities	(14,852)	(18,341)	(12,099)	(17,768)
Less: average unallocated ESOP shares	(145,922)	(151,666)	(145,922)	(151,666)

Average shares	4,374,245	2,355,191	3,858,327	2,355,056

Basic earnings per common share	$(0.52)	$0.42	$(0.48)	$1.38

Diluted:
Net income allocated to common stockholders (in 000s)	$(2,267)	$996	$(1,836)	$3,247

Weighted-average common shares outstanding for basic earnings per common share	4,374,245	2,355,191	3,858,327	2,355,056
Add: dilutive effects of assumed exercises of stock options	719	8,826	2,946	8,528
Add: dilutive effects of assumed exercises of warrants	—	—	—	—

Weighted-average shares and dilutive potential common shares	4,374,964	2,364,017	3,861,273	2,363,584

Diluted earnings per common share	$(0.52)	$0.42	$(0.48)	$1.37

F-38

Note 17 – Private Placement of Common and Preferred Stock

In December 2022 and January 2023, the Company completed one private placement of common and one private placement of preferred stock, respectively. The Company issued a total of 1,359,497 shares of common stock and 820,115 shares of convertible, non-voting Series A perpetual preferred Stock at $14.00 per share each, generating net cash proceeds of approximately $28.6 million. The Company will use the net proceeds from these private placements to fund organic growth, transact on potential acquisition opportunities, enter complementary new business lines, and to enhance capital ratios.

In conjunction with the private placements, the Company issued warrants to purchase up to 211,667 shares of Common Stock at a price of $14.00. The approximate fair value of the warrants was deemed immaterial by management. The Warrants are exercisable at any time after their grant date, and from time to time, in whole or in part, for 7 years from their grant dates, on December 30, 2029, and January 27, 2030. The exercise of such Warrants remains subject to certain contractual provisions and a “cashless exercise” may be executed.

Non-voting common stock – In accordance with the capital raise, and in conjunction with shareholder approval at the Annual Meeting that occurred on June 29, 2023, a class of non-voting common stock was created on July 19, 2023. On said date, the State of Maryland approved the Articles Supplementary to the Articles of Incorporation for Bancorp 34, Inc. in which a class of authorized stock containing 1,100,000 shares of non-voting common stock was established. In accordance with the stipulations established during the capital raise, the preferred stock issued during the raise was converted to the newly established class of non-voting common stock as of the date the class was created. With the exception of voting privileges, the new class of non-voting common stock is treated pari passu with common stock.

Note 18 – Subsequent Events

As part of the merger agreement with CBOA, Financial, Inc., the Company terminated a contract with a managed information technology service provider in November 2023. The result to the Company was an increase to non-interest expense for the termination fee of $983,000 during the fourth quarter of 2023.

F-39

Consolidated Financial Statements (As Restated)

For the Fiscal Years Ended December 31, 2022, and 2021

F-40

F-41

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Bancorp 34, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bancorp 34, Inc. (the “Company”) as of December 31, 2022 and 2021; the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022; and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Correction of Errors

As discussed in Note 19 to the financial statements, the 2022 and 2021 financial statements have been restated to correct misstatements. The previously issued 2022 and 2021 financial statements, which have been restated, were audited by other auditors whose report dated April 7, 2023 on those financial statements was unqualified.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-42

To the Shareholders and Board of Directors

Bancorp 34, Inc.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from both the December 31, 2022 and 2021 audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

The critical audit matter communicated below is a matter arising from both the December 31, 2022 and 2021 audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses - Significant Qualitative Adjustments in Collectively Evaluated Reserves - Refer to Notes 1 and 3 to the Financial Statements

Critical Audit Matter Description

As described in Notes 1 and 3 to the consolidated financial statements, the general component of the allowance covers nonimpaired loans and has a quantitative component (historical loss) and a qualitative component (current risk factors). The current qualitative risk factors include consideration of the following: changes in lending policies and underwriting standards; changes in economic conditions; changes in nature and volume of loans; changes in the depth of lending staff; changes in the volume and severity of past due, nonaccrual and adversely classified loans; changes in the levels and trends of charge-offs and recoveries; changes in the quality of the loan review system; changes in concentrations of credit; and the effects of other external factors, such as competition and legal and regulatory requirements.

We identified the Company’s qualitative adjustments to historical loss experience within the collectively evaluated reserve of the allowance for loan losses as a critical audit matter. Given the significant estimates and assumptions management makes to estimate these adjustments for collectively evaluated reserves, performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions required a high degree of auditor judgment.

F-43

To the Shareholders and Board of Directors

Bancorp 34, Inc.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the qualitative adjustments to historical loss experience within the collectively evaluated allowance included the following, among others:

•	We obtained an understanding of management’s process for determining the need for qualitative factor adjustments identifying appropriate factors and measuring the direction and magnitude of the adjustment.

•	We evaluated the design of controls over the application of management’s qualitative factor methodology in the estimate of collectively evaluated allowance.

•	We evaluated management’s rationale for determining qualitative adjustments were relevant and warranted for each loan segment and assessed the measurement of qualitative factor adjustments applied by management.

•	Where applicable, we tested the accuracy and completeness of data used by management in the measurement of qualitative factor adjustments or vouched factors to relevant external data sources.

•	We assessed changes in year-over-year qualitative factors against overall trends in credit quality within the Company and broader trends within the industry and local and national economies to evaluate reasonableness of management’s qualitative factor adjustments.

We have served as the Company’s auditors since 2023.

Denver, Colorado

July 7, 2023

F-44

Bancorp 34, Inc.

Consolidated Balance Sheets (As Restated)

(In thousands, except share data)

	As Restated
	December 31,
	2022	2021
ASSETS
Cash and due from banks	$16,112	$7,231
Fed funds sold	835	8,270
Total cash and cash equivalents	16,947	15,501

Available for sale securities, at fair value	58,582	67,917
Held to maturity securities, at amortized cost	5,832	5,365

Loans held for investments	463,360	415,624
Allowance for loan losses	(4,778)	(5,328)
Loans held for investment, net	458,582	410,296

Premises and equipment, net	8,077	7,966
Operating lease right-of-use assets	2,067	426
Other investments	1,277	1,786
Accrued interest receivable	1,505	1,354
Deferred income tax asset, net	4,924	3,100
Bank owned life insurance	11,598	11,360
Prepaid and other assets	4,949	2,938
Total Assets	$574,340	$528,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Demand deposits	$102,699	$100,118
Savings and NOW deposits	311,395	283,115
Time deposits	73,493	54,549
Total deposits	487,587	437,782

Federal Home Loan Bank advances	5,000	19,000
Subordinate debt, net of issuance costs	24,531	24,447
Escrows	179	201
Operating lease liabilities	2,153	468
Accrued interest and other liabilities	5,652	5,441
Total Liabilities	525,102	487,339

Stockholders’ Equity:
Preferred stock, $0.01 par value:
Authorized – 50,000,000 shares
Issued and outstanding – 521,849 and 0
On December 31, 2022, and 2021, respectively	5	—
Common stock, $0.01 par value:
Authorized – 100,000,000 shares Issued and outstanding – 3,032,606 and 2,523,398 On December 31, 2022, and 2021, respectively	30	25
Additional paid-in capital	28,369	14,647
Retained earnings	29,013	28,383
Accumulated other comprehensive (loss) income, net	(6,773)	(920)
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,406)	(1,465)
Total Stockholders’ Equity	49,238	40,670
Total Liabilities and Stockholders’ Equity	$574,340	$528,009

The accompanying notes are an integral part of the consolidated financial statements.

F-45

Bancorp 34, Inc.

Consolidated Statements of Comprehensive Income (As Restated)

(In thousands, except per share data)

	As Restated
	Year Ended December 31,
	2022	2021
Interest income:
Interest and fees on loans	$21,818	$19,472
Interest on securities	1,650	1,355
Interest on other interest-earning assets	293	53
Total interest income	23,761	20,880

Interest expense:
Interest on deposits	3,684	1,485
Interest on borrowings	1,630	677
Total interest expense	5,314	2,162

Net Interest Income	18,447	18,718
Provision for loan losses	2,420	500
Net Interest Income After Provision for Loan Losses	16,027	18,218

Non-interest income:
Gain on sale of loans	—	240
Gain on sale of securities	—	202
Service charges and fees	391	324
Bank owned life insurance	357	359
Loss on disposal and impairment of fixed assets	(25)	(15)
Other	(59)	185
Total non-interest income	664	1,295

Non-interest expense:
Salaries and employee benefits	9,210	8,341
Occupancy	1,292	1,325
Data processing fees	2,107	1,967
FDIC and other insurance expense	427	231
Professional fees	525	499
Advertising	89	112
Other	1,652	1,112
Total non-interest expense	15,302	13,587

Income before provision for income taxes	1,389	5,926
Provision for Income tax	59	1,291
Net Income	$1,330	$4,635

Other Comprehensive Income (Loss)
Other comprehensive (loss)	$(7,868)	$(1,742)
Tax effect of other comprehensive (loss)	2,015	433
Other comprehensive income (loss), net of tax	$(5,853)	$(1,309)

Comprehensive Income (Loss)	$(4,523)	$3,326

Earnings per common share – Basic	$0.56	$1.69

Earnings per common share – Diluted	$0.56	$1.69

The accompanying notes are an integral part of the consolidated financial statements.

F-46

Bancorp 34, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (As Restated)

(In thousands, except number of shares and per share data)

As Restated	Common Shares	Series A Preferred Shares	Common Stock	Series A Preferred Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Unearned ESOP Shares	Total

Balance on December 31, 2020	3,137,573	—	$31	$—	$22,811	$24,325	$388	$(1,522)	$46,033
Net income for 2021	—	—	—	—	—	4,635	—	—	4,635
Other comprehensive loss on AFS Securities	—	—	—	—	—	—	(1,347)	—	(1,347)
Defined benefit plan	—	—	—	—	—	—	39	—	39
Restricted stock awards	2,500	—	—	—	—	—	—	—	—
Restricted stock forfeiture	(6,800)	—	—	—	—	—	—	—	—
Amortization of equity awards	—	—	—	—	329	—	—	57	386
Repurchase of common stock	(609,875)	—	(6)	—	(8,493)	—	—	—	(8,499)
Dividends paid – $0.20 per share	—	—	—	—	—	(577)	—	—	(577)

Balance on December 31, 2021	2,523,398	—	$25	$—	$14,647	$28,383	$(920)	$(1,465)	$40,670
Net income for 2022	—	—	—	—	—	1,330	—	—	1,330
Other comprehensive loss on AFS Securities	—	—	—	—	—	—	(7,161)	—	(7,161)
Defined benefit plan	—	—	—	—	—	—	1,308	—	1,308
Restricted stock awards	9,500	—	—	—	—	—	—	—	—
Restricted stock forfeiture	(7,439)	—	—	—	—	—	—	—	—
Amortization of equity awards	—	—	—	—	292	—	—	59	351
Repurchase of common stock	(5,297)	—		—	(78)	—	—	—	(78)
Stock option exercise	1,036	—	—	—	—	—	—	—	—
Issuance of common stock, net of issuance cost	511,408	—	5	—	6,207	—	—	—	6,212
Issuance of Series A preferred stock	—	521,849	—	5	7,301	—	—	—	7,306
Dividends paid – $0.28 per share	—	—	—	—	—	(700)	—	—	(700)
Balance on December 31, 2022	3,032,606	521,849	$30	$5	$28,369	$29,013	$(6,773)	$(1,406)	$49,238

The accompanying notes are an integral part of the consolidated financial statements.

F-47

Bancorp 34, Inc.

Consolidated Statements of Cash Flows (As Restated)

(In thousands)

	As Restated
	Year ended December 31,
	2022	2021
Cash Flows from Operating Activities
Net income	$1,330	$4,635
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	489	472
Stock dividends on financial institution stock	(47)	(7)
Amortization of premiums and discounts on securities, net	349	377
Amortization of equity awards	351	386
Amortization of core deposit intangible	—	98
Gain on sale of loans	—	(240)
Proceeds from sale of loans	5,002	2,639
Gain on sale of securities	—	(202)
Provisions for loan losses	2,420	500
Fixed asset impairments	—	40
Net appreciation on bank-owned life insurance	(238)	(249)
Deferred income tax expense (benefit)	191	(554)
Changes in operating assets and liabilities
Accrued interest receivable	(151)	304
Prepaid and other assets	(148)	(1,575)
Accrued interest and other liability	213	562
Net cash from operating activities	9,761	7,186
Cash Flows from Investing Activities
Proceeds from calls, sales, or principal payments on available-for-sale securities	7,475	17,236
Purchases of available-for-sale securities	(8,060)	(38,165)
Proceeds from calls, sales, or principal payments on held-to-maturity securities	—	—
Purchases of held-to-maturity securities	(500)	—
Net (purchase) redemptions of stock in financial institutions	556	(454)
Net change in loans held for investment	(55,709)	(64,450)
Proceeds from disposals of premises and equipment	84	33
Purchases of premises and equipment	(684)	(207)
Net cash from investing activities	(56,838)	(86,007)
Cash Flows from Financing Activities
Net change in deposits	49,805	67,032
Net change in escrows	(22)	(67)
Proceeds from Federal Home Loan Bank advances	712,500	76,001
Repayments of Federal Home Loan Bank advances	(726,500)	(76,001)
Proceeds from subordinated debt issuance, net of costs	—	24,447
Common stock repurchases	(78)	(8,499)
Common stock issuance, net	6,212	—
Preferred stock issuance, net	7,306	—
Payment of dividends	(700)	(577)
Net cash from financing activities	48,523	82,336
Net Change in Cash and Cash Equivalents	1,446	3,515
Cash and cash equivalents, beginning of period	15,501	11,986
Cash and Cash Equivalents, end of period	$16,947	$15,501

Supplemental Disclosures
Interest on deposits and borrowings paid	$5,181	$2,229
Income taxes paid	$998	$1,986
Loans transferred to loans held for sale	$—	$2,399
Operating lease assets recorded	$2,128	$—
Operating lease liabilities recorded	$2,128	$—

The accompanying notes are an integral part of the consolidated financial statements.

F-48

Bancorp 34, Inc.

Notes To Consolidated Financial Statements

Note 1 – Nature of Operations and Significant Accounting Policies

Bancorp 34, Inc. (“Bancorp 34” or the “Company”) is a Maryland corporation organized in 2016 to be the successor to Alamogordo Financial Corp (“AFC”), a savings and loan holding company, upon completion of the October 2016 second-step conversion of Bank 34 (the “Bank”) from the two-tier mutual holding company structure to the stock holding company structure. Bancorp 34 owns 100% of the Bank.

The Bank provides a variety of banking services to individuals and businesses through its full-service branches in Scottsdale, Arizona as well as Alamogordo and Las Cruces, New Mexico.

Basis of Presentation – The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). These financial statements have been restated to correct errors for the years ended December 31, 2022, and December 31, 2021. Please refer to Note 19 for additional information regarding the restatements.

Basis of Consolidation – The Consolidated Financial Statements include the accounts of Bancorp 34 and the Bank. All significant intercompany accounts and transactions have been eliminated.

Reclassifications – Certain reclassifications have been made to prior period’s financial information to conform to the current period presentation. Reclassifications had no effect on Equity or Net Income.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, allowance for loan losses and fair value of investment securities.

Subsequent Events - Subsequent events have been evaluated through the date The Consolidated Financial Statements were issued.

Cash and Cash Equivalents – Cash and cash equivalents include cash, due from banks, and federal funds sold. Generally, the Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents. In monitoring credit risk associated with deposits in other banks, the Bank periodically evaluates the stability of the correspondent financial institutions. Banks may be required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. No reserves were required at December 31, 2022, or December 31, 2021.

Securities – If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity and carried at amortized historical cost. Securities to be held for an undeterminable period of time and not intended to be held until maturity are classified as available-for-sale and carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss, net of tax. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, prepayment risk, and other factors. Management determines the appropriate classification of securities at the time of purchase but may reassess the classification.

F-49

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 1 – Nature of Operations and Significant Accounting Policies (continued)

Net purchase premiums and discounts on securities are recognized in interest income using the level yield method over the estimated life of the security. Premiums are amortized to the earliest call date. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Securities are written down to fair value and reflected as a loss

Loans Held for Sale – Loans held for sale includes one- to four-family residential real estate loans, and periodically, a portion of Small Business Administration (“SBA”) or United States Department of Agriculture (USDA) loans the Bank intends to sell. They are carried at fair value. Gains and losses on the sale of mortgage loans are recognized upon sale and are determined by the difference between the sales proceeds and carrying value of the loans. Net unrealized losses, if any, are recorded as a valuation allowance and charged to operations. There were no loans held for sale at December 31, 2022, or 2021.

Loans Held for Investment, Net – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs and net of any deferred fees or costs. Loans are considered past due or delinquent based on the contractual terms in the loan agreement and how recently repayments have been received. Interest income is recognized based upon principal amounts outstanding. The accrual of interest is discontinued at the time the loan is 90 days past due or when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal, unless the credit is well secured and in process of collection. Interest previously accrued but uncollected on such loans is reversed and charged against current income. Subsequent interest collected on such loans is credited to loan principal if, in the opinion of management, collectability of principal is doubtful; otherwise, the interest collected is recognized as income and resumption of interest accruals may occur. Loans are charged-off as uncollectible when, in the opinion of management, collectability of principal is improbable. Personal loans are typically charged off when no later than 180 days past due.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The allowance consists of specific and general components. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows and make up the specific component of the reserve. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The general component of the allowance covers non-impaired loans and has a quantitative component (historical loss) and a qualitative component (current risk factors). The current qualitative risk factors include consideration of the following: changes in lending policies and underwriting standards; changes in economic conditions; changes in nature and volume of loans; changes in the depth of lending staff; changes in the volume and severity of past due, non-accrual and adversely classified loans; changes in the levels and trends of charge offs and recoveries; changes in the quality of the loan review system; changes in concentrations of credit; and, the effects of other external factors such as competition and legal and regulatory requirements. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

F-50

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 1 – Nature of Operations and Significant Accounting Policies (continued)

Premises and Equipment – Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives of the assets which range from three to seven years for equipment and fifteen to forty years for leasehold improvements and buildings. Maintenance and repairs that do not extend the useful lives of premises and equipment are charged to expense as incurred.

Leases – Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

Other Investments – The Bank has investments in The Independent Bankers Bank (TIB), Pacific Coast Bankers’ Bancshares (PCBB) and the Federal Home Loan Bank (FHLB) of Dallas. The Bank is a member of FHLB system. The Bank is required to maintain minimum levels of FHLB stock-based on various factors, including the amount of borrowings outstanding, mortgage assets, and the Bank’s total assets. Financial institution stock is carried at cost, is classified as a restricted security, and is periodically evaluated for impairment based on ultimate recovery. The carrying value of financial institution stocks at December 31, 2022, and 2021, was $963,000 and $1,786,000, respectively. Cash and stock dividends are recorded in Other Income in the Consolidated Statement of Comprehensive Income.

The Company invested in the Castle Creek Launchpad Fund I, LP in April 2022. The Company has committed to fund up to $2 million over a 4-year funding period. As of December 31, 2022, the investment totals $315,000. Given that the fund has limited seasoning from a time and investment dollar perspective, the investment in the fund is being carried at cost.

Transfers of Financial Assets – Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Owned Life Insurance (BOLI) – The Bank holds BOLI representing life insurance on the lives of certain current and former officers and directors of the Bank purchased in order to help offset the costs of the Bank’s benefit expenses. BOLI is carried on our consolidated balance sheets at the net cash surrender value of the policies and increases in the net cash surrender value are recorded in noninterest income in the consolidated statements of comprehensive income (loss) as bank owned life insurance income.

Other Real Estate Owned – Other real estate owned is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are initially recorded at fair value, less estimated cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management; other real estate owned is carried at the lower of the carrying amount or fair value, less the estimated cost to sell. Expenses, gains and losses on disposition, and reductions in carrying value are reported as non-interest expense. There was no other real estate owned as of December 31, 2022 or 2021.

F-51

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 1 – Nature of Operations and Significant Accounting Policies (continued)

Fair Value Measurements – Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A three-level fair value hierarchy prioritizes the inputs used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities; includes certain U.S. Treasury and other U.S. Government agency debt that is highly-liquid and is actively traded in over-the-counter markets.

Level 2 – Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Escrow Accounts – Funds collected from loan customers for insurance, real estate taxes and other purposes are maintained in escrow accounts and carried as a liability in the Consolidated Balance Sheets. These funds are periodically remitted to the appropriate entities to satisfy those claims.

Financial Instruments with Off-Balance-Sheet Risk - In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in The Consolidated Financial Statements when they are funded or related fees are incurred or received. The credit risk associated with these instruments is evaluated using the same methodology as for loans held for investment.

Advertising Cost – The Bank conducts direct and non-direct response advertising and purchases prospective customer lists from various sources. These costs are expensed as incurred. Advertising costs from continuing operations for the years ended December 31, 2022, and 2021 were $89,000 and $112,000, respectively.

Employee Stock Ownership Plan (ESOP) – The Bank sponsors an internally leveraged ESOP. The cost of shares issued to the ESOP but not yet released is shown as unearned employee stock ownership plan (ESOP) shares, an element of stockholders’ equity in our consolidated balance sheets. As shares are committed to be released, compensation expense is recorded equal to the market price of the shares, and the shares become outstanding for purposes of earnings per share calculations. To the extent that the fair value of ESOP shares committed differs from the cost of such shares, the difference is charged or credited to additional paid-in capital in stockholders’ equity.

F-52

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 1 – Nature of Operations and Significant Accounting Policies (continued)

Cash dividends on unallocated ESOP shares may be used to make payments on the ESOP loan and may be allocated to participant accounts in proportion to their account balances. Cash dividends paid on allocated shares are recorded as a reduction of retained earnings and, at the direction of the employer may be: a) credited directly to participant accounts in proportion to their account balances, or b) distributed directly to participants (outside the plan) in proportion to their account balances, or c) used to make payments on the ESOP loan requiring the release of shares with at least a similar fair market value be allocated to participant accounts. In addition, participants have the right to receive an immediate distribution of their vested cash dividends paid on shares of common stock credited to their accounts.

Other Stock-Based Compensation – The Company has stock-based compensation plans which provide for the award of various benefits to Directors and employees, including restricted stock and options to purchase stock. Each restricted stock award is separated into vesting tranches and compensation expense is recognized based on the fair value at the date of grant for each tranche on a straight-line basis over the vesting period reduced for estimated forfeitures. Cash dividends on unvested restricted shares are charged to compensation expense. The fair value of stock option awards granted is estimated using the Black-Scholes-Merton option pricing model using inputs including the option exercise price and risk-free rate of return, and assumptions for expected dividend yield, expected stock price volatility and the expected life of the awards. The closing market price of the Company’s stock on the date of grant is the exercise price for the stock options and the estimated fair value of the restricted stock awards. Expense is recognized over the required service period, defined as the vesting period. For awards with graded vesting, expense is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize expense net of actual forfeitures.

Income Taxes – Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Accrued interest and penalties associated with uncertain tax positions are recognized as part of the income tax provision. The Company has no uncertain tax provisions.

Employee Retention Credit – The Company qualified for identified refunds based upon federal laws that allow an eligible employer to obtain a refundable employment tax credit under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), as amended by Taxpayer Certainty and Disaster Tax Relief Act of 2020 (Relief Act), enacted December 27, 2020, the American Rescue Plan Act of 2021 (ARP Act), enacted March 11, 2021, and the Infrastructure Investment and Jobs Act (Infrastructure Act), enacted November 15, 2021, if they experienced a significant decline in gross receipts or more than a nominal portion of its business operations are impacted by a governmental order. The company recorded a net benefit of $547,000 which offset salary and benefit expenses in 2022. An additional $254,000 is held as deferred income and included in the Accrued interest and other liabilities section of the balance sheet, given its uncertain nature and will be held as such until the five-year statute of limitations has elapsed.

Comprehensive Income (Loss) – Comprehensive income (loss) consists of net income (loss), net unrealized gains and losses on securities available-for-sale (net of taxes), and accumulated other comprehensive income related to the Bank 34 Defined Benefit Retirement Plan (AOCI related to Bank 34 DB Plan), net of taxes. The table below shows a summary of each item as well as its contribution to total comprehensive income (loss).

F-53

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 1 – Nature of Operations and Significant Accounting Policies (continued)

As Restated Components of Accumulated Other Comprehensive Income (Loss)	December 31, 2022	December 31, 2021
Available-for-sale investments unrealized gain (loss)	$(9,090)	$512
Tax effect	2,317	(124)
Net available-for-sale investments unrealized gain (loss)	(6,773)	388

AOCI related to Bank 34 DB Plan	—	(1,735)
Tax effect	—	427
Net AOCI related to Bank 34 DB Plan	—	(1,307)

Combined AOCI	(9,090)	(1,222)
Tax Effect	2,317	302
Total	$(6,773)	$(920)

Earnings per Common Share - Basic earnings per common share is net income divided by the weighted-average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Maryland corporate law does not provide for treasury shares; therefore, shares repurchased are removed from issued and outstanding immediately and would not be considered outstanding. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings per share are restated for all stock splits and stock dividends through the date of issuance of the consolidated financial statements. The two-class method is an earnings allocation method under which earnings per share is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period.

Recent Accounting Guidance That Has Not Yet Been Adopted - The following new accounting standards have yet to be adopted by the Company but may have an impact on financial statements once implemented.

ASU 2022-02, Financial Instruments – Credit Losses (Topic 326) – Troubled Debt Restructurings and Vintage Disclosures

Description - This Update eliminates the recognition and measurement guidance for troubled debt restructurings (“TDRs”) by creditors in ASC 310-40. This Update also enhances disclosure requirements for certain loan restructurings by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying the recognition and measurement guidance for TDRs, an entity will apply the loan refinancing and restructuring guidance to determine whether a modification or other form of restructuring results in a new loan or a continuation of an existing loan. Additionally, the amendments in this ASU require a public business entity to disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases in the existing vintage disclosures.

Date of Adoption - The amendments in this Update are effective for entities that have adopted the amendments in Update 2016-13 for fiscal years beginning after December 15, 2022.

F-54

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 1 – Nature of Operations and Significant Accounting Policies (continued)

Effect on the Consolidated Financial Statements - The adoption of this standard is expected to have a material effect on the Company’s financial statements.

(ASU) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

Description - The FASB issued Topic 326 to replace the incurred loss model for loans and other financial assets with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in Topic 326 require credit losses on available-for-sale to be presented as a valuation allowance rather than as a direct write-down on.

Date of Adoption - The standard will be effective for all entities, including SEC filers identified as smaller reporting companies, and nonpublic business entities for fiscal years beginning after December 15, 2022.

Effect on the Consolidated Financial Statements - The adoption of this standard is expected to have an impact on the Company’s operating results as the additional reserves required by the expected loss model will be adjusted through equity at adoption. The adjustment will have a material impact on the company’s financial statements with an expected increase in overall reserves.

Note 2 – Securities

Available-for-sale and held-to-maturity securities have been classified in the consolidated balance sheets according to management’s intent on December 31, 2022, and 2021. The amortized cost of such securities and their approximate fair values were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available-for-sale, December 31, 2022	Cost	Gains	Losses	Value
Mortgage-backed securities	$39,709	$—	$(5,177)	$34,532
U.S. Treasuries	3,083	—	(366)	2,717
U.S. Government Agencies	396	—	(26)	370
Municipal Obligations	23,500	—	(3,349)	20,151
Corporate debt	1,000	—	(188)	812
Total	$67,688	$—	$(9,106)	$58,582

Held-to-maturity, December 31, 2022	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt	$5,832	$9	$(409)	$5,432
Total	$5,832	$9	$(409)	$5,432

F-55

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 2 – Securities (continued)

Available-for-sale, December 31, 2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$39,165	$469	$(380)	$39,254
U.S. Treasuries	3,097	0	(46)	3,051
U.S. Government Agencies	590	4	(2)	592
Municipal Obligations	23,575	593	(133)	24,035
Corporate debt	1,000	0	(16)	985
Total	$67,427	$1,066	$(577)	$67,917

In August 2021, corporate debt with a fair market value of $6.2 million was transferred from available-for-sale to held-to-maturity. The difference between amortized cost and fair market value of those securities at transfer date is insignificant and will be amortized out of accumulated other comprehensive income over the 5-year period to first call date of those securities.

Held-to-maturity, December 31, 2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt	5,365	8	0	5,373
Total	$5,365	$8	$0	$5,373

Securities with unrealized losses on December 31, 2022, and 2021, that have not been recognized in income are as follows (in thousands):

Available-for-sale, December 31, 2022	Continued Unrealized Loss for Less than 12 Months		Continued Unrealized Loss for 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Mortgage-backed securities	$21,377	$(2,080)	$13,155	$(3,097)	$34,532	$(5,177)
U.S. Treasuries	—	—	2,717	(366)	2,717	(366)
U.S. Government Agencies	171	(10)	199	(16)	370	(26)
Municipal Obligations	12,547	(1,698)	7,104	(1,651)	19,651	(3,349)
Corporate debt	—	—	812	(188)	812	(188)
Total temporarily impaired	$34,095	$(3,788)	$23,987	$(5,318)	$58,082	$(9,106)
F-56

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 2 – Securities (continued)

Available-for-sale, December 31, 2021	Continued Unrealized Loss for Less than 12 Months		Continued Unrealized Loss for 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Mortgage-backed securities	$18,410	$(380)	$—	$—	$18,410	$(380)
U.S. Treasuries	3,051	(46)	—	—	3,051	(46)
U.S. Government Agencies	315	(2)	—	—	315	(2)
Municipal Obligations	8,653	(133)	—	—	8,653	(133)
Corporate debt	983	(16)	—	—	983	(16)
Total temporarily impaired	$31,412	$(577)	$—	$—	$31,412	$(577)

Unrealized losses have not been recognized through the income statement, as management believes the issuers are of sound credit quality, management has no intent to sell the securities, the Company can hold the securities to maturity, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity date. There were 109 and 49 securities in an unrealized loss position as of December 31, 2022, and December 31, 2021, respectively. Of the securities in an unrealized loss position as of December 31, 2022, approximately 49% were backed by a government agency.

The proceeds from the sale of securities and the associated gains and losses are listed below (in thousands):

	2022	2021
Proceeds	$—	$4,626
Gross gains	—	202
Gross losses	—	—

The amortized cost and fair value of the investment securities portfolio are shown by contractual maturity. Contractual maturities of debt securities at year-end 2022 were as follows (in thousands):

Available-for-sale	Amortized Cost	Fair Value
Due in one year or less	$500	$500
Due from one to five years	4,958	4,597
Due from five to ten years	28,336	24,413
Due after ten years	33,894	29,072
Total	$67,688	$58,582

Held-to-maturity	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due from one to five years	—	—
Due from five to ten years	5,832	5,432
Due after ten years	—	—
Total	$5,832	$5,432
F-57

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 2 – Securities (continued)

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities pledged at December 31, 2022, and December 31, 2021, had a carrying amount of $8,193,000 and $16,418,000, respectively.

The Company had no investment in securities of issuers outside of the United States as of December 31, 2022, or 2021.

Note 3 – Loans And Allowance For Loan Losses (As Restated)

Loans at year-end were as follows (in thousands):

2022
Commercial real estate	$400,136
1-4 Family residential real estate	14,195
Commercial	49,248
Consumer and other	1,151
Gross Loans	464,730
Unamortized loan fees	(1,370)
Loans held for investment	463,360
Less allowance for loan losses	(4,778)
Loans, net	$458,582

2021
Commercial real estate	$351,337
1-4 Family residential real estate	16,746
Commercial	47,490
Consumer and other	1,454
Gross Loans	417,027
Unamortized loan fees	(1,403)
Loans held for investment	415,624
Less allowance for loan losses	(5,328)
Loans, net	$410,296

At December 31, 2022, and 2021, commercial real estate loans include construction loans of $40.0 million and $36.9 million, respectively.

At December 31, 2022, and 2021, the commercial loan balances above included $47,000 and $1,606,000 in Paycheck Protection Program loans, all of which were guaranteed by the Small Business Administration. No other material financial statement impacts from the Covid-19 pandemic remained at the end of 2022.

F-58

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 3 – Loans And Allowance For Loan Losses (As Restated) (continued)

The following is an analysis of the allowance for loan loss activity, listed by portfolio segment. Information is based on impairment method as of, and for the years ended, December 31, 2022, and 2021, (in thousands):

	Commercial Real Estate	1-4 Family Residential Real Estate	Commercial and Industrial	Consumer and other	Total
Balance on December 31, 2021	$4,466	$190	$647	$25	$5,328
Provision (credit) for loan losses	(1,198)	(13)	3,639	(8)	2,420
Loans charged off	—	(72)	(2,905)	—	(2,977)
Recoveries	—	7	—	—	7
Balance on December 31, 2022	$3,268	$112	$1,381	$17	$4,778

	Commercial Real Estate	1-4 Family Residential Real Estate	Commercial and Industrial	Consumer and other	Total
Balance on December 31, 2020	$4,051	$299	$426	$44	$4,820
Provision (credit) for loan losses	415	(117)	221	(19)	500
Loans charged off	—	—	—	—	—
Recoveries	—	8	—	—	8
Balance on December 31, 2021	$4,466	$190	$647	$25	$5,328

December 31, 2022	Commercial Real Estate	1-4 Family Residential Real Estate	Commercial	Consumer	Total
Allowance for Loan Losses
Ending balance individually evaluated for impairment	$—	$—	$99	$—	$99
Ending balance collectively evaluated for impairment	3,268	112	1,282	17	4,679

Total	$3,268	$112	$1,381	$17	$4,778

Gross Loans
Ending balance individually evaluated for impairment	$1,591	$719	$1,641	$—	$3,951
Ending balance collectively evaluated for impairment	398,545	13,476	47,607	1,151	460,779

Total	$400,136	$14,195	$49,248	$1,151	$464,730
F-59

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 3 – Loans And Allowance For Loan Losses (As Restated) (continued)

December 31, 2021	Commercial Real Estate	1-4 Family Residential Real Estate	Commercial	Consumer	Total
Allowance for Loan Losses
Ending balance individually evaluated for impairment	$—	$—	$210	$—	$210
Ending balance collectively evaluated for impairment	4,466	190	437	25	5,118

Total	$4,466	$190	$647	$25	$5,328

Gross Loans
Ending balance individually evaluated for impairment	$—	$162	$4,240	$—	$4,402
Ending balance collectively evaluated for impairment	351,337	16,584	43,250	1,454	412,625

Total	$351,337	$16,746	$47,490	$1,454	$417,027

The following table presents the aging of the recorded investment in past due and nonaccrual loans, as of December 31, 2022, and 2021. It is shown by class of loans (in thousands):

December 31, 2022	Loans Past Due Accruing Interest
	30-59 Days	60-89 Days	Over 90 Days	Total	Loans on Non- Accrual	Loans Not Past Due or Non- Accrual	Total
Commercial Real Estate	$512	$960	$—	$1,472	$1,591	$397,073	$400,136
1-4 Family Residential RE	536	—	—	536	659	13,000	14,195
Commercial and Industrial	313	427	292	1,032	1,641	46,575	49,248
Consumer	—	—	—	—	—	1,151	1,151

Total	$1,361	$1,387	$292	$3,040	$3,891	$457,799	$464,730
F-60

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 3 – Loans And Allowance For Loan Losses (As Restated) (continued)

December 31, 2021	Loans Past Due Accruing Interest
	30-59 Days	60-89 Days	Over 90 Days	Total	Loans on Non- Accrual	Loans Not Past Due or Non- Accrual	Total
Commercial Real Estate	$2,192	$—	$—	$2,192	$—	$349,145	$351,337
1-4 Family Residential RE	95	653	143	891	98	15,757	16,746
Commercial and Industrial	—	—	—	—	4,240	43,250	47,490
Consumer	12	—	—	12	—	1,442	1,454

Total	$2,299	$653	$143	$3,095	$4,338	$409,594	$417,027

Non-accrual loan balances guaranteed by the SBA are $99,000, or 1.5%, and $110,000, or 2.5%, of the nonaccrual loan balances at December 31, 2022, and December 31, 2021, respectively.

Credit Quality Indicators:

The following table represents the credit exposure by internally assigned grades at December 31, 2022, and 2021. This grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements in accordance with the loan terms. The Bank’s internal credit risk grading system is based on management’s experiences with similarly graded loans. Credit risk grades are reassessed each quarter based on any recent developments potentially impacting the creditworthiness of the borrower, as well as other external statistics and factors, which may affect the risk characteristics of the respective loan. The Company uses the following definitions for risk ratings:

Pass: Strong credit with no existing or known potential weaknesses deserving of management’s close attention.

Special Mention: Potential weaknesses that deserve management’s close attention. Borrower and guarantor’s capacity to meet all financial obligations is marginally adequate or deteriorating.

Substandard: Inadequately protected by the paying capacity of the Borrower and/or collateral pledged. The borrower or guarantor is unwilling or unable to meet loan terms or loan covenants for the foreseeable future.

Doubtful: All the weakness inherent in one classified as substandard with the added characteristic that those weaknesses in place make the collection or liquidation in full, on the basis of current conditions, highly questionable and improbable.

Loss – Considered uncollectible or no longer a bankable asset. This classification does not mean that the asset has no recoverable value. In fact, a certain salvage value is inherent in these loans. Nevertheless, it is not practical or desirable to defer writing off a portion or whole of a perceived asset even though partial recovery may be collected in the future.

F-61

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 3 – Loans And Allowance For Loan Losses (As Restated) (continued)

As of December 31, 2022, and 2021, based on the most recent analysis performed, the risk category of loans by class of loans was as follows (in thousands):

December 31, 2022	Pass	Special Mention	Substandard	Doubtful	Not Risk Rated	Total
Commercial Real Estate	$394,577	$3,685	$1,874	$—	$—	$400,136
1-4 Family Residential RE	13,536	—	659	—	—	14,195
Commercial and Industrial	47,154	378	1,716	—	—	49,248
Consumer	1,151	—	—	—	—	1,151

Total	$456,418	$4,063	$4,249	$—	$—	$464,730

December 31, 2021	Pass	Special Mention	Substandard	Doubtful	Not Risk Rated	Total
Commercial Real Estate	$349,137	$1,866	$334	$—	$—	$351,337
1-4 Family Residential RE	16,322	326	98	—	—	16,746
Commercial and Industrial	43,146	—	4,344	—	—	47,490
Consumer	1,454	—	—	—	—	1,454

Total	$410,059	$2,192	$4,776	$—	$—	$417,027

Impaired Loans: The following tables include the recorded investment and unpaid principal balances, net of charge-offs for impaired loans with the associated allowance amount, if applicable. Management determined the allocated allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the allocated allowance recorded.

December 31, 2022	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment

With no related allowance recorded:
Commercial Real Estate	$1,591	$1,591	$—	$1,464
1-4 Family Residential RE	719	719	—	739
Commercial and Industrial	—	—	—	—
Consumer	—	—	—	—

With an allowance recorded:
Commercial Real Estate	—	—	—	—
1-4 Family Residential RE	—	—	—	—
Commercial and Industrial	4,546	1,641	99	4,333
Consumer	—	—	—	—

Total	$6,856	$3,951	$99	$6,536
F-62

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 3 – Loans and Allowance For Loan Losses (As Restated) (continued)

December 31, 2021	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment

With no related allowance recorded:
Commercial Real Estate	$—	$—	$—	$—
1-4 Family Residential RE	162	162	—	162
Commercial and Industrial	—	—	—	—
Consumer	—	—	—	—

With an allowance recorded:
Commercial Real Estate	—	—	—	—
1-4 Family Residential RE	—	—	—	—
Commercial and Industrial	4,240	4,240	210	4,319
Consumer	—	—	—	—

Total	$4,402	$4,402	$210	$4,481

Troubled Debt Restructurings: Restructured loans are considered “troubled debt restructurings” if due to the borrower’s financial difficulties, the Bank has granted a concession that they would not otherwise consider. This may include a transfer of real estate or other assets from the borrower, a modification of loan terms, rates, or a combination of the two. All troubled debt restructurings placed on nonaccrual status must show no less than six months of repayment performance by the borrower in accordance with contractual terms to return to accrual status. Once a loan has been identified as a troubled debt restructuring, it will continue to be reported as such until the loan is paid in full.

In the normal course of business, the Company may modify a loan for a credit worthy borrower where the modified loan is not considered a troubled debt restructuring. In these cases, the modified terms are consistent with loan terms available to credit worthy borrowers and within normal loan pricing. The modifications to such loans are done according to existing underwriting standards which include review of historical financial statements, including current interim information if available, an analysis of the causes of the borrower’s decline in performance, and projections intended to assess repayment ability going forward.

There was one troubled debt restructuring with a principal balance of $60,000 and $65,000 at December 31, 2022, and December 31, 2021, respectively.

F-63

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 4 – Premises and Equipment, Net

Components of premises and equipment, net included in the consolidated balance sheets at December 31, were as follows:

	2022	2021

Land and improvements	$2,170	$2,241
Buildings and improvements	12,439	12,146
Furniture and equipment	1,776	1,994
Total cost	16,385	16,381
Accumulated depreciation and amortization	(8,308)	(8,415)

Net book value	$8,077	$7,966

Depreciation and amortization expense was $489,000 and $472,000 for the years ended December 31, 2022, and 2021, respectively. Two Alamogordo ATM properties were sold for $50,000 in 2022. The Peoria branch was closed December 31, 2022, which resulted in the acceleration of rent expense totaling $43,000 and a loss on the disposal of fixed assets of $3,000.

Note 5 – Time Deposits

Following are maturities of time deposits at December 31, 2022, and 2021:

Maturity	2022	2021

One year or less	$50,025	$40,180
Over one through three years	21,627	12,892
Over three through five years	1,841	1,477
Totals	$73,493	$54,549

On December 31, 2022, and 2021, the Bank had $23.4 million and $13.0 million, respectively, in time deposits of $250,000 or more. On December 31, 2022, and 2021, $19.8 million and $10.9 million, respectively, of such time deposits mature within one year.

Note 6 – Borrowings

The Bank has established a borrowing line with the FHLB of Dallas. As of December 31, 2022, the Bank had one outstanding advance totaling $5.0 million carrying an interest rate of 1.40% with a maturity date in 2023. As of December 31, 2022, loans and securities with a carrying value of $203.8 million were pledged to secure FHLB advances, with remaining availability of $198.1 million at year end. At December 31, 2021, FHLB borrowings totaled $19.0 million carrying interest rates from 0.14% to 1.40%. As of December 31, 2021, loans and securities with a carrying value of $183.8 million were pledged to secure FHLB advances, with remaining availability of $163.0 million at year end.

F-64

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 6 – Borrowings (continued)

On June 29, 2021, the Company completed a private placement of $25.0 million of 10 year, fixed-to-floating rate subordinated notes. The subordinated notes will initially bear interest at 4.00% per annum for five years, floating at Three-Month SOFR plus 328 basis points quarterly thereafter. The ten-year notes mature on July 15, 2031, and are callable at the Company’s option after five years. The subordinated notes are presented net of remaining origination fees of $469,000 at December 31, 2022.

The following are maturities of outstanding borrowings as of December 31, 2022:

Maturity
One year or less	$5,000
Over one through three years	0
Over three through five years	0
Over five through ten years	24,531
Totals	$29,531

Note 7 – Financial instruments with off-balance-sheet risk

In the normal course of business, the Bank has outstanding commitments to extend credit and standby letters of credit which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for instruments that are included in the consolidated balance sheets.

Financial instruments whose contract amounts represent off-balance-sheet credit risk are as follows as of December 31:

	2022	2021
Commitments to extend credit	$23,202	$39,807
Unused lines of credit	18,706	18,672
Totals	$41,908	$58,479

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation Collateral held varies by and may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

F-65

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 8 – Leases

The Bank has noncancelable operating leases that expire over the next seven years that require the payment of base lease amounts and executory costs such as taxes, maintenance, and insurance. At year-end 2022, the bank had one active operating lease. Rental expenses for leases was $516,000 and $578,000 for the years ended December 31, 2022, and 2021 respectively.

Approximate future minimum rental commitments under noncancelable leases are:

2023	$205
2024	354
2025	360
2026	366
2027	372
2028	377
2029	383
2030	161
Total minimum lease payments	2,578
Amounts representing interest (present value discount)	(425)
Operating lease liabilities (present value of minimum lease payments)	$2,153
Weighted-average remaining term (in years)	7.3
Weighted-average discount rate	4.70%

Note 9 – Employee Retirement Benefit Plans (As Restated)

Profit Sharing Plan: The Company has established a profit-sharing 401(k) type salary reduction plan (Plan) for all employees that meet the necessary eligibility requirements and participants are fully vested after six years of service. For Company matching contributions made for plan years prior to 2014, annual Company contributions were at the discretion of the Board of Directors. From 2014 through 2019, the Company adopted a Safe Harbor matching contribution provision, whereby it agreed to match 100% of participant’s contributions up to the first 3% of salary and 50% of the next 2%, for a total maximum Company matching contribution of 4% of participant salary, as defined by the Plan. The Safe Harbor matching contribution was guaranteed. The Company elected not to adopt a safe harbor matching contribution for 2021 or 2022.

Employee Stock Ownership Plan: The ESOP covers substantially all employees that meet certain age and service requirements. Under the plan, annual retirement expense is generally defined as a percentage of employee compensation, net of forfeitures from employees who have terminated employment.

In October 2016, the ESOP borrowed $1.5 million from the Company to purchase 150,358 shares of common stock from the Company at $10 per share. Bancorp 34 accepted a $1.8 million note from the ESOP secured by all unallocated shares in the plan with a 30-year repayment term. The principal balance includes $1.5 million used to purchase stock in 2016 and $266,000 used to pay off already outstanding ESOP loans used to purchase shares in 2012 and 2014. Principal and interest payments on the note are made every December 31 and the interest rate on the loan adjusts annually on January 1st to the prime rate of interest as published in the Wall Street Journal. The Bank makes at least annual discretionary contributions to the ESOP and the ESOP uses all funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation for that plan year. At the discretion of the employer, participants may receive the shares, cash, or a combination of stock and cash at the end of employment.

F-66

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 9 – Employee Retirement Benefit Plans (As Restated) (continued)

Since the Bank is the primary source of repayment on ESOP loans, the Bank records the note payable and an equal contra-equity account on its balance sheet and interest expense and ESOP benefit plan expense on its statement of comprehensive income equal to the annual loan payments. As inter-company borrowings, all bank-recorded balance sheet items, Bancorp 34 interest income and Bank 34 interest expense on the ESOP loan are eliminated in consolidation. Bancorp 34 consolidated financial statements include a contra-equity account with a balance equal to the purchase price of all unallocated shares in the ESOP.

Shares held by the ESOP on December 31, 2022, and 2021, were as follows:

	2022	2021
Allocated shares	44,476	40,764
Unallocated shares	145,597	151,666
Total ESOP shares	190,073	192,430

The fair value of unallocated shares held by the ESOP is $1,966,000 and $2,090,000 at December 31, 2022, and 2021, respectively. ESOP expense was $338,000 and $74,000 for the years ended December 31, 2022, and 2021, respectively.

Bank 34 Employees DB Retirement Plan: Effective April 1, 2020, the Company withdrew from the Pentegra DB Plan and established the Bank 34 Employee Defined Benefit Retirement Plan (“Bank DB Plan”). On June 2, 2020, all assets and liabilities were transferred from the Pentegra DB Plan to the newly established Bank DB Plan. The Bank DB Plan is a funded noncontributory defined benefit pension plan covering 49 current and former employees. Similar to its predecessor plan, benefits available under the Bank DB Plan are frozen. The plan provides defined benefits based on years of service and final average salary. The Company uses December 31 as the measurement date for this plan. The initial plan year was April 1, 2020, through December 31, 2020. The fair value of plan assets and accumulated benefit obligation on the April 1, 2020, Bank DB Plan adoption date were $2,392,000 and $3,951,000, respectively. Accumulated other comprehensive income at December 31, 2020, included $1,346,000 which represented $1,807,000 prior service cost related to this plan net of $461,000 estimated tax benefits.

During the year ended December 31, 2021, the Company purchased annuity contracts that resulted in partial settlement of the plan and recorded expense of $479,000. At December 31, 2021, the fair value of Bank DB Plan assets were $894,000, determined by significant observable inputs (Level 2), representing 84% of the $1,063,000 accumulated benefit obligation. The defined obligation at December 31, 2021, of $169,000 is included in Accrued Interest and Other Liabilities on the Consolidated Balance Sheet. The unrecognized actuarial and prior service costs totaling $1,308,000, net of tax, are included in Accumulated Other Comprehensive Income in the Stockholders Equity portion of the Consolidated Balance Sheet.

During the year ended December 31, 2022, the Company extinguished the Bank DB Plan and recorded expense of $1,750,000. At December 31, 2022, there were no plan assets or liabilities included in the Consolidated Balance Sheet. Contributions to the plan totaled $30,000 and $0 in 2022 and 2021, respectively.

F-67

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 9 – Employee Retirement Benefit Plans (As Restated) (continued)

Deferred Compensation and Director’s Fee Plans: A deferred compensation plan covers all senior officers and a deferred director’s fee plan covers all directors. Under these plans, the company pays each participant that elects to defer, or their beneficiary, the amount deferred plus interest over a pre-selected period up to 10 years, beginning with the participant’s termination of service. A liability is accrued monthly for the deferred amount plus interest earned. The interest rate on deferred balances is determined annually on January 1st at the greater of Wall Street Journal Prime or 5%, and was 5% for the years ended December 31, 2022, and 2021. Interest expense for the deferred plans was $97,000 and $95,000, for the years ended December 31, 2022, and 2021, respectively. Deferred plan liabilities, included in accrued interest and other liabilities on the consolidated balance sheet, were $1,949,000 and $1,946,000, as of December 31, 2022, and 2021, respectively.

Note 10 – Board of Directors’ Retirement Policy

The Board previously had a deferred compensation policy (Policy) to compensate Board members for their service to the Company. The retirement date for directors was the later of the last month in which they reached age 70 or completion of their term if they were elected to the Board during the annual meeting resulting in service beyond age 70. Upon retirement, Board members receive deferred compensation for the remainder of their life up to a maximum of $2,000 per month. Board members vested in the Policy based on service as follows: zero to four years of service (20%), five years of service (40%), six years of service (60%), seven years of service (80%) and eight years of service (100%). On September 21, 2011, the Board rescinded this retirement policy for current directors.

The total liability for the combined policies and agreements was $256,000 and $245,000 at December 31, 2022, and 2021, respectively.

Note 11 – Income Taxes (As Restated)

Income tax provision consists of the following (in thousands):

	2022	2021
Current
Federal	$23	$1,468
State	(227)	379
Deferred benefit	262	(555)
Total income tax provision	$58	$1,291

Income tax expense from continuing operations differs from the amounts computed by applying the federal income tax rate of 21% in 2022 and 2021, to earnings before federal income tax expense. These differences are primarily caused by state income taxes, net of federal tax benefit, income that is not taxable for federal and state income tax purposes, expenses that are not deductible for tax purposes and tax adjustments related to prior federal income tax returns.

F-68

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 11 – Income Taxes (As Restated) (continued)

Income tax provision calculated at the statutory federal income tax rate of 21% for 2022 and 2021, differs from actual income tax provision as follows (in thousands):

	2022	2021

Income tax at statutory rate	$292	$1,287
Benefit from permanent differences:
Earnings on life insurance assets	(50)	(65)
State income taxes, net of Federal tax benefit	(116)	78
Other items, net	(67)	(9)
Totals	$59	$1,291

Deferred tax assets and liabilities consist of the following at December 31 (in thousands):

	2022	2021
Deferred tax assets:
Allowance for loan losses	$1,191	$1,314
Net operating loss carryforwards	582	683
Deferred compensation	549	1,011
Accrued bonus	318	333
Lease liability	536	115
Unrealized losses on AFS securities	2,317	—
Other, net	292	242
Total deferred tax assets	5,785	3,698

Deferred tax liabilities:
Unrealized gains on AFS securities	—	(127)
Loan origination costs	(196)	(240)
Depreciation	(515)	(100)
Right-of-use asset	(139)	(105)
FHLB stock dividends	(11)	(26)
Total deferred tax liabilities	(861)	(598)
Net deferred tax assets included in other assets	$4,924	$3,100

A valuation allowance for deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies which will create taxable income during the periods in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carry-back potential, and tax planning strategies in making this assessment. Based upon the Company’s assessment of all available evidence, management determined it was more likely than not that the net deferred tax asset would be realized at December 31, 2022.

F-69

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 11 – Income Taxes (As Restated) (continued)

At December 31, 2022, the Company had federal operating loss carry-forwards of approximately $2.8 million, all of which are subject to Internal Revenue Code (“IRC”) Section 382 limitations, which limit the annual use of acquired losses to $250,000 per year, and begin to expire in 2028. At December 31, 2022, the Company has recorded deferred tax assets of $582,000 related to the Federal net operating loss carry-forwards.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2022, and 2021, there were no material uncertain tax positions related to federal and state income tax matters. The Company does not expect the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months.

The Company files consolidated U.S. federal and various state income/franchise tax returns. The Company is no longer subject to examination by U.S. federal taxing authorities for years before 2019 and is no longer subject to examination by state taxing authorities for years before 2016. Our federal and state tax returns have not been audited for the past seven years.

Note 12 – Regulatory Matters (As Restated)

Bank 34 is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts, and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets. Management believes, as of December 31, 2022, and 2021, the Bank meets all capital adequacy requirements to which it is subject.

Banks are also subject to certain restrictions on the dollar amount of dividends that they may declare without prior regulatory approval.

As of December 31, 2022, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events that management believes have changed the Bank’s prompt corrective action category. The Bank has not opted into the Community Bank Leverage Ratio (“CBLR”) and therefore is required to continue calculating and reporting risk-based capital ratios.

F-70

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 11 – Income Taxes (As Restated) (continued)

The Bank’s actual and required capital amounts and ratios are as follows (in thousands):

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2022

Total Capital to risk-weighted assets:	$64,942	13.57%	$38,286	8%	$47,857	10%
Tier 1 (Core) Capital to risk weighted assets:	$60,163	12.57%	$28,717	6%	$38,290	8%
Common Tier 1 Capital to risk weighted assets (CET1):	$60,163	12.57%	$21,538	4.50%	$31,111	6.50%
Tier 1 (Core) Capital to average assets:	$60,163	10.34%	$23,274	4%	$29,092	5%

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2021

Total Capital to risk-weighted assets:	$62,978	14.35%	$35,110	8%	$43,887	10%
Tier 1 (Core) Capital to risk weighted assets:	$57,650	13.13%	$26,344	6%	$35,126	8%
Common Tier 1 Capital to risk weighted assets (CET1):	$57,650	13.13%	$19,578	4.50%	$28,540	6.50%
Tier 1 (Core) Capital to average assets:	$57,650	11.14%	$20,700	4%	$25,875	5%
F-71

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 13 – Related-Party Transactions

The Bank periodically enters into transactions with its executive officers, directors, significant stockholders, and their affiliates (related parties). Transactions with such related parties included:

	2022	2021
Fees and bonuses paid to directors during the period	$231	$255
Deposits from related parties held by the bank at the end of period	4,568	4,284

There were no loans to related parties in 2022 or 2021.

Note 14 – Stock-Based Compensation

Stock-based expense for the years ended December 31, 2022, and 2021, was $213,000 and $278,000, respectively.

The Company accounts for forfeitures when they occur by reversing any previously accrued compensation expense on forfeited options in accordance with ASC 718, Compensation – Stock Compensation.

On November 17, 2017, the stockholders approved the adoption of the 2017 Equity Incentive Plan (“2017 Plan”). The 2017 Plan provides for the grant of a maximum of 263,127 shares of the Company’s common stock of which up to 187,948 shares of common stock may be granted for stock options and 75,179 shares of common stock may be issued as restricted stock to Directors and employees of the Company. Stock options and restricted stock awards currently issued under the 2017 Plan vest at 20% per year beginning on the first anniversary of date of grant and the options expire seven years after the grant date.

On May 25, 2022, the stockholders approved the adoption of the 2022 Equity Incentive Plan (“2022 Plan”). The 2022 Plan provides for the grant of a maximum of 252,340 shares of the Company’s common stock of which up to 168,227 shares of common stock may be issued as restricted stock and 84,113 shares of common stock may be granted for stock options to Directors and employees of the Company. The Board of Director’s compensation committee specifies the vesting schedules for the restricted stock and options. Option expiration dates are flexible as well but cannot exceed ten years from the grant date. No restricted stock or stock options have been granted under the 2022 plan.

The stock option plans allow for net settlement of vested options. In a net settlement, the Company, at the direction of the optionee, net settles the options by issuing new shares to the optionee with a value, at the current per share trading price, equal to the total in-the-money or intrinsic value of the options less any necessary tax withholdings on the disqualifying disposition of Incentive Stock Options. The optionee is granted newly issued shares and a small amount of cash in lieu of partial shares. There was one net settlement in 2022 and none in 2021.

F-72

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 14 – Stock-Based Compensation (continued)

In 2022, 15,000 stock options were granted and 9,500 shares of restricted stock were issued under the 2017 plan. In 2021, 6,500 stock options and 2,500 shares of restricted stock were issued. Stock option grant-date fair values for 2022 and 2021 were computed using the Black Scholes Merton options pricing model with the following weighted-average inputs and assumptions:

	2022	2021

Grant date stock price and exercise price	$15.80	$12.19
Dividend yield	2.48%	1.64%
Expected stock price volatility	23.59%	33.89%
Risk-free interest rate	2.17%	0.96%
Expected option life in years	6	6

Total weighted-average fair value of options granted	$3.00	$3.40

Historical data is used to estimate expected volatility and the term of options expected to be outstanding and takes into account that options are not transferable. The risk-free interest rate is based on the U.S. Treasury yield curve for the expected term in effect at the date of grant.

A summary of stock option activity in 2022 is presented below (Intrinsic Value in 000s):

	Shares Subject to Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of year	163,600	$13.94	3.6 years	118
Granted	15,000	15.80
Exercised	(13,200)	14.90
Forfeited or expired	(21,380)	13.81
Outstanding at end of year	144,020	$14.07	2.8 years	$95

Exercisable at year-end	118,020	$14.45	2.2 years	$39

Information related to stock option exercises during each year is as follows (in 000s):

	2022	2021

Intrinsic value of options exercised	$17	$—
Cash received from options exercised	$—	$—
Tax benefit realized from options exercised	$15	$—

F-73

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 14 – Stock-Based Compensation (continued)

A summary of restricted stock activity for the year ended December 31, 2022, is presented below:

	Shares	Weighted- Average Grant Date Fair Value	Average Remaining Contractual Term

Non-vested on January 1, 2022	12,774	$14.02	2.0 years
Granted	9,500	14.92
Vested	(8,335)	14.75
Forfeited	(7,439)	13.13
Non-vested on December 31, 2022	6,500	$14.89	4.1 years

As of December 31, 2022, there was $70,000 and $80,000 of total unrecognized equity-based expense related to unvested stock options and restricted stock awards, respectively, granted under the 2017 Equity Incentive Plan that is expected to be recognized over the next 5 years as follows (in 000s):

Year
2023	$41
2024	41
2025	38
2026	26
2027	4
Totals	$150

Note 15 – Fair Value Information (As Restated)

The following table presents information about assets and liabilities measured at fair value on a recurring and non-recurring basis and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair values as of December 31.

As Restated December 31, 2022	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
Recurring:
Assets:
Securities available-for-sale:
Mortgage-backed securities	$—	$34,532	$—	$34,532
U.S. Treasuries	—	2,717	—	2,717
U.S. Government Agencies	—	370	—	370
Municipal obligations	—	20,151	—	20,151
Corporate debt	—	812	—	812
Total available-for-sale:	$—	$58,582	$—	$58,582

Nonrecurring basis:
Impaired loans	$—	$—	$3,951	$3,951

F-74

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 15 – Fair Values of financial instruments (continued)

December 31, 2021	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
Recurring:
Assets:
Securities available-for-sale:
Mortgage-backed securities	$—	$39,254	$—	$39,254
U.S. Treasuries	—	3,051	—	3,051
U.S. Government Agencies	—	592	—	592
Municipal obligations	—	24,035	—	24,035
Corporate debt	—	985	—	985
Total available-for-sale:	$—	$67,917	$—	$67,917

Nonrecurring basis:
Impaired loans	$—	$—	$4,402	$4,402

The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown represent values at which the respective financial instruments could be sold individually or in the aggregate.

There were no transfers between levels of the fair value hierarchy during the years ended December 31, 2022, or 2021.

The following table presents the significant unobservable inputs used in the fair value measurements for Level 3 financial assets measured on a non-recurring basis:

As Restated December 31, 2022	Fair Value	Valuation Methodologies	Valuation Model	Unobservable Input Valuation
Impaired loans
Commercial and Industrial	$1,641	Appraisal	Receivables Discount/Liquidation Discount	18-50%
Commercial Real Estate	1,591	Appraisal	Appraisal Discount/Estimated Selling Costs	18%
1-4 Family residential RE	719	Appraisal	Appraisal Discount/Estimated Selling Costs	0-18%
Total Impaired loans	$3,951
F-75

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 15 – Fair Values of financial instruments (continued)

December 31, 2021	Fair Value	Valuation Methodologies	Valuation Model	Unobservable Input Valuation
Impaired loans
Commercial and Industrial	$4,240	Appraisal	Receivables Discount/Liquidation Discount	17-18%
1-4 Family residential RE	162	Appraisal	Appraisal Discount/Estimated Selling Costs	17-18%
Total Impaired loans	$4,402

The estimated fair values of the Company’s consolidated financial instruments at year-end are as follows (in thousands):

As Restated	Fair	2022		2021
	Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	Level 1	$16,112	$16,112	$7,231	$7,231
Federal funds sold	Level 2	835	835	8,270	8,270
Securities available-for-sale	Level 2	58,582	58,582	67,916	67,916
Securities held-to-maturity	Level 2	5,832	5,432	5,365	5,365
Loans, net of allowance for loan losses	Level 3	458,582	419,251	410,296	413,964
Other investments	Level 2	1,277	1,277	1,786	1,786
Accrued interest receivable	Level 1	1,505	1,505	1,354	1,354

Financial liabilities:
Deposits	Level 1	$(414,094)	$(364,675)	$(383,233)	$(377,284)
Time Deposits	Level 2	(73,493)	(71,932)	(54,549)	(54,769)
FHLB Advances	Level 2	(5,000)	(5,292)	(19,000)	(19,073)
Subordinated debentures	Level 3	(24,531)	(21,728)	(24,447)	(24,884)
Accrued interest payable	Level 1	(562)	(562)	(483)	(483)
F-76

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 16 – Earnings per Share (As Restated)

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common Stockholders for the period are allocated between common Stockholders and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The factors used in the earnings per share computation follow:

	Years ended December 31,
As Restated	2022	2021
Basic:

Net income (in 000s)	$1,330	$4,635
Less: Earnings allocated to participating securities (in 000s)	(11)	(37)
Net income allocated to common Stockholders (in 000s)	1,319	4,598

Weighted-average common shares outstanding including participating securities	2,529,436	2,889,138
Less: Average participating securities	(19,579)	(21,676)
Less: Average unallocated ESOP shares	(151,187)	(151,929)

Average Shares	2,358,670	2,715,533

Basic Earnings Per Common Share	$0.56	$1.69

Diluted:

Net income allocated to common Stockholders (in 000s)	$1,319	$4,598

Weighted-average common shares outstanding for basic earnings per common share	2,358,670	2,715,533

Add: Dilutive effects of assumed exercises of stock options	8,356	5,589
Add: Dilutive effects of assumed exercises of warrants	4,451	—

Weighted-average shares and dilutive potential common shares	2,371,477	2,721,123

Diluted Earnings Per Common Share	$0.56	$1.69

Participating securities are restricted stock awards and preferred stock since they participate in common stock dividends. Stock options for 118,000 and 127,000 shares of common stock were not considered in computing diluted earnings per common share for 2022 and 2021, because they were antidilutive.

F-77

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 17 – Private Placement of Common and Preferred Stock

On December 30, 2022, the Company entered into Securities Purchase Agreements (“Agreement”) with both Castle Creek Capital Fund VIII, L.P. (“Castle Creek”) and Alliance Bernstein L.P. (“Alliance Bernstein”), pursuant to which the Company sold Castle Creek: (i) 299,580 shares of the Company’s common stock, par value $0.01 per share, at a purchase price of $14.00 per share (the “Common Stock”); (ii) 521,849 shares of Series A convertible perpetual preferred stock, par value $0.01 per share, at a purchase price of $14.00 per share (“Series A Preferred Stock”); and sold Alliance Bernstein 181,734 shares of Common Stock, at a purchase price of $14.00 per share. The private placement transaction (the “Private Placement”) resulted in gross proceeds of approximately $14 million. The Agreement contains significant representations, warranties, and covenants between the Company and each purchaser. In addition, 30,094 shares of Common Stock were issued as payment for a portion of the placement fees.

In conjunction with the Agreement, the Company issued warrants to Castle Creek to purchase up to 82,142 shares of Common Stock and Alliance Bernstein to purchase up to 18,173 shares of Common Stock at a price of $14.00. The approximate fair value of the warrants at the date of grant was not considered significant. The Warrants are exercisable at any time after December 30, 2022, and from time to time, in whole or in part, until December 30, 2029. However, the exercise of such Warrants remains subject to certain contractual provisions and a “cashless exercise” may be executed.

In total, the Company issued 511,408 shares of Common Stock, 521,849 shares of Series A Preferred Stock and 100,315 Warrants related to the Agreement. Cash received, net of issuance expenses, was $13.6 million. Issuance expenses include placement fees and due diligence costs of $447,000 and $79,000, respectively The Company will use the net proceeds to fund organic growth, transact on potential acquisition opportunities, enter complementary new business lines, and to enhance capital ratios.

On December 30, 2022, the Company filed Articles Supplementary with the Maryland Department of Assessments and Taxation to issue 1,100,000 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock will be convertible on a one-for-one basis into either (i) Common Stock under certain circumstances, or (ii) non-voting common stock, par value $0.01 per share, subject to approval of the creation of such class of non-voting common stock by the Company’s stockholders. Holders of the Series A Preferred Stock will be entitled to receive dividends if declared by the Company’s Board of Directors, in the same per share amount as paid on the Common Stock. The Series A Preferred Stock will rank, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company, pari passu with the Common Stock pro rata. Holders of Series A Preferred Stock will have no voting rights except as may be required by law.

Pursuant to the terms of the Agreement, Castle Creek is entitled to have one representative appointed to the Company’s Board of Directors for so long as Castle Creek, together with its respective affiliates, owns, in the aggregate, 4.9% or more of Common Stock outstanding.

F-78

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 18 – Bancorp 34, Inc. (Parent Company Only) Financial Information (As Restated)

Condensed financial statements of Bancorp 34, Inc. follow (in thousands):

Balance Sheets	December 31,
	2022	2021
Assets
Cash and cash equivalents	$17,835	$5,964
Investment in subsidiary bank	54,073	57,413
ESOP note receivable	1,558	1,600
Prepaid and other assets	1,209	597
Total Assets	$74,675	$65,574

Liabilities and Stockholders’ Equity
Subordinated debt, net of issuance costs	24,531	24,447
Accounts payable and other liabilities	906	457
Stockholders’ equity	49,238	40,670
Total Liabilities and Stockholders’ Equity	$74,675	$65,574

Statements of Income	Year ended December 31,
	2022	2021

Interest income	52	53
Interest expense	(1,054)	(543)
Equity in income of subsidiary bank	2,162	5,053
Other expenses	(103)	(65)
	1,057	4,498
Provision (benefit) for income taxes	(273)	(137)
Net Income	$1,330	$4,635
F-79

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 18 – Bancorp 34, Inc. Parent Company Only Financial Information (continued)

Statements of Cash Flows	Year ended December 31,
	2022	2021
Operating Activities
Net income	$1,330	$4,635
Adjustments to reconcile net income to net cash from operating activities:
Amortization of subordinated debt issuance costs	84	—
Equity in (income) of subsidiary bank	(2,162)	(5,053)
Changes in prepaid and other assets	(612)	356
Changes in accrued interest and other liabilities	449	(2)
Net cash from operating activities	(911)	(64)

Investing Activities
Principal collections on ESOP note receivable	42	40
Capital contribution to bank subsidiary	—	(10,000)
Net cash from investing activities	42	(9,960)

Financing Activities
Proceeds from subordinated debt, net of issuance costs	—	24,447
Repurchase of common stock	(78)	(8,499)
Issuance of common stock, net	6,212	—
Issuance of preferred stock, net	7,306	—
Cash dividends paid	(700)	(577)
Net cash from financing activities	12,740	15,371

Net change in cash and cash equivalents	11,871	5,347
Beginning cash and cash equivalents	5,964	617

Ending cash and cash equivalents	$17,835	$5,964

Note 19 – Restated Financial Statement Adjustments

The Company has restated the financial statements due for the years ended December 31, 2022, and December 31, 2021 to correct errors in the previously issued financial statements for 2022 and 2021. The details around the most significant of these restatements is outlined below.

The $2.9 million charge-off noted in the subsequent events footnote of the original financial statements was pushed back to December 31, 2022, due to information that indicates the deterioration of the credit had occurred as of that date. In addition, $1.3 million of the general allowance allocation relating to Covid-19 was removed due to its limited impact on economic conditions at December 31, 2022. In aggregate, these restatements resulted in a decline in loan balances, a decline in the balance of the allowance for loan losses, an increase in provision for loan losses expense, and a decline in net income and retained earnings.

The timing of the expense recognition around the termination of the bank’s defined benefit plan was restated, moving a portion of the plan expense out of 2021 and into 2022 to reflect the correct expense recognition based on the timeframe of the plan’s termination. This restatement reduced salaries and employees’ benefits expense

F-80

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 19 – Restated Financial Statement Adjustments (continued)

in 2021 and increased net income and retained earnings as well as reduced accumulated other comprehensive income within stockholders’ equity. In 2022, salaries and employees’ benefits expenses increased and net income and retained earnings decreased.

As a result of these corrections of errors, the Company has restated the accompanying 2022 and 2021 financial statements.

The following is a summary of the impact of the restatement on the Company’s December 31, 2022, consolidated balance sheet:

(000’s)	December 31, 2022
	As Previously Reported	Correction of Errors	As Restated
Loans held for investments	$466,265	$(2,905)	$463,360
Allowance for Loan Losses	(6,043)	1,265	(4,778)
Loans held for investments, net	460,222	(1,640)	458,582
Deferred Income Tax Asset	5,211	(287)	4,924
Prepaid and other assets	4,238	710	4,948
Total Assets	575,556	(1,216)	574,340
Accrued interest and other liabilities	5,419	233	5,652
Total Liabilities	524,869	233	525,102
Retained earnings	30,462	(1,449)	29,013
Total Stockholders’ Equity	50,687	(1,449)	49,238
Total Liabilities and Stockholders’ Equity	575,556	(1,216)	574,340

The following is a summary of the impact of the restatement on the Company’s December 31, 2022, consolidated statements of comprehensive income:

(000’s except earnings per share information)	December 31, 2022
	As Previously Reported	Correction of Errors	As Restated
Interest and fees on loans	$21,865	$(47)	$21,818
Total interest income	23,808	(47)	23,761
Net interest income	18,494	(47)	18,447
Provision for loan losses	780	1,640	2,420
Net Interest Income After Provision for Loan Losses	17,714	(1,687)	16,027
Salaries and employee benefits	7,274	1,935	9,209
Total non-interest expense	13,367	1,935	15,302
Income before provision for income taxes	5,011	(3,623)	1,388
Provision for Income tax	996	(938)	58
Net Income	4,015	(2,685)	1,330
Other comprehensive (loss)	(9,603)	1,735	(7,868)
Tax effect of other comprehensive (loss)	2,442	(427)	2,015
Other comprehensive income (loss), net of tax	(7,161)	1,308	(5,853)
Comprehensive Income (Loss)	(3,146)	(1,377)	(4,523)

Earnings per common share – Basic	1.69	(1.13)	0.56
Earnings per common share – Diluted	1.68	(1.12)	0.56

F-81

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 19 – Restated Financial Statement Adjustments (continued)

The following is a summary of the impact of the restatement on the Company’s December 31, 2022, consolidated statements of changes in stockholders’ equity:

(000’s)
	As Previously Reported	Correction of Errors	As Restated
Balance on December 31, 2021	$40,742	$(72)	$40,670
Net income for 2022	4,015	(2,685)	1,330
Defined benefit plan	—	1,308	1,308
Retained Earnings	30,462	(1,449)	29,013
Total Stockholders’ Equity	50,687	(1,449)	49,238

The following is a summary of the impact of the restatement on the Company’s December 31, 2022, consolidated statements of cash flows:

(000’s)	December 31, 2022
	As Previously Reported	Correction of Errors	As Restated
Net income	$4,015	$(2,685)	$1,330
Provisions for loan losses	780	1,640	2,420
Deferred income tax expense	(24)	(167)	(191)
Prepaid and other assets	(1,172)	1,024	(148)
Accrued interest and other liability	407	(194)	213

The following is a summary of the impact of the restatement on the Company’s December 31, 2021, consolidated balance sheet:

(000’s)	December 31, 2021
	As Previously Reported	Correction of Errors	As Restated
Deferred Income Tax Asset	$2,743	$357	$3,100
Total Assets	527,652	357	528,009
Accrued interest and other liabilities	5,012	429	5,441
Total Liabilities	486,910	429	487,339
Retained earnings	27,147	1,236	28,383
Accumulated other comprehensive (loss) income, net	388	(1,308)	(920)
Total Stockholders’ Equity	40,742	(72)	40,670
Total Liabilities and Stockholders’ Equity	527,652	357	528,009

F-82

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 19 – Restated Financial Statement Adjustments (continued)

The following is a summary of the impact of the restatement on the Company’s December 31, 2021, consolidated statements of comprehensive income:

(000’s except earnings per share information)	December 31, 2021
	As Previously Reported	Correction of Errors	As Restated
Salaries and employee benefits	$9,545	(1,659)	8,341
Total non-interest expense	15,245	(1,658)	13,587
Income before provision for income taxes	4,268	1,658	5,926
Provision for Income tax	868	423	1,291
Net Income	3,400	1,235	4,635
Other comprehensive (loss)	(8)	(1,734)	(1,742)
Tax effect of other comprehensive (loss)	7	426	433
Other comprehensive income (loss), net of tax	(1)	(1,308)	(1,309)
Comprehensive Income (Loss)	3,399	(73)	3,326

Earnings per common share – Basic	1.24	0.45	1.69
Earnings per common share – Diluted	1.24	0.45	1.69

The following is a summary of the impact of the restatement on the Company’s December 31, 2021, consolidated statements of changes in stockholders’ equity:

(000’s)	December 31, 2021
	As Previously Reported	Correction of Errors	As Restated
Net income for 2021	$3,400	$1,235	$4,635
Defined benefit plan	1,347	(1,308)	39
Retained earnings	27,147	1,236	28,383
Accumulated other comp. income (loss), net	388	(1,308)	(920)
Total Stockholders’ Equity	40,742	(72)	40,670

The following is a summary of the impact of the restatement on the Company’s December 31, 2021, consolidated statements of cash flows:

(000’s)	December 31, 2021
	As Previously Reported	Correction of Errors	As Restated
Net income	$3,400	$1,235	$4,635
Deferred income tax expense	(625)	71	(554)
Prepaid and other assets	160	(1,735)	(1,575)
Accrued interest and other liability	133	429	562
F-83

Bancorp 34, Inc.

Notes To Consolidated Financial Statements (continued)

Note 20 – Subsequent Events

Capital Raise: On January 27, 2023, the Company completed the second round of the capital raise through private placement. The terms of the raise were similar to the first round of the raise described in Note 17. Common shares issued totaled 848,089 (32,806 of which was issued as a portion of the payment for placement fees), non-voting preferred shares issued totaled 298,266, and warrants issued to purchase additional shares at $14.00 per share totaled 111,352. The warrants are exercisable in whole, or in part, anytime in the future until January 27, 2030. Cash received, net of issuance expense, totaled $15.0 million.

Definitive Agreement: The Company entered into a definitive merger agreement with CBOA Financial, Inc. on April 26, 2023. Under the terms of the agreement, CBOA Financial, Inc. shareholders will receive 0.24 shares of Bancorp 34, Inc. common stock for each share of CBOA Financial, Inc. common stock they own and the deal will have an aggregate deal value of approximately $28 million. Bancorp 34, Inc. shareholders will own approximately 65%, and CBOA Financial, Inc. shareholders will own approximately 35%, of the pro forma company. At March 31, 2023, CBOA Financial, Inc. had total assets of $372 million, total liabilities of $341 million, and total stockholders’ equity of $31 million.

F-84

F-85

CBOA Financial, Inc. and Subsidiary

Consolidated Balance Sheets

September 30, 2023 (unaudited) and December 31, 2022 (derived from audited financial statements)

(in thousands except shares and per share data)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$42,534	$16,692
Securities available for sale “AFS”, at amortized cost of $65,670, as of September 30, 2023, net of allowance for credit losses of $0 as of September 30, 2023	56,481	65,497
Federal Home Loan Bank “FHLB” stock, at cost	1,695	1,269
Loans	305,562	281,020
Allowance for credit losses	(3,792)	(3,716)
Loans, net	301,770	277,304
Leasehold improvements and equipment, net	1,732	1,928
Operating right-of-use assets	3,164	3,515
Deferred income taxes	3,108	2,612
Foreclosed and repossessed assets, net	—	3
Accrued interest receivable and other assets	1,701	2,107
TOTAL ASSETS	$412,185	$370,926
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$310,376	$305,443
Federal Home Loan Bank “FHLB” advances	25,000	26,050
Federal Reserve Bank “FRB” advances	35,938	—
Operating lease liabilities	3,601	3,981
Subordinated debentures	5,155	5,155
Accrued interest payable and other liabilities	1,686	1,285
Total liabilities	381,756	341,914

Stockholders’ Equity
Common stock - $0.00 par value, authorized 50,000,000; 10,344,660 and 10,213,793 shares issued and outstanding, respectively	—	—
Additional paid-in capital	31,921	31,622
Retained earnings	5,468	3,481
Treasury stock	(166)	(166)
Accumulated other comprehensive loss	(6,794)	(5,925)
Total stockholders’ equity	30,429	29,012
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$412,185	$370,926

See Notes to unaudited Consolidated Financial Statements

F-86

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Income

Three and Nine Months Ended September 30, 2023 and 2022 (unaudited)

(in thousands except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest and dividend income:
Interest and fees on loans	$5,108	$3,585	$14,024	$9,775
Interest on bank balances and investments	586	549	1,695	1,275
Total interest and dividend income	5,694	4,134	15,719	11,050
Interest expense:
Interest on deposits	978	124	2,049	352
Interest on FHLB and FRB borrowed funds	468	—	1,134	—
Interest on subordinated debt	95	50	267	110
Total interest expense	1,541	174	3,450	462
Net interest income before provision for credit losses	4,153	3,960	12,269	10,588
Provision for credit losses	—	—	—	37
Net interest income after provision for credit losses	4,153	3,960	12,269	10,551
Non-interest income:
Service charges on deposit accounts	28	28	82	88
Gain on sale of loans	12	38	51	431
Other	49	40	127	127
Total non-interest income	89	106	260	646
Non-interest expense:
Compensation and related benefits	1,889	1,578	5,787	4,631
Occupancy	353	310	1,010	1,097
Data processing	349	313	1,016	860
Advertising, marketing and public relations	104	67	286	180
FDIC premium assessment	49	64	142	144
Professional services	130	107	579	229
Other	341	272	1,028	814
Total non-interest expense	3,215	2,711	9,848	7,955
Income before provision for income taxes	1,027	1,355	2,681	3,242
Provision for income taxes	267	351	694	840
Net income attributable to common stockholders	$760	$1,004	$1,987	$2,402
Per share information:
Basic earnings	$0.07	$0.10	$0.19	$0.25
Diluted earnings	$0.07	$0.10	$0.19	$0.23

See Notes to unaudited Consolidated Financial Statements

F-87

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

Three and Nine Months Ended September 30, 2023 and 2022 (unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income attributable to common stockholders	$760	$1,004	$1,987	$2,402
Other comprehensive gain (loss) , net of tax:
Securities available for sale
Net unrealized losses arising during period, net of tax	(1,103)	(1,612)	(868)	(5,982)
Other comprehensive loss , net of tax:	(1,103)	(1,612)	(868)	(5,982)
Comprehensive income loss	$(343)	$(608)	$1,119	$(3,580)

See Notes to unaudited Consolidated Financial Statements

F-88

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

Nine Months Ended September 30, 2023 (unaudited)

(in thousands, except shares and per share data)

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, January 1, 2023	10,213,793	$—	$31,622	$3,481	$(166)	$(5,925)	$29,012
Net income		—	—	801	—	—	801
Other comprehensive income, net of tax		—	—	—	—	938	938
Common stock awarded under the equity incentive plan	28,382	—	84	—	—	—	84
Common stock warrants exercised	102,485	—	215	—	—	—	215
Balance at March 31, 2023	10,344,660	—	31,921	4,282	(166)	(4,987)	31,050
Net income		—	—	426	—	—	426
Other comprehensive loss, net of tax		—	—		—	(704)	(704)
Balance at June 30, 2023	10,344,660	—	31,921	4,708	(166)	(5,691)	30,772
Net income		—	—	760	—	—	760
Other comprehensive loss, net of tax		—	—		—	(1,103)	(1,103)
Balance at September 30, 2023	10,344,660	$—	$31,921	$5,468	$(166)	$(6,794)	$30,429

See Notes to unaudited Consolidated Financial Statements

F-89

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

Year Ended December 31, 2022(unaudited) (in thousands, except shares and per share data)

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, January 1, 2022	9,356,264	$—	$29,778	$19	$(166)	$(434)	$29,197
Net income		—	—	650	—	—	650
Other comprehensive loss, net of tax		—	—	—	—	(2,823)	(2,823)
Balance at March 31, 2022	9,356,264	—	29,778	669	(166)	(3,257)	27,023
Net income		—	—	747	—	—	747
Other comprehensive loss, net of tax		—	—	—	—	(1,547)	(1,547)
Common stock warrants exercised	198,750	—	417	—	—	—	417
Balance at June 30, 2022	9,555,014	—	30,195	1,416	(166)	(4,804)	26,641
Net income		—	—	1,004	—	—	1,004
Other comprehensive loss, net of tax		—	—	—	—	(1,612)	(1,612)
Common stock warrants exercised	203,629	—	428	—	—	—	428
Balance, September 30, 2022	9,758,643	—	30,623	2,420	(166)	(6,416)	26,460
Net income		—	—	1,061	—	—	1,061
Other comprehensive income, net of tax		—	—	—	—	491	491
Common stock awarded under the equity incentive plan	46,710	—	142	—	—	—	142
Common stock warrants exercised	408,440	—	858	—	—	—	858
Balance, December 31, 2022	10,213,793	$—	$31,622	$3,481	$(166)	$(5,925)	$29,012

See Notes to unaudited Consolidated Financial Statements

F-90

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2023 and 2022 (unaudited)

(in thousands)

	Nine Months Ended
	September 30, 2023	September 30, 2022
Cash Flows from Operating Activities:
Net income attributable to common stockholders	$1,987	$2,402
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	—	37
Depreciation and amortization	299	295
Amortization of discounts and premiums on securities	453	539
Deferred income tax	(192)	1,044
Net of amortization on covered loans	93	(188)
Stock-based compensation expense	84	—
Net change in:
Accrued interest receivable and other assets	406	(130)
Accrued interest payable and other liabilities	403	21
Operating lease liabilities	(29)	(306)
Net Cash Provided by Operating Activities	3,505	3,715
Cash Flow from Investing Activities:
Loan originations and payments, net	(24,560)	(23,224)
Purchases of available-for-sale securities	(4,257)	(25,479)
Proceeds from the sale, prepayments and maturities of available-for-sale securities	11,221	8,980
Purchases of leasehold improvements and equipment	(103)	(179)
Net Cash Used in Investing Activities	(17,699)	(39,903)
Cash Flows from Financing Activities:
Net change in deposits	4,933	30,997
Proceeds from exercise of stock warrants	215	1,032
Proceeds on borrowing from FRB	35,938	—
Payments on borrowing from FHLB	(1,050)	—
Net Cash Provided By Financing Activities	40,036	32,029
Net Change in Cash and Cash Equivalents	25,842	(4,159)
Cash and Cash Equivalents at Beginning of Period	16,692	52,564
Cash and Cash Equivalents at End of Period	$42,534	$48,404
Supplemental Disclosures of Cash Flow Information:
Cash payments for interest	$3,049	$254
Cash paid for income taxes	$877	$—

See Notes to unaudited Consolidated Financial Statements

F-91

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

(Dollars in thousands, except shares and per share data)

Note 1 -         Significant Accounting Policies

Nature of Operations and Basis of Presentation

The consolidated financial statements include the accounts of CBOA Financial, Inc. and Subsidiary (“CBOA” or the “Company”) and its wholly-owned subsidiary, Commerce Bank of Arizona, Inc. (the “Bank”), an Arizona state-chartered bank incorporated in 2001.

The Bank provides financial services through its offices in Pima and Maricopa counties. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial and commercial real estate loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses; construction loans are expected to be repaid from permanent financing on the completed property.

Principles of Consolidation

The consolidated financial statements include the accounts of CBOA Financial, Inc. and its wholly-owned subsidiary, Commerce Bank of Arizona, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and future results could differ. The allowance for loan/credit losses is particularly subject to change.

Significant Group Concentrations of Credit Risk

Most of the Company’s loans are with customers within the state of Arizona. Concentrations of credit are present in commercial and commercial real estate. Loans for commercial and commercial real estate comprise approximately 28% and 63% of total loans for September 30, 2023, respectively. As of December 31, 2022, loans for commercial and commercial real estate comprise approximately 27% and 59% of total loans, respectively. The ability of the Company’s debtors to honor their obligations is dependent on the real estate and general economic condition in Arizona. Management is monitoring these concentrations on an on-going basis.

Cash and Due from Financial Institutions

For the purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which have original maturities of 90 days or less.

Balances in transaction accounts at other financial institutions may exceed amounts covered by federal deposit insurance. Management regularly evaluates the credit risk associated with other financial institutions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

F-92

Investment Securities

The Company classifies its debt securities as held-to-maturity or available-for-sale. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair market value, with unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported as a component of stockholders’ equity. Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at amortized cost and evaluated periodically for impairment.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Allowance for Credit Losses - Available-For-Sale Securities

For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Fair Value Measurements

The Company determined the fair value of certain assets in accordance with the provisions of FASB Accounting Standards Codification Topic Accounting Standards Codification 820, Fair Value Measurements, which provides a framework for measuring fair value under generally accepted accounting principles.

Fair value is defined as the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. It is required that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. The Standard also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset. Level 3 inputs are unobservable inputs related to the asset.

F-93

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan/credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection for all classes of loans. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Purchased Credit Deteriorated (PCD) Loans

The Company has purchased loans, some of which have experienced more than insignificant credit deterioration since origination. The company considers the following characteristics of a loan that has experienced “more than insignificant credit deterioration”: 1) Financial assets that are delinquent as of the acquisition date. 2) Financial assets that have been downgraded since origination. 3) Financial assets that have been placed on nonaccrual status. PCD loans are recorded at the amount paid. An allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for credit losses determined on a collective basis is allocated to individual loans. The sum of the loan’s purchase price and allowance for credit losses becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the allowance for credit losses are recorded through credit loss expense.

Allowance for Credit Losses

The allowance for credit losses (“ACL”) is a valuation allowance for current expected credit losses in the Company’s loan portfolio. Prior to January 1, 2023, the valuation allowance was established for probable and inherent credit losses. Loan losses are charged against the ACL when management believes that the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the ACL. In determining the allowance, the company estimates credit losses over the loan’s entire contractual term, adjusted for expected prepayments when appropriate. The allowance estimate considers relevant available information from internal and external sources relating to historical loss experience; known and inherent risks in our portfolio; information about specific borrowers’ ability to repay; estimated collateral values; current economic conditions; reasonable and supportable forecasts for future conditions; and other relevant factors determined by management. To ensure that the ACL is maintained at an adequate level, a detailed analysis is performed on a quarterly basis and an appropriate provision is made to adjust the allowance. The entire ACL balance is available for any loan that, in management’s judgment, should be charged off.

The determination of the ACL requires significant judgement to estimate credit losses. The ACL on loans is measured collectively on a pooled basis when similar risk characteristics exist, and on an individual basis when management determines that the loan does not share similar risk characteristics with other loans. The ACL on

F-94

loans collectively evaluated is measured using the loss rate model. The Company categorizes its loan portfolio into eleven pools based on similar risk characteristics. A loss rate is calculated and applied to the pool utilizing a model that combines historical loss experience, and reasonable and supportable future economic forecasts to project lifetime losses. The loss rate is then combined with the loans balance and contractual maturity, adjusted for expected prepayments, to determine expected future losses. Future and supportable economic forecasts are based on national economic conditions and their reversion to the mean is implicit in the model and generally occurs over a period of two years.

Qualitative adjustments are made to the allowance calculated on collectively evaluated loans to incorporate factors not included in the model. Qualitative factors include but are not limited to, lending policies and procedures, the experience and ability of lending and other staff, the volume and severity of problem credits, quality of the loan review system, and other external factors.

Loans that exhibit different risk characteristics from the pool are individually evaluated for impairment. Loans can be identified for individual evaluation for a variety of reasons including delinquency, nonaccrual status, risk rating and loan modification. Accruing loans that exhibit different risk characteristics from their pool may also be within scope. On these loans, an allowance may be established so that the loan is reported, net, at the lower of (a) its amortized cost; (b) the present value of the loan’s estimated future cash flows using the loan’s existing rate; or (c) at the fair value of any loan collateral, less estimated disposal costs, if the loan is collateral dependent. Collateral dependency is determined using the practical expedient when: 1) the borrower is experiencing financial difficulty; and 2) repayment is expected to be provided substantially through the sale or operation of the collateral.

The Company has elected to not measure an ACL on accrued interest as it writes off accrued interest in a timely manner. Accrued interest on loans totaled $1.1 million at September 30, 2023 and are included in “Accrued interest receivable and other assets” on the balance sheet.

Allowance for Credit Losses - Unfunded Commitments

The ACL on unfunded commitments is a liability for credit losses on commitments to originate or fund loans, and standby letters of credit. It is included in “Accrued interest payable and other liabilities” on the consolidated balance sheets. Expected credit losses are estimated over the contractual period in which the Company is exposed to credit risk via a commitment that cannot be unconditionally canceled, adjusted for projected prepayments when appropriate. In addition, the estimate of the liability considers the likelihood that funding will occur. The ACL on unfunded commitments is adjusted through provision for credit losses on consolidated statements of income. Because the business processes and risks associated with unfunded commitments are essentially the same as loans, the Company uses the same process to estimate the liability.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Federal Home Loan Bank (FHLB) Stock

The FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

F-95

Leasehold Improvements and Equipment

Leasehold improvements and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method, with useful lives ranging from 5 to 15 years. Leasehold improvements are depreciated over the lesser of the lease term plus lease extensions or useful life of the improvement.

Leases

Leases are classified as operating or finance leases at the lease commencement date. The Company leases certain locations and records the leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms, and a right-of-use asset equal to the lease liability adjusted for items such as deferred rent, lease incentives, and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon the incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal.

Other Real Estate Owned

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Stock-Based Compensation

Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant vesting period. Compensation expense is based on the value of the award as measured on the grant date.

Stock-based compensation expense is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize forfeitures as they occur.

Advertising Costs

Advertising costs are expensed as incurred. Such costs totaled $104 and $286 for the three and nine months ended September 30, 2023, respectively, and $67 and $180 for the three and nine months ended September 30, 2022, respectively.

Retirement Plan

Employee 401(k) expense is the amount of matching contributions. The Company has a discretionary matching policy and the matching percentage is approved annually by the Company’s Compensation Committee. In 2023, the Company matched 100% of the employee’s contribution up to 6% of the employee’s salary, resulting in expense of $61 and $179 for the three and nine months ended September 30, 2023. In 2022, the Company matched 100% of the employee’s contribution up to 4% of the employee’s salary, resulting in expense of $33 and $100 for the three and nine months ended September 30, 2022.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The

F-96

deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of September 30, 2023 and December 31, 2022, the unrecognized tax benefit accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense, if incurred.

Earnings Per Common Share

Basic earnings per common share represents income available to common stockholders divided by the weighted average number of common shares outstanding during each period presented. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock warrants and are determined using the treasury stock method.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income includes unrealized gains and losses on securities available-for-sale. Other comprehensive income (loss) is recognized as a separate component of equity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the consolidated financial statements.

Restrictions on Cash

Effective March 26, 2020, the Federal Reserve announced the reduction of the reserve requirement ratio to zero percent across all deposit tiers. Depository institutions that were required to maintain deposits in a Federal Reserve Bank account to satisfy reserve requirements will no longer be required to do so and can use the additional liquidity to lend to individuals and businesses. It is the understanding of the Company that the Federal Reserve has no current plans to reinstate the reserve requirement; however, the Federal Reserve may adjust reserve requirement ratios in the future if conditions warrant.

Revenue Recognition

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of various fees charged to customers who hold deposit accounts at the Bank, such as monthly service charges and NSF fees. Service charges are recognized at a point in time, as they are earned at the point a triggering event occurs. The performance obligation is completed as the transaction occurs and fees are recognized at the time each specific service is provided to a customer.

F-97

Interchange Income

The Bank earns interchange fees from debt card holder transactions through a payment network, Interchange fees represent a percentage of the underlying transaction value. The performance obligation is satisfied at the date of the transaction. Interchange income is included in other non-interest income on the consolidated statements of income. For the three and nine months ending September 30, 2023, interchange income was $34 and $97, respectively, and $34 and $105 for the three and nine months ending September 30, 2022, respectively.

Gains/ Losses on Sales of Other Real Estate Owned (OREO)

The Bank records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Bank finances the sale of OREO to the buyer, the Bank assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Bank adjusts the transaction price and related gain (loss) on sale if a significant financing component is present. Gains and losses on OREO are included in other non-interest income on the consolidated statements of income. For the three and nine months ended September 30, 2023 losses on OREO were $0 and $1, respectively. Losses on OREO were $0 and $0 for the three and nine months ended September 30, 2022, respectively.

Recent Accounting Guidance

ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments--The ASU changes accounting for credit losses on loans receivable and debt securities from an incurred loss methodology to an expected credit loss methodology. Among other things, ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Accordingly, ASU 2016-13 requires the use of forward-looking information to form credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, though the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, ASU 2016-13 amends the accounting for credit losses on debt securities and purchased financial assets with credit deterioration. In November, 2019, the FASB issued ASU 2019-10, which delayed the effective date for ASU 2016-13 for smaller reporting companies, resulting in ASU 2016-13 becoming effective in the first quarter of 2023 for the Company. Earlier adoption was permitted; however, the Company elected not to adopt the ASU early.

The Company formed a cross-functional team to implement ASU 2016-13. Key objectives of the team included selecting a loss estimation methodology, establishing processes and controls, data validation, creation of supporting analytics, documentation of policies and procedures, and developing disclosures. As previously disclosed, the Company is utilizing a third-party model to assist in loss estimation including pooling loans with similar risk characteristics and modeling methodologies.

The Company adopted ASU 2016-13 using the modified retrospective approach effective January 1, 2023. Results for the periods beginning on and after January 1, 2023 are presented under ASU 2016-13 while prior period amounts are reported in accordance with previously applicable accounting standards. There was no cumulative effect change as a result of adopting ASC 326/ASU 2016-13.

ASU 2022-02, Financial Instruments-Credit Losses (Topic 326), Troubled Debt Restructurings and Vintage Disclosures - The ASU addresses and amends areas identified by the FASB as part of its post-implementation review of the accounting standard that introduced the current expected credit losses model. The amendments eliminate the accounting guidance for troubled debt restructurings by creditors that have adopted the current expected credit losses model and enhance the disclosure requirements for loan refinancings and restructurings made with borrowers experiencing financial difficulty. In addition, the amendments require disclosure of current-period gross write-offs for financing receivables and net investment in leases by year of origination in the vintage disclosures. The company adopted ASU 2022-02 in conjunction with ASU 2016-13 on January 1, 2023 using the prospective approach.

F-98

Business Combination

The Company entered into a definitive merger agreement with Bancorp 34, Inc. on April 26, 2023. Under the terms of the agreement, CBOA Financial, Inc. shareholders will receive 0.2628 shares of Bancorp 34, Inc. common stock for each share of CBOA Financial, Inc. common stock they own, and the deal will have an aggregate deal value of approximately $28 million. Bancorp 34, Inc. shareholders will own approximately 65% of the proforma company, and CBOA Financial, Inc. shareholders will own approximately 35% of the proforma company.

Note 2 -   Securities

The amortized cost and fair value of securities at September 30, 2023 and December 31, 2022, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) for available-for-sale securities:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
September 30, 2023	Cost	Gains	Losses	Value
Available-for-Sale
Commercial mortgage backed securities	$24,876	$—	$(3,467)	$21,409
Residential mortgage backed securities	29,829	—	(4,297)	25,532
U.S. Government and federal agency	9,465	—	(1,180)	8,286
Corporate bonds	1,500	—	(245)	1,255
	$65,670	$—	$(9,189)	$56,481

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2022	Cost	Gains	Losses	Value
Available-for-Sale
Commercial mortgage backed securities	$23,984	$—	$(2,888)	$21,096
Residential mortgage backed securities	40,374	49	(3,944)	36,478
U.S. Government and federal agency	7,655	—	(1,066)	6,589
Corporate bonds	1,500	—	(168)	1,332
	$73,514	$49	$(8,066)	$65,497

The amortized cost and fair value of commercial and residential mortgage backed securities maturity is estimated using an average life with expected prepayment speeds and all other debt securities are based on contractual maturity at September 30, 2023 and December 31, 2022, follows:

	September 30, 2023		December 31, 2022
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Available-for-Sale
Due in less than one year	$4,575	$3,995	$0	$0
Due one to five years	31,055	27,212	36,121	33,024
Due five through ten years	25,041	21,226	33,502	29,191
Due after ten years	4,998	4,049	3,890	3,281

	$65,670	$56,481	$73,514	$65,497

F-99

For the three and nine months ended September 30, 2023, proceeds from sales of securities available for sale amount to approximately $0 and $5,448, respectively and $0 and $0 for the three and nine months ended September 30, 2022, respectively. Gross realized gains were approximately $0 and $0 for the three and nine months ended September 30, 2023 and September 30, 2022, respectively. Realized losses were approximately $0 and $1 for the three and nine months ended September 30, 2023, respectively, and $0 and $0 for the three and nine months ended September 30, 2022, respectively.

The following table summarizes the investment securities with unrealized losses at September 30, 2023 and December 31, 2022, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less than 12 Months		Over 12 Months
	Gross		Gross		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized
	Losses	Value	Losses	Value	Losses
September 30, 2023
Available-for-Sale
Commercial mortgage backed securities	$—	$—	$(3,467)	$21,409	$(3,467)
Residential mortgage backed securities	(27)	1,219	(4,271)	24,313	(4,297)
U.S. Government and federal agency	(34)	945	(1,145)	7,341	(1,180)
Corporate bonds	—	—	(245)	1,255	(245)
	$(61)	$2,164	$(9,128)	$54,317	$(9,189)

December 31, 2022
Available-for-Sale
Commercial mortgage backed securities	$(681)	$6,220	$(2,207)	$14,877	$(2,888)
Residential mortgage backed securities	(1,794)	22,288	(2,150)	10,305	(3,944)
U.S. Government and federal agency	(208)	1,197	(858)	5,392	(1,066)
Corporate bonds	—	—	(168)	1,332	(168)
	$(2,684)	$29,705	$(5,382)	$31,906	$(8,066)

Unrealized losses on bonds have not been recognized into income because the bonds are of high credit quality (rated A or higher), management does not intend to sell and it is not more likely than not that management will be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bonds approach their maturity date or re-pricing date. At September 30, 2023, no ACL was established for Available-For-Sale securities.

Securities are sometimes pledged to secure repurchase agreements and borrowing lines of credit. Securities totaling $36,938 and $0 pledged to the Fed Bank Term Funding Program (“BTFP”) at September 30, 2023 and December 31, 2022 respectively.

F-100

Note 3 - Loans

Loans at September 30, 2023 were as follows:

September 30, 2023

Commercial	$86,179
Commercial real estate	193,303
Construction	19,660
Consumer	12
Residential real estate	1,235
Land and lot	3,810
Home equity	1,362
Total loans	305,561
Less
Allowance for credit losses	(3,792)
Loans, net	$301,769

Loans at December 31, 2022 were as follows:

December 31, 2022

Commercial	$76,650
Commercial real estate	166,878
Construction	31,777
Consumer	13
Residential real estate	973
Land and lot	3,505
Home equity	2,354
Total loans	282,150
Less
Deferred loan fees, net	(1,131)
Allowance for loan losses	(3,716)
Loans, net	$277,304

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes all loans individually by classifying the loans as to credit risk. This analysis includes all loans and is performed at origination and updated at renewal or whenever the loan is contractually past due or out of compliance with any loan terms. This risk category was added to better assess the quality of the loan portfolio. The Company uses the following definitions for risk ratings:

Pass – Loans classified as pass represent loans that are evaluated and are performing under the stated terms. Pass rated assets are analyzed by the paying capacity, the current net worth, and the value of the loan collateral of the obligor.

F-101

Watch – Loans classified as watch are pass grade loans, which for one reason or another may require the attention of management. Reasons may include, but are not limited to, weakening repayment sources, adverse industry trends, concerns regarding concentrations of credit, or weakened evaluations by account officers. While the status of a loan put on this list may not technically trigger their classification as Substandard, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Company.

Special Mention – Loans classified as special mention exhibit deficiencies that may be enough to constitute a credit risk but are protected to the degree that no loss is anticipated. Assets in this category are currently protected but are potentially weak. While the status of a loan put on this list may not technically trigger their classification as Substandard, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Company.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

	Amortized Cost by Origination Year
	2023	2022	2021	2020	2019	Prior	Revolving	Revolving to Term	Total
Commercial
Pass	$14,201	$22,631	$9,127	$4,051	$1,068	$4,726	$22,659	$—	$78,463
Watch	535	1,522	544	42	—	341	1,440	—	4,424
Special Mention	—	—	857	—	—	—	100	—	957
Substandard	—	2,335	—	—	—	—	—	—	2,335
Doubtful	—	—	—	—	—	—	—	—	—
Total	14,736	26,488	10,528	4,093	1,068	5,067	24,199	—	86,179
Current period gross chargeoffs	—	—	—	—	—	—	—	—	—

Commercial real estate
Pass	34,877	39,560	49,666	21,959	9,717	36,439	497	—	192,714
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	589	—	—	589
Doubtful	—	—	—	—	—	—	—	—	—
Total	34,877	39,560	49,666	21,959	9,717	37,028	497	—	193,303
Current period gross chargeoffs	—	—	—	—	—	—	—	—	—

Construction
Pass	6,907	8,357	3,327	1,070	—	—	—	—	19,660
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total	6,907	8,357	3,327	1,070	—	—	—	—	19,660
Current period gross chargeoffs	—	—	—	—	—	—	—	—	—

F-102

	Amortized Cost by Origination Year
	2023	2022	2021	2020	2019	Prior	Revolving	Revolving to Term	Total
Consumer
Pass	—	—	—	—	2	—	10	—	12
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	2	—	10	—	12
Current period gross chargeoffs	—	—	—	—	—	—	—	—	—

Residential real estate
Pass	650	—	—	—	—	587	—	—	1,236
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total	650	—	—	—	—	587	—	—	1,236
Current period gross chargeoffs	—	—	—	—	—	—	—	—	—

Land and lot
Pass	858	1,200	495	—	—	180	—	—	2,733
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	1,077	—	—	1,077
Doubtful	—	—	—	—	—	—	—	—	—
Total	858	1,200	495	—	—	1,257	—	—	3,810
Current period gross chargeoffs	—	—	—	—	—	—	—	—	—

Home equity
Pass	—	—	—	—	—	217	1,145	—	1,362
Watch	—	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	217	1,145	—	1,362
Current period gross chargeoffs	—	—	—	—	—	—	—	—	—

Total Loans	$58,027	$75,605	$64,015	$27,122	$10,786	$44,156	$25,850	$—	$305,562
Total current period gross chargeoffs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Based on the most recent analysis performed, the risk category of loans by class of loans as of December 31, 2022 was as follows:

	Pass	Watch	Special Mention	Substandard	Doubtful	Total
December 31, 2022
Commercial	$72,088	$2,261	$2,301	$—	$—	$76,650
Commercial real estate	166,878	—	—	—	—	166,878
Construction	31,777	—	—	—	—	31,777
Consumer	13	—	—	—	—	13
Residential real estate	973	—	—	—	—	973
Land and lot	2,259	1,246	—	—	—	3,505
Home equity	2,354	—	—	—	—	2,354

	$276,342	$3,507	$2,301	$—	$—	$282,150

F-103

Allowance for Credit Losses - On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial instruments and transitioned to the Current Expected Credit Loss (“CECL”) model to estimate losses based on the lifetime of the loan. Under the new methodology, the ACL is comprised of collectively evaluated and individually evaluated components. The allowance for credit losses (“ACL”) represents the Company’s best estimate of the reserve necessary to adequately account for probable losses expected over the remaining life of the assets. The provision for credit losses is the charge against current earnings that is determined by the Company as the amount needed to maintain an adequate allowance for credit losses. In determining the adequacy of the allowance for credit losses, and therefore the provision to be charged to current earnings, the Company relies predominantly on a disciplined credit review and approval process that extends to the full range of the Company’s credit exposure. The review process is directed by the overall lending policy and is intended to identify, at the earliest possible stage, the borrowers who might be facing financial difficulty. Factors considered by the company in evaluating the overall adequacy of the allowance include historical net loan losses, the level and composition of nonaccrual, past due and modifications, trends in volumes and terms of loans, effects of changes in risk selection and underwriting standards or lending practices, lending staff changes, concentrations of credit, industry conditions and the current economic conditions in the region where the Company operates. The Company estimates the appropriate level of allowance for credit losses by evaluating loans collectively on a pooled basis when similar risk characteristics exist, and on an individual basis when management determines that a loan does not share similar risk characteristics with other loans.

The following table presents the balance and activity in the allowance for credit losses (“ACL”) - loans by portfolio segment as of September 30, 2023:

Three months ended September 30, 2023	Commercial	Commercial real estate	Construction	Consumer	Residential real estate	Land and lot	Home equity	Total

Allowance for credit losses - Loans:
ACL - Loans, at beginning of period	$729	$2,449	$482	$0	$8	$27	$20	$3,716
Cumulative effect of ASU 2016-13 adoption	—	—	—	—	—	—	—	—
Chargeoffs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	76	76
Additions to ACL - Loans via provision for credit losses charged to operations	—	—	—	—	—	—	—	—
ACL - Loans, at end of period	$729	$2,449	$482	$0	$8	$27	$96	$3,792

Nine months ended September 30, 2023	Commercial	Commercial real estate	Construction	Consumer	Residential real estate	Land and lot	Home equity	Total

Allowance for credit losses - Loans:
ACL - Loans, at beginning of period	$729	$2,449	$482	$0	$8	$27	$20	$3,716
Cumulative effect of ASU 2016-13 adoption	—	—	—	—	—	—	—	—
Chargeoffs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	76	76
Additions to ACL - Loans via provision for credit losses charged to operations	—	—	—	—	—	—	—	—
ACL - Loans, at end of period	$729	$2,449	$482	$0	$8	$27	$96	$3,792

F-104

Allowance for Credit Losses - Unfunded Commitments:

In addition to the ACL - Loans, the Company had an ACL - Unfunded Commitments of $142 at September 30, 2023 and $142 at December 31, 2022, classified in accrued interest payable and other liabilities on the consolidated balance sheets. The following table presents the balance and activity in the ACL – Unfunded Commitments for the three and nine months ended September 30, 2023.

	September 30, 2023 and Three Months Ended	September 30, 2023 and Nine Months Ended
ACL - Unfunded commitments - beginning of period	$142	$142
Cumulative effect of ASU 2016-13 adoption	—	—
Additions to ACL - Unfunded commitments via provision for credit losses charged to operations	—	—
ACL - Unfunded commitments - end of period	$142	$142

Provision for credit losses - The provision for credit losses is determined by the Company as the amount to be added to the ACL loss accounts for various types of financial instruments (including loans and off-balance sheet credit exposures) after net charge-offs have been deducted to bring the ACL to a level that, in managements judgement, is necessary to absorb expected credit losses over the lives of the respective financial instruments. The following table presents the components of the provision for credit losses.

	September 30, 2023 and Three Months Ended	September 30, 2023 and Nine Months Ended
Provision for credit losses on:
Loans	$—	$—
Unfunded commitments	—	—
ACL - Unfunded commitments - end of period	$—	$—

Allowance for Loan Losses - Prior to the adoption of ASU 2016-13, the Allowance for Loan Losses (“ALL”) represented management’s estimate of probable and inherent credit losses in the Bank’s loan portfolio. Estimating the amount of the ALL required the exercise of significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of other qualitative factors such as current economic trends and conditions, all of which may have been susceptible to significant change.

There were many factors affecting the ALL; some were quantitative, while others required qualitative judgment. The process for determining the ALL (which management believed adequately considered potential factors which resulted in probable credit losses), included subjective elements and, therefore, may have been susceptible to significant change. To the extent actual outcomes differed from management estimates, additional provision for loan losses could have been required that could have adversely affected the Company’s earnings or financial position in future periods. Allocations of the ALL may have been made for specific loans but the entire ALL was available for any loan that, in management’s judgment, should have been charged-off or for which an actual loss was realized.

As an integral part of their examination process, various regulatory agencies also reviewed the Bank’s ALL. Such agencies may have required that changes in the ALL be recognized when such regulators’ credit evaluations differed from those of our management based on information available to the regulators at the time of their examinations.

The following table presents the activity in the allowance for loan losses by portfolio segment for the three months ended September 30, 2022 and the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of September 30, 2022:

F-105

		Commercial
		Real			Residential	Land and	Home
	Commercial	Estate	Construction	Consumer	Real Estate	Lot	Equity	Total
Three months ended September 30, 2022
Allowance for loan losses
Beginning balance	$735	$2,297	$616	$0	$9	$26	$18	$3,702
Provision for (reduction in) loan losses	(0)	(15)	8	0	2	0	5	—
Loans charged-off	—	—	—	—	—	—	—	—
Recoveries	0	—	—	—	—	2	—	2

Total ending allowance balance	$735	$2,282	$623	$0	$11	$27	$23	$3,703

Individually evaluated for impairment	$28	$26	$—	$—	$—	$—	$—	$54
Collectively evaluated for impairment	707	2,248	623	0	11	25	23	3,639
Acquired with deteriorated credit quality	—	8	—	—	—	2	—	10

Total ending allowance balance	$735	$2,282	$623	$0	$11	$27	$23	$3,703

Loan receivables
Individually evaluated for impairment	$528	$543	$—	$—	$184	$1,246	$—	$2,501
Collectively evaluated for impairment	63,649	144,809	38,969	14	1,011	1,512	2,233	252,198
Acquired with deteriorated credit quality	—	650	—	—	—	199	—	849
Total ending loan balance	$64,177	$146,003	$38,969	$14	$1,196	$2,957	$2,233	$255,548

The following table presents the activity in the allowance for loan losses by portfolio segment for the nine months ended September 30, 2022 and the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of September 30, 2022:

		Commercial
		Real			Residential	Land and	Home
	Commercial	Estate	Construction	Consumer	Real Estate	Lot	Equity	Total
Nine months ended September 30, 2022
Allowance for loan losses
Beginning balance	$810	$1,892	$555	$1	$21	$32	$10	$3,320
Provision for (reduction in) loan losses	(198)	199	68	(0)	(40)	(6)	13	37
Loans charged-off	(28)	—	—	—	—	—	—	(28)
Recoveries	152	190	—	—	30	2	—	374
Total ending allowance balance	$735	$2,282	$623	$0	$11	$27	$23	$3,703

Individually evaluated for impairment	$28	$26	$—	$—	$—	$—	$—	$54
Collectively evaluated for impairment	707	2,248	623	0	11	25	23	3,639
Acquired with deteriorated credit quality	—	8	—	—	—	2	—	10
Total ending allowance balance	$735	$2,282	$623	$0	$11	$27	$23	$3,703

Loan receivables
Individually evaluated for impairment	$528	$543	$—	$—	$184	$1,246	$—	$2,501
Collectively evaluated for impairment	63,649	144,809	38,969	14	1,011	1,512	2,233	252,198
Acquired with deteriorated credit quality	—	650	—	—	—	199	—	849
Total ending loan balance	$64,177	$146,003	$38,969	$14	$1,196	$2,957	$2,233	$255,548

F-106

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of December 31, 2022:

		Commercial
		Real			Residential	Land and	Home
	Commercial	Estate	Construction	Consumer	Real Estate	Lot	Equity	Total
Individually evaluated for impairment	$28	$26	$—	$—	$—	$—	$—	$54
Collectively evaluated for impairment	701	2,416	482	0	8	26	20	3,653
Acquired with deteriorated credit quality	—	8	—	—	—	2	—	9
Total ending allowance balance	$729	$2,449	$482	$0	$8	$27	$20	$3,716

Loan receivables
Individually evaluated for impairment	$509	$543	$—	$—	$—	$1,246	$—	$2,298
Collectively evaluated for impairment	76,141	165,706	31,777	13	973	2,083	2,354	279,047
Acquired with deteriorated credit quality	—	630	—	—	—	176	—	806
Total ending loan balance	$76,650	$166,878	$31,777	$13	$973	$3,505	$2,354	$282,150

The following table summarizes the aging of the recorded investment in past due loans as of September 30, 2023 and December 31, 2022 by class of loans. It is inclusive of purchased credit impaired (“PCI”) loans measured from their contractual due date:

	30 - 59	60 - 89	Greater than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
September 30, 2023
Commercial	$—	$—	$1	$1	$86,178	$86,179
Commercial real estate	—	—	—	—	193,303	193,303
Construction	—	—	—	—	19,660	19,660
Consumer	—	—	—	—	12	12
Residential real estate	—	—	—	—	1,235	1,235
Land and lot	—	—	—	—	3,810	3,810
Home equity	—	—	—	—	1,362	1,362
Total	$—	$—	$1	$1	$305,560	$305,561

December 31, 2022
Commercial	$—	$—	$—	$—	$76,650	$76,650
Commercial real estate	—	—	—	—	166,878	166,878
Construction	—	—	—	—	31,777	31,777
Consumer	—	—	—	—	13	13
Residential real estate	—	—	—	—	973	973
Land and lot	—	—	—	—	3,505	3,505
Home equity	—	—	—	—	2,354	2,354
Total	$—	$—	$—	$—	$282,150	$282,150

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

F-107

As of September 30, 2023 there were two nonaccrual loans, neither of which was past due 90 days, and there were no nonaccrual loans or loans past due 90 days as of December 31, 2022. Interest income on nonaccrual loans for the three and nine months ended September 30, 2023 totaled $0 and $19, respectively. Both nonaccrual loans have an ACL reserve.

Loans Past Due Over
	Nonaccrual		90 Days Still Accruing
	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
Commercial	$775	$—	$—	$—
Commercial real estate	589	—	—	—
Construction	—	—	—	—
Consumer	—	—	—	—
Residential real estate	—	—	—	—
Land and lot	—	—	—	—
Home equity	—	—	—	—

Total	$1,364	$—	$—	$—

Collateral Dependent Loans - A loan is considered to be collateral dependent when, based upon management’s assessment, the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. For collateral dependent loans, expected credit losses are based on the fair value of the collateral at the balance sheet date, with consideration for estimated selling costs if satisfaction of the loan depends on the sale of the collateral.

The following table presents the amortized cost basis of collateral dependent loans by portfolio segment and collateral type that were individually evaluated to determine expected credit losses and the related allowance for credit losses as of September 30, 2023.

Collateral Type
September 30, 2023	Real Estate	Other Assets	Total	Without an Allowance	With an Allowance	Allowance Allocation
Commercial	$—	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Land and lot	1,077	—	—	1,077	—	—
Home equity	—	—	—	—	—	—
Total	$1,077	$—	$—	$1,077	$—	$—

F-108

The following tables present information related to impaired loans excluding net deferred loan fees by class of loans for the three and nine months ended September 30, 2023:

	Average	Interest
	Recorded	Income
Three months ended September 30, 2023	Investment	Recognized
With no related allowance recorded
Commercial	$—	$—
Commercial real estate	—	—
Land and lot	1,416	16
Residential real estate	—	—
Construction	—	—
Consumer	—	—
Home equity	—	—
Subtotal	1,416	16

With an allowance recorded
Commercial	1,288	4
Commercial real estate	1,129	14
Land and lot	—	—
Residential real estate	7	—
Construction	—	—
Consumer	—	—
Home equity	—	—
	2,423	17

Total	$3,839	$33

	Average	Interest
	Recorded	Income
Nine months ended September 30, 2023	Investment	Recognized
With no related allowance recorded
Commercial	$—	$—
Commercial real estate	—	—
Land and lot	1,416	47
Residential real estate	—	—
Construction	—	—
Consumer	—	—
Home equity	—	—
Subtotal	1,416	47

With an allowance recorded
Commercial	1,288	44
Commercial real estate	1,129	44
Land and lot	—	—
Residential real estate	7	—
Construction	—	—
Consumer	—	—
Home equity	—	—
	2,423	88

Total	$3,839	$135

F-109

The following tables present information related to impaired loans excluding net deferred loan fees by class of loans as of and for the year ended December 31, 2022:

December 31, 2022	Unpaid Principal Balance(1)	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial	$—	$—	$—	$—	$—
Commercial real estate	57	53	—	53	3
Land and lot	1,246	1,246	—	1,099	65
Residential real estate	—	—	—	—	—
Construction	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Subtotal	1,303	1,299	—	1,152	68
With an allowance recorded
Commercial	509	509	28	549	25
Commercial real estate	529	489	26	489	28
Land and lot	—	—	—	—	—
Residential real estate	—	—	—	—	—
Construction	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
	1,038	998	54	1,039	53
Total	$2,341	$2,298	$54	$2,191	$121

Related Party Loans

During the normal course of business, the Bank enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers (dollars in thousands):—

	Nine months ended September 30,
	2023	2022
Balance, beginning of period	$2,603	$2,794
Disbursements	—	—
Amounts repaid	(113)	(200)
Effect of changes in composition of related parties	—	—
Balance, end of period	$2,490	$2,594
Undisbursed commitments to related parties	$496	$600

None of these loans are past-due, on non-accrual status, or have been restructured to provide a reduction of deferred fees or interest or principal because of deterioration of the financial position of the borrower. There were no loans in the related party that were considered classified loans as of September 30, 2023 and December 31, 2022.

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Loan Modifications

The Company adopted ASU 2022-02, Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures on January 1, 2023. The amendments in this ASU eliminate the accounting guidance for TDRs by creditors in Subtopic 310-40, Receivables-Troubled Debt Restructurings by Creditors, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The amendments in this ASU were applied prospectively, and therefore, loan modification and charge off information is provided for only those items occurring after the January 1, 2023 adoption date.

Based on the guidance in ASU 2022-02, a loan modification or refinancing results in a new loan if the terms of the new loan are at least as favorable to the lender as the terms with customers with similar collection risks that are not refinancing or restructuring their loans and the modification to the terms of the loan are more than minor. If a loan modification or refinancing does not result in a new loan, it is classified as a loan modification.

There are additional disclosures for modification of loans with borrowers experiencing financial difficulty that result in a direct change in the timing or amount of contractual cash flows. The disclosures are applicable to situations where there is interest rate reduction, term extensions, principal forgiveness, other-than-insignificant payment delays, or a combination of any of these items. The Company had one loan modification to borrowers experiencing financial difficulties in the nine months ended September 30, 2023 with a book balance of $0.8 million. A forbearance agreement will allow interest only payments through the end of 2023 with scheduled P&I payments to resume in January 2024.

Troubled Debt Restructurings (TDRs)

Loans whose terms have been modified in troubled debt restructurings totaled $509,000 as of December 31, 2022. The Company has allocated $28,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2022, respectively. The Company has no commitment to lend additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2022.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from 12 months to 20 years. Modifications involving an extension of the maturity date were for periods ranging from 12 months to 20 years.

There were no troubled debt restructurings during the years ended December 31, 2022.

There were no payment defaults for any TDR loans during December 31, 2022.

A TDR loan is deemed to have a payment in default when it becomes 90 days past due, goes on non-accrual, or is restructured again. Payment defaults, along with other qualitative indicators are considered by management in the determination of the allowance for credit losses.

Purchased credit deteriorated (“PCD”) loans would not be considered impaired until after the point at which there has been a degradation of cash flows below our expected cash flows at acquisition. If a PCI loan is subsequently modified, and meets the definition of a TDR, it will be removed from PCI accounting and accounted for as a TDR only if the PCI loan was being accounted for individually. If the purchased credit impaired loan is being accounted for as part of a pool, it will not be removed from the pool and will not be classified as a TDR.

F-111

Note 4 - Leasehold Improvements and Equipment, Net

Leasehold improvements and equipment at September 30, 2023 and December 31, 2022 consisted of the following:

	September 30, 2023	December 31, 2022	September 30, 2022
Leasehold improvements	$1,510	$1,504	$1,504
Furniture and equipment	1,723	1,626	1,598
Total cost	3,233	3,130	3,102
Accumulated depreciation and amortization	(1,501)	(1,202)	(1,103)
	$1,732	$1,928	$1,999

Depreciation and amortization expense totaled $299 and $295 for the nine months ended September 30, 2023 and 2022, respectively.

Note 5 - Leases

The Company leases certain branch locations for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2032 and generally include renewal options. A portion of one lease is sub-leased to an unrelated party. One lease provides for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index, subject to certain minimum increases. All other leases include increases in future minimum annual rental payments based on fixed rates or fixed percentages. Also, the agreements generally require the Company to pay real estate taxes, insurance, and repairs.

The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The incremental borrowing rate is estimated using the Company’s applicable borrowing rates and the contractual lease term.

The Company has elected the short-term lease exemption for all leases with a term of 12 months or less for both existing and ongoing operating leases to not recognize the asset and liability for these leases. Lease payments for short-term leases are recognized on a straight-line basis.

The Company elected the practical expedient to not separate lease and non-lease components for its branch locations.

The total operating lease costs for the nine months ended September 30, 2023 and 2022 were $524 and $504.

The following table summarizes the supplemental cash flow information for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended
	September 30, 2023	September 30, 2022
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$488	$499

F-112

The following summarizes the weighted-average remaining lease term and weighted-average discount rate:

	September 30, 2023	December 31, 2022
Weighted-average remaining lease term Operating leases	5.94 years	6.87 years
Weighted-average discount rate Operating leases	1.84%	1.73%

The future minimum lease payments under noncancelable operating leases with terms greater than one year are listed below as of September 30, 2023:

Years ended December 31
2023 (remaining)	$176
2024	689
2025	647
2026	566
2027	428
Thereafter	1,013
Total lease payments	3,518
Less interest	83
Present value of lease liabilities	$3,601

Note 6 - Interest Bearing Deposits

A summary of interest-bearing deposits follows:

	September 30, 2023	December 31, 2022
Interest bearing demand	$40,096	$49,902
Savings	8,541	14,015
Money market	90,906	77,185
Certificates of deposit, $250,000 and over	20,451	11,121
Other certificates of deposits	47,581	35,295
Total interest-bearing deposits	$207,575	$187,518

At September 30, 2023, scheduled maturities of certificates of deposit are as follows:

2023	$21,724
2024	42,601
2025	1,098
2026	358
2027 and thereafter	2,251
$68,032

Deposits from directors, executive officers and related companies or individuals totaled $7,412 and $3,296 at September 30, 2023 and December 31, 2022, respectively.

F-113

Note 7 - Federal Home Loan Bank and Other Borrowings

A summary of Federal Home Loan Bank advances and other borrowings at September 30, 2023 and December 31, 2022 is as follows:

	September 30, 2023			December 31, 2022
	Maturity	Amount	Rate Range	Maturity	Amount	Rate
Federal Home Loan Bank Advances(1)	2023	$25,000	5.77%	January 1, 2023	$26,050	4.65%
Federal Reserve Bank Advances(2)	2024	35,938	4.83% - 4.96%		—
Subordinated Debentures(3)	2036	5,155	7.34%	2036	5,155	6.39%
Totals		$66,093			$31,205

(1) The FHLB advances bear floating rates, require interest-only monthly payments, and are collateralized by commercial real estate and certain other loans which had a pledged balance of $84,730 and $88,006 at September 30, 2023 and December 31, 2022, respectively. At September 30, 2023, the Bank’s available and unused portion under the FHLB borrowing arrangement was approximately $35,550 compared to $58,103 as of December 31, 2022.

The Bank had two available federal fund lines of credit at September 30, 2023 and December 31, 2022. One with Bankers Bank of the West, totaling $5,000, and a second with BMO Harris, totaling $8,000. Interest rates on these borrowings are based on rates in effect at the time funds are requested. Borrowings under these agreements are unsecured. There were no borrowings outstanding at September 30, 2022 and December 31, 2022 under either of these agreements.

(2) The FRB advances bear fixed rates, require interest payments at payoff, and are collateralized by securities, which had a pledged balance of $36,938 and $0 at September 30, 2023 and December 31, 2022, respectively.

(3) In November 2005, CBOA Financial Statutory Trust  1, a trust formed by the Company, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. The Company made a required equity contribution of $155 to form the trust and the Company issued $5,000 of subordinated debentures to the trust in exchange for ownership of all the common security of the trust and the proceeds of the preferred securities sold by the trust. The Company is able to redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1, on or after April 7, 2009 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature in 2036. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer interest on payments on the subordinated debentures from time to time, for a period not to exceed five consecutive years. The Bank has elected not to defer interest payments on the subordinated debentures. The Bank had interest payable of $41 and $36 as of September 30, 2023 and December 31, 2022, respectively.

The trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The trust preferred securities and subordinated debentures had a fixed rate of 6.75% through February 23, 2011, and a variable rate of interest, reset quarterly on the 23rd of each February, May, August, and November, equal to the sum of the three-month London Interbank Offered Rate (LIBOR) plus 1.70% thereafter (3 month LIBOR was replaced by 3 month CME term SOFR following June 2023). As of September 30, 2023, and December 31, 2022, based on the formula previously described, the rate was 7.34% and 6.39%, respectively. CBOA’s investment in the common stock of the trust was $155 and is included in other assets.

Note 8 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

F-114

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and CET1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, at September 30, 2023 and December 31, 2022, that the Bank meets all capital adequacy requirements.

As of September 30, 2023 and December 31, 2022, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category).

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the Community Bank Leverage Ratio framework (“CBLR framework”), for qualifying community banking organizations, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020, and was elected by the Bank as of December 31, 2021. In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to Section 4012 of the CARES Act, and a second interim final rule that provides graduated increases in the CBLR requirement after the expiration of the temporary changes implemented pursuant to Section 4012 of the CARES Act.

The CBLR removes the requirement for qualifying banking organizations to calculate and report risk-based capital but rather only requires a Tier 1 to average assets (leverage) ratio. Qualifying banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than required minimums will be considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules and, if applicable, will be considered to have met the well capitalized ratio requirements for purposes of Section 38 of the Federal Deposit Insurance Act. Under the interim final rules, the CBLR minimum requirement is 8% as of December 31, 2020, 8.5% as of December 31, 2021, and 9% for calendar year 2022 and beyond. The interim rule allows for a two-quarter grace period to correct a ratio that falls below the required amount, provided that a bank maintains a leverage ratio of 7% as of December 31, 2020, 7.5% as of December 31, 2021, calendar year 2021, and 8% for calendar year 2022 and beyond.

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. At September 30, 2023, the Bank was a qualifying community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

The Bank’s actual and required capital amounts and ratios are presented below at September 30, 2023 and December 31, 2022 (amounts in thousands):

	Actual		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions (CBLR Framework)
(in thousands)	Amount	Ratio	Amount	Ratio
As of September 30, 2023
Common Equity Tier 1 Capital (to risk weighted assets)	$41,381	10.5%	$35,641	9.0%
As of December 31, 2022
Common Equity Tier 1 Capital (to risk weighted assets)	$37,877	10.3%	$29,016	9.0%

F-115

Note 9 - Warrants

Prior to the Bank’s initial stock offering, the organizers, principally its current Board members, purchased stock to fund the costs associated with the Bank’s startup activities.

In connection with the capital raise in 2017, the Company issued one warrant for every five shares purchased. Warrants issued allowed for shares to be purchased at the offering amount for a period expiring in five years. No warrants were exercised during the three month period ending September 30, 2023, 102,485 warrants were exercised during the three month period ending March 31, 2023, and 810,819 warrants were exercised during the year ended December 31, 2022. Warrants granted in the 2017 capital raise had an expiration date of December 31, 2022, however the board of directors of CBOA Financial, Inc. approved an extension of the expiration date to January 31, 2023 to allow for extended processing time for shareholders who intended to exercise their options. 59,250 shares expired unexercised on January 31, 2023.

The Company had 0 and 161,735 stock warrants outstanding as of September 30, 2023 and December 31, 2022, respectively.

Note 10 - Fair Value of Assets and Liabilities

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

In accordance with this guidance, the Company groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets are traded, and the reliability of the assumptions used to determine fair value.

•	Level 1: Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•	Level 2: Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

F-116

•	Level 3: Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities may include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following table sets forth assets and liabilities measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022:

		Quoted Prices	Other
		in Active	Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
September 30, 2023	Value	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale
Commercial mortgage backed securities	$21,409	$—	$21,409	$—
Residential collateralized mortgage obligations	25,532	—	25,532	—
U.S. Government and federal agency	8,286	—	8,286	—
Corporate bonds	1,255	—	1,255	—
	$56,481	$—	$56,481	$—
December 31, 2022
Securities available-for-sale
Commercial mortgage backed securities	$21,096	$—	$21,096	$—
Residential collateralized mortgage obligations	36,478	—	36,478	—
U.S. Government and federal agency	6,589	—	6,589	—
Corporate bonds	1,332	—	1,332	—
	$65,497	$—	$65,497	$—

Fair values for securities available-for-sale investments are based on quoted market prices, if available, and are classified within Level 1 of the valuation hierarchy. For those securities available-for-sale investments where quoted prices are unavailable, fair values are calculated based on market prices of similar securities and, therefore, are classified as Level 2 within the valuation hierarchy.

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

		Quoted Prices	Other
		in Active	Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
September 30, 2023	Value	(Level 1)	(Level 2)	(Level 3)
Collateral Dependent Loans	$1,077	$—	$—	$1,077
Other real estate	—	—	—	—

December 31, 2022
Impaired loans	$2,244	$—	$—	$2,244
Other real estate	3	—	—	3

F-117

Collateral Dependent and Impaired loans: The fair value of collateral dependent and impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals or other valuations of underlying collateral. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available, as well as management may make adjustments to other collateral valuations. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Other real estate owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

Under certain circumstances the Company may make adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The Company only had Level 3 financial assets measured at fair value on a nonrecurring basis, which is summarized below:

			Valuation	Unobservable
	September 30, 2023	December 31, 2022	Technique(s)	Inputs	Average
Collateral Dependent and Impaired loans	$1,077	$2,244	Collateral	Discount from	10%
			valuation	market valuation

Other real estate owned	—	3	Collateral	Discount from	10%
			valuation	market valuation

The carrying amounts and estimated fair values of financial instruments are as follows:

		Quoted Prices	Other
		in Active	Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
September 30, 2023	Amount	(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from financial institutions	$42,534	$42,534	$—	$—
Securities available-for-sale	56,481	—	56,481	—
Federal Home Loan Bank stock	1,695	1,695	—	—
Loans, net	301,770	—	—	304,909
Accrued interest receivable	1,282	1,282	—	—
Financial liabilities
Deposits	310,376	—	—	206,314
Subordinated debentures	5,155	—	—	5,155
Borrowings from Federal Reserve Bank	35,938	—	—	35,921
Borrowings from Federal Home Loan Bank	25,000	—	—	—
Accrued interest payable	921	921	—	—

F-118

		Quoted Prices	Other
		in Active	Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
December 31, 2022	Amount	(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from financial institutions	$16,692	$16,692	$—	$—
Securities available-for-sale	65,497	—	65,497	—
Federal Home Loan Bank stock	1,269	1,269	—	—
Loans, net	277,304	—	—	281,326
Accrued interest receivable	1,171	1,171	—	—
Financial liabilities
Deposits	305,443	—	—	237,014
Subordinated debentures	5,155	—	—	5,155
Borrowings from Federal Home Loan Bank	26,050	—	—	26,030
Accrued interest payable	80	80	—	—

Note 11 - Stock-Based Compensation

On March 17, 2022, the stockholders of the Company approved the 2022 Omnibus Incentive Plan. The aggregate number of shares of common stock reserved and available for issuance under the Plan is 600,000 shares. As of September 30, 2023 and December 31, 2022, 124,715 and 46,710 shares had been granted under the plan, respectively. Total stock-based compensation recognized for the three and nine months ended September 30, 2023 was $0 and $84, respectively, and $0 and $0 for the three and nine months ended September 30, 2022, respectively. The Company has 475,285 and 553,290 shares available for grant as of September 30, 2023 and December 31, 2022, respectively.

Restricted Common Stock Awards

	September 30, 2023		December 31, 2022
	Number	Weighted Average	Number of Shares	Weighted Average
	of Shares	Grant Price	of Shares	Grant Price
Restricted Shares
Unvested and outstanding at beginning of year	—	$—	—	$—
Granted	78,005	2.96	46,710	3.04
Vested	(28,372)	2.96	(46,710)	3.04
Forfeited	—	—	—	—
Unvested and outstanding at end of period	49,633	$2.96	—	$—

F-119

Note 12 - Earnings Per Share

The following table is a summary of the calculation of earnings per share for the three and nine month periods ended September 30, 2023 and 2022 (in thousands, except for per share data):

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Income (in thousands)	$760	$1,004	$1,987	$2,402
Basic earnings per share
Weighted average shares outstanding	10,344,660	9,727,587	10,338,353	9,534,337
Effect of dilutive securities
Stock warrants	—	570,175	—	570,175
Unvested restricted stock shares	49,633	—	—	—
Diluted earnings per share
Weighted average shares outstanding	10,394,293	10,297,762	10,338,353	10,104,512
Per share amount
Basic earnings	$0.07	$0.10	$0.19	$0.25
Diluted earnings	$0.07	$0.10	$0.19	$0.23

Note 13 – Condensed Financial Information - Parent Company Only

The following condensed balance sheets as of September 30, 2023 and December 31, 2022, and condensed statements of operations and cash flows for the three and nine months periods ended September 30, 2023 and 2022, for CBOA Financial, Inc. should be read in conjunction with the accompanying consolidated financial statements and the notes thereto.

Condensed Balance Sheets

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$170	$844
Investment in subsidiary	34,588	32,838
Other assets	867	675
Total assets	$35,625	$34,357
Liabilities and Stockholders’ Equity
Liabilities:
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	41	190
Total liabilities	5,196	5,345
Total stockholders’ equity	30,429	29,012
Total liabilities and stockholders’ equity	$35,625	$34,357

F-120

Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest income	$3	$1	$8	$3
Total interest expense	95	50	267	110
Net interest expense	(92)	(49)	(259)	(107)
Non-interest expense	136	14	481	40
Net loss before benefit for income taxes equity in undistributed income of subsidiaries	(228)	(63)	(740)	(148)
Benefit for income taxes	59	16	193	38
Net loss before equity in undistributed income of subsidiaries	(169)	(47)	(547)	(109)
Equity in undistributed income of subsidiaries	929	1,051	2,534	2,512
Net Income	$760	$1,004	$1,987	$2,402

Statements of Cash Flows

	Nine Months Ended
	September 30, 2023	September 30, 2022
Cash Flows from Operating Activities:
Net income	$1,987	$2,402
Adjustments to reconcile net income to net cash used in operating activities:
Deferred tax asset	(193)	(38)
Adjustments to reconcile net income to net cash used in operating activities - Equity in undistributed income of subsidiary	(2,534)	(2,512)
Net change in:
Accrued interest payable and other liabilities	(150)	16
Net Cash Used in Operating Activities	(891)	(132)
Cash Flows from Financing Activities:
Proceeds from exercise of stock warrants	215	1,072
Net Cash Provided by Financing Activities	215	1,072
Net Change in Cash and Cash Equivalents	(677)	940
Cash and Cash Equivalents at Beginning of Period	844	420
Cash and Cash Equivalents at End of Period	$170	$1,360

F-121

Note 14 – Other Comprehensive Income (Loss)

The following tables show the tax effects allocated to each component of other comprehensive income (loss) for the three and nine months periods ended September 30, 2023 and 2022:

	Three months ended
	September 30, 2023			September 30, 2022
	Before-Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount	Before-Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount
Unrealized gain (losses) on securities:
Net unrealized gains (losses) arising during the period	$(1,488)	$385	$(1,103)	$(2,176)	$564	$(1,612)
Other comprehensive income (loss)	$(1,488)	$385	$(1,103)	$(2,176)	$564	$(1,612)

	Nine months ended
	September 30, 2023			September 30, 2022
	Before-Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount	Before-Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount
Unrealized gain (losses) on securities:
Net unrealized gains (losses) arising during the period	$(1,172)	$303	$(869)	$(7,934)	$1,952	$(5,982)
Other comprehensive income (loss)	$(1,172)	$303	$(869)	$(7,934)	$1,952	$(5,982)

The changes in the accumulated balances for each component of other comprehensive income (loss), net of tax for the twelve months ended December 31, 2022 and the nine months ended September 30, 2023 were as follows:

	Unrealized Gains (Losses) on AFS Securities	Other Accumulated Comprehensive Income (Loss), net of tax
Beginning Balance, January 1, 2022	$(746)	$(434)
Current year-to-date other comprehensive loss	(7,272)	(5,491)
Ending balance, December 31, 2022	$(8,017)	$(5,925)
Current year-to-date other comprehensive income	1,267	938
Ending balance, March 31, 2023	$(6,751)	$(4,987)
Current year-to-date other comprehensive loss	$(950)	$(704)
Ending balance, June 30, 2023	$(7,701)	$(5,691)
Current year-to-date other comprehensive loss	$(1,488)	$(1,103)
Ending balance, September 30, 2023	$(9,189)	$(6,794)

F-122

Reclassifications out of accumulated other comprehensive income (loss) for the three and nine months ended September 30, 2023 and September 30, 2022 were as follows:

Details about Accumulated Other Comprehensive Income (Loss) Components	Three months ended September, 2023	Three months ended September 30, 2022	Affected Line Item on the Statement of Income
Unrealized gains and losses
Sale of securities	$—	$—	Non interest income: other
Tax effect	—	—	Provision for income taxes
Total reclassifications for the period	$—	$—	Net income attributable to common stockholders

Details about Accumulated Other Comprehensive Income (Loss) Components	Nine months ended September, 2023	Nine months ended September 30, 2022	Affected Line Item on the Statement of Income
Unrealized gains and losses
Sale of securities	$(1)	$—	Non interest income: other
Tax effect	—	—	Provision for income taxes
Total reclassifications for the period	$(1)	$—	Net income attributable to common stockholders

F-123

Consolidated Financial Statements
December 31, 2022 and 2021

CBOA Financial, Inc. and Subsidiary

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F-124

CBOA Financial, Inc. and Subsidiary

Table of Contents

December 31, 2022 and 2021

F-125

Independent Auditor’s Report

To the Board of Directors and Stockholders
CBOA Financial, Inc. and Subsidiary
Tucson, Arizona

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of CBOA Financial, Inc. and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

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F-126

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Phoenix, Arizona
March 7, 2023

F-127

CBOA Financial, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2022 and 2021

	2022	2021
Assets
Cash and due from financial institutions	$16,692,323	$52,563,838
Securities available-for-sale	65,496,532	54,599,341
Loans, net of allowance for loan losses of $3,716,207 and $3,320,001 for 2022 and 2021, respectively	277,303,508	227,380,479
Federal Home Loan Bank stock, at cost	1,269,200	1,111,100
Leasehold improvements and equipment, net	1,927,873	2,114,699
Operating right-of-use assets	3,515,010	4,060,684
Deferred income taxes	2,611,630	1,699,492
Other real estate owned, net	3,122	4,500
Accrued interest receivable and other assets	2,106,951	1,746,591

Total assets	$370,926,149	$345,280,724

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Non-interest bearing	$117,924,860	$118,632,179
Interest-bearing	187,518,037	186,642,038

Total deposits	305,442,897	305,274,217

Operating lease liabilities	3,981,005	4,839,155
Borrowings from Federal Home Loan Bank	26,050,000	—
Subordinated debentures	5,155,000	5,155,000
Accrued interest payable and other liabilities	1,284,896	815,657

Total liabilities	341,913,798	316,084,029

Stockholders’ Equity
Common stock; par value $0 per share; authorized 50,000,000 shares; issued and outstanding, 10,213,793 and 9,356,264 as of December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	31,622,301	29,777,580
Treasury stock, at cost	(166,050)	(166,050)
Retained earnings	3,481,532	19,292
Accumulated other comprehensive loss	(5,925,432)	(434,127)

Total stockholders’ equity	29,012,351	29,196,695

	$370,926,149	$345,280,724

See Notes to Consolidated Financial Statements

F-128

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2022 and 2021

	2022	2021
Interest Income
Loans, including fees	$13,832,848	$13,429,013
Investment securities	1,293,635	632,744
Federal funds sold and other cash equivalents	571,076	60,216

	15,697,559	14,121,973
Interest Expense
Deposits	563,480	707,127
Subordinated debentures	181,200	97,319
Short-term borrowings	85,611	24,764
	830,291	829,210
Net Interest Income	14,867,268	13,292,763

Provision for Loan Loss Reserves	37,199	493,554

Net Interest Income after Provision for Loan Loss Reserves	14,830,069	12,799,209

Non-Interest Income
Loan sale income	444,319	181,396
Service charges on deposit accounts	112,087	106,080
Write-down of other real estate and net loss on sale of foreclosed assets	—	(71,263)
Other	302,968	141,640
	859,374	357,853
Non-Interest Expenses
Compensation and employee benefits	6,559,591	5,441,121
Occupancy and equipment	1,383,174	1,342,145
Data processing	1,228,201	1,310,316
Advertising	256,304	198,461
FDIC insurance	218,995	233,765
Loan collection and other real estate owned	35,014	13,690
Insurance	121,715	111,811
Other	1,214,011	1,129,674
	11,017,005	9,780,983
Net Income before Income Taxes	4,672,438	3,376,079

Income Tax Provision	1,210,198	515,362

Net Income	$3,462,240	$2,860,717

Earnings per Share
Basic	$0.36	$0.33

Diluted	$0.35	$0.29

See Notes to Consolidated Financial Statements

F-129

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2022 and 2021

	2022	2021
Net Income	$3,462,240	$2,860,717
Other Comprehensive Loss
Unrealized holding losses on securities available-for-sale	(7,410,668)	(1,182,097)

Other comprehensive loss before tax	(7,410,668)	(1,182,097)

Tax effect	1,919,363	172,375

Total other comprehensive loss	(5,491,305)	(1,009,722)

Comprehensive Income (Loss)	$(2,029,065)	$1,850,995

See Notes to Consolidated Financial Statements

F-130

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2022 and 2021

				Retained		Accumulated
			Additional	Earnings/		Other
	Common Stock		Paid-in	(Accumulated	Treasury	Comprehensive
	Shares	Par Value	Capital	Deficit)	Stock	Income (Loss)	Total
Balance, December 31, 2020	8,218,309	$—	$27,501,670	$(2,841,425)	$(166,050)	$575,595	$25,069,790

Stock warrants exercised	1,137,955	—	2,275,910	—	—	—	2,275,910

Net income	—	—	—	2,860,717	—	—	2,860,717

Other comprehensive loss	—	—	—	—	—	(1,009,722)	(1,009,722)

Balance, December 31, 2021	9,356,264	—	29,777,580	19,292	(166,050)	(434,127)	29,196,695

Stock warrants exercised	810,819	—	1,702,721	—	—	—	1,702,721

Stock compensation	46,710	—	142,000	—	—	—	142,000

Net income	—	—	—	3,462,240	—	—	3,462,240

Other comprehensive loss	—	—	—	—	—	(5,491,305)	(5,491,305)

Balance, December 31, 2022	10,213,793	$—	$31,622,301	$3,481,532	$(166,050)	$(5,925,432)	$29,012,351

See Notes to Consolidated Financial Statements

F-131

CBOA Financial, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2022 and 2021

	2022	2021
Cash Flows from Operating Activities
Net income	$3,462,240	$2,860,717
Adjustments to reconcile net income to net cash flows provided by operating activities
Provision for loan loss reserves	37,199	493,554
Loss on disposal of fixed assets	—	20,030
Depreciation and amortization	393,133	369,926
Realized gain on securities sold during the period	—	(2,374)
Amortization of discounts and premiums on securities	1,121,607	588,327
Deferred income tax	1,007,225	515,538
Net of amortization on covered loans	(453,674)	32,334
Loss on sale/write-down of other real estate	—	71,263
Stock-based compensation expense	142,000	—
Net change in
Accrued interest receivable and other assets	(360,360)	(158,715)
Accrued interest payable and other liabilities	469,239	194,723
Operating lease liabilities	(312,476)	117,713

Net Cash Provided by Operating Activities	5,506,133	5,103,036

Cash Flow from Investing Activities
Loan originations and payments, net	(49,506,554)	9,155,016
Purchases of available-for-sale securities	(29,525,785)	(29,540,144)
Proceeds from the sale, prepayments and maturities of available-for-sale securities	10,096,319	9,334,900
Proceeds from sale of other real estate	1,378	486,050
Purchase of FHLB stock	(158,100)	(144,800)
Purchases of leasehold improvements and equipment	(206,307)	(947,172)

Net Cash Used in Investing Activities	(69,299,049)	(11,656,150)

Cash Flows from Financing Activities
Net change in deposits	168,680	1,343,668
Proceeds from exercise of stock warrants	1,702,721	2,275,910
Proceeds of borrowing from Federal Home Loan Bank	26,050,000	—
Payments on borrowing from Federal Reserve Bank	—	(16,562,809)

Net Cash (Used in) Provided by Financing Activities	27,921,401	(12,943,231)

Net Change in Cash and Cash Equivalents	(35,871,515)	(19,496,345)

Cash and Cash Equivalents at Beginning of Year	52,563,838	72,060,183

Cash and Cash Equivalents at End of Year	$16,692,323	$52,563,838

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$774,103	$862,078

Cash paid for income taxes	$70,000	$—

See Notes to Consolidated Financial Statements

F-132

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 1 - Significant Accounting Policies

Nature of Operations and Basis of Presentation

The consolidated financial statements include the accounts of CBOA Financial, Inc. and Subsidiary (“CBOA” or the “Company”) and its wholly-owned subsidiary, Commerce Bank of Arizona, Inc. (the “Bank”), an Arizona state-chartered bank incorporated in 2001.

The Bank provides financial services through its offices in Pima and Maricopa counties. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial and commercial real estate loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses; construction loans are expected to be repaid from permanent financing on the completed property.

Principles of Consolidation

The consolidated financial statements include the accounts of CBOA Financial, Inc. and its wholly-owned subsidiary, Commerce Bank of Arizona, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and future results could differ. The allowance for loan losses is particularly subject to change.

Significant Group Concentrations of Credit Risk

Most of the Company’s loans are with customers within the state of Arizona. Concentrations of credit are present in commercial and commercial real estate. Loans for commercial and commercial real estate comprise approximately 27% and 59% of total loans for December 31, 2022, respectively. As of December 31, 2021, loans for commercial and commercial real estate comprise approximately 29% and 51% of total loans, respectively. The ability of the Company’s debtors to honor their obligations is dependent on the real estate and general economic condition in Arizona. Management is monitoring these concentrations on an on-going basis.

Cash and Due from Financial Institutions

For the purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which have original maturities of 90 days or less.

Balances in transaction accounts at other financial institutions may exceed amounts covered by federal deposit insurance. Management regularly evaluates the credit risk associated with other financial institutions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

F-133

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Investment Securities

The Company classifies its debt securities as held-to-maturity or available-for-sale. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held- to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair market value, with unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported as a component of stockholders’ equity. Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at amortized cost and evaluated periodically for impairment.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Bank follows the accounting guidance related to recognition and presentation of other -than-temporary impairment. This accounting guidance specifies that (a) if an entity does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than- temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not that the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than- temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Transfers from securities classified as held-to-maturity are presented as the net carrying amount transferred. The unrealized holding gain or loss at the date of the transfer shall be recognized as other comprehensive income.

Fair Value Measurements

The Company determined the fair value of certain assets in accordance with the provisions of FASB Accounting Standards Codification Topic Accounting Standards Codification 820, Fair Value Measurements, which provides a framework for measuring fair value under generally accepted accounting principles.

Fair value is defined as the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. It is required that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. The Standard also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

Level 1 inputs consist of quoted prices in active markets for identical assets that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset. Level 3 inputs are unobservable inputs related to the asset.

F-134

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well- secured and in process of collection for all classes of loans. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Purchased Credit Impaired Loans

The Company has purchased a group of loans in a bank acquisition, some of which have shown evidence of credit deterioration since origination. These purchased loans are recorded at fair value, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, losses are recognized by an increase in the allowance for loan losses.

Such purchased loans are accounted for individually or aggregated into pools of loans based on common risk characteristics such as, credit score, loan type, and date of origination. The Company estimates the amount and timing of expected cash flows for each purchased loan or pool, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s or pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

F-135

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

The following portfolio segments have been identified: commercial, commercial real estate, construction, consumer, residential real estate, land and lot, and home equity loans. The Bank’s portfolio segments are also the class at which management monitors and assesses credit risk. Commercial loans are primarily underwritten based on the cash flows of the business operations and secured by assets being financed such as accounts receivable, inventory, and equipment. Commercial real estate loans are primarily underwritten based on cash flow of the borrower and their business and further secured by real estate; collateral values may fluctuate based on the impact of economic conditions. Construction loans, and land and lot loans, are generally originated for the development of single-family residences whether financed by individual consumers or homebuilders. All types of commercial loans may also come with personal guarantees of the borrowers and business owners. Consumer, residential real estate, and home equity loans are generally dependent on personal income of the customer, and repayment is dependent on borrower’s personal cash flow and employment status which can be affected by general economic conditions. Additionally, collateral values may fluctuate based on the impact of economic conditions on residential real estate values and other consumer type assets such as automobiles.

For all classes, loans or portions of loans are charged off when there is a distinct probability of loss identified and management believes the uncollectibility of a loan balance is confirmed. A distinct probability of loss exists when it has been determined that any remaining sources of repayment are insufficient to cover all outstanding principal. The probable loss is immediately calculated based on the value of the remaining sources of repayment and charged to the allowance for loan loss.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.

If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

F-136

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is based on the actual loss history experienced by the Company supplemented with other qualitative factors based on the risks present. These qualitative factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Federal Home Loan Bank (FHLB) Stock

The FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Leasehold Improvements and Equipment

Leasehold improvements and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method, with useful lives ranging from 5 to 15 years. Leasehold improvements are depreciated over the lesser of the lease term plus lease extensions or useful life of the improvement.

Leases

Leases are classified as operating or finance leases at the lease commencement date. The Company leases certain locations and records the leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms, and a right-of-use asset equal to the lease liability adjusted for items such as deferred rent, lease incentives, and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon the incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal.

Other Real Estate Owned

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

F-137

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Stock-Based Compensation

Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant vesting period. Compensation expense is based on the value of the award as measured on the grant date.

Stock-based compensation expense is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize forfeitures as they occur.

Advertising Costs

Advertising costs are expensed as incurred. Such costs totaled $256,304 and $198,461 for the years ended December 31, 2022 and 2021, respectively.

Retirement Plan

Employee 401(k) expense is the amount of matching contributions. The Company has a discretionary matching policy and the matching percentage is approved annually by the Company’s Compensation Committee. The Company’s matching contribution was 100% of the employee’s contribution up to 4% of the employee’s salary for 2022 and 2021, resulting in expense of $132,743 and $121,192, respectively.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022 and 2021, the unrecognized tax benefit accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense, if incurred.

Earnings Per Common Share

Basic earnings per common share represents income available to common stockholders divided by the weighted average number of common shares outstanding during each period presented. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

F-138

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income includes unrealized gains and losses on securities available-for-sale. Other comprehensive income (loss) is recognized as a separate component of equity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the consolidated financial statements.

Restrictions on Cash

Effective March 26, 2020, the Federal Reserve announced the reduction of the reserve requirement ratio to zero percent across all deposit tiers. Depository institutions that were required to maintain deposits in a Federal Reserve Bank account to satisfy reserve requirements will no longer be required to do so and can use the additional liquidity to lend to individuals and businesses. It is the understanding of the Company that the Federal Reserve has no current plans to reinstate the reserve requirement; however, the Federal Reserve may adjust reserve requirement ratios in the future if conditions warrant.

Revenue Recognition

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of various fees charged to customers who hold deposit accounts at the Bank, such as monthly service charges and NSF fees. Service charges are recognized at a point in time, as they are earned at the point a triggering event occurs. The performance obligation is completed as the transaction occurs and fees are recognized at the time each specific service is provided to a customer.

Interchange Income

The Bank earns interchange fees from debt card holder transactions through a payment network, Interchange fees represent a percentage of the underlying transaction value. The performance obligation is satisfied at the date of the transaction.

Gains/ Losses on Sales of Other Real Estate Owned (OREO)

The Bank records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Bank finances the sale of OREO to the buyer, the Bank assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Bank adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

F-139

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Recent Accounting Guidance

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326)

In June 2016, FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held-to-maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor.

The standard will be effective for fiscal years beginning after December 15, 2022.

The Company is currently evaluating the effect that the updated standard will have on the consolidated financial statements.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through March 7, 2023, which is the date the consolidated financial statements were available to be issued.

Note 2 - Securities

The amortized cost and fair value of securities at December 31, 2022 and 2021 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) for available- for-sale securities:

December 31, 2022	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale
Commercial mortgage backed securities	$23,984,315	$—	$(2,887,968)	$21,096,347
Residential mortgage backed securities	40,374,106	48,544	(3,944,152)	36,478,498
U.S. Government and federal agency	7,655,281	—	(1,065,853)	6,589,428
Corporate bonds	1,500,000	—	(167,741)	1,332,259
	$73,513,702	$48,544	$(8,065,714)	$65,496,532
December 31, 2021
Available-for-Sale
Commercial mortgage backed securities	$26,232,218	$109,721	$(332,683)	$26,009,256
Residential mortgage backed securities	19,489,286	24,927	(335,345)	19,178,868
U.S. Government and federal agency	7,878,339	4,292	(56,057)	7,826,574
Corporate bonds	1,500,000	—	(21,494)	1,478,507
Municipal bonds	106,000	136	—	106,136
	$55,205,843	$139,076	$(745,579)	$54,599,341
F-140

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The amortized cost and fair value of commercial and residential mortgage backed securities maturity is estimated using an average life with expected prepayment speeds and all other debt securities are based on contractual maturity at December 31, 2022, follows:

	Amortized	Fair
	Cost	Value
Available-for-Sale
Due in less than one year	$—	$—
Due one to five years	36,121,288	33,023,758
Due five through ten years	33,502,397	29,191,365
Due after ten years	3,890,017	3,281,409
	$73,513,702	$65,496,532

For the years ended December 31, 2022 and 2021, proceeds from sales of securities available for sale amount to approximately $0 and $2,199,495, respectively; gross realized gains were approximately $0 and $15,939, respectively, and realized losses were approximately $0 and $13,565, respectively.

The following table summarizes the investment securities with unrealized losses at December 31, 2022 and 2021, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less than 12 Months		Over 12 Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
December 31, 2022
Available-for-Sale
Commercial mortgage backed securities	$(681,223)	$6,219,712	$(2,206,745)	$14,876,635	$(2,887,968)
Residential mortgage backed securities	(1,794,348)	22,288,272	(2,149,804)	10,305,042	(3,944,152)
U.S. Government and federal agency	(208,189)	1,196,953	(857,664)	5,392,475	(1,065,853)
Corporate bonds	—	—	(167,741)	1,332,259	(167,741)
	$(2,683,760)	$29,704,937	$(5,381,954)	$31,906,411	$(8,065,714)
December 31, 2021
Available-for-Sale
Commercial mortgage backed securities	$(272,176)	$16,044,026	$(60,507)	$2,669,875	$(332,683)
Residential mortgage backed securities	(203,676)	10,034,064	(131,669)	3,765,227	(335,345)
U.S. Government and federal agency	(56,057)	6,365,404	—	—	(56,057)
Corporate bonds	(21,494)	1,478,507	—	—	(21,494)
	$(553,403)	$33,922,001	$(192,176)	$6,435,102	$(745,579)
F-141

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Unrealized losses on bonds have not been recognized into income because the bonds are of high credit quality (rated A or higher), management does not intend to sell and it is not more likely than not that management will be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bonds approach their maturity date or re-pricing date.

Securities are sometimes pledged to secure repurchase agreements and borrowing lines of credit. There were no securities pledged at December 31, 2022 and 2021.

Note 3 - Loans

Loans at December 31, 2022 and 2021 were as follows:

	2022	2021
Commercial	$76,649,512	$67,225,700
Commercial real estate	166,878,498	117,229,459
Construction	31,777,113	39,634,187
Consumer	12,606	181,942
Residential real estate	972,916	2,539,317
Land and lot	3,505,482	3,380,388
Home equity	2,354,182	1,190,732

Total loans	282,150,309	231,381,725

Less
Deferred loan fees, net	(1,130,594)	(681,246)
Allowance for loan losses	(3,716,207)	(3,320,000)

Loans, net	$277,303,508	$227,380,479

Overdraft deposits of $381 and $20,333 as of December 31, 2022 and 2021, respectively, have been reclassified from deposits and included in consumer loans.

F-142

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2022 and the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of December 31, 2022:

		Commercial
		Real			Residential	Land and	Home
	Commercial	Estate	Construction	Consumer	Real Estate	Lot	Equity	Total
Allowance for loan losses
Beginning balance	$809,561	$1,892,496	$554,879	$586	$20,826	$31,531	$10,121	$3,320,000
Provision for (reduction in) loan losses	(205,064)	366,655	(72,565)	(512)	(55,600)	(5,604)	9,889	37,199
Loans charged-off	(27,957)	—	—	—	—	—	—	(27,957)
Recoveries	152,155	190,261	—	—	43,043	1,506	—	386,965

Total ending allowance balance	$728,695	$2,449,412	$482,314	$74	$8,269	$27,433	$20,010	$3,716,207

Individually evaluated for impairment	$28,000	$26,000	$—	$—	$—	$—	$—	$54,000
Collectively evaluated for impairment	700,695	2,415,856	482,314	74	8,269	25,671	20,010	3,652,889
Acquired with deteriorated credit quality	—	7,556	—	—	—	1,762	—	9,318

Total ending allowance balance	$728,695	$2,449,412	$482,314	$74	$8,269	$27,433	$20,010	$3,716,207

Loan receivables
Individually evaluated for impairment	$508,896	$542,617	$—	$—	$—	$1,246,194	$—	$2,297,707
Collectively evaluated for impairment	76,140,616	165,706,212	31,777,113	12,606	972,916	2,083,106	2,354,182	279,046,751
Acquired with deteriorated credit quality	—	629,669	—	—	—	176,182	—	805,851
Total ending loan balance	$76,649,512	$166,878,498	$31,777,113	$12,606	$972,916	$3,505,482	$2,354,182	$282,150,309
F-143

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2021 and the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of December 31, 2021:

	Commercial	Commercial Real Estate	Construction	Consumer	Residential Real Estate	Land and Lot	Home Equity	Total
Allowance for loan losses
Beginning balance	$739,928	$1,658,886	$475,976	$489	$51,805	$23,607	$4,189	$2,954,880
Provision for (reduction in) loan losses	265,442	182,942	78,903	(8,216)	(38,873)	7,424	5,932	493,554
Loans charged-off	(207,217)	—	—	—	—	—	—	(207,217)
Recoveries	11,408	50,668	—	8,313	7,894	500	—	78,783

Total ending allowance balance	$809,561	$1,892,496	$554,879	$586	$20,826	$31,531	$10,121	$3,320,000

Individually evaluated for impairment	$30,000	$32,000	$—	$—	$1,000	$—	$—	$63,000
Collectively evaluated for impairment	779,561	1,849,129	554,879	586	19,826	26,454	10,121	3,240,556
Acquired with deteriorated credit quality	—	11,367	—	—	—	5,077	—	16,444
Total ending allowance balance	$809,561	$1,892,496	$554,879	$586	$20,826	$31,531	$10,121	$3,320,000

Loan receivables
Individually evaluated for impairment	$589,347	$1,571,203	$—	$—	$247,449	$1,128,163	$—	$3,536,162
Collectively evaluated for impairment	66,636,353	114,947,830	39,634,187	181,942	2,291,868	1,987,934	1,190,732	226,870,846
Acquired with deteriorated credit quality	—	710,426	—	—	—	264,291	—	974,717
Total ending allowance balance	$67,225,700	$117,229,459	$39,634,187	$181,942	$2,539,317	$3,380,388	$1,190,732	$231,381,725
F-144

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes all loans individually by classifying the loans as to credit risk. This analysis includes all loans and is performed at origination and updated at renewal or whenever the loan is contractually past due or out of compliance with any loan terms. This risk category was added to better assess the quality of the loan portfolio. The Company uses the following definitions for risk ratings:

Pass – Loans classified as pass represent loans that are evaluated and are performing under the stated terms. Pass rated assets are analyzed by the paying capacity, the current net worth, and the value of the loan collateral of the obligor.

Watch – Loans classified as watch are pass grade loans, which for one reason or another may require the attention of management. Reasons may include, but are not limited to, weakening repayment sources, adverse industry trends, concerns regarding concentrations of credit, or weakened evaluations by account officers. While the status of a loan put on this list may not technically trigger their classification as Substandard, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Company.

Special Mention – Loans classified as special mention exhibit deficiencies that may be enough to constitute a credit risk but are protected to the degree that no loss is anticipated. Assets in this category are currently protected but are potentially weak. While the status of a loan put on this list may not technically trigger their classification as Substandard, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Company.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

F-145

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Based on the most recent analysis performed, the risk category of loans by class of loans as of December 31, 2022 and 2021 was as follows:

	Pass	Watch	Special Mention	Substandard	Doubtful	Total
December 31, 2022

Commercial	$72,087,746	$2,261,130	$2,300,636	$—	$—	$76,649,512
Commercial real estate	166,878,498	—	—	—	—	166,878,498
Construction	31,777,113	—	—	—	—	31,777,113
Consumer	12,606	—	—	—	—	12,606
Residential real estate	972,916	—	—	—	—	972,916
Land and lot	2,259,288	1,246,194	—	—	—	3,505,482
Home equity	2,354,182	—	—	—	—	2,354,182
	$276,342,349	$3,507,324	$2,300,636	$—	$—	$282,150,309

	Pass	Watch	Special Mention	Substandard	Doubtful	Total
December 31, 2021

Commercial	$65,574,374	$1,651,326	$—	$—	$—	$67,225,700
Commercial real estate	109,955,805	7,273,654	—	—	—	117,229,459
Construction	39,634,187	—	—	—	—	39,634,187
Consumer	181,942	—	—	—	—	181,942
Residential real estate	2,252,179	—	—	287,138	—	2,539,317
Land and lot	2,252,225	—	—	1,128,163	—	3,380,388
Home equity	1,190,732	—	—	—	—	1,190,732
	$221,041,444	$8,924,980	$—	$1,415,301	$—	$231,381,725
F-146

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table summarizes the aging of the recorded investment in past due loans as of December 31, 2022 and 2021 by class of loans. It is inclusive of purchased credit impaired (“PCI”) loans measured from their contractual due date:

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2022

Commercial	$—	$—	$—	$—	$76,649,512	$76,649,512
Commercial real estate	—	—	—	—	166,878,498	166,878,498
Construction	—	—	—	—	31,777,113	31,777,113
Consumer	—	—	—	—	12,606	12,606
Residential real estate	—	—	—	—	972,916	972,916
Land and lot	—	—	—	—	3,505,482	3,505,482
Home equity	—	—	—	—	2,354,182	2,354,182
Total	$—	$—	$—	$—	$282,150,309	$282,150,309

December 31, 2021

Commercial	$—	$—	$—	$—	$67,225,700	$67,225,700
Commercial real estate	—	—	—	—	117,229,459	117,229,459
Construction	—	—	—	—	39,634,187	39,634,187
Consumer	—	—	—	—	181,942	181,942
Residential real estate	—	—	—	—	2,539,317	2,539,317
Land and lot	—	—	—	—	3,380,388	3,380,388
Home equity	—	—	—	—	1,190,732	1,190,732
Total	$—	$—	$—	$—	$231,381,725	$231,381,725

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans, inclusive of purchased credit impaired loans, as of December 31, 2022 and 2021:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	2022	2021	2022	2021
Commercial	$—	$—	$—	$—
Commercial real estate	—	—	—	—
Construction	—	—	—	—
Consumer	—	—	—	—
Residential real estate	—	206,033	—	—
Land and lot	—	1,128,163	—	—
Home equity	—	—	—	—
Total	$—	$1,334,196	$—	$—
F-147

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following tables present information related to impaired loans excluding net deferred loan fees by class of loans as of and for the year ended:

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
December 31, 2022	Balance (1)	Investment	Allowance	Investment	Recognized
With no related allowance recorded
Commercial	$—	$—	$—	$—	$—
Commercial real estate	56,730	53,185	—	53,160	3,021
Land and lot	1,246,194	1,246,194	—	1,098,662	64,832
Residential real estate	—	—	—	—	—
Construction	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Subtotal	1,302,924	1,299,379	—	1,151,822	67,853

With an allowance recorded
Commercial	508,896	508,896	28,000	549,303	25,062
Commercial real estate	529,039	489,432	26,000	489,433	28,195
Land and lot	—	—	—	—	—
Residential real estate	—	—	—	—	—
Construction	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
	1,037,935	998,328	54,000	1,038,736	53,257
Total	$2,340,859	$2,297,707	$54,000	$2,190,558	$121,110

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
December 31, 2021	Balance (1)	Investment	Allowance	Investment	Recognized
With no related allowance recorded
Commercial	$—	$—	$—	$—	$—
Commercial real estate	58,387	53,185	—	53,185	3,112
Land and lot	1,387,194	1,128,163	—	1,184,358	—
Residential real estate	333,051	206,033	—	218,377	—
Construction	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Subtotal	1,778,632	1,387,381	—	1,455,920	3,112

F-148

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
December 31, 2021	Balance (1)	Investment	Allowance	Investment	Recognized
With an allowance recorded
Commercial	589,347	589,347	30,000	621,894	28,374
Commercial real estate	1,588,838	1,518,018	32,000	1,534,252	93,402
Land and lot	—	—	—	—	—
Residential real estate	109,300	41,416	1,000	45,181	4,979
Construction	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
	2,287,485	2,148,781	63,000	2,201,327	126,755
Total	$4,066,117	$3,536,162	$63,000	$3,657,247	$129,867

(1) Represents the borrower’s loan obligation, gross of any previously charged-off amounts.

Loans to directors, executive officers and related companies or individuals totaled $2,603,206 and $2,794,017 at December 31, 2022 and 2021, respectively. None of these loans are past-due, on non-accrual status, or have been restructured to provide a reduction of deferred fees or interest or principal because of deterioration of the financial position of the borrower. There were no loans in the related party that were considered classified loans as of December 31, 2022 and 2021.

Troubled Debt Restructurings (TDRs)

Loans whose terms have been modified in troubled debt restructurings totaled $509,000 and $1,824,000 as of December 31, 2022 and 2021, respectively. The Company has allocated $28,000 and $35,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2022 and 2021, respectively. The Company has no commitment to lend additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2022 and 2021.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from 12 months to 20 years. Modifications involving an extension of the maturity date were for periods ranging from 12 months to 20 years.

There were no troubled debt restructurings during the years ended December 31, 2022 and 2021.

There were no payment defaults for any TDR loans during December 31, 2022 and 2021.

A TDR loan is deemed to have a payment in default when it becomes 90 days past due, goes on non-accrual, or is restructured again. Payment defaults, along with other qualitative indicators are considered by management in the determination of the allowance for credit losses.

F-149

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Purchased credit impaired (“PCI”) loans would not be considered impaired until after the point at which there has been a degradation of cash flows below our expected cash flows at acquisition. If a PCI loan is subsequently modified, and meets the definition of a TDR, it will be removed from PCI accounting and accounted for as a TDR only if the PCI loan was being accounted for individually. If the purchased credit impaired loan is being accounted for as part of a pool, it will not be removed from the pool and will not be classified as a TDR.

Purchased Credit Impaired Loans

The Company has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows:

	2022	2021
Commercial real estate	$629,669	$710,426
Land and lot	176,182	264,291
Outstanding balance	$805,851	$974,717
Carrying amount, net of allowance of $9,318 and $16,444	$796,533	$958,273

For those purchased loans disclosed above, the Company decreased the allowance for loan losses by $7,126 and increased the allowance for loan losses by $837 for the years ended December 31, 2022 and 2021, respectively.

Note 4 - Leasehold Improvements and Equipment, Net

Leasehold improvements and equipment at December 31, 2022 and 2021 consisted of the following:

	2022	2021
Leasehold improvements	$1,504,072	$1,425,659
Furniture and equipment	1,625,567	1,497,673
Total cost	3,129,639	2,923,332
Accumulated depreciation and amortization	(1,201,766)	(808,633)
	$1,927,873	$2,114,699

Depreciation and amortization expense totaled $393,133 and $369,926 for the years ended December 31, 2022 and 2021, respectively.

Note 5 - Leases

The Company leases certain branch locations for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2032 and generally include renewal options. A portion of one lease is sub-leased to an unrelated party. One lease provides for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index, subject to certain minimum increases. All other leases include increases in future minimum annual rental payments based on fixed rates or fixed percentages. Also, the agreements generally require the Company to pay real estate taxes, insurance, and repairs.

F-150

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The incremental borrowing rate is estimated using the Company’s applicable borrowing rates and the contractual lease term.

The Company has elected the short-term lease exemption for all leases with a term of 12 months or less for both existing and ongoing operating leases to not recognize the asset and liability for these leases. Lease payments for short-term leases are recognized on a straight-line basis.

The Company elected the practical expedient to not separate lease and non-lease components for its branch locations.

The total operating lease costs for the year ended December 31, 2022 and 2021 were $653,770 and $613,165. Total sublease income for the year ended December 31, 2022 and 2021 was $0 and $26,133, which is included in the net right-of-use asset and corresponding lease liability.

The following table summarizes the supplemental cash flow information for the year ended December 31, 2022:

	2022	2021
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$783,919	$902,217

The following summarizes the weighted-average remaining lease term and weighted-average discount rate:

	2022	2021
Weighted-average remaining lease term Operating leases	6.87 years	7.02 years
Weighted-average discount rate Operating leases	1.73%	1.98%

The future minimum lease payments under noncancelable operating leases with terms greater than one year are listed below as of December 31, 2022:

Years ended December 31
2023	$659,072
2024	668,498
2025	682,953
2026	601,807
2027	464,159
Thereafter	1,111,667
Total lease payments	4,188,156
Less interest	207,151
Present value of lease liabilities	$3,981,005
F-151

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 6 - Other Real Estate Owned

Other real estate owned activity for the years ended December 31, 2022 and 2021 was as follows:

	2022	2021
Beginning balance	$4,500	$561,813
Proceeds from sales of real estate owned	(1,378)	(486,050)
Direct write-downs and gains (losses) on sales	—	(71,263)
End of year	$3,122	$4,500

There was no valuation allowance on other real estate owned as of December 31, 2022 and 2021.

Note 7 - Interest Bearing Deposits

A summary of interest-bearing deposits follows:

	2022	2021
Interest bearing demand	$49,901,846	$49,153,343
Savings	14,015,490	14,655,225
Money market	77,185,209	80,998,245
Certificates of deposit, $250,000 and over	11,120,505	8,209,599
Other certificates of deposits	35,294,987	33,625,626
Total interest-bearing deposits	$187,518,037	$186,642,038

At December 31, 2022, scheduled maturities of certificates of deposit are as follows:

2023	$44,863,593
2024	925,930
2025	145,203
2026	21,021
2027 and thereafter	459,745
$46,415,492

Deposits from directors, executive officers and related companies or individuals totaled $3,295,836 and $3,699,850 at December 31, 2022 and 2021, respectively.

Note 8 - Short-Term Borrowings

For the years ended December 31, 2022 and 2021 the Bank had two available federal fund lines of credit. One with Bank of the West, totaling $5,000,000, and a second with BMO Harris, totaling $8,000,000. Interest rates on these borrowings are based on rates in effect at the time funds are requested. Borrowings under these agreements are unsecured. There were no borrowings outstanding at December 31, 2022 and 2021 under either of these agreements.

F-152

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The Bank has a collateralized borrowing arrangement with the Federal Reserve Bank of San Francisco. Under this arrangement, qualified loans are pledged, and funds may be borrowed at amounts up to the collateral value at the Federal Reserve Bank’s risk adjusted discount rate. The Bank has pledged loans with a book value of $9,793,134, and collateral value of $6,232,033 as of December 31, 2022. The outstanding balance on this line of credit was $0 at December 31, 2022 and 2021.

The Bank is eligible to borrow from the Federal Home Loan Bank of San Francisco based upon the level of pledged collateral. The Bank pledges certain loan types under a blanket pledge agreement. At December 31, 2022, the Bank pledged $88,006,305 as collateral. At December 31, 2022, the maximum amount the Bank is eligible to borrow is $58,103,530. This line of credit bears an interest rate of 4.65% as of December 31, 2022. The outstanding balance on this line of credit was $26,050,000 and $0 at December 31, 2022 and 2021, respectively.

Note 9 - Subordinated Debentures

In November 2005, CBOA Financial Statutory Trust #1, a trust formed by the Company, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. The Company made a required equity contribution of $155,000 to form the trust and the Company issued $5,000,000 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. The Company is able to redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after April 7, 2009 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature in 2036. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer interest payments on the subordinated debentures from time to time, for a period not to exceed five consecutive years. The Bank has elected not to defer interest payments on the subordinated debentures and interest expense was $181,200 and $97,319 for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the Bank had interest payable of $35,696 and $10,410, respectively.

The trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The trust preferred securities and subordinated debentures had a fixed rate of 6.75% through February 23, 2011, and a variable rate of interest, reset quarterly on the 23rd of each February, May, August and November, equal to the sum of the three-month London Interbank Offered Rate (LIBOR) plus 1.70% thereafter. As of December 31, 2022 and 2021, based on the formula previously described, the rate was 6.39% and 1.86%, respectively. The Company’s investment in the common stock of the trust was $155,000 and is included in other assets.

Note 10 - Income Taxes

Income tax expense were as follows:

	2022	2021
Current tax payable	$202,973	$—
Deferred	1,007,225	515,362
	$1,210,198	$515,362
F-153

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Gross deferred tax assets result primarily from the unrealized losses on available for sale securities, accumulated depreciation, stock compensation expense, OREO write-downs, accrued expenses, and net operating losses. Gross deferred tax liabilities result primarily from allowance for loan losses and Section 597 deferred gain on the acquisition from Towne Bank. Deferred taxes include the following amounts of deferred tax assets and liabilities at December 31, 2022 and 2021:

	2022	2021
Deferred tax assets	$3,635,126	$2,608,085
Deferred tax liabilities	(1,023,496)	(908,593)
Net deferred tax asset	$2,611,630	$1,699,492

The effective tax rate differs from the federal statutory rate primarily due to the valuation allowance and valuation allowance reversal.

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. For the years ended December 31, 2022 and 2021, management believes that it is more likely than not that it will realize the above deferred tax assets in future years; therefore, no valuation allowance has been provided against its deferred tax assets.

Note 11 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and CET1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, at December 31, 2022 and 2021, that the Bank meets all capital adequacy requirements.

As of December 31, 2022 and 2021, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category).

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the Community Bank Leverage Ratio framework (“CBLR framework”), for qualifying community banking organizations, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020, and was elected by the Bank as of December 31, 2021. In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to Section 4012 of the CARES Act, and a second interim final rule that provides graduated increases in the CBLR requirement after the expiration of the temporary changes implemented pursuant to Section 4012 of the CARES Act.

F-154

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The CBLR removes the requirement for qualifying banking organizations to calculate and report risk-based capital but rather only requires a Tier 1 to average assets (leverage) ratio. Qualifying banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than required minimums will be considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules and, if applicable, will be considered to have met the well capitalized ratio requirements for purposes of Section 38 of the Federal Deposit Insurance Act. Under the interim final rules, the CBLR minimum requirement is 8% as of December 31, 2020, 8.5% as of December 31, 2021, and 9% for calendar year 2022 and beyond. The interim rule allows for a two-quarter grace period to correct a ratio that falls below the required amount, provided that a bank maintains a leverage ratio of 7% as of December 31, 2020, 7.5% as of December 31, 2021, calendar year 2021, and 8% for calendar year 2022 and beyond.

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. At December 31, 2022, the Bank was a qualifying community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

The Bank’s actual and required capital amounts and ratios are presented below at December 31, 2022 (amounts in thousands):

	Actual		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions (CBLR Framework)
	Amount	Ratio	Amount	Ratio
As of December 31, 2022

Common Equity Tier I (to risk-weighted assets)	$37,877	10.3%	$29,016	9.0%

The Bank’s actual capital and required capital amounts and ratios are presented below at December 31, 2021 (amounts in thousands):

	Actual		Capitalized Under Prompt Corrective Action Provisions (CBLR Framework)
	Amount	Ratio	Amount	Ratio
As of December 31, 2021

Common Equity Tier I (to risk-weighted assets)	$33,685	9.9%	$29,016	8.5%

Note 12 - Loan Commitments

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, revolving credit lines and overdraft protection, and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

F-155

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The contractual amounts of financial instruments with off-balance sheet risk at year end were as follows:

	2022	2021
Unused commitments of extended credit	$65,607,627	$59,186,179

Since many commitments to make loans expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management’s credit evaluation of the borrower and may include commercial and residential real estate and other business and consumer assets.

Unfunded commitments under revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Note 13 - Warrants

Prior to the Bank’s initial stock offering, the organizers, principally its current Board members, purchased stock to fund the costs associated with the Bank’s startup activities.

In connection with the capital raise in 2015, the Company issued one warrant for each share purchased. Warrants issued allowed for shares to be purchased at the offering amount for a period expiring in five years. There are no outstanding warrants to be exercised with this capital raise as of December 31, 2022.

In connection with the capital raise in 2017, the Company issued one warrant for every five shares purchased. Warrants issued allowed for shares to be purchased at the offering amount for a period expiring in five years. For the years ended December 31, 2022 and 2021, 810,819 and 1,137,955 warrants were exercised, respectively.

The Company had 161,735 stock warrants outstanding as of December 31, 2022 of which 102,485 were exercised subsequent to year-end.

Note 14 - Fair Value of Assets and Liabilities

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

F-156

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

In accordance with this guidance, the Company groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets are traded, and the reliability of the assumptions used to determine fair value.

•	Level 1: Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•	Level 2: Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•	Level 3: Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities may include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

F-157

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table sets forth assets and liabilities measured at fair value on a recurring basis at December 31, 2022 and 2021:

		Quoted Prices	Other
		in Active	Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
December 31, 2022	Value	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale
Commercial mortgage backed securities	$21,096,347	$—	$21,096,347	$—
Residential collateralized mortgage obligations	36,478,498	—	36,478,498	—
U.S. Government and federal agency	6,589,428	—	6,589,428	—
Corporate bonds	1,332,259	—	1,332,259	—
	$65,496,532	$—	$65,496,532	$—

December 31, 2021
Securities Available-For-Sale
Commercial mortgage backed securities	$26,009,256	$—	$26,009,256	$—
Residential collateralized mortgage obligations	19,178,868	—	19,178,868	—
U.S. Government and federal agency	7,826,574	—	7,826,574	—
Corporate bonds	1,478,507	—	1,478,507	—
Municipal securities	106,136	—	—	106,136
	$54,599,341	$—	$54,493,205	$106,136

Fair values for securities available-for-sale investments are based on quoted market prices, if available, and are classified within Level 1 of the valuation hierarchy. For those securities available-for-sale investments where quoted prices are unavailable, fair values are calculated based on market prices of similar securities and, therefore, are classified as Level 2 within the valuation hierarchy.

Level 3 assets consist entirely of municipal available-for-sale securities. The Company determines the fair value of municipal available-for-sale securities using a valuation model based on inputs that are unobservable and not corroborated by market data. The Company utilizes assumptions in the valuation model including observable data from other similar municipal bonds and unobservable data. These assumptions change from quarter to quarter as market conditions and projected interest rates changes.

Following is a reconciliation for Level 3 assets and liabilities measured on a recurring basis:

Beginning balance, January 1, 2022	$106,136
Investments called	(106,000)
Amortized premium/discount	—
Change in unrealized loss	(136)
Ending balance, December 31, 2022	$—
F-158

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

December 31, 2022	Carrying Value	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Impaired loans	$2,243,707	$—	$—	$2,243,707
Other real estate	3,122	—	—	3,122

December 31, 2021
Impaired loans	3,473,162	—	—	3,473,162
Other real estate	4,500	—	—	4,500

Impaired loans: The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals or other valuations of underlying collateral. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available, as well as management may make adjustments to other collateral valuations. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Other real estate owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

Under certain circumstances the Company may make adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The Company only had Level 3 financial assets measured at fair value on a nonrecurring basis, which is summarized below:

	2022	2021	Valuation Technique(s)	Unobservable Inputs	Average
Impaired loans	$2,243,707	$3,473,162	Collateral valuation	Discount from market valuation	10%

Other real estate owned	3,122	4,500	Collateral valuation	Discount from market valuation	10%
F-159

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The carrying amounts and estimated fair values of financial instruments at December 31, 2022 and 2021 are as follows:

December 31, 2022	Carrying Amount	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Financial assets
Cash and due from financial institutions	$16,692,323	$16,692,323	$—	$—
Securities available-for-sale	65,496,532	—	65,496,532	—
Federal Home Loan Bank stock	1,269,200	1,269,200	—	—
Loans, net	277,303,508	—	—	281,326,000
Accrued interest receivable	1,170,669	1,170,669	—	—
Financial liabilities
Deposits	305,442,897	—	—	237,014,000
Subordinated debentures	5,155,000	—	—	5,155,000
Borrowings from Federal Home Loan Bank	26,050,000	—	—	26,030,000
Accrued interest payable	79,695	—	—	79,695

December 31, 2021	Carrying Amount	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Financial assets
Cash and due from financial institutions	$52,563,838	$52,563,838	$—	$—
Securities available-for-sale	54,599,341	—	54,493,205	106,136
Federal Home Loan Bank stock	1,111,100	1,111,100	—	—
Loans, net	227,380,479	—	—	227,380,000
Accrued interest receivable	826,560	826,560	—	—
Financial liabilities
Deposits	305,274,217	—	—	305,694,000
Subordinated debentures	5,155,000	—	—	5,155,000
Accrued interest payable	23,507	—	—	23,507

Note 15 - Stock-Based Compensation

On March 17, 2022, the stockholders of the Company approved the 2022 Omnibus Incentive Plan. The aggregate number of shares of common stock reserved and available for issuance under the Plan is 600,000 shares. As of December 31, 2022, 46,710 shares had been granted under the plan. Total stock-based compensation recognized was approximately $142,000. All 46,710 shares vested immediately at a weighted average grant price of $3.04 per share. The Company has 553,290 shares available for grant as of December 31, 2022.

F-160

CBOA Financial, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 16 - Earnings Per Share

The following table is a summary of the calculation of earnings per share as of December 31:

	2022	2021
Net Income	$3,462,240	$2,860,717
Basic earnings per share
Weighted average shares outstanding	9,645,508	8,790,095
Effect of dilutive securities
Stock warrants	161,735	972,550
Diluted earnings per share
Weighted average shares outstanding	9,807,243	9,762,645
Per share amount
Basic earnings	$0.36	$0.33
Diluted earnings	$0.35	$0.29

F-161

Annex A

AGREEMENT AND PLAN OF MERGER, AS AMENDED

AGREEMENT AND PLAN OF MERGER

by and between

BANCORP 34, INC.

and

CBOA FINANCIAL, INC.

Dated as of April 27, 2023

4.19	Compliance with Laws.	A-20
4.20	Labor Relations.	A-21
4.21	Employee Benefit Plans.	A-22
4.22	Material Contracts.	A-25
4.23	Fiduciary Activities.	A-26
4.24	Investment Advisory, Insurance and Broker-Dealer Matters Investment Advisory, Insurance and Broker-Dealer Matters.	A-26

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ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		A-47

6.1	Affirmative Covenants of CBOA and B34.	A-47
6.2	Negative Covenants of CBOA.	A-47
6.3	Negative Covenants of B34.	A-51
6.4	Control of the Other Party’s Business.	A-52

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A-iii

LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Merger Agreement

B	Form of CBOA Voting and Support Agreement

C	Form of B34 Voting and Support Agreement

D-1	Form of Officer Agreement

D-2	Form of Officer Agreement

D-3	Form of Officer Agreement
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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 27, 2023, is by and between Bancorp 34, Inc., a Maryland corporation (“B34”), and CBOA Financial, Inc., an Arizona corporation (“CBOA”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.

RECITALS

WHEREAS, the board of directors of CBOA has unanimously approved and adopted the execution, delivery and performance by CBOA of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has determined to submit this Agreement and the consummation of the transactions contemplated hereby, including the Merger, for approval by CBOA’s shareholders;

WHEREAS, the board of directors of B34 has (i) unanimously approved the execution, delivery and performance by B34 of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, has determined that this Agreement and the transactions contemplated hereby is advisable, and (ii) determined to submit this Agreement and the consummation of the transactions contemplated hereby, including the Merger, for approval by B34’s stockholders;

WHEREAS, the board of directors of CBOA, subject to the terms of this Agreement, has agreed to recommend that CBOA’s shareholders adopt this Agreement and the transactions contemplated hereby (the “CBOA Recommendation”);

WHEREAS, the board of directors of B34, subject to the terms of this Agreement, has agreed to recommend that B34’s stockholders adopt this Agreement and the transactions contemplated hereby (the “B34 Recommendation”);

WHEREAS, as a material inducement and as additional consideration to B34 to enter into this Agreement, each of the directors of CBOA and Commerce Bank of Arizona, have entered into a voting and support agreement with B34 as of the date hereof (each a “CBOA Support Agreement” and collectively, the “CBOA Support Agreements”), in the form attached hereto as Exhibit B, pursuant to which each such person has agreed, among other things, to vote all shares of CBOA Common Stock owned by such person in favor of the adoption of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a material inducement and as additional consideration to CBOA to enter into this Agreement, each of the directors of B34 and Bank 34, have entered into a voting and support agreement with CBOA as of the date hereof (each a “B34 Support Agreement” and collectively, the “B34 Support Agreements”), in the form attached hereto as Exhibit C, pursuant to which each such person has agreed, among other things, to vote all shares of B34 Common Stock owned by such person in favor of the adoption of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, B34 and CBOA intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code, and (iii) that B34 and CBOA will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code.

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NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
THE MERGER

1.1           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, CBOA shall merge with and into B34 (the “Merger”) pursuant to and in accordance with the Maryland General Corporation Law (the “MDGCL”) and the Arizona Business Corporation Act (the “ABCA”). B34 shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Maryland. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement. Upon the consummation of the Merger, the separate corporate existence of CBOA shall terminate.

1.2           Time and Place of Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Mountain Time on a date which shall be no later than five (5) Business Days after the satisfaction or waiver (subject to Law) all of the conditions set forth in Article 8 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3           Effective Time.

The Merger shall be consummated by filing articles of merger reflecting the Merger with the State Department of Assessments and Taxation of Maryland pursuant to the MDGCL and a statement of merger reflecting the Merger with the Arizona Corporation Commission – Corporate Division pursuant to the ABCA (collectively, the “Articles of Merger”), and if applicable, any federal or state bank Regulatory Authorities. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the State Department of Assessments and Taxation of Maryland and the Arizona Corporation Commission – Corporate Division or at such later time as may be mutually agreed upon by B34 and CBOA and specified in the Articles of Merger.

1.4           Restructure of Transactions.

B34 shall have the right to revise the structure of the Merger contemplated by this Agreement by merging a subsidiary of B34 with and into CBOA, provided, that no such revision to the structure of the Merger (a) shall result in any changes in the amount or type of consideration which the holders of shares of CBOA Common Stock are entitled to receive under this Agreement, (b) would impede or delay consummation of the Merger or the delivery of the opinions contemplated in Section 8.1(g), or (c) imposes any less favorable terms or conditions on CBOA, Commerce Bank of Arizona or the shareholders of CBOA. In such event, B34 shall provide written notice to CBOA in the manner provided in Section 10.7, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

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1.5           Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Bank 34 (“Bank 34”), a federally charted stock savings association and wholly owned subsidiary of B34, and Commerce Bank of Arizona (“Commerce Bank of Arizona”), an Arizona-chartered banking corporation and wholly owned subsidiary of CBOA, shall enter into the Bank Merger Agreement, in the form attached hereto as Exhibit A, with such changes thereto as B34 and CBOA shall mutually agree (the “Bank Merger Agreement”), pursuant to which Commerce Bank of Arizona will merge with and into Bank 34 (the “Bank Merger”), with Bank 34 as the surviving bank in the Bank Merger. The Bank Merger shall occur immediately following the Merger. In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filings of the applications for regulatory approval of the Bank Merger: (i) CBOA shall cause the board of directors of Commerce Bank of Arizona to approve the Bank Merger Agreement, and CBOA, as the sole shareholder of Commerce Bank of Arizona, shall approve the Bank Merger Agreement and CBOA shall cause the Bank Merger Agreement to be duly executed by Commerce Bank of Arizona and delivered to B34; (ii) as deemed necessary by B34, CBOA shall cause the board of directors of Commerce Bank of Arizona to approve the conversion of Commerce Bank of Arizona to approve the conversion of Commerce Bank of Arizona to a federal savings bank immediately prior to the Effective Time (the “Charter Conversion”) and to file an application for the Charter Conversion with the OCC; and (iii) B34 shall cause the board of directors of Bank 34 to approve the Bank Merger Agreement, and B34, as the sole stockholder of Bank 34, shall approve the Bank Merger Agreement and B34 shall cause the Bank Merger Agreement to be duly executed by Bank 34 and delivered to CBOA. Prior to the Effective Time, CBOA shall cause Commerce Bank of Arizona, and B34 shall cause Bank 34, to execute and file applicable articles of merger or certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Merger.

1.6           Tax Treatment of the Merger.

It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

ARTICLE 2
SURVIVING CORPORATION IN THE MERGER

2.1          Articles of Incorporation.

The articles of incorporation of B34 in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2           Bylaws.

The bylaws of B34 in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

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2.3           Directors and Officers.

The directors of B34 in office immediately prior to the Effective Time, together with such additional persons that the B34 has agreed to appoint pursuant to this Agreement and as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of B34 in office immediately prior to the Effective Time, and as may thereafter be appointed, shall serve as the officers of the Surviving Corporation, together with Paul Tees, who shall serve as Chief Credit Officer of Bank 34, Chris Webster, who shall serve as the President of the Surviving Corporation and of Bank 34, and Evan Anderson, who shall serve as the Chief Information Officer and Chief Risk Officer of the Surviving Corporation and of Bank 34, in each case from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1           Effect on CBOA Common Stock.

(a)            At the Effective Time, subject Section 3.6, by virtue of the Merger and without any action on the part of the Parties, each share of CBOA Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and Dissenting Shares, if any) shall be converted into the right to receive 0.24 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and non-assessable shares of B34 Common Stock (the “Merger Consideration”).

(b)          At the Effective Time, all shares of CBOA Common Stock shall no longer be deemed to be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CBOA Common Stock (the “Certificates”) and each non-certificated share of CBOA Common Stock (the “CBOA Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration; provided, that any Dissenting Shares shall thereafter represent only the right to receive payment as set forth in Section 3.7. Any shares of CBOA Common Stock held in the treasury of CBOA immediately prior to the Effective Time shall be retired and canceled.

(c)           If, prior to the Effective Time, the outstanding shares of CBOA Common Stock or the outstanding shares of B34 Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio. For the avoidance of doubt, B34 shall have the right to grant additional stock options or other equity-based awards under the B34 Equity Plans (collectively, “B34 Equity Awards”) representing up to 15,000 shares of B34 Common Stock without triggering an adjustment to the Exchange Ratio under this Section 3.1(c).

(d)           Each share of CBOA Common Stock issued and outstanding immediately prior to the Effective Time and owned by either of the Parties or their respective Subsidiaries (in each case other than shares of CBOA Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).

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3.2           Effect on CBOA Equity Awards

(a)            At the Effective Time, each award in respect of a share of CBOA Common Stock subject to vesting, repurchase or other lapse restriction granted under a CBOA Equity Plan that is outstanding immediately prior to the Effective Time (a “CBOA Restricted Stock Unit”) (hereinafter sometimes referred to collectively as the “CBOA Equity Awards”) shall vest (with any performance-based vesting condition applicable to such CBOA Restricted Stock Unit deemed to have been achieved to the extent set forth in the award agreement applicable to such CBOA Restricted Stock Unit) and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of CBOA Common Stock underlying such CBOA Restricted Stock Unit. The Surviving Corporation shall issue the consideration described in this Section 3.2(a), less applicable tax withholdings, within ten (10) days following the Closing Date.

(b)           At or prior to the Effective Time, the board of directors of CBOA and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 3.2.

(c)            For purposes of this Agreement, “CBOA Equity Plan” means the CBOA’s 2022 Omnibus Incentive Plan.

3.3           Exchange Procedures.

(a)            Promptly after the Effective Time, B34 shall deposit with an exchange agent selected by B34 and reasonably acceptable to CBOA (the “Exchange Agent”), for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of B34 Common Stock to which holders of CBOA Common Stock may be entitled pursuant to Section 3.6 (collectively, the “Exchange Fund”). In the event the Merger Consideration or cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.6), B34 shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of B34 Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3 and Section 3.6, the Exchange Fund will not be used for any other purpose.

(b)           Unless different timing is agreed to by B34 and CBOA, provided that CBOA has delivered or caused to be delivered, to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, as soon as reasonably practicable after the Effective Time, but in any event no more than five (5) Business Days after the Effective Time, B34 shall cause the Exchange Agent to mail to the shareholders of CBOA as of immediately prior to the Effective Time, appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of CBOA Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent). In the event any Certificate or CBOA Book-Entry Shares representing CBOA Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or CBOA Book-Entry Shares to be lost, stolen, mutilated, destroyed or are otherwise missing, and, if requested by the Exchange Agent, the posting by such Person of a bond in such amount as B34 may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate or CBOA Book-Entry Shares, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate or CBOA Book-Entry Shares the Merger Consideration. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. B34 shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1(a). B34 or its Exchange Agent will maintain a book entry list of B34 Common Stock to which each former holder of CBOA Common Stock is entitled. Certificates evidencing B34 Common Stock into which CBOA Common Stock has been converted will not be issued.

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(c)           Unless different timing is agreed to by B34 and CBOA, at the Effective Time, each holder of shares of CBOA Common Stock (other than Extinguished Shares) issued and outstanding as of immediately prior to the Effective Time shall surrender the Certificate or Certificates or CBOA Book-Entry Shares representing such shares to the Exchange Agent and (except with respect to Dissenting Shares, which shall receive the consideration described in Section 3.7) shall promptly upon surrender thereof, receive in exchange therefor the Merger Consideration provided in Section 3.1(a) without interest, pursuant to this Section 3.3. The Certificate or Certificates of CBOA Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Neither B34 nor the Exchange Agent shall be obligated to deliver the Merger Consideration to which any former holder of CBOA Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or affidavit of loss and indemnity bond in lieu thereof as provided in Section 3.3(b)) or CBOA Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.3(b)) for exchange as provided in this Section 3.3. Similarly, no dividends or other distributions in respect of the B34 Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates or CBOA Book-Entry Shares until such Certificate or Certificates (or affidavit of loss and indemnity bond in lieu thereof as provided in Section 3.3(b)) or CBOA Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3. After the surrender of a Certificate or Certificates (or affidavit of loss and indemnity bond in lieu thereof as provided in Section 3.3(b)) or CBOA Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.3(b)) in accordance with this Section 3.3, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of B34 Common Stock represented by such Certificate or the CBOA Book-Entry Shares. Notwithstanding anything in Sections 3.3(b) or (c) to the contrary, to the extent any terms and conditions provided for in an agreement between B34 and the Exchange Agent (the “Exchange Agent Agreement”) require a modification of or differ from the procedures provided in Section 3.3(b) or this Section 3.3(c), said terms and conditions contained in the Exchange Agent Agreement shall control. B34 shall provide CBOA with a draft of the Exchange Agent Agreement prior to its execution thereof and such Exchange Agent Agreement shall be subject to CBOA’s review and consent, such consent not to be unreasonably withheld, conditioned or delayed.

(d)           Each of B34 and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CBOA Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Governmental Authority. To the extent that any amounts are so withheld by B34, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CBOA Common Stock, as applicable, in respect of which such deduction and withholding was made by B34, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)           Any portion of the Merger Consideration delivered to the Exchange Agent by B34 pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of CBOA Common Stock for twelve (12) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to B34. Any holder of shares of CBOA Common Stock who has not theretofore complied with this Section 3.3 shall thereafter look only to B34 for the consideration deliverable in respect of each share of CBOA Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of CBOA Common Stock or CBOA Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of B34 Common Stock and cash in lieu of any fractional share would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other Law, become the property of B34 (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor either Party to this Agreement shall be liable to any holder of stock represented by any Certificate or CBOA Book-Entry Shares for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or

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similar Laws. B34 and the Exchange Agent shall be entitled to rely upon the stock transfer books of CBOA to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates or CBOA Book-Entry Shares, B34 and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.4           Effect on B34 Common Stock.

At and after the Effective Time, each share of B34 Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.5           Rights of Former CBOA Shareholders.

At the Effective Time, the stock transfer books of CBOA shall be closed as to holders of CBOA Common Stock and no transfer of CBOA Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate or CBOA Book Entry Shares theretofore representing shares of CBOA Common Stock (other than Certificates or CBOA Book Entry Shares representing Extinguished Shares and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in this Article 3.

3.6           Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of CBOA Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of B34 Common Stock (after taking into account all Certificates and CBOA Book-Entry Shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of B34 Common Stock multiplied by the B34 Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.7           Dissenters’ Rights.

Notwithstanding anything in this Agreement to the contrary, shares of CBOA Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of such shares shall have (a) not voted in favor of the Merger nor consented thereto in writing, (b) properly complied with Section 10-1301 et seq. of the ABCA and any other Law as to dissenters’ rights, including by providing the notice of intent to demand payment required by Section 10-1321 thereof, and (c) not effectively withdrawn or lost such holder’s rights to dissent (each, a “Dissenting Share”), if any, shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(a), but instead at the Effective Time shall become the right to payment, solely from the B34, of the fair value of such shares plus accrued interest in accordance with the provisions of the ABCA. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder (i) fails to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the ABCA, (ii) fails to establish its entitlement to dissenter’s rights as provided in the ABCA, or (iii) fails to take any action the consequence of which is that such holder is not entitled to payment for its shares under the ABCA, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the ABCA, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the ABCA shall be forfeited and cease and if such forfeiture shall occur following the Closing Date, each of such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without

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interest thereon, the Merger Consideration pursuant to Section 3.1(a). The Joint Proxy Statement/Prospectus shall include the notification required by the ABCA, and CBOA shall deliver prompt notice to B34 of any demands for appraisal of any shares of CBOA Common Stock. Prior to the Effective Time, CBOA shall not, without the prior written consent of B34, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CBOA

Except as set forth on the CBOA Disclosure Memorandum; provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the CBOA Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by CBOA that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article 4 shall be deemed to qualify (1) any other section of this Article 4 specifically referenced or cross-referenced and (2) other sections of this Article 4 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, CBOA represents and warrants to B34 as follows:

4.1          Organization, Standing, and Power.

CBOA is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arizona and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”) and, if deemed necessary by B34, upon and following the completion of the Charter Conversion, will become a savings and loan holding company duly registered with the Federal Reserve under the Home Owners’ Loan Act of 1933 (“HOLA”). Commerce Bank of Arizona is an Arizona-chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and, if deemed necessary by B34, upon and following completion of the Charter Conversion, will be authorized by the OCC to engage in the business of banking as a federal savings bank. Each of CBOA and Commerce Bank of Arizona has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of CBOA and Commerce Bank of Arizona is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBOA. The articles of incorporation, as amended, of CBOA and the charter, as amended, of Commerce Bank of Arizona and the bylaws of CBOA and Commerce Bank of Arizona have been made available to B34 for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect all amendments thereto. Commerce Bank of Arizona is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Commerce Bank of Arizona are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

4.2          Authority of CBOA; No Breach By Agreement.

(a)           CBOA has the corporate power and authority necessary to execute and deliver this Agreement, and subject to the Requisite CBOA Shareholder Approval and the Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the board of directors of CBOA, and the board of directors of CBOA has adopted this Agreement. The board of directors of CBOA has determined that the Merger, on the terms and conditions set forth in this

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Agreement, is in the best interests of CBOA and its shareholders and has directed that this Agreement, and the transactions contemplated hereby be submitted to the CBOA shareholders for adoption and approval at a meeting of such shareholders in accordance with the terms of this Agreement and has adopted a resolution to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the holders of a majority of the shares of CBOA Common Stock entitled to be cast thereon (the “Requisite CBOA Shareholder Approval”) and (ii) the adoption and approval of the Bank Merger Agreement by CBOA as Commerce Bank of Arizona’s sole shareholder, no other corporate proceedings on the part of CBOA are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CBOA and constitutes a valid and binding obligation of CBOA, enforceable against CBOA in accordance with its terms (except in all cases as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)           Neither the execution and delivery of this Agreement by CBOA, nor the consummation by CBOA and Commerce Bank of Arizona of the transactions contemplated hereby, nor compliance by CBOA and Commerce Bank of Arizona with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, as amended, or bylaws of CBOA or the articles of incorporation (or equivalent document) or bylaws of any Subsidiary of CBOA or any resolution adopted by the board of directors or the shareholders of any CBOA Entity, or (ii) except as disclosed in Section 4.2(b) of the CBOA Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CBOA Entity under, any CBOA Material Contract or any Permit of any CBOA Entity, or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to CBOA or any of its Subsidiaries or any of their respective properties or assets.

(c)            Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the OCC, the FDIC, the Arizona Department of Insurance and Financial Institutions, and any state Regulatory Authority having jurisdiction over CBOA, and (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices set forth on Section 4.2(c) of the CBOA Disclosure Memorandum, (iii) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of B34’s stockholders’ and CBOA’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and of the registration statement on Form S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, to be filed with the SEC by B34 in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration by the SEC of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland and the Arizona Corporation Commission – Corporate Division, (v) the filing of applications, filings and notices and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states, (vi) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder, (vii) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (viii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 if any (collectively, the “Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by CBOA and Commerce Bank of Arizona of the Merger and the other transactions contemplated by this Agreement.

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4.3          Capital Stock.

As of the date of this Agreement, the authorized capital stock of CBOA consists of 50,000,000 shares of CBOA Common Stock. As of the date of this Agreement, there are (i) 10,414,660 shares of CBOA Common Stock outstanding, (ii) 70,000 shares of CBOA Common Stock held in treasury, (iii) 49,633 shares of CBOA Common Stock reserved for issuance upon the vesting of outstanding CBOA Restricted Stock Units, and (iv) 509,395 shares of CBOA Common Stock reserved for issuance pursuant to future grants under the CBOA Equity Plan. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of CBOA issued, reserved for issuance or outstanding. All of the issued and outstanding shares of CBOA Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of CBOA are entitled to vote. Except as set forth on Section 4.3 of the CBOA Disclosure Memorandum, no trust preferred or subordinated debt securities of CBOA are issued or outstanding. Other than CBOA Equity Awards issued prior to the date of this Agreement as described in this Section 4.3, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, restricted stock awards, restricted stock units, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in CBOA, or contracts, commitments, understandings or arrangements by which CBOA may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in CBOA, or that otherwise obligate CBOA to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which CBOA is a party or is bound with respect to the voting or transfer of CBOA Common Stock or other equity interests of CBOA.

4.4           Subsidiaries of CBOA.

CBOA has no Subsidiaries except as set forth in Section 4.4 of the CBOA Disclosure Memorandum, and CBOA owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another CBOA Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another CBOA Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any CBOA Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another CBOA Entity). There are no Contracts relating to the Rights of any CBOA Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by CBOA free and clear of any Lien except as set forth in Section 4.4 of the CBOA Disclosure Memorandum. Each Subsidiary is duly qualified or licensed to transact business in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBOA. The articles of incorporation, bylaws and other organizational documents for the Subsidiaries have been made available to B34 for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.

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4.5           Financial Statements.

(a)            Copies of (i) CBOA’s consolidated audited financial statements including the financial information of CBOA as of December 31, 2022, 2021 and 2020 and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended (collectively, the “CBOA Audited Financial Statements”), (ii) the Consolidated Income Statement of Commerce Bank of Arizona that were filed by Commerce Bank of Arizona prior to the date hereof in 2023, 2022, 2021 and 2020 (collectively, the “CBOA Call Reports”), and (iii) the unaudited consolidated balance sheet of CBOA as of March 31, 2023 (the “CBOA Balance Sheet Date”) and the related statements of comprehensive income (loss) for the three-month period then ended (including the related notes and schedules thereto) ((i), (ii) and (iii) together, the “CBOA Financial Statements”) have previously been made available to B34.

(b)           Subject to the assumptions and qualifications set forth therein, the CBOA Financial Statements, when read together, (i) present fairly, in all material respects, the financial position of CBOA and its Subsidiaries, at their dates and the results of operations and changes in stockholders’ equity of CBOA for the periods indicated, (ii) have been prepared in accordance with the books and records of CBOA and its Subsidiaries, (iii) have been prepared in accordance with GAAP or regulatory accepted accounting procedures pursuant to regulatory requirements applied on a consistent basis throughout the periods covered thereby and (iv) complied, as of their respective dates, in all material respects with applicable accounting requirements with respect thereto. As of their respective filing dates, the CBOA Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable Governmental Authority or body, as the case may be. The books and records of CBOA and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP or regulatory accepted accounting procedures pursuant to regulatory requirements and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent public accounting firm of CBOA has resigned (or informed CBOA that it intends to resign) or been dismissed as independent public accountants of CBOA as a result of, or in connection with, any disagreements with CBOA on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)           Except as set forth in the CBOA Financial Statements or on any schedules thereto, neither CBOA nor any of its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of CBOA or its Subsidiaries). Neither CBOA nor any of its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.

(d)           The records, systems, controls, data and information of CBOA and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of CBOA or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on CBOA. CBOA and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and Law. None of CBOA, its Subsidiaries, or to CBOA’s Knowledge, any director, officer, employee, agent or other person acting on behalf of CBOA or any of its Subsidiaries, has made any fraudulent entry on the books or records of CBOA or any of its Subsidiaries. Neither CBOA nor any of its Subsidiaries nor, to CBOA’s Knowledge, any director, senior executive officer, auditor, or independent accountant of CBOA or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of CBOA or any Subsidiary of CBOA or their respective internal accounting controls.

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(e)           CBOA and its Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to CBOA and its Subsidiaries is made known in a timely manner to the appropriate executive officer by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to CBOA’s outside auditors and the audit committee of CBOA’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect CBOA’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CBOA’s internal controls over financial reporting.

4.6          Absence of Undisclosed Liabilities.

Neither CBOA nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the CBOA Financial Statements (including any notes thereto), (ii) those liabilities incurred in the ordinary course of business consistent with past practice from the CBOA Balance Sheet Date through the date of this Agreement, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither CBOA nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among CBOA and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CBOA or any of its Subsidiaries in CBOA’s or such Subsidiary’s financial statements.

4.7          Absence of Certain Changes or Events.

Except as disclosed in the CBOA Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the CBOA Disclosure Memorandum, since December 31, 2022, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to CBOA and its Subsidiaries, taken as a whole, and (ii) the CBOA Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term “ordinary course,” with respect to either the CBOA Entities or the B34 Entities, shall take into account the commercially reasonable actions taken by such party in response to (A) the Pandemic and the Pandemic Measures.

4.8          Tax Matters.

Except as set forth in Section 4.8 of the CBOA Disclosure Memorandum:

(a)           All CBOA Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the CBOA Entities is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes of the CBOA Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the CBOA Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any CBOA Entity does not file a Tax Return that such CBOA Entity may be subject to Taxes by that jurisdiction.

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(b)           None of the CBOA Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of any CBOA Entity, any Tax Returns of any CBOA Entity, or the assets of any CBOA Entity. No issue has been raised by a Taxing Authority in any prior examination of any CBOA Entity, which, by application of the same or similar principles, would reasonably be expected to result in a proposed material deficiency for any subsequent taxable period. None of the CBOA Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)           Each CBOA Entity has complied in all material respects with all Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)           The unpaid Taxes of each CBOA Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such CBOA Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the CBOA Entities in filing their Tax Returns.

(e)            None of the CBOA Entities is a party to any Tax allocation or sharing agreement, and none of the CBOA Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CBOA) or has any Tax Liability of any Person (other than CBOA or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)            During the five-year period ending on the date hereof, none of the CBOA Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)           Neither CBOA nor Commerce Bank of Arizona has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)           None of the CBOA Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 162(m) or 404 of the Code, or which could be subject to withholding under Section 4999 of the Code. None of the CBOA Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of CBOA that will be required under applicable Tax Law to be reported by B34, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the CBOA Entities disclosed in Section 4.8(h) of the CBOA Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

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(i)             Each CBOA Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(j)             No CBOA Entity is subject to any private letter ruling of the United States Internal Revenue Service (the “IRS”) or comparable rulings of any Taxing Authority.

(k)            No property owned by any CBOA Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(l)             No CBOA Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(m)           CBOA has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n)           No CBOA Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).

(o)           CBOA has made available to B34 complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of the CBOA Entities relating to the taxable periods since December 31, 2019, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the CBOA Entities.

(p)           No CBOA Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any CBOA Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the CBOA Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(q)           No CBOA Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(r)            No CBOA Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to CBOA or any CBOA Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with CBOA or a CBOA Entity prior to the Effective Time.

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4.9          Allowance for Loan Losses.

The allowances for loan and lease losses and for credit losses contained in the CBOA Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 7.7, as the case may be, were and will be established in accordance with the practices and experiences of CBOA and its Subsidiaries and were and will be in accordance with the requirements of GAAP.

4.10          Loans.

(a)            Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit (collectively, “Loans”) originated or acquired by CBOA and its Subsidiaries (i) complies in all material respects with all Laws, (ii) has been made, entered into or acquired by CBOA or one of its Subsidiaries in material compliance with customary loan policies approved by CBOA’s or its Subsidiary’s board of directors, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, CBOA or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to CBOA’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by Enforceability Exceptions, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Section 4.10, the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)           CBOA and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of March 31, 2023 (i) are contractually past due ninety (90) days or more in the payment of principal or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Section 4.10(b) of the CBOA Disclosure Memorandum sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by CBOA or its Subsidiaries as of March 31, 2023, including the book value thereof based on the last available appraisal. True, correct and complete copies of the currently effective lending policies and practices of CBOA and each of its Subsidiaries have been made available to B34.

(c)            Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, CBOA’s or its Subsidiary’s underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects. CBOA and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(d)           Except as set forth on Section 4.10(d) of the CBOA Disclosure Memorandum, none of the agreements pursuant to which CBOA or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of CBOA or its Subsidiaries, as applicable.

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(e)           CBOA has made available to B34 true and correct copies of the loan files, requested in writing by B34, related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.

(f)            All payments made on the Loans have been properly credited to the respective Loan.

(g)            Except as set forth in Section 4.10(g) of the CBOA Disclosure Memorandum, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by CBOA or its Subsidiaries’ subject to CBOA or its Subsidiary fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.

(h)           Section 4.10(h) of the CBOA Disclosure Memorandum sets forth a list of all Loans by CBOA and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of CBOA or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of CBOA on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Laws. Each Loan disclosed on Section 4.10(h) of the CBOA Disclosure Memorandum has been made on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

4.11        Interest Rate Risk Management Instruments.

Except as set forth on Section 4.11 of the CBOA Disclosure Memorandum, neither CBOA nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. All instruments, agreements and arrangements set forth on Section 4.11 of the CBOA Disclosure Memorandum were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CBOA or one of its Subsidiaries enforceable in accordance with their terms, and are in full force and effect. CBOA and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to CBOA’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.12        Investment Portfolio.

All investment securities held by CBOA or its Subsidiaries, as reflected in the CBOA Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by applicable bank Regulatory Authorities. Each of CBOA and its Subsidiaries have good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the CBOA Financial Statements or in Section 4.12 of the CBOA Disclosure Memorandum and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of CBOA or its Subsidiaries. None of the securities reflected in the CBOA Financial Statements as of March 31, 2023, and none of the securities since acquired by CBOA or Commerce Bank of Arizona is subject to any restriction, whether contractual or statutory, which impairs the ability of CBOA or Commerce Bank of Arizona to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with any Law. CBOA and each of its Subsidiaries employs

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investment, securities risk management and other policies, practices and procedures that CBOA and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and CBOA and its Subsidiaries have, since January 1, 2021, been in material compliance with such policies, practices and procedures in all material respects.

4.13        Deposits.

The deposit accounts of Commerce Bank of Arizona are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Commerce Bank of Arizona, and Commerce Bank of Arizona’s records accurately reflect such accrual of interest. Except as disclosed on Section 4.13 of the CBOA Disclosure Memorandum, the deposit accounts of Commerce Bank of Arizona have been originated and in accordance with the terms of the respective governing documents and in compliance with all Laws. There is no action by the FDIC to terminate Commerce Bank of Arizona’s deposit insurance and Commerce Bank of Arizona has not received any written claim or notice threatening action alleging any of the foregoing. Except as set forth on Section 4.13 of the CBOA Disclosure Memorandum, none of the deposits of Commerce Bank of Arizona are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2).

4.14          Bank Secrecy Act, Anti-Money Laundering and OFAC, and Customer Information. CBOA has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by CBOA or Commerce Bank of Arizona pursuant to 12 C.F.R. Part 364. CBOA has no Knowledge of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of CBOA and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The board of directors of CBOA (or, where appropriate, the board of directors (or similar governing body) of any of CBOA’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.15        CRA Compliance.

Commerce Bank of Arizona is “well capitalized” (as that term is defined at 12 C.F.R. 324.403) and its most recent examination rating under the Community Reinvestment Act (“CRA”), was “satisfactory” or better. To CBOA’s Knowledge, there is no fact or circumstance or set of facts or circumstances under which CBOA would reasonably expect (x) Commerce Bank of Arizona to receive any notice of non-compliance with such provisions of the CRA or (y) Commerce Bank of Arizona’s CRA rating to decrease below the “satisfactory” level. To CBOA’s Knowledge, there is no reason that Commerce Bank of Arizona’s CRA rating would result in the Regulatory Approvals being denied or delayed.

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4.16        Title to Assets; Real Property.

(a)            Except as disclosed in Section 4.16(a) of the CBOA Disclosure Memorandum or as disclosed or reserved against in the CBOA Financial Statements delivered prior to the date of this Agreement, the CBOA Entities have good and marketable title, free and clear of all Liens except for Permitted Encumbrances, to all of their respective Assets. In addition, to the Knowledge of CBOA, all tangible properties used in the businesses of the CBOA Entities are in operating condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CBOA’s past practices.

(b)           Section 4.16(b) of the CBOA Disclosure Memorandum sets forth a true, correct and complete list of all “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by CBOA or one of its Subsidiaries and which are not used for the operations of CBOA. Except for OREO, none of CBOA or any of its Subsidiaries owns any real property.

(c)           Section 4.16(c) of the CBOA Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which CBOA or one of its Subsidiaries is a lessee or lessor (the “CBOA Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “CBOA Real Property”). All such CBOA Leases are valid, legally binding on CBOA or one of its Subsidiaries, and in full force and effect, and enforceable in accordance with their terms, subject to Enforceability Exceptions, regardless of whether such enforceability is considered in a proceeding at law or in equity. Other than as set forth on Section 4.16(c) of the CBOA Disclosure Memorandum, there is not under any of the CBOA Leases: (i) any material existing default by CBOA or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to CBOA’s Knowledge, any material default or claim of default against any lessor to or lessee of CBOA or its Subsidiaries, or any material event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated by this Agreement will not result in a material breach or default under any of the CBOA Leases, and, except as set forth on Section 4.16(c) of the CBOA Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. CBOA has made available to B34 true, correct and complete copies of the CBOA Leases, and no Lease has been modified in any material respect since the date it was made available. Except as set forth on Section 4.16(c) of the CBOA Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither CBOA nor any of its Subsidiaries has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to CBOA’s Knowledge, threatened condemnation proceedings against the CBOA Real Property.

4.17        Intellectual Property.

Section 4.17 of the CBOA Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of CBOA and Commerce Bank of Arizona, as conducted. Except as disclosed in Section 4.17 of the CBOA Disclosure Memorandum, each CBOA Entity owns or has a license to use all of the Intellectual Property used by such CBOA Entity in the course of its business, including sufficient rights in each copy possessed by each CBOA Entity except where any such failure would not be material to CBOA and its Subsidiaries, taken as a whole. Each CBOA Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CBOA Entity in connection with such CBOA Entity’s business operations, and such CBOA Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of CBOA, no CBOA Entity is in Default under any of its Intellectual Property licenses except where such Default would not be material to CBOA and its Subsidiaries, taken as a whole. No proceedings have been instituted or are pending or to the Knowledge of CBOA threatened, which challenge the rights of any CBOA Entity with respect to Intellectual Property used, sold, or licensed by

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such CBOA Entity in the course of its business, nor has any person claimed or alleged that any CBOA Entity has misappropriated any rights to such Intellectual Property. To the Knowledge of CBOA, the conduct of the business of the CBOA Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.17 of the CBOA Disclosure Memorandum, no CBOA Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. Except as disclosed in Section 4.17 of the CBOA Disclosure Memorandum, CBOA does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a CBOA Entity.

4.18        Environmental Matters.

(a)           Except as set forth on Section 4.18(a) of the CBOA Disclosure Memorandum, (i) no notice, notification, demand, request for information, citation, summons or order has been received by CBOA or any of its Subsidiaries, no complaint has been filed against CBOA or any of its Subsidiaries, no penalty has been assessed against CBOA or any of its Subsidiaries, and no government investigation, private investigation, action, claim or suit, including by any third party, is pending or, to CBOA’s Knowledge, is threatened against CBOA or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Laws, (ii) to CBOA’s Knowledge, there is no reasonable basis for any notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation, action claim or suit referred to in subclause (i) above, (iii) CBOA, each of its Subsidiaries, the CBOA Real Property and, to CBOA’s Knowledge, all OREO are, and have been, in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters, (iv) neither CBOA nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location, and (v) neither CBOA nor any of its Subsidiaries is party to any agreement, Order, letter agreement, settlement agreement or memorandum of agreement that imposes any obligations under any Environmental Law. Each of CBOA and its Subsidiaries has developed, incorporated into its policies and is undertaking commercially reasonable risk management procedures in connection with its origination and servicing of loans, including in the exercise of any rights in the event of a borrower default, so as to protect against the risk of potential liability to CBOA or any of its Subsidiaries under any Environmental Laws.

(b)            Except as set forth on Section 4.18(b) of the CBOA Disclosure Memorandum, to CBOA’s Knowledge, there has been no release of any Hazardous Substance by CBOA or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability, including liability to third parties, under applicable Environmental Laws.

(c)            Except as set forth on Section 4.18(c) of the CBOA Disclosure Memorandum, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current, or to CBOA’s Knowledge any former, properties or facilities while owned or operated by CBOA or any of its Subsidiaries or as a result of any operations or activities of CBOA or any of its Subsidiaries at any location, and no other condition exists with respect to CBOA or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to CBOA’s Knowledge, Hazardous Substances are not otherwise present at any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to CBOA or any of its Subsidiaries under any Environmental Law.

(d)           CBOA has delivered to B34 true, correct and complete copies and results of any reports, studies, analyses, tests, communications or other monitoring documents in the possession, custody or control of CBOA pertaining to Hazardous Substances at the CBOA Real Property, and to CBOA’s Knowledge, all OREO, concerning compliance by CBOA or any of its Subsidiaries with Environmental Laws.

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4.19         Compliance with Laws.

(a)            CBOA and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, fair lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.

(b)           CBOA and each of its Subsidiaries hold, and have at all times since January 1, 2020 held, all material licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to CBOA’s Knowledge, no suspension or cancellation of any such necessary and material license, franchise, Permit or authorization is threatened.

(c)            None of CBOA, any Subsidiary of CBOA, or to CBOA’s Knowledge any of their respective directors or officers, employees, agents or other Persons acting at the direction of CBOA or a Subsidiary of CBOA has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(d)           Neither CBOA nor any of its Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement, or other similar organizational document (collectively, “CBOA Charter Documents”), or (ii) any material Permit which it holds.

(e)           CBOA has implemented one or more policies addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies and other material policies as may be required by any Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to B34. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

(f)            CBOA maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under Law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To CBOA’s Knowledge, CBOA has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CBOA. To CBOA’s Knowledge, there are no data security or other technological vulnerabilities with respect to CBOA’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CBOA.

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4.20        Labor Relations.

(a)           Schedule 4.20(a) of the CBOA Disclosure Memorandum contains a list of all employees of each CBOA Entity, including each employee on leave of absence or layoff status, and for each: employer; name; department; job title; current salary paid or payable, and if on leave of absence or layoff status, type of leave and expected date of return.

(b)           Except as disclosed in Section 4.20(b) of the CBOA Disclosure Memorandum, employment of each employee and individuals engaged as an independent contractor of each CBOA Entity is terminable at will by the relevant CBOA Entity without (i) any penalty, liability or severance obligation incurred by any CBOA Entity, (ii) and in all cases without prior consent by any Governmental Authority. No CBOA Entity will owe any amounts to any of its employees or individuals engaged as independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred, properly accrued for and recorded in CBOA’s books and records, and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.20(b) of the CBOA Disclosure Memorandum.

(c)           All of the employees employed by any CBOA Entity perform their services in the United States and are either United States citizens or are, to the Knowledge of CBOA, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each CBOA Entity has complied with E-Verify and any comparable Law. No CBOA Entity is a party to any employee leasing, professional employer organization (PEO), or management services agreement with any Person.

(d)           To the Knowledge of CBOA, no employee, individual engaged as an independent contractor, officer or director of any CBOA Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee, independent contractor, officer or director of a CBOA Entity or, following the Effective Time, B34 or any of its Subsidiaries, or (ii) the ability of B34 or any of its Subsidiaries to conduct its business. To CBOA’s Knowledge, no employee, independent contractor, officer or director has communicated to any CBOA Entity, or to any of their officers or directors, that such Person intends to cancel or otherwise terminate such Person’s employment or service prior to or as a result of the consummation of the transactions contemplated hereby.

(e)           No CBOA Entity is the subject of any Litigation asserting that it or any other CBOA Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other CBOA Entity to bargain with any labor organization, trade union, workers council, or other employee representative as to wages or conditions of employment, nor is any CBOA Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, legally binding commitment, or other Order relating to any CBOA Entity’s relationship or dealings with its employees, any labor organization, trade union, workers council, or any other employee representative. There is no strike, slowdown, lockout, work stoppage, or other job action or labor dispute involving any CBOA Entity pending or, to the Knowledge of CBOA, threatened, and there have been no such actions or disputes in the past five (5) years. To the Knowledge of CBOA, there has not been any attempt by any CBOA Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any CBOA Entity.

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(f)            No CBOA Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any CBOA Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any CBOA Entity; and no CBOA Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(g)           All CBOA Entities are and for the past three (3) years have been in material compliance with all Laws pertaining to employment and employment practices with respect to the current or former employees and independent contractors, and applicants for employment, of CBOA Entities, including all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and social security taxes, and there are no pending, or, to the Knowledge of CBOA, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws

4.21        Employee Benefit Plans.

(a)           CBOA has disclosed in Section 4.21(a) of the CBOA Disclosure Memorandum, and has delivered or made available to B34 prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any CBOA Entity or any ERISA Affiliate thereof for the benefit of current or former employees or independent contractors, or their dependents, spouses, or other beneficiaries, or under which such Persons are eligible to participate (each, a “CBOA Benefit Plan,” and collectively, the “CBOA Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any CBOA Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the CBOA Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “CBOA Retirement Plan.”

(b)           Neither CBOA nor any of its ERISA Affiliates has ever sponsored or contributed to, or had an obligation to contribute to, or would reasonably be expected to have any Liability with respect to, any employee pension benefit plan (within the meaning of ERISA Section 3(2)) that is a “defined benefit plan” (as defined in Code Section 414(j)), is subject to Title IV of ERISA, is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)), is subject to Section 412 of the Code or Section 302 of ERISA, or is a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.

(c)           CBOA has delivered or made available to B34 prior to the execution of this Agreement the following with respect to each CBOA Benefit Plan, to the extent applicable, (i) the governing plan documents, including all trust agreements, life insurance contracts, and other funding arrangements, and all amendments thereto (or, if such plan is not written, an accurate description of the material terms thereof), (ii) the most recent favorable determination letters or opinion letters for each such plan intended to be qualified under Section 401(a) of the Code, and all rulings, information letters, or advisory opinions issued during this calendar year or any of the preceding three (3) calendar years, each as issued by the IRS, the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”), (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2021-30 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for the current plan year and the three (3) preceding plan years, (v) the most recent summary plan description, schedule of benefits, or other summary, and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC received or sent during this calendar year or any of the preceding three (3) calendar years.

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(d)           Each CBOA Benefit Plan has been operated, in all material respects, in compliance with its terms and the requirements of all Laws, including the Code and ERISA. Each CBOA Retirement Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, in the alternative, appropriately relies upon an opinion or advisory letter issued to a prototype or volume submitter plan under which the CBOA Retirement Plan has been adopted and, to the Knowledge of CBOA, there exist no circumstances likely to result in revocation of any such favorable determination, opinion or advisory letter. CBOA has not received any written communication from any Governmental Authority questioning or challenging the compliance of any CBOA Benefit Plan with its terms or Laws. No CBOA Benefit Plan has received a notice of audit or is currently being audited by any Governmental Authority for compliance with Laws or has been audited with a determination by any Governmental Authority that the CBOA Benefit Plan failed to comply with Laws.

(e)            To the Knowledge of CBOA, there has been no oral or written representation or communication made by or on behalf of CBOA with respect to any material aspect of any CBOA Benefit Plan which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plan. Neither CBOA, any CBOA Entity, nor, to the Knowledge of CBOA, any administrator or fiduciary of, or party in interest with respect to, any CBOA Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject CBOA, any CBOA Entity, or B34 or its Subsidiaries, to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA or other Law, including the prohibited transaction rules set forth in Code Section 4975(c) or ERISA Section 406. There are no unresolved claims or disputes under the terms of or in connection with any CBOA Benefit Plans, other than routine claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any CBOA Benefit Plan other than routine claims for benefits. Each CBOA Benefit Plan may be amended or terminated by CBOA without the consent of any Person. No CBOA Retirement Plan is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

(f)            All CBOA Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the CBOA Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and have been distributed to participants of the CBOA Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(g)           Each CBOA Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, including the market reform mandates and the employer-shared responsibility requirements, and to the Knowledge of CBOA, no event has occurred nor circumstances exist that would reasonably be expected to cause any CBOA Entity to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. Each CBOA Entity has complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056. No CBOA Entity has ever sponsored or maintained, and no current or former CBOA Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(h)           Except as disclosed in Section 4.21(h) of the CBOA Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no CBOA Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the CBOA Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such CBOA Entity to

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unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or life benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any CBOA Benefit Plan or other plan or arrangement, and to the Knowledge of CBOA, no circumstance exists that could give rise to such Taxes.

(i)            Except as disclosed in Section 4.21(i) of the CBOA Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) to any current or former employee or independent contractor (or beneficiary thereof) becoming due from any CBOA Entity or under any CBOA Benefit Plan, (ii) increase any benefits otherwise payable under any CBOA Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any CBOA Entity or the rights of any CBOA Entity in, to or under any insurance on the life of any current or former employee or independent contractor of any CBOA Entity, or change any Rights or obligations of any CBOA Entity with respect to such insurance.

(j)            Section 4.21(j) of the CBOA Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of (i) the estimated amount of all payments and benefits payable by any CBOA Entity to any current or former employee or other service provider (as determined based on the valuation principles described in Section 280G of the Code and the Treasury Regulations promulgated thereunder), pursuant to any employment, salary continuation, bonus, change in control, or other agreements, plans or arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”), (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(k)           The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of current and former employees of any CBOA Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the CBOA Financial Statements in all material respects, to the extent required by and in accordance with GAAP.

(l)            Each current and former CBOA Benefit Plan that is or was a “nonqualified deferred compensation arrangement” (within the meaning of Section 409A of the Code) has (i) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans; and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans, or, in each case, is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(m)         All individuals who render services to any CBOA Entity and who participate in a CBOA Benefit Plan pursuant to the terms of such CBOA Benefit Plan are in fact eligible to and authorized to participate in such CBOA Benefit Plan. All CBOA Entities have, for purposes of the CBOA Benefit Plans and all other purposes, correctly classified all individuals performing services for such CBOA Entity as common law employees, independent contractors, or agents, as applicable.

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(n)            Except as disclosed in Section 4.21(n) of the CBOA Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation or its Subsidiaries shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as CBOA presently holds. Each CBOA Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

4.22        Material Contracts.

Section 4.22 of the CBOA Disclosure Memorandum sets forth a list of each of the following Contracts of CBOA or its Subsidiaries (each, a “CBOA Material Contract”):

(a)           any lease of real property pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2023 were in excess of $25,000;

(b)           any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate annual payments or obligations of $100,000 or more;

(c)           any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of CBOA or its Subsidiaries;

(d)           any partnership, joint venture or other similar Contract;

(e)            any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(f)            any trust indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by CBOA or its Subsidiaries for the borrowing of money or the deferred purchase price of property or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset), except for deposits received in the ordinary course of business and any such agreement or commitment with an aggregate outstanding principal amount not exceeding $250,000;

(g)           any Contract that creates future annual payments or obligations in excess of $100,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;

(h)           any naming rights, license, franchise or similar Contract, other than non-exclusive licenses granted to CBOA or any of its Subsidiaries for the use of commercially available off-the-shelf software or information technology services;

(i)            any settlement, consent, or similar Contract (including with a Governmental Authority) that contains any continuing material obligations of CBOA or any of its Subsidiaries;

(j)             any CBOA Related Party Agreement;

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(k)           any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement imposed on CBOA or its Subsidiaries, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of CBOA or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons; and

(l)            any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any assets, rights or property of CBOA or its Subsidiaries, or that provides for CBOA or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations.

All CBOA Material Contracts are valid and binding agreements of CBOA or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by Enforceability Exceptions, regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither CBOA nor any of its Subsidiaries is in violation or breach of or default under any CBOA Material Contract in any material respect. To CBOA’s Knowledge, no third party is in violation or breach of or default under any CBOA Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default in any material respect. Since January 1, 2023, no third-party counterparty to any CBOA Material Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any CBOA Material Contract.

4.23        Fiduciary Activities.

Neither CBOA nor any of its Subsidiaries maintains any accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

4.24         Investment Advisory, Insurance and Broker-Dealer Matters Investment Advisory, Insurance and Broker-Dealer Matters. No Subsidiary of CBOA provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) that require it to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940. No Subsidiary of CBOA conducts insurance operations that require it to be registered with any state insurance regulatory authorities. No Subsidiary of CBOA conducts broker-dealer activities that require it to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.

4.25        Mortgage Banking Business. Except as disclosed on Section 4.25 of the CBOA Disclosure Memorandum:

(a)           CBOA and its Subsidiaries have complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by CBOA and its Subsidiaries and satisfied in all material respects, (i) all Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage Loans set forth in any agreement between CBOA and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each mortgage Loan.

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(b)           Since January 1, 2020, no Agency, Loan Investor or Insurer has (i) claimed in writing that CBOA or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage Loans sold by CBOA or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of CBOA or its Subsidiaries or (iii) indicated in writing to CBOA or its Subsidiaries that it has terminated or intends to terminate its relationship with CBOA or its Subsidiaries for poor performance, poor loan quality or concern with respect to CBOA’s or its Subsidiaries’ compliance with Laws.

(c)            Neither CBOA nor any of its Subsidiaries as a true servicer of any mortgage Loan, has any repurchase obligations with respect to such serviced mortgage Loans. (i) Neither CBOA nor any of its Subsidiaries has received any written notice that CBOA or any of its Subsidiaries is reasonably expected to become subject to repurchase obligations as a servicer or seller of mortgage Loans, and (ii) to the Knowledge of CBOA, no such repurchase obligations have been threatened.

4.26        Related Party Transactions.

Except (i) as set forth on Section 4.26 of the CBOA Disclosure Memorandum, and (ii) for agreements relating to a director or executive officer’s service in that capacity, since December 31, 2021, there have been no transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between CBOA or any of its Subsidiaries, on the one hand, and any Affiliate of CBOA or its Subsidiaries (other than CBOA and its wholly owned Subsidiaries), director or executive officer of CBOA or any of its Subsidiaries, or holder of 10% or more of the issued and outstanding shares of CBOA Common Stock (or any of the foregoing persons’ immediate family members or Affiliates (other than CBOA and its Subsidiaries)), on the other hand, or any insurance policies of CBOA or any of its Subsidiaries brokered, administered, serviced, shared or maintained by any Affiliate of CBOA or its Subsidiaries (other than CBOA and its wholly owned Subsidiaries) (any such arrangement, policy or Contract, a “CBOA Related Party Agreement”).

4.27        Legal Proceedings.

Section 4.27 of the CBOA Disclosure Memorandum lists all Litigation that is pending against CBOA or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. Except as disclosed in Section 4.27 of the CBOA Disclosure Memorandum or where any such Litigation would not be material to CBOA and its Subsidiaries, taken as a whole, there is no Litigation instituted or pending, or, to the Knowledge of CBOA, threatened (or unasserted but considered probable of assertion) (a) against any CBOA Entity, against any director, officer, employee, or agent of any CBOA Entity in their capacities as such or with respect to any service to or on behalf of any CBOA Benefit Plan or any other Person at the request of the CBOA Entity or CBOA Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any CBOA Entity, or (b) seeking to prevent, materially alter, or delay any of the transactions contemplated by this Agreement. To the Knowledge of CBOA, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Litigation against any CBOA Entity except where any such Litigation would not be material to CBOA and its Subsidiaries, taken as a whole. No claim for indemnity has been made or, to the Knowledge of CBOA, threatened by any director, officer, employee, independent contractor, or agent to any CBOA Entity and, to the Knowledge of CBOA, no basis for any such claim exists.

4.28        Regulatory Matters.

CBOA and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with (a) the Federal Reserve, (b) the FDIC, (c) any state regulatory authority, (d) any self-regulatory organization, and (e) any other applicable bank Regulatory Authorities and have paid all applicable

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fees, premiums and assessments due and payable thereto. Since January 1, 2020, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Law. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither CBOA nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2020, has been ordered to pay any civil money penalty by, or since January 1, 2020, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “CBOA Regulatory Agreement”), nor has CBOA or any of its Subsidiaries been advised since January 1, 2020 by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such CBOA Regulatory Agreement. There is no material unresolved written violation, criticism or exception by any Regulatory Authority or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of CBOA or any of its Subsidiaries. To CBOA’s Knowledge, no Regulatory Authority or other Governmental Authority has initiated or has pending any proceeding or investigation into the business or operations of CBOA or any of its Subsidiaries since January 1, 2020, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority or other Governmental Authority with respect to the business, operations, policies or procedures of CBOA or any of its Subsidiaries since January 1, 2020. CBOA has no Knowledge of any fact or circumstance related to it that would materially impede or delay receipt of any required Regulatory Approvals. Notwithstanding the foregoing, in no event shall this Section 4.28 require any disclosure to be made (or other action taken) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Governmental Authority by either Party to this Agreement where such disclosure is prohibited by Law.

4.29        Insurance.

Each of CBOA and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of CBOA reasonably has determined to be prudent and customary with respect to their businesses, properties and assets by insurers of recognized financial responsibility. CBOA maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Section 4.29 of the CBOA Disclosure Memorandum sets forth (a) a list of all insurance policies maintained with respect to the business and assets of CBOA and its Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since January 1, 2020, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims, the retention and deductibles with respect to such claims, except, with respect to subsection (c), such claims as would not be material, individually or in the aggregate, to CBOA and its Subsidiaries, taken as a whole. Neither CBOA nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. All insurance policies with respect to the business and assets of CBOA and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, CBOA and its Affiliates have not received written notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with respect to CBOA or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

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4.30        Takeover Laws and Provisions.

CBOA and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated in this Agreement from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “stockholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of any state that are applicable to the transactions contemplated by this Agreement (any of the foregoing, “Takeover Statutes”). CBOA and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated by this Agreement do comply with, the requirements of any provisions of their respective CBOA Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.

4.31        Brokers and Finders; Opinion of Financial Advisor.

(a)            With the exception of the engagement of the CBOA Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of CBOA or Commerce Bank of Arizona. The aggregate fees provided for in connection with the engagement of the CBOA Financial Advisor related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger, have been disclosed to B34 and are set forth in Section 4.31 of the CBOA Disclosure Memorandum.

(b)           The board of directors of CBOA has received the opinion of the CBOA Financial Advisor to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration or Exchange Ratio, as the case may be, is fair, from a financial point of view, to the holders of CBOA Common Stock.

4.32        Statements True and Correct.

(a)            No representations or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including the CBOA Disclosure Memorandum, furnished to B34 pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which such statements were made, not misleading. None of the information supplied or to be supplied by any CBOA Entity or, to the Knowledge of CBOA, any Affiliate thereof for inclusion in the Registration Statement to be filed by B34 with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CBOA Entity or, to the Knowledge of CBOA, any Affiliate thereof for inclusion in any Joint Proxy Statement/Prospectus to be delivered to CBOA’s shareholders in connection with the CBOA Shareholders’ Meeting, and any other documents to be filed by any CBOA Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of CBOA be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the CBOA Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for CBOA Shareholders’ Meeting.

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(b)           All documents that any CBOA Entity or, to the Knowledge of CBOA, any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of Law.

4.33        No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither CBOA nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to B34, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and CBOA hereby disclaims any such representation or warranty by CBOA or any of its officers, directors, employees, agents, or Representatives, or any other person.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF B34

Except as set forth on the B34 Disclosure Memorandum; provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the B34 Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by B34 that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article 5 shall be deemed to qualify (1) any other section of this Article 5 specifically referenced or cross-referenced and (2) other sections of this Article 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, B34 represents and warrants to CBOA as follows:

5.1          Organization, Standing, and Power.

B34 is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland and is a savings and loan holding company within the meaning of the HOLA. Bank 34 is federal savings bank duly organized, validly existing and in good standing under the laws of the United States. Each of B34 and Bank 34 has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of B34 and Bank 34 is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on B34. The articles of incorporation, as amended, of B34 and the charter, as amended, of Bank 34 and the bylaws of B34 and Bank 34 have been made available to CBOA for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect all amendments thereto. Bank 34 is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Bank 34 are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

5.2          Authority of B34; No Breach By Agreement.

(a)           B34 has the corporate power and authority necessary to execute and deliver this Agreement, and subject to the Requisite Bank 34 Stockholder Approval and the Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the board of directors of Bank 34, and the board of directors of B34 has adopted this Agreement. The board of directors of B34 has determined that the Merger, on the terms and conditions set forth in this

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Agreement, is in the best interests of B34 and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to B34’s stockholders for adoption and approval at a meeting of such stockholders in accordance with the terms of this Agreement and has adopted a resolution to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the holders of a majority of the outstanding shares of B34 Common Stock entitled to be cast thereon (the “Requisite B34 Stockholder Approval”) and (ii) the adoption and approval of the Bank Merger Agreement by the B34 as Bank 34’s sole stockholder, no other corporate proceedings on the part of B34 are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by B34 and constitutes a valid and binding obligation of B34, enforceable against B34 in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)           Neither the execution and delivery of this Agreement by B34, nor the consummation by B34 and Bank 34 of the transactions contemplated hereby, nor compliance by B34 and Bank 34 with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, as amended, or bylaws of B34 or the articles of incorporation (or equivalent document) or bylaws of any Subsidiary of B34 or any resolution adopted by the board of directors or the stockholders of any B34 Entity, or (ii) except as disclosed in Section 5.2(b) of the B34 Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any B34 Entity under, any B34 Contract or any Permit of any B34 Entity, or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to B34 or any of its Subsidiaries or any of their respective properties or assets.

(c)           Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by CBOA and Commerce Bank of Arizona of the Merger and the other transactions contemplated by this Agreement.

5.3          Capital Stock.

As of the date of this Agreement, the authorized capital stock of B34 consists of 100,000,000 shares of B34 Common Stock and 50,000,000 shares of B34 Preferred Stock. As of the date of this Agreement, there are (i) 3,875,945 shares of B34 Common Stock outstanding, inclusive of 15,650 shares of B34 Common Stock attributable to outstanding B34 restricted stock awards (ii) no shares of B34 Common Stock held in treasury, (iii) 145,750 shares of B34 Common Stock reserved for issuance upon the exercise of outstanding B34 stock options, (iv) 211,667 shares of B34 Common Stock reserved for issuance upon the exercise of outstanding B34 warrants, and (v) 270,767 shares of B34 Common Stock reserved for issuance pursuant to future grants under the B34 Equity Plans, and (vi) 820,115 shares of B34 Series A Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of B34 issued, reserved for issuance or outstanding. All of the issued and outstanding shares of B34 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of B34 are entitled to vote. Except as set forth on Section 5.3 of the B34 Disclosure Memorandum, no trust preferred or subordinated debt securities of B34 are issued or outstanding. Except as set forth on Section 5.3 of the B34 Disclosure Memorandum, other than B34 Equity Awards issued prior to the date of this Agreement as described in this Section 5.3, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, restricted stock awards, restricted stock units, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in B34, or contracts, commitments, understandings or arrangements by which B34 may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership

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interests in B34, or that otherwise obligate B34 to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Except as set forth on Section 5.3 of the B34 Disclosure Memorandum, there are no voting trusts, stockholder agreements, proxies or other agreements in effect to which B34 is a party or is bound with respect to the voting or transfer of B34 Common Stock or other equity interests of B34.

5.4           Subsidiaries of B34.

B34 has no Subsidiaries except as set forth in Section 5.4 of the B34 Disclosure Memorandum, and B34 owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another B34 Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another B34 Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any B34 Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another B34 Entity). There are no Contracts relating to the Rights of any B34 Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by B34 free and clear of any Lien except as set forth in Section 5.4 of the B34 Disclosure Memorandum. Each Subsidiary is duly qualified or licensed to transact business in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on B34. The articles of incorporation, bylaws and other organizational documents for the Subsidiaries have been made available to B34 for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.

5.5           Financial Statements.

(a)            Copies of (i) B34’s consolidated audited financial statements including the financial information of B34 as of December 31, 2022, 2021 and 2020 and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended (collectively, the “B34 Audited Financial Statements”), and (ii) the Consolidated Income Statement of Bank 34 that were filed by Bank 34 prior to the date hereof in 2023, 2022, 2021 and 2020 (collectively, the “Bank 34 Call Reports”); (iii) the unaudited consolidated balance sheet of B34 as of March 31, 2023 (the “B34 Balance Sheet Date”) and the related statements of comprehensive income (loss) for the three-month period then ended (including the related notes and schedules thereto) ((i), (ii) and (iii) together, the “B34 Financial Statements”) have previously been made available to CBOA.

(b)           Subject to the assumptions and qualifications set forth therein, the B34 Financial Statements, when read together, (i) present fairly, in all material respects, the financial position of B34 and its Subsidiaries, at their dates and the results of operations and changes in stockholders’ equity of B34 for the periods indicated, (ii) have been prepared in accordance with the books and records of B34 and its Subsidiaries, (iii) have been prepared in accordance with GAAP or regulatory accepted accounting procedures pursuant to regulatory requirements applied on a consistent basis throughout the periods covered thereby and (iv) complied, as of their respective dates, in all material respects with applicable accounting requirements with respect thereto. As of their respective filing dates, the Bank 34 Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable Governmental Authority or body, as the case may be. The books and records of B34 and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP or regulatory accepted accounting procedures pursuant to regulatory requirements and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent public accounting firm of B34 has resigned (or informed B34 that it intends to resign) or been dismissed as independent public accountants of B34 as a result of, or in connection with, any disagreements with B34 on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(c)            Except as set forth in the B34 Financial Statements or on any schedules thereto, neither B34 nor any of its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of B34 or its Subsidiaries). Neither B34 nor any of its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.

(d)           The records, systems, controls, data and information of B34 and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of B34 or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on B34. B34 and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and Law. None of B34, its Subsidiaries, or to B34’s Knowledge, any director, officer, employee, agent or other person acting on behalf of B34 or any of its Subsidiaries, has made any fraudulent entry on the books or records of B34 or any of its Subsidiaries. Neither B34 nor any of its Subsidiaries nor, to B34’s Knowledge, any director, senior executive officer, auditor, or independent accountant of B34 or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of B34 or any Subsidiary of B34 or their respective internal accounting controls.

(e)            B34 and its Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to B34 and its Subsidiaries is made known in a timely manner to the appropriate executive officer of B34 by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to B34’s outside auditors and the audit committee of B34’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect B34’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in B34’s internal controls over financial reporting.

5.6          Absence of Undisclosed Liabilities.

Neither B34 nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the B34 Financial Statements (including any notes thereto), (ii) those liabilities incurred in the ordinary course of business consistent with past practice from the B34 Balance Sheet Date through the date of this Agreement, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither B34 nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among B34 and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, B34 or any of its Subsidiaries in B34’s or such Subsidiary’s financial statements.

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5.7          Absence of Certain Changes or Events.

Except as disclosed in the B34 Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the B34 Disclosure Memorandum, since December 31, 2022, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to B34 and its Subsidiaries, taken as a whole, and (ii) the B34 Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.8           Tax Matters.

Except as set forth in Section 5.8 of the B34 Disclosure Memorandum:

(a)           All B34 Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the B34 Entities is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes of the B34 Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the B34 Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any B34 Entity does not file a Tax Return that such B34 Entity may be subject to Taxes by that jurisdiction.

(b)           None of the B34 Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any B34 Inc Entity, any Tax Returns of any B34 Entity, or the assets of any B34 Entity. No issue has been raised by a Taxing Authority in any prior examination of any B34 Entity, which, by application of the same or similar principles, would reasonably be expected to result in a proposed material deficiency for any subsequent taxable period. None of the B34 Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)            Each B34 Entity has complied in all material respects with all Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)           The unpaid Taxes of each B34 Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such B34 Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the B34 Entities in filing their Tax Returns.

(e)            None of the B34 Entities is a party to any Tax allocation or sharing agreement, and none of the B34 Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was B34) or has any Tax Liability of any Person (other than B34 or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

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(f)            During the five-year period ending on the date hereof, none of the B34 Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)           Neither B34 nor Bank 34 has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)           Each B34 Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)             No B34 Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)             No property owned by any B34 Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(k)            No B34 Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)             B34 has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)           No B34 Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).

(n)            B34 has made available to CBOA complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of the B34 Entities relating to the taxable periods since December 31, 2019, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the B34 Entities.

(o)           No B34 Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any B34 Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the B34 Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p)           No B34 Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

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(q)            No B34 Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 5.8, any reference to B34 or any B34 Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with B34 or a B34 Entity prior to the Effective Time.

5.9          Allowance for Loan Losses.

The allowances for loan and lease losses and for credit losses contained in the B34 Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 7.7, as the case may be, were and will be established in accordance with the practices and experiences of B34 and its Subsidiaries and were and will be in accordance with the requirements of GAAP.

5.10        Loans.

(a)            Each Loan originated or acquired by B34 and its Subsidiaries (i) complies in all material respects with all Laws, (ii) has been made, entered into or acquired by B34 or one of its Subsidiaries in material compliance with customary loan policies approved by B34’s or its Subsidiary’s board of directors, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, B34 or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to B34’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by Enforceability Exceptions, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Section 5.10, the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)           B34 and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of March 31, 2023 (i) are contractually past due ninety (90) days or more in the payment of principal or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Section 5.10(b) of the B34 Disclosure Memorandum sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by B34 or its Subsidiaries as of March 31, 2023, including the book value thereof based on the last available appraisal. True, correct and complete copies of the currently effective lending policies and practices of B34 and each of its Subsidiaries have been made available to CBOA.

(c)           Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, B34’s or its Subsidiary’s underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects. B34 and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

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(d)           Except as set forth on Section 5.10(d) of the B34 Disclosure Memorandum, none of the agreements pursuant to which B34 or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of B34 or its Subsidiaries, as applicable.

(e)           B34 has made available to CBOA true and correct copies of the loan files, requested in writing by CBOA, related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.

(f)            All payments made on the Loans have been properly credited to the respective Loan.

(g)           Except as set forth in Section 5.10(g) of the B34 Disclosure Memorandum, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by B34 or its Subsidiaries’ subject to B34 or its Subsidiary fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.

(h)           Section 5.10(h) of the B34 Disclosure Memorandum sets forth a list of all Loans by B34 and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of B34 or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of B34 on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Laws. Each Loan disclosed on Section 5.10(h) of the B34 Disclosure Memorandum has been made on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

5.11        Interest Rate Risk Management Instruments.

Except as set forth on Section 5.11 of the B34 Disclosure Memorandum, neither B34 nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. All instruments, agreements and arrangements set forth on Section 5.11 of the B34 Disclosure Memorandum were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of B34 or one of its Subsidiaries enforceable in accordance with their terms, and are in full force and effect. B34 and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to B34’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

5.12        Investment Portfolio.

All investment securities held by B34 or its Subsidiaries, as reflected in the B34 Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by applicable bank Regulatory Authorities. Each of B34 and its Subsidiaries have good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the B34 Financial Statements or in Section 5.12 of the B34 Disclosure Memorandum and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of B34 or its Subsidiaries. None of

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the securities reflected in the B34 Financial Statements as of March 31, 2023, and none of the securities since acquired by B34 or Bank 34 is subject to any restriction, whether contractual or statutory, which impairs the ability of B34 or Bank 34 to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with any Law. B34 and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that B34 and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and B34 and its Subsidiaries have, since January 1, 2021, been in material compliance with such policies, practices and procedures in all material respects.

5.13         Deposits.

The deposit accounts of Bank 34 are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Bank 34, and Bank 34’s records accurately reflect such accrual of interest. Except as disclosed on Section 5.13 of the B34 Disclosure Memorandum, the deposit accounts of Bank 34 have been originated and in accordance with the terms of the respective governing documents and in compliance with all Laws. There is no action by the FDIC to terminate Bank 34’s deposit insurance and Bank 34 has not received any written claim or notice threatening action alleging any of the foregoing. Except as set forth on Section 5.13 of the B34 Disclosure Memorandum, none of the deposits of Bank 34 are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2).

5.14        Bank Secrecy Act, Anti-Money Laundering and OFAC, and Customer Information.

B34 has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by B34 or Bank 34 pursuant to 12 C.F.R. Part 30, Appendix B. B34 has no Knowledge of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of B34 and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The board of directors of B34 (or, where appropriate, the board of directors (or similar governing body) of any of the B34’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

5.15        CRA Compliance.

Bank 34 is “well capitalized” (as that term is defined at 12 C.F.R. 6.4) and its most recent examination rating under the CRA, was “satisfactory” or better. To B34’s Knowledge, there is no fact or circumstance or set of facts or circumstances under which B34 would reasonably expect (x) Bank 34 to receive any notice of non-compliance with such provisions of the CRA or (y) Bank 34’s CRA rating to decrease below the “satisfactory” level. To B34’s Knowledge, there is no reason that Bank 34’s CRA rating would result in the Regulatory Approvals being denied or delayed.

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5.16        Title to Assets; Real Property.

(a)            Except as disclosed in Section 5.16(a) of the B34 Disclosure Memorandum or as disclosed or reserved against in the B34 Financial Statements delivered prior to the date of this Agreement, the B34 Entities have good and marketable title, free and clear of all Liens except for Permitted Encumbrances, to all of their respective Assets. In addition, to the Knowledge of B34, all tangible properties used in the businesses of the B34 Entities are in operating condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with B34’s past practices.

(b)            Section 5.16(b) of the B34 Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by B34 or one of its Subsidiaries and any OREO acquired as a result of debts previously contracted or exercising remedies under loans held by B34 or one of its Subsidiaries and which are not used for the operations of B34 (together with any buildings, structures, fixtures or other improvements thereon, the “B34 Owned Real Property”). B34 or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all B34 Owned Real Property, free and clear of all Liens, except for Permitted Encumbrances.

(c)            Section 5.16(c) of the B34 Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which B34 or one of its Subsidiaries is a lessee or lessor (the “B34 Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “B34 Leased Property” and, together with the B34 Owned Real Property, the “B34 Real Property”). All such B34 Leases are valid, legally binding on B34 or one of its Subsidiaries, and in full force and effect, and enforceable in accordance with their terms, subject to Enforceability Exceptions, regardless of whether such enforceability is considered in a proceeding at law or in equity. Other than as set forth on Section 5.16(c) of the B34 Disclosure Memorandum, there is not under any of the B34 Leases: (i) any material existing default by B34 or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to B34’s Knowledge, any material default or claim of default against any lessor to or lessee of B34 or its Subsidiaries, or any material event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated by this Agreement will not result in a material breach or default under any of the B34 Leases, and, except as set forth on Section 5.16(c) of the B34 Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. B34 has made available to CBOA true, correct and complete copies of the B34 Leases, and no Lease has been modified in any material respect since the date it was made available. Except as set forth on Section 5.16(c) of the B34 Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither B34 nor any of its Subsidiaries has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to B34’s Knowledge, threatened condemnation proceedings against the B34 Real Property.

5.17         Intellectual Property.

Section 5.17 of the B34 Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of B34 and Bank 34, as conducted. Except as disclosed in Section 5.17 of the B34 Disclosure Memorandum, each B34 Entity owns or has a license to use all of the Intellectual Property used by such B34 Entity in the course of its business, including sufficient rights in each copy possessed by each B34 Entity except where any such failure would not be material to B34 and its Subsidiaries, taken as a whole. Each B34 Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such B34 Entity in connection with such B34 Entity’s business operations, and such B34 Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of B34, no B34 Entity is in Default under any of its Intellectual Property licenses except where such Default would

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not be material to B34 and its Subsidiaries, taken as a whole. No proceedings have been instituted or are pending or to the Knowledge of B34 threatened, which challenge the rights of any B34 Entity with respect to Intellectual Property used, sold, or licensed by such B34 Entity in the course of its business, nor has any person claimed or alleged that any B34 Entity has misappropriated any rights to such Intellectual Property. To the Knowledge of B34, the conduct of the business of the B34 Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.17 of the B34 Disclosure Memorandum, no B34 Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. Except as disclosed in Section 5.17 of the B34 Disclosure Memorandum, B34 does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a B34 Entity.

5.18        Compliance with Laws.

(a)            B34 and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, fair lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.

(b)            B34 and each of its Subsidiaries hold, and have at all times since January 1, 2020 held, all material licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to B34’s Knowledge, no suspension or cancellation of any such material license, franchise, Permit or authorization is threatened.

(c)            None of B34, any Subsidiary of B34, or to B34’s Knowledge any of their respective directors or officers, employees, agents or other Persons acting at the direction of B34 or a Subsidiary of B34 has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(d)           Neither B34 nor any of its Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement, or other similar organizational document (collectively, “B34 Charter Documents”), (ii) any material Permit which it holds.

(e)            B34 has implemented one or more policies addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies and other material policies as may be required by any Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to CBOA Such policies comply in all material respects with the requirements of any Laws applicable thereto.

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(f)             B34 maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To B34’s Knowledge, B34 has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on B34. To B34’s Knowledge, there are no data security or other technological vulnerabilities with respect to B34’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on B34.

5.19        Labor Relations.

(a)           All of the employees employed by any B34 Entity perform their services in the United States and are either United States citizens or are, to the Knowledge of B34, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each B34 Entity has complied with E-Verify and any comparable Law. No B34 Entity is a party to any employee leasing, professional employer organization (PEO), or management services agreement with any Person.

(b)          All independent contractors of each B34 Entity meet the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any B34 Entity under any Law.

(c)            No B34 Entity is the subject of any Litigation asserting that it or any other B34 Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other B34 Entity to bargain with any labor organization, trade union, workers council, or other employee representative as to wages or conditions of employment, nor is any B34 Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, legally binding commitment, or other Order relating to any B34 Entity’s relationship or dealings with its employees, any labor organization, trade union, workers council, or any other employee representative. There is no strike, slowdown, lockout, work stoppage, or other job action or labor dispute involving any B34 Entity pending or, to the Knowledge of B34, threatened, and there have been no such actions or disputes in the past five (5) years. To the Knowledge of B34, there has not been any attempt by any B34 Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any B34 Entity.

(d)           Except as disclosed in Section 5.19(d) of the B34 Disclosure Memorandum, all B34 Entities are and for the past three (3) years have been in material compliance with all Laws pertaining to employment and employment practices with respect to the current or former employees and independent contractors, and applicants for employment, of B34 Entities, including all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and social security taxes, and there are no pending, or, to the Knowledge of B34, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

5.20        Employee Benefit Plans.

(a)           B34 has disclosed in Section 5.20(a) of the B34 Disclosure Memorandum, and has delivered or made available to CBOA prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any B34 Entity or any ERISA Affiliate thereof for the benefit of current or former employees or independent contractors, or their dependents, spouses, or other beneficiaries, or under which such Persons are eligible to participate (each, a “B34 Benefit Plan,” and collectively, the “B34 Benefit Plans”) and (ii) a list of each

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Employee Benefit Plan that is not identified in (i) above but for which any B34 Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the B34 Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “B34 Retirement Plan.”

(b)            Neither B34 nor any of its ERISA Affiliates has ever sponsored or contributed to, or had an obligation to contribute to, or would reasonably be expected to have any Liability with respect to, any employee pension benefit plan (within the meaning of ERISA Section 3(2)) that is a “defined benefit plan” (as defined in Code Section 414(j)), is subject to Title IV of ERISA, is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)), is subject to Section 412 of the Code or Section 302 of ERISA, or is a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.

(c)            B34 has delivered or made available to CBOA prior to the execution of this Agreement the following with respect to each B34 Benefit Plan, to the extent applicable, (i) the governing plan documents, including all trust agreements, life insurance contracts, and other funding arrangements, and all amendments thereto (or, if such plan is not written, an accurate description of the material terms thereof), (ii) the most recent favorable determination letters or opinion letters for each such plan intended to be qualified under Section 401(a) of the Code, and all rulings, information letters, or advisory opinions issued during this calendar year or any of the preceding three (3) calendar years, each as issued by the IRS, the DOL or the PBGC, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2021-30 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for the current plan year and the three (3) preceding plan years, (v) the most recent summary plan description, schedule of benefits, or other summary, and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC received or sent during this calendar year or any of the preceding three (3) calendar years.

(d)            Each B34 Benefit Plan has been operated, in all material respects, in compliance with its terms and the requirements of all Laws, including the Code and ERISA. Each B34 Retirement Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, in the alternative, appropriately relies upon an opinion or advisory letter issued to a prototype or volume submitter plan under which the B34 Retirement Plan has been adopted and, to the Knowledge of B34, there exist no circumstances likely to result in revocation of any such favorable determination, opinion or advisory letter. B34 has not received any written communication from any Governmental Authority questioning or challenging the compliance of any B34 Benefit Plan with its terms or Laws. No B34 Benefit Plan has received a notice of audit or is currently being audited by any Governmental Authority for compliance with Laws or has been audited with a determination by any Governmental Authority that the B34 Benefit Plan failed to comply with Laws.

(e)            To the Knowledge of B34, there has been no oral or written representation or communication made by or on behalf of B34 with respect to any material aspect of any B34 Benefit Plan which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plan. Neither B34, any B34 Entity, nor, to the Knowledge of B34, any administrator or fiduciary of, or party in interest with respect to, any B34 Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Surviving Corporation or its Subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA or other Law, including the prohibited transaction rules set forth in Code Section 4975(c) or ERISA Section 406. There are no unresolved claims or disputes under the terms of or in connection with any B34 Benefit Plans, other than routine claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any B34 Benefit Plan other than routine claims for benefits. Each B34 Benefit Plan may be amended or terminated by B34 without the consent of any Person. No B34 Retirement Plan is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

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(f)            All B34 Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the B34 Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and have been distributed to participants of the B34 Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(g)           Each B34 Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, including the market reform mandates and the employer-shared responsibility requirements, and to the Knowledge of B34, no event has occurred nor circumstances exist that would reasonably be expected to cause any B34 Entity to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. Each B34 Entity has complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056. No B34 Entity has ever sponsored or maintained, and no current or former B34 Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(h)           Except as disclosed in Section 5.20(h) of the B34 Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state Law, no B34 Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the B34 Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such B34 Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or life benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any B34 Benefit Plan or other plan or arrangement, and to the Knowledge of B34, no circumstance exists that could give rise to such Taxes.

(i)             The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of current and former employees of any B34 Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the B34 Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(j)             Each current and former B34 Benefit Plan that is or was a “nonqualified deferred compensation arrangement” (within the meaning of Section 409A of the Code) has (i) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans; and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans, or, in each case, is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(k)           All individuals who render services to any B34 Entity and who participate in a B34 Benefit Plan pursuant to the terms of such B34 Benefit Plan are in fact eligible to and authorized to participate in such B34 Benefit Plan. All B34 Entities have, for purposes of the B34 Benefit Plans and all other purposes, correctly classified all individuals performing services for such B34 Entity as common law employees, independent contractors, or agents, as applicable.

(l)             Except as disclosed in Section 5.20(l) of the B34 Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract. Each B34 Entity will, upon the execution and delivery of

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this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

5.21         Related Party Transactions.

Except (i) as set forth on Section 5.21 of the B34 Disclosure Memorandum, and (ii) for agreements relating to a director or executive officer’s service in that capacity, since December 31, 2021, there have been no transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between B34 or any of its Subsidiaries, on the one hand, and any Affiliate of B34 or its Subsidiaries (other than Ber and its wholly owned Subsidiaries), director or executive officer of B34 or any of its Subsidiaries, or holder of 10% or more of the issued and outstanding shares of B34 Common Stock (or any of the foregoing persons’ immediate family members or Affiliates (other than B34 and its Subsidiaries)), on the other hand, or any insurance policies of B34 or any of its Subsidiaries brokered, administered, serviced, shared or maintained by any Affiliate of B34 or its Subsidiaries (other than B34 and its wholly owned Subsidiaries).

5.22        Legal Proceedings.

Section 5.22 of the B34 Disclosure Memorandum lists all Litigation that is pending against B34 or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. Except as disclosed in Section 5.22 of the B34 Disclosure Memorandum or where any such Litigation would not be material to B34 and its Subsidiaries, taken as a whole, there is no Litigation instituted or pending, or, to the Knowledge of B34, threatened (or unasserted but considered probable of assertion) (a) against any B34 Entity, against any director, officer, employee, or agent of any B34 Entity in their capacities as such or with respect to any service to or on behalf of any B34 Benefit Plan or any other Person at the request of the B34 Entity or B34 Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any B34 Entity, or (b) seeking to prevent, materially alter, or delay any of the transactions contemplated by this Agreement. To the Knowledge of B34, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Litigation against any B34 Entity except where any such Litigation would not be material to B34 and its Subsidiaries, taken as a whole. No claim for indemnity has been made or, to the Knowledge of B34, threatened by any director, officer, employee, independent contractor, or agent to any B34 Entity and, to the Knowledge of B34, no basis for any such claim exists.

5.23        Regulatory Matters.

B34 and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with (a) the Federal Reserve, (b) the OCC, (c) any state regulatory authority, (d) any self-regulatory organization, and (e) any other applicable bank Regulatory Authorities and have paid all applicable fees, premiums and assessments due and payable thereto. Since January 1, 2020, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Law. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither B34 nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2020, has been ordered to pay any civil money penalty by, or since January 1, 2020, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “B34 Regulatory

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Agreement”), nor has B34 or any of its Subsidiaries been advised since January 1, 2020 by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such B34 Regulatory Agreement. There is no material unresolved written violation, criticism or exception by any Regulatory Authority or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of B34 or any of its Subsidiaries. To B34’s Knowledge, no Regulatory Authority or other Governmental Authority has initiated or has pending any proceeding or investigation into the business or operations of B34 or any of its Subsidiaries since January 1, 2020, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority or other Governmental Authority with respect to the business, operations, policies or procedures of B34 or any of its Subsidiaries since January 1, 2020. B34 has no Knowledge of any fact or circumstance related to it that would materially impede or delay receipt of any required Regulatory Approvals. Notwithstanding the foregoing, in no event shall this Section 5.23 require any disclosure to be made (or other action taken) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8) and non-public OCC information as identified in 12 C.F.R. 4.32(b)) of a Governmental Authority by either Party to this Agreement where such disclosure is prohibited by Law.

5.24         Insurance.

Each of B34 and its Subsidiaries are insured against such risks and in such amounts as the management of B34 reasonably has determined to be prudent and customary with respect to their businesses, properties and assets by insurers of recognized financial responsibility. B34 maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Section 5.24 of the B34 Disclosure Memorandum sets forth (a) a list of all insurance policies maintained with respect to the business and assets of B34 and its Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since January 1, 2020, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims, the retention and deductibles with respect to such claims, except, with respect to subsection (c), such claims as would not be material, individually or in the aggregate, to B34 and its Subsidiaries, taken as a whole. Neither B34 nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. All insurance policies with respect to the business and assets of B34 and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, B34 and its Affiliates have not received written notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with respect to B34 or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

5.25        Takeover Laws and Provisions.

B34 and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated in this Agreement from the requirements of any Takeover Statutes. B34 and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated by this Agreement do comply with, the requirements of any provisions of their respective B34 Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.

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5.26         Brokers and Finders; Opinion of Financial Advisor.

(a)            With the exception of the engagement of the B34 Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of B34 or Bank 34. The aggregate fees provided for in connection with the engagement of the B34 Financial Advisor related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger, have been disclosed to CBOA and are set forth in Section 5.26 of the CBOA Disclosure Memorandum.

(b)           The board of directors of B34 has received the opinion of the B34 Financial Advisor to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration or Exchange Ratio, as the case may be, is fair, from a financial point of view, to the holders of B34 Common Stock.

5.27         Statements True and Correct.

(a)            No representations or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including the B34 Disclosure Memorandum, furnished to CBOA. pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which such statements were made, not misleading. None of the information supplied or to be supplied by any B34 Entity or, to the Knowledge of B34, any Affiliate thereof for inclusion in the Registration Statement to be filed by B34 with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any B34 Entity or, to the Knowledge of B34, any Affiliate thereof for inclusion in any Joint Proxy Statement/Prospectus to be delivered to CBOA’s shareholders in connection with the B34 Stockholders’ Meeting, and any other documents to be filed by any B34 Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the stockholders of B34 be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the B34 Stockholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the B34 Stockholders’ Meeting.

(b)           All documents that any B34 Entity or, to the Knowledge of B34, any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of Law.

5.28        No Additional Representations.

Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither B34 nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to CBOA, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and B34 hereby disclaims any such representation or warranty by B34 or any of its officers, directors, employees, agents, or Representatives, or any other person.

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ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1          Affirmative Covenants of CBOA and B34.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of B34 shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, CBOA shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would be reasonably likely to (A) adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

(b)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of CBOA shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, B34 shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

(c)            CBOA and B34 each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of CBOA and its Subsidiaries requested by B34, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

(d)           B34 and CBOA shall cooperate and use their commercially reasonable efforts to deliver to CBOA’s Tax counsel and Tax advisors and B34’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such advisors in connection with the rendering of the Tax opinion to be issued by such advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 8.1(g) and in connection with the filing of the Registration Statement. CBOA’s Tax counsel and Tax advisors and B34’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

6.2          Negative Covenants of CBOA.

During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of B34 shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, CBOA covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)            amend the CBOA Charter Documents;

(b)           incur any additional debt obligation or other obligation for borrowed money (except for, in the ordinary course of business consistent with past practice, borrowings from correspondent banks under existing

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lines of credit outstanding as of the date of this Agreement and for CBOA Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from a Federal Reserve Bank or a Federal Home Loan Bank including pursuant to the Bank Term Funding Program, issuances of commercial paper, and entry into repurchase agreements), or grant any Lien on any material Asset of any CBOA Entity (other than Permitted Encumbrances or in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of Commerce Bank of Arizona’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof);

(c)            repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CBOA Entity, other than any withholding or repurchase of shares to the extent required upon exercise or vesting of a CBOA Equity Award or termination of the applicable CBOA Equity Award holder’s service;

(d)           except as set forth in Section 6.2(d) of the CBOA Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CBOA Common Stock, any other capital stock of any CBOA Entity, or any Right, other than any issuance of shares to the extent required upon exercise or vesting of a CBOA Equity Award;

(e)            declare or pay any dividend or make any other distribution in respect of CBOA’s capital stock, other than dividends from wholly owned Subsidiaries of CBOA to CBOA;

(f)            sell, lease, renew or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a book value of greater than $150,000, other than (i) as contemplated by this Agreement (including sales of securities permitted by Section 6.2(t) and sales of OREO made to unrelated third parties in the ordinary course of business without recourse to CBOA or any of its Subsidiaries), or (ii) in the ordinary course of business;

(g)           adjust, split, combine, or reclassify any capital stock of any CBOA Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CBOA Common Stock, or sell, lease, mortgage, or otherwise dispose of any shares of capital stock of any Subsidiary of CBOA;

(h)           (i) acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment either by purchase of stock or equity securities other than securities held in CBOA’s investment securities or derivatives portfolio, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not Affiliates of CBOA;

(i)            except as required under any CBOA Benefit Plan in effect as of the date hereof and except as set forth on Section 6.2(i) of the CBOA Disclosure Memorandum, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former employees, other than nonmaterial increases in base salary in an amount not in excess of 4% annually or benefits made in the ordinary course of business consistent with past practice, including increases made in connection with the opening of new branches or offices, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement, or (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;

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(j)            hire, transfer or promote any employee or other service provider of any CBOA Entity (or with respect to hiring, who will become an employee or other service provider of any CBOA Entity), who has (or with respect to hiring, will have) a target annual compensation opportunity (base salary or wages plus target incentive compensation opportunity) of $150,000 or more, or (ii) terminate the employment of any employee or other service provider of a CBOA Entity who has a target annual compensation opportunity of $150,000 or more other than for cause;

(k)           (i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of CBOA Common Stock or other equity interests of any CBOA Entity or other equity-based compensation, including any phantom awards or interests, or grant to any Person any right to acquire any shares of capital stock of any CBOA Entity, or (ii) enter into any agreement, understanding or arrangement with respect to the voting of the capital stock of any CBOA Entity;

(l)             except as disclosed on Section 6.2(l) of the CBOA Disclosure Memorandum and other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to CBOA, in the aggregate, of maintaining a CBOA Benefit Plan, (i) adopt any new CBOA Benefit Plan or terminate or withdraw from, or make any material change or amendment in or to, any existing CBOA Benefit Plan, other than any such change that is required by Law or to maintain continuous benefits at current levels or that is necessary or advisable to maintain the tax qualified status of any such plan, or (ii) make any distributions from a CBOA Benefit Plan, except as required by Law or the terms of such plan or in the ordinary course of business consistent with past practice;

(m)          make or change any material Tax election different from its prior course of practice, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any closing agreement with respect to Taxes, file any amended Tax Return (other than with respect to employee retention tax credits) or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability;

(n)           make any material change in any Tax or accounting practices or methods or in systems of internal accounting controls over financial reporting, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory guidelines or GAAP;

(o)            commence any material Litigation or settle any claim or Litigation, in each case whether commenced by or pending or threatened against CBOA or any of its officers and directors in their capacities as such, other than the commencement or settlement of Litigation in the ordinary course of business (which shall include, for the avoidance of doubt, expense incurred in connection with a Loan workout) and settlements which, in any event (i) is solely involving monetary remedies in an amount not to exceed $25,000 individually or $50,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict CBOA or its Subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by CBOA or its Subsidiaries;

(p)           enter into, renew, amend or terminate any CBOA Material Contract, other than (i) renewing or terminating any CBOA Material Contract in the ordinary course of business or (ii) entering into a CBOA Material Contract which calls for aggregate annual payments of not more than $100,000 and which is not terminable on sixty (60) days or less notice without payment of any termination fee or penalty;

(q)           change in any material respect its credit policies and collateral eligibility requirements and standards except as required by Law or polices or guidance issued by any Governmental Authority;

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(r)            except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by CBOA prior to the date hereof, without previously notifying and, if requested by B34 within forty-eight (48) business hours of receipt of such notice, providing B34 (through B34’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated in writing by B34) with an opportunity to consult on such action, and provided that CBOA’s obligation to consult with B34 shall not be deemed to provide B34 with a right to provide or withhold consent under this Section 6.2(r), make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate loan in an original principal amount in excess of $4,000,000, (ii) any residential loan originated for retention in the loan portfolio in an original principal amount in excess of $1,000,000 or with loan to value ratios in excess of CBOA’s internal polices as in effect on the date hereof or (iii) any commercial and industrial loan in an original principal amount in excess of $2,000,000;

(s)           extend additional funds to a Loan classified as “criticized,” except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as substandard, non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided that for the purpose of this paragraph, the consent of B34 shall be deemed received unless B34 objects in writing by the close of business on the third Business Day after receipt of notice from CBOA;

(t)            restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case except as required by a Governmental Authority, it being understood that, subject to CBOA’s prior consultation with B34, the foregoing does not prohibit the reinvestment of the proceeds of maturing investment securities into investment securities of the type currently held in Commerce Bank of Arizona’s investment securities portfolio;

(u)           make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(v)           except as disclosed on Section 6.2(v) of the CBOA Disclosure Memorandum, establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(w)          except as disclosed on Section 6.2(w) of the CBOA Disclosure Memorandum, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, except as consistent with prudent banking practices;

(x)            fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(y)           acquire or accept any brokered deposit having a maturity longer than one year, other than in the ordinary course of business;

(z)            adopt a plan of complete or partial liquidation or dissolution, or enter into any restructuring or reorganization;

(aa)         take, or fail to take, any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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(bb)         take or fail to take any action that would reasonably be expected to cause the representations and warranties made in Article 4 to be inaccurate in any material respect at the time of the Closing or preclude CBOA from making such representations and warranties at the time of the Closing;

(dd)         take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(ee)          take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CBOA or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement and the transactions contemplated hereby; or

(ff)           agree to take, make any commitments to take, or adopt any resolutions of the board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3           Negative Covenants of B34.

During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as contemplated by this Agreement, B34 shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of CBOA (which Consent shall not be unreasonably withheld, delayed, or conditioned):

(a)            except as set forth on Section 6.3(a) of the B34 Disclosure Memorandum, amend the B34 Charter Documents in a manner that changes any material term or provision of the B34 Common Stock or that otherwise would adversely affect the holders of CBOA Common Stock relative to the holders of B34 Common Stock or the economic benefits of the Merger to the holders of CBOA Common Stock, or would materially impede B34’s ability to consummate the transactions contemplated by this Agreement;

(b)           (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Subsidiary of B34 to B34 or any other direct or indirect wholly owned Subsidiary of B34, and (B) quarterly cash dividends at a rate not in excess of $0.07 per share of B34 Common Stock consistent with past practice and consistent with record and payment dates as have been utilized in the past), or (iii) sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any material Subsidiary of B34;

(c)            acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise;

(d)           merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or dissolve, in each case if such transaction would reasonably be expected to prevent or materially delay the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)            make any material change in any Tax or accounting practices or methods or in systems of internal accounting controls over financial reporting, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory guidelines or GAAP;

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(f)            change in any material respect its credit policies and collateral eligibility requirements and standards except as required by Law or polices imposed by any Governmental Authority;

(g)            extend additional funds to a Loan classified as “criticized,” except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as substandard, non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided that for the purpose of this paragraph, the consent of CBOA shall be deemed received unless CBOA objects in writing by the close of business on the third Business Day after receipt of notice from B34;

(h)           restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case except as required by a Governmental Authority, it being understood that the foregoing does not prohibit the reinvestment of the proceeds of maturing investment securities into investment securities of the type currently held in Bank 34’s investment securities portfolio;

(i)             fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(j)             adopt a plan of complete or partial liquidation or dissolution, or enter into any restructuring or reorganization;

(k)            take, or fail to take, any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)             acquire or accept any brokered deposit having a maturity longer than one year, other than in the ordinary course of business;

(m)           take or fail to take any action that would reasonably be expected to cause the representations and warranties made in Article 5 to be inaccurate in any material respect at the time of the Closing or preclude B34 from making such representations and warranties at the time of the Closing;

(n)           take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(o)           take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of B34 or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement and the transactions contemplated hereby; or

(p)            agree to take, make any commitments to take, or adopt any resolutions of the board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4           Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including Sections 6.1, 6.2, or 6.3) shall give either Party directly or indirectly, the right to control or direct the operations of the other Party. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

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ARTICLE 7
ADDITIONAL AGREEMENTS

7.1           Registration of B34 Common Stock.

(a)            As promptly as reasonably practicable following the date hereof, B34 and CBOA shall prepare the Registration Statement, which shall include the Joint Proxy Statement/Prospectus as a prospectus. CBOA will furnish to B34 the information required to be included in the Registration Statement with respect to its business and affairs. CBOA, together with its legal, financial and accounting advisors, shall have the right to review and provide comments on (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. B34 shall consider in good faith all comments from CBOA and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. CBOA agrees to reasonably cooperate with B34 and B34’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other required actions in connection with the Registration Statement. If CBOA has reasonably cooperated and promptly provided all information required to be delivered by it for inclusion in the Registration Statement as required by this Section 7.1, B34 shall file, or cause to be filed, the Registration Statement with the SEC on or before the seventy-fifth (75th) day following the date of this Agreement. Each of B34 and CBOA shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Subject to the requirements of Sections 7.2 and 7.3, each of B34 and CBOA will use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the CBOA shareholders and B34 stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. B34 will advise CBOA, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of B34 Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or the initiation or, to the extent B34 is aware thereof, threat of any proceeding for any such purpose, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. B34 agrees to promptly provide to CBOA copies of all correspondence between B34 or any of its representatives, on the one hand, and the SEC, on the other hand, related to the Registration Statement. If at any time prior to the Effective Time any information relating to B34 or CBOA, or any of their respective Affiliates, officers or directors, should be discovered by B34 or CBOA which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by B34 with the SEC and disseminated by the Parties to their respective shareholders/stockholders.

(b)            B34 shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of B34 and CBOA shall furnish all information concerning it and the holders of CBOA Common Stock as may be reasonably requested in connection with any such action.

(c)            Prior to the Effective Time, B34 shall file all documents and take all actions reasonably necessary and otherwise use its reasonable best efforts to permit the additional shares of B34 Common Stock to be issued by B34 in exchange for the shares of CBOA Common Stock to be traded on the primary exchange, or quoted on any broker-dealer network, on which B34 Common Stock is listed or quoted, as applicable.

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7.2          CBOA Shareholder Approval.

Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, CBOA shall take all actions necessary in accordance with Laws and the CBOA Charter Documents to duly give notice of and, within sixty (60) days after the Registration Statement is declared effective, convene and hold, the CBOA Shareholders’ Meeting, for the purpose of voting on the approval and adoption of this Agreement and the other transactions contemplated hereby, and nothing contained herein shall be deemed to relieve CBOA of such obligation. The board of directors of CBOA has resolved to recommend to CBOA’s shareholders that they approve and adopt this Agreement and CBOA shall, acting through its board of directors, (i) recommend the CBOA Recommendation, (ii) include the CBOA Recommendation in the Joint Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from CBOA’s shareholders proxies in favor of the approval and adoption of this Agreement, including communicating to CBOA’s shareholders the recommendation of the board of directors of CBOA that they approve and adopt this Agreement, and (iv) take all other action necessary or advisable to secure the vote or consent of CBOA’s shareholders required by Law to obtain such approvals. Except as expressly permitted by Section 7.4(b), CBOA’s board of directors shall not (A) fail to make the CBOA Recommendation or fail to include such recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to B34, such recommendation, (C) fail to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal within ten (10) Business Days after the commencement of such tender or exchange offer, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to CBOA’s shareholders, an Acquisition Proposal (each of the actions described in these subclauses (A)-(D) being referred to as an “Adverse Recommendation Change”). CBOA shall adjourn or postpone the CBOA Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of CBOA Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, CBOA has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CBOA Shareholder Approval; provided that CBOA shall only adjourn or postpone the CBOA Shareholders’ Meeting two (2) times in the event that the adjournment results from an insufficient number of shares necessary to obtain the Requisite CBOA Shareholder Approval, and for aggregate adjournments or postponements not exceeding sixty (60) days from the originally scheduled CBOA Shareholders’ Meeting without the prior written consent of B34. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite CBOA Shareholder Approval, CBOA will not adjourn or postpone the CBOA Shareholders’ Meeting unless CBOA is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of CBOA. CBOA shall keep B34 updated with respect to the proxy solicitation results in connection with the CBOA Shareholders’ Meeting as reasonably requested by B34.

7.3          B34 Stockholder Approval.

B34 shall take all actions necessary in accordance with Laws and the B34 Charter Documents to duly give notice of, and, within sixty (60) days after the Registration Statement is declared effective, convene and hold, the B34 Stockholders’ Meeting, for the purpose of voting on the approval and adoption of this Agreement and the other transactions contemplated hereby. The board of directors of B34 has resolved to recommend to B34’s stockholders that they approve and adopt this Agreement and B34 shall, acting through its board of directors, (i) recommend the B34 Recommendation, (ii) include the B34 Recommendation in the Joint Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from B34’s stockholders proxies in favor of the approval and adoption of this Agreement, including communicating to B34’s stockholders the recommendation of the board of directors of B34 that they approve and adopt this Agreement, and (iv) take all other action necessary or advisable to secure the vote or consent of B34’s Shareholders required by Law to obtain such approvals. B34’s board of directors shall not (A) fail to make B34 Recommendation or fail to include such recommendation in the Joint Proxy Statement/Prospectus or (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to CBOA, such recommendation. B34

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may adjourn or postpone the B34 Stockholders’ Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of B34 Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, B34 has not received proxies representing a sufficient number of shares necessary to obtain the Requisite B34 Stockholder Approval; provided that B34 shall only adjourn or postpone the B34 Stockholders’ Meeting two (2) times in the event that the adjournment results from an insufficient number of shares necessary to obtain the Requisite B34 Stockholder Approval, and for aggregate adjournments or postponements not exceeding sixty (60) days from the originally scheduled B34 Stockholders’ Meeting without the prior written consent of CBOA. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite B34 Stockholder Approval, B34 will not adjourn or postpone the B34 Stockholders’ Meeting. B34 shall keep CBOA updated with respect to the proxy solicitation results in connection with the B34 Stockholders’ Meeting as reasonably requested by CBOA.

7.4          Other Offers, etc.

(a)            CBOA agrees that it will not, and will cause its directors, officers, employees, advisors, representatives and Affiliates not to, and shall use reasonable best efforts to cause its other employees, and any investment banker, financial advisor, attorney, accountant or other Representative retained by it or any of its Affiliates not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding (whether written or oral, binding or nonbinding) providing for, or otherwise contemplating, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, or cooperate in any way with, any Person (or group of Persons) relating to, any Acquisition Proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal); provided that, in the event CBOA receives an unsolicited bona fide Acquisition Proposal that does not violate (i) through (iii) above at any time prior to the time this Agreement is approved by the Requisite CBOA Shareholder Approval, and the board of directors of CBOA concludes in good faith, after consultation with and having considered the advice of its financial advisor and outside legal counsel, that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, CBOA may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the board of directors of CBOA concludes in good faith (after receiving the advice of its outside legal counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to CBOA’s shareholders under Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, CBOA shall have entered into a confidentiality agreement with such Third Party on terms no less favorable to it than the Confidentiality Agreement. CBOA will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than B34 and any Subsidiary of B34 (any such Person (or group of Persons) other than B34 and any Subsidiary of B34, a “Third Party”) with respect to any Acquisition Proposal and will promptly (and in any event within one (1) Business Day) after the date hereof (A) terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to CBOA or Subsidiaries of CBOA and (B) instruct each such Third Party that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal promptly to return to CBOA or destroy all information, documents and materials relating to such Acquisition Proposal or to CBOA or its businesses, operations or affairs heretofore furnished by CBOA or any of its representatives to such Third Party or any of its representatives in accordance with the terms of the confidentiality agreement with such Third Party. CBOA shall promptly (and in any event within two (2) Business Days) advise B34 in writing following the receipt or notice of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal and will provide to B34 with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the

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Person making such inquiry or Acquisition Proposal, and thereafter will keep B34 promptly apprised of any related developments, discussions and negotiations on a current basis. For the avoidance of doubt, CBOA shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations.

(b)           Notwithstanding the foregoing, if the board of directors of CBOA concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that making the CBOA Recommendation or including such recommendation in any Joint Proxy Statement/Prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to CBOA’s shareholders under Law, the board of directors of CBOA may prior to the Requisite CBOA Shareholder Approval (i) effect an Adverse Recommendation Change; or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 9.1(h) subject to paying the Termination Fee in accordance with Section 9.3; provided, however, that the board of directors of CBOA may not take such action unless (A) CBOA shall not have breached this Section 7.4 in any respect and (B) (1) the board of directors of CBOA determines in good faith (after consultation with its outside counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by B34 under this Section 7.4(b); (2) CBOA has given B34 at least five (5) Business Days’ prior written notice of its intention to take such actions set forth above and has contemporaneously provided a summary of the material terms of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (3) before effecting such Adverse Recommendation Change or electing to terminate this Agreement, CBOA has negotiated, and has caused its representatives to negotiate in good faith with B34 during such notice period to the extent B34 wishes to negotiate, to enable B34 to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, which such terms CBOA and its board of directors shall consider in good faith. In the event of any material change to the terms of such Superior Proposal, CBOA shall, in each case, be required to deliver to B34 a new written notice, the notice period shall have recommenced and CBOA shall be required to comply with its obligations under this Section 7.4 with respect to such new written notice. For the avoidance of doubt, in no event shall any such action taken by the board of directors of CBOA under this Section 7.4(b) (I) except to the extent provided for therein, affect the validity and enforceability of this Agreement or the CBOA Support Agreements, or (II) cause any Takeover Statute or other similar statute to be applicable to the Merger or the other transactions contemplated hereby.

7.5          Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and, within sixty (60) days following the date of this Agreement file, all necessary documentation and applications to effect all applications, notices, petitions and filings, and to obtain as promptly as possible all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger); provided, that nothing contained herein shall be deemed to require B34 or require or permit CBOA, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, Consents, approvals and authorizations of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Burdensome Condition”); provided, however, for the purpose of the foregoing, a “Burdensome Condition” shall not include any restraint, limitation, term, requirement, provision or condition that applies generally to savings and loan holding companies and savings associations as provided by Law or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof. The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions

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contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.6          Notification of Certain Matters.

CBOA, on the one hand, and B34, on the other hand, shall promptly (and in any event within three (3) Business Days after obtaining Knowledge of any such breach) notify the other Party in writing (a) if it believes that such Party has breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that would reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Article 8 if continuing on the Closing Date; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.6 or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.6 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

7.7           Reports.

Each Party and each of their respective Subsidiaries shall file all reports required to be filed by them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed (except to the extent such report constitutes confidential supervisory information or the disclosure thereof would otherwise be prohibited by Law). Each Party and each of their respective Subsidiaries shall also make available to the other Party monthly financial statements, copies of all written materials provided to members of the Party’s board of directors in connection with its regular monthly meetings (other than reports or presentations prepared by the CBOA Financial Advisor or the B34 Financial Advisor or legal counsel in connection with the Merger or materials containing confidential supervisory information) and quarterly call reports. The financial statements of each Party, whether or not contained in any such reports filed with any other Regulatory Authority, will fairly present the consolidated financial position of the Party as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of each Party filed with any Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

7.8           Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

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7.9          Access to Systems; Confidentiality.

(a)           In order to facilitate the consummation of the transactions contemplated by this Agreement and the integration of the business and operations of CBOA, subject to Section 7.4 and Laws relating to confidentiality and the exchange of information, CBOA shall permit B34 and B34’s Subsidiaries and their officers, employees, counsel, accountants and other authorized Representatives, access, throughout the period before the Closing Date, at B34’s sole expense, (i) during customary business hours, to CBOA’s and its Subsidiaries’ books, papers, records, employees, agents, Contracts, properties and offices; provided, however, that CBOA shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel, where such access or disclosure would contravene any Law or binding agreement entered into prior to the date of this Agreement or involving information related to the negotiation, discussions or preparation of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements, and (ii) during customary business hours and after the Requisite CBOA Shareholder Approval has been obtained, to facilities and personnel of CBOA and its Subsidiaries and to such information reasonably related to the transactions contemplated by this Agreement as requested by B34, in each case for the purpose of performing conversion activities related to data processing integration and general integration planning and CBOA and its Subsidiaries shall, and shall cause their employees to cooperate and to assist Bank 34 in connection with planning and preparing for such electronic and systematic conversion and integration. Any meeting of B34 or its officers, employees, counsel, accountants or other authorized Representatives with CBOA’s or Commerce Bank of Arizona’s employees or agents shall occur only in the presence of a representative of CBOA management designated to B34 by CBOA in writing, B34 shall use commercially reasonable efforts to minimize any interference with the CBOA’s and its Subsidiaries’ regular business operations and use of personnel, facilities and personnel during any such access to CBOA’s and its Subsidiaries’ property, books and records.

(b)           Each of B34 and CBOA acknowledges and agrees that the Confidentiality Agreement, dated as of December 10, 2021 by and between B34 and CBOA (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement.

7.10        Press Releases.

CBOA and B34 shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and shall not permit any of their advisers to issue any such press release or make such public statement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that a Party may, without the prior written consent of the other Party, issue such press release or make such public statement or filing if such party determines, after consultation with outside counsel, that it is required by Law, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such Party shall have first provided the other Party with reasonable time to review and comment on such release, statement or filing in advance.

7.11       Charter Provisions.

Each CBOA Entity shall take all reasonably necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any CBOA Entity or restrict or impair the ability of CBOA (or B34, as its successor) or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CBOA Entity that may be directly or indirectly acquired or controlled by them.

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7.12        Shareholder Litigation.

Each Party shall give the other Party prompt written notice of any shareholder litigation against such Party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation. Each Party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. No Party shall agree to settle any such litigation without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

7.13        Employee Benefits and Contracts.

(a)            All persons who are employees of CBOA Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the time of the Bank Merger, as applicable, become employees of B34 or one or more of its Subsidiaries, as applicable. All of the Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.

(b)           As of the Effective Time, each (i) Continuing Employee shall be employed on the same terms and conditions as similarly-situated employees of B34 or the applicable Subsidiary, and eligible to participate in each applicable B34 Benefit Plan with full credit for prior service with the CBOA Entities solely for purposes of eligibility and vesting, but not benefit accruals other than under the applicable PTO or vacation policy and severance plan, if any; and (ii) B34 shall make or cause to be made available employer-provided benefits under B34 Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to similarly-situated B34 or the applicable Subsidiary’s employees, as applicable. With respect to B34 Benefit Plans providing health coverage, B34 shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or his or her covered dependents who were covered under a similar CBOA Benefit Plan immediately prior to the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, B34 shall use commercially reasonable efforts to cause any such successor B34 Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding CBOA Benefit Plan during that plan year prior to the transition effective date. Notwithstanding the foregoing, B34 may choose to continue one or more CBOA Benefit Plans in effect for Continuing Employees, or any portion thereof, following the Effective Time (in which case such plan shall be considered a B34 Benefit Plan and such coverage shall be considered to comply with this Section if it is provided on the same basis as in effect immediately prior to the Effective Time).

(c)           Any Continuing Employees who are not parties to an employment, change in control, or other type of agreement that provides for severance or other compensation upon a change in control or upon a separation from service following a change in control who remain employed by B34 or any of its Subsidiaries as of the Effective Time, and whose employment is terminated without cause by B34 or the applicable Subsidiary prior to the first anniversary of the Effective Time shall receive, subject to such Continuing Employee’s execution and non-revocation of a general release of claims in a form reasonably satisfactory to B34, the following severance benefits: (i) for Continuing Employees with less than twelve (12) months of prior employment with CBOA Entities, one (1) week of base salary, (ii) for Continuing Employees with more than twelve (12) months’

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but less than six (6) years’ prior employment with CBOA Entities, one (1) week of base salary for each twelve (12) months of such Continuing Employee’s prior employment with CBOA Entities (with a minimum of two (2) weeks’ base salary), and (iii) for Continuing Employees with six (6) years’ or more prior employment with CBOA Entities, two weeks of base salary for each twelve (12) months of such Continuing Employee’s prior employment with CBOA Entities; provided, however, that in no event will the total amount of severance for any single Continuing Employee be greater than sixteen (16) weeks of such base salary.

(d)            Simultaneously herewith, Paul Tees, Chris Webster and Evan Anderson (each an “Executive Officer” and together the “Executive Officers”) shall enter into agreements in the form of Exhibits D-1 through D-3, respectively (the “Officer Agreements”).

(e)           CBOA shall, as of the date which immediately precedes the Closing Date, take or cause to be taken all appropriate action to terminate any CBOA Retirement Plan that provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”) and deposit any employer contributions required under such 401(k) Plan with respect to eligible compensation earned prior to such termination, disregarding in the case of any Continuing Employee any last day of the year employment or minimum hours of service requirements that would normally apply. At the Effective Time, B34 shall assume all responsibility for winding down the 401(k) Plan in accordance with generally-accepted best practices and Law. CBOA and B34 shall each take or cause to be taken all reasonable steps necessary to allow Continuing Employees to elect to roll over any distributions (including an in-kind rollover of any outstanding 401(k) Plan loan) from the 401(k) Plan into a qualified retirement plan sponsored and maintained by a B34 Entity. In addition, upon not less than ten (10) days’ notice prior to the Closing Date from B34 to CBOA, CBOA shall cause the termination, amendment, or other appropriate modification of each other CBOA Benefit Plan as specified by B34 in such notice such that no CBOA Entity shall sponsor or otherwise have any further Liability thereunder, effective as of the date which immediately precedes the Closing Date.

(f)            No employee, independent contractor, or other Person (other than the Parties to this Agreement) shall be deemed a third-party or other beneficiary of this Section 7.13, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.14. No provision of this Agreement, express or implied, constitutes or shall be deemed to constitute, an CBOA or B34 Benefit Plan or other arrangement, an amendment of any CBOA or B34 Benefit Plan or other arrangement, or any provision of any CBOA or B34 Benefit Plan or other arrangement, or alter or limit the CBOA Entities’ or B34 Entities’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement (including any CBOA or B34 Benefit Plan).

(g)           From and after the date hereof, any written communications to the employees, officers or directors of either Party or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing or otherwise relating to the transactions contemplated by this Agreement shall be in the form of mutually agreeable communications, prepared in prior consultation with the other Party, it being agreed that each Party shall cooperate, including by providing the other Party a reasonable period of time to review any such communication, in providing mutually agreeable communications.

7.14        Indemnification.

(a)            From and after the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation shall (i) indemnify, defend and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was a director, officer or employee of CBOA or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including reasonable legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer, director or employee of CBOA or any of its Subsidiaries (including matters, actions or omissions related to the negotiation,

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execution, approval and performance of this Agreement or consummation of the Merger), or acts or omissions by Indemnitee in such capacity or taken at the request of CBOA or any of its Subsidiaries, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated by this Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of CBOA and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the CBOA Charter Documents. In addition, the Surviving Corporation, from and after the Effective Time, shall advance any expenses (including legal expenses) of any Indemnitee under this Section 7.14 as incurred to the fullest extent permitted by Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 7.14. Each of the Indemnitee and the Surviving Corporation shall reasonably cooperate with the other, as necessary, in the defense of any such claim, action, suit, proceeding or investigation.

(b)           The Surviving Corporation shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by CBOA (provided that the Surviving Corporation may substitute therefor policies which provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of CBOA) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.14(b) more than an amount equal to two hundred percent (200%) of current annual premiums paid by CBOA for such insurance (the “Base Amount”) and, in the event the cost of such coverage shall exceed the Base Amount, the Surviving Corporation shall purchase only as much coverage as reasonably practicable for such Base Amount. The provisions of this Section 7.14 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 7.14. CBOA shall in good faith cooperate with B34 prior to the Effective Time with respect to the procurement of such “tail” policy, including acquiring such “tail” policy through an insurance broker designated by B34 and shall not acquire any “tail” policy without the prior written consent of B34. If prior to the Closing CBOA has not acquired such “tail” policy, B34 may purchase a “tail” directors’ and officers’ liability insurance policy for CBOA and their current directors and officers who are currently covered by the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of CBOA. Such B34-purchased “tail” will provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of CBOA with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Base Amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)           The provisions of this Section 7.14 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under the CBOA Charter Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 7.14. This Section 7.14 shall survive the Effective Time.

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7.15         Support Agreements.

(a)            Upon execution of this Agreement, each of CBOA and Commerce Bank of Arizona’s directors and the additional officers and shareholder(s) of CBOA set forth on Section 7.15(a) of the CBOA Disclosure Memorandum shall execute and deliver a CBOA Support Agreement, dated as of the date hereof, in the form of Exhibit B attached hereto, pursuant to which each such stockholder will vote his, her, or its shares of CBOA Common Stock in favor of this Agreement and the transactions contemplated hereby.

(b)           Upon execution of this Agreement, each of B34 and Bank 34’s directors and the additional officers and stockholder(s) of B34 set forth on Section 7.15(b) of the B34 Disclosure Memorandum shall execute and deliver a B34 Support Agreement, dated as of the date hereof, in the form of Exhibit C attached hereto, pursuant to which each such stockholder will vote his, her, or its shares of B34 Common Stock in favor of this Agreement and the transactions contemplated hereby.

7.16        Reorganization.

The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each of B34 and CBOA shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, CBOA, nor any Affiliate of CBOA, shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.17        Trust Preferred Securities. Prior to the Effective Time, B34 and CBOA shall cooperate in good faith to enable B34 to enter into a supplemental indenture with Wilmington Trust Company pursuant to the terms of that certain Indenture dated as of November 18, 2005 by and between Wilmington Trust Company, as Trustee, and CBOA, which supplemental indenture will evidence the assumption by B34, as of the Effective Time, of CBOA’s obligations in respect of the CBOA’s outstanding Fixed/Floating Rate Junior Subordinated Debt Securities Due 2036.

7.18        Corporate Governance.

(a)            Effective immediately after the Effective Time, the Surviving Corporation shall, and shall cause Bank 34 to, decrease the size of their respective boards to eight (8) directors and take all steps necessary to immediately create three (3) vacancies on each such board of directors. The Surviving Corporation then shall, and shall cause Bank 34 to, appoint three (3) current members of the board of directors of CBOA or other nominees of CBOA, in each case as mutually agreed by B34 and CBOA prior to the Effective Time (each such director, a “CBOA Director”) to serve as directors of the Surviving Corporation and Bank 34, respectively. The appointment of each CBOA Director to the respective boards of directors of the Surviving Corporation and Bank 34 shall be subject to the respective bylaws of the Surviving Corporation and Bank 34, and each such CBOA Director must (A) be reasonably acceptable to the Corporate Governance and Nominating Committee of the board of directors of the Surviving Corporation and Bank 34 and (B) satisfy and comply with the requirements regarding service as a member of the Board of Directors of each of the Surviving Corporation and Bank 34, as provided under Law and the practices and policies of such board of directors that are generally applicable to its members. Until the Surviving Corporation’s 2025 annual meeting of stockholders, the CBOA Directors will be nominated for

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reelection to the boards of directors of the Surviving Corporation and Bank 34 at each annual stockholders meeting of the Surviving Corporation and Bank 34 following the Closing Date, and the Surviving Corporation’s proxy materials with respect to such annual meetings shall include the recommendation of the Surviving Corporation’s board of directors that its stockholders vote to elect the CBOA Directors to the same extent as recommendations are made with respect to other directors on the Surviving Corporation’s board of directors.

(b)           Effective immediately after the Effective Time, the Surviving Corporation shall, and shall cause Bank 34 to, appoint each of (i) Paul Tees as Chief Credit Officer of Bank 34, (ii) Chris Webster as the President of the Surviving Corporation and of Bank 34, and (iii) Evan Anderson as the Chief Information Officer and Chief Risk Officer of the Surviving Corporation and of Bank 34, each to serve until the next annual election of officers and until their respective successors are chosen.

(c)           Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, the officers of B34 and Bank 34 in office immediately prior to the Effective Time and the effective time of the Bank Merger, respectively, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation and Bank 34 from and after the Effective Time and the effective time of the Bank Merger, respectively, in accordance with the respective bylaws of the Surviving Corporation and Bank 34.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1          Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.5:

(a)           Shareholder/Stockholder Approval. (i) The shareholders of CBOA shall have approved this Agreement by the Requisite CBOA Shareholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of the articles of incorporation, as amended, and bylaws of CBOA, and (ii) the stockholders of B34 shall have approved this Agreement by the Requisite B34 Stockholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of the articles of incorporation, as amended, and bylaws of B34.

(b)           Regulatory Approvals. All Consents of, applications to, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired or been terminated and no such Consent shall have resulted in the imposition of a Burdensome Condition.

(c)           Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, Material Adverse Effect CBOA or B34, as applicable.

(d)           Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and the issuance of B34 Common Stock hereunder shall have been qualified in every state where such qualification is required under applicable state securities Laws.

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(e)           Listing of B34 Common Stock. The shares of B34 Common Stock to be issued by B34 in exchange for the shares of CBOA Common Stock shall have been approved to be traded on the primary exchange, or quoted on any broker-dealer network, on which B34 Common Stock is listed or quoted, as applicable, and such approval shall not have been withdrawn or revoked.

(f)            Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(g)           Tax Opinion. CBOA and B34 shall have received the opinions of their respective tax counsels or advisors, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) B34 and CBOA will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinions may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of B34 and CBOA.

8.2          Conditions to Obligations of B34.

The obligations of B34 to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by B34 pursuant to Section 10.5(a):

(a)           Representations and Warranties. The representations and warranties of CBOA contained in Sections 4.2(a), 4.3 (other than inaccuracies that are de minimis in amount and effect), 4.7(i) and 4.31(a) (in each case, except for Section 4.7(i), without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of CBOA contained in Sections 4.1, 4.2(b), 4.2(c) and 4.26 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of CBOA contained herein (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on CBOA.

(b)           Performance of Agreements and Covenants. The agreements and covenants of CBOA to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Officers’ Certificate. CBOA shall have delivered to B34 (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to CBOA and in Sections 8.3(a) and 8.3(b) have been satisfied.

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(d)           Secretary’s Certificate. CBOA shall have delivered to B34 a certificate of the secretary of CBOA, dated as of the Closing Date, certifying as to (i) the incumbency of officers of CBOA executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of CBOA, as amended, as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than ten (10) days prior to the Closing Date) of the Arizona Secretary of State as to the good standing of CBOA, (iii) a copy of the bylaws of CBOA as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of CBOA’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than ten (10) days prior to the Closing Date) certifying that CBOA is a registered bank holding company, (vi) a copy of the charter, as amended, of Commerce Bank of Arizona as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Commerce Bank of Arizona as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Arizona Department of Insurance and Financial Institutions (dated not more than ten (10) days prior to the Closing Date) as to the good standing of Bank, and (ix) a certificate of the FDIC (dated not more than ten (10) days prior to the Closing Date) certifying that Commerce Bank of Arizona is an insured depository institution.

(e)           Dissenting Shares. As of the Closing Date the holders of no more than seven point five percent (7.5%) of the issued and outstanding shares of CBOA Common Stock shall have taken the actions required under the ABCA to qualify their CBOA Common Stock as Dissenting Shares.

(f)            Officer Agreements. The Officer Agreements in the forms attached hereto as Exhibits D-1 through D-3 shall have been executed by the proposed respective parties thereto (and such parties shall not have advised the B34 that they intend to breach any such agreements) and delivered to B34.

(g)           FIRPTA Certificate. B34 shall have received from CBOA a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter, which shall state that shares of capital stock of CBOA do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying B34’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, CBOA shall have provided to B34, as agent for CBOA, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for B34 to deliver such notice form to the Internal Revenue Service on behalf of CBOA upon the Closing.

8.3          Conditions to Obligations of CBOA.

The obligations of CBOA to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CBOA pursuant to Section 10.5(b):

(a)           Representations and Warranties. The representations and warranties of B34 contained in Sections 5.2(a), 5.3 (other than inaccuracies that are de minimis in amount and effect), 5.7(i) and 5.26(a) (in each case, except for Section 5.7(i), without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of B34 contained in Sections 5.1, 5.2(b), 5.2(c) and 5.21 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of B34 contained herein (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all

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respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on B34.

(b)           Performance of Agreements and Covenants. The agreements and covenants of B34 to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Officers’ Certificate. B34 shall have delivered to CBOA a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to B34 and in Sections 8.2(a) and 8.2(b) have been satisfied.

(d)           Secretary’s Certificate. B34 shall have delivered to CBOA a certificate of the secretary of B34, dated as of the Closing Date, certifying as to (i) the incumbency of officers of B34 executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of B34 as in effect from the date of this Agreement until the Closing Date, along with a certificate of existence (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of Maryland as to the good standing of B34, (iii) a copy of the bylaws of B34 as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of B34’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than ten (10) days prior to the Closing Date) certifying that B34 is a registered savings and loan holding company, (vi) a copy of the articles of association of Bank 34 as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Bank 34 as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Office of the Comptroller of the Currency as to the good standing of Bank 34, and (ix) certificate of the FDIC (dated not more than ten (10) days prior to the Closing Date) certifying that Bank 34 is an insured depository institution.

(e)           Officer Agreements. B34 shall have not terminated any Officer Agreement or adversely modified the terms of the applicable officer’s employment thereunder without such officer’s prior written consent.

ARTICLE 9
TERMINATION

9.1          Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CBOA or B34, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           by mutual written agreement of B34 and CBOA; or

(b)           by B34 or CBOA, if any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority and a copy of such denial has been provided to the other Party, or an application therefor shall have been permanently withdrawn at the written request of a Governmental Authority and a copy of such request has been provided to the other Party, or if any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby includes, or will not be issued without, the imposition of a Burdensome Condition (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of such event described in this Section 9.1(b)); or

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(c)           by B34 or CBOA if the Requisite CBOA Shareholder Approval is not obtained at the CBOA Shareholders’ Meeting or at any adjournment or postponement thereof (provided, that CBOA may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 7.2 or 7.4); or

(d)           by B34 or CBOA if the Requisite B34 Stockholder Approval is not obtained at the B34 Stockholders’ Meeting or at any adjournment or postponement thereof (provided, that B34 may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 7.3); or

(e)           by either B34 or CBOA (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of CBOA, in the case of a termination by B34, or B34, in the case of a termination by CBOA, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by B34, or Section 8.3, in the case of a termination by CBOA, and which is not cured prior to the earlier of (i) thirty (30) days following written notice to CBOA, in the case of a termination by B34, or to B34, in the case of a termination by CBOA, and (ii) the Outside Date, or by its nature or timing cannot be cured during such period; or

(f)            by either B34 or CBOA if the Merger shall not have been consummated on or before April 27, 2024 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement; provided, however, that (i) the Outside Date may be extended by the mutual written agreement of the Parties, and (ii) if on the Outside Date, the conditions set forth in Section 8.1(b) shall not have been satisfied but all other conditions set forth in Article 8 shall be satisfied or capable of being satisfied, the Outside Date shall be extended to June 11, 2024; or

(g)           by B34, if at any time prior to the receipt of the Requisite CBOA Shareholder Approval, (i) CBOA shall have materially breached its obligations under Section 7.2 or Section 7.4, or (ii) the CBOA board of directors shall have failed to make its recommendation in favor of the Merger or shall have made an Adverse Recommendation Change; or

(h)           by CBOA pursuant to Section 7.4(b)(ii); or

(i)            by CBOA, if at any time prior to the receipt of the Requisite B34 Stockholder Approval, (i) B34 shall have materially breached its obligations under Section 7.3, or (ii) the B34 board of directors shall have failed to make its recommendation in favor of the Merger.

9.2           Effect of Termination.

In the event of the termination and abandonment of this Agreement by either B34 or CBOA pursuant to Section 9.1, this Agreement shall have no further effect, except that (a) the provisions of Sections 7.9(b) (Confidentiality), 7.9 (Press Releases), 9.2 (Effect of Termination), 9.3 (Termination Fee), and Article 10 (Miscellaneous) shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching Party from Liability resulting from any willful and material breach by that Party of this Agreement.

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9.3          Termination Fee.

(a)            In recognition of the efforts, expenses, and other opportunities foregone by B34 while pursuing the Merger, in the event that:

(i)            this Agreement is terminated by B34 pursuant to Section 9.1(g); or

(ii)           (A) an Acquisition Proposal with respect to CBOA shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of CBOA, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to CBOA after the date of this Agreement, (B) (1) thereafter this Agreement is terminated by B34 or CBOA pursuant to Section 9.1(f) (if the Requisite CBOA Shareholder Approval has not theretofore been obtained), (2) by B34 pursuant to Section 9.1(e) or (3) by B34 or CBOA pursuant to Section 9.1(c) and (C) prior to the date that is twelve (12) months after the date of such termination CBOA consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into any definitive agreement relating to a transaction of a type set forth in the definition of “Acquisition Proposal,” in each case which Acquisition Proposal was communicated to CBOA or publicly announced to CBOA’s shareholders by a Person (other than B34 or any of its Affiliates) prior to the effective time of termination; or

(iii)          this Agreement is terminated by CBOA pursuant to Section 9.1(h),

then, CBOA shall pay to B34, by wire transfer of immediately available funds, a termination fee equal to One Million Two Hundred Thousand Dollars and NO/100 ($1,200,000.00) (the “Termination Fee”) within two (2) Business Days following the date of such termination (or if such termination is made pursuant to Section 9.1(h), then on the date of termination); provided that any Termination Fee payable pursuant to Section 9.3(a)(ii) shall be paid on the earlier of the date such transaction is consummated or such definitive agreement is entered into.

(b)           In the event that this Agreement is terminated by CBOA pursuant to Section 9.1(i), then B34 shall pay CBOA the Termination Fee by wire transfer of immediately available funds within two (2) Business Days following the date of such termination.

(c)           The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if either Party fails to pay promptly any fee payable by it pursuant to this Section 9.3, then such Party shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal), plus one percent (1%), as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4          Non-Survival of Representations and Covenants.

Except for Article 3 (Manner of Converting Shares), Sections 2.3 (Directors and Officers), 7.13 (Employee Benefits and Contracts), 7.14 (Indemnification), and 7.18 (Corporate Governance), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

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ARTICLE 10
MISCELLANEOUS

10.1        Definitions.

(a)            Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.13(e).

“ABCA” shall have the meaning as set forth in Section 1.1.

“Acquisition Proposal” means any proposal (whether communicated to CBOA or publicly announced to CBOA’s shareholders) by any Person (other than B34 or any of its Affiliates) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from CBOA by any Person or Group (other than B34 or any of its Affiliates) of fifty percent (50%) or more in interest of the total outstanding voting securities of CBOA, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than B34 or any of its Affiliates) beneficially owning fifty percent (50%) or more in interest of the total outstanding voting securities of CBOA, or any merger, consolidation, business combination or similar transaction involving CBOA pursuant to which the shareholders of CBOA immediately preceding such transaction hold less than seventy-five percent (75%) of the equity interests in the surviving or resulting entity (which includes the buyer corporation of any constituent corporation to any such transaction) of such transaction, (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of fifty percent (50%) or more of the consolidated Assets of CBOA and its Subsidiaries, taken as a whole, or (iii) any liquidation or dissolution of CBOA.
“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.2.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by CBOA or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” shall have the meaning as set forth in the Preamble.

“Articles of Merger” shall have the meaning as set forth in Section 1.3.

“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

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“B34” shall have the meaning as set forth in the Preamble.

“B34 Audited Financial Statements” shall have the meaning as set forth in Section 5.5(a).

“B34 Balance Sheet Date” shall have the meaning as set forth in Section 5.5(a).

“B34 Benefit Plan(s)” shall have the meaning as set forth in Section 5.20(a).

“B34 Charter Documents” shall have the meaning as set forth in Section 5.18(d).

“B34 Common Stock” means the common stock, par value $0.01 per share, of B34.

“B34 Disclosure Memorandum” means the written information entitled “B34 Disclosure Memorandum” delivered with this Agreement to CBOA.

“B34 Entities” means, collectively, B34 and all Subsidiaries of B34. Each of B34 and any Subsidiary of B34 is, individually, a “B34 Entity.”

“B34 Equity Award” shall have the meaning as set forth in Section 3.1(c).

“B34 Equity Plans” shall mean the Bancorp 34, Inc. 2017 Equity Incentive Plan and the Bancorp 34, Inc. 2022 Equity Incentive Plan.

“B34 Financial Advisor” means MJC Partners, LLC.

“B34 Financial Statements” shall have the meaning as set forth in Section 5.5(a).

“B34 Leased Property” shall have the meaning as set forth in Section 5.16(c).

“B34 Leases” shall have the meaning as set forth in Section 5.16(c).

“B34 Owned Real Property” shall have the meaning as set forth in Section 5.16(c).

“B34 Preferred Stock” means the preferred stock, par value $0.01 per share, of B34.

“B34 Real Property” shall have the meaning as set forth in Section 5.16(c).

“B34 Recommendation” shall have the meaning set forth in the Recitals.

“B34 Regulatory Agreement” shall have the meaning as set forth in Section 5.23.

“B34 Retirement Plan” shall have the meaning as set forth in Section 5.20(a).

“B34 Stock Price” shall mean $12.16.

“B34 Stockholders’ Meeting” means the meeting of B34’s stockholders to be held pursuant to Section 7.3, including any adjournment or adjournments thereof.

“B34 Support Agreements” shall have the meaning as set forth in the Recitals.

“Bank 34” shall have the meaning as set forth in Section 1.5.

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“Bank 34 Call Reports” shall have the meaning as set forth in Section 5.5(a).

“Bank Merger” shall have the meaning as set forth in Section 1.5.

“Bank Merger Agreement” shall have the meaning as set forth in Section 1.5.

“Base Amount” shall have the meaning as set forth in Section 7.14(b).

“BHCA” shall have the meaning as set forth in Section 4.1.

“Burdensome Condition” shall have the meaning as set forth in Section 7.5.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Arizona are authorized by law or executive order to be closed.

“CBOA” shall have the meaning as set forth in the Preamble.

“CBOA Audited Financial Statements” shall have the meaning as set forth in Section 4.5(a).

“CBOA Benefit Plan(s)” shall have the meaning as set forth in Section 4.21(a).

“CBOA Balance Sheet Date” shall have the meaning as set forth in Section 4.5(a).

“CBOA Book-Entry Shares” shall have the meaning as set forth in Section 3.1(b).

“CBOA Call Reports” shall have the meaning as set forth in Section 4.5(a).

“CBOA Charter Documents” shall have the meaning as set forth in Section 4.19(d).

“CBOA Common Stock” means the common stock, no par value per share, of CBOA.

“CBOA Director” shall have the meaning as set forth in Section 7.18.

“CBOA Disclosure Memorandum” means the written information entitled “CBOA Disclosure Memorandum” delivered with this Agreement to B34.

“CBOA Entities” means, collectively, CBOA and all Subsidiaries of CBOA. Each of CBOA and any Subsidiary of CBOA is, individually, a “CBOA Entity.”

“CBOA Equity Award(s)” shall have the meaning as set forth in Section 3.2.

“CBOA Equity Plan” shall have the meaning as set forth in Section 3.2(c).

“CBOA Financial Advisor” means Piper Sandler Companies.

“CBOA Financial Statements” shall have the meaning as set forth in Section 4.5(a).

“CBOA Leases” shall have the meaning as set forth in Section 4.16(c).

“CBOA Material Contract” shall have the meaning as set forth in Section 4.22.

“CBOA Real Property” shall have the meaning as set forth in Section 4.16(c).

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“CBOA Related Party Agreement” shall have the meaning as set forth in Section 4.26.

“CBOA Recommendation” shall have the meaning as set forth in the Recitals.

“CBOA Regulatory Agreement” shall have the meaning as set forth in Section 4.28.

“CBOA Restricted Stock Unit” shall have the meaning as set forth in Section 3.2(a).

“CBOA Retirement Plan” shall have the meaning as set forth in Section 4.21(a).

“CBOA Shareholders’ Meeting” means the meeting of CBOA’s shareholders to be held pursuant to Section 7.2, including any adjournment or adjournments thereof.

“CBOA Support Agreements” shall have the meaning as set forth in the Recitals.

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).

“Certificates” shall have the meaning as set forth in Section 3.1(b).

“Change in Control Benefit” shall have the meaning as set forth in Section 4.21(j).

“Charter Conversion” shall have the meaning as set forth in Section 1.5.

“Closing” shall have the meaning as set forth in Section 1.2.

“Closing Date” means the date on which the Closing occurs.

“Code” shall have the meaning as set forth in the Recitals.

“Commerce Bank of Arizona” shall have the meaning as set forth in Section 1.5.

“Confidentiality Agreement” shall have the meaning as set forth in Section 7.9(b).

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.13(a).

“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning as set forth in Section 4.15.

“Default” means (i) any material breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would constitute material breach or violation of or default under any Contract, Law, Order, or Permit.

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“Dissenting Share” shall have the meaning as set forth in Section 3.7.

“DOL” shall have the meaning as set forth in Section 4.21(c).

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, bonus, retention, change in control or other incentive, medical, vision, dental or other health, life insurance, flexible spending account, cafeteria, vacation or paid time off, holiday, disability or any other employee benefit or fringe benefit plan, policy, or arrangement, including any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and any employment agreement, severance agreement, individual independent contractor or consulting agreement, or other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits; in each case whether or not it is or is intended to be (i) covered or qualified under the Code, ERISA or any other Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Enforceability Exceptions” shall have the meaning as set forth in Section 4.2(a).

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”), (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”), (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.), (v) the Clean Water Act (33 U.S.C. §§1251 et seq.), (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)–(vi) of this subparagraph, (viii) any amendments to the statutes, laws or ordinances listed in parts (i)–(vi) of this subparagraph, in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)–(vii) of this subparagraph, and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a CBOA Entity or B34 Entity, as the context requires, would be treated as a single employer under Section 4001(b) of ERISA or Code Section 414(b), (c), (m), or (o).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning as set forth in Section 3.3(a).

“Exchange Agent Agreement” shall have the meaning as set forth in Section 3.3(c).

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a).

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“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a).

“Executive Officer” or “Executive Officers” shall have the meaning as set forth in Section 7.13(d).

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Gross-Up Payment” shall have the meaning as set forth in Section 4.21(j).

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.

“HOLA” shall have the meaning as set forth in Section 4.1.

“Indemnitees” shall have the meaning as set forth in Section 7.14(a).

“Insurer” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by CBOA or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

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“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.8(j).

“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c).

“Knowledge” shall mean the actual knowledge of those individuals set forth in Section 10.1 of the CBOA Disclosure Memorandum and Section 10.1 of the B34 Disclosure Memorandum. For purposes of this definition, the individuals set forth in Section 10.1 of the CBOA Disclosure Memorandum and Section 10.1 of the B34 Disclosure Memorandum shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such individual in the course of the management reporting practices of CBOA or B34, as applicable.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” shall have the meaning as set forth in Section 4.10(a).

“Loan Investor” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by CBOA or any of its Subsidiaries, or a security backed by or representing an interest in any such mortgage loan.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

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“Material Adverse Effect” means, with respect to CBOA or B34, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such Party and its Subsidiaries taken as a whole (provided that with respect to this clause (i), “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated by this Agreement (including any effect on a Party’s relationships with its customers or employees) (provided that this exception shall not apply for purposes of the representations and warranties in Sections 4.2(b) or 5.2(b)) or actions expressly required by this Agreement in contemplation of the transactions contemplated by this Agreement, (E) a decline in the trading price of a Party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (F) the occurrence of any natural or man-made disaster or from any outbreak of any disease or other public health event; except, with respect to subclauses (A), (B), (C) and (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate) or (ii) the ability of such Party to consummate the transactions contemplated by this Agreement by the Outside Date.

“MDGCL” shall have the meaning as set forth in Section 1.1.

“Merger” shall have the meaning as set forth in Section 1.1.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a).

“OCC” shall mean the Office of the Comptroller of the Currency.

“Officer Agreements” shall have the meaning as set forth in Section 7.13(d).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“OREO” shall have the meaning as set forth in Section 4.16(b).

“Outside Date” shall have the meaning as set forth in Section 9.1(f).

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines, orders, or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Party” means CBOA or B34, and “Parties” means both such Persons.

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“PBGC” shall have the meaning as set forth in Section 4.21(c).

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Material Adverse Effect on B34 or CBOA, as the case may be.

“Permitted Encumbrances” means (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Personal Data” shall have the meaning as set forth in Section 4.19(f).

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).

“Registration Statement” shall have the meaning as set forth in Section 4.2(c).

“Regulatory Approvals” shall have the meaning as set forth in Section 4.2(c).

“Regulatory Authorities” means, collectively, the SEC, FINRA, the Arizona Department of Insurance and Financial Institutions, the Arizona Corporation Commission – Corporate Division, the State Department of Assessments and Taxation of Maryland, the FDIC, the Department of Justice, the Federal Reserve, the Office of the Comptroller of the Currency, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite B34 Stockholder Approval” shall have the meaning as set forth in Section 5.2(a).

“Requisite CBOA Shareholder Approval” shall have the meaning as set forth in Section 4.2(a).

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

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“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Security Breach” shall have the meaning as set forth in Section 4.19(f).

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party, which, upon acceptance by CBOA, would create a legally binding obligation of such Third Party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that the CBOA’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of CBOA Common Stock or all, or substantially all, of the assets of CBOA and its Subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to CBOA’s shareholders that is more favorable, from a financial point of view, than the consideration to be paid to CBOA’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (2) is, in light of the other terms of such proposal, more favorable to CBOA’s shareholders than the Merger and the other transactions contemplated by this Agreement, and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

“Surviving Corporation” means B34 as the surviving corporation resulting from the Merger.

“Takeover Statutes” shall have the meaning as set forth in Section 4.30.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

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“Termination Fee” shall have the meaning as set forth in Section 9.3(a).

“Third Party” shall have the meaning as set forth in Section 7.4(a).

“WARN Act” shall have the meaning as set forth in Section 4.20(f).

(b)            Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. The word “or” shall be interpreted to mean “and/or”.

10.2        Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of CBOA, shall be paid at Closing and prior to the Effective Time.

10.3        Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as specifically provided in Section 7.14.

10.4        Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder/stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of CBOA Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of CBOA Common Stock.

10.5        Waivers.

(a)            Prior to or at the Effective Time, B34, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CBOA, to waive or extend the time for the compliance or fulfillment by CBOA of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of B34 under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of B34.

(b)           Prior to or at the Effective Time, CBOA, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by B34, to waive or extend the time for the compliance or fulfillment by B34 of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CBOA under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CBOA.

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(c)           The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.6        Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.7          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

B34:	Bancorp 34, Inc.
8777 E. Hartford Drive, Suite 100
Scottsdale, AZ 85255
Attention: James Crotty
Email: Jim.C@Bank34.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street, NW, Suite 1700
Atlanta, GA 30363
Attention: J. Brennan Ryan
Email: brennan.ryan@nelsonmullins.com

CBOA:	CBOA Financial, Inc.
7315 North Oracle Road, Suite 181
Tucson, AZ 85704
Attention: Chris Webster
Email: cwebster@commercebankaz.com

Copy to Counsel:	Otteson Shapiro LLP
7979 East Tufts Avenue, Suite 1600
Denver, CO 80237
Attention: Christian E. Otteson
Email: ceo@os.law
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10.8        Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Arizona. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Maricopa County, Arizona. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.9        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.10      Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement. Disclosure of an item in one of the CBOA Disclosure Memorandum or the B34 Disclosure Memorandum, as applicable, shall be deemed to modify both (a) the representations and warranties contained in the section of this Agreement to which it corresponds in number and (b) any other representation and warranty of CBOA or B34, as applicable, in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty.

10.11      Interpretations.

(a)            Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter of this Agreement. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)           No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to or in connection with this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by either Party hereto to the extent prohibited by Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

(c)           Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific Governmental Authorities includes amendments to any such statute or regulation and any successor statute or regulation, or Governmental Authority, as the case may be. Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.

(d)           All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

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10.12      Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13      Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BANCORP 34, INC.

By:	/s/ James Crotty
Name:	James Crotty
Title:	President and CEO

Signature Page to Agreement and Plan of Merger

CBOA FINANCIAL, INC.

By:	/s/ Chris Webster
Name:	Chris Webster
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2023 (this “Amendment”), is by and between Bancorp 34, Inc., a Maryland corporation (“B34”) and CBOA Financial, Inc., an Arizona corporation (“CBOA” together with B34, the “Parties”).

WITNESSETH:

WHEREAS , the Parties have heretofore entered into that certain Agreement and Plan of Merger, dated as of April 27, 2023 (the “Merger Agreement”);

WHEREAS , Section 10.4 of the Merger Agreement provides that the Merger Agreement may be amended in writing by the Parties; and

WHEREAS , the Parties desire to amend the Merger Agreement in certain respects as set forth in this Amendment.

NOW, THEREFORE , in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.             Defined Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.

2.             Amendment of Section 3.1(a) of the Merger Agreement. Section 3.1(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“At the Effective Time, subject Section 3.6, by virtue of the Merger and without any action on the part of the Parties, each share of CBOA Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and Dissenting Shares, if any) shall be converted into the right to receive 0.2628 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and non-assessable shares of B34 Common Stock (the “Merger Consideration”).”

3.             Amendment of Section 9.1(f) of the Merger Agreement. Section 9.1(f) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“by either B34 or CBOA if the Merger shall not have been consummated on or before June 28, 2024 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement; provided, however, that the Outside Date may be extended by the mutual written agreement of the Parties; or

4.             Disclosure Memorandum. In connection with this Amendment, B34 has supplemented the B34 Disclosure Memorandum (the “B34 Disclosure Memorandum Supplement”), a copy of which has been delivered to CBOA, and CBOA, by execution of this Amendment, hereby acknowledges receipt of the B34 Disclosure Memorandum Supplement.

5.             Limited Effect. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall continue and remain in full force and effect and the valid and binding obligation of the Parties in accordance with its terms. All references in the Merger Agreement to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended hereby.

6.             Miscellaneous. Section 10.8 (Governing Law), Section 10.9 (Counterparts), Section 10.11 (Interpretations) and Section 10.13 (Severability) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in counterparts by their respective officers thereunto duly authorized as of the date first above written.

BANCORP 34, INC.

By:	/s/ James Crotty
Name:	James Crotty
Title:	President and Chief Executive Officer

CBOA FINANCIAL, INC.

By:	/s/ Chris Webster
Name:	Chris Webster
Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

BANK MERGER AGREEMENT
between

COMMERCE BANK OF ARIZONA
and
BANK 34
under the charter of
BANK 34

This BANK MERGER AGREEMENT (this “Agreement”) is made as of [●], 2023 by and between COMMERCE BANK OF ARIZONA, an [Arizona-chartered banking corporation]1, being headquartered at 7315 N Oracle Road, City of Tucson, County of Pima, in the State of Arizona, and BANK 34, a federal savings association organized under the laws of the United States, being headquartered at 8777 E Hartford Drive, City of Scottsdale, County of Maricopa, in the State of Arizona.

WHEREAS, Bancorp 34, Inc., (“B34”) the parent company of Bank 34, and CBOA Financial, Inc., (“CBOA”) the parent company of Commerce Bank of Arizona, have entered into that certain Agreement and Plan of Merger, dated as of [●], 2023 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, CBOA shall merge with and into B34 (the “Merger”);

WHEREAS, the Merger Agreement contemplates that following the consummation of the Merger and pursuant to this Agreement, Commerce Bank of Arizona will merge with and into Bank 34 (the “Bank Merger”); and

WHEREAS, the boards of directors of each of Commerce Bank of Arizona and Bank 34 have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.

At the Effective Time (as defined below) Commerce Bank of Arizona shall be merged into Bank 34 under the charter of the latter. Bank 34 shall be the surviving entity of the Bank Merger and shall continue its existence as a federal savings association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of Commerce Bank of Arizona shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).

Section 2.

The name of the Surviving Association shall be Bank 34.

1 Note to draft: The Bank Merger Agreement may be revised to address the contemplated conversion of Commerce Bank of Arizona to a federal savings association in connection with the Merger.

Section 3.

The business of the Surviving Association shall be that of a federal savings association. This business shall be conducted by the Surviving Association at its main office to be located at 8777 E Hartford Drive, City of Scottsdale, County of Maricopa, in the State of Arizona and at its legally established branches. The established offices of Commerce Bank of Arizona immediately prior to the Bank Merger shall become branch facilities of the Surviving Association.

Section 4.

The amount of the capital stock that the Surviving Association shall be authorized to issue shall be unchanged, and at the Effective Time, the Surviving Association shall have [•] shares outstanding.

Section 5.

All assets of Commerce Bank of Arizona, and Bank 34 as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description.

Section 6.

Each share of capital stock of Bank 34, par value $0.10 per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.

Each share of capital stock of Commerce Bank of Arizona, par value $[•] per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments made in consideration therefor.

Section 7.

Upon consummation of the Bank Merger, the directors of the Surviving Association shall be the following individuals, to serve until the next annual meeting of its shareholders and until such time as their successors have been elected and qualified.

[.]

Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.

Section 8.

From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of Bank 34, each as in effect immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.

Section 9.

This Agreement shall terminate immediately and automatically without any further action on the part of Commerce Bank of Arizona or Bank 34, or any other person, upon the termination of the Merger Agreement.

Section 10.

The respective obligations of Commerce Bank of Arizona and Bank 34 under this Agreement shall be conditioned upon (i) the prior consummation of the Mergers in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of B34 as the sole shareholder of Bank 34, by the written consent of CBOA as the sole shareholder of Commerce Bank of Arizona, in each case as required by applicable law.

Section 11.

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original.

[Signatures on Following Page]

WITNESS, the signatures and seals of the merging banks as of the date first written above, each set by its president and/or chief executive officer attested to by its secretary, pursuant to a resolution of its board of directors.

COMMERCE BANK OF ARIZONA

By:
Name:
Title:

Attest:

Name:
Title:	Secretary

Signature Page to Bank Merger Agreement

BANK 34

By:
Name:
Title:

Attest:

Name:
Title:	Secretary

Execution Version

EXHIBIT B

FORM OF CBOA VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 27, 2023, by and among Bancorp 34, Inc., a Maryland corporation (“B34”), CBOA Financial, Inc., an Arizona corporation (“CBOA”), and [•], a [•] (“Shareholder”).

RECITALS

WHEREAS, Shareholder desires to support the transactions contemplated by that certain Agreement and Plan of Merger, dated as of even date herewith, by and between B34 and CBOA (the “Merger Agreement”), that provides for, among other things, the merger of CBOA with and into B34 pursuant to the terms set forth in the Merger Agreement (the “Merger”); and

WHEREAS, Shareholder, CBOA and B34 are executing this Agreement as a material inducement and condition to B34 entering into, executing and performing the Merger Agreement and the transactions contemplated therein (the “Transactions”), including, without limitation, the Merger.

NOW, THEREFORE, in consideration of, and as a material inducement to the execution and delivery of the Merger Agreement by B34 and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.            Representations and Warranties. Shareholder represents and warrants to B34 as follows:

(a)          Except as otherwise described in Appendix A or in connection with a charitable gift or donation or other transaction permitted under Section 3(a) hereof, Shareholder owns and has the right to vote the shares of CBOA Common Stock, identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”) and there are no other shares beneficially owned by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by Shareholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(b)          Shareholder has full legal right, power, authority and capacity to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution and delivery of this Agreement nor the compliance by Shareholder with the terms of this Agreement will result in a violation of, or a default under, or conflict with, any loan or credit arrangement, Liens (as defined in Section 1(c) of this Agreement), trust, legally binding agreement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject.

(c)          Shareholder has good and marketable title to the Shares. The Shares and, if certificated, the certificates representing the Shares are now, and at all times during the term hereof will be, held by Shareholder free and clear of all pledges, liens, security interests, proxies, voting trusts or agreements or any other encumbrances (any such encumbrance, a “Lien”), except for (i) any of the agreements contemplated herein, and (ii) Liens, if any, which have been previously disclosed in writing to B34 and will not prevent Shareholder from complying with the terms of this Agreement. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations under this Agreement and the consummation by Shareholder of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than with respect to any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity expressly contemplated in the Merger Agreement.

(d)          There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of Shareholder’s affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)          Shareholder understands and acknowledges that B34 is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

2.           Voting Agreements. At every meeting of the Shareholders of CBOA called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the shareholders of CBOA, Shareholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (ii) any other matter that is required to be approved by the shareholders of CBOA to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of CBOA under the Merger Agreement or Shareholder under this Agreement, (iii) any Acquisition Proposal, and (iv) any proposal, transaction, agreement, amendment of the CBOA Charter Documents or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as reasonably directed by B34 with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the shareholders of CBOA relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Shareholder may directly or indirectly have by virtue of the ownership of any of the Shares if the Effective Time occurs. Shareholder further agrees not to vote or execute any written consent to rescind in any manner any prior vote taken that is contemplated by Section 2(a)(i) of this Agreement.

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3.           Transfer of Shares.

(a)          Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of B34 and CBOA, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for the Shares) or any interest therein, over which Shareholder has sole dispositive power (or any interest therein), and Shareholder will use reasonable best efforts to not permit the transfer, pledge, encumbrance, distribution by gift or donation, or disposal of any of the Shares pursuant to which Shareholder has shared dispositive power (or any interest therein) whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 2 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform Shareholder’s covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit Shareholder from (x) disposing of or surrendering to CBOA shares underlying any equity award issued by CBOA in connection with the vesting or exercise of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering the Shares to any member of Shareholder’s immediate family, to a trust for the benefit of Shareholder, to Shareholder’s spouse, ancestors or descendants or other transfers solely for estate planning purposes, or upon the death of Shareholder; provided that such a transfer shall only be permitted if, as a precondition to such transfer, the transferee enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 2 hereof. Once the Requisite CBOA Shareholder Approval has been obtained, the prohibitions provided for in this Section 3 shall no longer apply to Shareholder.

(b)          Transfer of Voting Rights. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any of the Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

4.           No Solicitation. Shareholder agrees not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than B34) any information or data with respect to CBOA or any of its Subsidiaries or otherwise in furtherance of an Acquisition Proposal, or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

5.          Certain Events. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of CBOA affecting CBOA Common Stock, or the acquisition of additional shares of CBOA Common Stock or other voting securities of CBOA by Shareholder, the number of shares of CBOA Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of CBOA Common Stock or other voting securities of CBOA issued to or acquired by Shareholder.

6.           Capacity as Shareholder. Shareholder is entering into this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in Shareholder’s capacity as a director or officer, as applicable, of CBOA or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights

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under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to CBOA or its shareholders.

7.           Irrevocable Proxy. Shareholder hereby appoints B34 and any designee of B34, and each of them individually, until termination of this Agreement pursuant to Section 10 hereof, Shareholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2 hereof. This proxy and power of attorney is given solely to secure the performance of the duties of Shareholder under this Agreement and the decision to vote or act by written consent during the term of this Agreement shall be exercised at the discretion of B34 (including, without limitation, in the event of a breach or potential breach of this Agreement by Shareholder), following written notice to CBOA and Shareholder that B34 is exercising its rights under this Section 7. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

8.           Confidentiality. Shareholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by CBOA and B34, at which time Shareholder may only divulge such information as has been publicly disclosed by CBOA and B34. Shareholder hereby authorizes CBOA and B34 to publish and disclose in any announcement or disclosure in connection with the Merger Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

9.           Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of B34 to enter into the Merger Agreement that certain shareholders of CBOA execute and deliver this form of Agreement and that it will be impossible to measure the monetary damages to B34 in the event that Shareholder fails to comply with the obligations imposed by this Agreement. Accordingly, in the event of any such failure, irreparable damage will occur and B34 will not have any adequate remedy at law. The parties hereto agree that B34 shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

10.         Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

11.         Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

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12.         Independent Review and Advice. Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

13.         Miscellaneous.

(a)          Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(b)          As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(c)          All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to B34 or CBOA, to the addresses set forth in Section 10.7 of the Merger Agreement; and (ii) if to Shareholder, to its address set forth below its signature on the last page hereof.

(d)          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)          This Agreement may be executed in two or more counterparts by electronic means, all of which shall be considered and have the same force and effect as one and the same agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.

(f)           This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(g)          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Arizona without regard to the applicable conflicts of laws principles thereof. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Arizona and the parties hereby consent to the exclusive jurisdiction of such courts.

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(h)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

(i)           No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on the following page(s)]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting and Support Agreement as of the day and year first above written.

BANCORP 34, INC.

By:
Name:
Title:

Signature Page to Voting and Support Agreement

CBOA FINANCIAL, INC.

By:
Name:
Title:

Signature Page to Voting and Support Agreement

SHAREHOLDER

By:

Name:

Address:

Number of Shares Owned

Signature Page to Voting and Support Agreement

Appendix A

Exceptions to Representations:

☐ Check the box if the following statement is applicable: Shareholder is the joint beneficial owner of the Shares, together with Shareholder’s spouse.

☐ Check the box if the following statement is applicable: Shareholder has joint voting power over the Shares, together with Shareholder’s spouse.

Other exceptions:

Signature Page to Voting and Support Agreement

EXHIBIT C

FORM OF B34 VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 27, 2023, by and among Bancorp 34, Inc., a Maryland corporation (“B34”), CBOA Financial, Inc., an Arizona corporation (“CBOA”), and [•], a [•] (“Stockholder”).

RECITALS

WHEREAS, Stockholder desires to support the transactions contemplated by that certain Agreement and Plan of Merger, dated as of even date herewith, by and between B34 and CBOA (the “Merger Agreement”), that provides for, among other things, the merger of CBOA with and into B34 pursuant to the terms set forth in the Merger Agreement (the “Merger”); and

WHEREAS, Stockholder, CBOA and B34 are executing this Agreement as a material inducement and condition to B34 entering into, executing and performing the Merger Agreement and the transactions contemplated therein (the “Transactions”), including, without limitation, the Merger.

NOW, THEREFORE, in consideration of, and as a material inducement to the execution and delivery of the Merger Agreement by CBOA and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Representations and Warranties. Stockholder represents and warrants to CBOA as follows:

(a)          Except as otherwise described in Appendix A or in connection with a charitable gift or donation or other transaction permitted under Section 3(a) hereof, Stockholder owns and has the right to vote the shares of B34 Common Stock, identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Stockholder during the term of this Agreement, being referred to as the “Shares”) and there are no other shares beneficially owned by Stockholder. Stockholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Stockholder on the date of this Agreement and all of the Shares hereafter acquired by Stockholder and owned beneficially or of record by Stockholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(b)          Stockholder has full legal right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution and delivery of this Agreement nor the compliance by Stockholder with the terms of this Agreement will result in a violation of, or a default under, or conflict with, any loan or credit arrangement, Liens (as defined in Section 1(c) of this Agreement), trust, legally binding agreement or restriction of any kind to which Stockholder is a party or bound or to which the Shares are subject.

(c)          Stockholder has good and marketable title to the Shares. The Shares and, if certificated, the certificates representing the Shares are now, and at all times during the term hereof will be, held by Stockholder free and clear of all pledges, liens, security interests, proxies, voting trusts or agreements or any other encumbrances (any such encumbrance, a “Lien”), except for (i) any of the agreements contemplated herein, and (ii) Liens, if any, which have been previously disclosed in writing to CBOA and will not prevent Stockholder from complying with the terms of this Agreement. Stockholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations under this Agreement and the consummation by Stockholder of the transactions contemplated hereby will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than with respect to any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity expressly contemplated in the Merger Agreement.

(d)          There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of Stockholder’s affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)          Stockholder understands and acknowledges that CBOA is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

2.           Voting Agreements. At every meeting of the Stockholders of B34 called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the Stockholders of B34, Stockholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (ii) any other matter that is required to be approved by the Stockholders of B34 to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of B34 under the Merger Agreement or Stockholder under this Agreement, and (iii) any proposal, transaction, agreement, amendment of the B34 Charter Documents or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as reasonably directed by CBOA with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the Stockholders of B34 relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Stockholder may directly or indirectly have by virtue of the ownership of any of the Shares if the Effective Time occurs. Stockholder further agrees not to vote or execute any written consent to rescind in any manner any prior vote taken that is contemplated by Section 2(a)(i) of this Agreement.

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3.           Transfer of Shares.

(a)          Prohibition on Transfers of Shares; Other Actions. Stockholder hereby agrees that while this Agreement is in effect, Stockholder shall not, except with the prior written approval of B34 and CBOA, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for the Shares) or any interest therein, over which Stockholder has sole dispositive power (or any interest therein), and Stockholder will use reasonable best efforts to not permit the transfer, pledge, encumbrance, distribution by gift or donation, or disposal of any of the Shares pursuant to which Stockholder has shared dispositive power (or any interest therein) whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 2 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Stockholder’s power, authority and ability to comply with and perform Stockholder’s covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit Stockholder from (x) disposing of or surrendering to B34 shares underlying any equity award issued by B34 in connection with the vesting or exercise of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering the Shares to any member of Stockholder’s immediate family, to a trust for the benefit of Stockholder, to Stockholder’s spouse, ancestors or descendants or other transfers solely for estate planning purposes, or upon the death of Stockholder; provided that such a transfer shall only be permitted if, as a precondition to such transfer, the transferee enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 2 hereof. Once the Requisite B34 Stockholder Approval has been obtained, the prohibitions provided for in this Section 3 shall no longer apply to Stockholder.

(b)         Transfer of Voting Rights. Stockholder hereby agrees that while this Agreement is in effect, Stockholder shall not deposit any of the Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

4.          Certain Events. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of B34 affecting B34 Common Stock, or the acquisition of additional shares of B34 Common Stock or other voting securities of B34 by Stockholder, the number of shares of B34 Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of B34 Common Stock or other voting securities of B34 issued to or acquired by Stockholder.

5.           Capacity as Stockholder. Stockholder is entering into this Agreement in Stockholder’s capacity as the record or beneficial owner of the Shares, and not in Stockholder’s capacity as a director or officer, as applicable, of B34 or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Stockholder from exercising fiduciary duties as an officer or director to B34 or its Stockholders.

6.           Irrevocable Proxy. Stockholder hereby appoints CBOA and any designee of CBOA, and each of them individually, until termination of this Agreement pursuant to Section 9 hereof, Stockholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2 hereof. This proxy and power of attorney is given solely to secure the performance of the duties of Stockholder under this Agreement and the decision to vote or act by written consent during the term of this Agreement shall be exercised at the

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discretion of CBOA (including, without limitation, in the event of a breach or potential breach of this Agreement by Stockholder), following written notice to B34 and Stockholder that CBOA is exercising its rights under this Section 6. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

7.           Confidentiality. Stockholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by CBOA and B34, at which time Stockholder may only divulge such information as has been publicly disclosed by CBOA and B34. Stockholder hereby authorizes CBOA and B34 to publish and disclose in any announcement or disclosure in connection with the Merger Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s obligations under this Agreement.

8.           Specific Performance; Remedies; Attorneys’ Fees. Stockholder acknowledges that it is a condition to the willingness of CBOA to enter into the Merger Agreement that certain Stockholders of B34 execute and deliver this form of Agreement and that it will be impossible to measure the monetary damages to CBOA in the event that Stockholder fails to comply with the obligations imposed by this Agreement. Accordingly, in the event of any such failure, irreparable damage will occur and CBOA will not have any adequate remedy at law. The parties hereto agree that CBOA shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

9.           Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

10.         Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

11.         Independent Review and Advice. Stockholder represents and warrants that Stockholder has carefully read this Agreement; that Stockholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Stockholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Stockholder is entering into this Agreement of Stockholder’s own free will. Stockholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

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12.         Miscellaneous.

(a)          Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(b)          As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(c)          All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to B34 or CBOA, to the addresses set forth in Section 10.7 of the Merger Agreement; and (ii) if to Stockholder, to its address set forth below its signature on the last page hereof.

(d)          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)          This Agreement may be executed in two or more counterparts by electronic means, all of which shall be considered and have the same force and effect as one and the same agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.

(f)           This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(g)          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Arizona without regard to the applicable conflicts of laws principles thereof. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Arizona and the parties hereby consent to the exclusive jurisdiction of such courts.

(h)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

(i)           No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on the following page(s)]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting and Support Agreement as of the day and year first above written.

BANCORP 34, INC.

By:
Name:
Title:

Signature Page to Voting and Support Agreement

CBOA FINANCIAL, INC.

By:
Name:
Title:

Signature Page to Voting and Support Agreement

STOCKHOLDER

By:

Name:

Address:

Number of Shares Owned

Signature Page to Voting and Support Agreement

Appendix A

Exceptions to Representations:

☐ Check the box if the following statement is applicable: Stockholder is the joint beneficial owner of the Shares, together with Stockholder’s spouse.

☐ Check the box if the following statement is applicable: Stockholder has joint voting power over the Shares, together with Stockholder’s spouse.

Other exceptions:

Signature Page to Voting and Support Agreement

Execution Version

EXHIBIT D-1

FORM OF OFFICER AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 27, 2023, is made by and between Bank 34, a federal savings bank (the “Bank” or the “Employer”) and Paul Tees, an individual resident of Arizona (the “Executive”). References herein to the “Company” refer to Bancorp 34, Inc., a Maryland corporation, the parent company of Employer. Certain terms used in this Agreement are defined in Section 20 hereof.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 27, 2023, by and between the Company, and CBOA Financial, Inc., the Executive’s employer as of the date this Agreement (“CBOA”), CBOA will merge with and into Company, with Company being the surviving corporation (the “Merger”).

WHEREAS, contingent on the consummation of the Merger, the Bank wishes to hire the Executive as its Executive Vice President and Chief Credit Officer and the Executive wishes to accept employment with the Bank under the terms and provisions set forth below, and this Agreement will only become effective immediately following the consummation of the Merger.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Executive Vice President, Chief Credit Officer of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank’s Bylaws or assigned by the Bank’s Board of Directors (the “Board”) or Chief Executive Officer (the “CEO”) from time to time. The Executive shall report to the Board and the CEO and shall devote his full working time to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. Further, the Executive’s service on the boards of directors (or similar body) of other charitable or for-profit businesses is subject to the prior approval of the Board to the extent that such activity (i) will interfere with the effective discharge of the Executive’s duties and responsibilities to the Employer or that any business related to such service is then in competition with any business of the Employer, its successors or assigns or (ii) would reasonably be expected to adversely affect the reputation of the Employer.

2.           Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence effective immediately following the consummation of the Merger and be for a term of ending April 30, 2025 (the “Initial Term”). Commencing on May 1, 2025 and continuing each May 1st thereafter during the Term of this Agreement, the Term hereof shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written Notice of Termination from the Employer or the Executive is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended (each, a “Renewal Term” and, together with the Initial Term, the “Term”). If either party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3.           Compensation and Benefits.

(a)         As of the date of this Agreement, the Employer shall pay the Executive an annual base salary rate of $247,500.00. The salary will be paid in accordance with the Bank’s standard payroll procedures. The Board, or its authorized designee directly supervising the Executive, shall evaluate the Executive’s performance at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b)         The Executive shall be eligible each year to receive a cash bonus equaling up to 40% of his annual base salary if the Employer achieves certain performance levels established from time to time by the Board or its authorized designee. Any bonus payment made pursuant to this Section 3(b) shall be made in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the previous year end for which the bonus was earned by the Executive and became a payable of the Employer.

(c)         In addition to the benefits specifically described in this Agreement, the Executive shall be eligible to participate in all retirement, welfare, health or other benefits plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. The parties agree that the benefits stated in this Section 3(c) shall be subject to the terms of such plans or programs applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

(d)         The Employer shall reimburse the Executive for reasonable and necessary travel, mobile cellular and data plans, and other business expenses related to the Executive’s duties in accordance with the Employer’s business expense reimbursement policy; provided however that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives.

All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the term of the Executive’s employment with Employer to be eligible for reimbursement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable and in accordance with the Employer’s reimbursement policy in effect, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

(e)         The Bank and Company shall apportion any payments or benefits paid to the Executive pursuant to this Agreement among themselves as they may agree from time to time; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Executive’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

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(f)          The Executive agrees to repay any compensation previously paid to the Executive under this Agreement that is required to be recovered under any applicable law (including any rule of any exchange or service through which the securities of the Bank or the Company are then traded), including, but not limited to, the following circumstances:

(i)       where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 364, Appendix A;

(ii)      where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iii)     if, while the Executive is also a senior executive officer of the Bank, the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation, when paid, exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law, any such compensation properly identified by the Company or the Bank by written notice. If the Executive fails to return such compensation within the applicable time period, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Company or the Bank. The provisions of this subsection shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.           Termination.

(a)         The Executive’s employment under this Agreement may be terminated prior to the end of the Term of this Agreement, if applicable, only as follows:

(i)       upon the death of the Executive. If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay the Executive’s estate any sums due him as base salary, reimbursement of expenses, and any accrued and unused vacation time to which the Executive may be entitled under Employer’s benefit plans and policies through the end of the month during which death occurred, each in accordance with the Employer’s standard payroll procedures. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of death will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive died. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Employer for the entire year and prorated through the date of the Executive’s death.

(ii)      upon the Disability of the Executive. During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (including accrued and unused vacation time, but not including any bonus for the then-current year, which shall be paid as set forth below) in accordance with the Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer; provided, however that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned through the date of onset of the physical or mental impairment that led to

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the Disability. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year which includes the date of onset of the physical or mental impairment that led to the Disability will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive became Disabled.

(iii)     by the Employer for Cause upon delivery of a Notice of Termination to the Executive, subject to any cure right to which the Executive is entitled pursuant to Section 20(c). If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and accrued and unused vacation time and reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement.

(iv)     by the Employer without Cause or by the Executive for Good Reason, in either case, prior to a Change in Control or more than 12 months following a Change in Control upon delivery of a Notice of Termination to the Executive. If the Executive desires to terminate this Agreement for Good Reason pursuant to this Section, the Executive must deliver a Notice of Termination within a 90-day period beginning on the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive’s delivery of a Notice of Termination. If the Executive’s employment is terminated under this provision, the Executive shall be entitled to the following: beginning on the first day of the month following the date of the Executive’s termination, and continuing on the first day of the month for the next 11 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary. Employer shall pay any other benefits through the date of termination, including accrued and unused vacation time, to which the Executive may be entitled under Employer’s benefit plans and policies through the end of the month during which termination occurred in accordance with the Employer’s standard payroll procedures. In addition, the Employer shall also pay the Executive any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested). Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of the Executive’s termination will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive’s employment was terminated. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Bank for the entire year and prorated through the date of the Executive’s termination of employment.

(v)      by the Employer without Cause or by the Executive for Good Reason, in either case, within 12 months following a Change in Control upon delivery of a Notice of Termination to the Executive. If the Executive desires to terminate this Agreement for Good Reason pursuant to this Section, the Executive must deliver a Notice of Termination within a 90-day period beginning on the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive’s delivery of a Notice of Termination. If the Executive’s employment is terminated pursuant to this provision, in addition to the Accrued Obligations, the Executive shall be entitled to the following:

(i)    the Employer shall pay the Executive within 60 days following the Executive’s last day of employment cash compensation in a single lump sum payment in an amount equal to the sum of Executive’s then current annual base salary plus the average of his last two years’ bonuses, plus any bonus awarded for previous years but which were not yet paid;

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(ii)   the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement. In accordance with COBRA (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Company’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this Subsection 4(a)(iv)(B)(ii) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

(vi)     by the Executive without Good Reason effective upon the 30th day after the Executive’s delivery of a Notice of Termination. If the Executive resigns under this provision, the Executive shall receive any sums due him as base salary or reimbursement of expenses through the date of such termination, and any other benefits, including accrued and unused vacation time, to which the Executive may be entitled under Employer’s benefit plans and policies, which shall be paid in accordance with the Employer’s standard payroll procedures.

(b)         With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. Within 60 days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release in the form acceptable to the Employer, and the Executive may not revoke such release within the revocation period stated in such release (which period shall be no longer than the period required to comply with applicable law), which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 60-day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Executive.

(c)         The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. If the Employer’s independent accounting firm or independent tax counsel appointed by the Employer and reasonably acceptable to the Executive (“Tax Counsel”) determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced

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to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

All calculations and determinations under this Section 4 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section. The Employer shall bear all costs Tax Counsel may incur in connection with its services. In connection with making determinations under this Section, Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

(d)         Notwithstanding anything contained in this Agreement to the contrary,

(i)       if the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Bank’s affairs by (1) a notice served under Section 8(e) or (g) of Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Employer shall (1) pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and (2) reinstate any such obligations which were suspended.

(ii)       if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Bank’s affairs by (1) an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

(iii)      if the Bank is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section (4)(d) shall not affect any vested rights of the parties hereto.

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(iv)      if the FDIC is appointed receiver or conservator of the Bank under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)          If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Bank, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)           If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Bank, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)         Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(h)          In the event that the Bank is subject to Part 359 of the FDIC Rules and Regulations (12 C.F.R. Part 359), then, notwithstanding the timing for the payment of any severance amounts described in this Section 4, no such payments shall be made or commenced, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Bank pursuant to Part 359 prior to the receipt of such concurrence or consent. Any payments prohibited by operation of this Section 4(h) shall be paid as a lump sum within 30 days following receipt of the concurrence or consent of the appropriate federal banking agency of the Bank or as otherwise directed by such federal banking agency.

(i)          Any golden parachute payment obligation may be governed by FDIC regulations at 12 C.F.R. Part 359, if the institution’s condition warrants when the payment obligation arises (e.g., the employee is terminated when the institution is in troubled condition).  In the latter case, the payment obligation would be wholly conditional upon the parties having obtained the express approval of the institution’s appropriate federal banking agency, the FDIC, or the approval of the institution’s appropriate federal banking agency and the concurrence of the FDIC.  As provided in the FDIC’s regulations under 12 C.F.R. § 303.244 and 12 C.F.R. § 359.4, the agencies may, or may not, provide permission to pay some (or none) of these amounts solely within their discretion pursuant to a written application.  Moreover, the characterizations of the payments by the parties to this Agreement (e.g., as to what is ‘severance’ or constitutes a ‘change-in-control’ payment) are not relevant under Part 359; if Part 359 is deemed applicable it will apply to all sums that constitute ‘golden parachute payments’ under Part 359 as interpreted by the appropriate agency or agencies, and may include health benefits (or some portion thereof), and incentive payments.

5.           Ownership of Work Product. The Employer shall own all Work Product arising during the Term or any extension thereof. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer or any of its Affiliates that the Executive conceives, develops, or delivers to the Employer in connection with his employment with or duties to the Employer or its Affiliates. The Executive agrees to, at the Employer’s sole cost and expense, take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

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6.           Protection of Trade Secrets and Confidential Information.

(a)         Through exercise of Executive’s rights and performance of Executive’s obligations under this Agreement, Executive will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Employer or any Affiliates (as defined in subsection 20(a)), including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Executive’s obligations under this Agreement. Except as required to perform Executive’s obligations under this Agreement, or except with Employer’s prior written permission, Executive shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer. Executive’s obligations under this provision shall remain in force (during and after the Term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law. Executive agrees to cooperate with any and all confidentiality requirements of Employer, and Executive shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets of which Executive becomes aware.

(b)         Executive agrees to maintain in strict confidence and, except as necessary to perform Executive’s duties for Employer, not to use or disclose any Confidential Information at any time, either during the Term of Executive’s employment or for a period of one (1) year after Executive’s last date of employment, so long as the pertinent data or information remains Confidential Information. “Confidential Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Executive during Executive’s employment, relating to Employer or any Affiliate or Employer’s or any Affiliate’s business, operations, customers, suppliers, products, employees, financial affairs or industrial practices. Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any information that (i) is or becomes publicly available without the fault of Executive; (ii) was, is or becomes available to Executive without a duty of confidentiality to the Bank or the Company prior to Executive’s employment by the Bank or from a person who, to Executive’s knowledge, is not otherwise bound, and who Executive has no reasonable basis to believe would be bound, by a confidentiality agreement with the Bank or the Company, or is not otherwise prohibited from providing the information to Executive by a legal or fiduciary obligation to the Bank or the Company in breach of this Agreement; or (iii) was or is independently developed or created by Executive without use of or reference to Confidential Information of the Bank or the Company.

(c)         Executive will abide by Employer’s and Company’s policies and regulations, as established from time to time, for the protection of its Confidential Information. Executive acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its Affiliated entities shall be and remain the sole property of Employer and/or such Affiliated entity. Executive agrees, upon the request of Employer, and in any event upon termination of Executive’s employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to Executive’s compliance with the foregoing).

(d)         The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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Accordingly, Executive shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if Executive uses good faith efforts to ensure that the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA.

7.           Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event within 30 days following any termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer or its Affiliates, their businesses or customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

8.           Restrictive Covenants.

(a)         No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Employer or any of its Affiliates on the date of termination and with whom the Executive has had material contact.

(b)         No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or hire away; or (ii) attempt to solicit, divert, or hire away to any Competing Business, any employee of the Employer or any of its Affiliates engaged in the Business, regardless of whether the employee is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)         Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months thereafter (other than a termination within one year following a Change in Control), the Executive shall not (without the prior written consent of the Employer) compete with the Bank or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 2% passive investment in (other than voting the Executive’s stock), a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

(d)         The restrictive covenants in this Section 8 of this Agreement shall not apply to Executive following any Termination under Section 4(a)(v) of the Agreement.

9.           Independent Provisions. The provisions in each of the above Sections 8(a), 8(b), and 8(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

10.         Indemnification. The Executive shall be entitled to the indemnification provided to officers pursuant to the Bank’s and the Company’s Articles of Incorporation and Bylaws and to the fullest extent permitted for officers of an Arizona state bank and Arizona business corporation pursuant to Arizona law and those provisions are incorporated herein by reference.

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11.         Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

12.          Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

13.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

14.         Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Arizona, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.

15.         Non-Waiver. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

16.         Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 8(a), 8(b) or 8(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 8 accomplishes the parties’ intent in relation to the then current facts and circumstances; provided that no such amendment shall make such terms more restrictive on the Executive. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

17.         Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment,” as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A.

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Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of the Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in the Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

(a)         If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)         Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, then payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

18.         Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent applicable and required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Employer to comply with the terms of the Dodd-Frank Act.

19.         Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Executive agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Employer.

20.         Certain Definitions.

(a)         “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)         “Business” shall mean the operation of an FDIC-insured depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

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(c)         “Cause” shall consist of any of Executive’s (i) material and adverse breach of any provision of this Agreement or any other written agreement between the Executive and the Bank, or failure to adhere to any material policy applicable generally to executive employees of the Bank; (ii) refusal or willful failure to perform his duties or to follow or implement a clear and lawful directive of the Board; (iii) conviction of, or the pleading of nolo contendre to, a crime involving moral turpitude (including, without limitation, forgery, money laundering, theft, embezzlement or fraud) or any felony under the laws of the United States or any state thereof; (iv) engagement in any willful misconduct, malfeasance or gross negligence in the performance of his duties, or material violation of any provision of any state, local or federal laws, regulations, ordinances, ethics requirements or codes that are applicable to the performance of his duties; (v) breach of fiduciary responsibility; or (vi) commission of an act of dishonesty which is materially injurious to the Bank; provided, however, that any such termination shall not constitute termination for Cause unless, with respect to the circumstances set forth in clauses (i) and (ii) above only, and to the extent such circumstances are susceptible to cure: (A) the Bank provides written notice to the Executive of the conditions or circumstances, as applicable, claimed to constitute grounds for termination for Cause within 60 days of the Board first learning of the existence of such condition or circumstance (such notice to be delivered in accordance with Section 19); (B) the Executive shall have 30 days following receipt of such notice to cure such condition or circumstance; and (C) the Executive fails to remedy such condition or circumstance within 30 days of receiving such written notice thereof. Any determination leading to a termination for Cause under this Agreement shall be made by resolution adopted by vote of the Board at a meeting called and held for that purpose.

(d)      “Change in Control” shall be deemed to occur upon any of the following transactions:

(i)       Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Bank;

(ii)      Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company or the Bank that represent more than 50% of the combined voting power of the Company’s or Bank’s then outstanding voting securities (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 20(d)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company or Bank principally for bona fide equity financing purposes, (II) any acquisition by the Company or Bank, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 20(d)(iv)(A) and 20(d)(iv)(B), or (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares of the Company or the Bank (the “Outstanding Common Shares”) or the Outstanding Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Bank or the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Bank or the Company;

(iii)     During any period of not more than two (2) consecutive years, individuals who constitute the Board of the Bank or the Company as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on such Board (either by a specific vote or by approval of the proxy statement of the Bank or the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent

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Director; provided, however, that no individual initially elected or nominated as a director of the Bank or the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv)     Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Bank or the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Bank’s or the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v)      Consummation of a stockholder-approved plan of complete liquidation of the Bank or the Company.

(e)         “Code” shall mean the Internal Revenue Code of 1986.

(f)          “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(g)         “Disability” or “Disabled” shall mean (i) the inability of the Executive to perform the essential functions of his job, and for which reasonable accommodation is unavailable, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than 12 months, as determined by a physician mutually agreed upon by the Executive and the Bank; or (ii) the receipt of income replacement benefits for a period of more than three months under a separate long-term disability plan covering the Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than 12 months.

(h)         “Good Reason” shall mean shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Employer’s material breach of any of its obligations under this Agreement; (ii) any material adverse change in Executive’s duties or authority or responsibilities (including reporting responsibilities), or the assignment of duties or responsibilities to Executive materially inconsistent with his position, (iii) Executive is no longer serving as the Executive Vice President, Chief Credit Officer of the Bank, (iv) reduction in Executive’s total annual cash compensation opportunity (i.e., Base Salary and target annual bonus), (v) a relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the Employer location from which the Executive was providing services immediately prior to the relocation of the Executive’s place of employment, or (vi) the failure of a successor to the Employer to assume the Employer’s obligations under this Agreement, provided, that, for (i) – (vi) above, Executive has given written notice to the Employer of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence and the Employer fails to cure such condition within thirty (30) days following the receipt of such written notification by the Executive to the Employer.

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(i)          “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination (not less than 30 days from the date of the notice), indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(j)          “Standard payroll procedures” shall mean payment no less frequently than monthly.

(k)         “Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

(l)          “Territory” shall mean a radius of 50 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank existing as of the date of termination of the Executive’s employment with the Employer.

21.         Payment of Attorneys’ Fees. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if it should appear to the Executive that the Employer is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Employer has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Bank to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Bank or any director, officer, shareholder or other person affiliated with the Employer, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.

22.         Entire Agreement; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between the Executive and the Employer regarding compensation or terms of employment of the Executive.

23.         Survival. The obligations of the parties pursuant to Sections 3(g), 4(a), 4(b), 5 through 9, 10 and 12, as applicable, shall survive the Executive’s termination of employment hereunder, including, if applicable, for the period designated under each of those respective sections.

24.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by facsimile, email, or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[signatures appear on following page]

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized and the Executive has signed and sealed this Agreement, effective as of the date described above.

BANK 34

ATTEST:

By:	By:

Name:	Name:

Title:

EXECUTIVE

Paul Tees
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Execution Version

EXHIBIT D-2

FORM OF OFFICER AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 27, 2023, is made by and between Bank 34, a federal savings bank (the “Bank” or the “Employer”) and Chris Webster, an individual resident of Arizona (the “Executive”). References herein to the “Company” refer to Bancorp 34, Inc., a Maryland corporation, the parent company of Employer. Certain terms used in this Agreement are defined in Section 20 hereof.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 27, 2023, by and between the Company, and CBOA Financial, Inc., the Executive’s employer as of the date this Agreement (“CBOA”), CBOA will merge with and into Company, with Company being the surviving corporation (the “Merger”).

WHEREAS, contingent on the consummation of the Merger, the Bank wishes to hire the Executive as its President and the Executive wishes to accept employment with the Bank under the terms and provisions set forth below, and this Agreement will only become effective immediately following the consummation of the Merger.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as President of the Bank and of the Company upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank’s and Company’s Bylaws as applicable or assigned by the Bank’s or Company’s Board of Directors (as applicable, the “Board”) of each respective entity or the Chief Executive Officer of the Bank (the “CEO”) from time to time. The Executive shall report to the Board and the CEO and shall devote his full working time to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. Further, the Executive’s service on the boards of directors (or similar body) of other charitable or for-profit businesses is subject to the prior approval of the Board to the extent that such activity (i) will interfere with the effective discharge of the Executive’s duties and responsibilities to the Employer or that any business related to such service is then in competition with any business of the Employer, its successors or assigns or (ii) would reasonably be expected to adversely affect the reputation of the Employer.

The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of the Company throughout the Term (as defined below) or any extension of this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the SEC and the Company’s and Bank’s regulators. The Board of the Company shall undertake every lawful effort to ensure that the Executive continues throughout the Term to be nominated, elected and reelected as a director of the Bank.

2.           Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence effective immediately following the consummation of the Merger and be for a term of ending April 30, 2025 (the “Initial Term”). Commencing on May 1, 2025 and continuing each May 1st thereafter during the Term of this Agreement, the Term hereof shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written Notice of Termination from the Employer or the Executive is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended (each, a “Renewal Term” and, together with the Initial Term, the “Term”). If either party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3.           Compensation and Benefits.

(a)         As of the date of this Agreement, the Employer shall pay the Executive an annual base salary rate of $275,000.00. The salary will be paid in accordance with the Bank’s standard payroll procedures. The Board shall evaluate the Executive’s performance at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b)         The Executive shall be eligible each year to receive a cash bonus equaling up to 40% of his annual base salary if the Employer achieves certain performance levels established from time to time by the Board or its authorized designee. Any bonus payment made pursuant to this Section 3(b) shall be made in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the previous year end for which the bonus was earned by the Executive and became a payable of the Employer.

(c)         In addition to the benefits specifically described in this Agreement, the Executive shall be eligible to participate in all retirement, welfare, health or other benefits plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. The parties agree that the benefits stated in this Section 3(c) shall be subject to the terms of such plans or programs applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

(d)         The Employer shall reimburse the Executive for reasonable and necessary travel, mobile cellular and data plans, and other business expenses related to the Executive’s duties in accordance with the Employer’s business expense reimbursement policy; provided however that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives.

All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the term of the Executive’s employment with Employer to be eligible for reimbursement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable and in accordance with the Employer’s reimbursement policy in effect, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

(e)          The Bank and Company shall apportion any payments or benefits paid to the Executive pursuant to this Agreement among themselves as they may agree from time to time; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Executive’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

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(f)          The Executive agrees to repay any compensation previously paid to the Executive under this Agreement that is required to be recovered under any applicable law (including any rule of any exchange or service through which the securities of the Bank or the Company are then traded), including, but not limited to, the following circumstances:

(i)       where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 364, Appendix A;

(ii)      where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iii)     if, while the Executive is also a senior executive officer of the Bank, the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation, when paid, exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law, any such compensation properly identified by the Company or the Bank by written notice. If the Executive fails to return such compensation within the applicable time period, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Company or the Bank. The provisions of this subsection shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.           Termination.

(a)         The Executive’s employment under this Agreement may be terminated prior to the end of the Term of this Agreement, if applicable, only as follows:

(i)       upon the death of the Executive. If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay the Executive’s estate any sums due him as base salary, reimbursement of expenses, and any accrued and unused vacation time to which the Executive may be entitled under Employer’s benefit plans and policies through the end of the month during which death occurred, as well as his base salary for a period of one year following his death, each in accordance with the Employer’s standard payroll procedures. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of death will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive died. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Employer for the entire year and prorated through the date of the Executive’s death.

(ii)      upon the Disability of the Executive. During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (including accrued and unused vacation time, but not including any bonus for the then-current year, which shall be paid as set forth below) in accordance with the Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer; provided, however that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned through the date of onset of the physical or mental impairment that led to

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the Disability. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year which includes the date of onset of the physical or mental impairment that led to the Disability will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive became Disabled.

(iii)     by the Employer for Cause upon delivery of a Notice of Termination to the Executive, subject to any cure right to which the Executive is entitled pursuant to Section 20(c). If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and accrued and unused vacation time and reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement.

(iv)     by the Employer without Cause or by the Executive for Good Reason, in either case, prior to a Change in Control or more than 12 months following a Change in Control upon delivery of a Notice of Termination to the Executive. If the Executive desires to terminate this Agreement for Good Reason pursuant to this Section, the Executive must deliver a Notice of Termination within a 90-day period beginning on the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive’s delivery of a Notice of Termination. If the Executive’s employment is terminated under this provision, the Executive shall be entitled to the following: beginning on the first day of the month following the date of the Executive’s termination, and continuing on the first day of the month for the next 11 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary. Employer shall pay any other benefits through the date of termination, including accrued and unused vacation time, to which the Executive may be entitled under Employer’s benefit plans and policies through the end of the month during which termination occurred in accordance with the Employer’s standard payroll procedures. In addition, the Employer shall also pay the Executive any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested). Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of the Executive’s termination will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive’s employment was terminated. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Bank for the entire year and prorated through the date of the Executive’s termination of employment.

(v)      by the Employer without Cause or by the Executive for Good Reason, in either case, within 12 months following a Change in Control upon delivery of a Notice of Termination to the Executive. If the Executive desires to terminate this Agreement for Good Reason pursuant to this Section, the Executive must deliver a Notice of Termination within a 90-day period beginning on the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive’s delivery of a Notice of Termination. If the Executive’s employment is terminated pursuant to this provision, in addition to the Accrued Obligations, the Executive shall be entitled to the following:

(i)     the Employer shall pay the Executive within 60 days following the Executive’s last day of employment cash compensation in a single lump sum payment in an amount equal to the sum of Executive’s then current annual base salary plus the average of his last two years’ bonuses, such amount multiplied by two, plus any bonus awarded for previous years but which were not yet paid;

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(ii)    the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement. In accordance with COBRA (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Company’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this Subsection 4(a)(iv)(B)(ii) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

(vi)     by the Executive without Good Reason effective upon the 30th day after the Executive’s delivery of a Notice of Termination. If the Executive resigns under this provision, the Executive shall receive any sums due him as base salary or reimbursement of expenses through the date of such termination, and any other benefits, including accrued and unused vacation time, to which the Executive may be entitled under Employer’s benefit plans and policies, which shall be paid in accordance with the Employer’s standard payroll procedures.

(b)         With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. Within 60 days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release in the form acceptable to the Employer, and the Executive may not revoke such release within the revocation period stated in such release (which period shall be no longer than the period required to comply with applicable law), which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 60-day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Executive.

(c)         As a condition to the Employer’s obligation to pay any amounts hereunder, regardless of the reason for the termination of the Executive’s employment, if requested in writing by the Bank or Company, the Executive shall offer to resign as a director of the Bank and of the Company, if the Executive is then serving in any such position.

(d)         The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. If the Employer’s independent accounting firm or independent tax counsel appointed by the Employer and reasonably acceptable to the Executive (“Tax Counsel”)

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determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

All calculations and determinations under this Section 4 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section. The Employer shall bear all costs Tax Counsel may incur in connection with its services. In connection with making determinations under this Section, Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

(e)         Notwithstanding anything contained in this Agreement to the contrary,

(i)       if the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Bank’s affairs by (1) a notice served under Section 8(e) or (g) of Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Employer shall (1) pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and (2) reinstate any such obligations which were suspended.

(ii)       if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Bank’s affairs by (1) an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

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(iii)      if the Bank is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section (4)(e) shall not affect any vested rights of the parties hereto.

(iv)      if the FDIC is appointed receiver or conservator of the Bank under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)           If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Bank, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)          If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Bank, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(h)         Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(i)           In the event that the Bank is subject to Part 359 of the FDIC Rules and Regulations (12 C.F.R. Part 359), then, notwithstanding the timing for the payment of any severance amounts described in this Section 4, no such payments shall be made or commenced, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Bank pursuant to Part 359 prior to the receipt of such concurrence or consent. Any payments prohibited by operation of this Section 4(i) shall be paid as a lump sum within 30 days following receipt of the concurrence or consent of the appropriate federal banking agency of the Bank or as otherwise directed by such federal banking agency.

(j)          Any golden parachute payment obligation may be governed by FDIC regulations at 12 C.F.R. Part 359, if the institution’s condition warrants when the payment obligation arises (e.g., the employee is terminated when the institution is in troubled condition).  In the latter case, the payment obligation would be wholly conditional upon the parties having obtained the express approval of the institution’s appropriate federal banking agency, the FDIC, or the approval of the institution’s appropriate federal banking agency and the concurrence of the FDIC.  As provided in the FDIC’s regulations under 12 C.F.R. § 303.244 and 12 C.F.R. § 359.4, the agencies may, or may not, provide permission to pay some (or none) of these amounts solely within their discretion pursuant to a written application.  Moreover, the characterizations of the payments by the parties to this Agreement (e.g., as to what is ‘severance’ or constitutes a ‘change-in-control’ payment) are not relevant under Part 359; if Part 359 is deemed applicable it will apply to all sums that constitute ‘golden parachute payments’ under Part 359 as interpreted by the appropriate agency or agencies, and may include health benefits (or some portion thereof), and incentive payments.

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5.           Ownership of Work Product. The Employer shall own all Work Product arising during the Term or any extension thereof. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer or any of its Affiliates that the Executive conceives, develops, or delivers to the Employer in connection with his employment with or duties to the Employer or its Affiliates. The Executive agrees to, at the Employer’s sole cost and expense, take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.           Protection of Trade Secrets and Confidential Information.

(e)         Through exercise of Executive’s rights and performance of Executive’s obligations under this Agreement, Executive will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Employer or any Affiliates (as defined in subsection 20(a)), including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Executive’s obligations under this Agreement. Except as required to perform Executive’s obligations under this Agreement, or except with Employer’s prior written permission, Executive shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer. Executive’s obligations under this provision shall remain in force (during and after the Term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law. Executive agrees to cooperate with any and all confidentiality requirements of Employer, and Executive shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets of which Executive becomes aware.

(f)          Executive agrees to maintain in strict confidence and, except as necessary to perform Executive’s duties for Employer, not to use or disclose any Confidential Information at any time, either during the Term of Executive’s employment or for a period of one (1) year after Executive’s last date of employment, so long as the pertinent data or information remains Confidential Information. “Confidential Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Executive during Executive’s employment, relating to Employer or any Affiliate or Employer’s or any Affiliate’s business, operations, customers, suppliers, products, employees, financial affairs or industrial practices. Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any information that: (i) is or becomes publicly available without the fault of Executive; (ii) was, is or becomes available to Executive without a duty of confidentiality to the Bank or the Company prior to Executive’s employment by the Bank or from a person who, to Executive’s knowledge, is not otherwise bound, and who Executive has no reasonable basis to believe would be bound, by a confidentiality agreement with the Bank or the Company, or is not otherwise prohibited from providing the information to Executive by a legal or fiduciary obligation to the Bank or the Company in breach of this Agreement; or (iii) was or is independently developed or created by Executive without use of or reference to Confidential Information of the Bank or the Company.

(g)         Executive will abide by Employer’s and Company’s policies and regulations, as established from time to time, for the protection of its Confidential Information. Executive acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its Affiliated entities shall be and remain the sole property of Employer and/or such Affiliated entity. Executive agrees, upon the request of Employer, and in any event upon termination of Executive’s employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to Executive’s compliance with the foregoing).

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(h)         The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, Executive shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if Executive uses good faith efforts to ensure that the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA.

7.           Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event within 30 days following any termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer or its Affiliates, their businesses or customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

8.           Restrictive Covenants.

(a)         No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Employer or any of its Affiliates on the date of termination and with whom the Executive has had material contact.

(b)         No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or hire away; or (ii) attempt to solicit, divert, or hire away to any Competing Business, any employee of the Employer or any of its Affiliates engaged in the Business, regardless of whether the employee is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)          Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months thereafter (other than a termination within one year following a Change in Control), the Executive shall not (without the prior written consent of the Employer) compete with the Bank or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 2% passive investment in (other than voting the Executive’s stock), a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

(d)         The restrictive covenants in this Section 8 of this Agreement shall not apply to Executive following any Termination under Section 4(a)(v) of the Agreement.

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9.           Independent Provisions. The provisions in each of the above Sections 8(a), 8(b), and 8(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

10.         Indemnification. The Executive shall be entitled to the indemnification provided to officers pursuant to the Bank’s and the Company’s Articles of Incorporation and Bylaws and to the fullest extent permitted for officers of an Arizona state bank and Arizona business corporation pursuant to Arizona law and those provisions are incorporated herein by reference.

11.         Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

12.          Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

13.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

14.         Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Arizona, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.

15.         Non-Waiver. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

16.         Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 8(a), 8(b) or 8(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 8 accomplishes the parties’ intent in relation to the then current facts and circumstances; provided that no such amendment shall make such terms more restrictive on the Executive. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

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17.         Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment,” as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of the Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in the Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

(a)         If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)         Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, then payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

18.         Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent applicable and required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Employer to comply with the terms of the Dodd-Frank Act.

19.         Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Executive agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Employer.

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20.         Certain Definitions.

(a)         “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)         “Business” shall mean the operation of an FDIC-insured depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)         “Cause” shall consist of any of Executive’s (i) material and adverse breach of any provision of this Agreement or any other written agreement between the Executive and the Bank, or failure to adhere to any material policy applicable generally to executive employees of the Bank; (ii) refusal or willful failure to perform his duties or to follow or implement a clear and lawful directive of the Board; (iii) conviction of, or the pleading of nolo contendre to, a crime involving moral turpitude (including, without limitation, forgery, money laundering, theft, embezzlement or fraud) or any felony under the laws of the United States or any state thereof; (iv) engagement in any willful misconduct, malfeasance or gross negligence in the performance of his duties, or a material violation of any provision of any state, local or federal laws, regulations, ordinances, ethics requirements or codes that are applicable to the performance of his duties; (v) breach of fiduciary responsibility; or (vi) commission of an act of dishonesty which is materially injurious to the Bank; provided, however, that any such termination shall not constitute termination for Cause unless, with respect to the circumstances set forth in clauses (i) and (ii) above only, and to the extent such circumstances are susceptible to cure: (A) the Bank provides written notice to the Executive of the conditions or circumstances, as applicable, claimed to constitute grounds for termination for Cause within 60 days of the Board first learning of the existence of such condition or circumstance (such notice to be delivered in accordance with Section 19); (B) the Executive shall have 30 days following receipt of such notice to cure such condition or circumstance; and (C) the Executive fails to remedy such condition or circumstance within 30 days of receiving such written notice thereof. Any determination leading to a termination for Cause under this Agreement shall be made by resolution adopted by vote of the Board at a meeting called and held for that purpose.

(d)      “Change in Control” shall be deemed to occur upon any of the following transactions:

(i)       Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Bank;

(ii)      Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company or the Bank that represent more than 50% of the combined voting power of the Company’s or Bank’s then outstanding voting securities (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 20(d)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company or Bank principally for bona fide equity financing purposes, (II) any acquisition by the Company or Bank, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 20(d)(iv)(A) and 20(d)(iv)(B), or (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares of the Company or the Bank (the “Outstanding Common Shares”) or the Outstanding Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Bank or the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or

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threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Bank or the Company;

(iii)     During any period of not more than two (2) consecutive years, individuals who constitute the Board of the Bank or the Company as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on such Board (either by a specific vote or by approval of the proxy statement of the Bank or the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Bank or the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv)     Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Bank or the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Bank’s or the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v)      Consummation of a stockholder-approved plan of complete liquidation of the Bank or the Company.

(e)         “Code” shall mean the Internal Revenue Code of 1986.

(f)          “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(g)         “Disability” or “Disabled” shall mean (i) the inability of the Executive to perform the essential functions of his job, and for which reasonable accommodation is unavailable, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than 12 months, as determined by a physician mutually agreed upon by the Executive and the Bank; or (ii) the receipt of income replacement benefits for a period of more than three months under a separate long-term disability plan covering the Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than 12 months.

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(h)         “Good Reason” shall mean shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Employer’s material breach of any of its obligations under this Agreement; (ii) any material adverse change in Executive’s duties or authority or responsibilities (including reporting responsibilities), or the assignment of duties or responsibilities to Executive materially inconsistent with his position, (iii) Executive is no longer serving as the President of the Bank and of the Company, (iv) reduction in Executive’s total annual cash compensation opportunity (i.e., Base Salary and target annual bonus), (v) a relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the Employer location from which the Executive was providing services immediately prior to the relocation of the Executive’s place of employment, or (vi) the failure of a successor to the Employer to assume the Employer’s obligations under this Agreement, provided, that, for (i) – (vi) above, Executive has given written notice to the Employer of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence and the Employer fails to cure such condition within thirty (30) days following the receipt of such written notification by the Executive to the Employer.

(i)          “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination (not less than 30 days from the date of the notice), indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(j)          “Standard payroll procedures” shall mean payment no less frequently than monthly.

(k)         “Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

(l)          “Territory” shall mean a radius of 50 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank existing as of the date of termination of the Executive’s employment with the Employer.

21.         Payment of Attorneys’ Fees. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if it should appear to the Executive that the Employer is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Employer has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Bank to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Bank or any director, officer, shareholder or other person affiliated with the Employer, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.

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22.         Entire Agreement; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between the Executive and the Employer regarding compensation or terms of employment of the Executive.

23.         Survival. The obligations of the parties pursuant to Sections 3(g), 4(a), 4(b), 5 through 9, 10 and 12, as applicable, shall survive the Executive’s termination of employment hereunder including, if applicable, for the period designated under each of those respective sections.

24.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by facsimile, email, or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[signatures appear on following page]

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized and the Executive has signed and sealed this Agreement, effective as of the date described above.

BANK 34

ATTEST:

By:	By:

Name:	Name:

Title:

EXECUTIVE

Chris Webster
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Execution Version

EXHIBIT D-3

FORM OF OFFICER AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 27, 2023, is made by and between Bank 34, a federal savings bank (the “Bank” or the “Employer”) and Evan Anderson, an individual resident of Arizona (the “Executive”). References herein to the “Company” refer to Bancorp 34, Inc., a Maryland corporation, the parent company of Employer. Certain terms used in this Agreement are defined in Section 20 hereof.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 27, 2023, by and between the Company, and CBOA Financial, Inc., the Executive’s employer as of the date this Agreement (“CBOA”), CBOA will merge with and into Company, with Company being the surviving corporation (the “Merger”).

WHEREAS, contingent on the consummation of the Merger, the Bank wishes to hire the Executive as Executive Vice President, Chief Information Officer and Chief Risk Officer of the Bank and the Company and the Executive wishes to accept employment with the Bank under the terms and provisions set forth below, and this Agreement will only become effective immediately following the consummation of the Merger.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Executive Vice President, Chief Information Officer and Chief Risk Officer of the Bank and of the Company upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank’s and Company’s Bylaws as applicable or assigned by the Bank’s or Company’s Board of Directors (as applicable, the “Board”) of each respective entity or the Chief Executive Officer of the Bank (the “CEO”) from time to time. The Executive shall report to the Board and the CEO and shall devote his full working time to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. Further, the Executive’s service on the boards of directors (or similar body) of other charitable or for-profit businesses is subject to the prior approval of the Board. To the extent that such activity (i) will interfere with the effective discharge of the Executive’s duties and responsibilities to the Employer or that any business related to such service is then in competition with any business of the Employer, its successors or assigns or (ii) would reasonably be expected to adversely affect the reputation of the Employer.

2.           Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence effective immediately following the consummation of the Merger and be for a term of ending April 30, 2025 (the “Initial Term”). Commencing on May 1, 2025 and continuing each May 1st thereafter during the Term of this Agreement, the Term hereof shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written Notice of Termination from the Employer or the Executive is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended (each a “Renewal Term” and, together with the Initial Term, the “Term”). If either party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3.           Compensation and Benefits.

(a)         As of the date of this Agreement, the Employer shall pay the Executive an annual base salary rate of $214,500.00. The salary will be paid in accordance with the Bank’s standard payroll procedures. The Board, or its authorized designee directly supervising the Executive, shall evaluate the Executive’s performance at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b)         The Executive shall be eligible each year to receive a cash bonus equaling up to 40% of his annual base salary if the Employer achieves certain performance levels established from time to time by the Board or its authorized designee. Any bonus payment made pursuant to this Section 3(b) shall be made in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the previous year end for which the bonus was earned by the Executive and became a payable of the Employer.

(c)         In addition to the benefits specifically described in this Agreement, the Executive shall be eligible to participate in all retirement, welfare, health or other benefits plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. The parties agree that the benefits stated in this Section 3(c) shall be subject to the terms of such plans or programs applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

(d)         The Employer shall reimburse the Executive for reasonable and necessary travel, mobile cellular and data plans, and other business expenses related to the Executive’s duties in accordance with the Employer’s business expense reimbursement policy; provided however that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives.

All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the term of the Executive’s employment with Employer to be eligible for reimbursement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable and in accordance with the Employer’s reimbursement policy in effect, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

(e)          The Bank and Company shall apportion any payments or benefits paid to the Executive pursuant to this Agreement among themselves as they may agree from time to time; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Executive’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

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(f)          The Executive agrees to repay any compensation previously paid to the Executive under this Agreement that is required to be recovered under any applicable law (including any rule of any exchange or service through which the securities of the Bank or the Company are then traded), including, but not limited to, the following circumstances:

(i)       where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 364, Appendix A;

(ii)      where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iii)     if, while the Executive is also a senior executive officer of the Bank, the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation, when paid, exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law, any such compensation properly identified by the Company or the Bank by written notice. If the Executive fails to return such compensation within the applicable time period, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Company or the Bank. The provisions of this subsection shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.           Termination.

(a)         The Executive’s employment under this Agreement may be terminated prior to the end of the Term of this Agreement, if applicable, only as follows:

(i)       upon the death of the Executive. If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay the Executive’s estate any sums due him as base salary, reimbursement of expenses, and any accrued and unused vacation time to which the Executive may be entitled under Employer’s benefit plans and policies through the end of the month during which death occurred, each in accordance with the Employer’s standard payroll procedures. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of death will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive died. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Employer for the entire year and prorated through the date of the Executive’s death.

(ii)      upon the Disability of the Executive. During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (including accrued and unused vacation time, but not including any bonus for the then-current year, which shall be paid as set forth below) in accordance with the Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer; provided, however that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned through the date of onset of the physical or mental impairment that led to

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the Disability. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year which includes the date of onset of the physical or mental impairment that led to the Disability will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive became Disabled.

(iii)     by the Employer for Cause upon delivery of a Notice of Termination to the Executive, subject to any cure right to which the Executive is entitled pursuant to Section 20(c). If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and accrued and unused vacation time and reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement.

(iv)     by the Employer without Cause or by the Executive for Good Reason, in either case, prior to a Change in Control or more than 12 months following a Change in Control upon delivery of a Notice of Termination to the Executive. If the Executive desires to terminate this Agreement for Good Reason pursuant to this Section, the Executive must deliver a Notice of Termination within a 90-day period beginning on the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive’s delivery of a Notice of Termination. If the Executive’s employment is terminated under this provision, the Executive shall be entitled to the following: beginning on the first day of the month following the date of the Executive’s termination, and continuing on the first day of the month for the next 11 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary. Employer shall pay any other benefits through the date of termination, including accrued and unused vacation time, to which the Executive may be entitled under Employer’s benefit plans and policies through the end of the month during which termination occurred in accordance with the Employer’s standard payroll procedures. In addition, the Employer shall also pay the Executive any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested). Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of the Executive’s termination will be paid in accordance with the terms of the plan pursuant to which the bonus is paid, but in any event within 70 days after the year end in which the Executive’s employment was terminated. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Bank for the entire year and prorated through the date of the Executive’s termination of employment.

(v)      by the Employer without Cause or by the Executive for Good Reason, in either case, within 12 months following a Change in Control upon delivery of a Notice of Termination to the Executive. If the Executive desires to terminate this Agreement for Good Reason, pursuant to this Section, the Executive must deliver a Notice of Termination within a 90-day period beginning on the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive’s delivery of a Notice of Termination. If the Executive’s employment is terminated pursuant to this provision, in addition to the Accrued Obligations, the Executive shall be entitled to the following:

(i)     the Employer shall pay the Executive within 60 days following the Executive’s last day of employment cash compensation in a single lump sum payment in an amount equal to the sum of Executive’s then current annual base salary plus the average of his last two years’ bonuses, plus any bonus awarded for previous years but which were not yet paid;

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(ii)   the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement. In accordance with COBRA (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Company’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this Subsection 4(a)(iv)(B)(ii) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

(vi)     by the Executive without Good Reason effective upon the 30th day after the Executive’s delivery of a Notice of Termination. If the Executive resigns under this provision, the Executive shall receive any sums due him as base salary or reimbursement of expenses through the date of such termination, and any other benefits, including accrued and unused vacation time, to which the Executive may be entitled under Employer’s benefit plans and policies, which shall be paid in accordance with the Employer’s standard payroll procedures.

(b)         With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. Within 60 days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release in the form acceptable to the Employer, and the Executive may not revoke such release within the revocation period stated in such release (which period shall be no longer than the period required to comply with applicable law), which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 60-day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Executive.

(c)         The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. If the Employer’s independent accounting firm or independent tax counsel appointed by the Employer and reasonably acceptable to the Executive (“Tax Counsel”) determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced

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to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

All calculations and determinations under this Section 4 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section. The Employer shall bear all costs Tax Counsel may incur in connection with its services. In connection with making determinations under this Section, Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

(d)         Notwithstanding anything contained in this Agreement to the contrary,

(i)       if the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Bank’s affairs by (1) a notice served under Section 8(e) or (g) of Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Employer shall (1) pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and (2) reinstate any such obligations which were suspended.

(ii)      if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Bank’s affairs by (1) an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

(iii)     if the Bank is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section (4)(d) shall not affect any vested rights of the parties hereto.

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(iv)     if the FDIC is appointed receiver or conservator of the Bank under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)          If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Bank, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)           If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Bank, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)         Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(h)          In the event that the Bank is subject to Part 359 of the FDIC Rules and Regulations (12 C.F.R. Part 359), then, notwithstanding the timing for the payment of any severance amounts described in this Section 4, no such payments shall be made or commenced, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Bank pursuant to Part 359 prior to the receipt of such concurrence or consent. Any payments prohibited by operation of this Section 4(h) shall be paid as a lump sum within 30 days following receipt of the concurrence or consent of the appropriate federal banking agency of the Bank or as otherwise directed by such federal banking agency.

(i)          Any golden parachute payment obligation may be governed by FDIC regulations at 12 C.F.R. Part 359, if the institution’s condition warrants when the payment obligation arises (e.g., the employee is terminated when the institution is in troubled condition).  In the latter case, the payment obligation would be wholly conditional upon the parties having obtained the express approval of the institution’s appropriate federal banking agency, the FDIC, or the approval of the institution’s appropriate federal banking agency and the concurrence of the FDIC.  As provided in the FDIC’s regulations under 12 C.F.R. § 303.244 and 12 C.F.R. § 359.4, the agencies may, or may not, provide permission to pay some (or none) of these amounts solely within their discretion pursuant to a written application.  Moreover, the characterizations of the payments by the parties to this Agreement (e.g., as to what is ‘severance’ or constitutes a ‘change-in-control’ payment) are not relevant under Part 359; if Part 359 is deemed applicable it will apply to all sums that constitute ‘golden parachute payments’ under Part 359 as interpreted by the appropriate agency or agencies, and may include health benefits (or some portion thereof), and incentive payments.

5.           Ownership of Work Product. The Employer shall own all Work Product arising during the Term or any extension thereof. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer or any of its Affiliates that the Executive conceives, develops, or delivers to the Employer in connection with his employment with or duties to the Employer or its Affiliates. The Executive, at the Employer’s sole cost and expense, agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

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6.           Protection of Trade Secrets and Confidential Information.

(i)          Through exercise of Executive’s rights and performance of Executive’s obligations under this Agreement, Executive will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Employer or any Affiliates (as defined in subsection 20(a)), including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Executive’s obligations under this Agreement. Except as required to perform Executive’s obligations under this Agreement, or except with Employer’s prior written permission, Executive shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer. Executive’s obligations under this provision shall remain in force (during and after the Term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law. Executive agrees to cooperate with any and all confidentiality requirements of Employer, and Executive shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets of which Executive becomes aware.

(j)          Executive agrees to maintain in strict confidence and, except as necessary to perform Executive’s duties for Employer, not to use or disclose any Confidential Information at any time, either during the Term of Executive’s employment or for a period of one (1) year after Executive’s last date of employment, so long as the pertinent data or information remains Confidential Information. “Confidential Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Executive during Executive’s employment, relating to Employer or any Affiliate or Employer’s or any Affiliate’s business, operations, customers, suppliers, products, employees, financial affairs or industrial practices. Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any information that (i) is or becomes publicly available without the fault of Executive (ii) was, is or becomes available to Executive without a duty of confidentiality to the Bank or the Company prior to Executive’s employment by the Bank or from a person who, to Executive’s knowledge, is not otherwise bound, and who Executive has no reasonable basis to believe would be bound, by a confidentiality agreement with the Bank or the Company, or is not otherwise prohibited from providing the information to Executive by a legal or fiduciary obligation to the Bank or the Company in breach of this Agreement; or (iii) was or is independently developed or created by Executive without use of or reference to Confidential Information of the Bank or the Company.

(k)          Executive will abide by Employer’s and Company’s policies and regulations, as established from time to time, for the protection of its Confidential Information. Executive acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its Affiliated entities shall be and remain the sole property of Employer and/or such Affiliated entity. Executive agrees, upon the request of Employer, and in any event upon termination of Executive’s employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to Executive’s compliance with the foregoing).

(l)           The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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Accordingly, Executive shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if Executive uses good faith efforts to ensure that the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA.

7.           Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event within 30 days following any termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer or its Affiliates, their businesses or customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

8.           Restrictive Covenants.

(a)         No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Employer or any of its Affiliates on the date of termination and with whom the Executive has had material contact.

(b)         No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or hire away; or (ii) attempt to solicit, divert, or hire away to any Competing Business, any employee of the Employer or any of its Affiliates engaged in the Business, regardless of whether the employee is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)         Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months thereafter (other than a termination within one year following a Change in Control), the Executive shall not (without the prior written consent of the Employer) compete with the Bank or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 2% passive investment in (other than voting the Executive’s stock), a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

(d)         The restrictive covenants in this Section 8 of this Agreement shall not apply to Executive following any Termination under Section 4(a)(v) of the Agreement.

9.           Independent Provisions. The provisions in each of the above Sections 8(a), 8(b), and 8(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

10.         Indemnification. The Executive shall be entitled to the indemnification provided to officers pursuant to the Bank’s and the Company’s Articles of Incorporation and Bylaws and to the fullest extent permitted for officers of an Arizona state bank and Arizona business corporation pursuant to Arizona law and those provisions are incorporated herein by reference.

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11.         Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

12.          Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

13.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

14.         Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Arizona, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.

15.         Non-Waiver. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

16.         Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 8(a), 8(b) or 8(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 8 accomplishes the parties’ intent in relation to the then current facts and circumstances; provided that no such amendment shall make such terms more restrictive on the Executive. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

17.         Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment,” as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of

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Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of the Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in the Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

(a)         If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)         Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, then payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

18.         Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent applicable and required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Employer to comply with the terms of the Dodd-Frank Act.

19.         Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Executive agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Employer.

20.         Certain Definitions.

(a)         “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)         “Business” shall mean the operation of an FDIC-insured depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

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(c)         “Cause” shall consist of any of Executive’s (i) material and adverse breach of any provision of this Agreement or any other written agreement between the Executive and the Bank, or failure to adhere to any material policy applicable generally to executive employees of the Bank; (ii) refusal or willful failure to perform his duties or to follow or implement a clear and lawful directive of the Board; (iii) conviction of, or the pleading of nolo contendre to, a crime involving moral turpitude (including, without limitation, forgery, money laundering, theft, embezzlement or fraud) or any felony under the laws of the United States or any state thereof; (iv) engagement in any willful misconduct, malfeasance or gross negligence in the performance of his duties, or material violation of any provision of any state, local or federal laws, regulations, ordinances, ethics requirements or codes that are applicable to the performance of his duties; (v) breach of fiduciary responsibility; or (vi) commission of an act of dishonesty which is materially injurious to the Bank; provided, however, that any such termination shall not constitute termination for Cause unless, with respect to the circumstances set forth in clauses (i) and (ii) above only, and to the extent such circumstances are susceptible to cure: (A) the Bank provides written notice to the Executive of the conditions or circumstances, as applicable, claimed to constitute grounds for termination for Cause within 60 days of the Board first learning of the existence of such condition or circumstance (such notice to be delivered in accordance with Section 19); (B) the Executive shall have 30 days following receipt of such notice to cure such condition or circumstance; and (C) the Executive fails to remedy such condition or circumstance within 30 days of receiving such written notice thereof. Any determination leading to a termination for Cause under this Agreement shall be made by resolution adopted by vote of the Board at a meeting called and held for that purpose.

(d)      “Change in Control” shall be deemed to occur upon any of the following transactions:

(i)       Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Bank;

(ii)      Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company or the Bank that represent more than 50% of the combined voting power of the Company’s or Bank’s then outstanding voting securities (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 20(d)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company or Bank principally for bona fide equity financing purposes, (II) any acquisition by the Company or Bank, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 20(d)(iv)(A) and 20(d)(iv)(B), or (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares of the Company or the Bank (the “Outstanding Common Shares”) or the Outstanding Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Bank or the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Bank or the Company;

(iii)     During any period of not more than two (2) consecutive years, individuals who constitute the Board of the Bank or the Company as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on such Board (either by a specific vote or by approval of the proxy statement of the Bank or the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent

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Director; provided, however, that no individual initially elected or nominated as a director of the Bank or the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv)     Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Bank or the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Bank’s or the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v)      Consummation of a stockholder-approved plan of complete liquidation of the Bank or the Company.

(e)         “Code” shall mean the Internal Revenue Code of 1986.

(f)          “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(g)         “Disability” or “Disabled” shall mean (i) the inability of the Executive to perform the essential functions of his job, and for which reasonable accommodation is unavailable, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than 12 months, as determined by a physician mutually agreed upon by the Executive and the Bank; or (ii) the receipt of income replacement benefits for a period of more than three months under a separate long-term disability plan covering the Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than 12 months.

(h)         “Good Reason” shall mean shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Employer’s material breach of any of its obligations under this Agreement; (ii) any material adverse change in Executive’s duties or authority or responsibilities (including reporting responsibilities), or the assignment of duties or responsibilities to Executive materially inconsistent with his position, (iii) Executive is no longer serving as the Executive Vice President, Chief Information Officer and Chief Risk Officer of the Bank and of the Company, (iv) reduction in Executive’s total annual cash compensation opportunity (i.e., Base Salary and target annual bonus), (v) a relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the Employer location from which the Executive was providing services immediately prior to the relocation of the Executive’s place of employment, or (vi) the failure of a successor to the Employer to assume the Employer’s obligations under this Agreement, provided, that, for (i) – (vi) above, Executive has given written notice to the Employer of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence and the Employer fails to cure such condition within thirty (30) days following the receipt of such written notification by the Executive to the Employer.

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(i)          “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination (not less than 30 days from the date of the notice), indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(j)          “Standard payroll procedures” shall mean payment no less frequently than monthly.

(k)         “Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

(l)          “Territory” shall mean a radius of 50 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank existing as of the date of termination of the Executive’s employment with the Employer.

21.         Payment of Attorneys’ Fees. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if it should appear to the Executive that the Employer is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Employer has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Bank to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Bank or any director, officer, shareholder or other person affiliated with the Employer, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.

22.         Entire Agreement; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between the Executive and the Employer regarding compensation or terms of employment of the Executive.

23.         Survival. The obligations of the parties pursuant to Sections 3(g), 4(a), 4(b), 5 through 9, 10 and 12, as applicable, shall survive the Executive’s termination of employment hereunder, including, if applicable, for the period designated under each of those respective sections.

24.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by facsimile, email, or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[signatures appear on following page]

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized and the Executive has signed and sealed this Agreement, effective as of the date described above.

BANK 34

ATTEST:

By:	By:

Name:	Name:

Title:

EXECUTIVE

Evan Anderson

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ANNEX B – OPINION OF PIPER SANDLER & CO.

Board of Directors	April 27, 2023

CBOA Financial, Inc.
7315 North Oracle Road
Suite 181

Tucson, AZ 85704

Ladies and Gentlemen:

CBOA Financial, Inc. (“CBOA”) and Bancorp 34, Inc. (“B34”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which CBOA will, subject to the terms and conditions set forth therein, merge with and into B34 (the “Merger”), so that B34 is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of the common stock, no par value, of CBOA (“CBOA Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of CBOA Common Stock as specified in the Agreement, shall be converted into the right to receive 0.24 of a share of common stock, par value $0.01 per share, of B34 (such common stock, “B34 Common Stock” and such consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CBOA Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated April 27, 2023; (ii) certain publicly available financial statements and other historical financial information of CBOA and its banking subsidiary, Commerce Bank of Arizona, Inc., that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of B34 and its banking subsidiary, Bank 34, that we deemed relevant; (iv) the relative contributions of assets, liabilities, equity and earnings of CBOA and B34 to the combined entity; (v) internal financial projections for CBOA for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of CBOA; (vi) internal financial projections for B34 for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of B34; (vii) the pro forma financial impact of the Merger on B34 based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of B34; (viii) the publicly reported historical price and trading activity for CBOA Common Stock and B34 Common Stock, including a comparison of certain stock trading information for CBOA Common Stock and B34 Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for CBOA and B34 with similar financial institutions for which information is publicly available; (x) certain financial terms and social considerations of recent merger of equals transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of CBOA and its representatives the business, financial condition, results of operations and prospects of CBOA and held similar discussions with certain members of the senior management of B34 and its representatives regarding the business, financial condition, results of operations and prospects of B34.

B-1

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CBOA, B34 or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of CBOA and B34 that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CBOA or B34, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of CBOA or B34, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CBOA or B34, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to CBOA or B34 or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for CBOA and B34 and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal financial projections for CBOA for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of CBOA. In addition, Piper Sandler used internal financial projections for B34 for the years ending December 31, 2023 through December 31, 2027, as provided by the senior management of B34. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of B34. With respect to the foregoing information, the respective senior managements of CBOA and B34 confirmed to us that such information reflected the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of CBOA and B34, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in CBOA’s or B34’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that CBOA and B34 will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CBOA, B34, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that CBOA has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

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Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of CBOA Common Stock or B34 Common Stock at any time or what the value of B34 Common Stock will be once the shares are actually received by the holders of CBOA Common Stock.

We have acted as CBOA’ financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. CBOA has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to CBOA in the two years preceding the date hereof, nor did Piper Sandler provide any investment banking services to B34 in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CBOA, B34 and their respective affiliates. We may also actively trade the equity and debt securities of CBOA, B34 and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of CBOA in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of CBOA as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CBOA Common Stock and does not address the underlying business decision of CBOA to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for CBOA or the effect of any other transaction in which CBOA might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any CBOA officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement/Prospectus and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of CBOA Common Stock from a financial point of view.

Very truly yours,

B-3

ANNEX C – OPINION OF MJC PARTNERS, LLC

April 26, 2023

Bancorp 34, Inc.

8777 E Hartford Drive

Suite 100

Scottsdale, AZ 85255

Members of the Board:

We understand that Bancorp 34, Inc. (“BCTF”) and its wholly owned subsidiary Bank 34 (“B34”), a federally chartered covered savings association, intend to enter into an Agreement and Plan of Merger and, dated on or around April 27, 2023 (the “Agreement”), pursuant to which, among other things, CBOA Financial, Inc. (“CBOF”) and its wholly owned subsidiary Commerce Bank of Arizona, Inc. (“CBOA”), an Arizona state-chartered bank, will merge with and into BCTF (the “Surviving Bank”) (the “Merger”). As a result of the Merger and on the terms and subject to conditions as outlined in the Agreement, CBOF shareholders will receive an aggregate merger consideration consisting of 2,482,704 shares of BCTF common stock based on a fixed exchange ratio of 0.2400x (the “Consideration”). Based on a BCTF share price of $12.16, this is equivalent to a purchase price of $2.92 per share of CBOF common stock.

In connection with the Merger and Agreement, you have requested our Opinion (the “Opinion”) as to whether the Consideration to be paid to CBOF pursuant to the Agreement is fair, from a financial point of view, to the shareholders of BCTF.

MJC Partners LLC (“MJC”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive bidding, private placements, and valuations for estate, corporate, and other purposes. As specialists in the banking industry, we have experience and knowledge of the valuation of banking institutions. MJC has not had a material relationship in the past with CBOF for which we have received compensation during the past year. MJC had a material relationship in the past with BCTF for which we have received compensation during the past two years.

We were retained by BCTF to render this Opinion. We will receive compensation from BCTF in connection with our services and BCTF has agreed to indemnify us for certain liabilities arising out of our engagement.

C-1

During the course of our engagement and for the purposes of the Opinion set forth herein, we have:

(i)	reviewed the Agreement and terms of the Merger;
(ii)	reviewed certain historical publicly available business and financial information concerning BCTF, CBOF, and CBOA, including among other things, quarterly and annual reports filed with the FDIC;
(iii)	analyzed certain financial projections prepared by BCTF management and certain financial projections prepared by CBOF management;
(iv)	reviewed certain potential scenarios, and business plans, provided by BCTF and CBOF, concerning the Surviving Bank;
(v)	held discussions with members of the senior management of BCTF and CBOF for the purpose of reviewing the future prospects of the Surviving Bank;
(vi)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and
(vii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this Opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by BCTF and CBOF and in the discussions with the management teams of both organizations. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of BCTF and CBOF, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for BCTF are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of BCTF or CBOF. In addition, we have not reviewed individual credit files, nor have we made an independent evaluation or appraisal of the assets and liabilities of BCTF or CBOF, or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to BCTF and CBOF.

The Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this Opinion. We have not undertaken to reaffirm or revise this Opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

C-2

This opinion is directed to the Board of Directors of Bancorp 34 in connection with its consideration of the Agreement and Merger, and while we approve its inclusion in its entirety in the proxy and related materials delivered to the stockholders of Bancorp 34 in connection with the proposed Merger, our Opinion does not constitute a recommendation to any stockholder of Bancorp 34 as to how any stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the Agreement and the Merger.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the Opinion as of the date hereof that the Consideration to be paid to CBOF pursuant to the Agreement is fair, from a financial point of view, to the shareholders of BCTF.

Sincerely,

MJC PARTNERS, LLC

C-3

ANNEX D – SECTIONS 10-1301 THROUGH 10-1331 OF THE ARIZONA BUSINESS CORPORATION ACT

Shareholders are advised to read the relevant sections of the Arizona Business Corporation Act (“ABCA”). The following extract does not revise, amend or supersede the ABCA.

§ 10-1301. Definitions

In this article, unless the context otherwise requires:

1. “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

2. “Corporation” means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

3. “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.

4. “Fair value” with respect to a dissenter’s shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.

5. “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.

6. “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

7. “Shareholder” means the record shareholder or the beneficial shareholder.

§ 10-1302. Right to dissent; applicability

A. A shareholder of a domestic corporation is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party if either:

(a) Shareholder approval is required for the merger by § 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.

(b) The corporation is a subsidiary that is merged with its parent under § 10-1104.

2. Consummation of a plan of interest exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

D-1

3. Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it either:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 10-604.

5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

6. An election of the shareholders pursuant to § 10-2404 to have benefit corporation status or an election of the shareholders pursuant to § 10-2405 to terminate status as a benefit corporation.

7. Consummation of a plan of domestication if the shareholder does not receive interests in the foreign domesticated entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of the domesticated entity as the shares held by the shareholder before the domestication.

8. Consummation of a plan of conversion if the shareholder does not receive interests in the converted entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of the converted entity as the shares held by the shareholder before the conversion.

9. Consummation of a plan of division if the shareholder does not receive interests in each resulting entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of each resulting entity as the shares held by the shareholder before the division.

B. A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

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C. This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code § 80a-1 through 80a-64).

D. Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action.

§ 10-1303. Dissent by nominees and beneficial owners

A. A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder’s other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if both:

1. The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.

2. The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

§ 10-1320. Notice of dissenters’ rights

A. If proposed corporate action creating dissenters’ rights under § 10-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article.

B. If corporate action creating dissenters’ rights under § 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and shall send them the dissenters’ notice described in § 10-1322.

§ 10-1321. Notice of intent to demand payment

A. If proposed corporate action creating dissenters’ rights under § 10-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall both:

1. Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated.

2. Not vote the shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.

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§ 10-1322. Dissenters’ notice

A. If proposed corporate action creating dissenters’ rights under § 10-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 10-1321.

B. The dissenters’ notice shall be sent no later than ten days after the corporate action is taken and shall:

1. State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date.

4. Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.

5. Be accompanied by a copy of this article.

§ 10-1323. Duty to demand payment

A. A shareholder sent a dissenters’ notice described in § 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 10-1322, subsection B, paragraph 3 and deposit the shareholder’s certificates in accordance with the terms of the notice.

B. A shareholder who demands payment and deposits the shareholder’s certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment or does not deposit the shareholder’s certificates if required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this article.

§ 10-1324. Share restrictions

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under § 10-1326.

B. The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

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§ 10-1325. Payment

A. Except as provided in § 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with § 10-1323 the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest.

B. The payment shall be accompanied by all of the following:

1. The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

2. A statement of the corporation’s estimate of the fair value of the shares.

3. An explanation of how the interest was calculated.

4. A statement of the dissenter’s right to demand payment under § 10-1328.

5. A copy of this article.

§ 10-1326. Failure to take action

A. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under § 10-1322 and shall repeat the payment demand procedure.

§ 10-1327. After-acquired shares

A. A corporation may elect to withhold payment required by § 10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters’ right to demand payment under § 10-1328.

D-5

§ 10-1328. Procedure if shareholder dissatisfied with payment or offer

A. A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due and either demand payment of the dissenter’s estimate, less any payment under § 10-1325, or reject the corporation’s offer under § 10-1327 and demand payment of the fair value of the dissenter’s shares and interest due, if either:

1. The dissenter believes that the amount paid under § 10-1325 or offered under § 10-1327 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated.

2. The corporation fails to make payment under § 10-1325 within sixty days after the date set for demanding payment.

3. The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

B. A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

§ 10-1330. Court action

A. If a demand for payment under § 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the court in the county where a corporation’s principal office or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.

D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master’s report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E. Each dissenter made a party to the proceeding is entitled to judgment either:

1. For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.

2. For the fair value plus accrued interest of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 10-1327.

D-6

§ 10-1331. Court costs and attorney fees

A. The court in an appraisal proceeding commenced under § 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to §§ 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under § 10-1328.

B. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:

1. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.

2. Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to §§ 10-1325 and 10-1327.

3. Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

C. If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

D-7

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.       Indemnification of Directors and Officers.

Articles 10 and 11 of the Articles of Incorporation of Bancorp 34, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.         Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.          Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.          Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.          Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.          Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.          Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Section 2-418 of the MGCL provides that a Maryland corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer will have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below). In addition, a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the articles, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise. Termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as described in clause (1) of this paragraph (or a committee thereof); or (3) by the shareholders (other than shareholders who are also directors or officers who are parties to the proceeding).

Section 2-418 of the MGCL provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding will be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court will require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability has been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his or her official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

As permitted under Section 2-418 of the MGCL, Bancorp 34 has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not Bancorp 34 would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21.       Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between Bancorp 34, Inc. and CBOA Financial, Inc. dated as of April 27, 2023, as amended (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement).*

3.1	Articles of Incorporation of Bancorp 34, Inc.^

3.2	Articles of Revival of Bancorp 34, Inc.^

3.3	Articles Supplementary of Bancorp 34, Inc. for Series A Convertible Perpetual Preferred Stock.^

3.4	Articles Supplementary of Bancorp 34, Inc. for Non-Voting Common Stock.^

3.5	Bylaws of Bancorp 34, Inc.^

4.1	Form of common stock certificate of Bancorp 34, Inc.^

4.2	Bancorp 34, Inc. will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant.

4.3	Form of Registration Rights Agreement by and among Bancorp 34 and the parties signatories thereto.^

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the validity of the securities to be issued.^

8.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain tax matters.^

8.2	Opinion of Otteson Shapiro LLP regarding certain tax matters.^

10.1+	Employment Agreement dated as of June 20, 2020 by and among James T. Crotty and Bank 34.^

10.2+	Amendment Number One to the Employment Agreement dated as of December 16, 2020 by and among James T. Crotty and Bancorp 34, Inc.^

10.3+	Bancorp 34, Inc. and Bank 34 Amendment to Employment Agreement dated as of April 1, 2022 by and amount James T. Crotty, Bank 34 and Bancorp 34, Inc.^

10.4+	Employment Agreement dated as of April 27, 2023 by and between Bank 34 and James Crotty.^

10.5+	Change in Control Agreement dated as of January 9, 2017 by and between Bancorp 34, Inc. and Kimberly Yacuel.^

10.6+	Bancorp 34, Inc. & Bank 34 Amendment to Change in Control Agreement dated as of April 1, 2022 by and between Bancorp 34, Inc., Bank 34 and Kimberly Yacuel.^

10.7+	Change in Control Agreement dated as of April 27, 2023 by and between Bank 34 and Kim Yacuel.^

10.8+	Change in Control Agreement dated as of April 27, 2023 by and between Bank 34 and Kevin Vaughn.^

10.9+	Bancorp 34, Inc. 2017 Equity Incentive Plan.^

10.10+	Bancorp 34, Inc. 2022 Equity Incentive Plan.^

10.11+	Form of Bancorp 34, Inc. Incentive Stock Option Award Agreement.^

10.12+	Form of Bancorp 34, Inc. Restricted Stock Award Agreement.^

10.13	Form of Securities Purchase Agreement by and among Bancorp 34 and the parties signatories thereto.*^

16.1	Letter from Moss Adams LLP regarding change in certifying accountant.^

21.1	Subsidiaries of Bancorp 34, Inc.^

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).^

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.1).^

23.3	Consent of Otteson Shapiro LLP (included in Exhibit 8.2).^

23.4	Consent of Plante & Moran, PLLC.

23.5	Consent of Eide Bailly LLP.

24.1	Power of Attorney.^

99.1	Consent of MJC Partners, LLC.

99.2	Consent of Piper Sandler & Co.

99.3	Form of proxy of CBOA Financial, Inc.^

99.4	Form of proxy of Bancorp 34, Inc.

107	Calculation of Filing Fee Tables^

*	Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Bancorp 34 agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

^	Previously filed.

+	Indicates a management contract or compensatory plan.

Bancorp 34 is a party to long-term debt instruments with respect to subordinated notes and convertible debt under which the total amount of securities authorized does not exceed 10% of the total assets of Bancorp 34 and its subsidiaries on a consolidated basis. Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K, Bancorp 34 agrees to furnish a copy of such instruments to the Securities and Exchange Commission upon request.

Item 22.       Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.
(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on December 29, 2023.

BANCORP 34, INC.

By:	/s/ James T. Crotty
Name:	James T. Crotty
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ James T. Crotty	Director, President and Chief Executive Officer	December 29, 2023
	James T. Crotty	(Principal Executive Officer)

By:	/s/ Kevin Vaughn	Senior Vice President and Chief Financial	December 29, 2023
	Kevin Vaughn	Officer (Principal Financial and Accounting Officer)

By:	*	Director	December 29, 2023
Kevin W. Ahern

By:	*	Director	December 29, 2023
Spencer T. Cohn

By:	*	Director	December 29, 2023
Wortham A. Cook

By:	*	Director	December 29, 2023
Randal L. Rabon

By:	*	Director	December 29, 2023
Elaine E. Ralls

By:	*	Director	December 29, 2023
Don P. Van Winkle

*By:	/s/ James T. Crotty
James T. Crotty
Attorney-in-Fact